As filed with the Securities and Exchange Commission on July 31, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ODNB FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Virginia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	88-3063875 (I.R.S. Employer Identification No.)
8607 Westwood Center Drive, Suite 440
Tysons Corner, Virginia 22182
(571) 299-6942
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark S. Merrill
Chairman and Chief Executive Officer
ODNB Financial Corporation
8607 Westwood Center Drive, Suite 440
Tysons Corner, Virginia 22182
(571) 299-6942
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Gregory F. Parisi Adrianna C. ScheerCook Troutman Pepper Locke LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 (202) 274-1933	Richard B. Anderson, Jr. Chairman and Chief Executive Officer National Capital Bancorp, Inc. 316 Pennsylvania Ave., SE Washington, DC 20003 (202) 546-8000	Scott H. Richter Benjamin A. McCall Williams Mullen 200 South 10th Street, Suite 1600 Richmond, Virginia 23219 (804) 420-6000

Approximate date of commencement of proposed sale of the securities to the public:   From time to time after the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED July 31, 2026

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
The boards of directors of ODNB Financial Corporation (“ODNB”) and National Capital Bancorp, Inc. (“NACB”) have approved a strategic merger in which NACB will merge with and into ODNB, with ODNB being the surviving company in the merger. Immediately following the completion of the merger, Old Dominion National Bank, a national bank and wholly-owned subsidiary of ODNB (“ODNBank”), will merge with and into The National Capital Bank of Washington, a national bank and wholly-owned subsidiary of NACB (“NCBank”), with NCBank being the surviving bank. Promptly following the effective time of the merger, ODNB Financial Corporation will be renamed “National Capital Bancorp, Inc.” and The National Capital Bank of Washington will remain the name of the surviving bank. Following the merger, the combined company is expected to have approximately $2.4 billion in assets, $2.0 billion in deposits, and $1.8 billion in gross loans. The combined holding company’s shares are expected to be listed on the Nasdaq Capital Market under the ticker symbol “NACB.” We are sending you this document to ask you, as an ODNB and/or NACB shareholder, to approve the merger and related matters at special meetings of shareholders of ODNB and NACB.
In the merger, each share of NACB common stock will be converted into the right to receive either: (i) $83.00 per share in cash (the “cash consideration”); or (ii) 5.2390 shares of ODNB common stock (the “stock consideration” and in each case, without interest, the “merger consideration”), with cash paid in lieu of any fractional shares of ODNB common stock. If you are an NACB shareholder, you will have the opportunity to elect the form of consideration to be received for each share of NACB common stock, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. Each holder of NACB common stock may elect to receive: (i) cash consideration for all shares of NACB common stock owned by such holder; (ii) stock consideration for all shares of NACB common stock owned by such holder; or (iii) 10% cash consideration and 90% stock consideration for all shares of NACB common stock owned by such holder. The allocation and proration procedures are intended to ensure that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares). If you are an NACB shareholder, the form of the merger consideration you ultimately receive will depend upon your election, the elections of other NACB shareholders, and the allocation and proration procedures.
The stock consideration and cash consideration are fixed and will not be adjusted to reflect any price fluctuations prior to completion of the merger. As a result, at the time of the special meetings, ODNB shareholders and NACB shareholders will not know the exact market value of the stock consideration to be paid when the merger is completed. Based on ODNB’s issuance price of $16.24 per share (the implied valuation for ODNB’s common stock at March 31, 2026), the stock consideration represented approximately $85.08 in value for each share of NACB common stock, and assuming 90% of the merger consideration is paid in shares of ODNB common stock, the stock consideration and the cash consideration represented approximately $97.8 million in value in the aggregate. We urge you to obtain current market quotations for NACB’s common stock (trading symbol “NACB”), which is quoted on the OTC Markets Group OTCID marketplace.
Based on the current number of shares of NACB common stock outstanding and assuming 90% of the merger consideration is paid in shares of ODNB common stock and 10% of the merger consideration is paid in cash, ODNB expects to issue 5,433,625 shares of common stock in the aggregate upon completion of the merger, which based on the current number of shares of ODNB common stock outstanding would result in current ODNB shareholders owning approximately 67.8% of the combined company’s common stock after the merger, and current NACB shareholders owning approximately 32.2% of the combined company’s common stock after the merger, in each case based upon the outcome of the consideration election process.

ODNB and NACB will each hold a special meeting at which their respective shareholders will be asked to vote to approve the agreement and plan of reorganization and the related plan of merger (the “merger agreement”), and related matters as described in the accompanying joint proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote by the holders of a majority of the outstanding shares of ODNB common stock, and the affirmative vote by the holders of a majority of the outstanding shares of NACB common stock, in each case entitled to vote on the merger agreement. ODNB shareholders will also be asked to approve a proposal to amend and restate the articles of incorporation of ODNB to change the company’s name to “National Capital Bancorp, Inc.” and to amend and restate the section governing the size and composition of the board of directors. Your vote is very important!
Whether or not you plan to attend the ODNB special meeting or the NACB special meeting, it is important that your shares be represented at the meeting and your vote be recorded. Please take the time to vote by completing, signing, dating and returning the enclosed proxy card or by voting via the Internet or telephone using the instructions on the proxy card.
The boards of directors of ODNB and NACB unanimously recommend that you vote “FOR” approval of the merger agreement and “FOR” each of the other matters to be considered at each meeting of shareholders.
This joint proxy statement/prospectus describes the shareholder meetings, the merger, the documents related to the merger, and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 40.
Thank you for your support.
Mark S. Merrill Chairman and Chief Executive Officer ODNB Financial Corporation	Richard B. (Randy) Anderson, Jr. Chairman and Chief Executive Officer National Capital Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either ODNB or NACB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated [     ], 2026 and is first being mailed to shareholders of ODNB and NACB on or about [     ], 2026.

ODNB FINANCIAL CORPORATION
8607 Westwood Center Drive, Suite 440
Tysons Corner, Virginia 22182

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [           ], 2026
On June 15, 2026, ODNB Financial Corporation (“ODNB”) and National Capital Bancorp, Inc. (“NACB”) entered into an Agreement and Plan of Merger and accompanying Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
A special meeting of the shareholders of ODNB will be held at [     ] , at [      ] Eastern Time, on [     ], 2026 to consider and vote on the following matters:
1.
a proposal to approve the Agreement and Plan of Merger and accompanying Plan of Merger, dated as of June 15, 2026, by and between ODNB and NACB, and the other transactions contemplated by the merger agreement, pursuant to which NACB will merge with and into ODNB, with ODNB being the surviving company in the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “ODNB merger proposal”);

2.
a proposal, subject to and effective upon completion of the merger, to amend and restate the articles of incorporation of ODNB to, among other things, change the name of ODNB Financial Corporation to “National Capital Bancorp, Inc.” and amend and restate Article VI, Section B.1 of ODNB’s articles of incorporation governing the size and composition of the board of directors, effective at the effective time of the merger (the “ODNB articles amendment proposal”); and

3.
a proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the ODNB merger proposal or the ODNB articles amendment proposal (the “ODNB adjournment proposal”).

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. We urge you to read the joint proxy statement/prospectus and its annexes carefully and in their entirety. ODNB will transact no other business at the ODNB special meeting, except for business properly brought before the ODNB special meeting or any adjournment or postponement thereof.
All holders of record of ODNB common stock at the close of business on [    ], 2026 are entitled to notice of and to vote at the ODNB special meeting and any adjournments or postponements thereof.
Your vote is important! ODNB and NACB cannot complete the merger unless ODNB’s shareholders approve the ODNB merger proposal and the ODNB articles amendment proposal.
Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If your shares of ODNB common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting form provided by the record holder. Submitting a proxy now will not prevent you from being able to vote in person at the ODNB special meeting.
The ODNB board of directors unanimously recommends that you vote “FOR” the ODNB merger proposal, “FOR” the ODNB articles amendment proposal, and “FOR” the ODNB adjournment proposal.
By Order of the Board of Directors,
Richard D. Horn
Corporate Secretary
[           ], 2026

NATIONAL CAPITAL BANCORP, INC.
316 Pennsylvania Avenue, SE
Washington, D.C. 20003

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [        ], 2026
On June 15, 2026, ODNB Financial Corporation (“ODNB”) and National Capital Bancorp, Inc. (“NACB”) entered into an Agreement and Plan of Merger and accompanying Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
A special meeting of the shareholders of NACB will be held at [    ] at [    ] Eastern Time, on [        ], 2026 to consider and vote on the following matters:
1.
a proposal to approve the Agreement and Plan of Merger and accompanying Plan of Merger, dated as of June 15, 2026, by and between ODNB and NACB, and the other transactions contemplated by the merger agreement, pursuant to which NACB will merge with and into ODNB, with ODNB being the surviving company in the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “NACB merger proposal”); and

2.
a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the NACB merger proposal (the “NACB adjournment proposal”).

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. We urge you to read the joint proxy statement/prospectus and its annexes carefully and in their entirety. NACB will transact no other business at the NACB special meeting, except for business properly brought before the NACB special meeting or any adjournment or postponement thereof.
All holders of record of NACB common stock at the close of business on [        ], 2026 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.
Your vote is important! ODNB and NACB cannot complete the merger unless NACB’s shareholders approve the NACB merger proposal.
Please promptly vote by completing, signing, dating and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the NACB special meeting.
The NACB board of directors unanimously recommends that you vote “FOR” the NACB merger proposal and “FOR” the NACB adjournment proposal.
By Order of the Board of Directors,
Claire Kelley
Secretary
[       ], 2026

ADDITIONAL INFORMATION
This joint proxy statement/prospectus is part of a registration statement filed by ODNB Financial Corporation (“ODNB”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), that registers the shares of ODNB common stock to be issued to shareholders of National Capital Bancorp, Inc. (“NACB”) in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ODNB and its common stock, NACB and the combined company. The rules and regulations of the SEC allow ODNB to omit some information included in the registration statement from this joint proxy statement/prospectus.
The SEC maintains a website that contains information about issuers, like ODNB, that file electronically with the SEC. The address of that site is www.sec.gov. Following effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, ODNB will become subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, will file reports with the SEC. You will be able to inspect and obtain copies of these reports and proxy statements and other information on the SEC’s website at the address set forth above.
ODNB’s website is www.odnb.bank. ODNB will make available on its website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such materials with, or furnishes them to, the SEC. The information on ODNB’s website is not a part of, and is not incorporated into, this joint proxy statement/prospectus. NACB’s website is www.nationalcapitalbank.bank. The information on NACB’s website is not a part of, and is not incorporated into, this joint proxy statement/prospectus.
Additional information about ODNB may be obtained by directing a request by email or mail to ODNB at shareholders@odnb.bank or, 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182, Attention: Investor Relations, and additional information about NACB may be obtained by contacting National Capital Bancorp, Inc., 316 Pennsylvania Ave., SE, Washington, D.C. 20003. To obtain timely delivery, you must request the information no later than [        ], 2026.
In addition, financial information about Old Dominion National Bank, a national bank and wholly-owned banking subsidiary of ODNB (“ODNBank”), and of The National Capital Bank of Washington, a national bank and wholly-owned banking subsidiary of NACB (“NCBank”), is available through financial reports that each files with its federal banking regulators on a quarterly basis. This information is available through the website maintained by the Federal Financial Institutions Examination Council at http://www.ffiec.gov. The information on, or that can be accessed through, the Federal Financial Institutions Examination Council’s website is not part of, and is not incorporated into, this joint proxy statement/prospectus.
ODNB has supplied all information contained in this joint proxy statement/prospectus relating to ODNB and ODNBank, and NACB has supplied all information contained in this joint proxy statement/prospectus relating to NACB and NCBank.
You should rely only on the information contained in this joint proxy statement/prospectus relating to the offered securities. We have not authorized anyone to provide you with different information. We are not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information which appears in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FREQUENTLY USED TERMS
This joint proxy statement/prospectus is part of a registration statement filed by ODNB with the SEC under the Securities Act that registers the shares of ODNB common stock to be issued to shareholders of NACB in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ODNB and its common stock, NACB and the combined company. The rules and regulations of the SEC allow ODNB to omit some information included in the registration statement from this joint proxy statement/prospectus.
In this joint proxy statement/prospectus, except as otherwise indicated or the context otherwise requires, references to:
•
“bank merger” refers to merger of ODNBank with and into NCBank, with NCBank as the continuing bank;

•
“closing” refers to the consummation of the merger in accordance with the terms of the merger agreement.

•
“continuing bank” refers to NCBank after the bank merger;

•
“continuing corporation” refers to ODNB after the merger, which will change its name to National Capital Bancorp, Inc.;

•
“continuing corporation board” refers to the board of directors of the continuing corporation;

•
“merger” refers to the merger of NACB with and into ODNB, with ODNB being the surviving company in the merger;

•
“merger agreement” refers to the Agreement and Plan of Merger, dated as of June 15, 2026, between ODNB and NACB, including the related Plan of Merger, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•
“merger proposals” refers to the ODNB merger proposal and the NACB merger proposal, together;

•
“NACB” refers to National Capital Bancorp, Inc.;

•
“NACB board” refers to the board of directors of NACB;

•
“NACB merger proposal” refers to NACB’s proposal to approve the merger agreement;

•
“NACB special meeting” refers to the special meeting of NACB shareholders;

•
“Nasdaq” refers to The Nasdaq Stock Market LLC, and includes the Nasdaq Capital Market.

•
“NCBank” refers to The National Capital Bank of Washington, a national bank and the wholly-owned banking subsidiary of NACB;

•
“ODNB” refers to the registrant, ODNB Financial Corporation;

•
“ODNB articles amendment proposal” refers to a proposal, subject to and effective upon completion of the merger, to amend and restate the articles of incorporation of ODNB to, among other things, change the name of ODNB Financial Corporation to “National Capital Bancorp, Inc.” and amend and restate Article VI, Section B.1 of ODNB’s articles of incorporation governing the size and composition of the board of directors, effective at the effective time of the merger;

•
“ODNB board” refers to the board of directors of ODNB;

•
“ODNB merger proposal” refers to ODNB’s proposal to approve the merger agreement;

•
“ODNB special meeting” refers to the special meeting of ODNB shareholders;

•
“ODNBank” refers to Old Dominion National Bank, a national bank and the wholly-owned banking subsidiary of ODNB; and

•
“shareholder meetings” refers to the ODNB special meeting and the NACB special meeting, together.

i

ii

Annex Index
Annex A:	Agreement and Plan of Merger, dated as of June 15, 2026, by and between ODNB Financial Corporation and National Capital Bancorp, Inc. (excluding certain exhibits)
Annex B	Form of Voting and Support Agreement, by and between National Capital Bancorp, Inc. and certain shareholders of ODNB Financial Corporation
Annex C	Form of Voting and Support Agreement, by and between ODNB Financial Corporation and certain shareholders of National Capital Bancorp, Inc.
Annex D	Opinion of D.A. Davidson & Co.
Annex E	Opinion of Piper Sandler & Co.
Annex F	Consolidated Financial Statements of ODNB Financial Corporation
Annex G	Consolidated Financial Statements of National Capital Bancorp, Inc.
Annex H	Maryland General Corporation Law, Title 3, Subtitle 2 — Rights of Objecting Stockholders
Annex I	Form of Proposed Amendment to Articles of Incorporation of ODNB Financial Corporation

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS
The following questions and answers briefly address some commonly asked questions about the shareholder meetings and the merger. They do not include all of the information that is important to ODNB and NACB shareholders. We urge shareholders to read carefully this joint proxy statement/prospectus, including the annexes and other documents referred to herein, for more information on the merger proposals and the other matters to be considered at the shareholder meetings.
Q:
What is the merger?

A:
ODNB and NACB have entered into an Agreement and Plan of Merger, dated as of June 15, 2026, including a related Plan of Merger (together, the “merger agreement”) whereby NACB will merge with and into ODNB, with ODNB being the surviving company (the “merger”). Immediately following the completion of the merger, Old Dominion National Bank, a national bank and wholly-owned subsidiary of ODNB (“ODNBank”), will merge with and into The National Capital Bank of Washington, a national bank and wholly-owned subsidiary of NACB (“NCBank”), with NCBank being the surviving bank (the “bank merger”). Promptly following the effective time of the merger, ODNB Financial Corporation will be renamed “National Capital Bancorp, Inc.” and The National Capital Bank of Washington will remain the name of the surviving bank. The combined holding company’s shares are expected to be listed on the Nasdaq Capital Market under the ticker symbol “NACB.” See the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 85 and 136, respectively, for more information about the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Q:
Why am I receiving this document?

A:
You are receiving this document because ODNB and NACB are each holding a meeting of shareholders to vote on the proposals necessary to complete the merger. The merger cannot be completed unless, among other things:

•
the holders of a majority of the shares of ODNB common stock entitled to vote at ODNB’s special meeting vote in favor of the merger agreement and the merger, and in favor of the amendment and restatement of ODNB’s articles of incorporation as described in more detail in this joint proxy statement/prospectus; and

•
the holders of a majority of the shares of NACB common stock entitled to vote at NACB’s special meeting vote in favor of the merger agreement and the merger.

Each of the ODNB board of directors and the NACB board of directors has determined that the merger is in the best interest of its respective shareholders and has approved the merger agreement, and has unanimously recommended that its shareholders vote “FOR” the merger proposals.
Q:
What is this document?

A:
This document is a joint proxy statement/prospectus. It is a joint proxy statement because it is being used by the boards of directors of both ODNB and NACB to solicit proxies from their respective shareholders in connection with the shareholder meetings. This document also serves as a prospectus with respect to the shares of ODNB common stock to be issued by ODNB to NACB shareholders as part of the merger consideration. ODNB has filed a Registration Statement on Form S-4 with the SEC to register the shares of ODNB common stock to be issued to NACB shareholders in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus that is part of that Registration Statement. You should read this entire document carefully, including the annexes, before voting.

The enclosed materials allow you to vote your shares without attending your respective shareholder meeting. Your vote is important. We encourage you to submit your proxy or vote your shares as soon as possible.

Q:
Why do ODNB and NACB want to merge?

A:
ODNB and NACB are merging to create a top tier community bank headquartered in Washington, D.C. with ten branches across Washington, D.C., Virginia, Maryland, Pennsylvania and Florida, with enhanced abilities to serve customers by providing the products, technology and convenience of a larger bank, while maintaining a community bank customer experience. In addition, shareholders of the combined company are expected to benefit from greater liquidity by owning stock in a public company that is anticipated to be listed on Nasdaq.

Each of the ODNB board of directors and the NACB board of directors has determined that the merger is in the best interest of its respective shareholders and has unanimously recommended that its shareholders vote for their respective proposals to approve the merger. You should review the reasons for the merger described in greater detail in the sections entitled “The Merger — ODNB’s Reasons for the Merger; Recommendation of ODNB’s Board of Directors” and “The Merger — NACB’s Reasons for the Merger; Recommendation of NACB’s Board of Directors.”
Q:
What will NACB shareholders receive in the merger?

A:
Subject to the terms and conditions of the merger agreement, each share of NACB common stock issued and outstanding immediately prior to the time the merger is completed (the “effective time”), except for certain shares of NACB common stock owned by ODNB or NACB, will cease to be outstanding and will be converted automatically into the right to receive the merger consideration.

In the merger, each share of NACB common stock will be converted into the right to receive, without interest and subject to allocation and proration, either:
•
$83.00 per share in cash (the “cash consideration”); or

•
5.2390 shares of ODNB common stock (the “stock consideration”).

NACB shareholders will have the opportunity to elect to receive the merger consideration: (a) in cash, (b) in shares of ODNB common stock, or (c) a mixture of 90% in shares of ODNB common stock and 10% in cash, subject to the allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus.
The allocation and proration procedures are intended to ensure that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10%) of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares) (the “maximum cash conversion number”). Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration shall not be subject to the proration mechanism to the extent that all such shares are less than the maximum number of shares entitled to cash consideration. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares (the “maximum cash shares per holder”), and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected. Because of the allocation and proration procedures, the actual allocation of cash consideration and stock consideration that an NACB shareholder will receive will depend on the elections of other NACB shareholders and may be different from that shareholder’s elections. For more information, see the sections entitled “The Merger Agreement — Merger Consideration,” “The Merger Agreement — Merger Consideration — Cash Election; Stock Election; Non-Election Shares,” and “The Merger Agreement — Merger Consideration — Proration.”
ODNB will not issue fractional shares of its common stock in the merger. NACB shareholders who would otherwise be entitled to receive a fractional share of ODNB common stock will instead receive a cash payment equal to the value of such fractional share based on $16.24 per share of ODNB common stock, without interest.

The stock consideration exchange ratio of 5.2390 shares of ODNB common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective time.
ODNB shareholders will continue to own their existing shares of ODNB common stock, which will not be affected by the merger.
Q:
Will the value of the stock consideration change between the date of this joint proxy statement/prospectus and the effective time?

A:
Yes. Although the stock consideration exchange ratio is fixed, the market value of the stock consideration will fluctuate based on the market value of ODNB common stock. Any change in the market price of ODNB common stock after the date of this joint proxy statement/prospectus will change the value of the shares of ODNB common stock that NACB shareholders will receive in the merger. The cash consideration of $83.00 per share is fixed and will not change based on changes in the market price of either company’s stock. There is no guarantee that the market value of ODNB common stock on the date NACB shareholders receive their shares in exchange for NACB shares will equal or exceed the market value of ODNB common stock on the date of this joint proxy statement/prospectus or on the date of the NACB shareholder meeting.

Q:
If I am an NACB shareholder, how do I elect the form of merger consideration that I prefer?

A:
If you are an NACB shareholder, you will be sent a form of election (the “election form”) and instructions for completing and returning the election form. You may elect to receive the stock consideration, the cash consideration, or the mixed consideration with respect to your NACB shares. As noted above, elections for cash and mixed consideration are subject to proration if they exceed the applicable caps. To make a valid election, you must complete and submit the election form in accordance with the instructions provided, so that the election form is received by the election deadline.

If you hold your shares of NACB common stock in “street name” through a broker or other nominee, such as a bank or custodian, your broker or nominee will separately provide instructions for making your election with respect to such shares.
Q:
When do the companies expect to complete the merger and the bank merger?

A:
ODNB and NACB expect to complete the merger and the bank merger in the fourth quarter of 2026. However, there can be no assurance of when or if the merger and the bank merger will be completed. ODNB and NACB first must obtain the approval of their respective shareholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. If the merger is not completed on or before June 15, 2027 (12 months after the date of the merger agreement), either ODNB or NACB may terminate the merger agreement, subject to the terms and conditions set forth therein. For more information, see the section entitled “The Merger Agreement — Conditions to Complete the Merger.”

Q:
When and where are the shareholder meetings?

A:
ODNB:   The ODNB special meeting of shareholders is scheduled to take place on [           ], 2026, at [           ] Eastern Time, at [           ].

NACB:   The NACB special meeting of shareholders is scheduled to take place on [           ], 2026, at [           ] Eastern Time, at [           ].
Q:
Who can vote at the shareholder meetings?

A:
ODNB:   Holders of record of ODNB common stock at the close of business on [           ], 2026, which is the date that the ODNB board of directors has fixed as the record date for the ODNB special meeting, are entitled to vote at the ODNB special meeting.

NACB:   Holders of record of NACB common stock at the close of business on [           ], 2026, which is the date that the NACB board of directors has fixed as the record date for the NACB special meeting, are entitled to vote at the NACB special meeting.

Q:
What if I hold shares in both ODNB and NACB?

A:
If you are both an ODNB shareholder and an NACB shareholder, you will receive two separate packages of proxy materials. A vote cast as an ODNB shareholder will not count as a vote cast as an NACB shareholder, and a vote cast as an NACB shareholder will not count as a vote cast as an ODNB shareholder. Please separately complete, sign and return a proxy card or vote your shares by following the instructions for telephone or internet voting for each of your ODNB and NACB shares.

Q:
What am I being asked to vote on?

A:
ODNB special meeting.   ODNB shareholders are being asked to vote on the following:

•
a proposal to approve the merger agreement, a copy of which is attached as Annex A, and the transactions contemplated thereby (the “ODNB merger proposal”);

•
a proposal, subject to and effective upon completion of the merger, to amend and restate the articles of incorporation of ODNB to, among other things, change the name of ODNB Financial Corporation to “National Capital Bancorp, Inc.” and amend and restate Article VI, Section B.1 of ODNB’s articles of incorporation governing the size and composition of the board of directors, effective at the effective time of the merger (the “ODNB articles amendment proposal”); and

•
a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the ODNB merger proposal or the ODNB articles amendment proposal (the “ODNB adjournment proposal”).

Shareholder approval of the ODNB merger proposal and the ODNB articles amendment proposal is required to complete the merger (“requisite ODNB vote”). ODNB will transact no other business at the ODNB special meeting, except for business properly brought before the ODNB special meeting or any adjournment or postponement thereof.
NACB special meeting.   NACB shareholders are being asked to vote on the following:
•
a proposal to approve the merger agreement, a copy of which is attached as Annex A, and the transactions contemplated thereby (the “NACB merger proposal”); and

•
a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the NACB merger proposal (the “NACB adjournment proposal”).

Shareholder approval of the NACB merger proposal is required to complete the merger (“requisite NACB vote”). NACB will transact no other business at the NACB special meeting, except for business properly brought before the NACB special meeting or any adjournment or postponement thereof.
Q:
How does the ODNB board of directors recommend that ODNB shareholders vote at the ODNB special meeting?

A:
The ODNB board of directors unanimously recommends that ODNB shareholders vote “FOR” the ODNB merger proposal, “FOR” the ODNB articles amendment proposal, and “FOR” the ODNB adjournment proposal.

Q:
How does the NACB board of directors recommend that NACB shareholders vote at the NACB special meeting?

A:
The NACB board of directors unanimously recommends that NACB shareholders vote “FOR” the NACB merger proposal and “FOR” the NACB adjournment proposal.

Q:
Are there any voting agreements with existing shareholders?

A:
Yes. In connection with entering into the merger agreement, each of the directors of ODNB and NACB, in their capacities as shareholders of ODNB and NACB, respectively, entered into voting and support agreements with ODNB and/or NACB, as applicable, related to the merger (the “support agreements”). Pursuant to the support agreements, each director agreed to vote all shares of ODNB common stock or NACB common stock, as applicable, over which they have sole power of voting and disposition in favor of the merger and certain related matters and against alternative transactions, subject to the terms and conditions of the applicable voting and support agreement. As of the applicable record dates, shares constituting [    ]% of the ODNB common stock entitled to vote at the ODNB special meeting, and shares constituting [    ]% of the NACB common stock entitled to vote at the NACB special meeting, are subject to the support agreements. For more information, see the section entitled “— Voting and Support Agreements”.
Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the ODNB special meeting or NACB special meeting, as applicable. If you hold your shares in your name as a shareholder of record, please complete, sign, and return your proxy card in the enclosed postage-paid return envelope, or follow the telephone or Internet voting procedures described on the proxy card, as soon as possible. If you hold your shares in “street name” through a broker or other nominee, such as a bank or custodian, you must direct your broker or nominee how to vote in accordance with the instructions you have received from your broker or nominee. You may also cast your vote in person at the ODNB special meeting or NACB special meeting, as applicable. “Street name” shareholders who wish to vote in person at the ODNB special meeting or NACB special meeting, as applicable, will need to obtain a legal proxy form from the broker or nominee that holds their shares.

If you are an NACB shareholder, you will also receive a separate mailing that will allow you to make an election to receive the merger consideration as stock consideration, cash consideration or a mixture thereof, or to indicate that you have no preference. To make a valid election, this election form must be returned separately no later than the deadline stated in the election materials.
Q:
How do I vote?

A:
If you are a shareholder of record of ODNB as of the ODNB record date or a shareholder of record of NACB as of the NACB record date, you may submit your proxy and vote your shares before your respective company’s special meeting of shareholders in one of the following ways:

•
completing, signing and returning the enclosed proxy card and returning it in the postage-paid envelope provided;

•
calling the toll-free number specified on your proxy card and following the instructions, using the control number provided on your proxy card; or

•
accessing the website specified on your proxy card and following the instructions, using the control number provided on your proxy card.

If your shares are held in “street name” through a bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or nominee to vote your shares.
Q:
Can I attend the shareholder meeting and vote my shares in person?

A:
All shareholders of ODNB and NACB, including shareholders of record and shareholders who hold their shares in “street name” through a broker or other nominee, are invited to attend their respective shareholders meeting. Holders of record of ODNB common stock and holders of record of NACB common stock can vote in person at the ODNB special meeting or NACB special meeting, respectively. If you are not a shareholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as your broker or nominee, to be able to vote in person at the appropriate shareholders meeting. If you plan to attend your shareholders meeting, you must hold your shares in your own name or have a letter from the record holder (e.g., your broker or other nominee) of your shares confirming your ownership.

Q:
What constitutes a quorum for the shareholder meetings?

A:
ODNB:   The presence at the ODNB special meeting, in person or by proxy, of ODNB shareholders representing a majority of the shares of ODNB common stock outstanding as of the record date will constitute a quorum for all purposes at the ODNB special meeting. All shares of ODNB common stock the holders of which are present in person, or that are represented by proxy, including shares for which the holder elects to abstain or withhold the proxies’ authority to vote on a matter, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ODNB special meeting. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the ODNB special meeting.

NACB:   The presence at the NACB special meeting, in person or by proxy, of NACB shareholders representing a majority of the shares of NACB common stock outstanding and entitled to vote as of the record date will constitute a quorum for all purposes at the NACB special meeting. All shares of NACB common stock the holders of which are present in person, or that are represented by proxy, including abstentions, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the NACB special meeting. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the NACB special meeting.
Q:
What is the vote required to approve each proposal at the ODNB special meeting?

A:
Approval of the ODNB merger proposal requires the affirmative vote of a majority of the outstanding shares of ODNB common stock entitled to vote on the proposal.

Approval of the ODNB articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of ODNB common stock entitled to vote on the proposal.
Approval of the ODNB adjournment proposal requires the affirmative vote of a majority of the votes cast at the ODNB special meeting, whether or not a quorum is present.
Effect of abstentions, broker non-votes and votes withheld.   Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the ODNB merger proposal and the ODNB articles amendment proposal, and will have no effect on the ODNB adjournment proposal.
Q:
What is the vote required to approve each proposal at the NACB special meeting?

A:
Approval of the NACB merger proposal requires the affirmative vote of a majority of the outstanding shares of NACB common stock entitled to vote on the proposal.

Approval of the NACB adjournment proposal requires the affirmative vote of a majority of the votes cast at the NACB special meeting, whether or not a quorum is present.
Effect of abstentions and broker non-votes.   Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the NACB merger proposal, and will have no effect on the NACB adjournment proposal.
Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for ODNB or NACB to obtain the necessary quorum to hold their respective shareholder meetings. In addition, your failure to submit a proxy or vote in person, failure to instruct your broker or nominee how to vote, or abstention will have the same effect as a vote against approval of the applicable merger proposal or, if you are an ODNB shareholder, against the ODNB articles amendment proposal. The ODNB merger proposal and the ODNB articles amendment proposal must be approved by the affirmative vote of a majority of ODNB’s outstanding shares entitled to vote on the proposal, and the NACB merger proposal must be approved by the affirmative vote of a majority of NACB’s outstanding shares entitled to vote on the proposal.

Q:
If my shares are held in “street name,” will my broker or nominee automatically vote my shares for me?

A:
No. If your shares are held in “street name,” you must provide your broker or nominee with instructions on how to vote your shares. Please follow the materials provided to you by your broker or nominee and instruct your broker or nominee how to vote your shares as promptly as possible. Please note that you may not vote any shares held in street name by returning a proxy card directly to ODNB or NACB or by voting in person at your respective company’s shareholders meeting, except that you may vote in person at the applicable shareholders meeting if you obtain a legal proxy from your broker or nominee.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you complete, sign and return your proxy card without indicating how to vote on any particular proposal, the ODNB common stock represented by your proxy will be voted as recommended by the ODNB board of directors with respect to each ODNB proposal, and the NACB common stock represented by your proxy will be voted as recommended by the NACB board of directors with respect to each NACB proposal, as applicable.

Q:
What are the U.S. federal income tax consequences of the merger to NACB shareholders?

A:
The merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”). Accordingly, holders of NACB common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of NACB common stock solely for ODNB common stock in the merger. A holder of NACB common stock who receives a combination of cash and ODNB common stock will generally not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of ODNB common stock received pursuant to the merger over that shareholder’s adjusted tax basis in the shares of NACB common stock surrendered by that shareholder, or (2) the amount of cash received by that shareholder in exchange for their shares of NACB common stock pursuant to the merger. A holder of NACB common stock who receives solely cash pursuant to the merger or who receives solely cash pursuant to a valid election of such holder’s appraisal rights will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that shareholder’s adjusted basis in the shares of NACB common stock exchanged therefor. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax consequences described above may not apply to all holders of NACB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are NACB shareholders entitled to dissenters’ or appraisal rights?

A:
Yes. NACB shareholders who do not vote in favor of the NACB merger proposal and who otherwise comply with the applicable requirements of the MCL are entitled to appraisal rights with respect to their shares of NACB common stock in connection with the merger. For more information see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger.”

Q:
Are ODNB shareholders entitled to appraisal rights?

A:
No. ODNB shareholders are not entitled to appraisal rights in connection with the merger under the VSCA or otherwise. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 133.

Q:
If I am an NACB shareholder, should I send in my NACB stock certificates now?

A:
No. Please do not send in your NACB stock certificates now or with your proxy card. If the merger is completed, the exchange agent, [           ], will send you instructions for exchanging your NACB stock certificates for the merger consideration. You should wait until you receive these transmittal materials and instructions before sending in your NACB stock certificates or any other documentation relating to your NACB shares. The process for exchanging certificated and book-entry NACB shares will be described in the transmittal materials.
Q:
What happens if I sell my shares of ODNB common stock or NACB common stock after the applicable record date but before the ODNB special meeting or the NACB special meeting, as applicable?

A:
Each of the ODNB and NACB record dates is earlier than the date of the ODNB special meeting and the NACB special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of ODNB common stock or NACB common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the NACB common stock, you will not have the right to receive the merger consideration to be received by NACB shareholders in connection with the merger. To receive the merger consideration, you must hold your shares of NACB common stock through the effective time.

Q:
Are there risks involved in undertaking the merger?

A:
Yes. You should read and carefully consider the risk factors set forth in the section title “Risk Factors” beginning on page 40.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of NACB common stock will retain their NACB common stock and will not receive any consideration for their shares in connection with the merger. Instead, each of ODNB and NACB would remain an independent company.

Q:
Who may solicit proxies on behalf of ODNB or NACB?

A:
ODNB:   In addition to the solicitation of proxies by mail, proxies may also be solicited by ODNB’s directors and employees personally and by telephone, facsimile, or other means.

NACB:   In addition to the solicitation of proxies by mail, proxies may also be solicited by NACB’s directors and employees personally and by telephone, facsimile, or other means.
Q:
Who should I contact if I have questions about the proxy materials or voting?

A:
If you are an ODNB shareholder and have any questions about the proxy materials, if you need assistance submitting your proxy or voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact ODNB by email or mail at shareholders@odnb.bank or, 8607 Westwood Center Drive, Suite 440, Tysons Corner, VA 22182, Attention: Investor Relations.

If you are an NACB shareholder and have any questions about the proxy materials, if you need assistance submitting your proxy or voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact NACB’s corporate secretary, Claire Kelley, at 316 Pennsylvania Ave., SE, Washington, D.C. 20003 or (202) 546-8000.
If your shares are held in “street name” by a broker or nominee, you should call your broker or nominee for additional information.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge shareholders to read carefully the entire joint proxy statement/prospectus, including the annexes and the other documents referenced by this joint proxy statement/prospectus for more information on the merger and the other matters to be considered at the shareholder meetings. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Parties
ODNB Financial Corporation (page 186)
ODNB Financial Corporation was organized as a Virginia corporation in 2022 and is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”) that has elected to be a financial holding company. ODNB conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, Old Dominion National Bank, a nationally chartered bank organized in 2007 (“ODNBank”). ODNB exists primarily for the purpose of holding all of the outstanding stock of ODNBank and of such other subsidiaries as ODNB may acquire or establish. ODNB’s headquarters are located at 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182.
National Capital Bancorp, Inc. (page 166)
National Capital Bancorp, Inc. was incorporated under the laws of Maryland on February 10, 2021. NACB is the holding company for The National Capital Bank of Washington, a national banking association founded in 1889. NACB exists primarily for the purpose of holding all of the outstanding stock of NCBank.
NACB’s administrative offices are located at 316 Pennsylvania Ave., SE, Washington, D.C. 20003. NACB’s common stock is quoted on the OTC Markets Group OTCID marketplace under the symbol “NACB.”
The Merger (page 85)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You should read the merger agreement carefully and in its entirety, as it, along with its ancillary documents, is the legal document that governs the merger.
In the merger, NACB will merge with and into ODNB, with ODNB being the surviving bank holding company in the merger, pursuant to the terms and conditions of the merger agreement. Under the terms of the merger agreement, each share of NACB common stock will be converted into the right to receive the merger consideration described below. ODNB and NACB expect to complete the merger during the fourth quarter of 2026.
Immediately after the effective time of the merger, the parties expect that ODNBank, a national bank and the wholly-owned banking subsidiary of ODNB, for no additional consideration and pursuant to the bank merger agreement, which is attached as an exhibit to the merger agreement, will merge with and into NCBank, a national bank and the wholly-owned banking subsidiary of NACB. NCBank will be the surviving bank in the bank merger. ODNB and NACB expect to complete the bank merger during the fourth quarter of 2026.
At or promptly following the effective time of the merger, ODNB Financial Corporation will be renamed “National Capital Bancorp, Inc.” and The National Capital Bank of Washington will remain the name of the surviving bank. The combined holding company’s shares are expected to be listed on the Nasdaq Capital Market under the ticker symbol “NACB.”
Merger Consideration (page 137)
If the merger is completed, at the effective time, each share of NACB common stock will be converted into the right to receive, at the election of the holder and subject to proration and allocation, either:
•
$83.00 per share in cash; or

•
5.2390 shares of ODNB common stock.

NACB shareholders will have the opportunity to elect to receive the merger consideration: (a) in cash, (b) in shares of ODNB common stock, or (c) a mixture of 90% in shares of ODNB common stock and 10% in cash, subject to the allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. The cash consideration and the stock consideration are sometimes together referred to in this joint proxy statement/prospectus as the “merger consideration.”
If you are an NACB shareholder, you have the opportunity to elect the form of merger consideration to be received for all shares of NACB common stock held by you, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. These allocation and proration procedures are intended to ensure that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares). If you are an NACB shareholder, the form of the merger consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the elections made by other NACB shareholders, and may be different from what you elect.
NACB shareholders who would otherwise be entitled to a fractional share of ODNB common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying $16.24 by the fraction of a share (after taking into account all shares of NACB common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of ODNB common stock which such holder would otherwise be entitled to receive as merger consideration.
ODNB’s shareholders will continue to own their existing shares of ODNB common stock. Each share of ODNB common stock will continue to represent one share of common stock of ODNB following the merger.
Based on the current number of shares of NACB common stock outstanding and assuming 90% of the merger consideration is paid in shares of ODNB common stock and 10% of the merger consideration is paid in cash, ODNB expects to issue 5,433,625 shares of common stock in the aggregate upon completion of the merger, with current ODNB shareholders owning approximately 67.8% of the combined company’s outstanding common stock and former shareholders of NACB owning approximately 32.2% of the combined company’s outstanding common stock immediately following the merger.
Election of Cash Consideration or Stock Consideration by NACB Shareholders (page 140)
If you are an NACB shareholder, an election form is being sent to you in a separate mailing so that you can indicate whether your preference is to receive the cash consideration, the stock consideration or a combination of 10% cash consideration and 90% stock consideration (a mixed election), as merger consideration in exchange for your shares of NACB common stock. For purposes of the election, allocation and proration procedures in connection with the merger, shares of NACB common stock are referred to herein as stock election shares, cash election shares and non-election shares. In order to make an effective election, you must send in your properly completed election form to [           ], the exchange agent for the merger, so that it is received by the exchange agent no later than [           ], Eastern Time, on [           ], 2026.
All elections by NACB shareholders are subject to the allocation and proration procedures set forth in the merger agreement. The allocation and proration procedures are intended to ensure that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares).
It is unlikely that elections will be made by NACB shareholders in the exact allocation proportions described above. As a result, the merger agreement provides procedures to be followed to ensure that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares). These procedures would result in the following pro rata allocations:
•
If the aggregate number of cash election shares plus dissenting shares does not exceed the maximum cash conversion number:   All cash election shares will be converted into the right to receive the cash consideration, and all stock election shares and non-election shares will be converted into the right to receive the stock consideration. No proration adjustment will be required.

•
If the dissenting shares alone exceed the maximum cash conversion number:   All stock election shares, all cash election shares, and all non-election shares will be converted into the right to receive only the stock consideration.

•
If the dissenting shares plus the aggregate number of cash election shares exceed the maximum cash conversion number (but the dissenting shares alone do not):   All stock election shares and non-election shares will be converted into the right to receive the stock consideration. Cash election shares of each holder (except as described below with respect to the minimum cash shares) will be converted into the right to receive the cash consideration in respect of a number of shares determined by multiplying (i) the number of cash election shares held by such holder by (ii) a fraction, the numerator of which is the maximum cash conversion number less the dissenting shares and the denominator of which is the total number of cash election shares. The remaining cash election shares of each holder will be converted into the right to receive the stock consideration.

Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration (the “minimum cash shares”) shall not be subject to the proration mechanism to the extent that all such shares are less than the maximum number of shares entitled to cash consideration. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares (the “maximum cash shares per holder”), and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
The above-described allocation will be effected by the exchange agent promptly, and in any event no later than five business days, after the effective time of the merger.
Recommendations of the ODNB Board of Directors (page 92)
After careful consideration, the ODNB board of directors unanimously recommends that ODNB shareholders vote “FOR” the ODNB merger proposal, “FOR” the ODNB articles amendment proposal, and “FOR” the ODNB adjournment proposal.
For a description of ODNB’s reasons for the merger and the recommendation of the ODNB board of directors regarding the merger, see the section entitled “The Merger — ODNB’s Reasons for the Merger; Recommendation of ODNB’s Board of Directors.”
Recommendations of the NACB Board of Directors (page 111)
After careful consideration, the NACB board of directors unanimously recommends that NACB shareholders vote “FOR” the NACB merger proposal and “FOR” the NACB adjournment proposal.
For a description of NACB’s reasons for the merger and the recommendation of the NACB board of directors, see the section entitled “The Merger — NACB’s Reasons for the Merger; Recommendation of ODNB’s Board of Directors.”
Opinion of ODNB’s Financial Advisor (page 95 and Annex D)
In connection with the merger, ODNB’s financial advisor, D.A. Davidson & Co. (“Davidson”) delivered a written opinion, dated June 12, 2026, to the ODNB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ODNB of the merger consideration in the proposed merger. The full text of Davidson’s opinion, which describes, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson in preparing the opinion, is attached as Annex D to this joint proxy statement/prospectus.
Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the ODNB board of directors and addresses only the fairness, from a financial point of view, to ODNB of the merger consideration in the proposed merger. The opinion does not address, and Davidson does not express a view or opinion with respect to, (i) the underlying business decision of ODNB to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by ODNB or ODNB’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to ODNB, its shareholders or relating to or arising out of the merger. The opinion does not express a view or opinion as to any terms or other aspects of the merger, except for the merger consideration. ODNB and NACB determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of ODNB’s or NACB’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. ODNB shareholders are encouraged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Opinion of NACB’s Financial Advisor (page 113 and Annex E)
Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to NACB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 14, 2026 meeting at which NACB’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on same day, to the effect that, as of such date, the merger consideration was fair to the holders of NACB’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Holders of NACB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of NACB in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of NACB as to how any such shareholder should vote at the NACB special meeting. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of NACB common stock and did not address the underlying business decision of NACB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for NACB or the effect of any other transaction in which NACB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of NACB or ODNB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
The ODNB Special Meeting (page 79)
ODNB will hold the ODNB special meeting on [           ], 2026, at [           ], Eastern Time, at [           ]. At the ODNB special meeting, ODNB shareholders will be asked to vote on:
•
the ODNB merger proposal;

•
the ODNB articles amendment proposal; and

•
the ODNB adjournment proposal.

Holders of ODNB common stock as of the close of business on [           ], 2026, are entitled to notice of and to vote at the ODNB special meeting. As of the record date, there were [    ] shares of ODNB common stock outstanding and entitled to vote held by approximately [    ] holders of record. Each ODNB shareholder can cast one vote for each share of ODNB common stock owned on the record date.
Each of ODNB’s directors has entered into a support agreement in his or her capacity as a shareholder of ODNB and has agreed to vote all shares of ODNB common stock over which he or she has sole power of voting and disposition in favor of the merger and certain related matters and against alternative transactions. As of the record date, directors of ODNB and their affiliates beneficially owned and are entitled to vote [    ] shares of ODNB common stock, or approximately [    ]% of the total voting power of the shares of ODNB common stock outstanding on that date. As of the record date, [    ] shares of ODNB common stock, or approximately [    ]% of the total voting power of the shares of ODNB common stock outstanding on that date, were subject to support agreements.
Required Votes at the ODNB Special Meeting (page 80)
Approval of the ODNB merger proposal requires the affirmative vote of a majority of the outstanding shares of ODNB common stock entitled to vote on the proposal.
Approval of the ODNB articles amendment proposal requires the affirmative vote of a majority of the outstanding shares of ODNB common stock entitled to vote on the proposal.
Approval of the ODNB adjournment proposal requires the affirmative vote of a majority of the shares of ODNB common stock voted on the proposal, whether or not a quorum is present.
Effect of abstentions, broker non-votes and votes withheld.   Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the ODNB merger proposal and the ODNB articles amendment proposal, and will have no effect on the ODNB adjournment proposal.
The NACB Special Meeting (page 74)
NACB will hold the NACB special meeting on [           ], 2026, at [           ], Eastern Time, at [           ]. At the NACB special meeting, NACB shareholders will be asked to vote on:
•
the NACB merger proposal; and

•
the NACB adjournment proposal.

Holders of NACB common stock as of the close of business on [           ], 2026, are entitled to notice of and to vote at the NACB special meeting. As of the record date, there were [    ] shares of NACB common stock outstanding and entitled to vote held by approximately [    ] holders of record. Each NACB shareholder can cast one vote for each share of NACB common stock owned on the record date.
Each of NACB’s directors has entered into a support agreement in his or her capacity as a shareholder of NACB and has agreed to vote all shares of NACB common stock over which he or she has sole power of voting and disposition in favor of the merger and certain related matters and against alternative transactions. As of the record date, directors of NACB and their affiliates beneficially owned and are entitled to vote [    ] shares of NACB common stock, or approximately [    ]% of the total voting power of the shares of NACB common stock outstanding on that date. As of the record date, [    ] shares of NACB common stock, or approximately [    ]% of the total voting power of the shares of NACB common stock outstanding on that date, were subject to support agreements.
Required Votes at the NACB Special Meeting (page 75)
Approval of the NACB merger proposal requires the affirmative vote of a majority of the outstanding shares of NACB common stock entitled to vote on the proposal.
Approval of the NACB adjournment proposal requires the affirmative vote of a majority of the shares of NACB common stock voted on the proposal, whether or not a quorum is present.

Effect of abstentions and broker non-votes.   Failures to vote, abstentions and broker non-votes will not count as votes cast, will have the same effect as votes against the NACB merger proposal, and will have no effect on the NACB adjournment proposal.
Interests of Certain ODNB Directors and Executive Officers in the Merger (page 127)
In considering the recommendations of the ODNB board of directors, ODNB shareholders should be aware that ODNB’s directors and executive officers may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of ODNB shareholders generally and that may create potential conflicts of interest. The ODNB board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to ODNB shareholders that they vote to approve the ODNB merger proposal.
These interests are described in more detail in the section entitled “The Merger — Interests of Certain ODNB Directors and Executive Officers in the Merger.”
Interests of Certain NACB Directors and Executive Officers in the Merger (page 127)
In considering the recommendation of the NACB board of directors to vote for the NACB merger proposal, NACB shareholders should be aware that the directors and executive officers of NACB and NCBank may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of NACB shareholders generally and that may create potential conflicts of interest. The NACB board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to NACB shareholders that they vote to approve the NACB merger proposal.
These interests are described in more detail in the section entitled “The Merger — Interests of Certain NACB Directors and Executive Officers in the Merger.”
Management and Board of Directors of the Combined Company after the Merger (page 224)
Pursuant to the merger agreement, on or prior to the effective time, the board of directors of ODNB will take all necessary actions to cause the number of directors comprising the full board of directors of the continuing corporation at the effective time to be fixed at seventeen, consisting of:
•
ten members of the board of directors of ODNB as of immediately prior to the effective time, to be designated by ODNB (after consultation with NACB) prior to the effective time (the “ODNB continuing directors”); and

•
seven members of the board of directors of NACB or members of the board of directors of The National Capital Bank of Washington, in each case as of immediately prior to the effective time, to be designated by NACB (after consultation with ODNB) prior to the effective time (the “NACB continuing directors”).

Effective as of the effective time, Richard B. (Randy) Anderson, Jr. will serve as the non-executive Chairman of the boards of directors of the continuing corporation and the continuing bank, subject to obtaining any required prior approval or consent by any governmental entity, for a period of not less than two years following the closing date. Mark Merrill will serve as the Chief Executive Officer of both the continuing corporation and the continuing bank, as well as President of the continuing bank, following the closing date. John (Jack) M. Infield will serve as President of the continuing corporation following the closing date.
At the first two annual meetings of shareholders following the effective time, the continuing corporation will nominate and recommend each ODNB continuing director and each NACB continuing director for reelection to the board of directors.
Material U.S. Federal Income Tax Consequences of the Merger (page 161)
The merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, holders of NACB common stock generally will not recognize any gain or loss for U.S.

federal income tax purposes on the exchange of NACB common stock solely for ODNB common stock in the merger. A holder of NACB common stock who receives a combination of cash and ODNB common stock will generally not recognize any loss but will recognize gain, if any, in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of ODNB common stock received pursuant to the merger over that shareholder’s adjusted tax basis in the shares of NACB common stock surrendered by that shareholder, or (2) the amount of cash received by that shareholder in exchange for their shares of NACB common stock pursuant to the merger. A holder of NACB common stock who receives solely cash pursuant to the merger or who receives solely cash pursuant to a valid election of such holder’s appraisal rights will recognize gain or loss on the exchange in an amount equal to the difference between the cash received and that shareholder’s adjusted basis in the shares of NACB common stock exchanged therefor.
The U.S. federal income tax consequences described above may not apply to all holders of NACB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”
NACB’s Shareholders Have Appraisal Rights in the Merger (page 133)
Shareholders of NACB have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of their shares of NACB common stock following consummation of the merger, instead of accepting the merger consideration. These appraisal rights are governed by Maryland law. A copy of the applicable provisions of the Maryland General Corporation Law (the “MGCL”) is included in this proxy statement/prospectus as Annex H.
Any NACB shareholder who wishes to exercise and perfect appraisal rights must strictly comply with the procedures set forth in the applicable provisions of the MGCL. A description of these procedures is included in the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger.”
ODNB shareholders do not have the right to dissent and assert appraisal rights with respect to the merger.
Accounting Treatment (page 130)
The merger will be accounted for under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (“GAAP”).
Regulatory Approvals (page 130)
The completion of the merger and the bank merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (unless a waiver is granted), the Office of the Comptroller of the Currency (the “OCC”), and the Virginia Bureau of Financial Institutions of the Virginia State Corporation Commission (the “VA BFI”).
ODNB and NACB have agreed to cooperate with each other and to use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of the regulatory applications, to use their reasonable best efforts to make such filings within 75 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger. Although neither ODNB nor NACB knows of any reason why the parties cannot obtain the regulatory approvals required to consummate the merger and the bank merger in a timely manner, ODNB and NACB cannot be certain of when or if such approvals will be obtained.
Neither ODNB nor NACB will be required or permitted (without the written consent of the other party) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the continuing corporation and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).
Neither ODNB nor NACB is obligated to complete the merger if a requisite regulatory approval required for completion of the merger or the bank merger has resulted in, or would reasonably be expected to result in, the imposition of a materially burdensome regulatory condition. For more information about what would constitute a materially burdensome regulatory condition under the merger agreement, see the section entitled “The Merger Agreement — Conditions to Complete the Merger.”
Conditions to Complete the Merger (page 156)
ODNB’s and NACB’s respective obligations to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:
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approval of the ODNB merger proposal and the ODNB articles amendment proposal by ODNB shareholders and approval of the NACB merger proposal by NACB shareholders;

•
approval of the merger by the necessary federal and state regulatory authorities, and no such approval having resulted in the imposition of a materially burdensome regulatory condition;

•
effectiveness of ODNB’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

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the authorization for listing on Nasdaq or The New York Stock Exchange of the shares of ODNB common stock to be issued in the merger;

•
the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits or makes illegal the completion of the merger, the bank merger or any other transactions contemplated by the merger agreement;

•
the receipt by each of ODNB and NACB from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•
the accuracy of the other party’s representations and warranties in the merger agreement, subject to the materiality standard in the merger agreement; and

•
the other party’s performance in all material respects of its obligations under the merger agreement.

In addition, ODNB’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
•
the aggregate number of shares of NACB common stock for which appraisal rights have been perfected under the MGCL (the “dissenting shares”) shall not represent 15% or more of the outstanding shares of NACB common stock; and

•
delivery by NACB to ODNB of evidence of the termination of NCBank’s 401(k) plan.

Agreement Not to Solicit Other Offers (page 155)
Each of ODNB and NACB has agreed that it will not, directly or indirectly:
•
initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any “acquisition proposal” (as defined in the merger agreement);

•
furnish or cause to be furnished any confidential or nonpublic information or data relating to any acquisition proposal;

•
engage or participate in any negotiations or discussions concerning any acquisition proposal;

•
approve, agree to, accept, endorse or recommend any acquisition proposal; or

•
enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any acquisition proposal.

The merger agreement does not, however, prohibit ODNB or NACB from considering an unsolicited bona fide acquisition proposal from a third party if certain conditions specified in the merger agreement are met, notwithstanding the non-solicitation obligations described above.
For a full description of the non-solicitation obligations and circumstances in which ODNB or NACB may consider an unsolicited bona fide acquisition proposal, see the sections entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” and “The Merger Agreement — Meetings; Recommendation of ODNB’s and NACB’s Boards of Directors.”
Termination of the Merger Agreement (page 157)
The merger agreement may be terminated, and the merger abandoned, by mutual written consent of ODNB and NACB at any time before the merger is completed. The merger agreement may be terminated by either party in the following circumstances:
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the merger has not been consummated by June 15, 2027, provided that this right to terminate shall not be available to any party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the effective time to occur on or before that date;

•
any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•
if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the applicable closing conditions, and the breach is not cured within 45 days following written notice to the breaching party, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement (as applicable) contained in the merger agreement;

•
the ODNB shareholders do not approve the ODNB merger proposal or the ODNB articles amendment proposal; or

•
the NACB shareholders do not approve the NACB merger proposal.

In addition, ODNB may terminate the merger agreement if:
•
the NACB board of directors fails to recommend that NACB shareholders approve the NACB merger proposal, effects a change in its recommendation, or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the NACB special meeting or making its recommendation to approve the NACB merger proposal.

In addition, NACB may terminate the merger agreement if:
•
the ODNB board of directors fails to recommend that ODNB shareholders approve the ODNB merger proposal and the ODNB articles amendment proposal, effects a change in its recommendation, or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the ODNB special meeting or making its recommendation to approve the ODNB merger proposal or the ODNB articles amendment proposal.

Certain important exceptions or qualifications apply to the termination events described above. For a full description of the circumstances pursuant to which the merger agreement may be terminated, see the section entitled “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees and Expenses (page 158)
Under the merger agreement, NACB must pay ODNB a termination fee of $4.41 million if the merger agreement is terminated under certain specified, limited circumstances, and ODNB must pay NACB a termination fee of $4.41 million if the merger agreement is terminated under certain specified, limited circumstances. For a full description of the termination and payment circumstances, see the sections entitled “The Merger Agreement — Effect of Termination” and “The Merger Agreement — Termination Fee.”
In general, whether or not the merger is completed, ODNB and NACB will each pay its respective expenses incurred in connection with the merger agreement and the merger. The parties will share the costs of printing this joint proxy statement/prospectus and all filing fees to the SEC and other governmental authorities.
Comparison of Shareholder Rights (page 248)
Upon completion of the merger, the rights of former NACB shareholders who continue as ODNB shareholders will be governed by the articles of incorporation and bylaws of ODNB, each as amended to that date. The rights associated with NACB common stock are different than the rights associated with ODNB common stock. For more information see the section entitled “Comparison of Shareholder Rights.”
Risk Factors Summary (page 40)
ODNB and NACB are both subject to, and the continuing corporation will be subject to, various risks and uncertainties. In addition, the merger, including the possibility that the merger may not be completed, and the continuing corporation becoming a public company that anticipates having its common stock listed on Nasdaq pose a number of risks to each company and its respective shareholders. Before voting at the ODNB special meeting or the NACB special meeting, you should carefully consider all of the information contained in this joint proxy statement/prospectus, including the risk factors set forth in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” These risks include the following:
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ODNB and NACB shareholders cannot be certain of the market value of stock consideration in the merger;

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The market price of the continuing corporation’s common stock may be affected by factors that are different than those affecting the common stock of each of ODNB and NACB.

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The form of merger consideration received by NACB shareholders could be different from that elected.

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Combining ODNB and NACB may be more difficult, costly or time consuming than expected, and ODNB and NACB may fail to realize the anticipated benefits of the merger.

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The shares of ODNB common stock to be received by holders of NACB common stock as a result of the merger will have different rights from the shares of NACB common stock.

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The opinions delivered by Davidson and Piper Sandler, respectively, to each of ODNB’s and NACB’s board of directors will not reflect changes in circumstances since the dates of the opinions.

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Regulatory approvals for the merger and the bank merger may not be received, may take longer than expected, or may impose conditions that could have an adverse effect on the continuing corporation.

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The actual financial condition and results of operations of the continuing corporation may differ materially from the unaudited pro forma combined financial information included herein.

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Certain of ODNB’s and NACB’s directors and executive officers may have different or additional interests in the merger compared to other ODNB shareholders and NACB shareholders.

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The merger may not be completed, which could negatively impact ODNB or NACB.

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ODNB and NACB will be subject to business uncertainties and contractual restrictions until closing.

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The merger agreement limits ODNB’s and NACB’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire ODNB or NACB.

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Holders of ODNB common stock and NACB common stock will have reduced ownership and voting interest in the continuing corporation after the merger and will exercise less influence over management.

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NACB shareholders will have appraisal rights, and the exercise of such rights could result in fewer NACB shareholders receiving cash consideration and result in uncertainty.

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Shareholder litigation could prevent or delay completion of the merger or otherwise negatively impact the business and operations of ODNB and NACB.

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ODNB’s and NACB’s businesses may be materially adversely affected by economic conditions in their market areas, including as a result of changes in government spending and federal government budget issues in the Washington, D.C. metropolitan area.

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ODNB and NACB are subject to interest rate and credit risk, which could adversely affect their businesses.

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Insufficient liquidity could materially and adversely affect ODNB’s and NACB’s growth, business and profitability.

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Increases to nonperforming assets or other problem assets will adversely affect ODNB’s and NACB’s earnings.

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Losses related to any single loan could significantly impact ODNB’s or NACB’s financial condition.

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ODNB’s and NACB’s portfolios of loans to small to mid-sized community-based businesses may increase their credit risk.

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Lack of seasoning of ODNB’s and NACB’s loan portfolios could increase the risk of credit defaults.

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ODNB’s and NACB’s allowances for credit losses may be inadequate to absorb actual losses in their loan portfolios.

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Failure to keep up with technological changes could materially adversely affect ODNB’s and NACB’s competitive position and profitability.

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ODNB and NACB are subject to cybersecurity risks and security breaches and may experience harm to their reputations and liability exposure from security breaches.

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ODNB and NACB are subject to extensive regulation and supervision, which could limit or restrict their activities.

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Regulatory requirements affecting loans secured by commercial real estate could limit ODNB’s and NACB’s ability to leverage their capital and adversely affect its growth and profitability.

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ODNB and NACB are subject to capital adequacy standards and will be subject to restrictions for not meeting those standards.

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ODNB’s and NACB’s liquidity depends on dividends from their bank subsidiaries, and their ability to pay dividends is limited.

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ODNB and NACB are subject to laws and regulations designed to protect consumers and addressing consumer privacy, data use and security and failure to comply could impact their business, financial condition and reputation.

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ODNB and NACB operate in highly competitive markets, which could adversely impact their profitability.

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No public market currently exists for ODNB common stock, and an active trading market may not develop.

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Future issuances of ODNB common stock could lower the stock price and dilute your ownership in ODNB.

•
ODNB’s stock price may be volatile, which could result in a loss of all or part of your investment.

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Holders of ODNB’s debt obligations and any preferred stock will have priority over holders of ODNB common stock in the event of liquidation, dissolution or winding up.

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ODNB’s outstanding warrants may cause dilution to its shareholders and have a material adverse impact on the market price of ODNB common stock.

•
An investment in ODNB common stock is not an insured deposit and not guaranteed by the FDIC.

•
Fulfilling public company financial reporting and other regulatory obligations and transitioning to a public company will be expensive and time consuming and may strain ODNB’s resources.

•
ODNB is an “emerging growth company,” as defined in the JOBS Act, and will be able to avail itself of reduced disclosure requirements, which could make ODNB common stock less attractive to investors and adversely affect the market price of ODNB common stock.

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ODNB has identified a material weakness in its internal control over financial reporting, and failure to remediate this weakness or otherwise to maintain an effective system of internal control and effective disclosure controls and procedures could have a material adverse effect on ODNB’s results of operations and financial condition.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations”, giving effect to the proposed merger of NACB with and into ODNB, with ODNB as the continuing corporation. Under this method, NACB assets, and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of ODNB. Any difference between the purchase price for NACB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by ODNB in connection with the acquisition will be amortized to expense over such intangible asset’s estimated useful life. The financial statements of ODNB issued after the acquisition will reflect the results attributable to the acquired operations of NACB beginning on the date of completion of the acquisition.
The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with the following historical financial statements and accompanying notes, which are incorporated by reference into this filing:
•
the historical unaudited consolidated financial statements of ODNB as of and for the three months ended March 31, 2026, and the historical audited consolidated financial statements of ODNB as of and for the year ended December 31, 2025 (which are included in this filing); and

•
The historical unaudited consolidated financial statements of NACB as of and for the three months ended March 31, 2026, and historical audited consolidated financial statements of NACB as of and for the twelve months ended December 31, 2025 (which are included in this filing).

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments. Regulation S-X also allows for management adjustments that could include presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur. has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information.
The following unaudited pro forma combined consolidated balance sheet as of March 31, 2026, combines the unaudited consolidated balance sheet of ODNB as of March 31, 2026, with the unaudited consolidated balance sheet of NACB as of March 31, 2026, giving effect to the merger as described in this joint proxy statement/prospectus as if it had been consummated on March 31, 2026. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026, combines the unaudited consolidated statements of income of ODNB for the three months ended March 31, 2026, with the unaudited consolidated statement of income of NACB for the three months ended March 31, 2026, giving effect to the merger as described in this joint proxy statement/prospectus as if it had been consummated on January 1, 2025. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2025 combines the audited consolidated statements of income of ODNB for the year ended December 31, 2025 with the consolidated statements of income of NACB for the year ended December 31, 2025, giving effect to the merger as described in this joint proxy statement/prospectus as if it had been consummated on January 1, 2025. Certain reclassification adjustments have been made to NACB’s financial statements to conform to ODNB’s financial statement presentation.
The unaudited pro forma condensed consolidated financial statements were prepared with ODNB as the accounting acquirer and NACB as the accounting acquiree under the acquisition method of accounting. Accordingly, the consideration paid by ODNB to complete the acquisition of NACB will be allocated to

NACB’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at this time; however, preliminary significant valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited condensed pro forma financial statements.
The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of NACB’s tangible and identifiable intangible assets and liabilities as of the closing date. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact ODNB’s consolidated statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to NACB’s stockholders’ equity, including results of operations from March 31, 2026, through the closing date will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the transaction accounting adjustments presented herein.
The pro forma statements of income and per share data information does not include anticipated cost savings or revenue enhancements. ODNB and NACB are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems, and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either NACB or ODNB and certain service providers. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
The pro forma combined basic and diluted earnings per share of ODNB common stock is based on the pro forma combined net income per common share for NACB and ODNB divided by the pro forma basic or diluted common shares of the combined entities for the periods presented on such statements of income. The pro forma information includes adjustments related to the fair value of assets and liabilities of NACB and is subject to adjustment as additional information becomes available and as final merger date analyses are performed. The pro forma combined balance sheet and book value per share data includes the adjustment to reflect the accrual of one-time merger-related charges for ODNB and NACB: (a) ODNB pre-tax charges are estimated at $5.4 million ($4.7 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings, and (b) NACB pre-tax charges are estimated at $2.7 million ($2.4 million after-tax) and are included as a pro forma fair value liability accrual. The pro forma combined statement of income for the twelve months ended December 31, 2025 does include an accrual for one-time merger-related ODNB pre-tax charges of $5.4 million ($4.7 million after-tax). The pro forma combined book value per share of ODNB common stock is based on the pro forma combined common stockholders’ equity of NACB and ODNB divided by total pro forma common shares of the combined entities.
In November 2025, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2025-08, Financial Instruments — Credit Losses (Topic 326), which expand the population of acquired financial assets subject to the gross-up approach in Topic 326. Loans (excluding credit cards) acquired without credit deterioration and deemed “seasoned” are purchased seasoned loans (“PSLs”) and accounted for using the gross-up approach at acquisition. Specifically, after an entity determines that a loan is a non-purchased credit deteriorated (“PCD”) asset based on its assessment of credit deterioration experienced since origination, the entity should determine whether the loan is seasoned and, therefore, should be accounted for using the gross-up approach. All non-PCD loans (excluding credit cards) that are acquired in a business combination are deemed seasoned. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The Company anticipates it would early adopt this ASU and apply this ASU in the pro forma statements.
The prospective financial information included in this section has been provided by ODNB’s and NACB’s respective senior management as described in this section. Neither Elliott Davis, PLLC (ODNB’s independent registered public accounting firm) nor Forvis Mazars, LLP (NACB’s independent auditor), nor any other independent registered public accounting firm or independent auditor, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information. Accordingly, neither Elliott Davis, PLLC nor Forvis Mazars, LLP expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Elliott Davis, PLLC included in this proxy statement/prospectus relates to ODNB’s previously issued financial statements. The report by Forvis Mazars, LLP, does not extend to the prospective financial information and should not be read to do so.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of ODNB common stock or the actual or future results of operations of ODNB for any period. Actual results may be materially different than the pro forma information presented.

ODNB Financial Corporation
Unaudited Combined Pro Forma Balance Sheets as of March 31, 2026
($ In thousands, except per share data)
	ODNB Financial Corporation	National Capital Bancorp, Inc.	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$89,992	$2,016	$—		$92,008
Federal funds sold	79,500	64,377	(9,605)	(3)	134,272
Cash and cash equivalents	169,492	66,393	(9,605)		226,280
Investment securities available for sale, at fair value	52,196	55,881	—	(4)	108,077
Investment securities held to maturity, at amortized cost	15,225	57,908	(8,146)	(4)	64,987
Restricted equity securities, at cost	11,245	898	—		12,143
Loans held for sale	799	—	—		799
Gross loans	1,330,654	530,197	(14,490)	(5)	1,846,361
Allowance for credit losses	(12,285)	(6,125)	(3,552)	(6)	(21,962)
Loans net of allowance for credit losses	1,318,369	524,072	(18,042)		1,824,399
Property and equipment, net	2,236	6,466	9,924	(7)	18,626
Accrued interest receivable	5,633	2,339	—		7,972
Bank owned life insurance	32,585	14,912	—		47,497
Goodwill	—	—	29,359	(1)	29,359
Intangible assets, net	—	—	19,620	(8)	19,620
Other assets	14,201	6,477	193	(9)	20,871
Total assets	$1,621,981	$735,346	$23,303		$2,380,630
Liabilities:
Deposits:
Non interest-bearing demand	$274,982	$175,070	$—		$450,052
NOW and interest-bearing demand	352,943	74,385	—		427,328
Money market and savings	322,092	270,920	—		593,012
Time deposits	366,917	130,288	(244)	(10)	496,961
Total deposits	1,316,934	650,663	(244)		1,967,353
Federal Home Loan Bank advances	95,000	—	—		95,000
Subordinated debt, net	48,372	13,857	96	(11)	62,325
Accrued interest payable	2,071	385	—		2,456
Other liabilities	10,732	1,907	8,088	(12)	20,727
Total liabilities	1,473,109	666,812	7,940		2,147,861
Stockholders’ equity:
Common stock	2,864	12	1,352	(1)(2)	4,228
Additional paid-in capital	139,429	1,789	85,457	(1)(2)	226,675
Retained earnings	10,010	73,830	(78,543)	(2)(12)	5,297
Accumulated other comprehensive loss	(3,431)	(7,097)	7,097	(2)	(3,431)
Total stockholders’ equity	148,872	68,534	15,363		232,769
Total liabilities and stockholders’ equity	$1,621,981	$735,346	$23,303		$2,380,630
Per Share Data
Shares Outstanding	11,456,755	1,152,388	4,303,915	(1)	16,913,058
Book Value Per Share	$12.99	$59.47			$13.76
It is noted that the transaction accounting adjustment of 4,303,915 for shares outstanding include the reversal of National Capital Bancorp, Inc. shares of 1,152,388 plus shares issued by ODNB Financial Corporation of 5,456,303 for the proposed merger.

Unaudited Pro Forma Combined Statements of Income for three months ended March 31, 2026
($ In Thousands, Except Per Share Data)
	ODNB Financial Corporation	National Capital Bancorp, Inc.	Transaction Accounting Adjustments		Pro Forma Combined
Interest and dividend income
Loans and fees on loans	$19,709	$7,414	$1,179	(5)	$28,302
Interest bearing deposits and federal funds sold	1,157	653	(84)	(3)	1,726
Investment securities, taxable	387	607	1,016	(4)	2,010
Dividend income	166	8	—		174
Total interest and dividend income	21,419	8,682	2,111		32,212
Interest expense
Deposits	8,811	2,238	—	(10)	11,049
Federal Home Loan Bank advances and other borrowings	909	—	—		909
Subordinated debt	836	145	(11)	(11)	970
Total interest expense	10,556	2,383	(11)		12,928
Net interest income	10,863	6,299	2,122		19,284
Provision (recovery) for credit losses	(572)	1,799	—		1,227
Net interest income after provision for credit losses	11,435	4,500	2,122		18,057
Noninterest income
Service charges on deposit accounts and other service charges	173	133	—		306
Gain on sale of loans, net	3	—	—		3
Bank owned life insurance income	272	470	—		742
Wealth income	432	683	—		1,115
Other income	194	410	—		604
Total noninterest income	1,074	1,696	—		2,770
Noninterest expense
Salaries and employee benefits	5,052	3,254	—		8,306
Occupancy and equipment	563	465	83	(7)	1,111
Professional services	171	268	—		439
Data processing	657	443	—		1,100
Franchise taxes	458	23	—		481
FDIC assessment	146	96	—		242
Amortization of intangible assets	—	—	803	(8)	803
Merger expenses	—	—	—	(12)	—
Other operating expense	725	369	—		1,094
Total noninterest expense	7,772	4,918	886		13,576
Pre-tax income	4,737	1,278	1,236		7,251
Income tax expense	1,056	225	260	(9)	1,541
Net income	$3,681	$1,053	$976		$5,710
Per Common Share Data:
Basic income per common share	$0.32	$0.92			$0.34
Diluted income per common Share	$0.32	$0.92			$0.34
Weighted average shares outstanding, basic	11,456,755	1,150,809	4,305,494	(1)	16,913,058
Weighted average shares outstanding, diluted	11,544,005	1,150,809	4,305,494	(1)	17,000,308
It is noted that the transaction accounting adjustment of 4,305,494 for basic and diluted weighted average shares outstanding include the reversal of National Capital Bancorp, Inc. shares of 1,150,809 plus shares issued by ODNB Financial Corporation of 5,456,303 for the proposed merger.

Unaudited Pro Forma Combined Statements of Income for twelve months ended December 31, 2025
($ In Thousands, Except Per Share Data)
	ODNB Financial Corporation	National Capital Bancorp, Inc.	Transaction Accounting Adjustments		Pro Forma Combined
Interest and dividend income
Loans and fees on loans	$74,257	$30,370	$7,311	(5)	$111,938
Interest bearing deposits and federal funds sold	3,624	1,767	(336)	(3)	5,055
Investment securities, taxable	1,663	2,553	5,031	(4)	9,247
Dividend income	659	58	—		717
Total interest and dividend income	80,203	34,748	12,006		126,957
Interest expense
Deposits	35,014	9,134	244	(10)	44,392
Federal Home Loan Bank advances and other borrowings	3,704	28	—		3,732
Subordinated debt	1,644	580	(46)	(11)	2,178
Total interest expense	40,362	9,742	198		50,302
Net interest income	39,841	25,006	11,808		76,655
Provision for credit losses	1,242	1,863	—		3,105
Net interest income after provision for credit losses	38,599	23,143	11,808		73,550
Noninterest income
Service charges on deposit accounts and other service charges	844	723	—		1,567
Gain on sale of loans, net	88	69	—		157
Gain (loss) on sale of assets	—	(1)	—		(1)
Bank owned life insurance income	826	359	—		1,185
Wealth income	1,226	2,371	—		3,597
Other income	600	1,677	—		2,277
Total noninterest income	3,584	5,198	—		8,782
Noninterest expense
Salaries and employee benefits	18,944	12,184	—		31,128
Occupancy and equipment	2,193	1,928	331	(7)	4,452
Professional services	684	1,260	—		1,944
Data processing	2,318	1,705	—		4,023
Franchise taxes	1,499	71	—		1,570
FDIC assessment	1,186	335	—		1,521
Amortization of intangible assets	—	—	3,567	(8)	3,567
Merger expenses	—	—	5,376	(12)	5,376
Other operating expense	3,960	1,423	—		5,383
Total noninterest expense	30,784	18,906	9,274		58,964
Pre-tax income	11,399	9,435	2,534		23,368
Income tax expense	2,468	2,402	998	(9)	5,868
Net income	$8,931	$7,033	$1,536		$17,500
Per Common Share Data:
Basic income per common share	$0.78	$6.12			$1.04
Diluted income per common Share	$0.77	$6.12			$1.03
Weighted average shares outstanding, basic	11,446,968	1,150,076	4,306,227	(1)	16,903,271
Weighted average shares outstanding, diluted	11,531,491	1,150,076	4,306,227	(1)	16,987,794
It is noted that the transaction accounting adjustment of 4,306,227 for basic and diluted weighted average shares outstanding include the reversal of National Capital Bancorp, Inc. shares of 1,150,076 plus shares issued by ODNB Financial Corporation of 5,456,303 for the proposed merger.

Unaudited Pro Forma Per Share Data
For The Three Months Ended March 31, 2026
($ in Thousands, Except Per Share Data)
	ODNB Financial Corporation	National Capital Bancorp, Inc.	Pro Forma Combined After Adjustments Related to Other Transactions	Pro Forma Equivalent National Capital Bancorp, Inc. Share
For The Three Months Ended March 31, 2026:
Earnings per share:
Net income per share (Basic)	$0.32	$0.92	$0.34	$1.77
Net income per share (Diluted)	$0.32	$0.92	$0.34	$1.76
Book Value per common share as of March 31, 2026	$12.99	$59.47	$13.76	$72.10
Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2025
($ in Thousands, Except Per Share Data)
	ODNB Financial Corporation	National Capital Bancorp, Inc.	Pro Forma Combined After Adjustments Related to Other Transactions	Pro Forma Equivalent National Capital Bancorp, Inc. Share
For The Twelve Months Ended December 31, 2025:
Earnings per share
Net income per share (Basic)	$0.78	$6.12	$1.04	$5.42
Net income per share (Diluted)	$0.77	$6.12	$1.03	$5.40
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1)
Pursuant to the Agreement, each outstanding share of NACB common stock will have the right to elect to receive: (a) 100% stock at an exchange ratio of 5.2390 shares of common stock of ODNB for each share of NACB, (b) 100% cash at $83.00 per share, or (c) a mixture of 90% stock and 10% cash. The cash portion of the merger consideration will not exceed 10% of the total merger consideration, will not exceed $1.0 million (12,048 shares) per NACB shareholder, and will be subject to certain proration procedures.

The total estimated purchase price for the purpose of this pro forma financial information is $98.2 million. The adjustment for shares outstanding, basic and diluted weighted average common shares outstanding is an amount to adjust the shares to equal the new common shares issued for the transaction. The following is a summary of the fair value of assets acquired and liabilities assumed resulting in goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis as of March 31, 2026, goodwill of $29.4 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations subsequent to March 31, 2026, as additional information becomes available and as additional analyses are performed.

(dollars in thousands, except per share data)
Purchase Price Consideration Fair Value
National Capital Bancorp, Inc. total common shares outstanding	1,152,388
Plus: National Capital Bancorp, Inc. unvested restricted shares	4,810
National Capital Bancorp, Inc. adjusted common shares subject to merger consideration	1,157,198
Fair Value of Purchase Price Consideration – Common Stock	90.0%
National Capital Bancorp, Inc. adjusted common shares settled for common stock	1,041,478
Exchange ratio	5.239
ODNB Financial Corporation common shares to be issued	5,456,303
Purchase price consideration for common stock	$16.24
Fair value assigned to ODNB Financial Corporation common shares issued to National Capital Bancorp, Inc.	$88,610
Fair Value of Purchase Price Consideration – Cash	10.0%
National Capital Bancorp, Inc. adjusted common shares settled for cash	115,720
Purchase price assigned to cash consideration	$83.00
Cash consideration for adjusted common stock	$9,605
Total purchase price consideration	$98,215

(dollars in thousands)	National Capital Bancorp, Inc. Book Value 3/31/2026	Fair Value Adjustments		National Capital Bancorp, Inc. Fair Value 3/31/2026
Total purchase price consideration				$98,215
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$2,016	$—		$2,016
Federal funds sold	64,377	—		64,377
Investment securities available for sale, at fair value	55,881	—	(4)	55,881
Investment securities held to maturity, at amortized cost	57,908	(8,146)	(4)	49,762
Restricted equity securities, at cost	898	—		898
Gross loans	530,197	(24,167)	(5)	506,030
Allowance for credit losses	(6,125)	6,125	(6)	—
Loans net of allowance for credit losses	524,072	(18,042)		506,030
Property and equipment, net	6,466	9,924	(7)	16,390
Accrued interest receivable	2,339	—		2,339
Bank owned life insurance	14,912	—		14,912
Core deposit intangibles	—	19,620	(8)	19,620
Other assets	6,477	(470)	(9)	6,007
Total identifiable assets acquired	735,346	2,886		738,232
Non interest-bearing demand	175,070	—		175,070
NOW and interest-bearing demand	74,385	—		74,385
Money market and savings	270,920	—		270,920
Time deposits	130,288	(244)	(10)	130,044
Total Deposits	650,663	(244)		650,419
Subordinated debt, net	13,857	96	(11)	13,953
Accrued interest payable	385	—		385
Other liabilities	1,907	2,712	(12)	4,619
Total liabilities assumed	666,812	2,564		669,376
Total identifiable net assets	$68,534	322		68,856
Goodwill				$29,359
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 15% increase and 15% decrease in the price per share of ODNB common stock at March 31, 2026, of $16.24, with its impact on the pro forma goodwill.
(dollars in thousands except per share data)	3/31/2026	15% Increase	15% Decrease
National Capital Bancorp, Inc. common shares to be exchanged for stock consideration	1,041,478	1,041,478	1,041,478
Exchange ratio	5.239	5.239	5.239
ODNB Financial Corporation shares to be issued	5,456,303	5,456,303	5,456,303
Purchase price consideration for common stock	$16.24	$18.68	$13.80
Pro forma fair value consideration of common stock	$88,610	$101,902	$75,319
Cash consideration	9,605	9,605	9,605
Total pro forma purchase price consideration	$98,215	$111,507	$84,924
Pro forma goodwill	$29,359	$42,651	$16,068

2)
Balance sheet adjustments to reflect the reversal of NACB common stock to paid-in capital and to record the par value for common stock issued by ODNB.

		Balance Sheet
		3/31/2026
Transaction accounting adjustment for common stock
Reversal of National Capital Bancorp, Inc. common stock		$(12)
Number of ODNB Financial Corporation shares issued	5,456,303
Par value of ODNB Financial Corporation common stock	$0.25
Par value of ODNB Financial Corporation shares issued for merger		1,364
Total transaction accounting adjustment for common stock		$1,352
Balance sheet adjustment to paid-in capital to reflect the reversal of NACB paid in capital to reflect ODNB as the accounting acquirer and to reflect the purchase price for the stock consideration less the par value issued for the merger.
Balance Sheet
3/31/2026
Transaction accounting adjustment for paid-in capital
Reversal of National Capital Bancorp, Inc. paid-in capital	$(1,789)
Purchase price stock consideration	88,610
Par value of ODNB Financial Corporation shares issued for merger	(1,364)
Total transaction accounting adjustment for paid-in capital	$85,457
Balance sheet adjustment to retained earnings to reflect the reversal of NACB retained earnings to reflect ODNB as the accounting acquirer, and to record the Buyer merger charges.
Balance Sheet
3/31/2026
Transaction accounting adjustment for retained earnings
Reversal of National Capital Bancorp, Inc. retained earnings to additional paid-in capital	$(73,830)
Acquisition activity – Buyer merger costs	(4,713)
Total transaction accounting adjustment for retained earnings	$(78,543)
Balance sheet adjustment to accumulated other comprehensive loss to reflect the reversal of NACB accumulated other comprehensive loss to paid-in capital to reflect ODNB as the accounting acquirer.
Balance Sheet
3/31/2026
Transaction accounting adjustment for accumulated other comprehensive loss
Reversal of National Capital Bancorp, Inc. accumulated other comprehensive loss to additional paid-in capital	$7,097
Total transaction accounting adjustment for accumulated other comprehensive loss	$7,097

3)
Balance sheet adjustment to reflect the payment of cash consideration. Statements of income adjustment to reflect the interest income impact of the payment of cash consideration assumed at a rate of 3.50%.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Federal funds sold
Payment of cash consideration	$(9,605)	$(84)	$(336)
Total adjustments for federal funds sold	$(9,605)	$(84)	$(336)

4)
Securities available-for-sale were recorded at fair value at March 31, 2026; therefore, no balance sheet adjustment is necessary. Statements of income adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment of $7.5 million to an amortizing discount which will be amortized into income over a 5.2-year period using the sum of the year’s digits method of amortization.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Securities available for sale
Securities available for sale amortization adjustment	$—	$499	$2,471
Total securities available for sale	$—	$499	$2,471
Securities held for maturity balance sheet and statements of income adjustment to reflect the fair value of securities held to maturity of $8.1 million. This adjustment will be recognized over a 5.2-year period using the sum of the year’s digits method of amortization.
	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Securities held to maturity
Securities held to maturity fair value adjustment	$(8,146)	$517	$2,560
Total adjustments for securities held to maturity	$(8,146)	$517	$2,560

5)
Balance sheet adjustment to reflect the fair value discount for acquired PCD loans and PSLs of $24.9 million of which $9.7 million is included as an adjustment for the gross up of acquired loans for allowance for credit losses (recorded to allowance for credit losses (“ACL”) in footnote 6). Additional balance sheet adjustment reverses existing deferred fees, net of $766 thousand. The statements of income adjustment to reflect the fair value adjustments over the expected life of the loans and to reflect the reversal of existing deferred net loan fees.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Fair value adjustments on loans acquired
PSL loans interest rate fair value	$(13,739)	$1,119	$6,813
PSL loans general credit fair value	(8,709)	—	—
Total fair value adjustment for PSL loans	(22,448)	1,119	6,813
PCD Accruing loans interest rate fair value	(1,527)	124	757
PCD Accruing loans general credit fair value	(968)	—	—
Total fair value adjustments for PCD loans	(2,495)	124	757
Total fair value adjustments for acquired loans	(24,943)	1,243	7,570
Gross up of acquired loans for allowance for credit losses
PSL Loans	8,709	—
PCD Accruing loan ACL	968	—	—
Total gross up of acquired loans for allowance for credit losses	9,677	—	—
Reversal of deferred loan fees, net	776	(64)	(259)
Total transaction accounting adjustments for loans	$(14,490)	$1,179	$7,311

6)
Balance sheet adjustment for the reversal of NACB’s existing allowance for loan losses of $6.1 million. Balance sheet adjustment of $9.7 million for allowance for credit losses for acquired loans.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Allowance for credit losses
Reversal of existing allowance for credit losses	$6,125	$—	$—
PSL Loans allowance for credit losses	(8,709)	—	—
PCD Loans allowance for credit losses	(968)	—	—
Total allowance for credit losses before ACL for acquired loans	(9,677)	—	—
Total transaction accounting adjustments for allowance for credit losses	$(3,552)	$—	$—

7)
Balance sheet and statements of income adjustment to reflect the fair value of premise of $9.9 million and will be amortized over the expected life of 30 years using the straight-line method.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Premises and equipment, net
Owned premise fair value	$9,924	$83	$331
Total adjustments for premises and equipment, net	$9,924	$83	$331

8)
Balance sheet adjustment to reflect the creation of a new core deposit intangible fair value of $19.6 million for acquired core deposit intangible assets. The related statements of income amortization adjustments are based upon an expected life of 10 years using sum of the year’s digits method.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Core deposit intangible asset
Core deposit intangible asset	$19,620	$803	$3,567
Total core deposit intangible asset	$19,620	$803	$3,567

9)
Balance sheet adjustment to reflect the net deferred tax asset, at a statutory rate of 21.0%, related to fair value adjustments and tax benefits related to one-time merger charges and related statements of income adjustments to pro forma adjustments using a statutory tax rate of 21.0% for book income tax expense.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Tax impact
Fair value adjustments	$(470)	$260	$998
Buyer accrual for one-time merger related charges	663	—	—
Total tax impact transaction accounting adjustments	$193	$260	$998

10)
Balance sheet and statements of income adjustment related to the fair value of interest-bearing time deposits and corresponding statements of income adjustments related to the amortization of discount on interest-bearing time deposits based on the expected maturities of the interest-bearing time deposits.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Certificates of deposit
Certificates of deposit fair value adjustment	$(244)	$—	$(244)
Total adjustments for certificates of deposits	$(244)	$—	$(244)

11)
Balance sheet adjustment to reflect the reversal of debt issuance cost of $143 thousand and the fair value of $47 thousand for subordinated debt. This adjustment will be recognized using an amortization method over the life of the subordinated debt.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Subordinated debt
Subordinated debt fair value adjustment	$(47)	$2	$9
Reversal of existing debt issuance cost	143	(13)	(55)
Total adjustments for subordinated debt	$96	$(11)	$(46)

12)
Balance sheet adjustment to reflect the accrual of one-time merger-related charges for ODNB and NACB: (a) NACB pre-tax charges are estimated at $2.7 million ($2.4 million after-tax) and are included as a pro forma fair value liability accrual, and (b) ODNB pre-tax charges are estimated at $5.4 million ($4.7 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. The pro forma combined statements of income does include an accrual for one-time merger related charges of $5.4 million for the twelve months ended December 31, 2025. There are no one-time merger related charges for the three months ended March 31, 2026. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.

	Balance Sheet	Statements of Income
	March 31, 2026	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Other Liabilities
ODNB Financial Corporation accrual for one-time merger related charges	$5,376	$—	$5,376
National Capital Bancorp, Inc. accrual for one-time merger related charges	2,712	—	—
Total other liabilities adjustments	$8,088	$—	$5,376

MARKET PRICE AND DIVIDEND INFORMATION
ODNB Common Stock
Market Information
Currently, ODNB is a privately held corporation. Historical market price information regarding ODNB is not provided because there is no established public trading market for ODNB’s securities. For information regarding ODNB’s liquidity and capital resources, see “ODNB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
ODNB plans to list its shares of common stock, including the shares to be issued in the merger, on The Nasdaq Capital Market under the symbol “NACB” concurrently with the effective time of the merger, subject to official notice of issuance. Under the merger agreement, ODNB has agreed to use its reasonable best efforts to cause such listing. If ODNB’s shares are not approved for listing on Nasdaq or The New York Stock Exchange within 30 days after receipt of required shareholder and regulatory approvals, and ODNB is not in breach of its obligation to use its reasonable best efforts to cause such listing, shares of ODNB common stock may instead be authorized for quotation on an OTC market as of the closing date. There can be no assurance that an active trading market for ODNB common stock will develop following the effective time.
Holders
As of July 29, 2026, there were approximately 1,329 holders of record of ODNB common stock.
Dividends
ODNB has not historically paid dividends on its common stock.
NACB Common Stock
NACB’s common stock is quoted on the OTC Markets Group OTCID marketplace under the symbol “NACB.” The closing price of NACB’s common stock on June 12, 2026, the last trading day before the public announcement of the execution of the merger agreement, was $61.00.
Holders
As of July 29, 2026, there were approximately 250 holders of record of NACB common stock.
Dividends
NACB paid a quarterly cash dividend of $0.26 per share on NACB’s common stock on May 29, 2026. The declaration of future dividends by NACB is subject to the discretion of NACB’s board, and NACB can provide no assurance that it will continue to declare dividends.
Holders of NACB’s common stock are only entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividends. NACB is a bank holding company and does not engage directly in business activities of a material nature. NACB’s ability to pay dividends depends, in large part, upon the receipt of dividends from the NCBank. Any future determination relating to NACB’s dividend policy will be made by its board of directors and will depend on a number of factors, including general and economic conditions, industry standards, NACB’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, its ability to service debt obligations senior to its common stock, banking regulations, contractual, legal, tax and regulatory restrictions, limitations on the payment of dividends by NACB to its shareholders or by NCBank, and such other factors as the board of directors may deem relevant.

Dividend Policy of the Surviving Corporation
As soon as practicable after the effective time, the board of directors of the surviving corporation will approve a quarterly dividend policy providing for the payment of dividends on the common stock of the continuing corporation at a rate of at least $0.20 per share per year; provided, however, that such approval shall be subject to applicable laws, any required approvals or non-objections from regulatory agencies, and the good faith exercise by the board of directors of the continuing corporation of its fiduciary duties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this joint proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such statements also include statements as to the anticipated impact of the merger, including future financial and operating results, ODNB’s and NACB’s plans, objectives, expectations and intentions related to the merger and with respect to the combined company following the merger, the ability to successfully integrate the combined businesses, the amount of cost savings, overall operational efficiencies and enhanced revenues as well as other statements regarding the merger. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.
Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “anticipate,” “intend,” “will,” “would,” “should,” “may,” “view,” “opportunity,” “potential,” “possible” “target” or words of similar meaning or other statements concerning opinions or judgment of ODNB or NACB or their management about future events. Although each of ODNB and NACB believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of ODNB or NACB will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.
In addition to factors identified elsewhere in this filing (including the section entitled “Risk Factors”), the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in or implied by forward-looking statements or from historical performance:
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ODNB and NACB shareholders cannot be certain of the market value of stock consideration in the merger;

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the market price of the continuing corporation’s common stock may be affected by factors that are different than those affecting the common stock of each of ODNB and NACB;

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the form of merger consideration received by NACB shareholders could be different from that elected;

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combining ODNB and NACB may be more difficult, costly or time consuming than expected, and ODNB and NACB may fail to realize the anticipated benefits of the merger;

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the shares of ODNB common stock to be received by holders of NACB common stock as a result of the merger will have different rights from the shares of NACB common stock;

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the opinions delivered by Davidson and Piper Sandler, respectively, to each of ODNB’s and NACB’s board of directors will not reflect changes in circumstances since the dates of the opinions;

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regulatory approvals for the merger and the bank merger may not be received, may take longer than expected, or may impose conditions that could have an adverse effect on the continuing corporation;

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the actual financial condition and results of operations of the continuing corporation may differ materially from the unaudited pro forma combined financial information included herein;

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certain of ODNB’s and NACB’s directors and executive officers may have different or additional interests in the merger compared to ODNB shareholders and NACB shareholders;

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the merger may not be completed, which could negatively impact ODNB or NACB;

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ODNB and NACB will be subject to business uncertainties and contractual restrictions until closing;

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the merger agreement limits ODNB’s and NACB’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire ODNB or NACB;

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holders of ODNB common stock and NACB common stock will have reduced ownership and voting interest in the continuing corporation after the merger and will exercise less influence over management;

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NACB shareholders will have appraisal rights, and the exercise of such rights could result in fewer NACB shareholders receiving cash consideration and uncertainty;

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shareholder litigation could prevent or delay completion of the merger or otherwise negatively impact the business and operations of ODNB and NACB;

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ODNB’s and NACB’s businesses may be materially adversely affected by economic conditions in their market areas, including as a result of changes in government spending and federal government budget issues in the Washington, D.C. metropolitan area;

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ODNB and NACB are subject to interest rate and credit risk, which could adversely affect their businesses;

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insufficient liquidity could materially and adversely affect ODNB’s and NACB’s growth, business and profitability;

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increases to nonperforming assets or other problem assets will adversely affect ODNB’s and NACB’s earnings;

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losses related to any single loan could significantly impact ODNB’s or NACB’s financial condition;

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ODNB’s and NACB’s portfolios of loans to small to mid-sized community-based businesses may increase their credit risk;

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lack of seasoning of ODNB’s and NACB’s loan portfolios could increase the risk of credit defaults;

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ODNB’s and NACB’s allowances for credit losses may be inadequate to absorb actual losses in their loan portfolios;

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failure to keep up with technological changes could materially adversely affect ODNB’s and NACB’s competitive position and profitability;

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ODNB and NACB are subject to cybersecurity risks and security breaches and may experience harm to their reputations and liability exposure from security breaches;

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ODNB and NACB are subject to extensive regulation and supervision, which could limit or restrict their activities;

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regulatory requirements affecting loans secured by commercial real estate could limit ODNB’s and NACB’s ability to leverage their capital and adversely affect their growth and profitability;

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ODNB and NACB are subject to capital adequacy standards and will be subject to restrictions for not meeting those standards;

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ODNB’s and NACB’s liquidity depends on dividends from their bank subsidiaries, and their ability to pay dividends is limited;

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ODNB and NACB are subject to laws and regulations designed to protect consumers and addressing consumer privacy, data use and security and failure to comply could impact their business, financial condition and reputation;

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ODNB and NACB operate in highly competitive markets, which could adversely impact their profitability;

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no public market currently exists for ODNB common stock, and an active trading market may not develop;

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future issuances of ODNB common stock could lower the stock price and dilute your ownership in ODNB;

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ODNB’s stock price may be volatile, which could result in a loss of all or part of your investment;

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holders of ODNB’s debt obligations and any preferred stock will have priority over holders of ODNB common stock in the event of liquidation, dissolution or winding up;

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ODNB’s outstanding warrants may cause dilution to its shareholders and have a material adverse impact on the market price of ODNB common stock;

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an investment in ODNB common stock is not an insured deposit and not guaranteed by the FDIC;

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fulfilling public company financial reporting and other regulatory obligations and transitioning to a public company will be expensive and time consuming and may strain ODNB’s resources;

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ODNB is an “emerging growth company,” as defined in the JOBS Act, and will be able to avail itself of reduced disclosure requirements, which could make ODNB common stock less attractive to investors and adversely affect the market price of ODNB common stock;

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if ODNB fails to remediate the material weakness in its internal control over financial reporting or otherwise to maintain an effective system of internal control and effective disclosure controls and procedures, it could have a material adverse effect on ODNB’s results of operations and financial condition; and

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other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

We also refer you to the section of this joint proxy statement/prospectus entitled “Risk Factors.”
All of the forward-looking statements made in this joint proxy statement/prospectus are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on ODNB, NACB or their respective businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this joint proxy statement/prospectus. Forward-looking statements speak only as of the date they are made and neither ODNB nor NACB undertakes any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page 37, ODNB shareholders and NACB shareholders should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus.
ODNB shareholders and NACB shareholders should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the ODNB special meeting or the NACB special meeting. The risks described in this joint proxy statement/prospectus may adversely affect the value of ODNB common stock that you, as an existing ODNB shareholder, currently hold or that you, as an existing NACB shareholder, may hold upon consummation of the merger, and could result in a significant decline in the value of ODNB common stock and cause ODNB shareholders and/or NACB shareholders to lose all or part of the value of their respective investments in ODNB common stock, which will be the common stock of the continuing corporation.
Risks Related to the Consummation of the Merger and the Continuing Corporation Following the Merger
Because there is no established public trading market for ODNB common stock, ODNB and NACB shareholders cannot be certain of the market value of the stock consideration.
At the effective time of the merger, each share of NACB common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held by NACB and dissenting shares) will be converted into the right to receive, without interest, and subject to election and proration in accordance with the merger agreement: (i) 83.00 per share in cash or (ii) 5.2390 shares of ODNB common stock. The shareholder election will be subject to a proration mechanism, such that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares), and all other shares of NACB common stock issued and outstanding immediately prior to the effective time (including shares subject to NACB restricted stock awards, but excluding the shares of NACB common stock to be cancelled pursuant to the merger agreement and dissenting shares) will be entitled to receive the stock consideration. Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration shall not be subject to the proration mechanism to the extent that all such minimum cash shares are less than the maximum cash conversion number. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares, and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
The stock consideration payable to NACB shareholders will be in the form of ODNB common stock based on a fixed exchange ratio. There is no established public trading market for the shares of ODNB common stock, no registered broker/dealer makes a market in the ODNB common stock, and no shares of ODNB common stock are listed for trading or quoted on any stock exchange or automated quotation system. As a result, ODNB and NACB shareholders will not be able to obtain current market quotations for ODNB common stock to evaluate the value of the stock consideration at the time they are asked to vote on the merger or at the time the merger is completed.
Additionally, the exchange ratio will not be adjusted for changes in the market price of NACB common stock. Changes in the price of NACB common stock between now and the time of the merger will not affect the value of stock consideration that will be received by holders of NACB common stock in the merger. Neither ODNB nor NACB is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NACB common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, such as inflation, trade policies and tariffs, volatility in the capital markets, volatility in real estate markets, interest and currency rate fluctuations, labor availability, supply chain disruptions, global pandemics and public health crises and the responses thereto, weather catastrophes and geopolitical instability, including shutdowns and threats of shutdowns of the U.S.

federal government, political instability and political violence, changes in NACB’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond NACB’s control. Therefore, at the time of the NACB special meeting, holders of NACB common stock will not know the market value of the stock consideration that NACB shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of NACB common stock.
There can be no assurance as to the market value of the shares of ODNB common stock that NACB shareholders receive in the merger.
The market price of the continuing corporation after the merger may be affected by factors different from those currently affecting the shares of NACB common stock.
As a result of the merger, holders of NACB common stock who receive stock consideration will become holders of the continuing corporation’s common stock. ODNB’s business differs from that of NACB and certain adjustments may be made to ODNB’s business as a result of the merger. Accordingly, the results of operations of the continuing corporation and the market price of the continuing corporation’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of ODNB and NACB. For a discussion of the business, and certain factors consideration in connection with those businesses, see “Information About ODNB —  ODNB’s Business”, “Risk Factors” and “NACB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
The form of merger consideration that NACB shareholders ultimately receive could be different from the form elected depending on the form of merger consideration elected by other NACB shareholders.
While each NACB shareholder may elect to receive: (i) cash consideration for all shares of NACB common stock owned by such holder; (ii) stock consideration for all shares of NACB common stock owned by such holder; or (iii) 10% cash consideration and 90% stock consideration for all shares of NACB common stock owned by such holder, the merger agreement provides that the shareholder election will be subject to a proration mechanism, such that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares), and all other shares of NACB common stock issued and outstanding immediately prior to the effective time (including shares subject to NACB restricted stock awards, but excluding the shares of NACB common stock to be cancelled pursuant to the merger agreement and dissenting shares) will be entitled to receive the stock consideration. Therefore, if the dissenting shares exceed the maximum cash conversion number, the cash election shares will receive stock consideration. If the dissenting shares plus the cash election shares exceed the maximum conversion number, the cash election shares of each holder (except, as applicable, the minimum cash shares, up to the maximum cash conversion number less dissenting shares) will receive a mixture of both cash consideration and stock consideration in accordance with the proration procedures set forth in the merger agreement.
Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration shall not be subject to the proration mechanism to the extent that all such minimum cash shares are less than the maximum cash conversion number. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares, and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
As a result, your ability to receive the cash consideration, the stock consideration or a combination thereof in accordance with your election may depend on the elections of other holders of NACB common stock.
Additionally, if you are an NACB shareholder and you do not make a cash only election, stock only election or mixed election, your elections are not received by the exchange agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election and your shares will be considered “non-election shares,” and you will receive only ODNB common stock.

If you are an NACB shareholder and you make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.
If you are a registered NACB shareholder and want to make a valid cash only election, stock only election or mixed election, you will have to deliver a properly completed and signed form of election to the exchange agent prior to the election deadline. You will not be able to sell any shares of NACB common stock that are part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. Unless otherwise agreed to in advance by ODNB and NACB, the election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located), on the date that ODNB and NACB agree is as near as practicable to four business days prior to the expected closing date of the merger. ODNB and NACB will cooperate to issue a press release announcing the date of the election deadline at least five business days prior to, and no more than 15 business days prior to, the election deadline. If you do not revoke your election, you will not be able to liquidate your investment in NACB common stock for any reason until you receive the merger consideration. In the time between the election deadline and the closing of the merger, the trading price of NACB common stock may decrease, and you might otherwise want to sell your shares of NACB common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.
Combining ODNB and NACB may be more difficult, costly or time-consuming than expected, and ODNB and NACB may fail to realize the anticipated benefits of the merger.
This is a merger transaction combining two financial institutions. The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of ODNB and NACB. To realize the anticipated benefits and cost savings from the merger, ODNB and NACB must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If ODNB and NACB are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
A successful integration of NACB’s business with ODNB’s business will depend on the ability to consolidate operations, corporate cultures, systems and procedures and to eliminate redundancies and costs. ODNB may not be able to combine each company’s business without encountering difficulties that could adversely affect the ability to maintain relationships with existing clients, customers, depositors and employees, such as:
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the loss of key employees;

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the disruption of operations and business;

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inability to maintain and increase competitive presence;

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loan and deposit attrition, customer loss and revenue loss;

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possible inconsistencies in standards, control procedures and policies;

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additional costs or unexpected problems with operations, personnel, technology and credit; and/or

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problems with the assimilation of new operations, systems, sites or personnel, which could divert resources from banking operations.

Any disruption to the businesses could cause customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of ODNB and NACB.
ODNB and NACB entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, benefits relating to enhanced revenues, a strengthened market position for the continuing corporation, cross-selling opportunities, technological efficiencies, and operating efficiencies. Achieving the anticipated benefits of the transactions contemplated by the merger agreement is subject to a number of uncertainties including whether integration is completed in a timely, effective and efficient manner and general competitive conditions in the marketplace. An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the continuing corporation following the completion of the merger, which may adversely affect the value of the common stock of the continuing corporation following the completion of the merger. Additionally, upon consummation of the transactions contemplated by the merger agreement, the continuing corporation will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from such estimates, which could result in the continuing corporation not achieving the anticipated benefits of the acquisition. Any cost savings that are realized may be offset by losses in revenues or other charges to earnings. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
ODNB and NACB have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of ODNB and NACB during this transition period and for an undetermined period after completion of the merger on the continuing corporation.
The shares of ODNB common stock to be received by holders of NACB common stock as a result of the merger will have different rights from the shares of NACB common stock.
In the merger, holders of NACB common stock who receive stock consideration will become holders of ODNB common stock and their rights as shareholders will be governed by Virginia law and the governing documents of ODNB as the continuing corporation. The rights associated with ODNB common stock are different from the rights associated with NACB commons stock. See “Comparison of Shareholder Rights” beginning on page 248.
ODNB and NACB have, and the continuing corporation following the closing is expected to, incur substantial costs related to the merger and integration.
ODNB and NACB have incurred and expect to incur significant non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company application and filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either ODNB or NACB regardless of whether the merger is completed and may adversely impact ODNB’s and NACB’s earnings. See “The Merger Agreement — Expenses and Fees” beginning on page 159.
Following the closing, the continuing corporation is expected to incur substantial costs related to the integration of ODNB’s and NACB’s businesses, including facilities and systems consolidation costs and employment-related costs. ODNB and NACB may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While ODNB and NACB have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs, and additional unanticipated costs may be incurred in the integration of the businesses of ODNB and NACB. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Anticipated future merger and integration-related pre-tax costs are currently estimated to be approximately $8.1 million.

The opinion delivered by Davidson to ODNB’s board of directors and the opinion delivered by Piper Sandler to NACB’s board of directors, respectively, prior to the companies’ entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The opinion from Davidson, ODNB’s financial advisor, to ODNB’s board of directors, was delivered on and dated June 12, 2026, and the opinion from Piper Sandler, NACB’s financial advisor, to NACB’s board of directors was delivered on and dated June 14, 2026. Changes in the operations and prospects of ODNB and NACB, general market and economic conditions and other factors which may be beyond the control of ODNB and NACB, including global macroeconomic conditions caused by volatility and market factors related to or caused by tariffs and trade policies, political instability, health crises, global political conflict, interest rates, labor market volatility, and volatility in financial markets on such market and economic conditions, and the market price of NACB, may have altered the value of ODNB or NACB or the prices of shares of ODNB common stock and NACB common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date after the dates of those opinions.
Regulatory approvals for the merger and the bank merger may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the continuing corporation following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 130. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing or any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.
Even if the approvals are granted, they may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the continuing corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the continuing corporation following the merger or otherwise reduce the anticipated benefits of the merger and bank merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger and the bank merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of the merger and the bank merger.
Despite the parties’ commitments to using their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither party is required, under the terms of the merger agreement, to take any action, or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the continuing corporation and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.
The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the continuing corporation after the merger may differ materially.
The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the continuing corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the NACB identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of NACB as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document and no assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. For more information, see “Unaudited Pro Forma Combined Consolidated Financial Information Relating to the Merger”.
Certain of ODNB’s and NACB’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of ODNB shareholders and NACB shareholders.
ODNB shareholders and NACB shareholders should be aware that some of ODNB’s and NACB’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of ODNB shareholders and NACB shareholders. These interests and arrangements may create potential conflicts of interest. The ODNB and NACB boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that, in the case of the ODNB board of directors, ODNB shareholders vote to approve the ODNB merger proposal and, in the case of the NACB board of directors, NACB shareholders vote to approve the NACB merger proposal. For a more complete description of these interests, please see “The Merger — Interests of Certain ODNB Directors and Executive Officers in the Merger” beginning on page 127 and “The Merger — Interests of Certain NACB Directors and Executive Officers in the Merger” beginning on page 127.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed. Such failure to complete the merger could negatively impact ODNB or NACB.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) receipt of the requisite ODNB vote and the requisite NACB vote; (ii) the receipt of the requisite regulatory approvals; (iii) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; (iv) authorization for listing on Nasdaq or The New York Stock Exchange of the shares of ODNB common stock that will be issuable pursuant to the merger agreement; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or the bank merger or making the completion of the merger or the bank merger illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Additionally, ODNB’s obligation to complete the merger is subject to (a) NACB delivering to ODNB evidence of the termination of the NCBank 401(k) plan and (b) no more than 15% of the issued and outstanding shares of NACB common stock being dissenting shares.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the receipt of the requisite shareholder approvals, or ODNB or NACB may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement —  Termination of the Merger Agreement” beginning on page 157.
If the merger is not completed for any reason, including as a result of ODNB shareholders or NACB shareholders failing to approve the merger, there may be various adverse consequences and ODNB and/or NACB may experience negative reactions from the financial markets and from their respective customers and employees. For example, ODNB’s or NACB’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of NACB common stock could decline to the extent that current market price reflects a market assumption that the merger will be beneficial and will be completed. ODNB and/or NACB also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against ODNB or NACB to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either ODNB or NACB may be required to pay a termination fee of $4,410,000 to the other party.
Additionally, each of ODNB and NACB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, ODNB and NACB would have to pay these expenses without realizing the expected benefits of the merger.
In connection with the merger, ODNB will assume NACB’s outstanding debt obligations, and the continuing corporation’s level of indebtedness following the completion of the merger could adversely affect the continuing corporation’s ability to raise additional capital and to meet its obligations under existing indebtedness.
In connection with the merger, ODNB will assume NACB’s outstanding indebtedness. ODNB’s existing debt, together with the assumption of NACB’s outstanding indebtedness and any future incurrence of additional indebtedness, could have important consequences for the continuing corporation’s creditors and the continuing corporation’s shareholders. For example, it could:
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limit the continuing corporation’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

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restrict the continuing corporation from making strategic acquisitions or cause the continuing corporation to make non-strategic divestitures;

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restrict the continuing corporation from paying dividends to its shareholders;

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increase the continuing corporation’s vulnerability to general economic and industry conditions; and

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require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the continuing corporation’s indebtedness, thereby reducing the continuing corporation’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

ODNB and NACB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ODNB and NACB. These uncertainties may impair ODNB’s or NACB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with ODNB and NACB to seek to change existing business relationships with ODNB or NACB. In addition, subject to certain exceptions, ODNB and NACB have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent ODNB and/or NACB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 145 for a description of the restrictive covenants applicable to ODNB and NACB.
Interest rate volatility may adversely impact the fair value adjustments of investments and loans acquired in the merger.
Upon the closing of the merger, the continuing corporation will need to adjust the fair value of NACB’s investment and loan portfolios. Volatility in the interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the continuing corporation’s capital ratios, which may result in the continuing corporation taking steps to strengthen its capital position.
The merger agreement limits ODNB’s and NACB’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire ODNB or NACB.
The merger agreement contains “no shop” covenants that restrict each of ODNB’s and NACB’s ability to, directly or indirectly, among other things, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, subject to certain exceptions, or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement) in connection with or relating to any acquisition proposal.
The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, ODNB or NACB may be required to pay a termination fee of $4,410,000 to the other party. See the section entitled “The Merger Agreement — Termination Fee.”
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of ODNB or NACB from considering or proposing that acquisition.
Holders of ODNB common stock and NACB common stock will have reduced ownership and voting interest in the continuing corporation after the merger and will exercise less influence over management.
ODNB shareholders and NACB shareholders currently have the right to vote in the election of the board of directors and on other matters affecting ODNB and NACB, respectively. When the merger is completed, each ODNB shareholder and each NACB shareholder who receives shares of ODNB common stock as merger consideration will become a holder of common stock of the continuing corporation, with a percentage ownership of the continuing corporation that is smaller than the holder’s percentage ownership of either ODNB or NACB individually, as applicable, prior to the consummation of the merger. Based on the number of shares of ODNB common stock and NACB common stock outstanding as of the close of business on the respective record dates and the number of shares of ODNB common stock expected to be issued in the merger, assuming that 90% stock consideration is issued, the former NACB shareholders, as a group, are estimated to own approximately 32.2% of the fully diluted shares of the continuing corporation immediately after the merger and current ODNB shareholders as a group are estimated to own approximately 67.8% of the fully diluted shares of the continuing corporation immediately after the merger. Additionally, 10 ODNB continuing directors and seven NACB continuing directors will join the board of directors of the continuing corporation as of the effective time, and the board of directors of the continuing corporation will be expanded to 17 directors. Because of this, ODNB shareholders and NACB shareholders may have less influence on the management and policies of the continuing corporation than they now have on the management and policies of ODNB and NACB, respectively.
ODNB shareholders will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. ODNB shareholders are not entitled under applicable law to appraisal rights in connection with the merger.

NACB shareholders will have appraisal rights or dissenters’ rights in the merger, and the exercise of such rights could result in fewer NACB shareholders receiving cash consideration and result in uncertainty.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under Maryland law, NACB shareholders who do not vote in favor of the NACB merger proposal and who otherwise comply strictly with the procedures set forth in sections 3-201 through 3-213 of the MGCL will be entitled to seek appraisal with respect to the merger and demand in writing to be paid the fair value of the shares of NACB common stock following the consummation of the merger.
The fair value determined under Maryland law could be more, the same, or less than the merger consideration payable pursuant to the merger agreement. In addition, any NACB shareholder that has duly demanded the payment of the fair value of NACB common stock in compliance with section 3-203 of the MGCL, will not, after making such demand, be entitled to vote the NACB common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the NACB shareholders approved the NACB merger proposal. Fair value may not include the appreciation or depreciation that directly or indirectly results from the transaction objected to or from its proposal.
The existence of appraisal rights may also create uncertainty. Pursuant to the merger agreement, ODNB’s obligation to complete the merger is subject to, among other things, no more than 15% of the issued and outstanding shares of NACB common stock being dissenting shares. If more than 15% of the issued and outstanding shares of NACB common stock are dissenting shares, ODNB will not be obligated to complete the merger. Additionally, if dissenting shares exceed the maximum cash conversion number, the cash election shares will receive stock consideration. If dissenting shares plus the cash election shares exceed the maximum cash conversion number, the cash election shares of each holder (except, as applicable, the minimum cash shares, up to the maximum cash conversion number less dissenting shares) will receive a mixture of both cash consideration and stock consideration in accordance with the proration procedures set forth in the merger agreement.
In addition, appraisal proceedings could be protracted and expensive, and ODNB may incur significant legal, valuation and other costs in connection with defending any appraisal action. The pendency of appraisal proceedings could also delay the full integration of NACB’s business and create additional uncertainty for shareholders.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of ODNB and NACB.
Shareholders of ODNB and/or of NACB may file lawsuits against ODNB, NACB and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting ODNB or NACB defendants from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to ODNB and/or NACB, including any cost associated with the indemnification of directors and officers of each company. ODNB and NACB may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of ODNB and NACB and could prevent or delay the completion of the merger.
Risks Related to ODNB’s Business
An investment in ODNB common stock, which will be the common stock of the continuing corporation after the merger, involves certain risks, including those described below. The risks discussed below are substantially similar to those which NACB currently faces as an independent company in the banking industry. Unless otherwise indicated or as the context requires, all references in this section to “we,” “us” and “our” refer to ODNB or NACB, as appropriate.
Our business and operations may be materially adversely affected by economic conditions in our market areas.
Our financial performance generally, and in particular the ability of our borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer, is highly dependent upon the business environment in the markets in which we operate and the in the United States as a whole. Unlike many of our larger competitors that maintain significant operations outside our market, many of our borrowers are individuals and businesses located and doing business in the Washington, D.C. metropolitan area, Virginia and Pennsylvania. As a result, our success depends to a large degree on the general economic conditions of those markets. The economic conditions in our local markets may be different from the economic conditions in the United States as a whole. Changes in the local or regional economy may influence the growth rate of our loans and deposits, the quality of our loan portfolio and our loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control, would impact these local or regional economic conditions and the demand for banking products and services generally, which could negatively affect our financial condition and results of operations.
If economic conditions in the United States or any of our markets weaken, our growth and profitability from our operations could be constrained. In addition, foreign economic and political conditions could affect the stability of global financial markets, which could hinder economic growth. All of these factors can, individually or in the aggregate, be detrimental to our business, and the interplay between these factors can be complex and unpredictable. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for credit losses, a decline in the value of our collateral, and an overall material adverse effect on the quality of our loan portfolio.
Our business is significantly affected by monetary and related policies of the U.S. federal government and its agencies. Uncertainty about the federal fiscal policymaking process, the medium and long-term fiscal outlook of the federal government, shutdowns and potential reductions in spending by the federal government and related reductions in the federal workforce, and future tax rates are concerns for businesses, consumers and investors in the United States. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial condition and results of operations.
Our customers and businesses in the Washington, D.C. metropolitan area may be adversely impacted as a result of changes in government spending and federal government budget issues.
ODNB has made a substantial investment in building its capacity to lend money to small business and professional customers who do business, directly or indirectly, with the federal government and who rely on sustained levels of government spending for their businesses. In addition, federal government employees make up a significant portion of the population of the Washington, D.C. metropolitan area. The impact of a decline in federal government spending, a reallocation of government spending to different industries or different areas of the country, or a delay in payments to federal government contractors that may result from threatened or actual shutdowns of the federal government, failure to increase the federal debt limit or other federal budgetary or spending issues, could have a ripple effect. Temporary layoffs, staffing freezes, salary reductions and/or furloughs of government employees or government contractors could have adverse impacts on other businesses in ODNB’s market and the general economy of the Greater Washington, D.C. metropolitan area, and may indirectly lead to a loss of revenues by ODNB’s customers, including vendors and lessors to the federal government and government contractors or to their employees, as well as a wide variety of commercial and retail businesses and the local housing market. Accordingly, such potential federal government activities could lead to increases in past due loans, nonperforming loans, loan loss reserves, and charge-offs, an increase in deposit withdrawals, and a decline in liquidity, any of which could have a material adverse effect on our earnings, financial condition and shareholder returns.

We are subject to interest rate risk, which could adversely affect our profitability.
Our profitability, like that of most financial institutions of our type, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease our net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rates changes. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities and pricing of our assets and liabilities, our efforts may not be effective, which could have a material effect on our financial condition, results of operations and the value of our common stock. For example, changes in interest rates or interest rate spreads may:
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affect the difference between the interest that we earn on assets and the interest that we pay on liabilities, which impacts our overall net interest income and profitability;

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adversely affect the ability of borrowers to meet obligations under variable or adjustable-rate loans and other debt instruments (including due to an inability to refinance loans), which, in turn, affects our loss rates on those assets;

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decrease the demand for interest rate-based products and services, including loans and deposits;

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affect our ability to hedge various forms of market and interest rate risk and may decrease the profitability or protection or increase the risk or cost associated with such hedges;

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increase the unrealized losses on our available-for-sale investment portfolio; and

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affect mortgage prepayment speeds and result in the impairment of capitalized mortgage servicing assets, reduce the value of loans held for sale and increase the volatility of mortgage banking revenues, potentially adversely affecting our results of operations.

Interest rates and the yield curve are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies and, in particular, the Federal Reserve which, through the FOMC, may raise or lower interest rates in response to economic conditions. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our assets and liabilities and the average duration of our assets and liabilities. Any substantial, unexpected or prolonged change in market interest rates could have an adverse effect on our business, financial condition and results of operations. The timing, pace and direction of additional interest rate changes remains uncertain, and will largely depend on trends in inflation, employment and other macroeconomic factors that are outside of our control.
Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our net interest income and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. Accordingly, changes in market interest rates could materially and adversely affect our net interest income, asset quality, loan origination volume and the value of ODNB common stock.
Insufficient liquidity could impair our ability to fund operations and meet our obligations as they become due, and could materially adversely affect our growth, business, profitability and financial condition.
Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they become due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. We require sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on our debt obligations as they become due and other cash commitments under both normal operating conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. Factors that could detrimentally impact access to liquidity sources include, but are not limited to, a decrease in the level of our business activity as a result of a slowdown in our market, adverse regulatory actions against us, or changes in the liquidity needs of our depositors. Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Our inability to raise funds through deposits, borrowings, the sale of loans, or other sources, and our ability to maintain sufficient deposits, could have a substantial negative effect on our business, and could result in the closure of ODNBank (or, following the bank merger, NCBank). Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect our organization specifically or the financial services industry or economy in general. Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair our ability to fund operations and meet our obligations as they become due and could have a material adverse effect on our business, financial condition and results of operations.
We rely on customer deposits, including brokered deposits, and to a lesser extent Federal Home Loan Bank (“FHLB”) advances to fund our operations. Although we have historically been able to replace customer deposit withdrawals, maturing deposits, and advances if desired, we may not be able to replace such funds in the future if our financial condition, the financial condition of the FHLB or market conditions were to change. FHLB borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations. The unavailability of sufficient funding could have an adverse effect on our business, financial condition and results of operations. Further, the expense of borrowing funds to meet liquidity needs may adversely affect our results of operations. We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate, which could have material adverse effect on our financial condition, results of operations and the value of ODNB common stock.
We may be unable to retain or grow our core deposit base, which could adversely impact our funding costs.
Like many financial institutions, we rely on customer deposits as our primary source of funding for our lending activities, and we continue to seek customer deposits to maintain this funding base. Our future growth will largely depend on our ability to retain and grow our diverse deposit base. Our deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, customer perceptions of our financial health, and general reputation and adverse developments in general economic conditions of an individual’s business, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. Additionally, negative news about us or the banking industry in general could negatively impact market and/or customer perceptions of ODNB which could lead to a loss of depositor confidence and an increase in deposit withdrawals, particularly among those with uninsured deposits. Furthermore, as many regional banking organizations experienced in 2023, the failure of other financial institutions may cause deposit outflows as customers spread deposits among several different banks so as to maximize their amount of FDIC insurance, move deposits to banks deemed “too big to fail” or remove deposits from the banking system entirely. As of March 31, 2026, approximately 35% of our deposits were uninsured when excluding collateralized deposits, and we rely on these deposits for liquidity. Any such loss of funds could result in lower loan originations and decrease in liquidity, which could have a material adverse effect on our business, financial condition and results of operations.
Inflation can have an adverse impact on our business and on our customers.
In 2022 and continuing into 2023, the United States experienced high rates of inflation. In an effort to reduce inflation, the Federal Reserve increased the federal funds target rate seven times in 2022 and four times in 2023 from 0 – 0.25% at the beginning of 2022 to 5.25 – 5.50% as of December 31, 2023. During 2024

and 2025, the federal funds target rate reduced 175 basis points, decreasing to 3.50% – 3.75% as of December 31, 2025. Higher market interest rates relative to interest rates from 2008 to 2022 have increased funding costs and decreased loan demand. As market interest rates rise, the value of our investment securities generally decreases, although this effect can be less pronounced for floating rate instruments. Higher interest rates reduce the demand for loans and increase the attractiveness of alternative investment and savings products, like U.S. Treasury securities and money market funds, which can make it difficult to attract and retain deposits. Additionally, inflation generally increases the cost of products and services we use in our business operations, as well as labor costs. We may find that we need to give higher than normal raises to employees and start new employees at a higher wage. Furthermore, our clients are also affected by inflation and the rising costs of products and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us. If inflationary pressures do not subside, sustained higher interest rates by the Federal Reserve may be needed, which could weaken economic activity. A deterioration in economic conditions in the United States and our markets could result in a further increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, all of which, in turn, would adversely affect our business, financial condition, and results of operations. The impact of these changes may be magnified if we do not effectively manage the relative sensitivity of our assets and liabilities to changes in market interest rates.
We are subject to credit risk, which could adversely affect our business, financial condition and results of operations.
Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be paid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors including local market conditions and general economic conditions. If the overall economic climate in the U.S. generally, or in our markets specifically, experiences material disruption, including as a result of inflation, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and our level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for credit losses.
Our risk management practices, such as monitoring the concentrations of our loans and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting related customers and the quality of the loan portfolio. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for credit losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.
Our risk management framework may not be effective in mitigating risks and/or losses to us.
In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to material risks, such as credit, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design, their implementation or the degree to which we adhere to them, or as a result of the lack of adequate, accurate or timely information, changes in methods pursued by external bad actors or otherwise.
If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our business, financial condition and results of operations. In addition, we could be subject to litigation, particularly from our customers, and sanctions or fines from regulators. Our techniques for managing the risks we face may not fully mitigate the risk exposure in all economic or market environments, including exposure to risks that we might fail to identify or anticipate, which could have a material adverse effect on our business, financial position and results of operations.

A substantial portion of our loans are, and will continue to be, real estate related loans in the Northern Virginia/Washington, D.C. metropolitan area, Central Pennsylvania area, and Albemarle County/Charlottesville, Virginia (“Central Virginia”) area. Adverse changes in the real estate markets or economies in these areas, or nationally, could lead to higher levels of problem loans and charge-offs, and adversely affect our earnings and financial condition.
We make loans primarily to borrowers in the Northern Virginia/Washington, D.C. metropolitan area, Central Pennsylvania area, and Central Virginia area, and have a substantial portion of our loans secured by real estate. Real property values in our markets may be different from, and in some instances worse than, real property values in other markets or in the United States as a whole and may be affected by a variety of factors outside of our control and the control of our borrowers, including national, regional and local economic conditions, generally. Consequently, a decline in regional or local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate portfolios are more geographically diverse. Specifically, these concentrations expose us to the risk that adverse developments in the real estate market, or in the general economic conditions in such areas, or the continuation of such adverse developments, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth. In that event, we would likely experience lower earnings or additional losses. Additionally, if economic conditions in these areas deteriorate, or there is significant volatility or weakness in the local or national economies or any significant sector of the economy, our ability to develop business relationships may be diminished, the quality and collectability of our loans may be adversely affected, the value of collateral may decline and loan demand may be reduced.
Increases to our nonperforming assets or other problem assets will have an adverse effect on our earnings.
As of March 31, 2026, we had nonperforming loans and loans 90 days or more past due of $17.9 million, or 1.35% of total loans. If loans become 90 or more days past due and still accruing and move to nonaccrual loans, we will not record interest income on such loans, and may be required to reverse prior accruals, thereby adversely affecting our earnings. If the level of our nonperforming loans or other problem assets increases, we may be required to make additional provisions for loan losses, which will negatively impact our earnings. If we are required to foreclose on any collateral properties securing our loans, we will incur legal and other expenses in connection with the foreclosure and sale process and possible losses on the sale of other real estate owned (“OREO”) or other collateral. Additionally, the resolution of nonperforming assets and other problem assets requires the active involvement of management, which can distract management from its overall supervision of operations and other income producing activities. There can be no assurance that we will not experience increases in our nonperforming assets in the future, or that our nonperforming assets will not result in losses in the future.
Losses related to any single loan could have a significant impact on our financial condition and results of operations.
As a result of our focus on commercial and real estate lending, our loan portfolio is currently comprised of a relatively small number of loans, approximately 18, which have balances in excess of 5% of our shareholders’ equity. Additionally, commercial and industrial loans not primarily secured by real estate are typically made based on the ability of the borrower to make payment on the loan from the cash flow of the business and are collateralized primarily by business assets such as equipment, inventory and accounts receivable. These assets are often subject to depreciation over time, may be more difficult than real estate collateral to evaluate, and may be more difficult to realize the value of upon foreclosure. As a result, the availability of funds for repayment of such loans is often contingent on the success of the business itself, and therefore, these loans are more susceptible to a risk of loss during a downturn in the business cycle. Although we seek to structure and monitor our loans and the financial condition of our borrowers in an effort to avoid or minimize losses, unexpected reversals in the business of an individual borrower can occur, and the resulting decline in the quality of loans to such borrowers, and related provisions for credit losses, could have a material adverse effect on our earnings, financial condition and shareholder returns.

We engage in lending secured by real estate and may be forced to foreclose on the collateral and own the underlying real estate, subjecting us to the costs and potential risks, including environmental liabilities, associated with the ownership of real property, or consumer protection initiatives or changes in state or federal law may substantially raise the cost of foreclose or prevent us from foreclosing at all.
Since we originate loans secured by real estate, we may have to foreclose on collateral property to protect our investment and may thereafter own and operate such property, in which case we would be exposed to the risks inherent in the ownership of real estate, including environmental liabilities. We may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected the property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability, and we may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. The amount that we, as a mortgagee, may realize after a foreclosure depends on factors outside of our control, including, but not limited to, general or local economic conditions, environmental clean-up liabilities, assessments, interest rates, real estate tax rates, operating expenses of the mortgaged properties, our ability to obtain and maintain adequate occupancy of the properties, zoning laws, governmental and regulatory rules and natural disasters. Our inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of real estate, could have a material adverse effect on our business, financial condition and results of operations.
Our portfolio of loans to small to mid-sized community-based businesses may increase our credit risk.
Many of our commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities, have a heightened vulnerability to economic conditions, frequently have smaller market shares then their competition, often need substantial additional capital to expand or compete, and may experience substantial volatility in operating results, any of which may impair their ability as a borrower to repay a loan. In addition, the success of small and medium-sized businesses often depends on the management skills, talents and efforts of one or two people or a small group of key individuals, and the death, disability or resignation of one or more of these people could have an adverse impact on the business and its ability to repay its loan. If general economic conditions in the market areas in which we operate negatively impact this important customer sector, our results of operations and financial condition may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. The deterioration of borrowers’ businesses may hinder their ability to repay their loans, which could have a material adverse effect on our financial condition and results of operations.
Lack of seasoning of our loan portfolio could increase the risk of credit defaults in the future.
While we are familiar with a large percentage of the loans and borrowers in our loan portfolio because of long-standing relationships, we have developed new relationships, and have originated loans with respect to new projects, in recent years. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because a significant portion of our loan portfolio is relatively new or relates to relationships new to us, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for credit losses, which would adversely affect our results of operations and financial condition.
Our allowance for credit losses may be inadequate to absorb actual losses in the loan portfolio, which could have a material adverse effect on our business, financial condition and results of operations.
Experience in the banking industry indicates that a portion of our loans will become delinquent, some loans may only be partially repaid or may never be repaid at all, and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. We may experience losses for reasons beyond our control, such as the impact of general economic conditions, including the current economic environment and real estate market, the type of loan, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan. We maintain an allowance for credit losses in an amount that is believed to be appropriate for expected losses inherent in the portfolio. However, we may be unable to identify all deteriorating credits prior to them becoming non-performing assets, or to limit losses on those loans that are identified. As a result, future additions to the allowance may be necessary. Additionally, future additions to the allowance may be required based on changes in the forecasted economic conditions, changes in the loans comprising the portfolio and changes in the financial condition of borrowers, or as a result of assumptions used by management in determining the allowance.
Although we endeavor to maintain our allowance for credit losses at a level adequate to absorb any expected losses in our loan portfolio, these estimates of credit losses are necessarily highly subjective and require us to make significant estimates of and assumption regarding current credit risk and future trends, and the accuracy of our judgments depends on the outcome of future events. Deterioration of economic conditions affecting borrowers, new information regarding existing loans, inaccurate management assumptions, identification of additional problem loans and other factors, both within and outside of our control, may result in our experiencing higher levels of nonperforming assets and charge-offs, and incurring credit losses in excess of our current allowance for credit losses, requiring us to make material additions to our allowance for credit losses.
Additionally, our regulators, as an integral part of their supervisory function, periodically review the adequacy of our allowance for credit losses. These regulatory agencies may require us to increase our provision for credit losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. If we need to make significant and unanticipated increases in the loss allowance in the future, or take additional charge-offs for which we have not established adequate reserves, our results of operations and financial condition could be materially adversely affected at that time.
We rely upon independent appraisals to determine the value of the real estate which secures a significant portion of our loans, and the values indicated by such appraisals may not be realizable if we are forced to foreclose upon such loans.
A significant portion of our loan portfolio, amounting to approximately $1.1 billion, or 82%, as of March 31, 2026, consists of loans secured by real estate. We rely upon independent appraisers to estimate the value of such real estate. Appraisals are only estimates of value at the time the appraisal is made, and the independent appraisers may make mistakes of fact or judgment which adversely affect the reliability of their appraisals. In addition, events occurring after the initial appraisal may cause the value of the real estate to increase or decrease, especially during periods of heightened economic uncertainty. As a result of any of these factors, the real estate securing some of our loans may be more or less valuable than anticipated at the time the loans were made. If a default occurs on a loan secured by real estate that is less valuable than originally estimated, we may not be able to recover the outstanding balance of the loan and will suffer a loss, which could have an adverse effect on our business, financial condition, or results of operations.
Our financial condition, earnings and asset quality could be adversely affected if we are required to repurchase residential loans we originate for sale.
We originate residential mortgage loans for sale to secondary market investors, subject to contractually specified and limited recourse provisions. Because the loans are intended to be originated within investor guidelines, using designated automated underwriting and product specific requirements as part of the loan application, the loans sold have a limited recourse provision. In general, we may be required to repurchase a previously sold mortgage loan or indemnify the investor if there is non-compliance with defined loan origination or documentation standards, including fraud, negligence, and material misstatement in the loan documents or noncompliance with applicable law. In addition, we may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. The potential mortgagor early default repurchase period is up to approximately twelve months after sale of the loan to the investor. The recourse period for fraud, material misstatement, breach of representations and warranties, noncompliance with law, or similar matters could be as long as the term of the loan. Mortgages subject to recourse are collateralized by single-family residential properties, have loan-to-value ratios of 80% or less, or have private mortgage insurance. During the period January 1, 2026 through March 31, 2026, we originated and sold two loans, totaling $573.6 thousand, into the secondary market. Our experience to date has been minimal in the case of loan repurchases due to default, fraud, breach of representations, material misstatement, or legal noncompliance. Should repurchases become a material issue in the future, our earnings and asset quality could be adversely impacted, which could adversely impact our share price.
Failure to keep up with the rapid technological changes in the financial services industry could have a material adverse effect on our competitive position and profitability.
The financial services industry is continually undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Certain of our competitors have substantially greater resources to invest in technological improvements than we have. Developing or acquiring access to new technologies and incorporating those technologies into our products and services, or using them to expand our products and services, may require significant investments, may take considerable time to complete, and ultimately may not be successful. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers. In addition, the implementation of technological changes, such as AI technologies, and upgrades to maintain current systems and integrate new systems may also cause service interruptions, transaction processing errors and system conversion delays, and may cause us to fail to comply with applicable laws or may otherwise result in an increase, potentially a material increase, in our expenses, or otherwise distract management from our core banking and lending business. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete effectively and could have a material adverse effect on our business, financial condition or results of operations. As these technologies are improved in the future, we may be required to make significant capital expenditures in order to remain competitive, which may increase our overall expenses and have a material adverse effect on our business, financial condition and results of operations.
A successful penetration or circumvention of the security of our systems, including those of third-party providers or other financial institutions, or the failure to meet regulatory requirements for security of our systems, could cause serious negative consequences, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or systems or those of our customers or counterparties, significant increases in compliance costs (such as repairing systems or adding new personnel or protection technologies), and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation and regulatory exposure, and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.
We could recognize losses on investment securities held in our securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.
As of March 31, 2026, the book value of our investment securities portfolio was approximately $71.8 million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates, and instability in the capital markets.
For our available-for-sale (“AFS”) debt securities, unrealized losses resulting from factors other than expected credit losses are recognized, net of tax, in accumulated other comprehensive income and reduce our stockholders’ equity, even when we do not intend to sell, and are not more likely than not to be required to sell, the security before recovery of its amortized cost basis. If we intend to sell an impaired AFS debt security, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, we must write down the security’s amortized cost basis to its fair value, with the write-down recognized in earnings. For the portion of any decline in fair value below amortized cost that we determine is attributable to credit factors, we are required to record an allowance for credit losses through a charge to earnings, limited to the amount by which fair value is below amortized cost.
For our held-to-maturity (“HTM”) debt securities, we are required to estimate and recognize an allowance for credit losses over the contractual life of the securities based on our current expected credit loss (“CECL”) methodology, which reflects historical experience, current conditions, and reasonable and supportable forecasts. Increases in that allowance are recognized as a provision for credit losses in earnings.
The determination of whether a decline in the fair value of a debt security reflects expected credit losses, and the measurement of any allowance for credit losses, involves a significant degree of judgment and assumptions that are inherently uncertain and may result in material adjustments. This process usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer, any collateral underlying the security, and, in the case of AFS securities, our intent and ability to hold the security for a sufficient period of time to allow for any anticipated recovery in fair value, in order to assess the collectability of all contractual principal and interest payments on the security. Any of these factors, among others, could cause us to recognize credit loss expense, realized and/or unrealized losses, and declines in other comprehensive income in future periods, which could have an adverse effect on our business, financial condition, and results of operations. Our failure to correctly and timely assess credit losses or other declines in value with respect to our securities could have an adverse effect on our financial condition, results of operations, and the value of ODNB common stock.
We may not be able to successfully manage continued growth.
As our capital base grows, so does our legal lending limit. We cannot be certain as to our ability to manage increased levels of assets and liabilities, or to successfully make and supervise higher balance loans. We may be required to make additional investments in equipment, software, physical facilities, and personnel to accumulate and manage higher asset levels and loan balances, which may adversely impact earnings, shareholder returns, and our efficiency ratio. Increases in operating expenses or nonperforming assets may have an adverse impact on the value of our common stock.
In order to grow, we will have to continue to maintain our regulatory capital levels at or above the required minimum levels. If earnings do not meet our current estimates, if we incur unanticipated losses or expenses, or if we grow faster than expected, we may need to obtain additional capital sooner than anticipated. If we do not have continued access to sufficient capital, or if that capital is not available on terms acceptable to us, we may be required to reduce our level of assets or reduce our rate of growth in order to maintain regulatory compliance, including compliance with concentration guidelines. Under those circumstances net income, the rate of growth of net income, and the value of the common stock, may be adversely affected.
There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations or increase in the future. A downturn in economic conditions in our markets, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, a failure to maintain adequate internal controls and compliance processes, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as rapidly as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing our strategic initiatives. Our failure to sustain our historical rate of growth or adequately manage the factors that have contributed to our growth could have a material adverse effect on our earnings and profitability and therefore on our business, financial condition and results of operations.
We depend on the accuracy and completeness of information about clients and counterparties, which, if incorrect or incomplete, could harm our earnings.
In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also may rely on representations of customers, counterparties or other third parties, such as independent auditors as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to customers, we may assume that a customer’s audited financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our earnings are significantly affected by our ability to properly originate, underwrite, and service loans. Our financial condition, results of operations and the value of ODNB common stock could be negatively impacted to the extent we incorrectly assess the creditworthiness of our borrowers, fail to detect or respond to deterioration in asset quality in a timely manner, or rely on information provided to us, such as financial statements that do not comply with GAAP, that is materially misleading.
Risks Related to ODNB’s Industry and Regulation
We are subject to extensive regulation and supervision, which could limit or restrict our activities and negatively impact our financial performance.
We operate in a highly regulated industry and are subject to extensive federal and state regulation and supervision, which vests a significant amount of discretion in the various regulatory authorities who supervise us. These laws and regulations are intended primarily for the protection of depositors, customers, the public, the banking system as a whole, depositors’ funds and federal deposit insurance funds, not for the protection of our shareholders and creditors. ODNBank and NCBank are subject to regulation and supervision by the OCC and the FDIC. ODNB is subject to regulation and supervision by the Federal Reserve. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. Additionally, compliance with these regulators restricts certain of our activities and lines of business, our payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of banking offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on our business, financial condition and results of operations. The cost of regulatory compliance is particularly burdensome on small institutions, such as ODNBank and NCBank, which have smaller earning asset bases than our larger competitors to offset these compliance costs. Also, the burden imposed by those laws and regulations may place banks in general, including us in particular, at a competitive disadvantage compared to its non-bank competitors. If we are unsuccessful in managing our compliance costs or such costs continue to increase, it could have a material adverse effect on our financial condition, results of operations and the value of ODNB common stock.
Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies or supervisory guidance or expectations, including changes in interpretation or implementation of statutes, regulations, policies or supervisory guidance, have and could continue to affect us in substantial and unpredictable ways. Such changes have subjected us to, and could continue to subject us to, additional costs, limit the types of financial services and products we may offer, limit our ability to return capital to shareholders or conduct certain activities, or increase the ability of non-banks to offer competing financial services and products, among other things.
Failure to comply with laws, regulations, policies or supervisory guidance could result in enforcement and other legal actions by federal or state authorities, including criminal and civil penalties, the loss of FDIC insurance, the revocation of a banking charter, enforcement actions or sanctions by regulatory agencies, significant fines and civil money penalties and/or reputational damage. In this regard, government authorities, including the bank regulatory agencies, are pursuing and have pursued aggressive enforcement actions with respect to compliance and other legal matters involving financial activities, which heightens the risks associated with actual and perceived compliance failures. Directives issued to enforce such actions may be confidential and thus, in some instances, we are not permitted to publicly disclose these actions. Litigation challenging actions or regulations by federal or state authorities could, depending on the outcome, significantly affect the regulatory and supervisory framework affecting our operations, and could in turn have a material adverse effect on our business, financial condition and results of operations.

Additionally, consumer protection initiatives or changes in state or federal law, may substantially increase our compliance expenses including with respect our student disbursement business. In addition, a number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default, and we cannot be certain that any state in which we operate will not adopt similar legislation in the future. Additionally, federal regulators have prosecuted or pursued enforcement actions against a number of mortgage servicing companies for alleged consumer law violations. If new state or federal laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers to foreclosure, such laws or regulations could have an adverse effect on our business, financial condition and results of operations.
In addition, new regulations or increased regulatory scrutiny often occur in response to negative developments in the banking industry, which may increase our cost of doing business and reduce our profitability. Among other things, there may be increased focus by both regulators and investors on deposit composition, the level of uninsured deposits, brokered deposits, unrealized losses in securities portfolios, liquidity, commercial real estate loan composition and concentrations, and capital as well as general oversight and control of the foregoing. We could face increased scrutiny or be viewed as higher risk by regulators and/or the investor community, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business differs from our assessment, we may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on our business, financial condition and results of operations. See the section entitled “Regulation and Supervision.”
Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.
The Federal Reserve, the OCC, the FDIC and the VBFI periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve, the OCC, the FDIC or the VBFI were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations (such as information technology) had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions may include requiring us to remediate any such adverse examination findings, such as through inclusion in reports of examination of matters requiring board attention. If we fail to address supervisory criticism or concerns in a timely and effective manner, it can result in our regulators taking increasingly elevated regulatory actions against us. Following the bank merger, the OCC will continue to be the primary regulator of NCBank.
In addition, these agencies have the power to take formal and informal enforcement action against us to enjoin “unsafe and unsound” practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our bank subsidiary into receivership or conservatorship. Any regulatory enforcement action against us could have a material adverse effect on our financial condition, results of operations and the value of ODNB common stock.
Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.
The federal banking agencies have issued guidance regarding concentrations in commercial real estate lending for institutions that are deemed to have particularly high concentrations of commercial real estate loans within their lending portfolios. The guidance provides that institutions which have (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution’s total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied properties, representing 300% or more of the institution’s total risk-based capital, where the outstanding balance of the institution’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios and may be required to hold higher levels of capital.
We have a concentration in commercial real estate loans, and we have experienced growth in our commercial real estate portfolio in recent years. As of March 31, 2026, commercial real estate loans, as defined for regulatory purposes, represented 314% of our total risk-based capital. Of those loans, commercial construction, development and land represented 66% of our total risk-based capital. Owner-occupied commercial real estate loans represented an additional 55% of our total risk-based capital. These types of loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and may depend on cash flows from the owner’s business or the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or occupancy rates in the local economy where the property is located could increase the likelihood of default. Management has extensive experience in commercial real estate lending and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to its commercial real estate portfolio. Nevertheless, we cannot guarantee that any risk management practices we implement will be effective to prevent losses relating to our commercial real estate portfolio. In addition, we could be required to maintain higher levels of capital as a result of our commercial real estate concentration, which could limit our growth, require us to obtain additional capital, and have a material adverse effect on our business, financial condition and results of operations.
We are subject to capital adequacy standards and, if we fail to meet these standards, or more stringent standards in the future, we will be subject to restrictions on our ability to make capital distributions and other restrictions.
We and ODNBank are each required to comply with applicable capital adequacy standards established by the Federal Reserve and the OCC, respectively. From time to time, the Federal Reserve and the OCC change these capital adequacy standards. Under the currently effective Basel III Capital Rules, we are required to maintain a common equity Tier 1, or CET1, capital ratio of 4.5%, a Tier 1 capital ratio of 6%, a total capital ratio of 8%, and a leverage ratio of 4%. In addition, we must maintain an additional capital conservation buffer of 2.5% of total risk weighted assets. Changes in capital rules are often precipitated by market events or economic conditions or events that expose perceived weaknesses or gaps in regulatory capital rules affecting banking organizations. For example, following the failures of three banks with assets over $100 billion during the first half of 2023, the federal bank regulatory agencies issued a proposed rulemaking in July 2023 designed to improve the resilience of the U.S. banking system by modifying capital requirements for large banking organizations to better reflect their risks and apply more transparent and consistent requirements across large banking organizations. On March 19, 2026, the federal banking agencies issued a package of proposed rulemakings that would significantly amend the regulatory capital requirements applicable to most U.S. banks and bank holding companies with greater than $100 billion in assets. While these most recent rules, as proposed, would not have applied to us as a banking organization with less than $100 billion in total assets, they serve as an example of how the capital requirements for banking organizations can quickly change or be modified.
The application of more stringent capital requirements for us could, among other things, result in lower returns on invested capital, require the raising of additional capital and result in additional regulatory actions if we were to be unable to comply with such requirements. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit our ability to make distributions, including paying dividends.
Banking institutions that fail to meet the effective minimum capital ratios including the capital conservation buffer will be subject to constraints on capital distributions, including dividends and share repurchases, and certain discretionary executive compensation. The severity of the constraints depends on the amount of the shortfall and the institution’s “eligible retained income” (that is, the greater of (i) net income for the preceding four quarters, net of distributions and associated tax effects not reflected in net income and (ii) the average net income over the preceding four quarters).
Our liquidity is dependent on dividends from our bank subsidiary, and our ability to pay dividends is limited.
We are a bank holding company with no material activities other than activities incidental to holding the common stock of ODNBank. Our principal source of funds to pay distributions on ODNB common stock and service any of our obligations, other than further issuances of securities, is dividends received from ODNBank. Following completion of the bank merger, we will be similarly dependent on dividends received from NCBank. Furthermore, our bank subsidiary is not obligated to pay dividends to us, and any dividends paid to us would depend on the earnings or financial condition of our bank subsidiary, various business considerations and applicable laws and regulations. Various federal and state laws and regulations limit the amount of dividends that our bank subsidiary may pay to us without regulatory approval. As is generally the case for banking institutions, the profitability of our bank subsidiary is subject to the fluctuating cost and availability of money, changes in interest rates, and economic conditions in general.
Holders of ODNB common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. As a bank holding company, our ability to declare and pay dividends to our shareholders is dependent on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s expected future needs, asset quality and financial condition. These guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention. If we do not satisfy these regulatory requirements or the Federal Reserve’s policies, we will be unable to pay dividends on our common stock.
We may be required to act as a source of financial and managerial strength for our bank subsidiary in times of stress.
Under federal law and long-standing Federal Reserve policy, we, as a bank holding company, are required to act as a source of financial and managerial strength to ODNBank and to commit resources to support ODNBank if necessary. We may be required to commit additional resources to ODNBank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders’ or creditors’, best interests to do so. Following completion of the bank merger, we will similarly be required to act as a source of strength and to support NCBank. A requirement to provide such support is more likely during times of financial stress for us and our bank subsidiary, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our bank subsidiary are subordinate in right of repayment to deposit liabilities of such bank subsidiary.
Our financial condition, earnings and asset quality could be adversely affected if our consumer-facing operations do not operate in compliance with applicable regulations.
While all aspects of our operations are subject to detailed and complex compliance regimes, those portions of lending operations which most directly deal with consumers, particularly our residential mortgage lending activities, pose particular challenges given the emphasis on consumer compliance by bank regulators at all levels. While we are not aware of any material issues with our compliance, residential mortgage lending raises significant compliance risks resulting from the detailed and complex nature of mortgage lending regulations imposed by federal regulatory agencies, and the relatively independent operating environment in which mortgage lending officers operate. As a result, despite the education, compliance training, supervision and oversight we exercise in these areas, individual bank officers intentionally trying to conceal improper activities could result in us being strictly liable for restitution or damages to individual borrowers, and to regulatory enforcement activity.

We are subject to numerous “fair and responsible banking” laws and other laws and regulations designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.
The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act prohibits unfair or deceptive acts or practices, and the Dodd-Frank Act prohibits unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice, or DOJ, federal and state banking agencies, and other federal and state agencies, including the CFPB, are responsible for enforcing these fair and responsible banking laws and regulations. Smaller banks, including ODNBank and NCBank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. Accordingly, CFPB rulemaking has the potential to have a significant impact on the operations of ODNBank and NCBank.
A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our reputation, business, financial condition and results of operations.
Laws and regulations addressing consumer privacy and data use and security could increase our costs and failure to comply with such laws and regulations could impact our business, financial condition and reputation.
We are subject to a number of laws concerning consumer privacy and data use and security, including information safeguard rules under the Gramm-Leach-Bliley Act. These rules require that financial institutions develop, implement, and maintain a written, comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of any customer information at issue. The United States has experienced a heightened legislative and regulatory focus on privacy and data security, including requiring consumer notification in the event of a data breach. In addition, most states have enacted security breach legislation requiring varying levels of consumer notification in the event of certain types of security breaches, and certain states, including Virginia, have enacted significant new consumer data private protections that can significantly limit a company’s use of customer financial data and impose significant compliance burdens on companies that collect or use that data. Additional new regulations in these areas may increase compliance costs, which could negatively impact our earnings. In addition, failure to comply with these privacy and data use and security laws and regulations, including by reason of inadvertent disclosure of confidential information, could result in fines, sanctions, penalties, or other adverse consequences and loss of consumer confidence, which could materially adversely affect our business, results of operations, and reputation.
We operate in a highly competitive market and face increasing competition from a variety of traditional and new financial services providers, which could adversely impact our profitability.
The banking business is highly competitive. We compete for loans and deposits with other commercial banks, savings banks, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions, as well as nontraditional competitors such as fintech companies and internet-based lenders, depositories and payment systems. Many of our competitors enjoy advantages, including greater financial resources with higher lending limits, wider geographic presence, more branch office locations, more aggressive marketing campaigns, better brand recognition, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. These competitors may offer higher interest rates than us, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Additionally, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. As a result, such non-bank competitors may have advantages over us in providing certain products and services. We expect competition to continue to increase as a result of legislative, regulatory and technological changes, the continuing trend of consolidation in the financial services industry and the emergence of alternative providers of traditional banking products and services. Our profitability in large part depends upon our continued ability to compete successfully with traditional and new financial services providers, some of which maintain a physical presence in our market and others of which maintain only a virtual presence. Increased competition could require us to increase the rates we pay on deposits or lower the rates that we offer on loans, which could reduce our profitability.
Technology and other changes are allowing parties to complete financial transactions through alternative methods that have historically involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds, or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. In addition, the emergence, adoption and evolution of new technologies that do not require intermediation, including distributed ledgers such as digital assets and blockchains, as well as advances in robotic process automation, could significantly affect the competition for financial services. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations. As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.
This competition may reduce or limit our margins on banking services, reduce our market share, and adversely affect our earnings and financial condition.
The actual or perceived soundness of other financial institutions could adversely affect ODNB.
Our ability to engage in routing funding and other transactions could be adversely affected by the actions and soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial institutions, or the financial services industry generally, could lead to market-wide liquidity problems, defaults by us or other institutions, and losses of depositor, creditor, and counterparty confidence. Confidence in the safety and soundness of regional and community banks specifically or the banking system generally also could impact where customers choose to maintain deposits, which could have a material adverse impact on our liquidity, loan funding capacity, ability to raise funds and results of operations. In addition, we could be impacted by current or future negative perceptions about the prospects for the financial services industry, which could worsen over time and result in downward pressure on, and continued or accelerated volatility of, bank securities. Such events could have a material adverse effect on our business, future prospects, financial condition, results of operations, and the value of our common stock.
Our bank subsidiary’s FDIC deposit insurance premiums and assessments may increase.
ODNBank’s and NCBank’s deposits are insured by the FDIC up to legal limits and, accordingly, ODNBank and NCBank are each subject to insurance assessments based on their average consolidated total assets less their average tangible equity. A bank’s regular assessments are determined by its CAMELS composite rating (a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk), taking into account other factors and adjustments. In order to maintain a strong funding position and the reserve ratios of the FDIC Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have an adverse effect on our business, financial condition and results of operations.
Adverse developments in U.S. tax laws could have a material and adverse effect on our business, financial condition and results of operations. Our effective tax rate could also change materially as a result of various evolving factors, including changes in income tax law or changes in the scope of our operations.
We are subject to income taxation at the U.S. federal level and by certain states and municipalities because of the scope of our operations. In determining our tax liability for these jurisdictions, we must monitor changes to the applicable tax laws and related regulations. While our existing operations have been implemented in a manner we believe is in compliance with current prevailing laws, one or more U.S. taxing authorities could seek to impose incremental, retroactive or new taxes on us. Any adverse developments in tax laws or regulations, including legislative changes, judicial holdings or administrative interpretations, could have a material and adverse effect on our business, financial condition and results of operations. Finally, changes in the scope of our operations, including expansion to new geographies could increase the amount of taxes to which we are subject, and could increase our effective tax rate, which could similarly adversely affect our financial condition and results of operations.
Risks Related to an Investment in ODNB Common Stock
No public market currently exists for ODNB common stock, and an active trading market may not develop.
There is currently no public market for ODNB common stock. We intend to apply to have ODNB common stock listed on Nasdaq under the symbol “NACB.” We believe that we will satisfy the listing requirements and expect that ODNB common stock will be listed on Nasdaq concurrently with the effective time of the merger. Such listing, however, is not guaranteed, and, if listed, a failure to meet Nasdaq’s continued listing requirements could result in a delisting of ODNB common stock. Even if such listing is approved, there can be no assurance that an active trading market for shares of ODNB common stock will develop or, if developed, that the market will continue. If an active trading market does not develop, you may have difficulty selling your shares of ODNB common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling ODNB common stock and may impair our ability to expand our business through future acquisitions using ODNB common stock as consideration, should we elect to do so.
Future sales of ODNB common stock in the public market could lower our stock price, and any increase in shares issued as part of our equity-based compensation plans or for other purposes may dilute your ownership in ODNB.
The sale of a substantial number of shares of ODNB common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of ODNB common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Further, from time to time, we explore and evaluate merger and acquisition opportunities as part of our ongoing business practices, and we may pursue additional mergers and acquisitions in the future. If we issue shares of ODNB common stock as consideration for any future acquisition, it would dilute the ownership of existing holders of ODNB common stock and could result in a decline in the market price of ODNB common stock.
We will file one or more registration statements on Form S-8 to register shares of ODNB common stock issued pursuant to one or more equity incentive plans. Any such registration statement on Form S-8 will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover shares of ODNB common stock.
We cannot predict the size of future issuances or sales of ODNB common stock or the effect, if any, that future issuances or sales of shares of ODNB common stock may have on the market price of ODNB common stock. Sales or distributions of substantial amounts of ODNB common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of ODNB common stock to decline.
Our stock price may be volatile, and you could lose part or all of your investment as a result.
Stock price volatility may negatively impact the price at which ODNB common stock may be sold and may also negatively impact the timing of any sale. Our stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

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actual or anticipated variations in quarterly or annual operating results, financial conditions or credit quality;

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changes in business or economic conditions;

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changes in accounting standards, policies, guidance, interpretations or principles;

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changes in recommendations or research reports about us or the financial services industry in general published by securities analysts;

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the failure of securities analysts to cover, or to continue to cover, us;

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changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

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news reports relating to trends, concerns and other issues in the financial services industry;

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reports related to the impact of natural or manmade disasters in our market;

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perceptions in the marketplace regarding us or our competitors;

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sudden increases in the demand for ODNB common stock, including as a result of any “short squeezes”;

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significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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additional investments from third parties;

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additions or departures of key personnel;

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future sales or issuances of additional shares of ODNB common stock;

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fluctuations in the stock price and operating results of our competitors;

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changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;

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new technology used, or services offered, by competitors;

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additional investments from third parties; or

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geopolitical conditions such as acts or threats of terrorism, pandemics or military conflicts.

In particular, the realization of any of the risks described in this section could have an adverse effect on the market price of ODNB common stock and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of ODNB common stock over the short, medium or long term, regardless of our actual performance.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, or change their recommendations regarding ODNB common stock, or if our operating results do not meet their expectations, the market price of ODNB common stock and trading volume could decline.
The trading market for ODNB common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, or our operating results do not meet their expectations, either absolutely or relative to our competitors, the market price of ODNB common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we would lose visibility in the financial markets, which in turn could cause the market price of ODNB common stock or trading volume to decline. If we fail to meet the expectations of analysts for our operating results, the market price of ODNB common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause the market price of ODNB common stock and trading volume to decline.

The holders of our debt obligations and any preferred stock we may issue will have priority over the holders of ODNB common stock with respect to payment in the event of liquidation, dissolution or winding up with respect to the payment of interest and dividends.
In any liquidation, dissolution or winding up of ODNB, ODNB common stock would rank below all claims of debt holders against us as well as any preferred stock that has been issued. As of March 31, 2026, we had outstanding an aggregate of $48.4 million of subordinated notes, net of debt issuance costs, and we did not have any outstanding preferred stock. We could incur additional debt obligations or issue preferred stock in the future to raise additional capital. In such event, holders of ODNB common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of ODNB until after all our obligations to the debt holders are satisfied and holders of subordinated debt and senior equity securities, including preferred shares, if any, have received any payment or distribution due to them. In addition, we will be required to pay interest on the subordinated notes and dividends on any outstanding preferred stock (to the extent of any dividend preference) before we will be able to pay dividends on ODNB common stock.
We have outstanding warrants, which may cause dilution to ODNB’s shareholders, have a material adverse impact on the market price of ODNB common stock and make it more difficult for us to raise funds through future equity offerings.
In late 2019, in connection with a strategic alliance with the organizers and shareholders of VisionBank, then in organization, we issued an aggregate of 56,580 Units at $9.00 per Unit, each consisting of one share of common stock and one 10-year warrant to purchase 2.7486 shares of common stock at $15.00 per share. As of March 31, 2026, there were 56,580 warrants issued and outstanding to purchase an aggregate of 155,515 shares of common stock. To the extent the warrants are exercised, additional shares of ODNB common stock will be issued and such issuance may dilute existing shareholders and increase the number of shares available for resale, which could adversely affect the per share value of ODNB common stock. In addition, the perceived risk of dilution as a result of the outstanding warrants may cause ODNB common shareholders to be more inclined to sell their shares of common stock, which could contribute to a downward movement in the price of ODNB common stock. The fact that our warrant holders can sell substantial amounts of ODNB common stock could also make it more difficult for us to raise additional funds through the sale of ODNB common stock in the future at a time and price that we deem reasonable or appropriate, or at all.
We are subject to anti-takeover laws that could make it more difficult for another company to acquire us, even though such an acquisition may increase shareholder value.
In some cases, shareholders of ODNB common stock would receive a premium for their shares if we were acquired by another company. However, state and federal law make it difficult for anyone to acquire us without approval of our board of directors. For example, the VSCA requires a supermajority vote of two-thirds of all the votes entitled to be cast by each voting group entitled to vote in order to approve a sale or merger of the company in certain circumstances. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities.
An investment in ODNB common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in ODNB common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, the FDIC Deposit Insurance Fund, any other deposit insurance fund or by any other public or private entity. Investment in ODNB common stock is inherently risky for the reasons described herein and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire ODNB common stock, you could lose some or all of your investment.
Fulfilling our public company financial reporting and other regulatory obligations and transitioning to a public company will be expensive and time consuming and may strain our resources.
As a public company, we will be subject to the reporting requirements of the Exchange Act and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act and the related rules and regulations of the SEC, as well as the rules of Nasdaq or The New York Stock Exchange, as applicable. The Exchange Act will require us to file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Compliance with these requirements will place additional demands on our legal, accounting, finance, operations and investor relations staff and on its accounting, financial and information systems, and will increase our legal and accounting compliance costs. As a public company we may need to enhance our investor relations and corporate communications functions and attract additional qualified board members. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We expect to incur additional incremental ongoing and one-time expenses in connection with our transition to a public company. The actual amount of the incremental expenses we will incur may be higher, perhaps significantly, from our current estimates for a number of reasons, including, among others, additional costs we may incur that we have not currently anticipated.
In accordance with Section 404 of the Sarbanes-Oxley Act, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls until we are no longer an emerging growth company and no longer a non-accelerated filer. When required, this process will require significant documentation of policies, procedures and systems, review of that documentation by our accounting staff and our outside independent registered public accounting firm and testing of our internal control over financial reporting by our accounting staff and outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of ODNB common stock could be negatively affected, and we could become subject to investigations by Nasdaq or The New York Stock Exchange, as applicable, the SEC or other regulatory authorities, which could require additional financial and management resources.
If we are unable to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the time frames required by law or stock exchange regulations. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.
ODNB has identified a material weakness in its internal control over financial reporting. Failure to remediate this material weakness or otherwise to maintain an effective system of internal control and effective disclosure controls and procedures could have a material adverse effect on its results of operations and financial condition.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements may not be prevented or detected on a timely basis. ODNB has identified a material weakness in its internal control over financial reporting with respect to its allowance for credit losses that existed as of March 31, 2026, December 31, 2025 and 2024. ODNB determined that for the dates noted above, ODNB did not maintain effective controls over the development, review, and approval of prepayment speeds used within the allowance for credit losses model. This material weakness, if not remediated, could result in misstatements of ODNB’s allowance for credit losses and related disclosures that would result in a material misstatement of ODNB’s financial statements that would not be prevented or detected.
ODNB intends to remediate this material weakness. It is currently assessing and improving its processes and control procedures to ensure they will operate at an acceptable level of assurance. ODNB believes these actions and other actions to be implemented, when complete, will remediate the material weakness.

However, the material weakness will not be considered fully remediated until the applicable controls operate for a sufficient period of time for ODNB’s management to test the results for operating effectiveness. Once implemented, ODNB intends to continue periodic testing and reporting of the internal controls to ensure continuing compliance. ODNB cannot assure you that it will be able to remediate any existing or future material weakness in a timely manner or at all. If ODNB’s efforts to remediate an identified material weakness are not successful or other significant control deficiencies occur, ODNB’s ability to accurately and timely report its financial results could be impaired, which could have an adverse effect on its business, financial condition and results of operations.
We are an “emerging growth company,” as defined in the JOBS Act, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make ODNB common stock less attractive to investors and adversely affect the market price of ODNB common stock.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various requirements generally applicable to public companies.
These exemptions allow us, among other things, to present only two years of audited financial statements and discuss our results of operations for only two years in related Management’s Discussions and Analyses; not to provide an auditor attestation of our internal control over financial reporting; to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies; and not to seek a non-binding advisory vote on executive compensation or golden parachute arrangements.
We may take advantage of these exemptions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the date of our first public equity sale; (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We cannot predict whether investors will find ODNB common stock less attractive because we may rely on these exemptions. If some investors find ODNB common stock less attractive as a result, there may a less active trading market for ODNB common stock, and our stock price may be more volatile or decline.
If we fail to design and maintain effective internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, which could have a material adverse effect on our business, financial condition and results of operations.
Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As part of our ongoing monitoring of internal control, we may discover material weaknesses or significant deficiencies in our internal control that require remediation.
We believe that a control system, no matter how well designed and managed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control system in the future. Our inability to maintain the operating effectiveness of the controls described above could result in a material misstatement to our financial statements or other disclosures, which could have an adverse effect on our business, financial condition or results of operations. In addition, any failure to maintain effective controls or to timely effect any necessary improvement of our internal and disclosure controls could, among other things, require significant investments of management time, funds and other resources in remediation efforts, result in losses from fraud or error or harm to our reputation, or cause investors to lose confidence in our reported financial information, all of which could have a material adverse effect on our results of operation and financial condition.
General Risk Factors
The success of our growth strategy depends, in part, on our ability to identify, attract and retain individuals with experience and relationships in our markets.
In order to continue to grow successfully, we must identify, attract and retain experienced employees, including relationship bankers, with local expertise and relationships. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. We expect that competition for experienced bank officers with knowledge of, and experience in, the community banking industry in our market areas will be intense and may cost us more than expected in salary and benefits expense to hire, engage and retain such professionals. Even if we identify individuals that we believe could assist us in further building our franchise, we may be unable to recruit these individuals away from their current banks. In addition, the process of identifying and recruiting experienced bankers with the combination of skills and attributes required to carry out our strategy is often lengthy. Furthermore, the loss of any of our senior management or key employees could materially and adversely affect our ability to build on the efforts that they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. From time-to-time, we experience retirements and other changes in our senior management. Our future performance depends on a smooth transition, including finding and training highly qualified replacements. Management transitions may create uncertainty and involve a diversion of resources and management attention, be disruptive to our daily operations or impact public or market perception, any of which could negatively impact our ability to operate effectively or execute our strategies and result in a material adverse impact on our business, financial condition, results of operations or cash flows. The loss of personnel, including bank officers, with extensive customer relationships may also lead to the loss of business if the customers were to follow that employee to a competitor.
Our inability to identify, attract and retain talented personnel could be impacted by changing workforce concerns, expectations, practices and preferences, including remote work and hybrid work preferences, labor shortages and competition for labor, which could increase our labor costs, limit our growth and adversely affect our business, financial condition and results of operations. If we are successful in recruiting such individuals, they may not ultimately be successful in retaining their customer relationships or establishing new ones at ODNBank (or, following the bank merger, NCBank), which could adversely affect our business, financial condition and results of operations.
Our success is largely dependent upon our ability to successfully execute our business strategy.
There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations, or increase in the future. A downturn in economic conditions in our markets, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, managing a growing number of customer relationships, scaling technology platforms, hiring and retaining qualified employees and successfully implementing our strategic initiatives. We must also successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient and timely manner and identify deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in loan volume in various markets and the infrastructure that comes with expanding operations, including new branches. Our growth strategy may require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to effectively manage and grow our banking franchise, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth. We may not have, or may not be able to develop, the knowledge or relationships necessary to be successful in new markets. Our failure to sustain our historical rate of growth, adequately manage the factors that have contributed to our growth or successfully enter new markets could have an adverse effect on our earnings and profitability and, therefore on our business, financial condition and results of operations.
Our reputation is critical to our business, and damage to it could have an adverse effect on us.
A key differentiating factor for our business is the strong reputation we have built, and are continuing to build, in our markets. Maintaining a positive reputation is critical to attracting and retaining customers and employees. Adverse perceptions of us could make it more difficult for us to execute on our strategy. Harm to our reputation can arise from many sources, including actual or perceived employee misconduct, errors or misconduct by our third-party vendors or other counterparties, litigation or regulatory actions, our failure to meet our high customer service and quality standards and compliance failures.
In particular, it is not always possible to prevent employee error and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon processing systems to record and process transactions and our large transaction volume may further increase the risk that employee errors, tampering or manipulation of those systems will result in losses that are difficult to detect. Employee error or misconduct could also subject us to financial claims. If our internal control systems fail to prevent or detect an occurrence, or if any resulting loss is not insured, exceeds applicable insurance limits or if insurance coverage is denied or not available, it could have an adverse effect on our business, financial condition and results of operations.
Additionally, as a financial institution, we are inherently exposed to operational risk in the form of theft and other fraudulent activity by employees, customers and other third parties targeting us and our customers or data. Such activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Although we devote substantial resources to maintaining effective policies and internal controls to identify and prevent such incidents, given the increasing sophistication of possible perpetrators, we may experience financial losses or reputational harm as a result of fraud.
Negative publicity about us, whether or not accurate, may also damage our reputation, which could have an adverse effect on our business, financial condition and results of operations.
New lines of business, products, product enhancements or services may subject us to additional risk, which may negatively impact our financial performance if we are unsuccessful in properly assessing and managing such risks.
We have introduced, and in the future, may introduce new products and services to differing markets either alone or in conjunction with third parties. New lines of business, products or services could have a significant impact on the effectiveness of our system of internal controls or the controls of third parties, our risk management programs, and could reduce our revenues and potentially generate losses. There are material, inherent risks and uncertainties associated with offering new products and services, especially when new markets are not fully developed or when the laws and regulations regarding a new product or service offering are not mature or are evolving. Even with traditional bank service offerings or products, novel or additional risks may be presented when such offerings or products are made utilizing new technologies or through innovative delivery channels, such as through third-party partnerships.
New products and services, or entrance into new markets or lines of business, are carefully scrutinized by regulatory agencies and may require substantial time, resources and capital, and profitability targets may not be achieved or risks associated with such new services or product offerings may not be properly managed. In June 2023, the federal bank regulatory agencies issued guidance regarding risk management associated with third-party relationships, which, among other things, offered the agencies’ views on sound risk management principles for banking organizations when developing and implementing risk management practices for all stages in the life cycle of third-party relationships. The guidance provided that the use of third parties, especially those using new technologies, may present elevated risks to banking organizations and their customers, including operational, compliance, and strategic risks. Even if we believe we have properly identified risks associated with such partnerships, and that we have an effective risk management program in place to manage and supervise such third-party relationships and associated risks, no assurances can be provided that our state and federal banking regulators will agree with our assessments or not find deficiencies in our risk management program(s) or that our risk management and compliance programs will in fact prove to be effective. Failure to properly manage these risks, or failure of any product or service offerings to be successful and profitable, could have a material adverse effect on our financial condition, results of operations, and the value of ODNB common stock.
We are subject to cybersecurity risks and security breaches and may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents, and we may experience harm to our reputation and liability exposure from security breaches.
Our business involves the storage and transmission of customers’ proprietary information and security breaches could expose us to a risk of loss or misuse of this information, litigation and potential liability. While we have policies and procedures designed to prevent or limit the effect of any failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Although we maintain insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses, including damage to our reputation.
We are exposed to cybersecurity risks in the normal course of business, and we have exposure to cyber-incidents affecting vendors and merchants that affect us and our customers. Attacks may be targeted at us, our customers or both. Although we devote significant resources to maintain, regularly update and backup our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to us or our customers, our security measures may not be effective against all potential cyber-attacks or security breaches. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate, or implement effective preventive measures against, all security breaches of these types, especially because the techniques used change frequently or are not recognized until launched, and because cyber-attacks can originate from a wide variety of sources, including persons who are involved with organized crime or associated with external service providers or who may be linked to terrorist organizations or hostile foreign governments. Additionally, as cyber threats continue to evolve, we also may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities or incidents. These risks may increase in the future as we continue to increase our internet-based product offerings and expand our internal usage of web-based products and applications. If an actual or perceived security breach occurs, customer perception of the effectiveness of our security measures could be harmed and could result in the loss of customers.
We depend on information technology and telecommunications systems of third parties, and any systems failures or interruptions could adversely affect our operations and financial condition.
Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems. We outsource many of our major systems, such as data processing, deposit processing, loan origination, email and anti-money laundering monitoring systems. The failure of these systems, a cybersecurity incident involving any of our third party providers, or the termination or change in terms of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations, and we could experience difficulty in implementing replacement solutions. Even if we are able to replace third-party service providers, it may be at a higher cost to us to engage such third-party service providers on short notice, which could adversely affect our business, financial condition and results of operations.
In many cases, our operations rely heavily on secured processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.
Furthermore, third-party service providers, and banking organizations’ relationships with those providers, are subject to demanding regulatory requirements and attention by bank regulators. Our regulators may hold us responsible for any perceived deficiencies in our oversight of our third-party service providers and in the performance of the parties with which we have these relationships. As a result, if our regulators assess that we have not exercised adequate oversight and control over our third-party service providers or that such providers have not performed adequately, we could be subject to administrative penalties, fines, or other forms of regulatory enforcement action as well as requirements for consumer remediation, any of which could have an adverse effect on our business, financial condition and results of operations.
Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.
In the normal course of business, from time to time, we have in the past and may in the future be named as a defendant in various legal actions arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. We may also be subject to consent orders or other formal or informal enforcement agreements with our regulators, and may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Involvement in any such matters, whether tangential or otherwise, and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on our business, financial condition and results of operations.
The development and use of Artificial Intelligence (“AI”) presents risks and challenges that may adversely impact our business.
We or our third-party vendors, clients or counterparties may develop or incorporate AI technology in certain business processes, services or products. The development and use of AI presents a number of risks and challenges to our business. The legal and regulatory environment relating to AI is uncertain and rapidly evolving, and includes regulatory schemes targeted specifically at AI as well as provisions in intellectual property, privacy, consumer protection, employment and other laws applicable to the use of AI. These evolving laws and regulations could require changes in our implementation of AI technology and increase our compliance costs and the risk of non-compliance. AI models, particularly generative AI models, may produce outputs or take actions that are incorrect, that reflect biases included in the data on which they are trained, that result in the release of private, confidential or proprietary information, that infringe on the intellectual property rights of others, or that are otherwise harmful. In addition, the complexity of many AI models makes it difficult to understand why they are generating particular outputs. This limited transparency increases the challenges associated with assessing the proper operation of AI models, understanding and monitoring the capabilities of the AI models, reducing erroneous outputs, eliminating bias, and complying with regulations that require documentation or explanation of the basis on which decisions are made. Further, we may rely on AI models developed by third parties, and, to that extent, would be dependent in part on the manner in which those third parties develop and train their models, including risks arising from the inclusion of any unauthorized material in the training data for their models and the effectiveness of the steps these third parties have taken to limit the risks associated with the outputs of their models, matters over which we may have limited visibility. Any of these risks could expose us to liability or adverse legal or regulatory consequences and harm our reputation and the public perception of our business or the effectiveness of our security measures.
We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect profitability.
The nature of our business makes us sensitive to the large body of accounting rules in the United States. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements, including the FASB and the SEC, may change the financial accounting and reporting standards or release new guidance that impact the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. For example, we could be required to change certain of the assumptions or estimates we have previously used in preparing our financial statements, which negatively impact how we record and report our results of operations and financial condition generally. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. These changes could adversely affect our capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have a material adverse effect on our business, financial condition, and results of operations.
Severe weather, natural disasters, geopolitical conditions, trade restrictions and tariffs, and acts of war or terrorism, public health issues, and other external events could significantly impact our business.
Severe weather, natural disasters, geopolitical conditions, trade restrictions and tariffs, acts of war or terrorism, public health issues, and other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue, and/or cause us to incur additional expenses. The occurrence of any such event in the future could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

THE NACB SPECIAL MEETING
This section contains information for NACB shareholders about the NACB special meeting. NACB is mailing or otherwise delivering this joint proxy statement/prospectus to you, as an NACB shareholder, on or about [       ], 2026. This joint proxy statement/prospectus is also being delivered to NACB shareholders as ODNB’s prospectus for its offering of ODNB common stock in connection with the merger. This joint proxy statement/prospectus is accompanied by a notice of the NACB special meeting and a proxy card that the NACB board of directors is soliciting for use at the NACB special meeting and at any adjournments or postponements of the NACB special meeting.
References to “you” and “your” in this section are to NACB shareholders.
Date, Time and Place of the NACB Special Meeting
NACB will hold the NACB special meeting at [     ], commencing at [     ] Eastern Time, on [        ], 2026.
Purposes of the NACB Special Meeting
At the NACB special meeting, the shareholders of NACB will be asked to consider and vote on the following matters:
•
the NACB merger proposal; and

•
the NACB adjournment proposal, if necessary or appropriate.

Recommendations of the NACB Board of Directors
The NACB board of directors unanimously recommends that NACB shareholders vote “FOR” the NACB merger proposal and “FOR” the NACB adjournment proposal. Please see the section entitled “The Merger — NACB’s Reasons for the Merger; Recommendation of NACB’s Board of Directors” for a detailed discussion of the factors considered by the NACB board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby.
Completion of the merger is conditioned upon the approval of the NACB merger proposal.
Other Business
NACB does not expect that any matter other than the NACB merger proposal and the NACB adjournment proposal will be brought before the NACB special meeting. If, however, any other matter shall be brought before the NACB special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.
Record Date and Voting Rights; Quorum
The NACB board of directors has fixed the close of business on [       ], 2026 as the record date for determining the shareholders of NACB entitled to notice of and to vote at the NACB special meeting or any adjournments or postponements thereof. Accordingly, you are only entitled to notice of and to vote at the NACB special meeting if you were a record holder of NACB common stock at the close of business on the record date. At that date, [     ] shares of NACB common stock were outstanding and entitled to vote.
You are entitled to one vote for each outstanding share of NACB common stock you held as of the close of business on the record date. For the NACB merger proposal and the NACB adjournment proposal, you may vote your shares of NACB common stock for or against the proposal or you may abstain from voting.
The presence at the NACB special meeting, in person or by proxy, of NACB shareholders representing a majority of the shares of NACB common stock outstanding and entitled to vote as of the record date will constitute a quorum for all purposes at the NACB special meeting. All shares of NACB common stock the holders of which are present in person, or that are represented by proxy, including abstentions, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the NACB special meeting. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the NACB special meeting.
If a quorum is not present at the NACB special meeting, the meeting will be postponed until the holders of a number of shares of NACB common stock required to constitute a quorum attend in person or by proxy. If additional votes must be solicited in order for NACB shareholders to approve the NACB merger proposal and the NACB adjournment proposal is approved, the NACB special meeting will be adjourned to solicit additional proxies. The NACB special meeting may be adjourned by the affirmative vote of holders of a majority of the shares of NACB common stock represented in person or by proxy at the NACB special meeting, even if less than a quorum.
Votes Required
Vote Required for Approval of the NACB Merger Proposal.   The approval of the NACB merger proposal requires the affirmative vote of a majority of the shares of NACB common stock outstanding and entitled to vote at the NACB special meeting.
Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the NACB merger proposal requires the affirmative vote of a majority of the shares of NACB common stock outstanding and entitled to vote at the NACB special meeting, failures to vote, abstentions and broker non-votes will have the same effect as votes against the NACB merger proposal.
Vote Required for Approval of the NACB Adjournment Proposal.   The approval of the NACB adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the NACB special meeting, whether or not a quorum is present.
Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the NACB adjournment proposal has been approved.
Stock Ownership of NACB Executive Officers and Directors
As of the NACB record date, the directors and executive officers of NACB beneficially owned and were entitled to vote approximately [     ] shares of NACB common stock, representing approximately [    ]% of the shares of NACB common stock outstanding on that date. NACB currently expects that each of its directors and executive officers will vote their shares of NACB common stock in favor of the NACB merger proposal and the NACB adjournment proposal.
Each director of NACB, in his or her capacity as a shareholder of NACB, has entered into a support agreement with ODNB and has agreed to vote the shares of NACB common stock over which he or she has sole rights of voting and disposition in favor of the NACB merger proposal and against alternative transactions. As of the record date, approximately [    ] shares of NACB common stock, representing approximately [    ]% of the shares of NACB common stock outstanding on that date, were subject to a support agreement.
For more information about the support agreements, see the section entitled “— Voting and Support Agreements”.
Voting at the NACB Special Meeting
Record Holders.   If your shares of NACB common stock are held of record in your name, your shares can be voted at the NACB special meeting in any of the following ways:
•
By Mail.   You can vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you complete, sign and return the proxy card, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the NACB special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of NACB common stock represented by it will be voted at the NACB special meeting in accordance with the instructions contained in the proxy card. If proxy cards are returned properly executed without an indication as to how the proxies should vote, the NACB common stock represented by each such proxy card will be voted (i) “FOR” the NACB merger proposal, and (ii) “FOR” the NACB adjournment proposal.
•
By Telephone.   You can appoint the proxies to vote your shares by calling [     ] on a touch-tone phone and following the recorded instructions. The authority you will be giving the proxies is described in the proxy card.

•
Via the Internet.   You can appoint the proxies to vote your shares by going to the Internet website ([     ]) and following the instructions on such site. The authority you will be giving the proxies is described in the proxy card.

•
In Person.   You can attend the NACB special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is very important. Whether or not you plan to attend the NACB special meeting, please take the time to vote by completing, signing and returning the enclosed proxy card or by voting via the Internet or telephone.
Shares Held in “Street Name.”   Only the record holders of shares of NACB common stock, or their appointed proxies, may vote those shares. As a result, if your shares of NACB common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you receive from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the NACB special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the NACB special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
If your shares are held in “street name” and you wish to vote them in person at the NACB special meeting, you must obtain a proxy, executed in your favor, from the record holder.
Changes of Votes and Revocation of Proxies
Record Holders.   If you are the record holder of shares of NACB common stock and you sign and return a proxy card or vote via the telephone or Internet and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the NACB special meeting by taking the appropriate action described below.
To change the voting instructions you gave the proxies, you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the NACB special meeting or, if hand delivered, before the voting takes place at the NACB special meeting. You may also change the voting instructions you gave the proxies by timely submitting a later proxy via telephone or the Internet. The proxies will follow the last voting instructions received from you before the NACB special meeting.
To revoke your proxy:
•
you can give NACB’s corporate secretary a written notice, before the NACB special meeting or, if hand delivered, before the voting takes place at the NACB special meeting, that you want to revoke your proxy; or

•
you can attend the NACB special meeting and vote in person or notify NACB’s corporate secretary, before the voting takes place, that you want to revoke your proxy card. Simply attending the NACB special meeting alone, without voting in person or notifying NACB’s corporate secretary, will not revoke your proxy.

If you submit your new proxy or notice of revocation by mail, it should be addressed to NACB’s corporate secretary at National Capital Bancorp, Inc., 316 Pennsylvania Ave., SE, Washington, D.C. 20003, Attention: Corporate Secretary, and must be received no later than the beginning of the NACB special meeting or, if the NACB special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by NACB’s corporate secretary before the voting takes place at the NACB special meeting or at any adjourned meeting.
If you need assistance in changing or revoking your proxy, please contact NACB’s corporate secretary by calling (202) 546-8000 or by writing to National Capital Bancorp, Inc., 316 Pennsylvania Ave., SE, Washington, D.C. 20003, Attention: Corporate Secretary.
Shares Held in “Street Name.”   If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your broker or nominee.
Solicitation of Proxies
This solicitation is made on behalf of the NACB board of directors, and NACB will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders and gathering voting instructions. Proxies may be solicited, without extra compensation, by NACB’s directors, officers and employees personally and by mail, telephone, facsimile or other means.
Dissenters’ Appraisal Rights
The holders of NACB common stock have the right to assert appraisal rights with respect to the merger. For more information on these dissenters’ rights, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger.”

PROPOSALS TO BE CONSIDERED AT THE NACB SPECIAL MEETING
Approval of the NACB Merger Proposal (Proposal No. 1)
At the NACB special meeting, shareholders of NACB will be asked to approve the NACB merger proposal providing for the merger of NACB with and into ODNB. Shareholders of NACB should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the NACB board of directors approved and adopted the merger agreement and determined it to be advisable and in the best interests of NACB and the shareholders of NACB. See “The Merger — NACB’s Reasons for the Merger; Recommendation of NACB’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the NACB board of directors’ recommendation.
If NACB’s shareholders do not approve the NACB merger proposal, NACB will not be able to complete the merger.
The NACB board of directors unanimously recommends that NACB shareholders vote “FOR” the NACB merger proposal.
Approval of the NACB Adjournment Proposal (Proposal No. 2)
If at the NACB special meeting there are not sufficient votes to approve the NACB merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the NACB merger proposal. In that event, shareholders of NACB will be asked to vote on the NACB adjournment proposal and will not be asked to vote on the NACB merger proposal at the NACB special meeting.
In order to allow proxies that have been received by NACB at the time of the NACB special meeting to be voted for the NACB adjournment proposal, NACB is submitting the NACB adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks NACB shareholders to authorize the holder of any proxy solicited by the NACB board of directors on a discretionary basis to vote in favor of adjourning the NACB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from NACB shareholders who have previously voted.
If it is necessary to adjourn the NACB special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the NACB special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.
The NACB board of directors unanimously recommends that NACB shareholders vote “FOR” the NACB adjournment proposal.

THE ODNB SPECIAL MEETING
This section contains information for ODNB shareholders about the ODNB special meeting. ODNB is mailing or otherwise delivering this joint proxy statement/prospectus to you, as an ODNB shareholder, on or about [       ], 2026. This joint proxy statement/prospectus is accompanied by a notice of the ODNB special meeting and a proxy card that the ODNB board of directors is soliciting for use at the ODNB special meeting and at any adjournments or postponements of the ODNB special meeting.
References to “you” and “your” in this section are to ODNB shareholders.
Date, Time and Place of the ODNB Special Meeting
ODNB will hold the ODNB special meeting at [    ], commencing at [    ] Eastern Time, on [       ], 2026.
Purposes of the ODNB Special meeting
At the ODNB special meeting, the shareholders of ODNB will be asked to consider and vote on the following matters:
•
the ODNB merger proposal;

•
the ODNB articles amendment proposal; and

•
the ODNB adjournment proposal, if necessary or appropriate.

Recommendations of the ODNB Board of Directors
The ODNB board of directors unanimously recommends that ODNB shareholders vote “FOR” the ODNB merger proposal, “FOR” the ODNB articles amendment proposal; and “FOR” the ODNB adjournment proposal. Please see the section entitled “The Merger — ODNB’s Reasons for the Merger; Recommendation of ODNB’s Board of Directors” for a detailed discussion of the factors considered by the ODNB board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby.
Completion of the merger is conditioned upon the approval of the ODNB merger proposal and the ODNB articles amendment proposal.
Record Date and Voting Rights; Quorum
The ODNB board of directors has fixed the close of business on [       ], 2026 as the record date for determining the shareholders of ODNB entitled to notice of and to vote at the ODNB special meeting or any adjournments or postponements thereof. Accordingly, you are only entitled to notice of and to vote at the ODNB special meeting if you were a record holder of ODNB common stock at the close of business on the record date. At that date, [    ] shares of ODNB common stock were outstanding and entitled to vote.
You are entitled to one vote for each outstanding share of ODNB common stock you held as of the close of business on the record date. For the ODNB merger proposal, the ODNB articles amendment proposal and the ODNB adjournment proposal, you may vote your shares of ODNB common stock for or against the proposal or you may abstain from voting.
The presence at the ODNB special meeting, in person or by proxy, of ODNB shareholders representing a majority of the shares of ODNB common stock outstanding as of the record date will constitute a quorum for all purposes at the ODNB special meeting. All shares of ODNB common stock the holders of which are present in person, or that are represented by proxy, including shares for which the holder elects to abstain or withhold the proxies’ authority to vote on a matter, if any, will be counted as present for purposes of determining the presence or absence of a quorum for all matters voted on at the ODNB special meeting. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. Shares held in “street name” will not be counted for purposes of determining the presence of a quorum unless the broker or nominee has been instructed to vote on at least one of the proposals at the ODNB special meeting.
If a quorum is not present at the ODNB special meeting, the meeting will be postponed until the holders of a number of shares of ODNB common stock required to constitute a quorum attend in person or by proxy. If additional votes must be solicited in order for ODNB shareholders to approve the ODNB merger proposal or the ODNB articles amendment proposal, and the ODNB adjournment proposal is approved, the ODNB special meeting will be adjourned to solicit additional proxies. The ODNB special meeting may be adjourned by the affirmative vote of holders of a majority of the shares of ODNB common stock represented in person or by proxy at the ODNB special meeting, even if less than a quorum.
Votes Required
Vote Required for Approval of the ODNB Merger Proposal.   The approval of the ODNB merger proposal requires the affirmative vote of a majority of the shares of ODNB common stock outstanding on the record date for the ODNB special meeting.
Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the ODNB merger proposal requires the affirmative vote of a majority of the shares of ODNB common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the ODNB merger proposal.
Vote Required for Approval of the ODNB Articles Amendment Proposal.   The approval of the ODNB articles amendment proposal requires the affirmative vote of a majority of the shares of ODNB common stock outstanding on the record date for the ODNB special meeting.
Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the ODNB articles amendment proposal requires the affirmative vote of a majority of the shares of ODNB common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the ODNB articles amendment proposal.
Vote Required for Approval of the ODNB Adjournment Proposal.   The approval of the ODNB adjournment proposal requires the affirmative vote of a majority of the shares of ODNB common stock voted on the proposal, whether or not a quorum is present.
Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the ODNB adjournment proposal has been approved.
Stock Ownership of ODNB Executive Officers and Directors
As of the ODNB record date, the directors and executive officers of ODNB beneficially owned and were entitled to vote approximately [    ] shares of ODNB common stock, representing approximately [    ]% of the shares of ODNB common stock outstanding on that date. ODNB currently expects that each of its directors and executive officers will vote their shares of ODNB common stock in favor of the ODNB merger proposal, the ODNB articles amendment proposal and the ODNB adjournment proposal.
Each director of ODNB, in his or her capacity as a shareholder of ODNB, has entered into a support agreement with NACB and has agreed to vote the shares of ODNB common stock over which he or she has sole rights of voting and disposition in favor of the ODNB merger proposal and against alternative transactions. As of the record date, approximately [    ] shares of ODNB common stock, representing approximately [    ]% of the shares of ODNB common stock outstanding on that date, were subject to a support agreement.
For more information about the support agreements, see the section entitled “— Voting and Support Agreements”.

Voting at the ODNB Special Meeting
Record Holders.   If your shares of ODNB common stock are held of record in your name, your shares can be voted at the ODNB special meeting in any of the following ways:
•
By Mail.   You can vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you complete, sign and return the proxy card, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the ODNB special meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of ODNB common stock represented by it will be voted at the ODNB special meeting in accordance with the instructions contained in the proxy card. If proxy cards are returned properly executed without an indication as to how the proxies should vote, the ODNB common stock represented by each such proxy card will be voted (i) “FOR” the ODNB merger proposal, (ii) “FOR” the ODNB articles amendment proposal, and (iii) “FOR” the ODNB adjournment proposal.

•
By Telephone.   You can appoint the proxies to vote your shares by calling [     ] on a touch-tone phone and following the recorded instructions. The authority you will be giving the proxies is described in the proxy card.

•
Via the Internet.   You can appoint the proxies to vote your shares by going to the Internet website ([     ]) and following the instructions on such site. The authority you will be giving the proxies is described in the proxy card.

•
In Person.   You can attend the ODNB special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is very important. Whether or not you plan to attend the ODNB special meeting, please take the time to vote by completing, signing and returning the enclosed proxy card or by voting via the Internet or telephone.
Shares Held in “Street Name.”   Only the record holders of shares of ODNB common stock, or their appointed proxies, may vote those shares. As a result, if your shares of ODNB common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you receive from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the ODNB special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the ODNB special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.
If your shares are held in “street name” and you wish to vote them in person at the ODNB special meeting, you must obtain a proxy, executed in your favor, from the record holder.
Changes of Votes and Revocation of Proxies
Record Holders.   If you are the record holder of shares of ODNB common stock and you sign and return a proxy card or vote via the telephone or Internet and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the ODNB special meeting by taking the appropriate action described below.
To change the voting instructions you gave the proxies, you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the ODNB special meeting or, if hand delivered, before the voting takes place at the ODNB special meeting. You may also change the voting instructions you gave the proxies by timely submitting a later proxy via telephone or the Internet. The proxies will follow the last voting instructions received from you before the ODNB special meeting.
To revoke your proxy:
•
you can give ODNB’s corporate secretary a written notice, before the ODNB special meeting or, if hand delivered, before the voting takes place at the ODNB special meeting, that you want to revoke your proxy; or

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you can attend the ODNB special meeting and vote in person or notify ODNB’s corporate secretary, before the voting takes place, that you want to revoke your proxy. Simply attending the ODNB special meeting alone, without voting in person or notifying ODNB’s corporate secretary, will not revoke your proxy.

If you submit your new proxy or notice of revocation by mail, it should be addressed to ODNB’s corporate secretary at ODNB Financial Corporation, 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182, Attention: Corporate Secretary, and must be received no later than the beginning of the ODNB special meeting or, if the ODNB special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by ODNB’s corporate secretary before the voting takes place at the ODNB special meeting or at any adjourned meeting.
If you need assistance in changing or revoking your proxy, please contact ODNB’s corporate secretary by calling (703) 657-2975 or by writing to ODNB Financial Corporation, 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182, Attention: Corporate Secretary.
Shares Held in “Street Name.”   If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your broker or nominee.
Solicitation of Proxies
This solicitation is made on behalf of the ODNB board of directors, and ODNB will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders and gathering voting instructions. Proxies may be solicited, without extra compensation, by ODNB’s directors, officers and employees personally and by mail, telephone, facsimile or other means.

PROPOSALS TO BE CONSIDERED AT THE ODNB SPECIAL MEETING
Approval of the ODNB Merger Proposal (Proposal No. 1)
At the ODNB special meeting, shareholders of ODNB will be asked to approve the ODNB merger proposal providing for the merger of NACB with and into ODNB. Shareholders of ODNB should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the ODNB board of directors unanimously approved and adopted the merger agreement and determined it to be advisable and in the best interests of ODNB and the shareholders of ODNB. See “The Merger — ODNB’s Reasons for the Merger; Recommendations of the ODNB Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the ODNB board of directors’ recommendation
If ODNB’s shareholders do not approve the ODNB merger proposal, ODNB will not be able to complete the merger.
The ODNB board of directors unanimously recommends that ODNB shareholders vote “FOR” the ODNB merger proposal.
Approval of the ODNB Articles Amendment Proposal (Proposal No. 2)
At the ODNB special meeting, shareholders of ODNB will be asked to approve the ODNB articles amendment proposal. Approval of the ODNB articles amendment proposal will approve the amendment and restatement of ODNB’s articles of incorporation in its entirety, effective at the effective time of the merger, to (i) change its name from “ODNB Financial Corporation” to “National Capital Bancorp, Inc.” and (ii) amend and restate Article VI, Section B.1 of ODNB’s articles of incorporation governing the size and composition of the board of directors. The exact text of the proposed amendment is attached to this joint proxy statement/prospectus as Annex I.
The ODNB articles of incorporation currently provide that the board of directors shall consist of not less than five nor more than twenty-five persons, with the exact number to be fixed from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof, and that the board of directors may not increase the number of directors between meetings of shareholders to a number which (i) exceeds by more than two the number of directors last elected by shareholders when the number was fifteen or less, or (ii) exceeds by more than four the number of directors last elected by shareholders where the number was sixteen or more, but in no event shall the number of directors exceed twenty-five. ODNB’s board of directors currently consists of fifteen directors. The merger agreement provides that, prior to the effective time of the merger, ODNB will take all necessary action so that at the effective time the board of directors of the continuing corporation will be comprised of ten directors from ODNB and seven directors from NACB or NCBank, for a total of seventeen directors.
In order to enable ODNB to constitute its board of directors in the manner described above at the effective time of the merger, ODNB must amend its articles of incorporation to remove the existing limitation on the board’s ability to increase the number of directors between shareholder meetings. Without the proposed amendment, the restriction on interim board increases could prevent ODNB from appointing the seven directors designated by NACB at the effective time of the merger without first obtaining a separate shareholder vote. The proposed amendment removes this limitation and replaces it with a restated provision that retains the existing five-to-twenty-five director range and the annual election of directors, but eliminates the interim increase restriction so that the board may be properly constituted at closing in accordance with the merger agreement.
If ODNB’s shareholders do not approve the ODNB articles amendment proposal, ODNB will not be able to complete the merger.
The ODNB board of directors unanimously recommends that ODNB shareholders vote “FOR” the ODNB articles amendment proposal.

Approval of the ODNB Adjournment Proposal (Proposal No. 3)
If at the ODNB special meeting there are not sufficient votes to approve the ODNB merger proposal or the ODNB articles amendment proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the ODNB merger proposal or the ODNB articles amendment proposal. In that event, shareholders of ODNB will be asked to vote on the ODNB adjournment proposal and will not be asked to vote on the ODNB merger proposal or the ODNB articles amendment proposal at the ODNB special meeting.
In order to allow proxies that have been received by ODNB at the time of the ODNB special meeting to be voted for the ODNB adjournment proposal, ODNB is submitting the ODNB adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks ODNB shareholders to authorize the holder of any proxy solicited by the ODNB board of directors on a discretionary basis to vote in favor of adjourning the ODNB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from ODNB shareholders who have previously voted.
If it is necessary to adjourn the ODNB special meeting, then, unless the meeting is adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the ODNB special meeting of the place, date and time to which the ODNB special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting
The ODNB board of directors unanimously recommends that ODNB shareholders vote “FOR” the ODNB adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger and the bank merger. This summary may not contain all the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger and the bank merger.
Terms of the Merger
Each of ODNB’s and NACB’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject the conditions set forth in the merger agreement, NACB will merge with and into ODNB, with ODNB as the continuing corporation. The continuing corporation will change its name to National Capital Bancorp, Inc. Immediately following the merger, ODNBank will merge with and into NCBank, with NCBank as the continuing bank. The National Capital Bank of Washington will remain the name of the continuing bank.
Each share of NACB common stock issued and outstanding immediately prior to the effective time (other than certain shares held by NACB and dissenting shares) will be converted into the right to receive, without interest, and subject to proration in accordance with the Merger Agreement: (i) $83.00 per share in cash; or (ii) 5.2390 shares of ODNB common stock. Each holder of NACB common stock may elect to receive: (i) cash consideration for all shares of NACB common stock owned by such holder; (ii) stock consideration for all shares of NACB common stock owned by such holder; or (iii) 10% cash consideration and 90% stock consideration for all shares of NACB common stock owned by such holder.
NACB shareholders who would otherwise be entitled to a fractional share of ODNB common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying $16.24 by the fraction of a share (after taking into account all shares of NACB common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of ODNB common stock which such holder would otherwise be entitled to receive as merger consideration.
The shareholder election will be subject to a proration mechanism, such that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares), and all other shares of NACB common stock issued and outstanding immediately prior to the effective time (including shares subject to NACB restricted stock awards, but excluding the shares of NACB common stock to be cancelled pursuant to the merger agreement and dissenting shares) will be entitled to receive the stock consideration. Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration shall not be subject to the proration mechanism to the extent that all such minimum cash shares are less than the maximum cash conversion number. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares, and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
ODNB shareholders are being asked to approve the ODNB merger proposal and the ODNB articles amendment proposal and NACB shareholders are being asked to approve the NACB merger proposal. See the section entitled, “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of developing and overseeing NACB’s long-term strategy, the NACB board of directors and senior management team have periodically engaged in strategic planning discussions to consider potential opportunities and challenges. These strategic reviews have included, among other things, consideration of the business and regulatory environment in which NACB and other similar community banks operate, as well as market and other conditions in the financial services industry. The NACB board of directors and senior management team have also periodically discussed potential transactions with other financial institutions that could further NACB’s long-term objectives, and the benefits and risks of pursuing such transactions.
Similarly, as part of the oversight and management of ODNB, the ODNB board and executive management team regularly review and assess ODNB’s long-term strategic goals and opportunities and its performance and prospects in light of competitive and other relevant developments, as part of the continuous effort to enhance value for ODNB shareholders and to deliver the best possible services and support to ODNB’s customers and communities. These reviews have included periodic discussions regarding potential transactions with third parties that could further ODNB’s strategic objectives and the potential benefits and risks of any such transactions.
On October 9, 2025, the NACB board of directors had a strategic planning meeting to evaluate NACB’s prospects, objectives and strategies to increase long-term value for its shareholders and support its customers and the communities it serves. A representative of Piper Sandler attended the meeting and provided an overview of the historical operating performance of NACB relative to peers and led a discussion of the financial aspects of various strategic alternatives. These alternatives included an organic growth strategy, an acquisition of a smaller institution, a strategic merger of equals, and a sale to a larger institution. As part of this discussion, Piper Sandler reviewed the recent market for bank mergers and acquisitions generally and potential values that larger financial institutions could be expected to pay for NACB.
In his role as Chairman and Chief Executive Officer of NACB, Richard B. Anderson, Jr. regularly interacts with peer bank executives to gain perspective from larger and smaller organizations operating in or around NACB’s market areas. Mr. Anderson has had, from time to time, informal discussions with representatives of other financial institutions, including ODNB, relating to potential strategic matters, including possible business combination opportunities. Mr. Anderson previously worked with Mark S. Merrill, Chairman and Chief Executive Officer of ODNB, at another community bank in the Washington, D.C. area. Since that time, Mr. Anderson and Mr. Merrill have periodically corresponded regarding their respective companies and the banking industry in general.
On November 12, 2025, the NACB board of directors held a special meeting to further explore the alternatives discussed during the board’s recent strategic planning meeting. The NACB board decided to continue to execute its organic growth initiatives while remaining open to other alternatives to increase shareholder value. The board encouraged Mr. Anderson to continue discussions with peer bank executives and to seek further input from Piper Sandler regarding other financial institutions that may be interested in a business combination transaction with NACB.
On November 21, 2025, Mr. Anderson, Mr. Merrill, John (Jack) M. Infield, President and a director of ODNB, and Brian Athey, also a director of ODNB, met to discuss whether a potential merger of NACB and ODNB would be in the best interests of both companies. They engaged in informal discussions regarding the general business and banking climate in their market areas and the respective businesses, operations and strategies of NACB and ODNB. They also explored at a high level the potential timing and structure of a combination of NACB and ODNB and determined that such a transaction merited serious consideration given the perceived benefits to both companies. In the days after this meeting, Mr. Anderson individually discussed with certain members of the NACB board of directors ODNB’s interest in a potential merger with NACB. Mr. Anderson and Mr. Merrill corresponded further about these matters in late November and early December.
In late November 2025, ODNB began working with representatives from Davidson to prepare modeling and pro forma financial analyses regarding a possible combination of ODNB and NACB. Beginning with the regularly scheduled ODNB board of directors meeting on October 23, 2025, and continuing through subsequent board of director meetings on December 11, 2025, January 29, 2026, February 26, 2026, April 23, 2026 and May 28, 2026, Mr. Merrill reported to the ODNB board of directors on the opportunity for a combination, its key terms and the potential financial and other impacts of a transaction, and responded to directors’ questions.
On December 5, 2025, Mr. Merrill delivered a draft preliminary non-binding letter of interest to Mr. Anderson proposing a combination of ODNB and NACB, and a mutual confidentiality and nondisclosure agreement executed on behalf ODNB. The draft letter was unsigned and was intended to facilitate further discussions between the parties regarding a merger transaction. The draft letter indicated that NACB would merge into ODNB, with ODNB as the surviving holding company, and, immediately thereafter, ODNBank would merge into NCBank, with NCBank as the surviving bank. The financial terms in the draft letter provided for an all-stock transaction with a fixed exchange ratio of 4.900 shares of ODNB common stock for each share of NACB common stock, representing an implied value of approximately $76.93 for each share of NACB common stock based on an assumed price per share of ODNB’s common stock of $15.70, which was equivalent to 125% of ODNB’s tangible book value per share as of November 30, 2025. The draft letter indicated that the combined holding company board of directors would be comprised of 17 directors including all seven members of NACB’s board of directors and 10 members of ODNB’s board of directors. The draft letter also indicated that Mr. Anderson would be appointed as Chairman of the boards of directors of the combined holding company and combined bank. Mr. Anderson communicated to Mr. Merrill that he would discuss the draft letter with the NACB board of directors to gauge interest in further exploring such a transaction.
On December 18, 2025, Mr. Anderson met with a representative from another financial institution (“Company A”) who had previously expressed interest in acquiring NACB. During the meeting, the representative of Company A presented a proposal for Company A to acquire NACB. The proposal provided for 80% stock consideration and 20% cash consideration with a combined implied value of $80.00 per share of NACB common stock based on an assumed price per share of Company A’s common stock equivalent to 120% of Company A’s tangible book value per share. The proposal indicated that three members of NACB’s board of directors would be appointed to the combined holding company board of directors and that Mr. Anderson would be appointed Vice Chairman and a member of the loan committee. Mr. Anderson informed Company A that the NACB board of directors was exploring a variety of alternatives, including remaining independent, but that the parties should continue to discuss whether a business combination would be in the best interests of both companies. On January 14, 2026, NACB and Company A signed a mutual confidentiality agreement to facilitate the exchange of information and further discussions about a transaction.
On January 7, 2026, Mr. Merrill, Mr. Anderson, and R. Andrew Didden, Jr., a director of NACB, met for dinner to discuss the potential merger transaction. On the same day, Mr. Anderson executed the December 5, 2025 mutual confidentiality and nondisclosure agreement on behalf of NACB to facilitate the exchange of information and further discussions about a transaction.
On January 21, 2026, NACB received an unsolicited written non-binding letter of interest from another financial institution (“Company B”) to acquire NACB. The financial terms in the letter of interest provided for an all-stock transaction with an implied price range of $69.45 to $73.42 per share of NACB’s common stock based on Company B’s average trading price for the five-day period ending January 20, 2026. Company B expressed a willingness to include a cash election feature for up to 25% of the aggregate merger consideration. The letter of interest indicated that three members of NACB’s board of directors would be appointed to the board of directors of the combined holding company. NACB had previously entered into a mutual confidentiality agreement with Company B in early 2025, and such agreement remained in effect.
On January 22, 2026, Mr. Merrill and Mr. Anderson participated in a video conference call to discuss various aspects of the proposed merger transaction in advance of a regular meeting of the NACB board of directors on January 23, 2026.
On January 23, 2026, the NACB board of directors devoted a portion of its regular meeting to considering the transactions proposed by ODNB, Company A and Company B. A representative of Piper Sandler attended the meeting to provide guidance on the financial aspects of the proposals. The NACB board of directors reviewed the proposals in detail with extensive discussion regarding the history and prospects of the interested parties, their respective financial performance, pro-forma analysis of the potential combined companies, and opportunities and risks for NACB shareholders under each of the proposals. The NACB board also analyzed the impact of each of the proposals on other stakeholders, including NACB’s employees and customers. After discussion, the NACB board directed Mr. Anderson and other members of senior management to continue conversations with interested parties and to discuss strategic alternatives at a subsequent meeting.

In early February 2026, Company B withdrew its interest in acquiring NACB. NACB had previously communicated to Company B that the implied price in Company B’s letter of interest was below what other interested parties had offered. In addition, Company B expressed concerns about successfully integrating NACB’s wealth management division.
At meetings on February 11 and February 25, 2026, the NACB board of directors continued to consider strategic alternatives. The NACB board deliberated about whether to solicit interest from potential acquirors more broadly in a formal auction. Mr. Anderson described his recent conversations with Mr. Merrill and representatives of Company A, as well as conversations with other bank executives with whom he has relationships. The NACB board received further information from Piper Sandler regarding recent mergers and acquisitions transactions and about other financial institutions that may have an interest in a transaction with NACB.
On March 23, 2026, Mr. Anderson, Mr. R. Andrew Didden, Jr. and NACB directors Damian Didden, William T. Pedas and Dennis T. Scurletis met with representatives of Company A to discuss a potential combination of NACB and Company A. They discussed the history and operations of each company as well as their respective expectations and priorities in a merger transaction.
On March 24, 2026, Messrs. Anderson, R. Andrew Didden, Jr., Pedas and Scurletis met with Mr. Merrill and ODNB directors Jim Abdo and Alfred H. Moses to further explore a merger of ODNB and NACB. They discussed the potential timing of a transaction and the anticipated benefits and opportunities for the combined company.
On March 25, 2026, the NACB board of directors held a special meeting to discuss the process for soliciting interest from potential acquirors with whom the NACB board and management team did not have a relationship. The NACB board considered a formal auction process but determined that such a process would require significant effort with limited perceived benefit, and would potentially expose the company to additional confidentiality risk with respect to its sensitive information. The NACB board felt that Piper Sandler could solicit preliminary interest without conducting a formal auction and without the use of a detailed confidential information memorandum or an online data room. At the same meeting, Messrs. Anderson, Damian Didden, R. Andrew Didden, Jr., Pedas and Scurletis described their recent meetings with representatives of ODNB and Company A, and answered questions from the NACB board. Following discussion, the NACB board reached a general consensus that a transaction with ODNB would likely involve synergies and benefits that would be difficult to achieve with any other merger partner, including Company A, but that outreach to a broader group of other financial institutions would be prudent before entering into an exclusive arrangement with ODNB.
On March 30, 2026, the NACB board of directors held a special meeting to discuss the status of ongoing conversations with potential merger partners. A representative of Piper Sandler attended the meeting. Mr. Anderson and Piper Sandler updated the board on their recent interactions with representatives of other financial institutions, including ODNB and Company A. The board directed Piper Sandler to develop an updated list of financial institutions that were most likely to be interested in a business combination transaction involving NACB in the current market environment, that would be in a position to pay a price at or higher than what NACB’s board of directors believed it could reasonably achieve as a standalone company, and that would be desirable merger partners for NACB based on prior feedback from the NACB board. The NACB board concluded that it would be advisable for Piper Sandler to contact certain of these institutions to determine whether they would have interest in pursuing a transaction with NACB and authorized Mr. Anderson to approve the institutions to be contacted.
On April 7, 2026, NACB formally engaged Piper Sandler to act as NACB’s financial advisor in connection with a business combination involving NACB, should such a transaction materialize. NACB has had a longstanding relationship with Piper Sandler and regularly consults Piper Sandler for guidance on strategic matters.
On April 8, 2026, Mr. R. Andrew Didden, Jr., Mr. Pedas, NACB director Robert B. Donohoe, Jr. and a principal shareholder of NACB met with Messrs. Abdo, Merrill and Moses. They discussed in further detail a potential merger of NACB and ODNB and each company’s expectations with respect to the merger consideration. They also discussed opportunities and challenges for the combined company and the composition of the combined board and senior management team.

Beginning on April 9, 2026, Piper Sandler contacted a total of 22 institutions (not including ODNB, Company A or Company B), of which five signed confidentiality agreements to facilitate due diligence. None of the confidentiality agreements entered into by NACB (including with ODNB, Company A and Company B) in connection with the transaction included exclusivity, standstill or “don’t ask, don’t waive” provisions. Piper Sandler made available certain targeted financial and loan portfolio information about NACB to the institutions that signed confidentiality agreements.
On April 29, 2026, a representative of Piper Sandler attended the regular meeting of the NACB board of directors to update the board on feedback received in response to Piper Sandler’s outreach. Piper Sandler reported that it had engaged in conversations about a potential transaction with representatives of several institutions but it had not received any new written letters of interest. Some institutions were already engaged in transactions and could not execute a transaction in a timely manner. Other institutions were unable or unwilling to offer financial terms that were competitive with those offered by ODNB and Company A. In light of the feedback received as well as prior discussions about the proposals from ODNB and Company A, the NACB board concluded that it was in the best interests of NACB and its shareholders to pursue a merger transaction with ODNB. Following the meeting, representatives of Piper Sandler communicated to Davidson that the NACB board would welcome a written letter of interest from ODNB and requested that the merger consideration reflect ODNB’s best and final offer. Mr. Anderson subsequently communicated to representatives of Company A that NACB would not continue to pursue a transaction with Company A.
On April 30, 2026, Mr. Merrill delivered a written non-binding letter of interest to Mr. Anderson proposing a combination of ODNB and NACB. The letter of interest was substantially the same as the draft letter delivered on December 5, 2025, except the fixed exchange ratio was increased to 5.239 shares of ODNB common stock for each share of NACB common stock, representing an implied value of approximately $85.08 for each share of NACB common stock based on an assumed price per share of ODNB’s common stock of $16.24, which was equivalent to 125% of ODNB’s tangible book value per share as of March 31, 2026. The April 30, 2026 letter of interest also indicated that ODNB would be willing to pay cash for up to 10% of NACB’s common stock at a price of $83.00 per share. The letter of interest provided for a 45-day exclusivity period during which NACB would be prohibited from soliciting other offers to be acquired.
On May 5, 2026, the NACB board of directors held a special meeting to consider the April 30, 2026 letter of interest from ODNB. A representative of Piper Sandler attended the meeting and led a discussion regarding the financial aspects of ODNB’s proposal compared to other recent community bank merger transactions. Piper Sandler also provided an analysis of ODNB’s valuation using share prices of similarly-sized community banks as well as trading multiples. The NACB board also received updates from Piper Sandler and Mr. Anderson about recent merger discussions with other interested financial institutions. The NACB board expressed its desire to pursue a transaction with ODNB and asked Piper Sandler to negotiate some minor revisions to the terms of ODNB’s letter of interest related to the exclusivity period and directors’ and officers’ insurance.
On May 7, 2026, Mr. Merrill delivered a revised written non-binding letter of interest to Mr. Anderson. The letter of interest was substantially the same as the letter delivered on April 30, 2026, except (i) the 45-day exclusivity period was made mutual so that both NACB and ODNB would be prohibited from soliciting offers to be acquired during such period, and (ii) ODNB agreed to obtain directors’ and officers’ insurance for NACB directors and officers providing coverage for a period of six years after the effective date of the merger (up from three years as reflected in the December 5, 2025 and April 30, 2026 letters).
Also on May 7, 2026, the NACB board of directors held a special meeting to consider the revised letter of interest from ODNB. The NACB board recognized that ODNB had accommodated the requested revisions to the letter of interest and the board was satisfied with the terms proposed. The NACB board approved the letter of interest and authorized Mr. Anderson to countersign the letter on behalf of NACB. The NACB board determined that it would engage with some of NACB’s principal shareholders in the days that followed the board meeting about whether it would be desirable for a portion of the merger consideration to be paid in cash. On the same day, Mr. Anderson countersigned the letter and delivered it to Mr. Merrill.
Promptly thereafter, the parties began populating an online data room with extensive financial and other information about their respective businesses. During the period from May 7, 2026 through June 14,

2026, representatives of ODNB and NACB, and their respective financial and legal advisors, communicated by phone and other electronic means to review business, financial and other information regarding each company. During these meetings, members of management of each of the companies and their advisors engaged in a series of discussions regarding the business and organizational structure of each bank and the potential structure and terms of a possible transaction and asked and answered related questions regarding each bank.
On May 14, 2026, representatives of Troutman Pepper Locke, ODNB’s legal counsel, provided representatives of Williams Mullen, NACB’s legal counsel, with a draft merger agreement. From May 14, 2026 through June 14, 2026, ODNB, NACB and their respective legal counsel and financial advisors negotiated the provisions of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement. Key terms negotiated between the first draft of the merger agreement delivered on May 14, 2026 and the final draft of the merger agreement approved by the boards of directors of ODNB and NACB included: (i) representations and warranties of each of ODNB and NACB; (ii) covenants regarding the composition of the boards of directors and related provisions of the organizational documents of the combined holding company and combined bank (iii) covenants regarding the conduct of ODNB’s and NACB’s business prior to the closing of the merger; (iv) the circumstances under which the respective board of directors of ODNB and NACB may change its recommendation to shareholders to vote to approve the merger and related matters; (v) the circumstances under which ODNB and NACB may terminate the merger agreement; (vi) the treatment of NACB’s employee benefit plans and continuing employees; and (vii) the terms of the support agreements that were to be entered into by the directors of each of ODNB and NACB. In addition, after soliciting feedback from some of its principal shareholders, NACB requested that the merger agreement include the cash election feature for up to 10% of the aggregate merger consideration offered by ODNB in the LOI, which ODNB accommodated.
On May 18, 2026, Mr. Anderson, Mr. Merrill, James Olevson, President of NACB, Patricia M. Ostrander, Chief Administrative and Strategy Officer of NCBank, and representatives from Piper Sandler and Davidson met to discuss various aspects of the proposed transaction, including integration of personnel, timing and other matters.
On May 21, 2026, ODNB and NACB engaged OptimaFI, a third-party consulting firm, to perform an independent assessment of the loan portfolios of both NCBank and ODNBank.
On May 28, 2026, ODNB’s board of directors held a regular meeting, much of the agenda of which focused on the proposed merger with NACB. Representatives of Troutman Pepper Locke and Davidson attended the meeting. At the meeting, ODNB’s board of directors received an update from ODNB’s senior management and its legal and financial advisors on the status of the merger negotiations with NACB and the due diligence process. Representatives of Troutman Pepper Locke reviewed with ODNB’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the most recent drafts of the merger agreement and all related documents, copies of which were delivered to each director before the meeting. Representatives of Troutman Pepper Locke also reviewed with ODNB’s board of directors the legal implications and standards applicable with respect to ODNB becoming an exchange-listed, public reporting company as a result of the proposed transaction. Representatives of Davidson reviewed its financial analysis of the terms of the merger, including the merger consideration set forth in the merger agreement presented at the meeting, and preliminarily discussed the opinion expected to be delivered by Davidson with respect to the fairness, from a financial point of view, to ODNB of the merger consideration in the merger. Management and representatives of Troutman Pepper Locke and Davidson responded to questions from the board regarding the proposed merger and the draft merger agreement and related documents. After review and thorough discussion among members of the ODNB board of directors, the ODNB board of directors determined to hold a meeting on June 12, 2026 to further consider the proposed transaction.
Also on May 28, 2026, Mr. Merrill, Mr. Infield and Mr. R. Andrew Didden, Jr. met to discuss certain matters related to the potential merger transaction, including the integration of the financial advisory and wealth management practices of the two banks.
On June 1, 2026, members of the respective senior management teams of ODNB and NACB met for a detailed due diligence discussion. Representatives of Davidson and Piper Sandler also participated in the meeting.

On June 9, 2026, Mr. Merrill, Mr. Anderson, Mr. Infield, Ms. Ostrander, and Kevin Albrigo, Chief Revenue Officer of ODNB, met to discuss various aspects of the proposed merger including integration of the respective organizations’ management teams and other matters.
On June 12, 2026, NACB’s board of directors held a special meeting to further consider the proposed merger with ODNB. Representatives of Williams Mullen, Piper Sandler and OptimaFI attended the meeting. At the meeting, NACB’s board of directors received an update from NACB’s senior management and its legal and financial advisors on the status of the merger negotiations with ODNB and the due diligence process. Representatives of Williams Mullen reviewed with NACB’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the most recent drafts of the merger agreement and all related documents, copies of which were delivered to each director before the meeting. Representatives of Piper Sandler reviewed its financial analysis of the terms of the merger, including the merger consideration set forth in the merger agreement presented at the meeting, and preliminarily discussed the opinion expected to be delivered by Piper Sandler with respect to the fairness, from a financial point of view, of the merger consideration to be received by NACB shareholders in the merger. Representatives of Williams Mullen and Piper Sandler responded to questions from the board regarding the proposed merger and the draft merger agreement and related documents. Representatives of OptimaFI provided a detailed analysis of its due diligence review of the loan portfolios of NCBank and ODNBank. OptimaFI also led a discussion focusing on each bank’s credit quality, underwriting, risk rating accuracy and servicing practices. Representatives of OptimaFI responded to questions from the board regarding the loan portfolio due diligence and related matters. After review and thorough discussion among members of the NACB board of directors, the NACB board of directors determined to hold a meeting on June 14, 2026 to further consider the merger.
Also on June 12, 2026, the ODNB board of directors held a special meeting at which updates on the merger, merger agreement and related documents were provided by ODNB management. Prior to such meeting, the ODNB board of directors was provided with updated drafts of the merger agreement and all related documents. Representatives of Troutman Pepper Locke briefed the ODNB board of directors on its discussions with Williams Mullen and the changes to the merger agreement and related documents from the drafts previously reviewed on May 28, 2026. At this meeting, Davidson reviewed the financial aspects of the merger and rendered to the ODNB board of directors an opinion (which was initially rendered orally and then confirmed in a written opinion, dated June 12, 2026, a copy of which is attached to this joint proxy statement/prospectus as Annex D) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson as set forth in its opinion, the merger consideration to be received by the holders of NACB common stock in the merger was fair, from a financial point of view, to ODNB. Management of ODNB also reported to the board of directors with respect to the analysis of OptimaFI with respect to its due diligence review of the loan portfolios of NCBank and ODNBank. The ODNB board of directors engaged in a substantive discussion on the merger, the terms of the merger agreement and related documents and the presentation by Davidson. ODNB board members presented questions to members of ODNB management and representatives of Troutman Pepper Locke and Davidson regarding the merger and the merger agreement, and such members and representatives responded to the inquiries. After such discussion, including consideration of the factors described under “— ODNB’s Reasons for the Merger and Recommendation of the ODNB Board of Directors,” the ODNB board of directors determined that the merger agreement, including the merger and the transactions contemplated thereby, were advisable and in the best interest of ODNB and its shareholders. The ODNB board voted unanimously to adopt and approve the merger agreement and the other transactions contemplated by the merger agreement.
On June 14, 2026, the NACB board of directors held a special meeting at which updates on the merger, merger agreement and related documents were provided by members of NACB management. Prior to such meeting, the NACB board of directors was provided with updated drafts of the merger agreement and all related documents. Representatives of Williams Mullen briefed the NACB board of directors on its discussions with Troutman Pepper Locke and the changes to the merger agreement and related documents from the drafts previously reviewed on June 12, 2026. At this meeting, Piper Sandler reviewed the financial aspects of the merger and rendered to the NACB board of directors an opinion (which was initially rendered orally and then confirmed in a written opinion, dated June 14, 2026, a copy of which is attached to this joint proxy statement/prospectus as Annex E) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the merger consideration to be received by the holders of NACB common stock in the merger was fair, from a financial point of view, to the holders of NACB common stock. The NACB board of directors engaged in a substantive discussion on the merger, the terms of the merger agreement and related documents and the presentation by Piper Sandler. NACB board members presented questions to members of NACB management and representatives of Williams Mullen and Piper Sandler regarding the merger and the merger agreement, and such members and representatives responded to the inquiries. After further discussion of the terms of the merger, including consideration of the factors set forth in NACB’s articles of incorporation and the factors described under “— NACB’s Reasons for the Merger and Recommendation of the NACB Board of Directors,” the NACB board of directors determined that the merger agreement, including the merger and the transactions contemplated thereby, were advisable and in the best interest of NACB and its shareholders. The NACB board voted unanimously to adopt and approve the merger agreement and the other transactions contemplated by the merger agreement.
ODNB and NACB executed the merger agreement before the financial markets opened on the morning of June 15, 2026, and issued a joint press release announcing the execution of the merger agreement and the terms of the merger.
ODNB’s Reasons for the Merger; Recommendation of ODNB’s Board of Directors
After careful consideration, the ODNB board of directors, at a special meeting on June 12, 2026, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of ODNB common stock, are advisable and fair to and in the best interests of ODNB and its shareholders, (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the issuance of ODNB common stock and the bank merger) and (iii) recommended the approval by ODNB shareholders of the ODNB merger proposal and the other matters to be voted on at the ODNB special meeting.
In reaching this decision, the ODNB board of directors evaluated the merger agreement, the bank merger and the other matters contemplated by the merger agreement in consultation with ODNB’s senior management, as well as with ODNB’s legal and financial advisors, and considered a number of factors, including the following (which are presented below in no particular order):
•
each of ODNB’s and NACB’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic rationale for the merger, including that the merger will create a top tier community bank headquartered in Washington, D.C. with ten branches across Washington, D.C., Virginia, Maryland, Pennsylvania and Florida;

•
the opportunities NACB will bring to the continuing corporation, which will enhance its ability to serve customers by providing the products, technology and convenience of larger banks, while maintaining a community bank customer experience;

•
the expanded possibilities for growth that would be available to the continuing corporation, given its larger size, asset base, capital and footprint;

•
the complementary nature of the culture of the two companies, including with respect to corporate purpose, management philosophy, banking philosophy, strategic focus, client service and community commitment, which would facilitate the successful integration, credit culture and implementation of the merger and other transactions contemplated by the merger agreement;

•
the effectiveness of the merger as a method of implementing and accelerating ODNB’s strategies for growing and expanding the communities it is able to serve and support;

•
the anticipated pro forma financial impact of the merger on the continuing corporation, including the expected positive impact on financial metrics, including earnings per share and profitability;

•
the expected cost synergies resulting from the merger and the opportunities for meaningful revenue synergies;

•
its understanding of the current and prospective environment in the financial services industry, including national, regional and local economic conditions, the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on ODNB’s potential growth, development, productivity and strategic options both with and without the merger;

•
the complementary nature of ODNB’s and NACB’s products, which ODNB believes should provide the opportunity to mitigate risks, generate additional capital and increase potential returns;

•
its review and discussions with ODNB’s senior management and advisors concerning ODNB’s due diligence examination of NACB;

•
its understanding that ODNB shareholders will own approximately 65% – 68% of the continuing corporation’s common stock;

•
the potential to provide ODNB shareholders with greater liquidity by owning stock in a public company that is anticipated to be listed on Nasdaq and expand both the access to capital for ODNB and the range of investors potentially available as a public company;

•
the terms of the merger agreement and the fact that the merger consideration is fixed, with no adjustment in the merger consideration to be received by NACB shareholders as a result of possible increases or decreases in the trading price of NACB common stock following the announcement of the merger, which the ODNB board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the merger and other transactions contemplated by the merger agreement;

•
the fact that Mr. Merrill will continue to serve as Chief Executive Officer of the continuing corporation and continuing bank, as well as President of the continuing bank, and Mr. Infield will continue to serve as President of the continuing corporation;

•
the corporate governance of the continuing corporation, including that upon the closing, each of the continuing corporation’s and the continuing bank’s board of directors will be comprised of ten legacy ODNB directors and seven legacy NACB directors at the effective time;

•
the support of the merger and the other transactions contemplated by the merger agreement by all of the directors of ODNB and NACB, each of which entered into a support agreement pursuant to which, among other things, each agreed to (i) vote the shares of ODNB or NACB common stock, respectively, which he or she beneficially owns and/or is the registered owner of and has the sole right and power to vote or direct the disposition in favor of the ODNB merger proposal or NACB merger proposal, as applicable, and (ii) not transfer such shares of ODNB common stock or NACB common stock prior to the applicable special meeting, with certain limited exceptions;

•
the flexibility provided to the ODNB board of directors to change its recommendation if, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, the ODNB board of directors makes a good faith determination that not changing its recommendation would more likely than not result in a violation of its fiduciary duties under applicable law, subject to the terms and conditions of the merger agreement;

•
its expectation that the continuing corporation will retain its strong capital position and asset quality upon completion of the merger;

•
its expectation that the requisite regulatory approvals and other approvals for the merger and the bank merger could be obtained in a timely fashion;

•
the strength of ODNB’s management and infrastructure to successfully complete the integration process following the completion of the merger;

•
the opinion, dated June 12, 2026, of Davidson to ODNB’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ODNB of the merger consideration, as more fully described below under “— Opinion of ODNB’s Financial Advisor”; and

•
its review with ODNB’s outside legal counsel of the material terms of the merger agreement, including its representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions.

The ODNB board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:
•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where ODNB and NACB operate;

•
the costs to be incurred in connection with the merger and the integration of NACB’s business into ODNB’s and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the effect of the merger on the continuing corporation’s regulatory capital levels;

•
the possibility of encountering difficulties in achieving anticipated cost savings in the amounts currently estimated or within the time frame currently contemplated;

•
the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of ODNB, NACB, ODNBank and NCBank;

•
the risk of losing key ODNB or NACB employees during the pending of the merger and following closing;

•
the diversion of management attention and resources from the operation of ODNB’s business while working to complete the merger and integrate the two companies;

•
the risks and costs associated with becoming a public company and the fact that management of the continuing corporation will be required to devote substantial time to compliance requirements;

•
the risk that, because the merger consideration under the merger agreement will not be adjusted for changes in the market price of NACB common stock, the value of the merger consideration to be issued to NACB shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the risk that the regulatory and other approvals required in connection with the merger and the bank merger may not be received in a timely manner or at all and may impose unacceptable conditions;

•
the potential for legal claims challenging the merger; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” in this joint proxy statement/prospectus on pages 40 and 37, respectively.

The foregoing discussion of the information and factors considered by the ODNB board of directors is not intended to be exhaustive, but includes the material factors considered by the ODNB board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the ODNB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The ODNB board of directors considered all these factors as a whole, including through discussions with ODNB’s management and ODNB’s outside financial and legal advisors, in evaluating the merger agreement and the transactions contemplated by the merger agreement.
For the reasons set forth above, the ODNB board of directors determined that the merger agreement and the transactions contemplated thereby (including the bank merger) are advisable and fair to and in the best interests of ODNB and its shareholders and adopted and approved the merger agreement and the transactions contemplated thereby.

In considering the recommendation of the ODNB board of directors, you should be aware that certain of ODNB’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of ODNB’s shareholders generally, as discussed under the caption “— Interests of Certain ODNB Directors and Executive Officers in the Merger,” below. The ODNB board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to ODNB shareholders.
It should be noted that this explanation of the reasoning of the ODNB board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 37.
Opinion of ODNB’s Financial Advisor
ODNB retained D.A. Davidson & Co. to render financial advisory and investment banking services to ODNB in connection with a possible transaction with NACB. As part of its engagement, Davidson agreed to assist ODNB in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between ODNB and NACB. Davidson also agreed to provide ODNB’s board of directors with an opinion as to the fairness, from a financial point of view, to ODNB of the merger consideration in the proposed merger. ODNB engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with ODNB and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On June 12, 2026, the ODNB board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the ODNB board of directors that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the aggregate merger consideration to be paid to holders of NACB common stock in the proposed merger is fair, from a financial point of view, to ODNB.
The full text of Davidson’s written opinion, dated June 12, 2026, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. ODNB’s shareholders are urged to read the opinion in its entirety.
Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the ODNB board of directors and addresses only the fairness, from a financial point of view, to ODNB of the merger consideration in the proposed merger. The opinion does not address, and Davidson does not express a view or opinion with respect to, (i) the underlying business decision of ODNB to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by ODNB or ODNB’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to ODNB, its shareholders or relating to or arising out of the merger. The opinion does not express a view or opinion as to any terms or other aspects of the merger, except for the merger consideration. ODNB and NACB determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of ODNB’s or NACB’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the ODNB board of directors as Annex D to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.1to the registration statement on Form S-4.

In connection with rendering its opinion, Davidson reviewed, among other things:
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a draft of the merger agreement dated June 11, 2026;

•
certain financial statements and other historical financial and business information about ODNB and NACB made available to Davidson from published sources and/or from the internal records of ODNB and NACB that Davidson deemed relevant;

•
certain financial projections for ODNB for the years ended December 31, 2026 and December 31, 2027 prepared by senior management of ODNB, and a 7.5% estimated long-term growth rate for the years thereafter provided by ODNB, in each case as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB;

•
certain financial projections for NACB for the years ended December 31, 2026, December 31, 2027 and December 31, 2028 prepared by senior management of NACB, and a 5.0% estimated long-term growth rate for the years thereafter provided by ODNB, in each case as discussed with senior management of NACB and senior management of ODNB and as approved for Davidson’s use by ODNB;

•
a comparison of the financial and operating performance of ODNB and NACB with publicly available information concerning certain other companies that Davidson deemed relevant;

•
a comparison of the proposed financial terms of the merger with the publicly available financial terms of certain other transactions that Davidson deemed relevant;

•
a comparison of the current and historical market prices and trading activity of NACB common stock with that of certain other publicly-traded companies that Davidson deemed relevant;

•
the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, potential cost savings, and other financial and accounting considerations in connection with the merger, in each case as prepared by or at the direction of senior management of ODNB and as approved for Davidson’s use by ODNB;

•
the implied valuations derived by discounting future cash flows and a terminal value of each of NACB, ODNB and ODNB on a pro forma basis based upon the financial projections and estimates for ODNB and NACB referred to above at discount rates that Davidson deemed appropriate; and

•
other such financial studies, analyses, investigations, economic and market information that Davidson considered relevant including discussions with the respective senior managements and other representatives and advisors of ODNB and NACB concerning the business, financial condition, results of operations and prospects of ODNB and NACB.

In arriving at its opinion, with ODNB’s consent, Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for Davidson. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or its accuracy or completeness. Davidson relied on the assurances of senior management of ODNB and senior management of NACB that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. Davidson did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ODNB or NACB. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of ODNB or NACB and has not been provided with any reports of such physical inspections. Davidson assumed that there has been no material change in ODNB’s or NACB’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to Davidson.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the transaction costs, potential cost savings, and other financial and accounting considerations in connection with the merger) provided to or otherwise reviewed by or for or discussed with Davidson, Davidson was advised by senior management of ODNB and senior management of NACB, and has assumed with ODNB’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of ODNB and senior management of NACB as to the future financial performance of ODNB and NACB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. Davidson did not assume responsibility for and did not express an opinion as to these projections and estimates or the assumptions on which they were based. Davidson relied on the assurances of senior management of ODNB and senior management of NACB that they were not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
Davidson is not an expert in the evaluation of loan and lease portfolios, classified loans, other real estate owned or assess the adequacy of the allowance for credit losses with respect thereto, and Davidson did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ODNB or NACB or any of their respective subsidiaries. Davidson did not review any individual loan or credit files relating to ODNB or NACB. Davidson assumed, with ODNB’s consent, that the respective allowances for credit losses for both ODNB and NACB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson did not make an independent evaluation of the quality of ODNB’s or NACB’s deposit base, nor did Davidson independently evaluate potential deposit concentrations or the deposit composition of ODNB or NACB. Davidson did not make an independent evaluation of the quality of ODNB’s or NACB’s investment securities portfolio, nor did Davidson independently evaluate potential concentrations in the investment securities portfolio of ODNB or NACB.
Davidson assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to Davidson’s analysis. Davidson also assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on ODNB or the contemplated benefits of the merger. Further, Davidson assumed that the executed merger agreement did not differ in any material respected from the draft agreement, dated June 11, 2026, reviewed by Davidson. In addition, Davidson assumed, with ODNB’s consent, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that there will be no adjustment to the stock consideration or the cash consideration.
Davidson assumed in all respects material to its analysis that ODNB and NACB will remain as going concerns for all periods relevant to its analysis. Davidson expressed no opinion regarding the liquidation value of ODNB and NACB or any other entity.
Davidson’s opinion is limited to the fairness, from a financial point of view, to ODNB of the aggregate merger consideration to be paid to holders of NACB common stock in the proposed merger. Davidson did not express any view on, and Davidson’s opinion did not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger, the form of the aggregate merger consideration (including, without limitation the allocation thereof between cash and ODNB common stock), the relative fairness of the cash consideration and the stock consideration or the listing of ODNB on a national stock exchange) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by ODNB to engage in the merger. Furthermore, Davidson expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the aggregate merger consideration, or with respect to the fairness of any such compensation.
Davidson did not express a view as to, and Davidson’s opinion did not address, the relative merits of the merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, Davidson’s opinion did not address any legal, regulatory, tax or accounting matters, as to which Davidson understood that ODNB obtained such advice as it deemed necessary from qualified professionals.
Davidson did not express an opinion as to the actual value of ODNB’s common stock when issued in the merger, the prices at which NACB’s common stock will trade following announcement of the merger or at any future time or the prices at which ODNB common stock will trade following consummation of the merger or at any future time.
Davidson did not evaluate the solvency or fair value of ODNB or NACB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Davidson’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ODNB or NACB. Davidson did not express any opinion as to the impact of the merger on the solvency or viability of ODNB or NACB or the ability of ODNB or NACB to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of June 10, 2026, two trading days prior to the date on which Davidson delivered the fairness opinion letter to ODNB’s board of directors, and is not necessarily indicative of market conditions after such date.
Implied Valuation Multiples for NACB based on the Merger Consideration
Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, NACB’s common stock will be converted into the right to elect and subject to proration, either (i) $83.00 in cash (cash consideration), (ii) 5.2390 shares of ODNB common stock (stock consideration), or (iii) a combination of 10% cash consideration and 90% stock consideration (the aggregate cash consideration and the aggregate stock consideration, collectively, to be paid for shares of NACB common stock, the aggregate merger consideration). The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below assuming 90% stock and 10% cash the merger consideration represented an implied value of $84.87 per share of NACB common stock or $97.8 million in aggregate, and assuming 100% stock the merger consideration represented an implied value of $85.08 per share of NACB common stock or $98.0 million in aggregate. Based upon financial information as of or for the twelve-month or three-month period ended March 31, 2026 and other financial and market information described below, Davidson calculated the following transaction ratios:
Implied Transaction Ratios
	(90% Stock / 10% Cash)		(100% Stock)
	Aggregate	Implied Per Share	Aggregate	Implied Per Share
Price / Q1 2026 LTM Net Income	15.3x	15.3x	15.3x	15.3x
Price / Q1 2026 Annualized Net Income	23.2x	23.2x	23.3x	23.3x
Price / 2026E Net Income(1)	13.8x	13.8x	13.8x	13.8x
Price / 2027E Net Income(1)	11.7x	11.7x	11.7x	11.7x
Price / Book Value	143%	143%	143%	143%
Price / Tangible Book Value	143%	143%	143%	143%
Price / Tangible Book Value (Excluding Accumulated Other Comprehensive Income)	129%	129%	130%	130%
Tangible Book Premium / Core Deposits(2)	5.6%	—	5.7%	—

(1)
Financial projections for NACB in 2026 and 2027 prepared by senior management of NACB, as discussed with senior management of NACB and senior management of ODNB and as approved for Davidson’s use by ODNB.

(2)
Core deposits equals total deposits less time deposits greater than $100,000.

Stock Price Performance of NACB
Davidson reviewed the history of the reported trading prices and volume of NACB common stock and certain stock indices, including the Russell 2000 and the KBW Regional Bank Index. Davidson compared the stock price performance of NACB with the performance of the Russell 2000 and the KBW Regional Banking Index as follows:
Last Twelve Months Stock Performance
	Beginning Value on 6/10/2025	Ending Value on 6/10/2026
Russell 2000	100.0%	131.5%
KBW Nasdaq Regional Banking Index	100.0%	119.5%
NACB	100.0%	81.3%
Three Year Stock Performance
	Beginning Value on 6/9/2023	Ending Value on 6/10/2026
Russell 2000	100.0%	152.0%
KBW Nasdaq Regional Banking Index	100.0%	151.3%
NACB	100.0%	150.6%
ODNB Comparable Companies Analysis
Davidson used publicly available information to compare selected financial and market trading information for ODNB and a group of 15 financial institutions selected by Davidson which: (i) were headquartered in District of Columbia, Maryland, Pennsylvania or Virginia; (ii) had their common stock listed on Nasdaq or The New York Stock Exchange; (iii) had assets between $1.5 billion and $3.0 billion; (iv) had last twelve months return on average assets greater than 0.00% and (v) were not pending merger targets. The 15 financial institutions were as follows:
Blue Ridge Bankshares, Inc.
C&F Financial Corporation
CB Financial Services, Inc.
Eagle Financial Services, Inc.
Fidelity D & D Bancorp, Inc.
First National Corporation
First United Corporation
Franklin Financial Services Corporation	FVCBankcorp, Inc. John Marshall Bancorp, Inc. MainStreet Bancshares, Inc. Meridian Corporation National Bankshares, Inc. Norwood Financial Corp. Virginia National Bankshares Corporation
Note: Does not reflect impact from pending acquisitions or acquisitions closed after June 10, 2026.
The analysis compared the financial condition and market performance of ODNB and the 15 financial institutions identified above based on publicly available financial and market trading information for ODNB and the 15 financial institutions as of and for the twelve-month or three-month period ended March 31, 2026. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
	ODNB	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,622	$2,298	$2,254	$1,583	$2,917
Loan / Deposit Ratio	101.1%	87.1%	87.8%	61.1%	100.5%
Non-Performing Assets / Total Assets	0.83%	0.37%	0.57%	0.02%	2.47%
Tangible Common Equity Ratio	9.2%	9.5%	9.3%	7.4%	11.4%
CRE Concentration Ratio (Most Recent Quarter)	313%	267%	263%	178%	368%
Cost of Deposits (Most Recent Quarter)	2.67%	1.74%	1.92%	1.20%	2.80%
Net Interest Margin (Last Twelve Months)	2.94%	3.50%	3.44%	2.76%	4.24%
Efficiency Ratio (Last Twelve Months)	64%	65%	63%	53%	85%
Return on Average Assets (Last Twelve Months)	0.71%	1.03%	0.95%	0.45%	1.24%
Return on Average Equity (Last Twelve Months)	7.5%	10.5%	10.0%	3.6%	14.5%
Market Performance Multiples
	Implied ODNB(1)	Comparable Companies
		Median	Average	Minimum	Maximum
Stock Price	$16.24	—	—	—	—
Market Capitalization (in millions)	$186	$267	$258	$166	$344
Price Change (LTM)	—	31%	32%	-2%	65%
Price Change (YTD)	—	11%	10%	-22%	19%
Price / MRQ Earnings Per Share	10.8x	11.8x	12.6x	9.4x	22.7x
Price / LTM Earnings Per Share	14.8x	12.1x	13.9x	9.0x	28.7x
Price / Tangible Book Value Per Share	125%	126%	127%	95%	158%
Price / Tangible Book Value Per Share (Excluding Accumulated Other Comprehensive Income)	122%	116%	116%	92%	143%
Dividend Yield (Most Recent Quarter)	—	2.68%	2.72%	1.65%	4.15%
Average Daily Volume (Shares)(2)	—	29,879	62,201	4,522	344,666
Average Daily Volume ($000)(2)	—	$848	$1,131	$167	$2,660

Note: Bank-level financial wherever consolidated holding company unavailable.
Note: Peer group excludes Chain Bridge Bancorp, Inc.
(1)
ODNB stock price per share of $16.24 is provided by ODNB management; market cap. and trading multiples are implied.

(2)
Average daily trading volume based on 3-month average.

NACB Comparable Companies Analysis
Davidson used publicly available information to compare selected financial and market trading information for NACB and a group of 10 financial institutions selected by Davidson which: (i) were headquartered in District of Columbia, Maryland, Virginia or West Virginia; (ii) had their common stock listed on the over-the-counter markets; (iii) had assets between $500.0 million and $1.0 billion; and (iv) were not pending merger targets. These 10 financial institutions were as follows:

Bank of Botetourt Calvin B. Taylor Bankshares, Inc. Citizens Bancorp of Virginia, Inc. Citizens Financial Corp. Farmers and Merchants Bancshares, Inc.	Harford Bank JSB Financial Inc. New Peoples Bankshares, Inc. Oak View Bankshares, Inc. Potomac Bancshares, Inc.
Note: Does not reflect impact from pending acquisitions or acquisitions closed after June 10, 2026.
The analysis compared the financial condition and market performance of NACB and the 10 financial institutions identified above based on publicly available financial and market trading information for NACB and the 10 financial institutions as of and for the twelve-month or three-month period ended March 31, 2026. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).
Financial Condition and Performance
	NACB	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$735	$894	$830	$578	$994
Loan / Deposit Ratio	81.5%	85.2%	79.3%	50.4%	91.6%
Non-Performing Assets / Total Assets	1.62%	0.08%	0.20%	0.00%	0.74%
Tangible Common Equity Ratio	9.3%	8.8%	9.1%	5.8%	13.9%
CRE Concentration Ratio (Most Recent Quarter)	305%	202%	191%	64%	385%
Cost of Deposits (Most Recent Quarter)	1.35%	1.74%	1.72%	0.98%	2.55%
Net Interest Margin (Last Twelve Months)	3.58%	3.79%	3.66%	2.77%	4.31%
Efficiency Ratio (Last Twelve Months)	60%	61%	60%	48%	68%
Return on Average Assets (Last Twelve Months)	0.88%	1.14%	1.20%	0.75%	1.70%
Return on Average Equity (Last Twelve Months)	9.8%	13.0%	13.2%	10.3%	19.0%
Market Performance Multiples
	NACB	Comparable Companies
		Median	Average	Minimum	Maximum
Stock Price	$61.00	—	—	—	—
Market Capitalization (in millions)	$70	$78	$80	$32	$139
Price Change (LTM)	-19%	30%	25%	-4%	47%
Price Change (YTD)	-9%	16%	13%	-4%	28%
Price / MRQ Earnings Per Share	16.6x	8.0x	7.7x	5.4x	9.1x
Price / LTM Earnings Per Share	11.0x	8.4x	8.3x	6.7x	10.1x
Price / Tangible Book Value Per Share	103%	104%	105%	84%	127%
Price / Tangible Book Value Per Share (Excluding Accumulated Other Comprehensive Income)	93%	98%	97%	69%	123%
Dividend Yield (Most Recent Quarter)	1.38%	2.50%	2.65%	1.92%	4.24%
Average Daily Volume (Shares)(1)	869	597	1,154	83	4,482
Average Daily Volume ($000)(1)	$53	$24	$26	$6	$67

Note: Bank-level financial wherever consolidated holding company unavailable.
Note: Peer group excludes IBW Financial Corporation.
(1)
Average daily trading volume based on 3-month average.

Precedent Transactions Analysis
Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide,” (2) “Nationwide (Performance),” and (3) “Regional.”
“Nationwide” included 19 transactions where:
•
the selling company was a bank headquartered in the United States;

•
the selling company’s total assets were between $650.0 million and $850.0 million;

•
the transaction was announced between January 1, 2022 and June 10, 2026;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals

“Nationwide (Performance)” included 8 transactions where:
•
the selling company was a bank headquartered in the United States;

•
the selling company’s total assets were between $500.0 million and $1.5 billion;

•
the selling company’s last twelve month’s return on average assets was between 0.50% and 1.00%;

•
the selling company’s most recent quarter non-performing assets / total assets was greater than 0.75%;

•
the transaction was announced between January 1, 2022 and June 10, 2026;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals

“Regional” included 6 transactions where:
•
the selling company was a bank headquartered in District of Columbia, Maryland, Virginia or West Virginia;

•
the selling company’s total assets were between $400.0 million and $1.0 billion;

•
the transaction was announced between January 1, 2021 and June 10, 2026;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals

The following tables set forth the transactions included in “Nationwide Transactions,” “Nationwide (Performance) Transactions,” and “Regional Transactions,” and are sorted by announcement date:
Nationwide Transactions
Announcement Date	Acquirer	Target
4/21/2026*	United Community Banks, Inc.	Peach State Bancshares, Inc.
4/21/2026*	Peoples Bancorp Inc.	Citizens National Corporation
12/1/2025	South Plains Financial, Inc.	BOH Holdings, Inc.
7/7/2025	Business First Bancshares, Inc.	Progressive Bancorp, Inc.
3/11/2025	Bar Harbor Bankshares	Guaranty Bancorp, Inc.
2/27/2025	Seacoast Banking Corporation of Florida	Heartland Bancshares, Inc.
1/29/2025	Plumas Bancorp	Cornerstone Community Bancorp
11/1/2024	Mid Penn Bancorp, Inc.	William Penn Bancorporation
9/24/2024	TowneBank	Village Bank and Trust Financial Corp.
4/25/2024	Business First Bancshares, Inc.	Oakwood Bancshares, Inc.

Announcement Date	Acquirer	Target
3/25/2024	First National Corporation	Touchstone Bankshares, Inc.
2/1/2024	Dogwood State Bank	Community First Bancorporation
11/13/2023	First Financial Corporation	Simply Bank
8/8/2023	Glacier Bancorp, Inc.	Community Financial Group, Inc.
7/25/2022	HomeTrust Bancshares, Inc.	Quantum Capital Corp.
5/12/2022	DFCU Financial	First Citrus Bancorporation, Inc.
4/18/2022	National Bank Holdings Corporation	Community Bancorporation
3/28/2022	Hometown Financial Group MHC	Randolph Bancorp, Inc.
1/19/2022	Bank First Corporation	Denmark Bancshares, Inc.
Nationwide (Performance) Transactions
Announcement Date	Acquirer	Target
5/19/2026*	Bank First Corporation	PSB Holdings, Inc.
12/29/2025*	Credicorp Ltd.	Helm Bank USA
12/17/2025	Community West Bancshares	United Security Bancshares
10/30/2025	First Mid Bancshares, Inc.	Two Rivers Financial Group, Inc.
11/30/2022	Byline Bancorp, Inc.	Inland Bancorp, Inc.
9/20/2022	Southern Missouri Bancorp, Inc.	Citizens Bancshares Co.
8/30/2022	First Commonwealth Financial Corporation	Centric Financial Corporation
3/2/2022	Fulton Financial Corporation.	Prudential Bancorp, Inc.
Regional Transactions
Announcement Date	Acquirer	Target
7/21/2025	First Community Bankshares, Inc.	Hometown Bancshares, Inc.
9/24/2024	TowneBank	Village Bank and Trust Financial Corp.
3/25/2024	First National Corporation	Touchstone Bankshares, Inc.
12/12/2022	Summit Financial Group, Inc.	PSB Holding Corp.
8/18/2022	TowneBank	Farmers Bankshares, Inc.
3/3/2021	Shore Bancshares, Inc.	Severn Bancorp, Inc.

* Indicates the transaction was pending as of June 10, 2026.
For each transaction referred to above, Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value on an aggregate basis and excluding accumulated other comprehensive income (“AOCI”), based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of NACB as of or for the twelve-month period ended March 31, 2026. The table below sets forth the results of this analysis.

Financial Condition and Performance
	NACB	Nationwide				Nationwide (Performance)
		Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$735	$734	$733	$658	$838	$1,165	$1,177	$999	$1,495
Tangible Common Equity Ratio	9.32%	8.30%	8.50%	4.68%	15.25%	9.49%	9.64%	7.27%	11.81%
Loan / Deposit Ratio	82%	85%	79%	25%	101%	86%	83%	54%	103%
Non-Performing Assets / Total Assets	1.62%	0.08%	0.18%	0.00%	0.80%	1.15%	1.26%	0.94%	1.85%
Return on Average Assets (Last Twelve Months)	0.88%	0.96%	0.88%	-0.12%	2.45%	0.79%	0.78%	0.51%	0.99%
Return on Average Equity (Last Twelve Months)	9.81%	9.31%	9.72%	-1.80%	24.38%	8.36%	7.95%	5.16%	11.51%
	NACB	Regional
		Median	Average	Low	High
Total Assets (in millions)	$735	$634	$661	$402	$953
Tangible Common Equity Ratio	9.32%	6.56%	7.39%	4.78%	11.41%
Loan / Deposit Ratio	82%	77%	72%	40%	94%
Non-Performing Assets / Total Assets	1.62%	0.15%	0.32%	0.05%	1.26%
Return on Average Assets (Last Twelve Months)	0.88%	0.75%	0.71%	0.25%	1.29%
Return on Average Equity (Last Twelve Months)	9.81%	7.63%	8.22%	3.76%	17.19%
Transaction Multiples
	NACB		Nationwide				Nationwide (Performance)
	90% Stock / 10% Cash	100% Stock	Median	Average	Low	High	Median	Average	Low	High
Deal Value ($MM)	$98	$98	$88	$92	$40	$148	$157	$157	$93	$203
Price / Tangible Book Value (Aggregate)	143%	143%	147%	148%	102%	211%	141%	140%	109%	169%
Price / Tangible Book Value (Excluding AOCI)	129%	130%	118%	133%	76%	211%	133%	127%	96%	151%
Price / Last Twelve Months EPS	15.3x	15.3x	14.0x	15.6x	10.7x	29.1x	17.1x	18.0x	10.6x	29.5x
Tangible Book Premium / Core Deposits(1)	5.6%	5.7%	4.5%	5.1%	0.6%	9.8%	5.3%	5.2%	0.9%	10.4%
	NACB		Regional
	90% Stock / 10% Cash	100% Stock	Median	Average	Low	High
Deal Value ($MM)	$98	$98	$56	$78	$43	$146
Price / Tangible Book Value (Aggregate)	143%	143%	156%	158%	106%	206%
Price / Tangible Book Value (Excluding AOCI)	129%	130%	156%	158%	106%	206%
Price / Last Twelve Months EPS	15.3x	15.3x	12.1x	16.5x	8.4x	29.1x
Tangible Book Premium / Core Deposits(1)	5.6%	5.7%	5.4%	5.0%	0.6%	8.8%

(1)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits.

Contribution Analysis
Davidson analyzed the relative contribution of ODNB and NACB to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) net income during the preceding twelve months ended March 31, 2026; (ii) ODNB’s estimated net income for the twelve months ended December 31, 2026 and the twelve months ended December 31, 2027 prepared by senior management of ODNB, as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB; (iii) NACB’s estimated net income for the twelve months ended December 31, 2026 and the twelve months ended December 31, 2027 prepared by senior management of NACB, as discussed with senior management of NACB and senior management of ODNB and as approved for Davidson’s use by ODNB; (iv) total assets; (v) gross loans; (vi) total deposits; (vii) non-maturity deposits (viii) total common equity; and (ix) tangible common equity, excluding accumulated other comprehensive income (“AOCI”). The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of ODNB or NACB shareholders in the combined company based on the merger consideration:
Contribution Analysis
	ODNB Stand-alone	ODNB % of Total	NACB Stand-alone	NACB % of Total
Income Statement – Historical
LTM Net Income (in thousands)(1)	$10,634	62.4%	$6,413	37.6%
Income Statement – Projections
2026E Net Income (in thousands)(2)	$11,540	61.9%	$7,095	38.1%
2027E Net Income (in thousands)(2)	$14,658	63.7%	$8,355	36.3%
Balance Sheet(3)
Total Assets (in thousands)	$1,621,981	68.8%	$735,346	31.2%
Gross Loans, Incl. Loans HFS (in thousands)	$1,331,453	71.5%	$530,197	28.5%
Total Deposits (in thousands)	$1,316,934	66.9%	$650,663	33.1%
Non-Maturity Deposits (in thousands)	$950,017	64.6%	$520,375	35.4%
Tangible Common Equity (in thousands)	$148,872	68.5%	$68,534	31.5%
Tangible Common Equity Excl. AOCI (in thousands)	$152,303	66.8%	$75,631	33.2%
Pro Forma Ownership
Merger Transaction – 90% Stock / 10% Cash		67.8%		32.2%
Merger Transaction – 100% Stock		65.5%		34.5%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments.
(1)
Net income for the preceding twelve-month period ending March 31, 2026.

(2)
Financial projections for ODNB in 2026 and 2027 prepared by senior management of ODNB, as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB.

(2)
Financial projections for NACB in 2026 and 2027 prepared by senior management of NACB, as discussed with senior management of NACB and senior management of ODNB and as approved for Davidson’s use by ODNB.

(3)
Financial data as of March 31, 2026.

Net Present Value Analysis for NACB
Davidson performed an analysis that estimated the net present value per share of NACB common stock under various circumstances. The analysis assumed: (i) NACB performed in accordance with internal financial projections for the years ending December 31, 2026, December 31, 2027 and December 31, 2028, and (ii) a 5.0% estimated long-term growth rate for the years thereafter provided by ODNB, as discussed with senior management of NACB and senior management of ODNB and as approved for Davidson’s use by ODNB. To approximate the terminal value of NACB common stock at December 31, 2031, Davidson applied price to earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 100.0% to 175.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 16.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NACB’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year U.S. Treasury yield, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and plus the published Kroll Cost of Capital Navigator Size Premium.
At the June 12, 2026 ODNB board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $37.44 to $105.68 per share of NACB common stock when applying the price to earnings multiples to the financial projections and $47.31 to $106.86 per share of NACB common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
Discount Rate	Earnings Per Share Multiple
	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
10.00%	$50.02	$61.15	$72.28	$83.42	$94.55	$105.68
11.00%	$47.60	$58.17	$68.74	$79.30	$89.87	$100.43
12.00%	$45.32	$55.36	$65.39	$75.43	$85.46	$95.50
13.00%	$43.18	$52.71	$62.25	$71.78	$81.31	$90.85
14.00%	$41.15	$50.22	$59.28	$68.34	$77.40	$86.47
15.00%	$39.24	$47.86	$56.48	$65.10	$73.72	$82.33
16.00%	$37.44	$45.64	$53.84	$62.04	$70.24	$78.44
Tangible Book Value Multiples
Discount Rate	Tangible Book Value Per Share Multiple
	100.0%	115.0%	130.0%	145.0%	160.0%	175.0%
10.00%	$63.42	$72.10	$80.79	$89.48	$98.17	$106.86
11.00%	$60.32	$68.56	$76.81	$85.06	$93.31	$101.55
12.00%	$57.40	$65.23	$73.06	$80.90	$88.73	$96.56
13.00%	$54.65	$62.09	$69.53	$76.97	$84.42	$91.86
14.00%	$52.06	$59.13	$66.20	$73.28	$80.35	$87.43
15.00%	$49.61	$56.34	$63.07	$69.79	$76.52	$83.25
16.00%	$47.31	$53.71	$60.10	$66.50	$72.90	$79.30
Davidson also considered and discussed with the ODNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming NACB estimated earnings per share in 2031 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $35.55 to $108.01 per share of NACB common stock, using the price to earnings multiples of 8.0x to 18.0x and a discount rate of 13.00%.
Variance to 2031 EPS	Earnings Per Share Multiple
	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
20.00%	$50.80	$62.25	$73.69	$85.13	$96.57	$108.01
15.00%	$48.90	$59.86	$70.83	$81.79	$92.76	$103.72
10.00%	$46.99	$57.48	$67.97	$78.45	$88.94	$99.43
5.00%	$45.08	$55.09	$65.11	$75.12	$85.13	$95.14
0.00%	$43.18	$52.71	$62.25	$71.78	$81.31	$90.85
-5.00%	$41.27	$50.33	$59.39	$68.44	$77.50	$86.56
-10.00%	$39.36	$47.94	$56.53	$65.11	$73.69	$82.27
-15.00%	$37.46	$45.56	$53.66	$61.77	$69.87	$77.98
-20.00%	$35.55	$43.18	$50.80	$58.43	$66.06	$73.69
Net Present Value Analysis for ODNB
Davidson performed an analysis that estimated the net present value per share of ODNB common stock under various circumstances. The analysis assumed: (i) ODNB performed in accordance with ODNB management’s financial projections for the years ending December 31, 2026 and December 31, 2027; and (ii) a 7.5% estimated long-term growth rate for the years thereafter provided by ODNB, as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB. To approximate the terminal value of ODNB common stock at December 31, 2031, Davidson applied price to earnings multiples of 10.0x to 15.0x and multiples of tangible book value ranging from 100.0% to 150.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 16.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ODNB’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year U.S. Treasury yield, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and plus the published Kroll Cost of Capital Navigator Size Premium.
At the June 12, 2026 ODNB board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $7.22 to $14.71 per share of ODNB common stock when applying the price to earnings multiples to the financial projections and $8.98 to $18.30 per share of ODNB common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.00%	$9.81	$10.79	$11.77	$12.75	$13.73	$14.71
11.00%	$9.31	$10.24	$11.17	$12.10	$13.03	$13.96
12.00%	$8.84	$9.73	$10.61	$11.49	$12.38	$13.26
13.00%	$8.40	$9.24	$10.08	$10.92	$11.76	$12.60
14.00%	$7.99	$8.78	$9.58	$10.38	$11.18	$11.98
15.00%	$7.59	$8.35	$9.11	$9.87	$10.63	$11.39
16.00%	$7.22	$7.95	$8.67	$9.39	$10.11	$10.84

Tangible Book Value Multiples
Discount Rate	Tangible Book Value Per Share Multiple
	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%
10.00%	$12.20	$13.42	$14.64	$15.86	$17.08	$18.30
11.00%	$11.58	$12.74	$13.89	$15.05	$16.21	$17.37
12.00%	$11.00	$12.10	$13.19	$14.29	$15.39	$16.49
13.00%	$10.45	$11.49	$12.54	$13.58	$14.63	$15.67
14.00%	$9.93	$10.92	$11.92	$12.91	$13.90	$14.90
15.00%	$9.44	$10.39	$11.33	$12.28	$13.22	$14.17
16.00%	$8.98	$9.88	$10.78	$11.68	$12.58	$13.48
Davidson also considered and discussed with the ODNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming ODNB estimated earnings per share in 2031 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $6.72 to $15.12 per share for ODNB common stock, using the price to earnings multiples of 10.0x to 15.0x and a discount rate of 13.00%.
Variance to 2031 EPS	Earnings Per Share Multiple
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
20.00%	$10.08	$11.09	$12.10	$13.10	$14.11	$15.12
15.00%	$9.66	$10.63	$11.59	$12.56	$13.52	$14.49
10.00%	$9.24	$10.16	$11.09	$12.01	$12.94	$13.86
5.00%	$8.82	$9.70	$10.58	$11.47	$12.35	$13.23
0.00%	$8.40	$9.24	$10.08	$10.92	$11.76	$12.60
-5.00%	$7.98	$8.78	$9.58	$10.37	$11.17	$11.97
-10.00%	$7.56	$8.32	$9.07	$9.83	$10.58	$11.34
-15.00%	$7.14	$7.85	$8.57	$9.28	$10.00	$10.71
-20.00%	$6.72	$7.39	$8.06	$8.74	$9.41	$10.08
Illustrative Net Present Value Analysis for Pro Forma ODNB
For illustrative purposes, Davidson performed an analysis that estimated the net present value per share of ODNB common stock under various circumstances, including the impact of the merger with NACB. The analysis assumed (i) ODNB performed in accordance with internal financial projections for the years ending December 31, 2026 and December 31, 2027, (ii) a 7.5% estimated long-term growth rate for the years thereafter provided by ODNB, as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB; and (iii) the pro forma financial impact of the merger with NACB including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB. The analysis also assumed (i) NACB performed in accordance with internal financial projections for the years ending December 31, 2026, December 31, 2027 and December 31, 2028, and (ii) a 5.0% estimated long-term growth rate for the years thereafter provided by ODNB, as discussed with senior management of NACB and senior management of ODNB and as approved for Davidson’s use by ODNB. To approximate the terminal value of ODNB common stock at December 31, 2031, Davidson applied price to earnings multiples of 10.0x to 15.0x and multiples of tangible book value ranging from 100.0% to 150.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 16.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ODNB’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year U.S. Treasury yield, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and plus the published Kroll Cost of Capital Navigator Size Premium.

At the June 12, 2026 ODNB board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $9.56 to $18.98 per share of ODNB common stock when applying the price to earnings multiples to the financial projections and $9.80 to $19.47 per share of ODNB common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
Discount Rate	Earnings Per Share Multiple
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.00%	$12.89	$14.11	$15.33	$16.54	$17.76	$18.98
11.00%	$12.25	$13.40	$14.56	$15.72	$16.87	$18.03
12.00%	$11.64	$12.74	$13.84	$14.94	$16.04	$17.14
13.00%	$11.08	$12.12	$13.16	$14.21	$15.25	$16.29
14.00%	$10.54	$11.53	$12.52	$13.52	$14.51	$15.50
15.00%	$10.04	$10.98	$11.92	$12.87	$13.81	$14.75
16.00%	$9.56	$10.46	$11.35	$12.25	$13.15	$14.05
Tangible Book Value Multiples
Discount Rate	Tangible Book Value Per Share Multiple
	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%
10.00%	$13.22	$14.47	$15.72	$16.97	$18.22	$19.47
11.00%	$12.56	$13.75	$14.94	$16.12	$17.31	$18.50
12.00%	$11.94	$13.07	$14.20	$15.32	$16.45	$17.58
13.00%	$11.36	$12.43	$13.50	$14.57	$15.64	$16.72
14.00%	$10.81	$11.83	$12.85	$13.86	$14.88	$15.90
15.00%	$10.29	$11.26	$12.23	$13.20	$14.17	$15.13
16.00%	$9.80	$10.72	$11.64	$12.57	$13.49	$14.41
Davidson also considered and discussed with the ODNB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming ODNB’s pro forma estimated earnings per share in 2031 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $8.99 to $19.43 per share of ODNB common stock using the price to earnings multiples of 10.0x to 15.0x, and using a discount rate of 13.00%.
Variance to 2031 EPS	Earnings Per Share Multiple
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
20.00%	$13.16	$14.42	$15.67	$16.92	$18.17	$19.43
15.00%	$12.64	$13.84	$15.04	$16.24	$17.44	$18.64
10.00%	$12.12	$13.27	$14.42	$15.56	$16.71	$17.86
5.00%	$11.60	$12.69	$13.79	$14.89	$15.98	$17.08
0.00%	$11.08	$12.12	$13.16	$14.21	$15.25	$16.29
-5.00%	$10.55	$11.55	$12.54	$13.53	$14.52	$15.51
-10.00%	$10.03	$10.97	$11.91	$12.85	$13.79	$14.73
-15.00%	$9.51	$10.40	$11.28	$12.17	$13.06	$13.95
-20.00%	$8.99	$9.82	$10.66	$11.49	$12.33	$13.16

Financial Impact Analysis
Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of ODNB and NACB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of NACB. In the course of this analysis, Davidson used internal financial projections for ODNB for the years ending December 31, 2026 and December 31, 2027, and used internal financial projections for NACB for the years ending December 31, 2026, December 31, 2027 and December 31, 2028 provided by NACB management, as discussed with senior management of ODNB and as approved for Davidson’s use by ODNB. This analysis indicated that the merger is expected to be accretive to ODNB’s estimated earnings per share beginning in 2027, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for ODNB and that ODNB would maintain capital ratios in excess of those required for ODNB to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by ODNB and NACB prior to and following the merger will vary from the projected results, and the variations may be material.
Davidson prepared its analyses for purposes of providing its opinion to ODNB’s board of directors as to the fairness, from a financial point of view, of the merger consideration in the proposed merger and to assist ODNB’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of ODNB, NACB or Davidson or any other person assumes responsibility if future results are materially different from those projected.
Davidson’s opinion was one of many factors considered by the ODNB’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of ODNB or management with respect to the merger or the merger consideration.
Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to ODNB in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to ODNB, NACB and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of ODNB and NACB for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. ODNB selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on June 5, 2026, ODNB engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, ODNB agreed to pay Davidson a cash fee of $200,000 concurrently with the rendering of its opinion. ODNB agreed to pay Davidson at the time of closing of the merger a contingent cash fee equal to $1,000,000. ODNB has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
Davidson has not had any other material financial advisory or other material commercial or investment banking relationships with ODNB or NACB during the two years preceding the date of the fairness opinion letter. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

NACB’s Reasons for the Merger; Recommendation of NACB’s Board of Directors
After careful consideration, the NACB board of directors, at a meeting held on June 14, 2026, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of NACB and its shareholders. Accordingly, the NACB board of directors adopted and approved the merger agreement and unanimously recommends that NACB shareholders vote “FOR” the approval of the NACB merger proposal and “FOR” the approval of the NACB adjournment proposal.
In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, the NACB board of directors consulted with the NACB management team, as well as NACB’s financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:
•
the review undertaken by the NACB board of directors and management with respect to the strategic alternatives available to NACB, including remaining independent and growing organically or engaging in alternative strategic merger transactions;

•
the business strategy of NACB and its prospects for the future as an independent institution, including the risks inherent in successful execution of its strategic plan and its projected financial results;

•
a review of the prospects, challenges and risks of NACB remaining independent in the current and prospective environment in the financial services industry, taking into consideration national and local economic conditions, evolving trends in technology, competition and consolidation, and the regulatory and compliance environment, as compared to merging NACB with ODNB;

•
the ability of NACB’s shareholders to benefit from the combined company’s potential growth and stock appreciation, and the expectation that the combined entity will have superior future earnings and prospects compared to NACB’s earnings and prospects on an independent basis;

•
the attractiveness of creating the seventh largest bank headquartered in the Washington, D.C. metropolitan area, with greater loan and deposit geographic diversification and a higher legal lending limit;

•
the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability to compete for larger loans;

•
the benefits of the combined bank continuing to operate under the National Capital Bank name and charter after the merger;

•
the financial and other terms of the merger, including the fixed exchange ratio and cash election feature, expected tax treatment for the stock consideration, and deal protection and termination fee provisions, which NACB reviewed with its outside financial and legal advisors;

•
the expectation that the merger will result in minimal disruption to NACB’s employees, customers and the communities it serves because NCBank will be the surviving bank and no NCBank branches are expected to be closed as a result of the merger;

•
the attractive transaction multiples of the merger consideration to NACB’s tangible book value and earnings and the premium over NACB’s prevailing stock price to be received by NACB shareholders;

•
the financial analyses and other information presented by Piper Sandler to the NACB board of directors with respect to the merger and the opinion delivered to the board by Piper Sandler to the effect that, as of the date of that opinion, the merger consideration was fair to the holders of NACB common stock from a financial point of view;

•
ODNB’s recent history of superior financial results and growth, and the compatibility of NACB’s business, operations and culture with those of ODNB;

•
the financial performance and condition, business operations, capital levels, asset quality, loan portfolio and prospects of ODNB, taking into account the results of NACB’s due diligence investigation of ODNB;

•
the potential for increased liquidity in the market for the common stock of the combined company following the anticipated listing of the combined company’s common stock on The New York Stock Exchange or Nasdaq;

•
the familiarity of NACB’s board of directors and management team with ODNB and its business, operations, culture, customers, directors, executive officers and employees;

•
the likelihood of realizing the strategic benefits of the merger that the NACB board of directors believes will result from the continuity provided to the NACB shareholders by the corporate governance aspects of the merger, including the appointment at the effective time of seven current members of the NACB board of directors to the combined company’s board of directors with Richard B. Anderson, Jr. as chairman;

•
ODNB’s agreement to initiate a quarterly cash dividend policy that will allow the NACB shareholders to continue to receive a dividend after the merger, although ODNB’s obligation to pay a dividend is subject to applicable laws, the receipt of approvals or non-objections by regulatory authorities, and the good faith exercise by the ODNB board of directors of its fiduciary duties;

•
the possible effects of the proposed merger on NACB’s customers, including enhancements in products and services and greater financial resources; and

•
the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner.

The NACB board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with ODNB were likely to outweigh substantially these risks and factors. These risks included:
•
the risk that, because the stock exchange ratio is fixed, the value of the shares of ODNB that the NACB shareholders receive in the merger could be adversely affected by a decrease in the value of ODNB common stock before the effective time;

•
the fact that there is currently no established trading market for ODNB’s common stock and its market value is uncertain;

•
the fact that certain of NACB’s directors and officers have interests in the merger that are in addition to their interests generally as NACB shareholders, which have the potential to influence such directors’ and officers’ views and actions in connection with the merger;

•
the challenges of integrating NACB’s business, operations and employees with those of ODNB, including the costs associated with such integration;

•
the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period;

•
the risk that the merger would not be consummated;

•
the effects of the public announcement of the merger and the integration process on NACB’s customer relationships, its ability to retain employees and the potential for disruption of NACB’s ongoing business;

•
the potential risk of diverting management attention and resources from the operation of NACB’s business and towards the completion of the merger;

•
that while the merger is pending, NACB will be subject to restrictions on how it conducts business that could delay or prevent NACB from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

•
the termination fee payable, under certain circumstances, by NACB to ODNB, including the risk that the termination fee might discourage third parties from offering to acquire NACB by increasing the cost of a third party acquisition.

The foregoing discussion of the information and factors considered by NACB’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by NACB’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of NACB’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of NACB and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to adopt and approve the merger agreement and the merger.
The foregoing explanation of the NACB board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of NACB’s Financial Advisor
NACB retained Piper Sandler to act as financial advisor to NACB’s board of directors in connection with NACB’s consideration of a possible business combination. NACB selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to NACB’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 14, 2026 meeting at which NACB’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on same day, to the effect that, as of such date, the merger consideration was fair to the holders of NACB’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of NACB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of NACB in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of NACB as to how any such shareholder should vote at the NACB special meeting. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of NACB common stock and did not address the underlying business decision of NACB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for NACB or the effect of any other transaction in which NACB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of NACB or ODNB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a draft of the merger agreement, dated June 10, 2026;

•
certain publicly available financial statements and other historical financial information of NACB and NCBank that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of ODNB and ODNBank that Piper Sandler deemed relevant;

•
certain internal financial projections for NACB for the years ending December 31, 2026 through December 31, 2028, with long-term annual balance sheet and net income growth rates for the years ending December 31, 2029 and December 31, 2030, and estimated dividends per share for NACB for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of NACB;

•
certain internal financial projections for ODNB for the years ending December 31, 2026 and December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB;

•
the relative contributions of assets, liabilities, equity and earnings of NACB and ODNB to the combined entity as well as certain social considerations in connection with the merger;

•
the pro forma financial impact of the merger on ODNB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain assumptions related to the initiation of payment of quarterly dividends and the listing of the ODNB common stock on Nasdaq or The New York Stock Exchange and associated expenses, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB;

•
the publicly reported historical price and trading activity for NACB common stock, including a comparison of certain stock trading information for NACB common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for NACB and ODNB with similar financial institutions for which information is publicly available;

•
the financial and non-financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of NACB and its representatives the business, financial condition, results of operations and prospects of NACB and held similar discussions with certain members of the management of ODNB and its representatives regarding the business, financial condition, results of operations and prospects of ODNB.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by NACB, ODNB or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective managements of NACB and ODNB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NACB or ODNB, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of NACB or ODNB. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of NACB or ODNB, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to NACB or ODNB. Piper Sandler assumed, with NACB’s consent, that the respective allowances for credit losses for both NACB and ODNB were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for NACB for the years ending December 31, 2026 through December 31, 2028, with long-term annual balance sheet and net income growth rates for the years ending December 31, 2029 and December 31, 2030, and estimated dividends per share for NACB for the years ending December 31, 2026 through December 31, 2030 as provided by the senior management of NACB. In addition, Piper Sandler used certain internal financial projections for ODNB for the years ending December 31, 2026 through December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain assumptions related to the initiation of payment of quarterly dividends and the listing of the ODNB common stock on Nasdaq or The New York Stock Exchange and associated expenses, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB. With respect to the foregoing information, the senior management of NACB confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgments of senior management as to the future financial performance of NACB and ODNB, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in NACB’s or ODNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that NACB and ODNB would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with NACB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on NACB, ODNB, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with NACB’s consent, Piper Sandler relied upon the advice that NACB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of NACB common stock at any time or what the value of ODNB common stock would be once it is actually received by the holders of NACB common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to NACB’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to NACB or ODNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of NACB and ODNB and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of NACB, ODNB, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to NACB’s board of directors at its June 14, 2026 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of NACB common stock or ODNB common stock or the prices at which NACB or ODNB common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by NACB’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of NACB’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of NACB common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive either the cash consideration or the stock consideration. NACB shareholders will have the opportunity to elect to receive the merger consideration: (a) in cash, (b) in shares of ODNB common stock, or (c) a mixture of 90% in shares of ODNB common stock and 10% in cash, subject to the allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/prospectus. At the direction of NACB and with NACB senior management’s consent, Piper Sandler assumed for purposes of its analyses that 10% of the aggregate merger consideration would be cash consideration and 90% of the aggregate merger consideration would be stock consideration. Piper Sandler calculated an aggregate implied transaction value of approximately $98 million and an implied purchase price per share of $84.87 consisting of the implied value of 5.2390 shares of NACB common stock based on the internal valuation of ODNB common stock on March 31, 2026. Based upon financial information for NACB as of or for the last twelve months (“LTM”) ended March 31, 2026 and the closing price of NACB’s common stock on June 4, 2026, Piper Sandler calculated the following implied transaction metrics:
Transaction Metric(1)
Transaction Price Per Share / Tangible Book Value er Share	143%
Transaction Price Per Share / LTM Earnings Per Share	15.2x
Tangible Book Premium / Core Deposits (CDs > $100K)(2)	5.4%
Tangible Book Premium / Core Deposits (CDs > $250K)(3)	5.0%

(1)
Assumes the election of 90% stock consideration and 10% cash consideration with an implied price per NACB share of $84.87, as directed by NACB management.

(2)
Core deposits equal to total deposits less CDs greater than $100K.

(3)
Core deposits equal to total deposits less CDs greater than $250K.

Contribution Analysis
Piper Sandler reviewed the relative contribution of NACB and ODNB to the pro forma balance sheet and income of the combined entity. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of NACB and ODNB shareholders in the combined company:
$ values in millions	NACB		ODNB		Pro Forma
	$	%	$	%	$
Assets:
Net Loans	$524	28%	$1,318	72%	$1,842
Total Assets	$735	31%	$1,622	69%	$2,357
Liabilities:
Total Deposits	$651	33%	$1,317	67%	1,968
Non-Interest Bearing Deposits	$178	39%	$275	61%	$453
Shareholders’ Equity:
Tangible Common Equity	$69	32%	$149	68%	$217
Tangible Common Equity + Building Appraisal(1)	$78	35%	$149	65%	$227
Income Statement:
LTM Net Income	$6.4	38%	$10.6	62%	$17.0
Pro Forma Ownership(2) (%)		35%		65%
Pro Forma Ownership(3) (%)		32%		68%

(1)
Includes fair value write-up of $9.9M on NACB’s fixed assets per building appraisal as provided by NACB and agreed to by ODNB management.

(2)
Assumes the election of 100% stock consideration with an implied price per NACB share of $85.08, as directed by NACB management.

(3)
Assumes the election of 90% stock consideration and 10% cash consideration with an implied price per NACB share of $84.87, as directed by NACB management.

Stock Trading History
Piper Sandler reviewed the publicly available historical reported trading price of NACB common stock for the one-year and three-year periods ended June 4, 2026. Piper Sandler then compared the relationship between the movements in the price of NACB common stock to movements in its peer group (as described below) as well as certain stock indices.

NACB’s One-Year Stock Performance
	Beginning Value June 4, 2025	Ending Value June 4, 2026
NACB	100%	82.1%
NACB Peer Group	100%	131.7%
S&P 500 Index	100%	127.0%
Nasdaq Bank Index	100%	118.8%
NACB’s Three-Year Stock Performance
	Beginning Value June 2, 2023	Ending Value June 4, 2026
NACB	100%	152.0%
NACB Peer Group	100%	162.8%
S&P 500 Index	100%	177.1%
Nasdaq Bank Index	100%	160.5%
Comparable Company Analyses
Piper Sandler used publicly available information to compare selected financial information for NACB with a group of financial institutions selected by Piper Sandler. The group of financial institutions included major exchange-traded banks with total assets between $500 million and $1.5 billion with LTM return on average assets greater than 0.60%, but excluded targets of announced merger transactions, as well as GBank Financial Holdings and FinWise Bancorp due to their non-traditional business models (the “NACB Peer Group”). The NACB Peer Group consisted of the following companies:
Auburn National Bancorporation, Inc.	Home Federal Bancorp, Inc. of Louisiana
Bank of the James Financial Group, Inc.	Lake Shore Bancorp, Inc.
BV Financial, Inc.	Magyar Bancorp, Inc.
Central Plains Bancshares, Inc.	OptimumBank Holdings, Inc.
Community Bancorp	Sound Financial Bancorp, Inc.
Fifth District Bancorp, Inc.	United Bancorp, Inc.
First Capital, Inc.
The analysis compared publicly available financial information for NACB with corresponding data for the NACB Peer Group as of or for the year ended March 31, 2026 (unless otherwise noted) with pricing data as of June 4, 2026. The table below sets forth the data for NACB and the median, mean, low and high data for the NACB Peer Group.
NACB Comparable Company Analysis
	NACB	NACB Peer Group Median	NACB Peer Group Mean	NACB Peer Group Low	NACB Peer Group High
Total assets ($mm)	735	1,027	943	536	1,284
Loans / Deposits (%)	81.5	96.8	88.1	59.4	109.2
Non-performing assets(1) / Total assets (%)	1.62(2)	0.29	0.33	0.01	1.05
Tangible common equity/Tangible assets (%)	9.3	9.9	11.9	7.0	24.1
Tier 1 Leverage Ratio (%)	11.3(2)	10.7	12.4	9.2	21.4
Total RBC Ratio (%)	17.5(2)	15.9	18.7	12.9	40.0
Bank-level CRE Concentration Ratio (%)	305	230	232	25	468

	NACB	NACB Peer Group Median	NACB Peer Group Mean	NACB Peer Group Low	NACB Peer Group High
LTM Return on average assets (%)	0.88	1.06	1.08	0.71	1.62
LTM Return on average equity (%)	9.8	9.4	9.9	3.4	16.2
LTM Net interest margin (%)	3.58	3.64	3.64	2.62	4.41
LTM Efficiency ratio (%)	59.8	67.5	66.8	51.2	92.2
Price/Tangible book value (%)	104	98	111	62	197
Price/LTM Earnings per share (x)	11.1	11.9	12.5	7.4	18.0
Current Dividend Yield (%)	1.4	2.1	1.9	0.0	4.9
Market value ($mm)	71	104	114	57	210

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Reflects bank level Call Report financial data as of March 31, 2026.

Note: Financial data for Central Plains Bancshares, Inc. is as of or for the period ending December 31, 2025.
Piper Sandler used publicly available information to perform a similar analysis for ODNB by comparing selected financial information for ODNB with a group of financial institutions selected by Piper Sandler. The ODNB peer group included major-exchange traded banks headquartered in the Delaware, Washington D.C., Maryland and Virginia with total assets between $500 million and $2.5 billion, but excluded targets of announced merger transactions (the “ODNB Peer Group”). The ODNB Peer Group consisted of the following companies:
Bank of the James Financial Group, Inc.	First United Corporation
Blue Ridge Bankshares, Inc.	FVCBankcorp, Inc.
BV Financial, Inc.	John Marshall Bancorp, Inc.
Chain Bridge Bancorp, Inc.	MainStreet Bancshares, Inc.
Eagle Financial Services, Inc.	National Bankshares, Inc.
First National Corporation	Virginia National Bankshares Corporation
The analysis compared publicly available financial information for ODNB with corresponding data for the ODNB Peer Group as of or for the year ended March 31, 2026 (unless otherwise noted) with pricing data as of June 4, 2026. The table below sets forth the data for ODNB and the median, mean, low and high data for the ODNB Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in ODNB’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
ODNB Comparable Company Analysis
	ODNB	ODNB Peer Group Median	ODNB Peer Group Mean	ODNB Peer Group Low	ODNB Peer Group High
Total assets ($mm)	1,622	1,979	1,887	911	2,414
Loans / Deposits (%)	101.0	89.2	82.3	15.8	109.2
Non-performing assets(1) / Total assets (%)	0.83	0.25	0.49	0.00	2.47
Tangible common equity/Tangible assets (%)	9.2	10.0	10.5	7.0	18.8
Tier 1 Leverage Ratio (%)	12.0(2)	12.2	11.9	9.2	16.8
Total RBC Ratio (%)	15.0(2)	16.8	19.7	12.9	48.7

	ODNB	ODNB Peer Group Median	ODNB Peer Group Mean	ODNB Peer Group Low	ODNB Peer Group High
Bank-level CRE Concentration Ratio (%)	313	239	238	19	368
LTM Return on average assets (%)	0.69	1.04	1.05	0.48	1.37
LTM Return on average tangible common equity (%)	7.5	10.6	10.7	3.8	17.2
LTM Net interest margin (%)	2.94(2)	3.45	3.43	2.76	4.41
LTM Efficiency ratio (%)	67.8	59.1	62.5	53.0	84.6
Price/Tangible book value (%)	125(3)	121	122	91	148
Price/LTM Earnings per share (x)	17.6(3)	11.9	13.2	9.5	27.3
Price/2026E Earnings per share (x)	16.2(3)	10.7	10.6	7.7	12.3
Current Dividend Yield (%)	0.0(3)	1.8	1.9	0.0	4.4
Market value ($mm)	187(3)	234	227	104	297

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes troubled debt restructurings.

(2)
Reflects bank level Call Report financial data as of March 31, 2026.

(3)
The valuation of ODNB’s common stock is based upon an internal ODNB valuation at $16.24 per share or 125% of March 31, 2026 tangible book value per share, as provided by ODNB and confirmed for use by NACB management; 2026FY ODNB estimated net income, ODNB current dividends per share, and ODNB current common shares outstanding as provided by ODNB and confirmed for use by NACB management.

Piper Sandler used publicly available information to perform a similar analysis for the pro forma company with a group of financial institutions selected by Piper Sandler. The pro forma peer group included major exchange-traded banks headquartered in the Mid-Atlantic and Southeast regions, as defined by S&P Capital IQ Pro with total assets between $2.2 billion and $2.8 billion, but excluded targets of announced merger transactions (the “Pro Forma Peer Group”). The Pro Forma Peer Group consisted of the following companies:
Blue Ridge Bankshares, Inc.	Hanover Bancorp, Inc.
Chemung Financial Corporation	John Marshall Bancorp, Inc.
CoastalSouth Bancshares, Inc.	MainStreet Bancshares, Inc.
Commercial Bancgroup, Inc.	Meridian Corporation
Esquire Financial Holdings, Inc.	Orange County Bancorp, Inc.
First Community Corporation	Parke Bancorp, Inc.
Franklin Financial Services Corporation	Princeton Bancorp, Inc.
FVCBankcorp, Inc.
The analysis compared corresponding data for the Pro Forma Peer Group as of or for the year ended March 31, 2026 (unless otherwise noted) with pricing data as of June 4, 2026. The table below sets forth data for the median, mean, low and high for the Pro Forma Peer Group.

Pro Forma Comparable Company Analysis
	Pro Forma Peer Group Median	Pro Forma Peer Group Mean	Pro Forma Peer Group Low	Pro Forma Peer Group High
Total assets ($mm)	2,352	2,399	2,213	2,749
Loans / Deposits (%)	96.9	93.9	75.6	120.3
Non-performing assets(1) / Total assets (%)	0.55	0.70	0.02	2.47
Tangible common equity/Tangible assets (%)	10.9	10.3	7.4	15.1
Tier 1 Leverage Ratio (%)	11.9	11.5	8.6	15.9
Total RBC Ratio (%)	15.5	15.5	13.3	18.9
Bank-level CRE Concentration Ratio (%)	320	313	165	407
LTM Return on average assets (%)	0.98	1.12	0.35	2.36
LTM Return on average equity (%)	10.8	10.7	3.6	18.8
LTM Net interest margin (%)	3.50	3.63	2.76	6.04
LTM Efficiency ratio (%)	61.3	58.9	32.8	84.6
Price/Tangible book value (%)	114	134	91	311
Price/LTM Earnings per share (x)	12.1	14.0	8.8	27.3
Price/2026E Earnings per share (x)	10.0	10.6	9.0	16.0
Current Dividend Yield (%)	1.7	1.8	0.0	4.0
Market value ($mm)	290	331	160	890

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes troubled debt restructurings.

Analysis of Precedent Transactions
Piper Sandler reviewed a group of recent nationwide merger and acquisition transactions. The nationwide group consisted of bank merger-of-equals transactions, as defined by S&P Capital IQ Pro, with deal values between $75 million and $1.5 billion which were announced between January 1, 2020 and June 4, 2026 (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Coastal Carolina Bancshares, Inc.	Beacon Holding Company, Inc.
Berkshire Hills Bancorp Inc.	Brookline Bancorp Inc.
Southern California Bancorp	California Bancorp
Orrstown Financial Services	Codorus Valley Bancorp Inc.
Burke & Herbert Finl Svcs Corp	Summit Financial Group Inc.
LINKBANCORP Inc.	Partners Bancorp
Shore Bancshares Inc.	The Community Financial Corp.
Allegiance Bancshares Inc.	CBTX Inc.
Blue Ridge Bankshares Inc.	Bay Banks of Virginia Inc.
Dime Community Bancshares Inc.	Bridge Bancorp Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: cost savings, pro forma ownership contribution and pro forma board contribution. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, and low metrics of the Nationwide Precedent Transactions group.

	ODNB/ NACB	Nationwide Precedent Transactions
		High	Low	Median
Cost Savings (%)	14.0	18.0	10.5	15.0
Ownership Contribution (Co. A) (%)	32(1)	60	44	53
Ownership Contribution (Co. B) (%)	68(1)	56	40	46
Board Contribution (Co. B) (%)	59	50	40	48

(1)
Assumes the election of 90% stock consideration and 10% cash consideration with an implied price per NACB share of $84.87, as directed by NACB management.

Note: Cost savings for the merger between Coastal Carolina Bancshares, Inc. and Beacon Holding Company, Inc. was not disclosed in the publicly available investor presentation or press release.
Net Present Value Analyses
Piper Sandler performed an analysis that estimated the net present value of a share of NACB common stock assuming NACB performed in accordance with certain internal financial projections for NACB for the years ending December 31, 2026 through December 31, 2028, with long-term annual balance sheet and net income growth rates for the years ending December 31, 2029 and December 31, 2030, and estimated dividends per share for NACB for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of NACB. To approximate the terminal value of a share of NACB common stock at December 31, 2030, Piper Sandler applied price to 2030 earnings multiples ranging from 9x to 13x and multiples of December 31, 2030 tangible book value ranging from 80% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9% to 13%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NACB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of NACB common stock of $50.90 to $84.42 when applying multiples of earnings and $45.54 to $90.03 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x
9.0%	$60.05	$66.14	$72.24	$78.33	$84.42
10.0%	$57.59	$63.42	$69.25	$75.09	$80.92
11.0%	$55.24	$60.83	$66.42	$72.01	$77.60
12.0%	$53.02	$58.37	$63.73	$69.08	$74.44
13.0%	$50.90	$56.04	$61.17	$66.30	$71.44
Tangible Book Value Per Share Multiples
Discount Rate	80%	95%	110%	125%	140%
9.0%	$53.68	$62.77	$71.86	$80.94	$90.03
10.0%	$51.49	$60.19	$68.89	$77.59	$86.29
11.0%	$49.40	$57.74	$66.07	$74.41	$82.74
12.0%	$47.42	$55.41	$63.40	$71.38	$79.37
13.0%	$45.54	$53.19	$60.85	$68.51	$76.17
Piper Sandler also considered and discussed with the NACB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming NACB’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for NACB’s common stock, applying the price to 2030 earnings multiples range of 9x to 13x referred to above and a discount rate of 10.89%.

Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0%)	$45.39	$49.88	$54.37	$58.86	$63.36
(10.0%)	$50.44	$55.50	$60.55	$65.60	$70.65
0.0%	$55.50	$61.11	$66.72	$72.34	$77.95
10.0%	$60.55	$66.72	$72.90	$79.08	$85.25
20.0%	$65.60	$72.34	$79.08	$85.81	$92.55
Piper Sandler also performed an analysis that estimated the net present value per share of ODNB common stock, assuming ODNB performed in accordance with certain internal financial projections for ODNB for the years ending December 31, 2026 through December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB. To approximate the terminal value of a share of ODNB common stock at December 31, 2030, Piper Sandler applied price to 2030 earnings multiples ranging from 9.5x to 13.5x and multiples of 2030 tangible book value ranging from 100% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ODNB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of ODNB common stock of $8.40 to $14.16 when applying multiples of earnings and $10.86 to $18.04 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.5x	10.5x	11.5x	12.5x	13.5x
9.0%	$9.96	$11.01	$12.06	$13.11	$14.16
10.0%	$9.54	$10.54	$11.55	$12.55	$13.56
11.0%	$9.14	$10.10	$11.06	$12.02	$12.99
12.0%	$8.76	$9.68	$10.60	$11.52	$12.44
13.0%	$8.40	$9.28	$10.16	$11.05	$11.93
Tangible Book Value Per Share Multiples
Discount Rate	100%	110%	120%	130%	140%
9.0%	$12.89	$14.17	$15.46	$16.75	$18.04
10.0%	$12.34	$13.57	$14.81	$16.04	$17.27
11.0%	$11.82	$13.00	$14.18	$15.36	$16.55
12.0%	$11.33	$12.46	$13.59	$14.72	$15.86
13.0%	$10.86	$11.94	$13.03	$14.12	$15.20
Piper Sandler also considered and discussed with the NACB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming ODNB’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for ODNB common stock, applying the price to 2030 earnings multiples range of 9.5x to 13.5x referred to above and a discount rate of 10.89%.

Earnings Per Share Multiples
Annual Estimate Variance	9.5x	10.5x	11.5x	12.5x	13.5x
(20.0%)	$7.35	$8.12	$8.89	$9.66	$10.44
(10.0%)	$8.26	$9.13	$10.00	$10.87	$11.74
0.0%	$9.18	$10.15	$11.11	$12.08	$13.05
10.0%	$10.10	$11.16	$12.23	$13.29	$14.35
20.0%	$11.02	$12.18	$13.34	$14.50	$15.66
Piper Sandler performed an analysis that estimated the net present value of a share of the pro forma company’s common stock assuming $0.20 per share annual dividend, for the years ending December 31, 2027 through December 31, 2030, as provided by the management of ODNB and confirmed for use by NACB management. To approximate the terminal value of a share of the pro forma common stock at December 31, 2030, Piper Sandler applied price to 2030 earnings multiples ranging from 10.0x to 14.0x and multiples of December 31, 2030 tangible book value ranging from 100% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the pro forma common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of the pro forma company’s common stock of $13.19 to $21.02 when applying multiples of earnings and $12.65 to $20.15 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$15.20	$16.65	$18.11	$19.56	$21.02
10.0%	$14.66	$16.06	$17.47	$18.87	$20.27
11.0%	$14.15	$15.50	$16.85	$18.21	$19.56
12.0%	$13.66	$14.96	$16.27	$17.57	$18.88
13.0%	$13.19	$14.45	$15.71	$16.97	$18.23
Tangible Book Value Per Share Multiples
Discount Rate	100%	110%	120%	130%	140%
9.0%	$14.57	$15.97	$17.36	$18.75	$20.15
10.0%	$14.06	$15.40	$16.75	$18.09	$19.43
11.0%	$13.57	$14.86	$16.16	$17.45	$18.75
12.0%	$13.10	$14.35	$15.60	$16.85	$18.10
13.0%	$12.65	$13.86	$15.06	$16.27	$17.47
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
Piper Sandler analyzed certain potential pro forma effects of the merger on ODNB assuming the transaction closes on December 31, 2026. Piper Sandler utilized the following information and assumptions: (a) certain internal financial projections for NACB for the years ending December 31, 2026 through December 31, 2028, with long-term annual balance sheet and net income growth rates for the years ending December 31, 2029 and December 31, 2030, and estimated dividends per share for NACB for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of NACB, (b) certain internal financial projections for ODNB for the years ending December 31, 2026 and December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending

December 31, 2028 through December 31, 2030, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain assumptions related to the initiation of payment of quarterly dividends and the listing of the ODNB common stock on Nasdaq or The New York Stock Exchange and associated expenses, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NACB. The analysis indicated that the transaction could be accretive to ODNB’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2027 through December 31, 2030 and dilutive to ODNB’s estimated tangible book value per share at close and in the years ending December 31, 2027 through December 31, 2029.
In connection with this analysis, Piper Sandler considered and discussed with the NACB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship
Piper Sandler is acting as NACB’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.50% of the aggregate transaction value, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, the value of Piper Sandler’s fee was approximately $1.5 million. Piper Sandler also received a $200,000 fee from NACB upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. NACB has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to NACB. Piper Sandler did not provide any investment banking services to ODNB in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to NACB, ODNB and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of NACB, ODNB and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Certain Unaudited Prospective Financial Information
ODNB and NACB do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, ODNB and NACB are including in this joint proxy statement/prospectus certain unaudited prospective financial information for ODNB and NACB that was made available as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement/prospectus solely for the purpose of providing holders of ODNB common stock and holders of NACB common stock access to certain information made available to ODNB and NACB and their respective boards of directors and financial advisors.
None of ODNB, NACB or any of their respective affiliates or advisors endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which ODNB and NACB operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are outside the control of ODNB and NACB and will be beyond the control of the continuing corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of ODNB or NACB could or might take during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that ODNB, NACB or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of ODNB common stock or holders of NACB common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on ODNB or NACB of the merger, and does not attempt to predict or suggest actual future results of the continuing corporation or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the continuing corporation as a result of the merger, the effect on ODNB or NACB of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger (except as expressly set forth below). Further, the prospective financial information does not consider the effect of any failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the continuing corporation would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst total assets and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. No independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, no independent public accounting firm has expressed any opinion or given any other form of assurance with respect thereto or its achievability.
ODNB
	For the years ended December 31,
	2026	2027	2028
Net Income (in millions)	$11.5	$14.7	$—
Earnings per Share	$1.00	$1.27	$—
NACB
	For the years ended December 31,
	2026	2027	2028
Net Income (in millions)	$7.1	$8.4	$9.6
Earnings per Share	$6.16	$7.25	$8.32

For purposes of extrapolating ODNB’s and NACB’s financial results, ODNB management directed Davidson to use and rely on estimated long-term annual growth rates of 7.5% for ODNB and 5.0% for NACB, beginning in 2028 for purposes of performing Davidson’s analyses in connection with its opinion as described in the section entitled “The Merger — Opinion of ODNB’s Financial Advisor”.
Interests of Certain ODNB Directors and Executive Officers in the Merger
In considering the recommendation of the ODNB board of directors to vote for the ODNB merger proposal, ODNB shareholders should be aware that the directors and executive officers of ODNB may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of ODNB shareholders generally and that may create potential conflicts of interest. The ODNB board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to ODNB shareholders that they vote to approve the ODNB merger proposal. For more information, see “— Background of the Merger” beginning on page 85 and “— ODNB’s Reasons for the Merger; Recommendation of ODNB’s Board of Directors” beginning on page 92.
These interests include that ten of the current ODNB directors will continue to serve on the ODNB board of directors. Additionally, Mark Merrill will serve as the Chief Executive Officer of both the continuing corporation and the continuing bank, as well as the President of the continuing bank, following the closing date. John (Jack) M. Infield will serve as President of the continuing corporation following the closing date. On July 29, 2026, ODNB and ODNBank entered into an amended and restated agreement with Mr. Infield, which will become effective upon the closing of the merger. Also on July 29, 2026, ODNBank and Mr. Infield entered into an incentive compensation arrangement, which will be effective as of, and contingent upon, the closing of the merger. Those arrangements are summarized under the heading “Post-Closing Employment Agreement and Compensation Arrangement for John (Jack) M. Infield.”
Interests of Certain NACB Directors and Executive Officers in the Merger
In considering the recommendation of the NACB board of directors to vote for the NACB merger proposal, NACB shareholders should be aware that the directors and executive officers of NACB and NCBank may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of NACB shareholders generally and that may create potential conflicts of interest. The NACB board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to NACB shareholders that they vote to approve the NACB merger proposal. For more information, see “— Background of the Merger” beginning on page 85 and “— NACB’s Reasons for the Merger; Recommendation of NACB’s Board of Directors” beginning on page 111.
Appointment to the Boards of Directors of the Continuing Corporation and the Continuing Bank.   At the effective time, ODNB will appoint seven members of the NACB or NCBank boards of directors, to be designated by NACB (after consultation with ODNB) prior to the effective time, to serve as directors on the board of directors of the continuing corporation. At the first two annual meetings of shareholders following the effective time, the continuing corporation will nominate and recommend each NACB continuing director for reelection to the board of directors. The NACB continuing directors will also remain or be appointed to serve as directors on the board of directors of the continuing bank effective as of the date of the bank merger. The NACB continuing directors will be compensated for service on the board of directors on the same basis as other ODNB directors. For more information, see the section entitled “Director and Executive Compensation.”
Appointment of Richard B. Anderson, Jr. as Chairman. Effective as of the effective time, Richard B. Anderson, Jr., Chairman and Chief Executive Officer of NACB, will serve as the non-executive Chairman of the boards of directors of the continuing corporation and the continuing bank, subject to obtaining any required prior approval or consent by any governmental entity, for a period of not less than two years following the closing date. As non-executive Chairman of the board of directors of the continuing corporation and the continuing bank, Mr. Anderson is expected to receive compensation in addition to the standard non-employee director retainers. Such additional compensation has not yet been determined, and the ODNB board of directors expects to make that determination at a later time, in consultation with an independent compensation consultant.
Existing Employment Agreements with NCBank.   NCBank currently has employment agreements with Shaun H. Ahmad, Executive Vice President and Chief Credit Officer, William D. Bauder, Executive Vice President and Chief Financial Officer, Debra A. Keats, Executive Vice President and Chief Community Banking Officer, Ian A. Kilby, Executive Vice President and Chief Risk and Innovation Officer, Ryan W. McKinley, Executive Vice President and Chief Lending Officer, James M. Olevson, President and Chief Executive Officer, and Patricia M. Ostrander, Executive Vice President and Chief Administrative and Strategy Officer. Such agreements provide the executives with a right to receive change of control severance payments if their employment is terminated by the employer without cause or by the executive for good reason following a change of control. Assuming the closing date occurs on December 31, 2026 and each executive is terminated under such circumstances, the approximate change of control severance payments would be as follows: Mr. Ahmad: $235,000; Mr. Bauder: $241,000; Ms. Keats: $267,000; Mr. Kilby: $210,000; Mr. McKinley, $266,000; Mr. Olevson, $736,000; and Ms. Ostrander, $292,000. Additionally, if terminated under such circumstances, the employees’ restrictive covenant obligations will not apply (except for Mr. Olveson, for whom the covenants would continue to apply).
NCBank also has an employment agreement with R. Andrew Didden, Jr., Financial Advisor and Chief Investment Officer. Mr. Andrew Didden, Jr.’s agreement provides for certain contractual rights with respect to NACB’s financial advisory and wealth management businesses as well as an accelerated bonus for 2026 performance if his employment is terminated under certain circumstances following a change of control of NACB.
Retention Bonus Agreement with ODNBank.   On July 29, 2026, ODNBank entered into a retention bonus agreement with Ms. Ostrander. The agreement is contingent upon and effective as of the effective date of the merger and will supersede and replace her existing employment agreement with NCBank as of such date. Pursuant to the agreement, Ms. Ostrander will be entitled to a retention bonus payment of $145,976 on the six-month anniversary of the effective date, and a second retention bonus payment of $145,976 on the one-year anniversary of the effective date, provided that she remains employed by the continuing bank through the applicable anniversary. In the event that her employment is terminated by the continuing bank without cause or due to her disability or death, she (or her designated beneficiary or heir) will be entitled to receive any portion of the retention bonus payments not yet paid. If her employment with the continuing bank is terminated for any other reason, she will forfeit her right to receive any portion of the retention bonus payments not yet paid.
Treatment of Outstanding NACB Restricted Stock Awards.   As of the record date for the special meeting, the NACB directors and executive officers owned, in the aggregate, 3,382 restricted shares of NACB common stock. Such shares had an aggregate value of approximately $254,563 as of the record date for the special meeting, assuming a value of $75.27 per share of NACB common stock (the average closing market price of NACB common stock over the first five business days following the first public announcement of the merger). At the effective time of the merger, all restricted shares that are outstanding immediately prior to the merger will vest and be converted into the right to receive the merger consideration.
Compensation and Employee Benefit Plans.   For one year after the effective time of the merger, ODNB will provide generally to officers and employees of NACB or NCBank who become employees of the continuing corporation or continuing bank base salaries (or base wage rates) no less than their existing salaries and cash-based annual incentive opportunities, and employee benefits on terms and conditions substantially comparable in the aggregate to those provided to similarly situated officers and employees of ODNB. Subject to certain exceptions, these employees will receive credit for their years of service to NACB or NCBank for purposes of their vesting in the employee benefit plans of the continuing corporation or bank.
Employee Severance Benefits.   Each employee of NACB or NCBank at the effective time of the merger whose employment is involuntarily terminated other than for cause by the continuing corporation on or within one year after the effective time of the merger, excluding the employees discussed above under the heading “Existing Employment Agreements with NCBank” and any other employee who has a contract providing for severance pay, will be entitled to receive severance pay equal to two weeks of pay for each year of continuous service to NACB or NCBank (with a minimum of four weeks and a maximum of 26 weeks of severance pay). Such severance pay will be subject to a required release of claims and will be in lieu of any payment provided for under any NACB or NCBank severance plans.
Director and Officer Indemnification and Insurance
As further described in the section entitled “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance,” the merger agreement provides that from and after the effective time, the continuing corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by NACB pursuant to its articles of incorporation, its bylaws, the governing or organizational documents of any subsidiary of NACB and certain indemnification agreements in existence as of the date of the merger agreement or the MGCL, each present and former director or officer of NACB and its subsidiaries (in each case, when acting in such capacity) (collectively, the “NACB indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of NACB or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any NACB indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such NACB indemnified party is not entitled to indemnification.
The merger agreement generally requires the continuing corporation to obtain a six-year “tail” policy provided coverage at least as favorable to the existing directors’ and officers’ liability (and fiduciary) insurance maintained by NACB from insurance carriers with comparable credit ratings.
Governance of the Continuing Corporation after the Merger
Board of Directors of the Continuing Corporation and the Continuing Bank
As discussed above in more detail under “— Governance of the Continuing Corporation after the Merger”, the merger agreement provides for certain arrangements related to the boards of directors of the continuing corporation and the continuing bank after the merger. As required by the merger agreement, on or prior to the effective time, ODNB will take all necessary actions to cause the number of directors that will comprise the full board of directors of the continuing corporation at the effective time to be seventeen, consisting of ten members of the ODNB board of directors as of immediately prior to the effective time, to be designated by ODNB (after consultation with NACB) prior to the effective time, and seven members of the NACB or NCBank boards of directors, in each case as of immediately prior to the effective time, to be designated by NACB (after consultation with ODNB) prior to the effective time.
Additionally, on or prior to the effective time, NACB, as the sole shareholder of NCBank, and the NCBank board of directors will take all necessary actions to cause the number of directors that will comprise the full board of directors of the continuing bank at the effective time to be seventeen, consisting of ten members of the ODNB board of directors as of immediately prior to the effective time, to be designated by ODNB (after consultation with NACB) prior to the effective time (“ODNBank continuing directors”), and seven members of the NACB or NCBank boards of directors, in each case as of immediately prior to the effective time, to be designated by NACB (after consultation with ODNB) prior to the effective time (the “NCBank continuing directors”).
At the first two annual meetings of shareholders following the effective time, the continuing corporation shall nominate and recommend each ODNB continuing director and each NACB continuing director for reelection to the board of directors and the continuing corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the board of directors that its shareholders vote to reelect each ODNB continuing director and each NACB continuing director.
From and after the effective time until the date of the continuing corporation’s or the continuing bank’s 2028 annual meeting of shareholders, as applicable, no vacancy on the board of directors created by the cessation of service of a director shall be filled by the board of directors and the board of directors shall not nominate any individual to fill such vacancy, unless (i) such individual would be an independent director of the continuing corporation or continuing bank, as applicable (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of an ODNB continuing director or an ODNBank continuing director, not less than a majority of the ODNB continuing directors or the ODNBank continuing directors, respectively, have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (iii) in the case of a vacancy created by the cessation of services of an NACB continuing director or an NCBank continuing director, not less than a majority of the NACB continuing directors or the NCBank continuing directors, respectively, have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy. However, any appointment, nomination and recommendation must be made in accordance with the continuing corporation’s or continuing bank’s corporate governance guidelines, applicable law and the rules of any securities exchange on which the continuing corporation’s securities are listed.
At the effective time, the bylaws of the continuing corporation and continuing bank shall be amended and restated as set forth the merger agreement to effectuate such agreements with respect to the nomination and recommendation of the ODNB and ODNBank continuing directors and NACB and NCBank continuing directors and the filling of vacancies on such boards.
Executive Officers of the Continuing Corporation and the Continuing Bank
Mark Merrill will serve as the Chief Executive Officer of both the continuing corporation and the continuing bank, as well as the President of the continuing bank, following the closing date. John (Jack) M. Infield will serve as President of the continuing corporation following the closing date.
Accounting Treatment
ODNB and NACB prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of NACB by ODNB under the acquisition method of accounting in accordance with GAAP, and ODNB will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger and the bank merger, ODNB and NACB, or their respective subsidiaries, need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank regulatory agencies. Subject to the terms of the merger agreement, ODNB and NACB have agreed to cooperate with each other and use reasonable best efforts to promptly (and, in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, within 75 days of the date of the merger agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and governmental entities. These include the approval of the OCC, Federal Reserve, and the VBFI.
Under the terms of the merger agreement, ODNB and NACB, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the continuing corporation and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.
The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by NACB shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.

ODNB and NACB believe that the merger and the bank merger do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all the requisite regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the continuing corporation following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or the bank merger, or, if such a challenge is made, what the result of such challenge will be.
Office of the Comptroller of the Currency
The bank merger is subject to approval by the OCC pursuant to Section 18(c) of the Federal Deposit Insurance Act (the “FDI Act”), which is known as the “Bank Merger Act”. The OCC takes into consideration a number of factors when acting on applications under the Bank Merger Act. These factors include the competitive impact of the transaction, the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, the convenience and needs of the communities to be served, the depository institutions’ effectiveness in combatting money laundering activities and the risk to the stability of the U.S. banking and financial system.
In considering an application under the Bank Merger Act, the OCC also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the OCC must also take into account the record of performance of each of ODNBank and NCBank in meeting the credit needs of the entire community, including low- and moderate-income customers and communities, served by their depository institution subsidiaries. In their most recent CRA performance evaluations, ODNBank and NCBank both received “Satisfactory” ratings.
Additionally, the OCC considers the capital level of the continuing bank, the conformity of the transaction to applicable law, the purpose of the merger and the impact of the merger on the safety and soundness of the bank. In addition, in connection with an interstate bank merger transaction, such as the merger, the OCC considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Also, under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The filing of the application with the OCC occurred on July 31, 2026.
Federal Reserve Board
The Merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the U.S. Bank Holding Company Act of 1956, as amended (the “BHCA”), with respect to the Merger, unless a waiver is granted. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHCA. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering and the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served.

In considering an application under section 3 of the BHCA, the Federal Reserve Board also reviews the record of performance of the relevant insured depository institutions under the CRA, pursuant to which the Federal Reserve Board must also take into account the record of performance of each of ODNB and NACB in meeting the credit needs of the entire community, including low- and moderate-income customers and communities, served by their depository institution subsidiaries. In their most recent CRA performance evaluations, ODNBank and NCBank both received “Satisfactory” ratings.
In addition, in connection with an interstate merger transaction, such as the merger, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and state basis, and compliance with any applicable state community reinvestment and antitrust laws.
On July 31, 2026, ODNB submitted a request to the Federal Reserve Bank of Richmond to waive the applicable application requirements of the BHCA with respect to the merger.
Public Notice and Comments
The BHCA, the Bank Merger Act and OCC and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application to the OCC. The OCC considers the views of third-party commenters, including on the subject of the merging parties’ CRA performance and record of service to their communities. The OCC frequently receives protests from community groups and others. The OCC is also authorized to hold one or more public hearings or meetings if the OCC determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.
The comment period on the application to the OCC is currently anticipated to end on August 31, 2026, unless the OCC extends the comment period.
Department of Justice Review and Waiting Periods
In addition to the OCC and Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger and the bank merger to analyze the competitive effects of the merger and the bank merger and determine whether the merger and the bank merger would result in a violation of the antitrust laws.
Transactions approved under the Bank Merger Act or section 3 of the BHCA generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the merger and the bank merger, the DOJ could analyze the effect of the merger and the bank merger on competition differently than the OCC and the Federal Reserve Board, and thus, it is possible that the DOJ could reach a different conclusion than the OCC and the Federal Reserve Board regarding the merger’s and the bank merger’s effects on competition. A determination by the DOJ not to object to the merger and the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance as to the DOJ’s position.
Bureau of Financial Institutions of the Virginia State Corporation Commission
In connection with the transactions contemplated by the merger, ODNB is required to file an application with the VBFI seeking approval pursuant to Section 6.2-715 of the Code of Virginia for the proposed merger. As a general matter, the VBFI will review the application submitted by ODNB for the purpose of determining whether the merger would be detrimental to the safety and soundness of ODNB.
The filing of the application with the VBFI occurred on July 31, 2026.

Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Stock Exchange Listings
Under the terms of the merger agreement, ODNB will use its reasonable best efforts to cause shares of ODNB common stock, including the shares of ODNB common stock to be issued in the merger, to be approved for listing on Nasdaq or The New York Stock Exchange, subject in the case of the shares to be issued in the merger to official notice of issuance, at the effective time. ODNB plans to cause the shares to be listed on the Nasdaq Capital Market.
Shares of ODNB common stock may, instead, be authorized for quotation on an OTC Market as of the closing date if (i) ODNB is not in breach of its obligation to use its reasonable best efforts to cause its shares to be listed on Nasdaq or The New York Stock Exchange at the effective time and (ii) shares of ODNB common stock, including the shares issuable pursuant to the merger agreement, have not been authorized for listing on Nasdaq or The New York Stock Exchange within 30 days of the date that the required shareholder approvals and regulatory approvals are received.
Appraisal or Dissenters’ Rights in the Merger
Appraisal rights are statutory rights that, if provided under applicable law, provide shareholders a right to dissent from an extraordinary transaction, such as a merger, and to demand that the company pay the fair value of their shares as determined by the company or a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
ODNB Shareholders.   Under Virginia law, ODNB shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.
NACB Shareholders.   Under Maryland law, NACB shareholders have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of the shares of NACB common stock following the consummation of the merger.
Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a shareholder requesting payment for his, her or its shares of NACB common stock must follow, are reprinted in their entirety as Annex H to this joint proxy statement/prospectus. The following summary is not a complete summary of the provisions of the MGCL relating to appraisal rights and is qualified in its entirety by reference to the full text of the provisions of the MGCL pertaining to appraisal rights, which is incorporated herein by reference.
If you intend to exercise your appraisal rights, you should carefully review the following summary and comply with the requirements of the MGCL. You should also consult with your attorney. Failure by an NACB shareholder to follow the steps required under Maryland law for asserting and perfecting appraisal rights may result in the loss of such rights.
Sections 3-201 through 3-213 of the MGCL generally require the following for a shareholder to exercise their appraisal rights:
•
Written Objection to the Proposed Transaction.   NACB shareholders who desire to exercise their appraisal rights must file with NACB, at or before the NACB special meeting to vote on the NACB merger proposal, a written objection to the proposed transaction. A vote against the NACB merger proposal will not satisfy such objection requirements. The written objection should be delivered or addressed to NACB’s corporate secretary at NACB’s principal office located at 316 Pennsylvania Ave. SE, Washington, D.C. 20003.

•
Refrain from Voting For or Consenting to the Merger Proposal.   If you wish to exercise your appraisal rights, you must not vote in favor of the NACB merger proposal. If you return a properly executed proxy that does not instruct the proxy holder to vote against or abstain on the NACB merger proposal, your appraisal rights will terminate, even if you previously filed a written notice of intent to demand payment. You should remember that if you return a duly executed proxy, but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the NACB merger proposal, and your appraisal rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your appraisal rights.
•
Written Demand for Payment.   Within 20 days after the acceptance of the articles of merger by the Maryland State Department of Assessments and Taxation, you must make a written demand on the continuing corporation for payment for your NACB common stock, which states the number and class of shares for which payment is demanded. All such written demands for payment should be delivered or addressed to ODNB’s corporate secretary at ODNB’s principal office located at 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182.

An objection to the merger, demand for payment of the fair value and a petition for appraisal, discussed below, must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your NACB common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.
Pursuant to Section 3-207 of the MGCL, the continuing corporation will promptly notify each objecting NACB shareholder in writing of the date the articles of merger were accepted for recording by the Maryland State Department of Assessments and Taxation. The continuing corporation may also send a written offer to pay the objecting holders of NACB common stock what it considers to be the fair value of the stock. If the continuing corporation chooses to do this, it will provide each objecting stockholder of NACB with: (i) a balance sheet as of a date not more than six months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of that balance sheet; and (iii) any other information the continuing corporation considers pertinent.
Any NACB shareholder who files a notice of objection but fails to make a written demand for the payment of fair value in a timely manner, will be bound by the vote of the NACB shareholders and will not be entitled to receive payment in cash as an objecting shareholder.
If you demand payment for your NACB common stock, you have no right to the ODNB common stock and/or cash into which your NACB common stock would be converted after the merger is approved, except the payment of fair value. If you demand payment for your NACB common stock, your rights as an NACB shareholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with the continuing corporation’s consent.
Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, the continuing corporation or any holder of NACB common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in the county where the principal office of the continuing corporation is located or, if it does not have a principal office in Maryland, where the resident agent of the continuing corporation is located, for an appraisal to determine the fair value of NACB common stock (which we refer to as an “appraisal”). The continuing corporation is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of NACB common stock. Accordingly, it is the obligation of objecting holders of NACB common stock to initiate all necessary action to perfect their appraisal rights within the time period prescribed by Section 3-208 of the MGCL.
If a petition for appraisal is timely filed, after a hearing on the petition, the court will determine the holders of NACB common stock that are entitled to appraisal rights and will appoint three disinterested appraisers to determine the fair value of the NACB common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment for the fair value shall be made by the continuing corporation. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment for the shareholder entered pursuant to a court proceeding shall include interest from the date at which fair value is determined pursuant to Section 3-202, except that the court may not allow interest if it finds that the failure of the shareholder to accept an offer for the stock made under Section 3-207 was arbitrary and vexatious or not in good faith, taking into account the price which the continuing corporation offered for the stock, the financial statements and other information furnished to the shareholder, and any other circumstances the court considers relevant. The cost of the appraisal proceedings, including reasonable compensation and expenses of the appraisers, will be the continuing corporation’s responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting stockholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary and vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if the continuing corporation did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceedings materially exceeds the amount offered by the continuing corporation. The court’s judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.
Shareholders considering seeking appraisal rights for their shares of NACB common stock should note that the value of their shares determined under Maryland law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of NACB common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your NACB common stock in compliance with section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the NACB common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the NACB shareholders approved the NACB merger proposal. Fair value may not include the appreciation or deprecation that directly or indirectly results from the transaction objected to or from its proposal.
If you fail to strictly comply with the procedures set forth under the applicable provisions of the MGCL, you will lose your appraisal rights.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about ODNB or NACB. Such information can be found elsewhere in this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about ODNB and NACB contained in this joint proxy statement/prospectus or in the public filings ODNB makes with the SEC may supplement, update or modify the factual disclosures about ODNB and NACB contained in the merger agreement. The merger agreement contains representations and warranties by ODNB, on the one hand, and by NACB, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by ODNB and NACB are qualified and subject to important limitations agreed to by ODNB and NACB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letters that ODNB and NACB each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about ODNB and NACB at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus.
Structure of the Merger
Each of ODNB’s and NACB’s respective board of directors has unanimously approved and adopted the merger agreement and the completion of the transactions contemplated thereby, including the merger and the bank merger. The merger agreement provides that NACB will merge with and into ODNB, with ODNB as the continuing corporation. The continuing corporation will change its name to National Capital Bancorp, Inc. Immediately following the merger, ODNBank will merge with and into NCBank, with NCBank as the continuing bank.
At any time prior to the effective time, ODNB and NACB may, by mutual agreement, change the method or structure of effecting the combination of ODNB and NACB if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that (unless the merger agreement is so amended in accordance with the terms thereof) no such change may (i) alter or change the exchange ratio or the merger consideration; (ii) adversely affect the tax treatment of ODNB’s shareholders or NACB’s shareholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of ODNB or NACB pursuant to the merger agreement; (iv) result in the bank merger occurring prior to the merger; or (v) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration
Each share of NACB common stock issued and outstanding immediately prior to the effective time, except for shares of NACB common stock owned by NACB or ODNB (in each case, other than shares of NACB common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by NACB or ODNB in respect of debts previously contracted) and dissenting shares, will be converted into the right to receive, the following, without interest, and subject to proration in accordance with the Merger Agreement (a) 5.2390 shares of ODNB common stock or (b) $83.00 in cash. Each holder of NACB common stock may elect to receive: (i) cash consideration for all shares of NACB common stock owned by such holder (the “cash only election shares”, and such election, the “cash only election”); (ii) stock consideration for all shares of NACB common stock owned by such holder (the “stock only election shares”, and such election, the “stock only election”); or (iii) 10% cash consideration and 90% stock consideration for all shares of NACB common stock owned by such holder (such shares receiving the cash consideration together with the cash only election shares, the “cash election shares”, and such shares receiving the stock consideration together with the stock only election shares, the “stock election shares”) (such election the “mixed election”).
The shareholder election will be subject to a proration mechanism, such that the total number of shares of NACB common stock entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares), and all other shares of NACB common stock issued and outstanding immediately prior to the effective time (including shares subject to NACB restricted stock awards, but excluding the shares of NACB common stock to be cancelled pursuant to the merger agreement and dissenting shares) will be entitled to receive the stock consideration. As a result, if the dissenting shares exceed the maximum cash conversion number, the cash election shares will receive stock consideration. If the dissenting shares plus the cash election shares exceed the maximum conversion number, the cash election shares of each holder (except, as applicable, the minimum cash shares, up to the maximum cash conversion number less dissenting shares) will receive a mixture of both cash consideration and stock consideration in accordance with the proration procedures set forth in the merger agreement.
Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration shall not be subject to the proration mechanism to the extent that all such minimum cash shares are less than the maximum cash conversion number. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares, and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
All shares of NACB common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time.
Each certificate (an “old certificate,” which includes reference to book-entry account statements relating to the ownership of shares of NACB common stock) previously representing any such shares of NACB common stock will thereafter represent only the right to receive (i) the cash consideration and/or the stock consideration which the holder thereof is entitled to receive in accordance with, and subject to, the proration adjustment described below under “— Proration,” (ii) cash in lieu of fractional shares which the shares of NACB common stock represented by such old certificate have been converted into the right to receive as described below under “— Fractional Shares” and (iii) any dividends or distributions when the holder of shares of NACB common stock has become entitled to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon. However, the dissenting shares will thereafter represent only the right to receive applicable payments as determined in accordance with the MGCL.
If, prior to the effective time, the outstanding shares of ODNB common stock or NACB common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the merger consideration to give ODNB and NACB shareholders the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit ODNB or NACB to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
At the effective time, all shares of NACB common stock that are owned by NACB or ODNB (in each case, other than shares of NACB common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by NACB or ODNB in respect of debts previously contracted) will be cancelled and will cease to exist and no merger consideration or other consideration will be delivered in exchange therefor.
ODNB’s shareholders will continue to own their existing shares of ODNB common stock. Each share of ODNB common stock will continue to represent one share of ODNB common stock following the merger.
Cash Election; Stock Election; Non-Election Shares
ODNB will initially mail the form of election to NACB shareholders at least 20 business days before the anticipated election deadline, as described more fully below under “— Elections as to Form of Consideration.” NACB shareholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you are an NACB shareholder and you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive the stock consideration. Each holder of NACB common stock may elect: (i) the cash only election; (ii) the stock only election; or (iii) the mixed election.
The merger agreement provides that each NACB shareholder who makes a valid stock only election will have the right to receive, in exchange for each share of NACB common stock held, 5.2390 shares of ODNB common stock. The merger agreement also provides that each NACB shareholder who makes a valid cash only election will have the right to receive, in exchange for each share of NACB common stock held by such holder, an amount equal to $83.00. The merger agreement also provides that each NACB shareholder who makes a valid mixed election will have the right to receive, in exchange for all shares of NACB common stock held by such holder, an amount equal to 10% cash consideration and 90% stock consideration. The total number of shares of NACB common stock (including shares subject to NACB restricted stock awards and dissenting shares, but excluding the shares of NACB stock to be cancelled pursuant to the merger agreement) that will be entitled to receive cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares). All other shares of NACB common stock entitled to receive the merger consideration (including shares subject to NACB restricted stock awards, but excluding the shares of NACB common stock to be cancelled pursuant to the merger agreement and dissenting shares) will be converted into the right to receive the stock consideration. As a result, even if an NACB shareholder makes a cash only election, that holder may nevertheless receive only stock consideration or a mix of cash consideration and stock consideration. Similarly, even if an NACB shareholder makes a mixed election, that holder may nevertheless receive only stock consideration or a mix of cash consideration and stock consideration that does not reflect 10% cash consideration and 90% stock consideration.
Notwithstanding the proration mechanism, the shares held by holders of 100 or fewer shares of NACB common stock who have elected solely the cash consideration shall not be subject to the proration mechanism to the extent that all such minimum cash shares are less than the maximum cash conversion number. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares, and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
If you are an NACB shareholder and you do not make an election, your elections are not received by the exchange agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an “election” and your shares will be considered “non-election shares,” and you will receive the stock consideration.

Fractional Shares
ODNB will not issue any fractional shares of ODNB common stock upon the surrender for exchange of old certificates, no dividend or distribution with respect to ODNB common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of ODNB. Instead, an NACB shareholder who otherwise would have received a fraction of a share of ODNB common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying $16.24 by the fraction of a share (after taking into account all shares of NACB common stock held by such holder immediately prior to the effective time and rounded the nearest one-thousandth when expressed in decimal form) of ODNB common stock that such holder would otherwise have been entitled to receive.
Proration
As described above, the total number of shares of NACB common stock (including shares subject to NACB restricted stock awards and dissenting shares, but excluding the shares of NACB common stock to be cancelled pursuant to the merger agreement) entitled to cash consideration will be equal to no more than 10% of the total number of shares of NACB common stock issued and outstanding immediately prior to the effective time (including the shares of NACB common stock to be cancelled pursuant to the merger agreement, shares subject to NACB restricted stock awards and dissenting shares).
As a result, if the aggregate number of cash election shares is less than the maximum cash conversion number, no proration adjustment will be required. All the cash election shares will receive cash consideration, and all of the stock election shares and non-election shares will receive stock consideration. However, if the dissenting shares exceed the maximum cash conversion number, then all stock election shares, all cash election shares and all non-election shares will be converted into the right to receive stock consideration. If the dissenting shares plus the cash election shares exceed the maximum conversion number, the cash election shares of each holder (except, as applicable, the minimum cash shares, up to the maximum cash conversion number less dissenting shares) will receive a mixture of both cash consideration and stock consideration in accordance with the proration procedures set forth in the merger agreement. As a result, if you make a cash only election, you may nevertheless receive stock consideration or a mix of cash consideration and stock consideration. Similarly, even if you make a mixed election, you may nevertheless receive stock consideration or a mix of cash consideration and stock consideration that does not reflect 10% cash consideration and 90% stock consideration.
Notwithstanding the proration mechanism, the shares held by holders of the minimum cash shares shall not be subject to the proration mechanism to the extent that all such minimum cash shares are less than the maximum cash conversion number. Additionally, the maximum number of shares of NACB common stock for which any holder may elect cash consideration will be 12,048 shares, and any shares for which cash consideration was elected in excess of the maximum cash shares per holder will be deemed to be shares for which stock consideration was elected.
Adjustment if Maximum Cash Conversion Number is Exceeded
Stock consideration may be issued to cash election shares if the maximum cash conversion number is exceeded. If the dissenting shares exceed the maximum cash conversion number, then all stock election shares, all cash election shares and all non-election shares will be converted into the right to receive stock consideration. If the dissenting shares plus the cash election shares exceed the maximum cash conversion number, then:
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all stock election shares and all non-election shares will be converted into the right to receive the stock consideration; and

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all cash election shares (except, as applicable, the minimum cash shares, up to the maximum cash conversion number less the dissenting shares) will be converted into the right to receive:

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the cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (i) the number of cash election shares held by such holder by (ii) a fraction, the numerator of which is the maximum cash conversion number less the dissenting shares and the denominator of which is the cash election number (with the exchange agent to determine whether fractions of cash election shares will be rounded up or down); and
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the stock consideration in respect of the remaining number of such holder’s cash election shares.

Governing Documents
Subject to the provisions of the merger agreement and the receipt of the requisite ODNB vote, at the effective time, the articles of incorporation of ODNB, as in effect immediately prior to the effective time, will be amended and restated in their entirety to (i) change the name of the continuing corporation to “National Capital Bancorp, Inc.” and (ii) provide for the appointment of directors for the continuing corporation. The form of amendment to ODNB’s articles of incorporation is attached as Annex I to this joint proxy statement/offering circular. As so amended, the articles of incorporation of ODNB will be the articles of incorporation of the continuing corporation until thereafter amended in accordance with applicable law.
Effective as of the effective time of the bank merger, the articles of association of NCBank as in effect immediately prior to the effective time will be amended to provide for the appointment of directors for the continuing bank. As so amended, the articles of association of NCBank will be the articles of association of the continuing bank until thereafter amended in accordance with applicable law.
Effective as of the effective time, the bylaws of ODNB and NCBank will be amended to reflect the appointment of directors for the continuing corporation and continuing bank. See “The Merger — Governance of the Continuing Corporation After the Merger”.
Treatment of NACB Restricted Stock Awards
The merger agreement provides that, at the effective time, each NACB restricted stock award shall automatically and without any action on the part of the NACB restricted stock award holder, fully vest and be converted into the right to receive the merger consideration, subject to applicable tax withholding, if any, with respect to such vesting.
At or prior to the effective time, NACB, the board of directors of NACB or the compensation committee of the board of directors of NACB, as applicable, will adopt any resolutions and take any actions necessary to fully vest the NACB restricted stock awards.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place by electronic exchange of documents at 10:00 a.m. New York City time, on a date which will be no later than five business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by ODNB and NACB.
On or (if agreed by ODNB and NACB) prior to the closing date, ODNB and NACB will cause to be filed articles of merger with the Virginia State Corporation Commission and the Maryland State Department of Assessments and Taxation (collectively, the “Certificates of Merger”). The merger will become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the VSCA, MGCL and applicable law, or at such other time as shall be provided by applicable law.
Conversion of Shares; Exchange of NACB Stock Certificates
Elections as to Form of Consideration
NACB shareholders, and holders of NACB restricted stock awards, will initially be mailed a form of election, including transmittal materials, at least 20 business days before the anticipated election deadline so as to permit each NACB shareholder or NACB restricted stock award holder to exercise its right to make an election prior to the election deadline. Each form of election will allow the holder to make the cash only election, the stock only election or the mixed election with respect to such holder’s shares of NACB common stock and NACB restricted stock awards. Following the initial mailing of the form of election, ODNB will use all reasonable efforts to make available as promptly as possible a form of election to any holder who requests such form of election prior to the election deadline.
Unless otherwise agreed in advance by ODNB and NACB, the election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that ODNB and NACB agree is as near as practicable to four business days prior to the expected closing date. ODNB and NACB will issue a press release announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.
If NACB shareholders and holders of NACB restricted stock awards wish to elect the type of merger consideration they will receive in the merger, such holders should carefully review and follow the instructions that will be set forth in the form of election. Shares of NACB common stock and restricted stock awards as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.
To make a valid election, each NACB shareholder and holder of NACB restricted stock awards must submit a properly completed form of election (including duly executed transmittal materials included in the form of election), so that it is received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.
Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. Additionally, any NACB shareholder and any holder of NACB restricted stock awards may revoke its election by written notice received by the exchange agent prior to the election deadline. The holder will not be entitled to revoke or change such holder’s elections following the election deadline. As a result, if a holder has made elections, the holder will be unable to revoke its elections or sell its shares of NACB common stock during the interval between the election deadline and the date of completion of the merger. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification that ODNB and NACB have terminated the merger agreement in accordance with its terms.
Shares of NACB common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash only election, stock only election or mixed election was not properly made (none of ODNB, NACB or the exchange agent being under any duty to notify any holder of any such defect), the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. ODNB, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the merger agreement, governing the validity of the forms of election and compliance by any holder with the election procedures set forth in the merger agreement.
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than 5 business days thereafter, the continuing corporation will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of NACB common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the applicable merger consideration and that has not theretofore submitted its old certificates with a form of election, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for stock consideration and/or cash consideration and any cash in lieu of fractional shares, which the shares of NACB common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. From and after the effective time and completion of the allocation procedures described above under “— Proration,” upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent (it being understood that no certificates shall be required to be delivered for shares of NACB common stock held in book entry at the effective time), together with such properly completed letter of transmittal or form of election, as applicable, duly executed, the holder of such old certificate or old certificates shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of ODNB common stock representing the stock consideration which such holder of NACB common stock has the right to receive in respect of the surrendered old certificate or certificates pursuant to the merger agreement and (ii) a check or other method of cash payment representing the amount of (A) cash consideration which such holder of NACB common stock has the right to receive in respect of the surrendered old certificate or old certificates pursuant to the merger agreement, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the old certificate or old certificates surrendered pursuant to the merger agreement and (C) any dividends or distributions which such holder has the right to receive in respect of the surrendered old certificate or old certificates pursuant to the merger agreement, and the old certificate or old certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the stock consideration, the cash consideration, any cash in lieu of fractional shares or dividends or distributions payable to holders of old certificates.
In the event that any old certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by the continuing corporation or the exchange agent, the posting by such person of a bond in such amount as the continuing corporation or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the applicable merger consideration, any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to the merger agreement.
After the effective time, there will be no transfers on the stock transfer books of NACB of the shares of NACB common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for the applicable merger consideration, cash in lieu of fractional shares and dividends and distributions as provided in the merger agreement, as applicable.
Any portion of the exchange fund containing the merger consideration deposited by ODNB that remains unclaimed by the shareholders of NACB for 12 months after the effective time shall be paid to the continuing corporation. Any former holders of NACB common stock who have not theretofore made an exchange pursuant to the merger agreement shall thereafter look only to the continuing corporation for payment of the applicable merger consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the ODNB common stock deliverable in respect of each former share of NACB common stock such holder holds as determined pursuant to the merger agreement, in each case, without any interest thereon.
None of ODNB, NACB, the continuing corporation, the exchange agent or any other person will be liable to any former holder of shares of NACB common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of NACB common stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the continuing corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
Withholding
The continuing corporation will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the applicable merger consideration, any cash in lieu of fractional shares of ODNB common stock, cash dividends or distributions payable pursuant to the merger agreement or any other amounts otherwise payable pursuant to the merger agreement to any holder of NACB common stock or NACB restricted stock awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the continuing corporation or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of NACB common stock or NACB restricted stock awards in respect of which the deduction and withholding was made by the continuing corporation or the exchange agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to ODNB common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the stock consideration that the shares of NACB common stock, represented by such old certificate have been converted into the right to receive.
Representations and Warranties
The merger agreement contains representations and warranties made by each of ODNB and NACB relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement, including the merger and the bank merger;

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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the transactions contemplated by the merger agreement, including the merger and the bank merger;

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reports to regulatory agencies;

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financial statements, including internal controls, books and records, and absence of undisclosed liabilities;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal proceedings;

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tax matters;

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employees and employee benefit matters;

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compliance with applicable law;

•
certain material contracts;

•
absence of certain supervisory actions;

•
risk management instruments;

•
environmental matters;

•
investment securities and commodities;

•
real property;

•
intellectual property;

•
related party transactions;

•
inapplicability of state takeover laws;

•
absence of any action (or failure to take any action), fact or circumstance that could reasonably be expected to prevent or impede the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•
the receipt of an opinion from each party’s financial advisor;

•
the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•
loan portfolio matters;

•
insurance matters;

•
investment advisory and broker-dealer matters;

•
sanctions, anti-money laundering and anti-corruption laws; and

•
deposit matters (with respect to NACB).

Certain representations and warranties of NACB and ODNB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to NACB, ODNB or the continuing corporation, as the case may be, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
•
changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements;

•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism or cyberattacks not specifically targeting ODNB or NACB or their respective subsidiaries or vendors) or in economic or market (including equity, credit or debt markets, as well as changes in interest rates, international tariffs) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event;

•
public disclosure of the execution of the merger agreement or consummation of the transactions contemplated by the merger agreement or actions expressly required to be taken or omitted by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement (it being understood and agreed that the exception set forth in this bullet will not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of the merger agreement or consummation of the transactions contemplated by the merger agreement);

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; or

•
the expenses incurred by NACB or ODNB in negotiating, document, effecting and consummating the transactions contemplated by the merger agreement.

Except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies of a similar size in the industry in which such party and its subsidiaries operate.
Except for the representations and warranties specifically set forth in the merger agreement, neither party nor its subsidiaries will be deemed to make any other representations or warranties.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Business by NACB Prior to the Effective Time
NACB will, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by ODNB (such consent not to be unreasonably withheld, conditioned or delayed), and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with governmental entities) and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either ODNB or NACB to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, NACB will not, and NACB will not permit any of its subsidiaries to, without the prior written consent of ODNB (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than (i) federal funds borrowings and Federal Home Loan bank borrowings, in each case with a maturity not in excess of six months, and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of NACB or any of its wholly owned subsidiaries to NACB or any of its wholly owned subsidiaries), material obligation or liability, increase brokered deposits to more than 15% of total deposits, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•
adjust, split, combine or reclassify any capital stock;

•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any NACB securities or NACB subsidiary securities except, in each case, (A) regular quarterly cash dividends by NACB at a rate not in excess of $0.26 per share of NACB common stock, (B) dividends paid by any of the subsidiaries of NACB to NACB or any of its wholly owned subsidiaries, or (C) the acceptance of shares of NACB common stock for withholding taxes incurred in connection with the vesting or settlement of NACB equity awards, in each case, outstanding as of the date of the merger agreement and in accordance with past practice and the terms of the applicable award agreements;

•
grant any stock options, stock appreciation rights, warrants, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of NACB or any of its subsidiaries, except, in each case, in accordance with past practice;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any NACB securities or NACB subsidiary securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any NACB securities or NACB subsidiary securities, except pursuant to the vesting or settlement of NACB equity awards outstanding as of the date of the merger agreement and in accordance with their terms;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) sales and dispositions of immaterial properties or assets in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of the merger agreement and set forth in the NACB disclosure schedule;

•
except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned subsidiary of NACB;

•
in each case except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, certain material contracts, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to NACB, or enter into any contract that would constitute certain material contracts if it were in effect on the date of the merger agreement;

•
purchase any bank-owned life insurance;

•
except as required by the terms of any NACB benefit plan existing as of the date of the merger agreement or as set forth on the NACB disclosure schedule, (i) enter into or adopt any plan, policy, arrangement or agreement that would be an NACB benefit plan if in effect on the date of the merger agreement, (ii) amend, terminate or otherwise modify (whether in writing or orally) any NACB benefit plan, except to comply with applicable law, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business that is consistent with past practice and that do not exceed, with respect to any individual, 5% of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses to be awarded with respect to NACB’s or any of its subsidiaries’ 2026 fiscal year in accordance with the terms set forth in the NACB disclosure schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, except as provided in the NACB disclosure schedule, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, transaction bonus, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in the NACB disclosure schedule, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $125,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $125,000 or (x) waive, release or limit any restrictive covenant obligation of any current or former employee or contractor of the NACB or any of its subsidiaries;

•
settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the continuing corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;
•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger or bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or counsel from providing the tax opinions required pursuant to the merger agreement;

•
amend its articles of incorporation, bylaws or comparable governing documents of its significant subsidiaries;

•
materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
implement or adopt any change in its tax or financial accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any governmental entity;

•
enter into any new lines of business;

•
(i) make, renew, restructure, purchase or otherwise modify (X) any non-pass rated loan or troubled loan other than in the ordinary course of business consistent with past practice and the internal policies of NACB and NCBank as of the date of the merger agreement, or (Y) any other loan other than loans that are made, renewed, restructured or otherwise modified in the ordinary course of business consistent with past practice (excluding loan participations) or loans that were previously acquired in the ordinary course of business consistent with past practice, in each case originated in compliance with NACB’s and NCBank’s loan policies and procedures as of the date the merger agreement and that have (A) in the case of unsecured loans, a principal balance not in excess of $500,000, (B) in the case of secured loans, a principal balance not in excess of $3,000,000 and (C) total exposure to the borrower and its affiliates not in excess of $5,000,000; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) purchase or otherwise acquire any loans from unaffiliated third parties (including any loan participations), except for acquisitions in satisfaction of debts previously contracted in good faith;

•
take any action that is intended or expected to result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in violation of any provision of the merger agreement;

•
merge or consolidate itself or any of its significant subsidiaries with any other person, restructure, reorganize or complete or partially liquidate or dissolve it or any of its significant subsidiaries;

•
make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof), except proportionally in response to changes in interest rates or other market conditions, or (iii) hedging, in each case, except as required by law or requested by a governmental entity;

•
make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $50,000 individually or $250,000 in the aggregate;

•
make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, or enter into any closing agreement with respect to any material tax;

•
except as set forth in the NACB disclosure schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office, or other significant office or operations facility;

•
materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

•
agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Conduct of Business by ODNB Prior to the Effective Time
ODNB will, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by NACB (such consent not to be unreasonably withheld, conditioned or delayed), and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with governmental entities) and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either ODNB or NACB to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, ODNB will not, and ODNB will not permit any of its subsidiaries to, without the prior written consent of NACB (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than (i) federal funds borrowings and Federal Home Loan bank borrowings, in each case with a maturity not in excess of six months, and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of ODNB or any of its wholly owned subsidiaries to ODNB or any of its wholly owned subsidiaries), material obligation or liability, increase brokered deposits to more than 15% of total deposits, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•
adjust, split, combine or reclassify any ODNB common stock;

•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the subsidiaries of ODNB to ODNB or any of its wholly owned subsidiaries, or (B) the acceptance of shares of ODNB common stock as payment for the exercise price of stock options or warrants, or for withholding taxes incurred in connection with the exercise of stock options or warrants, or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•
grant any stock options, stock appreciation rights, warrants, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of ODNB or any of its subsidiaries, except, in each case, in accordance with past practice;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any ODNB securities or ODNB subsidiary securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any ODNB securities or ODNB subsidiary securities, except pursuant to the vesting or settlement of ODNB equity awards outstanding as of the date of the merger agreement and in accordance with their terms;
•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) sales and dispositions of immaterial properties or assets in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned subsidiary of ODNB;

•
settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the surviving corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger or bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or counsel from providing the tax opinions required pursuant to the merger agreement;

•
amend its articles of incorporation, bylaws or comparable governing documents of its significant subsidiaries in any manner that would materially and adversely affect the holders of ODNB common stock or the holders of NACB common stock relative to other holders of ODNB common stock;

•
materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
implement or adopt any change in its tax or financial accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any governmental entity;

•
take any action that is intended or expected to result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in violation of any provision of the merger agreement;

•
merge or consolidate itself or any of its significant subsidiaries with any other financial institution, restructure, reorganize or complete or partially liquidate or dissolve it or any of its significant subsidiaries;

•
make any material changes in policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans;

•
make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, or enter into any closing agreement with respect to any material tax;

•
materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

•
agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
ODNB and NACB will cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of regulatory applications, use their reasonable best efforts to make such filings within 75 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and governmental entities.
Each of ODNB and NACB will use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. Notwithstanding the foregoing, nothing contained in the merger agreement shall be deemed to require ODNB or NACB or any of their respective subsidiaries, and neither ODNB nor NACB nor any of their respective subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities or regulatory agencies that is a materially burdensome regulatory condition. ODNB and NACB will, upon request, furnish each other with information all information concerning themselves, their subsidiaries, directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of ODNB, NACB or any of their respective subsidiaries to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement. To the extent permitted by applicable law and subject to the terms of the merger agreement, ODNB and NACB will promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such part to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Additionally, each party will give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either ODNB, NACB or any of their respective subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by the merger agreement, and will give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation.
Employee Matters
The merger agreement provides that, from the closing date until the one-year anniversary thereof, ODNB will provide, to each continuing employee:
•
a base salary or base wage rate that is no less than the base salary or base wage rate provided by NACB or its subsidiaries to such continuing employee immediately prior to the effective time;

•
cash-based annual incentive bonus opportunities (excluding change in control, transaction, retention or other special or non-recurring opportunities, and excluding long-term incentive bonus opportunities) that are substantially comparable in the aggregate to the cash-based annual incentive bonus opportunities (excluding change in control, transaction, retention or other non-recurring opportunities, and excluding long-term incentive bonus opportunities) provided to similarly situated employees of ODNB and its subsidiaries; and

•
employee benefits (excluding change in control, transaction, retention or other non-recurring opportunities, and excluding bespoke arrangements between a particular employee and ODNB or its subsidiaries) that are substantially similar in the aggregate to the employee benefits (excluding change in control, transaction, retention or other special or non-recurring opportunities and excluding bespoke arrangements between a particular employee and ODNB or its subsidiaries) provided to similarly situated employees of ODNB and its subsidiaries.

Additionally, during the period commencing on the closing date and ending on the last day of the plan year of NACB’s group health plan during which the closing date occurs, ODNB will provide the continuing employees who were covered under the NACB group health plan immediately prior to the closing date, while employed by the continuing corporation or its subsidiaries after the effective time, with health insurance coverage either under ODNB’s group health insurance plans as available to similarly situated employees of ODNB or by continuing NACB group health insurance plans so that no such continuing employee incurs a gap in coverage.
The merger agreement provides that for each eligible full-time continuing employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments and (i) who is not offered employment or retained in employment as of immediately following the effective time, or (ii) whose employment is terminated by the continuing corporation without cause on or within one year following the closing date, ODNB will provide certain severance benefits.
In addition, with respect to any employee benefit plans of ODNB or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), ODNB will use commercially reasonable best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable such continuing employees and their eligible dependents under any such new plans, except to the extent that such pre-existing conditions, exclusions or waiting periods would apply under the analogous NACB benefit plan, (ii) provide each such continuing employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the closing date occurs prior to the effective time under an NACB benefit plan (to the same extent that such credit was given under the analogous NACB benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any new plans, and (iii) recognize all services of such continuing employees with NACB and its subsidiaries in any new plan for purposes of vesting credit (but not benefit accrual) to the same extent that such service was taken into account under the analogous NACB benefit plan (if there was an analogous NACB benefit plan) prior to the effective time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (C) to any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for the purposes of any equity-based compensation plan or arrangement or deferred compensation plan or arrangement.
Additionally, prior to the closing date, NACB shall take, and shall cause its subsidiaries to take, all actions reasonably and timely requested in writing by ODNB that are reasonably necessary or appropriate, conditioned on the occurrence of the effective time, to (i) cause one or more NACB benefit plans to terminate as of a date on, before or after the effective time (as determined by ODNB in its discretion), (ii) cause benefit accruals and entitlements under any NACB benefit plan to cease as of the effective time, or as of the date preceding the effective time, (iii) cause the continuation on or after the effective time of any contract, arrangement or insurance policy relating to any NACB benefit plan for such period as may be reasonably requested by ODNB and/or (iv) facilitate the merger of any NACB benefit plan into any ODNB benefit plan in accordance with applicable law.
Unless ODNB determines in its discretion that NCBank will not terminate its 401(k) plan and communicates such determination to NACB in writing at least 10 days prior to the closing, then effective as of the date immediately preceding the closing date and contingent upon the consummation of the merger, NACB shall terminate the NCBank 401(k) plan. NACB will take (or cause to be taken) all actions that are necessary or appropriate to fully vest each continuing employee in his or her account balance under the terminated 401(k) plan effective as of the closing date. The continuing corporation will take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the closing date, all employee and employer contributions to the terminated 401(k) plan on behalf of each continuing employee in respect of all periods of service ending on or prior to the closing date. As soon as practicable following the effective time, with respect to the terminated 401(k) plan, to the extent permitted by ODNB’s plans as then in effect after reasonable efforts by ODNB, ODNB will permit or cause its subsidiaries to permit the continuing employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the terminated 401(k) plan, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by ODNB or its subsidiaries.
As of the effective time, ODNB shall (i) honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of NACB and its subsidiaries (including any PTO carried over from a prior year in accordance with the NACB PTO policies), (ii) provide additional accruals to continuing employees following the effective time under the PTO policy of ODNB in the same manner as provided to similarly situated employees of ODNB or its subsidiaries, and (iii) recognize all service of any continuing employee with NACB and its subsidiaries for purposes of determining PTO under the ODNB PTO policy.
The merger agreement also provides that ODNB will assume by operation of law NACB’s existing employment and change in control agreements as set forth in the NACB disclosure schedule at the effective time, subject to the terms and provisions of the applicable agreements. Further, the merger agreement provides that NACB will be authorized to make retention bonus awards from a retention bonus pool for purposes of retention through, and in some circumstances, after the closing date.
Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any NACB benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangements, or (ii) alter or limit the ability of the continuing corporation or any of its subsidiaries or affiliates to amend, modify or terminate any particular NACB benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangements after the effective time. Without limiting the generality of the merger agreement, nothing in the merger agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of NACB or any of its subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, ODNB, as the continuing corporation in the merger, will indemnify and hold harmless and advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by NACB pursuant to its articles of incorporation, its bylaws, the governing or organizational documents of any subsidiary of NACB, certain indemnification agreements in existence as of the date of the merger agreement or the MGCL, each present and former director or officer of NACB and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of NACB or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided, that in the case of an advancement of expenses, the NACB indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such NACB indemnified party is not entitled to indemnification.
The merger agreement requires ODNB, at or prior to the effective time, to purchase a six year “tail” prepaid policy providing coverage at least as favorable as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by NACB from insurance carriers with comparable credit ratings, covering, without limitation, the merger and the bank merger. However, the cost of such “tail” policy will not exceed 250% of the current annual premium paid as of the date of the merger agreement by NACB for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then ODNB shall cause to be maintained policies of insurance which, in ODNB’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.
Stock Exchange Listing
ODNB will use its reasonable best efforts to cause shares of ODNB common stock, including the shares of ODNB common stock to be issued in the merger, to be approved for listing on Nasdaq or The New York Stock Exchange, subject in the case of the shares to be issued in the merger to official notice of issuance, at the effective time. ODNB plans to cause the shares to be listed on the Nasdaq Capital Market.
Dividends
As soon as practicable after the effective time, the board of directors of the surviving corporation will approve a quarterly dividend policy providing for the payment of dividends on the common stock of the continuing corporation at a rate of at least $0.20 per share per year; provided, however, that such approval shall be subject to applicable laws, any required approvals or non-objections from regulatory agencies, and the good faith exercise by the board of directors of the continuing corporation of its fiduciary duties.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, confidentiality, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the assumption by ODNB of NACB’s indebtedness, public announcements with respect to the transactions contemplated by the merger agreement, and exemption from Section 16(b) insider trading liability.
Continuing Corporation Governance
Under the merger agreement, ODNB and NACB have agreed to certain provisions relating to the governance of the continuing corporation, including composition of the continuing corporation’s board of directors. For a more detailed description of the governance matters relating to the continuing corporation, see the section entitled “The Merger — Governance of the Continuing Corporation After the Merger.”
Meetings; Recommendation of ODNB’s and NACB’s Boards of Directors
Each of ODNB and NACB agreed to call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining (i) in the case of NACB, the required vote of the holders of NACB common stock to approve the merger agreement, and (ii) in the case of ODNB, the required vote of the holders of ODNB common stock to approve the merger agreement and approve the amendment to ODNB’s articles of incorporation, and if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of ODNB and NACB will use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings.
Each of ODNB and NACB and their respective boards of directors will use its reasonable best efforts to obtain from the shareholders of ODNB and the shareholders of NACB, respectively, the requisite ODNB vote and the requisite NACB vote, respectively, including by communicating to the respective shareholders of ODNB and shareholders of NACB its recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of ODNB, the shareholders of ODNB approve the amendment to ODNB’s articles of incorporation, the merger agreement and the transactions contemplated by thereby (the “ODNB board recommendation”) and, in the case of NACB, that the shareholders of NACB approve the merger agreement and the transactions contemplated thereby (the “NACB board recommendation”).
Subject to specified exceptions, each of ODNB and NACB and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the ODNB board recommendation, in the case of ODNB, or the NACB board recommendation, in the case of NACB, (ii) fail to make the ODNB board recommendation, in the case of ODNB, or the NACB board recommendation, in the case of NACB, in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “— Agreement Not to Solicit Other Offers”) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the ODNB board recommendation, in the case of ODNB, or the NACB board recommendation, in the case of NACB, in each case within 10 business days (or such fewer number of days as remains prior to the ODNB special meeting or the NACB special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
However, subject to certain termination rights in favor of the other party as described in the section entitled “— Termination of the Merger Agreement,” if the board of directors of ODNB or NACB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the ODNB board recommendation or the NACB board recommendation, as applicable, such board of directors may, in the case of ODNB, prior to the receipt of the requisite ODNB vote, and in the case of NACB, prior to the receipt of the requisite NACB vote, submit the merger agreement to its respective shareholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a recommendation change), in which event such board of directors may communicate the basis for its lack of a recommendation to its shareholders in this joint proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law. However, such board of directors may not take these actions unless (i) such action is taken in response to an acquisition proposal that is not withdrawn as of the time of taking such action and such acquisition proposal constitutes a superior proposal (as defined below) and did not result from a breach of the merger agreement, and (ii) such board of directors (A) gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such acquisition proposal constitutes a superior proposal and the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof), (B) during such three business day period, the party taking such action has considered and negotiated (and has caused its representatives to consider and negotiate) with the other party in good faith (to the extent that such other party desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of the merger agreement, and (C) at the end of such notice period, takes into account any amendment or modification to the merger agreement proposed by the other party (if applicable) and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the ODNB board recommendation or NACB board recommendation, as the case may be, and (y) such acquisition proposal continues to constitute a superior proposal. Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for purposes of the merger agreement and will require a new determination and notice period.
A “superior proposal” means, with respect to ODNB or NACB, as applicable, any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that a party’s board of directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of such party’s common stock or all, or substantially all, of the assets of such party; (y) would result in a transaction that (i) involves consideration to the holders of the shares of such party’s common stock that is, after accounting for payment of the termination fee (as defined below under “— Termination of the Merger Agreement”) that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of such party’s common stock pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the stockholders of such party than the merger and the other transactions contemplated by the merger agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.
Notwithstanding any recommendation change by the board of directors of ODNB or NABC, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.
Agreement Not to Solicit Other Offers
Each of ODNB and NACB has agreed that it will not, and will cause each of its subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively “Representatives”) not to, directly or indirectly:
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initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal;

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engage or participate in any negotiations with any person concerning any acquisition proposal;

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provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (other than the parties to the merger agreement and their representatives); or

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unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to ODNB or NACB, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in:
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any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party,

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or

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a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

In the event that after the date of the merger agreement and prior to the receipt of the requisite ODNB vote, in the case of ODNB, or the requisite NACB vote, in the case of NACB, a party receives an unsolicited bona fide written acquisition proposal that did not result from a breach of the merger agreement section related to acquisition proposals, it may, and may permit its subsidiaries and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal if the board of directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (i) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (ii) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law. Prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to the foregoing sentence, such party shall have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between ODNB and NACB, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.

Each of ODNB and NACB will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than ODNB or NACB, as applicable, with respect to any acquisition proposal. Each party will promptly (within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal in connection with such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Each of ODNB and NACB will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.
Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Conditions to Complete the Merger
ODNB’s and NACB’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time of the following conditions:
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the requisite ODNB vote and the requisite NACB vote having been obtained;

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all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired or been terminated, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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the authorization for listing on Nasdaq or The New York Stock exchange, subject to official notice of issuance, of the shares of ODNB common stock that will be issuable pursuant to the merger agreement; provided that, under certain circumstances, this condition will be satisfied if such shares of ODNB common stock have been authorized for quotation on an OTC Market as of the closing date;

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no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of NACB, on the one hand, and ODNB, on the other hand, contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

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the performance by NACB, on the one hand, and ODNB, on the other hand, in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt of each party of a certificate dated as of the closing date and signed on behalf of the other party by its chief executive officer or chief financial officer to such effect);

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receipt by ODNB and NACB of opinions of legal counsel to the effect that based on the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the delivery by NACB to ODNB of evidence of the termination of NCBank’s 401(k) plan; and

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no more than 15% of the issued and outstanding shares of NACB common stock being dissenting shares.

Neither ODNB nor NACB can provide assurance as to when or if all the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the requisite ODNB vote or the requisite NACB vote (except as indicated below), in the following circumstances:
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by mutual written consent of ODNB and NACB;

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by either ODNB or NACB if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

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by either ODNB or NACB if the merger has not been consummated on or before the 12 month anniversary of the date of the merger agreement (the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

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by either ODNB or NACB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in the merger agreement on the part of NACB, in the case of a termination by ODNB, or ODNB, in the case of a termination by NACB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to NACB, in the case of a termination by ODNB, or ODNB, in the case of a termination by NACB, or by its nature or timing cannot be cured during such period (or such fewer days a remain prior to the termination date);

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by NACB prior to such time as the requisite ODNB vote is obtained, if (i) ODNB or the board of directors of ODNB has made a recommendation change or (ii) ODNB or the board of directors of ODNB breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to approval of the ODNB shareholders and the ODNB board of directors’ recommendation, see “Meetings; Recommendation of ODNB’s and NACB’s Boards of Directors” for additional information regarding the “recommendation change”;

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by ODNB prior to such time as the requisite NACB vote is obtained, if (i) NACB or the board of directors of NACB has made a recommendation change or (ii) NACB or the board of directors of NACB breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to approval of the NACB shareholders and the NACB board of directors’ recommendation, see “Meetings; Recommendation of ODNB’s and NACB’s Boards of Directors” for additional information regarding the “recommendation change”;

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by either ODNB or NACB, if the requisite ODNB vote has not been obtained at the ODNB special meeting (including any adjournment or postponement thereof) and the terminating party has not breached in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to approval of its shareholders and its board of directors’ recommendation; or

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by either ODNB or NACB if the requisite NACB vote has not been obtained at the NACB special meeting (including any adjournment or postponement thereof) and the terminating party has not breached in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to approval of its shareholders and its board of directors’ recommendation.

Neither ODNB nor NACB is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of NACB common stock.
Effect of Termination
If the merger agreement is terminated by either ODNB or NACB, as provided in the section entitled “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of ODNB, NACB, any of their respective subsidiaries or any of the officers of directors of any of them will have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated by the merger agreement, except that (i) neither ODNB or NACB will be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the merger agreement, and (ii) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, and the effect of termination, including the termination fee described below.
Termination Fee
NACB will pay ODNB a termination fee equal to $4,410,000 by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated or otherwise made known to the board of directors or senior management of NACB or has been made directly to the shareholders of NACB generally or any person shall have publicly announced (and not withdrawn at least two business days prior to the NACB special meeting) an acquisition proposal, in each case with respect to NACB and (a) (i) thereafter the merger agreement is terminated by either ODNB or NACB pursuant to the third bullet set forth in the section entitled “— Termination of the Merger Agreement” above without the requisite NACB vote having been obtained (and all other conditions to NACB’s obligation to complete the merger were satisfied or capable of being satisfied prior to such termination), (ii) thereafter the merger agreement is terminated by ODNB pursuant to the fourth bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by NACB, or (iii) the merger agreement is terminated by either ODNB or NACB pursuant to the eighth bullet set forth in the section entitled “— Termination of the Merger Agreement” above and (b) prior to the date that is 12 months after the date of such termination, NACB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above); provided, that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to ODNB on the earlier of the date NACB enters into such definitive agreement or the date of consummation of such transaction.

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In the event that the merger agreement is terminated by ODNB pursuant to the sixth bullet set forth in the section entitled “— Termination of the Merger Agreement” above. In such case, the termination fee must be paid to ODNB within two business days of the date of termination.

ODNB will pay NACB the termination fee by wire transfer of same-day funds if the merger agreement is terminated in the following circumstances:
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In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal shall have been communicated or otherwise made known to the board of directors or senior management of ODNB or has been made directly to the shareholders of ODNB generally or any person shall have publicly announced (and not withdrawn at least two business days prior to the ODNB special meeting) an acquisition proposal, in each case with respect to ODNB and (a) (i) thereafter the merger agreement is terminated by either ODNB or NACB pursuant to the third bullet set forth in the section entitled “— Termination of the Merger Agreement” above without the requisite ODNB vote having been obtained (and all other conditions to ODNB’s obligation to complete the merger were satisfied or capable of being satisfied prior to such termination), (ii) thereafter the merger agreement is terminated by NACB pursuant to the fourth bullet set forth in the section entitled “— Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by ODNB, or (iii) the merger agreement is terminated by either ODNB or NACB pursuant to the seventh bullet set forth in the section entitled “— Termination of the Merger Agreement” above and (b) prior to the date that is 12 months after the date of such termination, ODNB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above); provided, that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to NACB on the earlier of the date ODNB enters into such definitive agreement or the date of consummation of such transaction.
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In the event that the merger agreement is terminated by NACB pursuant to the fifth bullet set forth in the section entitled “— Termination of the Merger Agreement” above. In such case, the termination fee must be paid to NACB within two business days of the date of termination.

If ODNB or NACB, as the case may be, fails promptly to pay the termination fee, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the termination fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if ODNB or NACB, as the case may be, fails to pay the termination fee, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the merger, the bank merger or any other transactions contemplated by the merger agreement will be borne equally by ODNB and NACB.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite ODNB vote or the requisite NACB vote, except that after the receipt of the requisite ODNB vote or the requisite NACB vote, there may not be, without further approval of the shareholders of ODNB or the shareholders of NACB, as applicable, any amendment of the merger agreement that requires such further approval under applicable law. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment to the merger agreement, signed on behalf of each of the parties.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of ODNB, in the case of NACB, or NACB, in the case of ODNB, (ii) waive any inaccuracies in the representations and warranties of ODNB, in the case of NACB, or NACB, in the case of ODNB, contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided that after the receipt of the requisite ODNB vote or the requisite NACB vote, there may not be, without further approval of the shareholders of ODNB or the shareholders of NACB, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the board of directors of NACB shall be subject to the laws of the State of Maryland). The parties also agreed to the exclusive jurisdiction and venue of any federal or state court of competent jurisdiction located in the Commonwealth of Virginia with respect to any claim arising out of or related to the merger agreement or the transactions contemplated thereby.
Specific Performance
ODNB and NACB will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both ODNB and NACB waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Voting and Support Agreements
Concurrently with the execution of the merger agreement, each of the directors and executive officers of ODNB and NACB (in their capacity as shareholders of ODNB and NACB, respectively) entered into voting and support agreements with NACB and ODNB, respectively (the “support agreements”). Pursuant to the terms of the support agreements, on the terms and subject to the conditions set forth therein, each such shareholder has agreed to vote the shares of ODNB common stock or NACB common stock, respectively, that he or she is the record or beneficial owner of, has the sole right to dispose of and has the sole right and power to vote, in favor of the approval of the merger agreement, the merger and other transactions contemplated by the merger agreement and, in the case of the directors and executive officers of ODNB, in favor of the approval of the ODNB articles amendment proposal. In addition, each such shareholder agreed to vote such shares against any proposal made in competition with the merger agreement and to abide by certain restrictions with respect to the transfer of such shares. As of the record date, shares of ODNB common stock subject to the voting and other obligations under the support agreements equaled in the aggregate approximately [     ] of the outstanding shares of ODNB common stock. As of the record date, shares of NACB common stock subject to the voting and other obligations under the support agreements equaled in the aggregate approximately [     ] of the outstanding shares of NACB common stock.
The foregoing description of the support agreements is subject to, and qualified in its entirety by reference to, the support agreements, forms of which are attached to this joint proxy statement/prospectus as Annex B and Annex C and are incorporated by reference into this joint proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Troutman Pepper Locke LLP and Williams Mullen, the following discussion summarizes the material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of NACB common stock. The opinions of Troutman Pepper Locke LLP and Williams Mullen, tax counsel for each of ODNB and NACB, respectively, are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of NACB common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident, for U.S. federal income tax purposes, of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.
For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of NACB common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
This discussion applies only to U.S. holders who hold their shares of NACB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, controlled foreign corporations; passive foreign investment companies; dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; retirement plans or other tax-deferred accounts; holders of NACB common stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities); holders of NACB common stock whose functional currency is not the U.S. dollar; holders who hold shares of NACB common stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction” (as such terms are used in the Code) or other integrated investment; holders of NACB common stock who acquired such stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation; holders of NACB common stock who exercise appraisal rights; persons who purchased their shares of NACB common stock as part of a wash sale; holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to ODNB common stock as a result of such item being taken into account in an applicable financial statement; or a non-U.S. holder).
This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds NACB common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds NACB common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.
This discussion, and the tax opinions referred to herein, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinions described herein will not be binding on the IRS, or any court. ODNB and NACB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the merger.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.
U.S. Federal Income Tax Consequences of the Merger Generally
Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each of ODNB’s and NACB’s obligation to complete the merger that each receive an opinion from its tax counsel, Troutman Pepper Locke LLP and Williams Mullen, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions will be based on representations by ODNB and NACB, as well as certain covenants and undertakings by ODNB and NACB and customary assumptions. The remainder of this discussion is based on the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Tax Consequences to Holders of NACB Common Stock Who Receive Solely ODNB Common Stock
If you are a holder of NACB common stock that exchanges shares of NACB common stock solely for shares of ODNB common stock pursuant to the merger, you will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of ODNB common stock. The aggregate adjusted tax basis of the ODNB common stock received in the merger (including any fractional shares of ODNB common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of the NACB common stock for which it is exchanged, decreased by the amount of basis allocated to the fractional share deemed received and then exchanged. The holding period of ODNB common stock received in exchange for shares of NACB common stock (including fractional shares of ODNB common stock deemed received and exchanged, as discussed below) will include the holding period of the NACB common stock for which it is exchanged. If you acquired different blocks of shares of NACB common stock and at different times or at different prices, the adjusted tax basis and holding period for each block of shares of ODNB common stock you receive in the merger generally will be determined on a block-for-block basis depending on the adjusted tax basis and holding period of each block of shares of NACB common stock exchanged therefor. A U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of ODNB common stock received in the merger.
Tax Consequences to Holders of NACB Common Stock Who Receive Solely Cash or Elect to Assert Appraisal Rights
If you are a holder of NACB common stock that exchanges your shares of NACB common stock solely for cash pursuant to the merger, you will recognize gain or loss in an amount equal to the difference between the amount of cash that you receive and the adjusted tax basis of your shares of NACB common stock exchanged therefor. Holders of NACB common stock who receive cash in exchange for their shares by properly exercising appraisal rights under Section 3-202 of the MGCL will also recognize gain or loss in an amount equal to the difference between the cash received and their adjusted tax basis in the shares surrendered, provided that such holders do not actually or constructively own any shares of ODNB common stock following the merger (as described further below). The gain or loss generally will be capital gain or capital loss and will be long-term capital gain or loss if you owned the exchanged shares of NACB common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of NACB common stock pursuant to the merger may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
If you actually, indirectly or constructively hold shares of ODNB common stock immediately after the merger, you should be aware that in certain circumstances there is a possibility that all or a portion of the cash you receive in exchange for your shares of NACB common stock pursuant to the merger could be recharacterized as dividend income, to the extent of ODNB’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, under the tests set forth in Section 302 of the Code. Each holder of NACB common stock is strongly encouraged to consult its tax advisor as to the possibility that all or a portion of the cash payment received will be treated as dividend income and to carefully review the information set forth in the rest of this section.
Tax Consequences to Holders of NACB Common Stock Who Receive ODNB Common Stock and Cash
If you are a holder of NACB common stock that exchanges your shares of NACB common stock for shares of ODNB common stock and cash pursuant to the merger, you generally will recognize gain (but not loss) with respect to such cash in an amount equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the shares of ODNB common stock received pursuant to the merger over your adjusted tax basis in your shares of NACB common stock surrendered, or (2) the amount of cash you received in exchange for your shares of NACB common stock pursuant to the merger. If you acquired different blocks of NACB common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of NACB common stock surrendered in the merger. You should consult your tax advisor regarding the manner in which cash and shares of ODNB common stock should be allocated among different blocks of your NACB common stock surrendered in the merger and the manner in which gain or loss should be determined. Any gain recognized generally will be treated as capital gain and will be long-term capital gain if, as of the effective time of the merger, your holding period with respect to the shares of NACB common stock surrendered exceeds one year.
The aggregate adjusted tax basis of your shares of ODNB common stock received (including any fractional shares deemed received and exchanged for cash) in exchange for your shares of NACB common stock pursuant to the merger will be equal to the aggregate adjusted tax basis of your shares of NACB common stock surrendered, reduced by the amount of cash you received in exchange for your shares of NACB common stock pursuant to the merger (other than cash received in lieu of a fractional share of ODNB common stock) and increased by the amount of gain, if any, recognized by you on the exchange (other than any gain recognized on the receipt of cash for a fractional share of ODNB common stock). The holding period of the shares of ODNB common stock you receive in the merger (including any fractional shares deemed received and exchanged for cash) will include your holding period of the shares of NACB common stock surrendered in the merger. If you acquired different blocks of NACB common stock at different times or at different prices, the basis and holding period of each block of ODNB common stock you receive generally will be determined on a block-for-block basis depending on the basis and holding period of the blocks of NACB common stock exchanged for such block of ODNB common stock. You should consult your tax advisor regarding the manner in which cash and the shares of ODNB common stock should be allocated among your shares of NACB common stock and the manner in which the above rules would apply to your particular circumstances. In addition, gains recognized on the exchange of your shares of NACB common stock pursuant to the merger may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
In some cases, if you actually or constructively own shares of ODNB common stock (other than the shares of ODNB common stock received as consideration in connection with the merger), the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of your ratable share of current and accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage ownership of ODNB common stock. For purposes of determining whether the NACB shareholder’s receipt of cash has the effect of a distribution of a dividend, the shareholder will be treated as if such shareholder first exchanged all of such shareholder’s NACB common stock solely in exchange for shares of ODNB common stock and then ODNB immediately redeemed a portion of that stock for the cash that the shareholder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a holder of NACB common stock if such receipt is, with respect to such shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to the shareholder (or with respect to a shareholder receiving only cash, who does not actually or constructively own any shares of ODNB common stock following the merger). As noted above under “— Tax Consequences to Holders of NACB Common Stock Who Receive Solely Cash or Elect to Assert Appraisal Rights”, the foregoing rules may apply to a holder of NACB common stock receiving only cash in the merger if such shareholder actually or constructively owns shares of ODNB common stock following the merger. However, in addition to the tests described above, the deemed redemption will not result in dividend treatment if it constitutes a “complete termination” of such shareholder’s interest, which would apply if such shareholder does not actually or constructively own any shares of ODNB common stock following the merger. Because the rules are complex and the possibility of dividend treatment depends upon each NACB shareholder’s particular circumstances, including the application of constructive ownership rules under Section 318 of the Code, holders of NACB common stock are strongly encouraged to consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Tax Consequences to Holders of NACB Common Stock Who Receive Cash in Lieu of Fractional Shares
If you are a holder of NACB common stock and, as a result of the merger, you receive cash in lieu of a fractional share of ODNB common stock, your receipt of such cash will be treated as if the fractional share of ODNB common stock had been received by you as part of the merger, and then as having sold such fractional share. The per-share cash amount used to calculate gain or loss with respect to fractional shares will be $16.24, which is the amount specified in the merger agreement for cash payments in lieu of fractional shares. Consequently, you generally will recognize gain or loss with respect to the cash received in lieu of such fractional share equal to the difference between the amount of cash received and the adjusted tax basis allocated to such fractional share (as described above). Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you have held your shares of NACB common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. In addition, gains and losses recognized on the exchange of your shares of NACB common stock pursuant to the merger may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Net Investment Income Tax
Certain non-corporate holders of NACB common stock with taxable incomes over certain threshold amounts, including individuals and certain estates and trusts, may be subject to an additional 3.8% tax on all or a portion of their “net investment income.” This tax amounts to an additional 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals, is $125,000 for married persons filing separately, $200,000 for single filers, or $250,000 for married persons filing jointly). Net investment income may include dividends and net gains from the disposition of shares of stock, including gains or dividends recognized by holders of NACB common stock as a result of exchanging their shares of NACB common stock for cash and, if applicable, ODNB common stock pursuant to the merger agreement. Holders of NACB common stock are urged to consult their own tax advisors regarding the potential applicability of the net investment income tax to them and the implications of the net investment income tax.
Backup Withholding and Information Reporting, and Certain Reporting Requirements
If you are a non-corporate U.S. holder of NACB common stock you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) with respect to any cash payment you received in the merger. However, backup withholding will not apply to you if you either (a) furnish a correct taxpayer identification number and certify that you are not subject to backup withholding or (b) otherwise prove to ODNB and its exchange agent that you are exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular tax circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
If you are a U.S. holder that receives ODNB common stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the NACB common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a “significant holder” if, immediately before the merger, you (a) owned at least 5% (by vote or value) of the outstanding stock of NACB, or (b) owned NACB securities with a tax basis of $1.0 million or more.
The foregoing discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of NACB common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT NACB
NACB’s Business and Market Area
National Capital Bancorp, Inc. was incorporated under the laws of Maryland on February 10, 2021. NACB is the holding company for The National Capital Bank of Washington, a national banking association founded in 1889. NACB exists primarily for the purpose of holding all of the outstanding stock of NCBank.
NCBank serves the Washington, D.C. metropolitan area through its branches in the Capitol Hill and Friendship Heights communities in Washington, D.C., the Courthouse/Clarendon community in Arlington, Virginia and the Fox Hill senior living community of Bethesda, Maryland. NCBank also operates residential mortgage and commercial lending offices and a wealth management services division.
Recent Developments
On July 29, 2026, NACB announced unaudited preliminary results for the quarter ended June 30, 2026. The discussion below presents highlights of the unaudited preliminary results of operations and financial condition as of and for the periods indicated. While NACB believes the following financial information fairly presents, in all material respects, its results of operations and financial condition as of and for the quarter ended June 30, 2026, such financial information constitutes preliminary financial results and is not a comprehensive statement of its financial results as of and for such period and has not been audited by its independent public accounting firm. The following should be read in conjunction with NACB’s consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, included as Annex G hereto, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this joint proxy statement/prospectus and any other documents included in the annexes hereto.
NACB reported net income of $1.6 million for the second quarter ended June 30, 2026, compared to net income of $1.9 million for the second quarter ended June 30, 2025. For the six months ended June 30, 2026, NACB reported net income of $2.7 million, compared to $3.6 million for the same period in 2025.
Total assets were $742.9 million at June 30, 2026, compared to $735.3 million at March 31, 2026, and $702.6 million at June 30, 2025. Total gross loans were $503.9 million, $531.0 million and $509.8 million, respectively, at June 30, 2026, March 31, 2026 and June 30, 2025. Total deposits were $656.0 million, $650.7 million and $611.8 million, respectively as of the same dates.
The allowance for credit losses on loans was $6.1 million, or 1.21% of total gross loans, at June 30, 2026. During the second quarter of 2026, NACB recorded a charge-off of $0.1 million against one nonaccrual commercial loan.
Regulatory capital ratios remained well in excess of the minimum levels required to be considered “well capitalized” as of June 30, 2026. The total capital ratio and Tier 1 capital ratio were 18.60% and 17.35%, respectively, at June 30, 2026.
Products and Services
NCBank product and service offerings include personal and business deposit accounts, robust online and mobile banking services and sophisticated treasury management solutions. NCBank primarily serves small and medium-sized businesses, professionals, non-profit organizations and associations, and government contractors in and around the Washington, D.C. area. NCBank also offers sophisticated wealth management and financial advisory services to customers through its wealth management services division, The National Capital Financial Group.
Competition
The banking business in NCBank’s market areas is highly competitive with respect to both loans and deposits. NCBank faces competition in its market areas from many other local, regional, and national financial institutions, as well as from non-bank financial institutions. Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the quality and scope of services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. The primary competition from non-bank institutions comes from credit unions, finance companies, including financial technology (fintech) companies, national and regional brokerages, insurance companies, money market funds and other mutual funds, governmental lenders and other specialty lenders. Changes in laws and regulations have allowed credit unions to compete with commercial banks more effectively by removing some of the distinguishing characteristics between banks and credit unions. Credit unions are able to offer demand deposit accounts and consumer and commercial loans that were traditionally provided only by banks. Competition from online banks and lenders has also increased significantly. These institutions are able to advertise and operate in NCBank’s markets without physical branches, and are able to attract customers that previously would have been required to visit traditional banks for their banking needs.
Properties
NACB’s headquarters are located at 316 Pennsylvania Ave SE, Washington, D.C. 20003. NCBank currently operates four branch offices, including one at its headquarters location. As of the date of this joint proxy statement/prospectus, NACB owns or leases the following buildings and office space:
Headquarters — Capitol Hill Branch 316 Pennsylvania Avenue, SE Washington, DC 20003	Friendship Heights Branch 5228 44th Street, NW Washington, DC 20015
Courthouse Branch 2505 Wilson Boulevard Arlington, VA 22201	Fox Hill Branch 8300 Burdette Road Bethesda, MD 20817
All of the foregoing properties are used by NACB in the normal course of its business. NACB believes all of these properties are in good operating condition and are adequate for NACB’s present levels of operation.
Employees
As of March 31, 2026, NACB had 65 full-time and two part-time employees. None of NACB’s employees are covered by a collective bargaining agreement, and NACB’s management considers relations with its employees to be good.
Legal Proceedings
In the ordinary course of its operations, NACB and NCBank are parties from time to time to various legal proceedings. Based on the information presently available, NACB’s management believes that there are no pending or threatened legal proceedings against NACB that, if determined adversely, would, in the aggregate, have a material adverse effect on the business, the financial condition, or the results of operations of NACB.

NACB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As used in this section, unless the context otherwise requires, references to “NACB”, “we,” “us’ ‘and “our” refer to NACB and NCBank on a consolidated basis, and to “the bank” and refer to NCBank.
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of NACB for the three months ended March 31, 2026 and 2025 and the years ended December 31, 2025 and 2024. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and NACB’s consolidated financial statements and the accompanying notes included as Annex G to this joint proxy statement/prospectus. Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate results of operations or trends in operations for any future periods.
Overview
We are a bank holding company headquartered in Washington, D.C., and the parent company of The National Capital Bank of Washington, a national banking association founded in 1889 that provides commercial and consumer banking services, including wealth management services, to customers in the Washington, D.C. metropolitan area.
As with most community banks, NCBank derives a significant portion of its income from interest received on loans and investments. The bank’s primary source of funding is deposits, both interest-bearing and non-interest bearing. To account for credit risk inherent in all loans, NCBank maintains an allowance for credit losses to absorb lifetime losses on existing loans. The bank establishes and maintains this allowance by recording a provision for credit losses against earnings. In addition to net interest income, NCBank also generates income through service charges on deposits, merchant services fee income, and swap fee income. In order to maintain its operations, NCBank incurs various operating expenses which are further described within the “Results of Operations” later in this section.
As of March 31, 2026, NACB had total consolidated assets of $735.3 million, total loans net of allowance for credit losses of $531.0 million, total deposits of $650.7 million and total shareholders’ equity of $68.5 million.
Critical Accounting Policies and Estimates
NACB’s accounting and reporting policies conform to GAAP, as well as general practices within the banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the consolidated financial statements may reflect different estimates, assumptions, and judgments. Certain policies inherently rely more extensively on the use of estimates, assumptions, and judgments and as such may have a greater possibility of producing results that could be materially different than originally reported.
Our most significant accounting policies are described in Note 1 to our audited consolidated financial statements for the year ended December 31, 2025, included in Annex G to this joint proxy statement/prospectus.
Selected Financial Data
The following table contains selected historical consolidated financial data as of the dates and for the periods shown. The selected balance sheet data as of March 31, 2026 and 2025 and the selected income statement data for the three months ended March 31, 2026 and March 31, 2025 have been derived from our unaudited consolidated financial statements.

	As of or for the Three Months Ended		As of or for the Year Ended
(Dollars in thousands, except per share data)	March 31, 2026	March 31, 2025	2025	2024
Results of operations
Interest income	$8,682	$8,427	$34,748	$34,193
Interest expense	2,383	2,348	9,742	11,603
Net interest income	$6,299	$6,079	$25,006	$22,590
Provision for credit losses	1,799	65	1,863	537
Noninterest income	1,696	1,156	5,198	4,792
Noninterest expense	4,918	4,916	18,906	18,258
Income tax expense	225	582	2,402	2,206
Net income	$1,053	$1,672	$7,033	$6,381
Period-end balance sheet
Total assets	$735,346	$716,771	$763,751	$714,341
Investment securities available-for-sale, at fair value	55,881	61,402	57,307	61,579
Investment securities held-to-maturity, at amortized cost	57,908	60,991	57,936	62,436
Loans, net of allowance for credit losses	524,072	514,899	535,303	513,027
Total deposits	650,663	619,556	678,192	628,205
FHLB borrowings	—	18,000	—	9,000
Subordinated debt (net of costs)	13,857	13,802	13,843	13,789
Total shareholders’ equity	68,534	61,287	67,657	59,209
Ratios
Return on average assets (ROAA)(1)	0.57%	0.97%	0.98%	0.90%
Return on average equity (ROAE)(2)	6.19%	11.21%	11.07%	11.38%
Net interest margin	3.51%	3.65%	3.62%	3.30%
Bank tier one risk based capital ratio	16.28%	15.81%	15.70%	15.73%
Bank total risk based capital ratio	17.48%	17.05%	16.95%	16.98%
Bank tier one leverage ratio	11.34%	11.44%	11.34%	10.98%
Asset quality
Allowance for credit losses on loans	$6,125	$6,190	$6,575	$6,125
Nonaccrual loans	11,874	4,168	13,827	—
Loans 90+ days past due and accruing	—	—	—	3,183
Total nonperforming loans	$11,874	$4,168	$13,827	$3,183
Gross loans held for investment	530,197	521,089	541,878	519,152
Net charge-offs (recoveries)	2,249	—	1,383	17
ACL to gross loans	1.16%	1.19%	1.21%	1.18%
Net charge-offs to average loans (annualized)	1.70%	0.00%	0.26%	0.00%
Per share data
Basic and diluted earnings per share	$0.92	$1.46	$6.12	$5.55
Weighted average shares outstanding (basic and diluted)	1,150,809	1,148,218	1,150,076	1,150,675
Common shares outstanding, period end	1,152,388	1,150,012	1,151,020	1,148,112
Book value per share (period end)	$59.47	$53.29	$58.78	$51.57
Dividend payout ratio	22.9%	11.0%	13.7%	11.9%

(1)
ROAA is calculated by dividing year-to-date net income annualized by year-to-date average assets

(2)
ROAE is calculated by dividing year-to-date net income annualized by year-to-date average equity.

Results of Operations — Years Ended December 31, 2025 and 2024
Net income increased $652 thousand, or 10.2%, to $7.0 million for the year ended December 31, 2025 from $6.4 million for the year ended December 31, 2024. The increase was primarily attributable to a $2.4 million increase in net interest income and a $406 thousand increase in noninterest income, partially offset by a $648 thousand increase in noninterest expense, a $1.3 million increase in provision for credit losses, and a $196 thousand increase in income tax expense.
Net Interest Income and Net Interest Margin
Net interest income represents interest and dividend income less interest expense. We generate interest income from interest, dividends and fees received on interest earning assets, including loans and investment securities. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and subordinated debt. Net interest income typically is the most significant contributor to net income. To evaluate net interest income, we measure and monitor: (i) yields on our loans and other interest earning assets; (ii) the costs of our deposits and other funding sources; (iii) our net interest spread; and (iv) our net interest margin. Net interest spread is the difference between rates earned on interest earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest earning assets.
Changes in market interest rates and interest we earn on interest earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, usually have the largest impact on periodic changes in our net interest spread, net interest margin and net interest income. We measure net interest income before and after the provision for credit losses that we maintain.
Average Balance Sheets and Interest Rates on Interest-Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)	For the Year Ended December 31, 2025			For the Year Ended December 31, 2024
	Average Balance	Interest	Average Rate	Average balance	Interest	Average Rate
Assets:
Investment securities	$120,855	$2,610	2.16%	$129,880	$2,815	2.17%
Loans, including fees(1)	525,636	30,371	5.78%	508,320	29,024	5.71%
Interest-bearing deposits	44,319	1,767	3.99%	47,013	2,354	5.01%
Total interest-earning assets	$690,810	$34,748	5.03%	$685,213	$34,193	4.99%
Allowance for credit losses	(6,306)			(5,850)
Cash and other noninterest-earning assets	32,843			32,559
Total assets	$717,347			$711,922
Interest-bearing liabilities
Interest checking	$80,999	142	0.18%	$77,897	44	0.06%
Money market accounts	232,678	4,563	1.96%	223,261	5,098	2.28%
Savings accounts	19,341	10	0.05%	21,445	11	0.05%
Time deposits	122,978	4,419	3.59%	105,433	4,346	4.12%
FHLB advances and other borrowings	603	28	4.64%	31,454	1,524	4.85%
Subordinated notes	13,816	580	4.20%	13,761	580	4.21%
Total interest-bearing liabilities	$470,415	$9,742	2.07%	$473,251	$11,603	2.45%

(Dollars in thousands)	For the Year Ended December 31, 2025			For the Year Ended December 31, 2024
	Average Balance	Interest	Average Rate	Average balance	Interest	Average Rate
Noninterest-bearing demand deposits	179,158			177,892
Other noninterest-bearing liabilities	4,224			4,721
Shareholders’ equity	63,550			56,058
Total liabilities and shareholders’ equity	$717,347			$711,922
Net interest income		$25,006			$22,590
Interest rate spread			2.96%			2.54%
Net interest margin			3.62%			3.30%

(1)
Non-accrual loans are included in the average balances

The net interest margin was 3.62% for the year ended December 31, 2025, compared to 3.30% for the year ended December 31, 2024. The 32 basis point increase in net interest margin was primarily due to a 38 basis point reduction in rates on interest-bearing liabilities. In addition, average interest-bearing deposits decreased $2.8 million between the year ended December 31, 2024 and the year ended December 31, 2025.
The loan portfolio’s yield for the year ended December 31, 2025 was 5.62% compared to 5.80% for the year ended December 31, 2024. The increase of eight basis points was primarily attributable to an increase in yield on NACB’s commercial real estate loan portfolio repricing and originating at higher rates.
The yield on interest-bearing deposits due from banks for the year ended December 31, 2025 was 3.99% compared to 5.01% for the year ended December 31, 2024. The decrease of 102 basis points was directly attributable to four federal funds rate cuts totaling 100 basis points over the preceding 12 months.
The cost of interest-bearing liabilities was 2.07% for the year ended December 31, 2025 compared to 2.45% for the year ended December 31, 2024. Rates declined across most deposit categories, most notably in money market accounts and time deposits, which declined by 32 basis points and 53 basis points, respectively.
The following table presents the effects of changing rates and volumes on net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated to volume.

Rate-Volume Analysis of Changes in Net Interest Income
	For the Years Ended December 31, 2025 and 2024
	Increase (Decrease) Due to
(Dollars in thousands)	Volume	Rate	Total Increase (Decrease)
Interest-earning Assets:
Investment securities	$(196)	$(9)	$(205)
Loans	989	358	1,347
Interest-bearing deposits	(135)	(452)	(587)
Total interest income	$658	$(103)	$555
Interest-bearing Liabilities:
Interest-bearing deposits:
Interest checking	$2	$96	$98
Money market accounts	215	(749)	(534)
Savings accounts	(1)	—	(1)
Time deposits	723	(651)	72
Total interest-bearing deposits	$939	$(1,304)	$(365)
FHLB Advances	(1,495)	(1)	(1,496)
Subordinated Notes	2	(2)	—
Total interest-bearing liabilities	$(554)	$(1,307)	$(1,861)
Net change in net interest income	$1,212	$1,204	$2,416
Interest income increased $555 thousand for the year ended December 31, 2025 compared to the prior year. Due to loan growth during the year, average loans increased $17.3 million, or 3.4%, and the average yield on loans increased 7 basis points to 5.78%. Average interest-bearing deposits decreased $2.7 million and the 102-basis-point decline in the average yield resulted in a $587 thousand decrease in related interest income. The yield on cash and cash equivalents declined primarily as a result of lower short-term market interest rates. Interest income on investment securities decreased $205 thousand compared to the prior year. The decrease was primarily attributable to a reduction in average securities balances, which reduced interest income by $196 thousand.
Interest expense decreased $1.9 million for the year ended December 31, 2025 compared with the prior year. Average interest-bearing deposits increased $28.0 million, or 6.5%, however, the impact of higher balances was more offset by $364 thousand reduction attributable to lower funding costs, reflecting the successful repricing of interest-bearing deposits as market rates declined. Growth in time deposit and money market balances accounted for the majority of the increase in interest-bearing deposits as well as reduction in interest expense. Average borrowings decreased by $30.9 million, and related interest expense decreased $1.5 million. This decrease in borrowings was due to a combination of higher deposit growth and planned paydowns from the investment portfolio.
Net interest margin for the years ended December 31, 2025 and 2024 was 3.62% and 3.30%, respectively, an increase of 32 basis points. The increase in our net interest margin was primarily a result of a decrease in the cost of our interest-bearing liabilities, which decreased 38 basis points for the year ended December 31, 2025 when compared to the same period of 2024, as we reduced the cost of our deposits and usage of borrowings simultaneously with federal funds rate decisions. In addition, the yield on our interest-earning assets increased 4 basis points to 5.03% for the year ended December 31, 2025, compared to 4.99% for 2024. Our cost of funds decreased 28 basis points to 1.50% for the year ended December 31, 2025, from 1.78% for the year ended December 31, 2024, which was primarily attributable to the payoff of our borrowings as well as repricing of our interest-bearing deposits to lower interest rates during 2025.

Provision for Credit Losses
The provision for credit losses on loans and unfunded commitments was $1.9 million in 2025 compared with $537 thousand in 2024. The provision for credit losses on loans was $1.8 million in 2025 and $692 thousand in 2024. Those amounts were increased by provision associated with unfunded commitments of $30 thousand and partially offset by a recovery of $155 thousand, respectively.
The loan provision in 2025 reflected continued loan growth, changes in portfolio mix and risk ratings, and credit developments consisting primarily of four nonaccrual loans with two separate borrowers. Three of the loans are Community Reinvestment Act-eligible multifamily loans, which participate in the Housing Voucher Program established by District of Columbia Housing Authority, while the fourth loan is a multifamily construction and development loan located in Washington, D.C., which was put on nonaccrual during the fourth quarter of 2025. All four loans have been individually evaluated for specific reserves using recent appraisals. The Company recorded partial charge-offs on these loans of $1.4 million, including $972 thousand in the fourth quarter of 2025.
Noninterest Income
The following table summarizes non-interest income for the years ended December 31, 2025 and 2024.
(Dollars in thousands)	Years ended December 31,
	2025	2024	$ Change	% Change
Service charges on deposit accounts	$278	$268	10	3.7%
Other service charges and fees	445	309	136	44.0%
Rental income	1,525	1,488	37	2.5%
Asset management fees	2,371	2,123	248	11.7%
Net gain on sale of loans	69	80	(11)	(13.8)%
Net gain (loss) on sale of assets	(1)	2	(3)	N/M
Bank owned life insurance income	359	359	—	—
Other income	152	166	(14)	(8.4)%
Total noninterest income	$5,198	$4,795	403	8.4%

N/M — Not meaningful
Noninterest income increased $402 thousand, or 8.4%, to $5.2 million during the year ended December 31, 2025. Asset management fee income was $2.4 million for the year ended December 31, 2025 compared with $2.1 million in the prior year. Other service charges and fees increased $135 thousand primarily driven by increased swap income and wholesale mortgage fee increases. Rental income increased $38 thousand and bank-owned life insurance income remained flat compared to the prior period.
Noninterest Expense
The following table summarizes noninterest expense for the years ended December 31, 2025 and 2024.
(Dollars in thousands)	Years ended December 31,
	2025	2024	$ Change	% Change
Salaries and employee benefits expense	$12,184	$11,759	425	3.6%
Occupancy expense	1,509	1,474	35	2.4%
Equipment expense	419	434	(15)	(3.5)%
Professional fees	1,260	1,189	71	6.0%
FDIC assessments	335	331	4	1.2%

(Dollars in thousands)	Years ended December 31,
	2025	2024	$ Change	% Change
Data processing expense	1,705	1,655	50	3.0%
Insurance expense	148	152	(4)	(2.6)%
Other expense	1,345	1,265	80	6.3%
Total noninterest expense	$18,905	$18,259	646	3.5%

Noninterest expense increased $647 thousand, or 3.5%, to $18.9 million during the year ended December 31, 2025. Salaries and employee benefits, including wealth management commissions, increased $424 thousand, primarily due to personnel and infrastructure investments made to support balance sheet growth and new revenue-generating activities.
Occupancy expense increased $35 thousand, primarily due to higher operating and facility related costs. Professional fees, data processing expense, and FDIC assessments also increased as a result of continued growth in NACB’s business activities and balance sheet.
Income Taxes
Income tax expense, which includes federal and state income taxes, increased to $2.4 million in 2025 from $2.2 million in 2024, primarily due to higher pretax income. The effective tax rate decreased to 25.5% from 25.7%.
Results of Operations — Three Months Ended March 31, 2026 and March 31, 2025
Overview
NACB reported net income of $1.1 million for the three months ended March 31, 2026, a decrease of $0.6 million or 37.0% when compared to $1.7 million for the three months ended March 31, 2025. Diluted earnings per common share were $0.92 for the three months ended March 31, 2026, compared to diluted earnings per common share of $1.46 for the three months ended March 31, 2025, a decrease of 26.5%.
Net interest income for the three months ended March 31, 2026 increased $0.2 million or 3.6% to $6.3 million compared to $6.1 million for the three months ended March 31, 2025, driven primarily by the higher average balances of interest-bearing deposits. During the same period, interest income increased $0.3 million or 3.0%, driven by higher average balances on loans, while interest expense increased $35 thousand due to a combination of higher balances and lower interest expense on time deposits, interest-bearing demand deposits, and money market accounts. The annualized net interest margin for the three months ended March 31, 2026 was 3.51% as compared to 3.65% for the same period in 2025.
NACB recorded a $1.8 million provision for credit losses for the three months ended March 31, 2026 compared to a provision for credit losses of $65 thousand for the three months ended March 31, 2025. Additional discussion of the provision for credit losses is included below under the “— Provision for Credit Losses.”
Noninterest income increased $540 thousand during the three months ended March 31, 2026 compared to the three months ended March 31, 2025. This increase was primarily attributable to a $384 thousand one-time bank owned life insurance payout, in combination with a $103 thousand increase in asset management fees, and a $25 thousand increase in gains recorded on sales of mortgage loans.
Non-interest expense remained flat during the three months ended March 31, 2026 compared to the three months ended March 31, 2025, primarily due to a $137 thousand or 4.4% increase in salaries and employee benefits, as a result of increases in employee headcount coupled with annual salary merit increases offset by a $99 thousand decrease in professional fees, as a result of lower legal expenses.
NACB’s return on average assets for the three months ended March 31, 2026 and March 31, 2025 was 0.57% and 0.97%, respectively. The return on average equity for the three months ended March 31, 2026 and March 31, 2025 was 6.19% and 11.21%, respectively.

Net Interest Income and Net Interest Margin
The following table presents the average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category, as well as corresponding average yields earned and rates paid for the three months ended March 31, 2026 and March 31, 2025.
Average Balance Sheets and Interest Rates on Interest-Earning Assets and Interest-Bearing Liabilities
	For the Three Months Ended March 31, 2026			For the Three Months Ended March 31, 2025
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average balance	Interest	Average Rate
Assets:
Investment securities	$115,542	$615	2.16%	$124,267	$674	2.20%
Loans, including fees(1)	535,070	7,414	5.62%	520,135	7,443	5.80%
Interest-bearing deposits	76,521	653	3.46%	30,803	310	4.07%
Total interest-earning assets	$727,133	$8,682	4.84%	$675,205	$8,427	5.06%
Allowance for credit losses	(6,606)			(6,162)
Cash and other noninterest-earning assets	32,459			32,671
Total assets	$752,986			$701,714
Interest-bearing liabilities
Interest checking	$85,612	59	0.28%	$80,321	11	0.06%
Money market accounts	250,610	1,089	1.76%	227,670	1,090	1.94%
Savings accounts	19,041	2	0.05%	20,496	3	0.05%
Time deposits	131,992	1,088	3.34%	118,201	1,084	3.72%
FHLB advances	—	—	—	1,333	15	4.63%
Subordinated notes	13,850	145	4.24%	13,795	145	4.26%
Total interest-bearing liabilities	$501,105	$2,383	1.93%	$461,816	$2,348	2.06%
Noninterest-bearing demand deposits	178,904			174,906
Other noninterest-bearing liabilities	3,954			4,454
Shareholders’ equity	69,023			60,538
Total liabilities and shareholders’ equity	$752,986			$701,714
Net interest income		$6,299			$6,079
Interest rate spread			2.91%			3.00%
Net interest margin			3.51%			3.65%

(1)
Non-accrual loans are included in the average balances

The net interest margin was 3.51% for the three months ended March 31, 2026, compared to 3.65% for the three months ended March 31, 2025. The 14 basis point decrease in net interest margin was primarily due to a 61 basis point reduction in rates on interest-bearing deposits. In addition, average interest-bearing deposits increased $45.7 million between the three months ended March 31, 2025 and the three months ended March 31, 2026, which was primarily attributable to strong deposit account production.
The loan portfolio’s yield for the three months ended March 31, 2026 was 5.62% compared to 5.80% for the three months ended March 31, 2025. The decrease of eight basis points was primarily attributable to a decrease in yield on NACB’s floating-rate loan portfolio in commercial construction.

The yield on interest-bearing deposits due from banks for the three months ended March 31, 2026 was 3.46% compared to 4.07% for the three months ended March 31, 2025. The decrease of 61 basis points was directly attributable to three federal funds rate cuts totaling 75 basis points over the preceding 12 months.
The cost of interest-bearing liabilities was 1.93% for the three months ended March 31, 2026 compared to 2.06% for the three months ended March 31, 2025. Rates declined across most deposit categories, most notably in money market accounts and time deposits, which declined by 18 basis points and 38 basis points, respectively.
The following table presents the effects of changing rates and volumes on net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated to volume.
	For the Three Months Ended March 31, 2026 and 2025
	Increase (Decrease) Due to
(Dollars in thousands)	Volume	Rate	Total Increase (Decrease)
Interest-earning Assets:
Investment securities	$(47)	$(13)	$(60)
Loans	214	(243)	(29)
Interest-bearing deposits	459	(115)	344
Total interest income	$626	$(371)	$255
Interest-bearing Liabilities:
Interest-bearing deposits:
Interest checking	$1	$47	$48
Money market accounts	110	(111)	(1)
Savings accounts	—	—	—
Time deposits	126	(123)	3
Total interest-bearing deposits	$237	$(187)	$50
FHLB Advances	(15)	—	(15)
Subordinated Notes	1	(1)	—
Total interest-bearing liabilities	$223	$(188)	$35
Net change in net interest income	$403	$(183)	$220
Interest Income
Interest income increased $255 thousand or 3.0% to $8.7 million for the three months ended March 31, 2026 compared to $8.4 million for the three months ended March 31, 2025, driven primarily by higher average balances on NACB’s interest-bearing deposits.
Interest income on loans decreased $29 thousand or 0.4% as a result of volume increases and rate decreases. Average loans increased $14.9 million between the three months ended March 31, 2025 and the three months ended March 31, 2026, which was primarily attributable to origination volume in the commercial real estate loan portfolio offset by decreases in the commercial and residential real estate portfolios.
Interest income on investment securities decreased $60 thousand or 8.9% primarily as a result of a decrease in balances. The yield on investment securities decreased to 2.16% at March 31, 2026 from 2.20% at March 31, 2025.

Interest income on interest-bearing deposits in other banks increased $344 thousand, primarily as a result of an increase in volume, offset by a decrease in rates. The yield on interest-bearing deposits in other banks decreased from 4.07% to 3.46%, while average balances increased $45.7 million from $30.8 million to $76.5 million between March 31, 2025 and March 31, 2026.
Interest Expense
Interest expense increased $35 thousand to $2.4 million for the three months ended March 31, 2026 compared to $2.3 million for the three months ended March 31, 2025, primarily due to an increase in volume of interest-bearing deposits, offset by a decrease in rates on interest-bearing deposits. The decrease in rates on deposits was mainly a result of the repricing of NACB’s deposit accounts in conjunction with the decrease in federal funds benchmark interest rates that took place starting in September of 2025.
Provision for Credit Losses
NACB recorded a $1.8 million provision for credit losses for the three months ended March 31, 2026 compared to a provision for credit losses of $65 thousand for the three months ended March 31, 2025. The provision for credit losses for the three months ended March 31, 2026 that is directly attributable to the funded loan portfolio was $1.8 million, while there was no provision related to credit losses on unfunded loan commitments.
The provision for credit losses on funded loans during the most recent quarter reflected the change in NACB’s loan portfolio mix quarter-over-quarter along with the updated forecasted economic variables utilized in the quantitative portion of the allowance calculation.
See “Discussion and Analysis of Financial Condition — Asset Quality” section below for additional information on the credit quality of the loan portfolio.
Non-interest Income
The following table summarizes non-interest income for the three months ended March 31, 2026 and March 31, 2025.
(Dollars in thousands)	Three months ended March 31,
	2026	2025	$ Change	% Change
Service charges on deposit accounts	$69	$72	(3)	(4.2)%
Other service charges and fees	64	44	20	45.5%
Rental income	380	334	46	13.8%
Asset management fees	683	580	103	17.8%
Bank owned life insurance income	470	88	382	N/M
Other income	30	38	(8)	(21.1)%
Total noninterest income	$1,696	$1,156	540	46.7%

N/M — Not meaningful
Non-interest income was $1.7 million for the three months ended March 31, 2026 compared to $1.2 million for the same period in the prior year. The $540 thousand increase in non-interest income was primarily attributable to a $384 thousand one-time bank owned life insurance payout, in combination with a $103 thousand increase in asset management fees, an increase of $85 thousand for the cash surrender value of BOLI policies, a $45 thousand increase in rental income, and a $25 thousand increase in gains recorded on sales of mortgage loans.

Non-interest Expense
The following table summarizes non-interest expense for the three months ended March 31, 2026 and March 31, 2025.
(Dollars in thousands)	Three months ended March 31,
	2026	2025	$ Change	% Change
Salaries and employee benefits expense	$3,254	$3,117	137	4.4%
Occupancy expense	391	411	(20)	(4.9)%
Equipment expense	74	133	(59)	(44.4)%
Professional fees	268	368	(100)	(27.2)%
FDIC assessments	96	90	6	6.7%
Data processing expense	443	423	20	4.7%
Insurance expense	36	38	(2)	(5.3)%
Other expense	356	336	20	6.0%
Total noninterest expense	$4,918	$4,916	2	0.0%
Non-interest expense remained flat during the three months ended March 31, 2026 compared to the three months ended March 31, 2025, primarily due to a $137 thousand or 4.4% increase in salaries and employee benefits, as a result of increases in employee headcount coupled with annual salary merit increases offset by a $99 thousand decrease in professional fees, primarily as a result of lower legal expenses.
Income Taxes
Income tax expense decreased $357 thousand to $225 thousand for the three months ended March 31, 2026 compared to $582 thousand for the three months ended March 31, 2025. Our effective tax rate for the three months ended March 31, 2026 was 17.6% compared to 25.8% for the same period ended March 31, 2025. The decrease in effective rate is due to the one-time bank owned life insurance payout being non-taxable income.
Discussion and Analysis of Financial Condition
Assets, Liabilities, and Shareholders’ Equity
NACB’s total assets decreased $28.4 million or 3.7% to $735.3 million at March 31, 2026 compared to $763.8 million at December 31, 2025. The decrease in total assets was predominantly attributable to a decrease in NACB’s interest-bearing deposits in banks, which declined by $14.7 million or 18.6%, as well as a decrease in the loan portfolio, which declined by $11.2 million or 2.5%. All other asset categories stayed relatively unchanged since December 31, 2025. NACB’s total assets increased $49.4 million or 6.9% to $763.8 million at December 31, 2025 compared to $714.3 million at December 31, 2024. The increase in total assets was attributable to both loan portfolio growth and interest-bearing deposits growth, offset by a decrease in investment securities related to paydowns.
NACB’s total liabilities decreased $29.3 million or 4.2% to $666.8 million at March 31, 2026 compared to $696.1 million at December 31, 2025. The decrease in total liabilities was almost entirely due to a $28.5 million or 5.7% decrease in total interest-bearing deposits. NACB’s total liabilities increased $41.0 million or 6.3% to $696.1 million at December 31, 2025 compared to $655.1 million at December 31, 2024. The increase in total liabilities was due to a $48.7 million or 10.7% increase in total interest-bearing deposits offset by $9 million in paydowns of FHLB borrowings.
Shareholders’ equity increased $877 thousand or 1.3% to $68.5 million at March 31, 2026 compared to $67.7 million at December 31, 2025. The increase in shareholders’ equity was primarily attributable to net income earned during the current year, partially offset by cash dividends paid. Book value per share was $59.47 as of March 31, 2026 compared to $58.78 as of December 31, 2025, an increase of 1.7%. Shareholders’ equity increased $8.4 million or 14.3% to $67.7 million at December 31, 2025 compared to $59.2 million at

December 31, 2025, which was attributable to net income earned during the year, a reduction in accumulated other comprehensive loss, and partially offset by cash dividends paid.
Investment Securities
NACB maintains a primarily fixed income investment securities portfolio that had a total carrying value of $113.8 million at March 31, 2026, $115.2 million at December 31, 2025, and $124.0 million at December 31, 2024. The investment portfolio provides liquidity, interest income, credit risk diversification, means to manage interest rate sensitivity and collateral for secured public funds and secured credit lines. Investment securities are classified as available-for-sale or held-to-maturity based on management’s investment strategy and management’s assessment of the intent and ability to hold the securities until maturity. Investment securities that we may sell prior to maturity in response to changes in management’s investment strategy, liquidity needs, interest rate risk profile, or for other reasons are classified as available-for-sale. NACB also had restricted stock within its investment securities portfolio with a total carrying value of $898 thousand at March 31, 2026 compared to $864 thousand at December 31, 2025 and $1.3 million at December 31, 2024.
NACB purchased one agency mortgage-backed fixed income security, designated as held-to-maturity, with the carrying amount of $1.0 million and a purchase yield of 4.52% during the three months ended March 31, 2026. We did not sell any fixed income investment securities during the three months ended March 31, 2026. NACB had $2.3 million in principal repayments on securities during the three months ended March 31, 2026, which were comprised of $2.3 million of U.S. agency mortgage-backed securities.
The following table summarizes the amortized cost and fair value of NACB’s fixed income investment portfolio as of March 31, 2026, December 31, 2025, and December 31, 2024, respectively.
	March 31, 2026		December 31, 2025		December 31, 2024
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale:
Mortgage-backed securities	$43,030	$37,425	$44,327	$38,801	$51,096	$43,127
State & political subdivision obligations	12,828	11,616	12,908	11,677	13,226	11,847
Corporate	7,550	6,840	7,550	6,829	7,550	6,605
Total securities available-for-sale	$63,408	$55,881	$64,785	$57,307	$71,872	$61,579
Held to maturity:
U.S. Treasury & agency obligations	$1,000	$983	$1,000	$985	$1,000	$955
Mortgage-backed securities	44,286	37,678	44,281	37,858	48,646	39,941
State & political subdivision obligations	12,627	11,106	12,660	11,341	12,795	11,257
Total securities held to maturity	$57,913	$49,767	$57,941	$50,184	$62,441	$52,153
In the prevailing rate environment as of March 31, 2026, NACB’s fixed income investment portfolio had an estimated weighted average remaining life of approximately 6.0 years compared to 7.3 years as of December 31, 2025 and 7.8 years as of December 31, 2024. The available-for-sale investment portfolio had an estimated weighted average remaining life of approximately 5.2 years, 5.8 years, and 6.3 years at March 31, 2026, December 31, 2025, and December 31, 2024, respectively. The held-to-maturity investment portfolio had an estimated weighted average remaining life of approximately 6.9 years, 8.9 years, 9.6 years as of March 31, 2026, December 31, 2025, and December 31, 2024, respectively.
The following table summarizes the maturity composition of our fixed income investment securities as of March 31, 2026, including the weighted average yield of each maturity band. Maturities are based on the final contractual payment date, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. The weighted-average yield below represents the effective yield for the investment securities and is calculated based on the amortized cost of each security.

(Dollars in thousands)	March 31, 2026
	Amortized Cost	Fair Value	Weighted- Average Yield
Available-for-sale:
Due less than one year	$—	$—	—
Due after one year through five years	—	—	—
Due after five years through ten years	7,550	6,840	3.88%
Due after ten years	12,828	11,616	1.74%
Mortgage-backed securities	43,030	37,425	2.15%
Total available-for-sale	$63,408	$55,881	2.27%
Held to maturity:
Due less than one year	$—	$—	—
Due after one year through five years	1,000	983	2.50%
Due after five years through ten years	—	—	—
Due after ten years	12,627	11,106	2.34%
Mortgage-backed securities	44,286	37,678	2.22%
Total held to maturity	$57,913	$49,767	2.25%
Loan Portfolio
Gross loans, net of unearned income, decreased $11.8 million to $531.0 million as of March 31, 2026 compared to $542.8 million as of December 31, 2025 and $520.1 million as of December 31, 2024. The decrease in loans from December 31, 2025, was primarily attributable to a decline in commercial real estate and residential real estate loans, partially offset by a growth in commercial construction real estate and commercial loans. The increase in loans from December 31, 2024 to December 31, 2025 was primarily attributable to growth in the commercial real estate loan portfolio offset by payoffs and paydowns in the residential real estate and commercial loan portfolios. NACB continues to maintain its disciplined underwriting standards while prudently pursuing loan growth opportunities that provide acceptable risk-adjusted returns.
The following table presents NACB’s composition of loans held for investment, net of deferred fees and costs, in dollar amounts and as a percentage of total gross loans as of March 31, 2026, December 31, 2025, and December 31, 2024.
(Dollars in thousands)	March 31, 2026		December 31, 2025		December 31, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential real estate	$163,867	30.86%	$170,811	31.47%	$176,617	33.95%
Commercial real estate	255,000	48.02%	266,202	49.05%	233,354	44.86%
Commercial construction	73,992	13.94%	71,885	13.24%	69,350	13.33%
Commercial	38,029	7.16%	33,731	6.21%	40,815	7.85%
Consumer	84	0.02%	138	0.03%	64	0.01%
Total Gross Loans	530,972	100.00%	542,767	100.00%	520,200	100.00%
Net deferred loan costs (fees)	(776)		(890)		(1,048)
Allowance for credit losses	(6,125)		(6,575)		(6,125)
Total Net Loans	$524,071		$535,302		$513,027

Asset Quality
NACB maintains policies and procedures to promote sound underwriting and to mitigate credit risk. The bank’s Chief Credit Officer is responsible for establishing credit risk policies and procedures, including underwriting and hold guidelines and credit approval authority, and monitoring credit exposure and performance of NACB’s lending-related transactions.
NACB’s asset quality slightly improved during the quarter ended March 31, 2026. We experienced a decrease in the level of non-performing loans to 2.24% of total loans on March 31, 2026, compared to 2.55% on December 31, 2025, which consists primarily of five nonaccrual loans with two separate borrowers. Four of the loans are Community Reinvestment Act-eligible multifamily loans, which participate in the Housing Voucher Program established by District of Columbia Housing Authority, while the fifth loan is a multifamily construction and development loan located in Washington, D.C. All five loans have been individually evaluated for specific reserves using recent appraisals. NCBank is continuing to work multiple paths to cost-effectively resolve these problem loans. A loan is placed on nonaccrual status when (i) the bank is advised by the borrower that scheduled principal or interest payments cannot be met, (ii) management’s best judgment indicates that payment in full of principal and interest can no longer be expected, or (iii) any such loan or obligation becomes delinquent for 90 days, unless it is both well-secured and in the process of collection. As of December 31, 2024, NACB’s nonperforming loans consisted entirely of a $3.2 million loan which was well-secured and in the process of collection at year-end and was subsequently fully paid off, including interest, in early January 2025
The following table summarizes NACB’s asset quality as of March 31, 2026, December 31, 2025, and December 31, 2024.
(Dollars in thousands)	March 31, 2026	December 31, 2025	December 31, 2024
Nonaccrual loans	$11,874	$13,827	$—
Loans 90+ days past due and accruing	—	—	3,183
Other real estate owned and repossessed assets	—	—	—
Total nonperforming loans	$11,874	$13,827	$3,183
Allowance for credit losses to nonperforming assets	0.52x	0.48x	1.92x
Nonaccrual loans to total loans	2.24%	2.55%	0.00%
Nonperforming loans to total loans	2.24%	2.55%	0.61%
Allowance for Credit Losses
For NACB’s approach to estimating the allowance for credit losses, please see Note 1 to our audited consolidated financial statements for the year ended December 31, 2025 included in Annex G to this joint proxy statement/prospectus.
NACB had no recoveries during the three months ended March 31, 2026 and had no net charge-offs or recoveries during the three months ended March 31, 2025. At March 31, 2026, the allowance for credit losses was $6.1 million or 1.16% of outstanding loans, net of unearned income, compared to $6.6 million or 1.21% of outstanding loans, net of unearned income, at December 31, 2025 and $6.1 million or 1.18% of outstanding loans, net of unearned income, at December 31, 2024. The annualized net charge-off ratio was 1.68% during the three months ended March 31, 2026. Management continues to assess credit risk exposure and monitor macroeconomic indicators that may impact borrower behavior and repayment capacity. Management believes the current allowance for credit losses is appropriate given the composition and performance of the loan portfolio.
All individually evaluated loans were considered collateral-dependent as of March 31, 2026 and December 31, 2025. There were no individually evaluated loans as of December 31, 2024. Four of the loans are Community Reinvestment Act-eligible multifamily loans, which participate in the Housing Voucher Program established by District of Columbia Housing Authority, while the fifth loan is a multifamily construction and development loan located in Washington, D.C. All five loans have been individually evaluated for specific reserves using recent appraisals. NACB has recorded partial charge-offs on these loans of

$3.6 million, including $2.2 million in the first quarter of 2026. The loans are carried at fair value based on current values determined by either independent appraisals or internal evaluations, adjusted for selling costs or other amounts to be deducted when estimating expected net sales proceeds.
The following tables summarize the allowance for credit losses by loan categories within NACB’s loan portfolio with a comparison of the percentage composition in relation to total allowance for credit losses and total loans as of March 31, 2026, December 31, 2025, and December 31, 2024.
	March 31, 2026
	Allowance for Loan Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
Real estate loans:
Residential real estate	$2,042	33.33%	30.86%
Commercial real estate	2,510	40.98%	48.02%
Commercial construction	1,135	18.54%	13.94%
Commercial	436	7.11%	7.16%
Consumer	2	0.04%	0.02%
Total Gross Loans	$6,125	100.00%	100.00%
	December 31, 2025
(Dollars in thousands)	Allowance for Loan Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
Real estate loans:
Residential real estate	$2,401	36.52%	31.47%
Commercial real estate	2,559	38.92%	49.05%
Commercial construction	1,213	18.44%	13.24%
Commercial	399	6.07%	6.21%
Consumer	3	0.05%	0.03%
Total Gross Loans	$6,575	100.00%	100.00%
	December 31, 2024
(Dollars in thousands)	Allowance for Loan Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
Real estate loans:
Residential real estate	$2,041	38.00%	33.95%
Commercial real estate	2,510	35.15%	44.86%
Commercial construction	1,135	17.27%	13.33%
Commercial	436	9.55%	7.85%
Consumer	3	0.03%	0.01%
Total Gross Loans	$6,125	100.00%	100.00%

Management believes that the allowance for credit losses is adequate to absorb lifetime expected credit losses inherent in the portfolio as of March 31, 2026. There can be no assurance, however, that adjustments to the provision for (recovery of) credit losses will not be required in the future. Changes in the economic assumptions underlying management’s estimates and judgments; adverse developments in the economy, on a national basis or in NACB’s market area; or changes in the circumstances of particular borrowers, are criteria that could require adjustments to the provision for (recovery of) credit losses necessary.
Deposits
Total deposits decreased $27.5 million or 4.1% to $650.7 million as of March 31, 2026 compared to $678.2 million as of December 31, 2025 and $628.2 million as of December 31, 2024.
Non-interest bearing demand deposits increased $983 thousand or 0.6% to $175.1 million as of March 31, 2026 compared to $174.1 million as of December 31, 2025. Non-interest bearing demand deposits represented 26.9% and 25.7% of total deposits at March 31, 2026 and December 31, 2025, respectively.
Interest-bearing deposits, which include interest checking accounts, regular savings accounts, money market accounts, and time deposits, decreased $28.5 million or 5.7% to $475.6 million as of March 31, 2026 compared to $504.1 million as of December 31, 2025. Interest-bearing deposits increased $48.7 million or 10.7% to $504.1 million as of December 31, 2025 compared to $455.4 million as of December 31, 2024. Interest-bearing deposits represented 73.1%, 74.3%, and 72.5% of total deposits at March 31, 2026, December 31, 2025, and December 31, 2024, respectively.
NACB focuses on funding asset growth with deposit accounts, with an emphasis on core deposit growth, as its primary source of deposits. Core deposits consist of checking accounts, interest checking accounts, money market accounts, regular savings accounts, time deposits, reciprocal IntraFi Demand® deposits, reciprocal IntraFi Money Market® deposits, and reciprocal IntraFi CD® deposits. Core deposits totaled $645.7 million or 99.2% of total deposits, $673.2 million or 99.3% of total deposits, and $628.2 million or 100% of total deposits, at March 31, 2026, December 31, 2025, and December 31, 2024, respectively.
The following table sets forth the average balances of deposits and the average interest rates paid for the three months ended March 31, 2026 and 2025.
(Dollars in thousands)	March 31, 2026		March 31, 2025
	Balance	Rate	Balance	Rate
Non-interest-bearing	$178,904	—	$174,906	—
Interest-bearing:
Interest checking	85,612	0.28%	80,321	0.06%
Money market accounts	250,611	1.76%	227,670	1.94%
Savings accounts	19,041	0.05%	20,496	0.05%
Time Deposits	131,991	3.34%	118,201	3.72%
Total interest-bearing	487,255	1.86%	446,688	1.99%
Total deposits	$666,159	1.36%	$621,594	1.43%
The following table sets forth the maturity ranges of certificates of deposit with balances of $250,000 or more as of March 31, 2026.
(Dollars in thousands)	March 31, 2026
	Total	Uninsured
3 months or less	$33,046	$19,296
Over 3 months through 6 months	25,459	15,959
Over 6 months through 12 months	14,823	8,573
Over 12 months	2,274	1,774
Total	$75,602	$45,602

The total amount of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) was estimated at $221.8 million at March 31, 2026, $233.6 million at December 31, 2025, and $204.9 million at December 31, 2024. Deposits that were not insured or not collateralized represented 34.5%, 34.1%, and 32.6% of total deposits at March 31, 2026, December 31, 2025, and December 31, 2024, respectively.
Capital Resources
NACB is a bank holding company with less than $3 billion in assets and does not (i) have significant off balance sheet exposure, (ii) engage in significant non-banking activities, or (iii) have a material amount of securities registered under the Exchange Act. As a result, NACB qualifies as a small bank holding company under the Federal Reserve’s Small Bank Holding Company Policy Statement and is currently not subject to consolidated regulatory capital requirements.
NCBank is subject to capital adequacy standards adopted by the Federal Reserve, including the capital rules that implemented the Basel III regulatory capital reforms developed by the Basel Committee on Banking Supervision.
For additional discussion and analysis regarding NACB and NCBank’s regulatory capital requirements, please see Note 1 to our audited consolidated financial statements for the year ended December 31, 2025 included in Annex G to this joint proxy statement/prospectus.
Shareholders’ equity increased $877 thousand or 1.3% to $68.5 million at March 31, 2026 compared to $67.7 million at December 31, 2025. During the three months ended March 31, 2026, the increase in shareholders’ equity was primarily attributable to a $812 thousand increase in retained earnings. Shareholders’ equity increased $8.4 million or 14.3% to $67.7 million at December 31, 2025 compared to $59.2 million at December 31, 2024, which was attributable to net income earned during the year, a reduction in accumulated other comprehensive loss, and partially offset by cash dividends paid. Book value per share was $59.47 as of March 31, 2026 compared to $58.78 as of December 31, 2025 and $51.57 as of December 31, 2024.
In February of 2026, NACB’s Board of Directors authorized the extension of NACB’s stock repurchase program. Under the stock repurchase program, NACB may repurchase up to $900,000 of its common stock, par value of $0.01 per share. The stock repurchase program will expire on February 28, 2027, or earlier if all the authorized shares have been repurchased. NACB repurchased no shares of its outstanding common stock under the program during the three months ended March 31, 2026.
Liquidity
Liquidity reflects a financial institution’s ability to fund assets and meet current and future financial obligations. Liquidity is essential in all banks to meet customer withdrawals, compensate for balance sheet fluctuations, and provide funds for growth. Monitoring and managing both liquidity measurements is critical in developing prudent and effective balance sheet management. Management conducts liquidity stress testing on a quarterly basis to prepare for unexpected adverse scenarios and contemporaneously develops mitigating strategies to reduce losses in the event of an economic downturn.
NACB’s principal source of liquidity and funding is its deposit base. The level of deposits necessary to support NACB’s lending and investment activities is determined through monitoring loan demand.
In addition to the liquidity provided by balance sheet cash flows, NACB supplements its liquidity with additional sources such as secured borrowing credit lines with the FHLB and the Federal Reserve Bank of Richmond (FRB). Specifically, NACB has pledged a portion of its investment portfolio, residential real estate, commercial real estate and residential real estate loan portfolios to the FHLB and investment portfolio to the FRB. Based on collateral pledged as of March 31, 2026, the remaining FHLB available borrowing capacity was $223.3 million. Additional borrowing capacity with the FRB was approximately $2.12 million as of March 31, 2026.
At March 31, 2026, NACB had no outstanding FHLB advances.

Total liquidity, defined as cash and cash equivalents, unencumbered securities at fair value, and available secured borrowing capacity, was $304.3 million at March 31, 2026 compared to $335.0 million at December 31, 2025 and $297.3 million at December 31, 2024.
In addition to available secured borrowing capacity, NACB had available federal funds lines with correspondent banks of $26.0 million at March 31, 2026.
Off-Balance Sheet Arrangements
NACB enters into certain off-balance sheet arrangements in the normal course of business to meet the financing needs of its customers. These off-balance sheet arrangements include commitments to extend credit, standby letters of credit and financial guarantees which would impact NACB’s liquidity and capital resources to the extent customers accept and or use these commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. With the exception of these off-balance sheet arrangements, NACB has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on NACB’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, that is material to investors. For additional discussion of the nature, business purpose and elements of risk involved with these off-balance sheet arrangements, please see Note 14 to our audited consolidated financial statements for the year ended December 31, 2025 included in Annex G to this joint proxy statement/prospectus.

INFORMATION ABOUT ODNB
ODNB’s Business
ODNB Financial Corporation was organized as a Virginia corporation in 2022 and is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”) that has elected to be a financial holding company. ODNB conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, Old Dominion National Bank, a nationally chartered bank organized in 2007 (“ODNBank”). ODNB exists primarily for the purpose of holding all of the outstanding stock of ODNBank and of such other subsidiaries as ODNB may acquire or establish. ODNB’s headquarters are located at 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182.
ODNB, through ODNBank, focuses primarily on serving the needs of small and medium-sized businesses and their owners and employees, professionals and their practices, non-profit organizations and consumers. ODNBank serves the Washington, D.C. metro area from its full-service branches in Tysons Corner and Leesburg, Va., as well as communities in Central Virgina from its Albemarle County branches and in South Florida from its Boca Raton office. Centre 1st Bank, a division of ODNBank, serves Pennsylvania and New Jersey from offices in State College, Pennsylvania.
ODNB offers a full spectrum of financial services, ensuring secure access to top-tier technology and personalized solutions to assist its customers in achieving their financial goals. ODNB’s executive leadership, board of directors, and shareholders are united in a vision to develop ODNB into the premier community bank in its markets through excellence in employee engagement, customer service, financial performance, and community involvement. Since the first quarter of 2025, ODNB has operated a full-service wealth management division, with approximately $580 million in total assets under management as of March 31, 2026.
Recent Developments
On July 29, 2026, ODNB announced unaudited preliminary results for the quarter ended June 30, 2026. The discussion below presents highlights of the unaudited preliminary results of operations and financial condition as of and for the periods indicated. While ODNB believes the following financial information fairly presents, in all material respects, its results of operations and financial condition as of and for the quarter ended June 30, 2026, such financial information constitutes preliminary financial results and is not a comprehensive statement of its financial results as of and for such period and has not been audited by its independent registered public accounting firm. The following should be read in conjunction with ODNB’s consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, included as Annex F hereto, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this joint proxy statement/prospectus and any other documents included in the annexes hereto.
ODNB reported net income of $1.6 million for the second quarter ended June 30, 2026, compared to net income of $1.7 million for the second quarter ended June 30, 2025. For the six months ended June 30, 2026, ODNB reported net income of $5.3 million, compared to $3.7 million for the same period in 2025.
Total assets were $1.80 billion at June 30, 2026, compared to $1.62 billion at March 31, 2026, and $1.49 billion at June 30, 2025. Total gross loans were $1.35 billion, $1.32 billion and $1.25 billion, respectively, at June 30, 2026, March 31, 2026 and June 30, 2025. Total deposits were $1.49 billion, $1.32 billion and $1.22 billion, respectively for the same periods.
The allowance for credit losses on loans was $12.4 million, or 0.91% of total gross loans, at June 30, 2026. During the second quarter of 2026, ODNB recorded a partial charge-off of $1.8 million against one nonaccrual commercial real estate loan. This partial charge-off had no impact on second-quarter earnings because a specific credit reserve had been established in a prior period.
Regulatory capital ratios remained well in excess of the minimum levels required to be considered “well capitalized” as of June 30, 2026. The total capital ratio and Tier 1 capital ratio were 14.92% and 13.99%, respectively, at June 30, 2026.

Business Strategy
ODNBank’s business strategy is to provide traditional community banking services utilizing advancements in technology to deliver competitive products with superior service. Through remote technology and a disciplined approach to physical locations, ODNBank seeks to limit the number of branches necessary to serve customers, thereby reducing operating costs and enabling ODNBank to offer more competitive loan and deposit rates.
ODNBank provides a full array of remote business and consumer deposit products, including remote deposit capture, online business and consumer banking, cash management and treasury services for small and medium-sized businesses, and mobile banking, including remote capture and person-to-person banking for consumers. Utilizing these products and services, customers require less physical interaction and receive an enhanced level of service, while ODNBank maintains a lower cost structure that allows it to offer competitive deposit rates.
ODNBank believes that the high turnover and more rigid operating style of large regional banks have created segments of the marketplace that are ready to change their banking relationships. Additionally, growth in residential and commercial activity in ODNBank’s market areas creates opportunities to establish new banking relationships with the individuals and businesses associated with such growth. ODNBank seeks to fill the void created by the consolidation of banks in its market areas by building a community bank with local management that is well positioned to develop and strengthen relationships with commercial and professional customers, nonprofits, and households. The customer’s relationship with their banker, responsiveness, quality of service, and convenience are ODNBank’s top service priorities. ODNBank intends to continue expanding its market position through organic growth, expansion of its relationships with existing customers as well as new customers, and acquisition of seasoned bankers with strong customer relationships. ODNBank pursues a strategy of selective branching, diversification of revenue channels, and other strategic opportunities, while increasing profitability, maintaining strong asset quality and a high level of customer service
ODNBank’s regional community banking teams collaborate to build high-performing regional banking businesses. ODNB’s customer focus includes small and middle-market businesses with annual revenues generally up to $500 million that have a local presence, non-profits, and single and multi-member households in markets with strong community identities. In each banking region, ODNB differentiates itself on the basis of high-touch relationship building, responsiveness, and exceptional service, backed by investments in technology to make banking more convenient for customers.
ODNB believes its success is driven by its mission to build long-lasting, trustworthy relationships with its employees, customers and communities. Through excellence in employee engagement, customer service, financial performance and community involvement, ODNBank seeks to be the premier community bank its markets.
Products and Services
ODNBank offers a full range of deposit, loan, and cash management products and services through its experienced staff and local decision-makers utilizing the latest technology to provide a safe, secure banking experience for its customers. ODNBank targets its commercial banking services to small and medium-sized businesses, professionals, non-profit organizations and associations, and investors living and working in the markets it serves. ODNBank offers digital banking, mobile banking and remote deposit services, which allows customers to facilitate and expedite banking transactions through the use of electronic devices. A sophisticated suite of treasury management products is a key feature of ODNBank’s client focused, relationship driven marketing.
Lending Products
ODNBank provides an array of lending products to small and medium-sized businesses, professionals, investors, associations and others including (i) commercial real estate loans; (ii) commercial construction loans; (ii) commercial loans for a variety of business purposes, such as for working capital, equipment purchases, lines of credit, and government contract financing; (iii) commercial and industrial, asset based lending and accounts receivable financing; (v) home equity lines of credit; and (vi) consumer loans.
Commercial Real Estate Loans.   Commercial real estate loans, which comprise the largest portion of ODNBank’s loan portfolio, are secured by both owner-occupied and investor-owned commercial properties, including multi-family residential real estate. Commercial real estate loans are structured using both variable and fixed rates, with maturities of generally five to ten years. At March 31, 2026, owner-occupied commercial real estate loans represented 8.5% of the loan portfolio. At March 31, 2026, non-owner occupied commercial real estate loans represented approximately 48.6% of the loan portfolio and multi-family residential real estate comprised 8.8% of the portfolio. ODNBank seeks to mitigate lending risks typical of these types of loans, such as declines in real estate values, changes in borrower cash flow and general economic conditions. ODNBank typically allows a maximum loan to value of 80% and requires minimum cash flow and debt service coverages. Personal guarantees are generally required from loan sponsors.
Construction Loans.   Commercial construction loans for the acquisition, development and construction of commercial real estate comprised 9.6% of the loan portfolio at March 31, 2026. Typical commercial construction loans involve property that will ultimately be leased to a non-owner occupant. A relatively small portion of ODNBank’s loan portfolio consists of construction finance for speculative projects, provided they are well-conceived and structured with appropriate interest reserves and analyzed fully. In underwriting commercial construction loans, ODNBank evaluates the expected costs of the transaction, the loan to value ratio, the credit history, cash flows and liquidity of the sponsors, the project and the guarantors, the debt service coverage ratios (which are stressed prior to approval), sources of refinancing, the reputation, experience and qualifications of the parties involved with the project and other factors. Commercial construction loans are generally made on a variable rate basis subject to rate floors, for terms of 12 – 24 months. ODNBank does not typically make commercial construction loans outside of its primary market areas.
Commercial Loans, Government Contracting.   ODNBank originates commercial loans for a variety of business purposes, including working capital, equipment purchases, lines of credit, government contract financing, asset based lending and accounts receivable financing. These loans are a significant and growing portion of the bank’s portfolio, comprising approximately 17.0% of the loan portfolio at March 31, 2026. ODNBank generally requires the owners, managing members, general partners and principals of the borrowing entity to guaranty the repayment of the loan. Commercial loans are typically made with variable or adjustable rates. The cash flow of the borrower is often the principal source of debt service, with a secondary emphasis on other collateral.
ODNBank has developed a special expertise in government contract financing. The bank makes loans to government contractors or subcontractors headquartered in the Washington, D.C. metropolitan area. This area of lending generally involves lines of credit for working capital and operating needs. Government contract borrowers are typically engaged in technology or service businesses, must have an acceptable level of eligible accounts receivable, provide appropriate security to protect the bank’s rights in the accounts receivable or other collateral, and are subject to periodic review and monitoring of their receivables, contract backlog, and contract compliance. The typical government contract borrower is required to maintain its primary deposit relationship with ODNBank, and is often a “net depositor” meaning that the deposits associated with the borrower are often larger than the outstanding balances on lines of credit. Advance rates for lines of credit can be up to 90% of prime eligible government receivables, and lower percentages depending on the nature of the receivables. Government contract loans are typically made with variable or adjustable rates. Lines of credit typically have a one-year term, subject to annual review and renewal. As with other commercial loans, guarantees are typically required.
Consumer Residential.   ODNBank offers portfolio mortgage products as well as residential mortgages available for sale in the secondary market. These mortgage loans generally have loan-to-value ratios of 80% or less, or have private mortgage insurance. From the period January 1, 2026 through March 31, 2026, ODNBank originated and sold two loans, totaling $573.6 thousand, into the secondary market. ODNBank provides HELOCs as a service to our customers and other significant relationships. As of March 31, 2026, HELOCs comprised 1.6%% of total loans.

ODNBank’s lending activities carry the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve and general economic conditions, nationally and in the bank’s market areas, could have a significant impact on results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations in full and in a timely manner, resulting in decreased earnings or losses. Economic conditions may also adversely affect the value and liquidity of the property pledged as security for loans.
ODNBank’s practice is to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of an economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include: carefully enforcing loan policies and procedures, evaluating each borrower’s business plan during the underwriting process and throughout the loan term, detailed annual reviews of the borrower’s financial statements, identifying and monitoring primary and alternative sources for loan repayment, and obtaining collateral to mitigate economic loss in the event of liquidation. Reserves for individually assessed loans are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is employed to proactively estimate loss exposure and provide a measuring system for setting general and individually assessed reserve allocations.
ODNBank’s lending activities are subject to a variety of lending limits imposed by state and federal law. These limits will increase or decrease in response to increases or decreases in the capital levels of the bank. At March 31, 2026, the ODNBank had a legal lending limit of $30.8 million. At March 31, 2026, ODNBank’s average funded loan size outstanding, for commercial real estate (including commercial construction) and commercial loans was $1.5 million and $537 thousand, respectively. In accordance with internal lending policies, ODNBank may sell participations of loans to other banks, which facilitates management of the risk involved in these loans and meets the lending needs of our clients.
Concentrations of Credit Risk.   Most of ODNBank’s lending is conducted with businesses and individuals in the Washington, D.C. metropolitan area, although ODNBank’s central Pennsylvania-based division, Centre 1st Bank, contributes a substantial portion of the bank’s overall loan portfolio. ODNBank’s loan portfolio consists primarily of commercial real estate loans, including construction and land loans, which totaled $897 million and constituted 67.5% of total loans as of March 31, 2026, and commercial and industrial loans, including loans to government contractors, which totaled $233 million and constituted 17.5% of total loans as of March 31, 2026. Management believes the allowance for credit losses is adequate to cover expected losses in its loan portfolio as of March 31, 2026.
Comprehensive risk management practices and appropriate capital levels are essential elements of a sound commercial real estate lending program. A concentration in commercial real estate adds a dimension of risk that compounds the risk inherent in individual loans. The federal banking agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution’s total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution’s total risk-based capital and the institution’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. ODNBank has a concentration in commercial real estate loans, and has experienced growth in its commercial real estate portfolio in recent years. As of March 31, 2026, commercial real estate loans as defined for regulatory purposes represented 314% of total risk-based capital. Of those loans, commercial construction, development and land loans represented 67.4% of total risk-based capital. Owner-occupied commercial real estate loans represented an additional 54.9% of total risk-based capital. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to the bank’s commercial real estate portfolio.
Deposit Products
ODNBank offers a wide array of deposit products for individuals, professionals, government contractors and other businesses, including interest and noninterest-bearing transaction accounts, certificates of deposit, savings, and money market accounts. ODNBank is a relationship-based bank, and maintenance of significant deposit relationships is a factor in the decision to make loans and the pricing of its products.
ODNBank also offers a sophisticated treasury management and digital banking platform that allows commercial customers to view balances, initiate payments, pay bills (including positive pay), issue stop payments, reconcile accounts and set up custom alerts. Online wires, ACH (including positive authorization), remote capture, cash disbursement and cash concentration are additional service options available to ODNBank’s business customers. The bank provides customers with a sophisticated escrow management product which facilitates and simplifies management of multiple escrow balances. ODNBank also provides secure credit card processing and merchant services, with reporting tailored to customer needs. Additionally, the bank offers online and mobile banking products to consumer depositors to complement its branch network.
Other Services
ODNBank also offers sophisticated brokerage and financial advisory services to customers through its Wealth Management Division. The Division, launched in early 2005, leverages the expertise and experience of two seasoned professional financial advisors operating from the ODNB Wealth Management Office in the Philadelphia, Pennsylvania suburbs. As of March 31, 2026, the Wealth Division had a total of $580 million in assets under management.
Market Area
ODNB is focused on continued growth and expansion in each of its four primary market areas.
Greater Washington, D.C.
ODNBank operates in one of the most economically dynamic and wealthy regions of the Washington-Baltimore-Arlington, DC-VA-MD-WV-PA Combined Statistical Area (“Washington CSA”), focusing primarily on the Virginia Counties of Fairfax and Loudoun, and the independent cities located within those counties, as well as Washington, D.C. and its Maryland suburbs. As of June 30, 2025, the Washington CSA had total deposits of $314.7 billion, based on Federal Deposit Insurance Corporation (the “FDIC”) data.
The unemployment rate in the Washington CSA has generally remained below the national average for the last several years, as the region has the benefit of a highly trained and educated workforce concentrated in government and professional service businesses. These factors, along with the ability of the regional infrastructure to support remote work, have provided greater resilience for the overall employment metrics for the market.
In addition to the presence of the federal government, the Washington CSA is defined by attractive market demographics, including strong household incomes, dense populations and the presence of a diverse group of large and small businesses. According to the U.S. Census Bureau, the region is home to four of the top ten most highly educated counties in the nation and four of the top ten most affluent counties, as measured by household income. As of December 31, 2025, the Washington CSA had a median household income of $126.2 thousand, which ranks as eighth highest among all CSAs nationally, and a population of 6.44 million. The Virginia and Maryland localities within the Washington CSA in which ODNBank primarily operates, have higher median household incomes than the Washington CSA as a whole and both reported unemployment rates of 3.8%, as of December 31, 2025. The significant presence of national and international businesses make the Washington CSA one of the most economically vibrant and diverse markets in the country. The Washington CSA is currently home to 20 Fortune 500 companies, including eight based in Fairfax County.
Central Virginia
ODNB maintains branch offices in Scottsville and Charlottesville, Virginia, serving Albemarle County and surrounding communities in Central Virginia. Charlottesville offers an attractive demographic profile supported by Charlottesville’s status as home to the University of Virginia, with a median household income of approximately $75,000, and 63% of the adult population having attained bachelor’s degrees. ODNB’s strategy for this market includes recruiting a commercial banking leader for the Charlottesville market and surrounding areas, and continuing to seek a top-10 deposit market share in Albemarle County’s most attractive, growing communities.
Central Pennsylvania
ODNBank serves customers in Centre County, Pennsylvania and surrounding areas through Centre 1st Bank, a wholly owned division of ODNBank. Centre 1st Bank operates from offices in State College, Pennsylvania and serves customers in Pennsylvania and New Jersey. State College is anchored by Pennsylvania State University, driving $15.8 billion of annual economic impact and supporting nearly 110,000 jobs statewide. The region pairs educational accomplishment with economic stability, with 68% of the adult population having attained bachelor’s degrees and an unemployment rate of 2.8% as of April 2026. Centre 1st is supported by a local advisory board representing more than twenty professionals with strong ties to the business community.
Southeast Florida
ODNBank also maintains a branch office in Boca Raton, Florida, to serve customers in South Florida and to support the bank’s initiative to provide banking and related financial services to the title industry. The establishment of the physical Florida location was key to the bank’s ability to serve its existing Florida-based title customers and to expand into the market. At March 31, 2026, ODNB had total deposits of $123.3 million attributable to its title and escrow business.
Risk Management
Risk management describes the strategies ODNBank employs to identify, measure, monitor, evaluate and manage the risks faced in the course of its banking activities. These include liquidity, interest rate, credit, operational, compliance, regulatory, strategic, financial and reputational risk exposures. ODNBank’s board of directors and executive management team have created a risk-conscious culture that is focused on quality growth, which starts with capable and experienced risk management teams and an infrastructure able to address evolving risks, as well as the changing regulatory and compliance landscape. ODNBank’s risk management approach employs comprehensive policies and processes to establish robust governance.
ODNBank’s board of directors is responsible for adopting and overseeing the implementation of the bank’s risk management program, as well as establishing an overall risk appetite and risk management strategy. The board of directors has established an Enterprise Risk Management and Compliance Committee that meets quarterly to receive and review routine risk management reporting from management, review and approve operating policies and procedures, and receive updates on changes in law and regulation that impact risk to the bank. The Committee reports directly to ODNBank’s board of directors on the risks and control environment effectiveness in relation to the approved risk appetite.
Credit risk is the risk that borrowers or counterparties will be unable or unwilling to repay their obligations in accordance with the underlying contractual terms and the risk that credit assets will suffer significant deterioration in market value. ODNBank manages and controls credit risk in its loan portfolio by adhering to well-defined underwriting criteria and account administration standards established by management and approved by the board of directors. ODNBank’s written loan policies document underwriting standards, approval levels, exposure limits, and other limits or standards deemed necessary and prudent. ODNBank management actively manages portfolio diversification across borrower, product, and geographic strata to identify, monitor and mitigate concentration risk. In addition, ODNBank employs an independent credit review process to obtain an independent assessment of compliance with policies, risk rating standards, and other critical credit information. ODNBank’s management and board of directors place significant focus on maintaining a healthy risk profile while ensuring sustainable growth. The bank’s risk appetite seeks to balance the risks necessary to achieve growth and operate in a safe and sound manner.
ODNBank’s management of interest rate and liquidity risk is overseen by the Asset and Liability Committee, based on a risk management infrastructure and core operating principles set forth in the board-approved committee charter. In particular, the committee reviews financial performance, trends, and significant variances to budget; reviews and recommends for board approval risk limits and tolerances;

reviews ongoing monitoring and reporting regarding the bank’s performance with respect to these areas of risk, including compliance with board-approved risk limits and stress-testing; ensures annual back-testing and independent validation of models at a frequency commensurate with risk level; reviews all hedging strategies and recommends changes as appropriate; reviews and recommends the contingency funding plan; and establishes wholesale borrowing limits. The committee receives and reviews quarterly detailed balance sheet management reports from its independent third-party consultant.
Investment Portfolio
ODNBank’s investment securities portfolio is primarily maintained as an on-balance sheet contingent source of liquidity to fund loans and meet the demands of depositors, and provides additional interest income. ODNBank currently classifies the majority of its investment securities as available-for-sale. ODNBank’s investment policy authorizes investment primarily in securities of the U.S. government and its agencies, mortgage-backed securities and collateralized mortgage obligations issued and fully backed by U.S. government agencies, securities of municipalities and to a lesser extent corporate bonds and other obligations, in each case meeting identified credit standards. The securities portfolio, along with certain loans, may also be used to collateralize public deposits, Federal Home Loan Bank of Atlanta (“FHLB”) borrowings, and Federal Reserve Bank of Richmond (“FRB”) borrowings. ODNBank manages its investment portfolio according to written investment policies approved by the board of directors. The investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk and interest rate risk, which is reflected in the yields obtained on those securities.
Competition
The banking business in ODNBank’s market areas is highly competitive with respect to both loans and deposits. ODNBank faces competition in its market areas from many other local, regional, and national financial institutions, as well as from non-bank financial institutions. Competition among financial institutions is based on interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the quality and scope of services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. ODNBank competes with commercial banks, credit unions, savings institutions, mortgage banking firms, finance companies, including financial technology (fintech) companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, and regional and national financial institutions that operate offices in ODNBank’s market areas and elsewhere.
Among the advantages that larger banks and financial institutions have over ODNB are their ability to finance extensive advertising campaigns, offer a broader range of products and services, and allocate investment assets to regions of highest yield and demand over a more diverse geographic area. The ability of non-banking financial institutions to provide services previously limited to commercial banks has further intensified competition. Because nonbank financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures. In addition, technology advances have lowered the barriers to entry for fintech companies, giving customers a growing variety of traditional and non-traditional alternatives.
ODNBank competes by emphasizing customer service and technology, establishing long-term customer relationships and building customer loyalty, and providing products and services tailored to the specific needs of ODNBank’s customers. ODNBank targets individual and small- to medium-sized business customers, which generally establishes a more durable deposit base. ODNBank does not depend upon a single customer or industry, the loss of which would have a material adverse effect on ODNBank’s financial condition.
ODNBank believes that its prompt response to lending requests, local decision-making, and the accessibility of senior management to customers distinguish ODNBank from other area financial institutions. In order to compete with other financial institutions in its primary service areas, ODNBank relies principally upon local promotional activities, personal contact by its officers, directors, employees, and stockholders, and its ability to offer specialized services to customers.

Properties
ODNB’s principal offices are located at 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182. ODNB currently has six branches, four of which are located in Virginia, one of which is located in State College, Pennsylvania, and one of which is located in Boca Raton, Florida.
As of the date of this joint proxy statement/prospectus, ODNB, through its subsidiaries, owns or leases the following buildings and office space:
Main Office — Loan Production Office 8607 Westwood Center Drive, Suite 440 Tysons Corner, VA 22182	Charlottesville Branch 852 W Main Street Charlottesville, VA 22903
Tyson Corner Branch 8601 Westwood Center Drive Tysons Corner, VA 22182	Scottsville Branch 110 Scottsville Center Scottsville, VA 24590
Leesburg Branch 106 Harrison Street SE, Suite 100 Leesburg, VA 20175	Centre 1st Branch 1276 North Atherton Street State College, PA 16803
ODNB Wealth Management 354 W Lancaster Avenue Haverford, PA 19041	State College PA Loan Production Office 1965 Waddle Road State College, PA 16803
Washington, DC (ATM Only) 1416 P Street, N.W. Washington, DC 20005	Boca Raton Branch 6699 N Federal Highway, Suite 104 Boca Raton, FL 33487
All of the foregoing properties are used by ODNB in the normal course of its business. ODNB believes all of these properties are in good operating condition and are adequate for ODNB’s present levels of operation.
Employees
As of March 31, 2026, ODNB had 102 full-time and one part-time employee. None of ODNB’s employees are covered by a collective bargaining agreement, and ODNB’s management considers relations with its employees to be good.
Legal Proceedings
In the ordinary course of its operations, ODNB and its subsidiaries are parties from time to time to various legal proceedings. Based on the information presently available, ODNB’s management believes that there are no pending or threatened legal proceedings against ODNB that, if determined adversely, would, in the aggregate, have a material adverse effect on the business, the financial condition, or the results of operations of ODNB.
Regulation and Supervision
Bank holding companies and national banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations that affect ODNB and ODNBank or will affect the continuing corporation and the continuing bank. This summary contains what management believes to be the material information related to the supervision and regulation of ODNB, ODNBank, the continuing corporation and the continuing bank but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of ODNB, ODNBank, the continuing corporation and the continuing bank by regulatory agencies are intended primarily for the protection of depositors rather than shareholders of ODNB or the continuing corporation. We cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of ODNB, ODNBank, the continuing corporation or the continuing bank may be affected by a statute or regulation. This discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on the business and prospects of ODNB, ODNBank, the continuing corporation and the continuing bank.
General Regulatory and Supervisory Considerations.   As a bank holding company, ODNB is, and the continuing corporation will be, subject to regulation under the BHCA, and to the regulation, supervision, examination and reporting requirements of the Federal Reserve. Additionally, ODNB is, and the continuing corporation will be, registered under the bank holding company laws of Virginia and subject to the supervision, regulation and examination by the VA BFI. In addition to regulation and supervision by the Federal Reserve, ODNB, and then the continuing corporation, will become reporting companies under the Exchange Act and will be required to file reports with the SEC and otherwise comply with federal securities laws. We also anticipate that the continuing corporation will be subject to the rules of Nasdaq upon listing its securities on Nasdaq at Closing. As a national bank, ODNBank is, and the continuing bank will be, subject to the regulation, supervision, examination and reporting requirements of the OCC, as its primary federal regulator, and the FDIC, as its deposit insurer. Such regulation covers all aspects of the banking business, including lending practices, safeguarding deposits, capital structure, transactions with affiliates, and conduct and qualifications of personnel.
Examinations by regulators consider not only compliance with applicable laws, regulations, and supervisory policies of the respective agency, but also capital levels, asset quality, risk management effectiveness, the ability and performance of management and the board of directors, the effectiveness of internal controls, earnings, liquidity, and various other factors. Following examinations by banking agencies, ODNB and ODNBank receive, and the continuing corporation and the continuing bank will receive, supervisory findings and ultimately are, and will be, assigned supervisory ratings. Examination reports, supervisory ratings, and other actions under this supervisory framework, which are considered confidential supervisory information, can impact the conduct, growth, and profitability of ODNB’s and the continuing corporation’s consolidated operations, possible to a significant degree. Adverse supervisory findings can affect ODNB’s and the continuing corporation’s strategic plan and activities, restrict growth, and increase costs, whether through required corrective actions or the imposition of penalties or fines.
The scope of the laws and regulations, and the intensity of the supervision to which ODNB is and the continuing corporation will be subject may change from time to time. The timing and impact of any changes to the regulatory, enforcement, and supervisory priorities of the federal bank regulatory agencies is not known at this time. Changes in applicable law or regulation, and in their application by regulators, may have a material effect on the business of ODNB or the continuing corporation and ODNBank or the continuing bank. ODNB, ODNBank, the continuing corporation and the continuing bank will continue to closely monitor developments and changes.
Federal Bank Holding Company Regulation and Structure.   The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before, among other things:
•
it may acquire direct or indirect ownership or control of any voting securities of any other bank holding company if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of any class of voting securities of the other bank holding company;

•
it may acquire direct or indirect ownership or control of any voting securities of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of any class of voting securities of the bank;

•
it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•
it may merger or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved, the convenience and needs of the communities to be served, the effectiveness of the parties in combatting money laundering activities, and whether the transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the CRA, both of which are discussed in more detail elsewhere in this joint proxy statement/prospectus.
Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require a company or other person to obtain regulatory approval or non-objection prior to acquiring “control” of a bank holding company or bank. Under either statute, a person has control of a bank holding company or bank if the person owns or controls 25% or more of any class of voting securities of the bank holding company or bank. Further, under Federal Reserve regulations, a company owning between 5% and 25% of any class of a bank holding company’s voting securities may be deemed to control a bank holding company under the BHCA based on established tiered presumptions that consider the full facts and circumstances of the relationship between a company and the subject bank holding company. Factors impacting a control determination include director representation, business relationships between the two companies, senior management interlocks, contractual limits on major operational or policy decisions of the bank holding company, and total equity ownership. Different presumptions of control apply as a company’s ownership of a class of voting securities in the bank holding company increases from 5%, to 10%, and to 15%. The regulations provide a procedure for challenging rebuttable presumptions of control.
Under the BHCA, a company with control over a bank or bank holding company generally must register as a bank holding company. The BHCA generally prohibits a bank holding company from engaging in, or acquiring control of a company engaged in, activities other than banking, managing or controlling banks or other permissible subsidiaries, and those activities that the Federal Reserve has determined to be closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.
Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the CRA rating of each subsidiary bank must be “Satisfactory” or better. A financial holding company generally must continue to satisfy these standards to avoid limitations on engaging in expanded financial activities. ODNB has elected to be treated as a financial holding company.
ODNB is and the continuing corporation will be required to act as a source of financial strength for ODNBank and the continuing bank, respectively, and to commit resources to support ODNBank and the continuing bank, respectively. This long-standing Federal Reserve doctrine was codified by the Dodd-Frank Act, which requires a bank holding company to provide financial assistance to any insured depository institution that it controls in the event of the financial distress of the insured depository institution. This support may be required at times when ODNB or the continuing corporation might not be inclined to provide it. In addition, any capital loans made by ODNB to ODNBank or the continuing corporation to the continuing bank will be repaid only after ODNBank’s or the continuing bank’s deposits and various other obligations are repaid in full.
Change in Bank Control Act.   The acquisition of 10% or more of a bank holding company’s outstanding common stock may, in certain circumstances, require non-objection of the Federal Reserve under the Change in Bank Control Act of 1978 (“Change in Bank Control Act”). The OCC has also adopted a regulation pursuant to the Change in Bank Control Act that generally requires persons who at any time intend to acquire control of a national bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the OCC. Control is presumed to exist, although it is rebuttable, if a person acquires 10% or more, but less than 25% of any class of voting securities and either:

•
the covered institution (i.e., the bank or bank holding company, as applicable) has registered securities under Section 12 of the Exchange Act; or

•
no other person owns, controls, or holds the power to vote a greater percentage of that class of voting securities immediately after the transaction.

The regulations provide a procedure for challenging rebuttable presumptions of control.
Bank Merger Act.   The Bank Merger Act generally requires the prior written approval of the OCC before any national bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a national bank. The Bank Merger Act prohibits the OCC from approving any proposed merger transaction that would result in a monopoly or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the OCC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the OCC finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.
In every proposed merger transaction, the OCC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches, and the risk to the stability of the United States banking or financial system.
State Law.   ODNB is, and the continuing corporation will be, required to maintain registration as a bank holding company with the VA BFI. Applicable Virginia bank holding company laws generally limit the activities of a bank holding company to managing or control banks, or any other activity that is closely related to managing or controlling banks. Additionally, subject to certain exceptions, ODNB and the continuing corporation may not acquire control over another bank or bank holding company or consummate a merger or other combination transaction with another company without the prior approval of the VA BFI.
Payment of Dividends and Other Restrictions.   ODNB is, and the continuing corporation will be, a legal entity separate and distinct from ODNBank and the continuing bank, respectively. The National Bank Act and related federal regulations govern the permissibility of dividends and capital distributions by a national bank. As a national bank, ODNBank’s Board of Directors may not declare, and ODNBank may not pay, any dividend in an amount greater than the sum of current period net income and retained earnings. A distribution in excess of that amount is a reduction in permanent capital, and ODNBank would need to follow the applicable procedures set forth in OCC regulations and guidance. Further, ODNBank’s Board of Directors may not declare a dividend if paying the dividend would result in ODNBank being undercapitalized under the OCC’s Prompt Corrective Action rule.
ODNBank also must obtain prior approval from the OCC to pay a cash dividend if the dividend would exceed the sum of current period net income and retained earnings from the past two years, after deducting the following transactions during that period: (i) any dividends previously declared, (ii) extraordinary transfers required by the OCC, and (iii) payments made for the retirement of preferred stock. This calculation is performed on a rolling basis as described in the OCC’s earnings limitation regulations.
The continuing bank will be subject to these same requirements and limitations.
Notwithstanding these various legal and regulatory limitations on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for ODNB is, and for the continuing corporation will be, proceeds from capital raising activities, and dividends from ODNBank and the continuing bank, respectively. The relevant federal and state regulatory agencies also have authority to prohibit a state bank or bank holding company, which would include ODNBank, ODNB, the continuing bank and the continuing corporation, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.
According to guidance from the Federal Reserve, a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve supervisory guidance also indicates that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends.
Generally, a bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve. This prior notice requirement does not apply to any bank holding company that meets certain “well-capitalized” and “well-managed” standards and is not the subject of any unresolved supervisory issues. Pursuant to regulatory guidance, bank holding companies are also expected to consult with the Federal Reserve prior to proposed repurchases of common stock or other regulatory capital instruments, notwithstanding whether any formal prior written notice is required under applicable regulations.
Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.
Capital Adequacy and Risk-Based Capital Requirements.   The Federal Reserve, the OCC and the FDIC have adopted risk-based capital adequacy guidelines for bank holding companies and banks, such as ODNB, the continuing corporation, ODNBank and the continuing bank. These rules include risk-based capital requirements, the calculation of which involves a process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the bank’s capital base. An OCC-supervised institution’s regulatory capital components are (i) common equity Tier 1 capital, (ii) additional Tier 1 capital and (iii) Tier 2 capital.
Under the generally applicable capital requirements of the Federal Reserve and the OCC, bank holding companies (subject to certain exceptions) and banks are required to maintain a minimum common equity Tier 1 capital ratio of at least 4.5%, a Tier 1 risk-weighted capital ratio of at least 6%, a total risk-based capital ratio of at least 8%, and a Tier 1 leverage ratio of at least 4%. In addition, banking organizations are required to maintain a “capital conservation buffer” of 2.5% above the minimum risk-based capital requirements in order to avoid limits on capital distributions (such as dividends and equity repurchases) and certain discretionary bonus payments. The capital conservation buffer is designed to absorb losses during periods of economic stress and is comprised entirely of common equity Tier 1 capital.
Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits and certain other restrictions on its business, such as the denial of approval to acquire or establish additional banks or non-bank businesses or the opening of new facilities. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.
Effective January 1, 2020, the federal banking agencies established an optional, simplified measure of capital adequacy for qualifying community banking organizations in lieu of the generally applicable capital rules, consistent with section 201 of the Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”). The community bank leverage ratio (“CBLR”) framework is designed to reduce burden by removing the requirements for calculating and reporting risk-based capital ratios for qualifying community banking organizations that opt into the framework. A qualifying community banking organization is defined as having less than $10 billion in total consolidated assets, off-balance sheet exposures of 25% or less of total consolidated assets, and trading assets and liabilities of 5% or less of total consolidated assets. Qualifying community banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than 8% are considered to have satisfied the risk-based and leverage capital requirements in the generally applicable capital adequacy rules. In addition, these institutions are considered to have met the well-capitalized ratio requirements for purposes of the prompt corrective action framework of the FDI Act, which is described below. ODNB has not opted into, and the continuing corporation does not expect to opt into, the CBLR framework, and, therefore, ODNB remains, and the continuing corporation will remain, subject to the risk-based and leverage capital requirements in the generally applicable capital adequacy rules.
The EGRRCPA also expanded the category of bank holding companies that may rely on the Federal Reserve’s Small Bank Holding Company Policy Statement by raising the maximum amount of assets a qualifying bank holding company may have from $1 billion to $3 billion. In addition to meeting the asset threshold, a bank holding company must not engage in significant nonbanking activities, not conduct significant off-balance sheet activities, and not have a material amount of debt or equity securities outstanding and registered with the SEC (subject to certain exceptions). The Federal Reserve may, in its discretion, exclude any bank holding company from the application of the Small Bank Holding Company Policy Statement if such action is warranted for supervisory purposes. As of March 31, 2026, ODNB’s total consolidated assets were $1.62 billion, and accordingly, ODNB qualified as a small bank holding company under the Federal Reserve’s policy statement. It is anticipated that the continuing corporation will also qualify as a small bank holding company under the Federal Reserve’s policy statement.
The FDI Act requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” These terms are defined under uniform regulations issued by each of the federal banking agencies. A depository institution’s capital tier will depend on how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of the latest fiscal year reporting period, ODNBank was well capitalized under the above capital thresholds.
Various regulatory consequences apply if a bank is less than “well capitalized.” For instance, an insured bank that is not “well capitalized” generally may not accept brokered deposits without obtaining a waiver from the FDIC.
Additionally, the FDI Act generally prohibits a bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”
“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

Safety and Soundness.   There are a number of obligations and restrictions imposed on bank holding companies and their subsidiary banks by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the DIF in the event of a depository institution insolvency, receivership or default.
Under the FDI Act, the federal bank regulatory agencies have adopted guidelines prescribing safety and soundness standards relating to capital management, internal controls and information systems, internal audit systems, information systems, data security, loan documentation, credit underwriting, interest rate exposure and risk management, vendor management, corporate governance, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and characterize compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer or employee, director or principal shareholder. In addition, the federal banking agencies have adopted regulations that authorize but do not require an agency to order an institution that has been given notice by the agency that it is not in compliance with any of the safety and soundness standards to submit a compliance plan. If after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types, including those that may limit growth or capital distributions.
Acquisitions.   ODNB is, and the continuing corporation will be, required to comply with numerous laws related to acquisition activity should it elect to pursue a strategic acquisition or combination. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Further, the Bank Merger Act requires approval from the OCC prior to ODNBank or the continuing bank merging with or acquiring the deposits of another bank. Current federal law generally authorizes interstate acquisitions of banks and bank holding companies without geographic limitation when the acquirer satisfies certain conditions, such as being well capitalized and well managed. Furthermore, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitation.
Branching.   Subject to certain limitations, federal statutes and OCC regulations permit national banks to establish branches in any state of the United States. With OCC approval, a national bank may open an interstate de novo branch in any state that permits the establishment of a branch by a bank chartered in such state, subject to applicable state law limitations.
FDIC Insurance Assessments.   The FDIC insures the deposits of ODNBank, and will insure the deposits of the continuing bank, up to prescribed limits for each depositor. While not ODNBank’s or the continuing bank’s primary regulator, the FDIC, as insurer of ODNBank’s and the continuing bank’s deposits, imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order poses a serious risk to the DIF. The FDIC also has authority to initiate enforcement actions against any FDIC-insured institution after giving its primary federal regulator the opportunity to take such action, and may seek to terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition. Finally, the FDIC may terminated deposit insurance upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OCC.
The deposits of ODNBank are, and the deposits of the continuing bank will be, subject to the deposit insurance premium assessments of the Deposit Insurance Fund, or DIF. The assessment paid by each DIF member institution is calculated by multiplying an institution’s assessment rate by its assessment base. An institution’s assessment base and assessment rate are determined each quarter. Since 2011, the FDIC has defined a bank’s assessment base as its average consolidated total assets minus its average tangible equity.

The method for determining a bank’s risk-based assessment rate differs for small banks and large banks. Small banks, such as ODNBank and the continuing bank, are assigned an individual rate based on a formula using financial data and CAMELS ratings. A bank’s CAMELS ratings are assigned by its state and federal banking regulators based on such regulators’ periodic evaluation and rating of six essential components of an institution’s financial condition and operations. These component factors address the adequacy of capital (C), the quality of assets (A), the capability of management (M), the quality and level of earnings (E), the adequacy of liquidity (L), and sensitivity to market risk (S). For established small banks (those insured for five or more years), initial base assessment rates currently range from five to 32 basis points, with the initial assessment rates subject to adjustments that could increase or decrease the total base assessment rates. Possible adjustment to the initial assessment rates include: (1) a decrease of up to five basis points for long-term unsecured debt, including senior unsecured debt and subordinated debt; and (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment (“DIDA”).
ODNB’s total FDIC insurance assessments during 2025 and 2024 were $1.2 million and $1.0 million, respectively.
Community Reinvestment Act.   The CRA requires that, in connection with examinations of insured depository institutions within their respective jurisdictions, the federal banking agencies must evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. A bank’s CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities, and a CRA rating of less than “Satisfactory” may adversely affect the ability of a bank or its parent company to engage in such transactions. The FDIC’s evaluation of ODNBank’s record of performance under the CRA is publicly available. ODNBank received a “Satisfactory” rating at its last CRA examination.
Consumer Protection Laws.   ODNBank is, and the continuing bank will be, subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act, the Dodd-Frank Act’s prohibition on unfair, deceptive, or abusive acts or practices, and state law counterparts. Failure to comply with these laws and regulations may subject ODNB and the continuing bank to various penalties or enforcement actions. Failure to comply with consumer protection requirements may also result in delays in obtaining or failure to obtain any required bank regulatory approval for proposed merger or acquisition transactions.
Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ non-public personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.
Dodd-Frank Act.   Following the Great Recession of 2007 – 2009, the financial services industry experienced broad regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law in 2010 and implemented many new changes in the way financial and banking operations are regulated in the United States, including through mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies, and imposing numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act also provided for the creation of the Consumer Financial Protection Bureau, or the CFPB, which has supervisory and examination authority over banking organizations with greater than $10 billion in total assets as well as various non-bank providers with respect to certain federal consumer protection laws and regulations. The CFPB also is authorized to issue regulations designed to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.
Additional Legislative and Regulatory Matters.   The Bank Secrecy Act of 1970, or the BSA, and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, require each financial institution: (i) to establish an effective anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.
The Treasury Department’s Office of Foreign Assets Control (“OFAC”) administers and enforces economic and trade sanctions against targeted foreign countries and persons, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons that are the target of sanctions, including the List of Specially Designated Nationals and Blocked Persons. Financial institutions are responsible for, among other things, blocking accounts of and transactions with sanctioned persons and countries, prohibiting unlicensed trade and financial transactions with them, and reporting blocked and rejected transactions after their occurrence. If ODNB, the continuing corporation, ODNBank or the continuing bank finds a name or other information on any transaction, account or wire transfer that is on an OFAC list or that otherwise indicates that the transaction involves a target of sanctions, ODNB, the continuing corporation, ODNBank or the continuing bank generally must freeze or block such account or transaction, file a suspicious activity report, and notify the appropriate authorities.
Banking regulators examine banks for compliance with the BSA, USA PATRIOT Act, and economic sanctions regulations administered by OFAC, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing and comply with OFAC sanctions, or to comply with relevant laws and regulations, could have serious legal, reputational and financial consequences for the institution.
The Sarbanes-Oxley Act mandated for public companies a variety of reforms intended to address corporate and accounting fraud and provided for the establishment of the Public Company Accounting Oversight Board (“PCAOB”) which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement and increases the oversight and authority of audit committees of publicly traded companies. As a public company, ODNB and then the continuing corporation will be subject to the periodic reporting requirements of the Exchange Act.
Fiscal and Monetary Policy.   Banking is a business that depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of ODNB, the continuing corporation, ODNBank and the continuing bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of ODNB, the continuing corporation, ODNBank and the continuing bank. Banking legislation and regulations may limit ODNB, the continuing corporation, ODNBank and the continuing bank’s growth and the return to their investors by restricting certain of their activities.
In addition, capital requirements could be changed and have the effect of restricting the activities of ODNB, the continuing corporation, ODNBank and the continuing bank or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of ODNB, the continuing corporation, ODNBank or the continuing bank.
FHLB Membership.   ODNBank is a member of the FHLB of Atlanta, which is one of 11 regional FHLBs. We anticipate that the continuing bank will also be a member of the FHLB of Atlanta. The essential mission of the FHLBs is to provide liquidity to their members to support housing finance and community development. Each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and makes advances to members in accordance with policies and procedures established by the Board of Directors of the FHLB and subject to the oversight of the Federal Housing Finance Agency. All advances from an FHLB are required to be fully secured by sufficient collateral as determined by the FHLB.
Real Estate Lending Evaluations.   The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans, among other things.
Commercial Real Estate Concentrations.   ODNB’s and the continuing corporation’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on their concentration of commercial real estate loans. The federal banking regulators have issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multi-family property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:
•
total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•
total CRE loans (excluding loans secured by owner-occupied properties) represent 300% or more of the institution’s total capital and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more during the prior 36 months.

As of March 31, 2026, ODNB’s C&D concentration as a percentage of total capital was 67.4% and ODNB’s CRE concentration, net of owner-occupied loans, as a percentage of total capital was 314%. The foregoing concentrations are within the approved concentration guidelines established by ODNBank’s Board of Directors.
Mortgage Banking Regulation.   In connection with making mortgage loans, ODNBank is, and the continuing bank will be, subject to rules and regulations that, among other things, establish standards for loan origination and servicing, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers, in some cases restrict certain loan features and fix maximum interest rates and fees, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level, and establish requirements for servicing mortgage loans including loan mitigation. ODNBank’s mortgage origination activities are, and the continuing bank’s mortgage origination activities will be, subject to the Equal Credit Opportunity Act, Truth in Lending Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, and Home

Ownership Equity Protection Act, and the regulations promulgated under these acts, among other state and federal laws, regulations and rules.
Additionally, ODNB’s mortgage origination activities are, and the continuing corporation’s mortgage origination activities will be, subject to Regulation Z, which implements the Truth in Lending Act. Certain provisions of Regulation Z require creditors to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Alternatively, mortgage lenders can originate “qualified mortgages,” which are generally defined as mortgage loans without negative amortization, interest-only payments, balloon payments, terms exceeding 30 years, and points and fees paid by a consumer equal to or less than 3% of the total loan amount. Under the EGRRCPA, most residential mortgages loans originated and held in portfolio by a bank with less than $10 billion in assets will be designated as “qualified mortgages.” Higher-priced qualified mortgages (e.g., subprime loans) receive a rebuttable presumption of compliance with ability-to-repay rules, and other qualified mortgages (e.g., prime loans) are deemed to comply with the ability-to-repay rules. ODNBank originates first mortgage loans that comply with Regulation Z’s “qualified mortgage” rules. ODNBank also originates second mortgages, or equity loans, and these loans do not conform to the qualified mortgage criteria but comply with applicable ability-to-repay rules. It is currently anticipated that the continuing bank will also originate first mortgage loans that comply with Regulation Z’s “qualified mortgage” rules, as well as second mortgages.
Transactions with Affiliates.   ODNBank is, and the continuing bank will be, required to comply with Sections 23A and 23B of the Federal Reserve Act, which establish parameters for a bank to conduct “covered transactions” with its affiliates, with the objective of limiting risk to the bank. Generally, Sections 23A and 23B (i) limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus, and limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of the bank’s capital stock and surplus, and (ii) require that all “covered transactions” and certain other affiliates transactions be on terms substantially the same, or at least as favorable, to the bank or its subsidiary as those that would be provided to a non-affiliate. The term “covered transaction” includes the making of loans to the affiliate, purchase of assets from the affiliate, issuance of a guarantee on behalf of the affiliate and several other types of transactions.
Limitations on Incentive Compensation.   In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in by the FDIC and the OCC. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.
Section 956 of the Dodd-Frank Act requires the appropriate federal regulators (defined as the FDIC, the OCC, the Federal Reserve, the Federal Housing Finance Agency, the National Credit Union Administration, and the SEC) to jointly prescribe regulations or guidelines with respect to incentive-based compensation practices at certain financial institutions, which would include financial institutions like ODNBank and the continuing bank with more than $1 billion in assets. Proposals to implement Section 956 of the Dodd-Frank Act have been proposed in the past by the required federal regulators, but not adopted in final form. Whether or when all the required agencies will finalize the proposal is uncertain, and we are unable to determine at this juncture whether the proposal would materially impact ODNBank’s or the continuing bank’s business or incentive compensation arrangements.

Privacy and Data Security.   ODNB and ODNBank are, and the continuing corporation and the continuing bank will be, subject to complex and evolving laws and regulations governing the privacy and security of personal information associated with consumers, prospective, current and former customers, employees and contractors, and other individuals. For example, financial institutions are required by Title V of the Gramm-Leach-Bliley Act of 1999 (the “GLBA”) to disclose certain information to consumers regarding their privacy and security practices with respective to personal information. The GLBA imposes additional requirements, including restrictions on when and to which entities financial institutions may disclose personal information and how personal information can be used, as well as data security requirements. Another example of a federal privacy law with which we must comply is the Fair Credit Reporting Act, which imposes requirements on our use of consumer reports.
In addition to federal privacy and data security laws and regulations, numerous state laws and regulations govern the privacy and security of personal information, and state legislatures have been actively considering and enacting new legislation. For example, some states have enacted financial privacy laws and regulations that are similar to the GLBA’s privacy requirements. Many states have enacted comprehensive privacy laws, such as the California Consumer Privacy Act and the Virginia Consumer Data Protection Act. To the extent applicable, these laws and regulations may impose additional and/or different requirements than federal law, may present implementation challenges, could be an enforcement priority for the state regulators, and could generate increased lawsuits by consumers and other individuals.
Additionally, ODNB and ODNBank are, and the continuing corporation and the continuing bank will be, subject to laws and regulations governing their responses to data branches, cybersecurity incidents, and similar matters. At the federal level, the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice addresses financial institutions’ notification of customers and regulators when unauthorized access to sensitive customer information occurs.
The U.S. federal bank regulatory agencies have also established computer-security incident notification requirements for banking organizations and bank service providers. A bank holding company, such as ODNB and the continuing corporation, and a national bank, such as ODNBank and the continuing bank, are required to notify the Federal Reserve or OCC, respectively, as soon as possible and no later than 36 hours after a determination that a computer-security incident that rises to the level of a notification incident has occurred. A notification incident may include a major computer system failure; a cyber-related interruption, such as a distributed denial of service or ransomware attack; or another type of significant operational interruption.
SEC rules also require disclosure of material cybersecurity incidents, as well as cybersecurity risk management, strategy, and governance.
In addition to our obligation to address federal standards related to data breaches, cybersecurity incidents, and similar matters, all 50 states have breach notification laws. State breach notification laws present additional or different notification requirements than those arising under federal law. Evaluating and addressing our obligations under these laws adds complexity to our incident response process, and the nature of these laws may present compliance challenges.
The application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in light of new and rapidly evolving data-driven technologies and significant increases in computing power. These laws and regulations are constantly evolving, remain a focus of regulators, and will continue to have a significant impact on our business and operations. Violations of these laws and regulations can give rise to enforcement actions by governmental agencies and to private lawsuits for damages and other forms of relief.
Evolving Legislation and Regulatory Action.   New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect ODNB’s, ODNBank’s, the continuing corporation’s and the continuing bank’s financial condition or results of operations.

ODNB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read together with the consolidated financial statements of ODNB and its subsidiary, ODNBank, and the related notes thereto and other financial information included elsewhere in this joint proxy statement/prospectus. Unless the context otherwise requires, references in this section to “ODNB” refer to ODNB and ODNBank.
To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of our future financial outcomes. In addition to containing historical information, this discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that ODNB believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this joint proxy statement/prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. ODNB assumes no obligation to update any of these forward-looking statements, except to the extent required by law.
The following discussion presents management’s perspective on our results of operations and financial condition on a consolidated basis. However, because ODNB conducts all of its material business operations through ODNBank, the discussion and analysis relate primarily to activities conducted by ODNBank.
This section entitled “ODNB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” presents ODNB’s historical financial condition and results of operations and does not give effect to the proposed transaction with NACB, anticipated merger-related costs, purchase-accounting adjustments, projected cost savings, revenue enhancements, or other prospective or pro forma effects. The proposed transaction and the unaudited pro forma combined financial information are described elsewhere in this joint proxy statement/prospectus.
Overview
ODNB is a registered bank holding company and financial holding company headquartered in Tysons Corner, Virginia, and it conducts all of its business activities through its wholly owned subsidiary bank, ODNBank.
ODNBank was originally founded in 2007 and was recapitalized in 2016 under its current leadership. Since that time, ODNB has pursued a disciplined, talent-driven growth strategy centered on recruiting experienced local bankers, establishing meaningful relationships in attractive markets and providing the capabilities of a larger financial institution through a highly responsive community-bank service model. As of March 31, 2026, ODNB had total assets of $1.6 billion, which principally represented organic growth. ODNB owns 100% of the issued and outstanding capital stock of ODNBank.
ODNBank offers a broad range of commercial and consumer financial products and services, including commercial and industrial loans, commercial real estate loans, residential mortgage and other consumer loans, deposit products, treasury and cash-management services, merchant services, title and escrow services, debit and credit card services, and online and mobile banking. ODNB has also expanded the breadth of its financial-services platform through wealth-management services and its strategic investment in an independent insurance agency. These complementary businesses are intended to deepen customer relationships, diversify sources of revenue and enable ODNB to address a broader range of customer financial needs.
ODNB operates in markets that management believes offer attractive opportunities for relationship-based community banking. Its principal markets include the Washington, D.C. metropolitan area, including Northern Virginia, as well as Central Virginia and Central Pennsylvania. ODNB has expanded selectively into additional markets and specialty business lines where management believes ODNB can leverage experienced personnel, existing customer relationships or specialized expertise without compromising its credit culture or relationship-oriented operating model.
ODNB’s strategy is designed to produce consistent, profitable growth while preserving the local relationships, responsiveness and community involvement that management believes differentiate ODNB from larger regional and national financial institutions. As ODNB grows, management intends to continue investing in its employees, products, technology and infrastructure while maintaining a disciplined approach to credit, liquidity, capital and operating risk.
Net interest income is ODNB’s primary source of revenue. Revenue is defined as net interest income and noninterest income. ODNB manages its balance sheet and interest rate risk exposure with the objective of maximizing and stabilizing net interest income by monitoring liquidity and the spread between yields earned on interest-earning assets and rates paid on interest-bearing liabilities. While ODNB seeks to limit its exposure to interest rate risk, such risk cannot be eliminated entirely. In addition, ODNB actively manages credit risk through disciplined underwriting practices and ongoing monitoring of its loan portfolio.
Critical Accounting Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. Actual results could differ from those estimates. An accounting estimate is considered critical when the estimate requires assumptions about matters that are highly uncertain, and different estimates that reasonably could have been used, or changes in the estimate that reasonably could occur, would have a material effect on the financial statements.
ODNB’s most significant accounting policies are described in Note 2 to its consolidated financial statements for the years ended December 31, 2025 and 2024, which are contained elsewhere in this joint proxy statement/prospectus. ODNB has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its consolidated financial statements to those judgments and assumptions, are critical to an understanding of its consolidated financial condition and results of operations. ODNB believes that the judgments, estimates and assumptions used in the preparation of its financial statements are reasonable and appropriate.
Pursuant to the JOBS Act, as an emerging growth company, ODNB can elect to opt out of the extended transition period for adopting any new or revised accounting standards. ODNB has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ODNB may adopt the standard on the application date for private companies.
We have elected to take advantage of the scaled disclosures and other relief under the JOBS Act, and we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us under the JOBS Act, so long as we qualify as an emerging growth company.
Allowance for Credit Losses
The allowance for credit losses, or ACL, is a valuation account that reflects management’s estimate of lifetime credit losses expected to be incurred in the loan portfolio. Estimating the amount of the ACL requires significant judgment, and the estimate incorporates historical loss information, current conditions, and reasonable and supportable forecasts. ODNB measures expected credit losses on a pooled basis when loans share similar risk characteristics and evaluates loans individually when they do not share such characteristics. At each reporting date, management evaluates whether loans within each pool continue to exhibit similar characteristics and removes loans from a pool for individual evaluation when appropriate.
ODNB segments the loan portfolio in a manner consistent with how management monitors and manages credit risk, including consideration of collateral type, repayment source, borrower characteristics and other shared risk attributes. Expected credit losses are estimated over the contractual term of each loan, adjusted for expected prepayments. Expected extensions, renewals and modifications are generally not considered unless the applicable option is included in the existing contract and is not unconditionally cancellable by ODNB. Accordingly, changes in expected prepayments or contractual-life assumptions may affect the amount of the ACL.
For pass-rated pooled loans, ODNB uses an average charge-off methodology that relies on peer historical default and loss experience adjusted for forecasted economic conditions. For non-pass performing loans, ODNB uses a discounted cash flow methodology. Collateral-dependent loans are individually evaluated using the fair value of collateral, adjusted for estimated selling costs when appropriate. Management uses a one-year reasonable and supportable forecast period and applies qualitative adjustments for factors including lending-management experience, loan review and audit results, asset-quality and portfolio trends, loan growth, concentrations, collateral trends, external factors, and economic conditions not otherwise captured by the quantitative model.
Determining the ACL requires significant management judgment and the use of estimates concerning matters that are inherently uncertain, including borrower performance, risk ratings, collateral values, economic forecasts, expected prepayments, portfolio composition and qualitative adjustments. Changes in these estimates and assumptions could result in materially different estimates of expected credit losses and could materially affect the provision for credit losses, net income, loans, net of the ACL, regulatory capital and ODNB’s financial condition.
Selected Financial Data
(Dollars in thousands, except per share data)
	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2026	2025	2025	2024
Results of Operations
Interest income	$21,419	$18,627	$80,203	$70,731
Interest expense	10,556	9,584	40,362	38,348
Net interest income	$10,863	$9,043	$39,841	$32,383
Provision (recovery) for credit losses	(572)	20	1,242	832
Noninterest income	1,074	639	3,584	1,646
Noninterest expense	7,772	7,128	30,784	28,686
Income tax expense	1,056	556	2,468	843
Net income	$3,681	$1,978	$8,931	$3,668
Balance Sheet
Assets	$1,621,981	$1,442,188	$1,611,595	$1,386,491
Investment securities available-for-sale, at fair value	52,196	49,268	47,713	49,047
Investment securities held-to-maturity, at amortized cost	15,225	21,194	15,217	22,183
Loans held for sale	799	686	1,010	709
Loans, net of allowance	1,318,369	1,214,701	1,334,668	1,171,127
Deposits	1,316,934	1,177,940	1,310,439	1,125,579
FHLB advances and other borrowings	95,000	95,000	95,000	95,000
Subordinated debt (net of costs)	48,372	23,444	48,379	23,425
Stockholders’ equity	148,872	136,305	145,178	133,275
Ratios
Return on average assets(1)	0.92%	0.57%	0.61%	0.28%
Return on average equity(1)	9.99%	5.86%	6.42%	2.81%
Net interest margin	2.83%	2.73%	2.80%	2.54%
Common equity to total assets	9.18%	9.45%	9.01%	9.61%
Bank tier one leverage ratio	12.02%	11.33%	12.18%	11.15%
Bank tier one risk based capital ratio	14.08%	12.48%	13.61%	12.67%
Bank total risk based capital ratio	15.01%	13.47%	14.57%	13.69%

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2026	2025	2025	2024
Asset Quality
Allowance for credit losses	$12,285	$11,920	$12,810	$11,722
Nonaccrual loans	13,513	—	13,663	—
Allowance for credit losses/total outstanding loans	0.92%	0.97%	0.95%	0.99%
Net charge-offs/average loans(1)	0.00%	0.01%	0.03%	0.01%
Per Share Data
Basic income per share	$0.32	$0.17	$0.78	$0.32
Diluted income per share	$0.32	$0.17	$0.77	$0.32
Weighted average shares outstanding, basic	11,456,755	11,446,764	11,446,968	11,423,522
Weighted average shares outstanding, diluted	11,544,005	11,531,603	11,531,491	11,445,755

(1)
Ratios as of March 31, 2026 and 2025 are annualized.

Comparison of Results of Operations for the Years Ended December 31, 2025 and 2024
Net income increased $5.3 million, or 143.5%, to $8.9 million for the year ended December 31, 2025 from $3.7 million for the year ended December 31, 2024. The increase was primarily attributable to a $7.5 million increase in net interest income and a $1.9 million increase in noninterest income, partially offset by a $2.1 million increase in noninterest expense, a $410 thousand increase in provision for credit losses, and a $1.6 million increase in income tax expense.
Net Interest Income and Net Interest Margin
Net interest income represents interest and dividend income less interest expense. ODNB generates interest income from interest, dividends and fees received on interest earning assets, including loans and investment securities. ODNB incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and subordinated debt. Net interest income typically is the most significant contributor to net income. To evaluate net interest income, ODNB measures and monitors: (i) yields on its loans and other interest earning assets; (ii) the costs of its deposits and other funding sources; (iii) its net interest spread; and (iv) its net interest margin. Net interest spread is the difference between rates earned on interest earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest earning assets.
Changes in market interest rates and interest ODNB earns on interest earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, usually have the largest impact on periodic changes in ODNB’s net interest spread, net interest margin and net interest income. ODNB measures net interest income before and after the provision for credit losses that it maintains.

Average Balances, Interest Income and Expense, and Average Yields and Costs
Dollars in thousands
	For the Year Ended December 31,
	2025			2024
	Average Balance(1)	Interest	Yield/Rate	Average Balance(1)	Interest	Yield/Rate
Interest-earning assets
Cash and cash equivalents	$83,553	$3,624	4.34%	$76,136	$3,921	5.15%
Investment securities(2)	73,244	1,663	2.27%	80,498	1,849	2.30%
Restricted equity securities	10,087	659	6.53%	9,720	651	6.70%
Loans	1,256,860	74,257	5.91%	1,106,136	64,310	5.81%
Total interest-earning assets	$1,423,744	$80,203	5.63%	$1,272,490	$70,731	5.56%
Interest-bearing liabilities
Nonmaturing interest-bearing deposits	$569,627	$19,661	3.45%	$521,588	$20,513	3.93%
Time deposits	385,133	15,353	3.99%	298,807	12,516	4.19%
Total interest-bearing deposits	954,760	35,014	3.67%	820,395	33,029	4.03%
Borrowings and subordinated debt	119,730	5,348	4.47%	119,897	5,319	4.44%
Total interest-bearing liabilities	$1,074,490	$40,362	3.76%	$940,292	$38,348	4.08%
Net interest income / margin		$39,841	2.80%		$32,383	2.54%
Net interest spread			1.87%			1.48%

(1)
Average balances are based on daily average balance reports.

(2)
There were no tax exempt securities during the periods presented.

Rate-Volume Analysis of Changes in Net Interest Income
Dollars in thousands; increase (decrease) from December 31, 2024 to 2025
	Volume	Rate	Total
Interest income
Cash and cash equivalents	$359	$(656)	$(297)
Investment securities and restricted stock	(191)	14	(177)
Loans	8,890	1,056	9,946
Total interest income	9,058	414	9,472
Interest expense
Nonmaturing interest-bearing deposits	1,790	(2,643)	(853)
Time deposits	3,466	(629)	2,837
Borrowings and subordinated debt	(7)	37	30
Total interest expense	5,249	(3,235)	2,014
Increase in net interest income	$3,809	$3,649	$7,458
Interest income increased $9.5 million for the year ended December 31, 2025 compared to the prior period. Due to the strong loan growth during the year, average loan balances increased $150.7 million, or 13.6%, for the year ended December 31, 2025 compared to the prior year period, and the average yield on loans increased ten basis points to 5.91% for the year ended December 31, 2025 compared to the prior year period. Average cash and cash equivalents increased $7.4 million due to deposit growth; however, the effect of the higher average balances of deposits was offset by an 81-basis-point decline in the average yield on deposits, resulting in a $297 thousand decrease in related interest income. The yield on cash and cash equivalents declined primarily as a result of lower short-term market interest rates and a reduction in yield earned on interest-bearing deposits held at correspondent banks. Interest income on investment securities and restricted stock decreased $177 thousand compared to the prior period. The decrease was primarily attributable to a reduction in average securities balances, which reduced interest income by $191 thousand. Partially offsetting this decline was a modest increase in the average yield earned on the portfolio, which contributed $14 thousand of additional interest income.
Interest expense increased $2.0 million for the year ended December 31, 2025 compared with the prior period. Average interest-bearing deposits increased $134.4 million, or 16.4%, which increased interest expense by $5.3 million, reflecting continued expansion of ODNB’s funding base. However, the impact of higher balances was partially offset by a $3.2 million reduction attributable to lower funding costs, reflecting the successful repricing of interest-bearing deposits as market rates declined. Growth in average time deposit balances accounted for the majority of the increase in interest expense, while lower costs on nonmaturing interest-bearing deposits reduced overall funding costs. Average borrowings were substantially unchanged, and related interest expense increased $30 thousand.
Net interest margin for the years ended December 31, 2025 and 2024 was 2.80% and 2.54%, respectively, an increase of 26 basis points. The increase in net interest margin was primarily a result of a decrease in the cost of interest-bearing liabilities, which decreased 32 basis points for the year ended December 31, 2025 when compared to the same period of 2024, as ODNB reduced the cost of its deposits simultaneously with federal funds rate decisions. In addition, the yield on interest-earning assets increased 7 basis points to 5.63% for the year ended December 31, 2025, compared to 5.56% for the same period of 2024. ODNB’s cost of funds decreased 36 basis points to 3.67% for the year ended December 31, 2025, from 4.03% for the year ended December 31, 2024, which was primarily attributable to the repricing of our interest-bearing deposits to lower interest rates during 2025.
Provision for Credit Losses
The provision for credit losses on loans and unfunded commitments was $1.2 million in 2025 compared with $832 thousand in 2024. The provision for credit losses on loans was $1.5 million in 2025 and $1.3 million in 2024. Those amounts were partially offset by recoveries of provision associated with unfunded commitments of $211 thousand and $511 thousand, respectively.
The provision for credit losses on loans in 2025 reflected continued loan growth, changes in the portfolio mix and risk ratings, and credit developments involving two commercial real estate relationships. The Company recorded $418 thousand of charge-offs and $53 thousand of recoveries during 2025. For the year ended December 31, 2025, provision expense by portfolio segment included $1.3 million for commercial and industrial loans, $1.1 million for commercial real estate loans and $135 thousand for residential real estate, partially offset by a $1.1 million recovery for construction and land development loans. The ACL increased $1.1 million to $12.8 million as of December 31, 2025 from $11.7 million as of December 31, 2024, although the ACL-to-gross-loans ratio declined to 0.95% as of December 31, 2025 from 0.99% as of December 31, 2024 because loan growth exceeded growth in the ACL.
Noninterest Income
The following table provides detail for noninterest income for the years ended December 31, 2025 and 2024.
Dollars in thousands	Year Ended December 31,
	2025	2024	$ Change	% Change
Service charges and other service fees	$844	$675	$169	25.0%
Gain on sale of loans, net	88	60	28	46.7%
Bank-owned life insurance income	826	770	56	7.3%
Wealth-management fees	1,226	—	1,226	100.0%
Other income	600	141	459	325.5%
Total noninterest income	$3,584	$1,646	$1,938	117.7%

Noninterest income increased $1.9 million, or 117.7%, to $3.6 million. Wealth management fee income was $1.2 million following the launch of ODNB Wealth Management in January 2025. The Company also recognized $460 thousand of transition income related to the onboarding of advisory assets to the wealth management platform, which primarily drove the increase in other income. Service charges and other service fees increased $169 thousand as fee-based transactions and cash-management activity increased. Bank-owned life insurance income increased $56 thousand, and gain on sales of mortgage loans increased $28 thousand.
Noninterest Expense
The following table reflects the components of noninterest expense for the years ended December 31, 2025 and 2024.
Dollars in thousands	December 31,
	2025	2024	$ Change	% Change
Salaries and employee benefits	$18,944	$16,623	$2,321	14.0%
Occupancy and equipment	2,193	2,009	184	9.2%
Professional services	684	1,375	(691)	(50.3)%
Data processing	2,318	2,192	126	5.7%
Franchise taxes	1,499	1,312	187	14.3%
FDIC assessment	1,186	1,032	154	14.9%
Other operating expense	3,960	4,143	(183)	(4.4)%
Total noninterest expense	$30,784	$28,686	$2,098	7.3%
Noninterest expense increased $2.1 million, or 7.3%, to $30.8 million. Salaries and employee benefits, including wealth management commissions, increased $2.3 million, primarily due to personnel and infrastructure investments made to support balance sheet growth and new revenue-generating activities, including wealth management.
Occupancy and equipment expense increased $184 thousand, primarily due to higher operating and facility related costs. Data processing expense, franchise taxes, and FDIC assessments also increased as a result of continued growth in ODNB’s business activities and balance sheet.
The decrease of $691 thousand in professional services largely reflects elevated legal costs associated with a matter resolved in 2024. The decrease of $183 thousand was the result of enhanced operating efficiencies.
Income Taxes
Income tax expense, which includes federal and state income taxes, increased to $2.5 million in 2025 from $843 thousand in 2024, primarily due to higher pretax income. The effective tax rate increased to 21.7% from 18.7%, reflecting a lower proportion of tax-exempt income and tax credit benefits relative to pretax earnings, as well as the impact of state income taxes.
Comparison of Results of Operations for the Three Months Ended March 31, 2026 and 2025
Net income increased $1.7 million, or 86.1%, to $3.7 million for the three months ended March 31, 2026, compared to $2.0 million in the same prior year period. The increase in net income was primarily attributable to higher net interest income, a recovery of credit losses compared to provision expense in the prior year period, and increased noninterest income. These increases were partially offset by higher noninterest expense and income tax expense. Income before income taxes increased $2.2 million, or 86.9%, to $4.7 million for the three months ended March 31, 2026 compared to the three months ended March 31, 2025.

Interim Average Balances, Interest Income and Expense, and Average Yields and Costs
Dollars in thousands
	For the Three Month Ended March 31,
	2026			2025
	Average Balance(1)	Interest	Yield/Rate	Average Balance(1)	Interest	Yield/Rate
Interest-earning assets
Cash and cash equivalents	$129,198	$1,157	3.63%	$53,587	$599	4.53%
Investment securities(2)	68,528	387	2.29%	77,135	445	2.34%
Restricted equity securities	10,504	166	6.41%	9,900	164	6.72%
Loans	1,351,003	19,709	5.92%	1,205,007	17,419	5.86%
Total interest-earning assets	$1,559,234	$21,419	5.57%	$1,345,629	$18,627	5.61%
Interest-bearing liabilities
Nonmaturing interest-bearing deposits	$664,506	$5,184	3.16%	$539,867	$4,709	3.54%
Time deposits	372,329	3,627	3.95%	361,688	3,569	4.00%
Total interest-bearing deposits	1,036,836	8,811	3.45%	901,556	8,277	3.72%
Borrowings and subordinated debt	143,369	1,745	4.94%	118,767	1,306	4.46%
Total interest-bearing liabilities	$1,180,205	$10,556	3.63%	$1,020,323	$9,584	3.81%
Net interest income / margin		$10,863	2.83%		$9,043	2.73%
Net interest spread			1.94%			1.80%

(1)
Average balances are based on daily average balance reports.

(2)
There were no tax exempt securities during the periods presented.

Interim Rate-Volume Analysis of Changes in Net Interest Income
Dollars in thousands; increase (decrease) from March 31, 2026 to 2025
	Volume	Rate	Total
Interest income
Cash and cash equivalents	$698	$(140)	$558
Investment securities and restricted stock	(56)	—	(56)
Loans	2,128	162	2,290
Total interest income	2,770	22	2,792
Interest expense
Nonmaturing interest-bearing deposits	1,008	(533)	475
Time deposits	104	(46)	58
Borrowings and subordinated debt	290	149	439
Total interest expense	1,402	(430)	972
Increase in net interest income	$1,368	$452	$1,820
Net interest income increased $1.8 million for the three months ended March 31, 2026 compared with the three months ended March 31, 2025. The increase was driven primarily by a $2.8 million increase in interest income, partially offset by a $1.0 million increase in interest expense.
The increase in interest income was primarily attributable to growth in average loan balances, which contributed $2.1 million, and higher average balances of cash and cash equivalents, which contributed $698 thousand. Loan yields also contributed $162 thousand to interest income growth. These increases were partially offset by lower yields on cash and cash equivalents and a decline in average investment securities balances for the three months ended March 31, 2026 compared to the three months ended March 31, 2025.
Interest expense increased primarily due to higher average balances of interest-bearing deposits and borrowings, which increased interest expense by $1.4 million. This increase was partially offset by lower yields on nonmaturing interest-bearing deposits and time deposits, which reduced interest expense by $579 thousand. Overall, volume changes contributed $1.4 million to the increase in net interest income, while favorable rate changes contributed an additional $452 thousand.
Net interest margin for the three months ended March 31, 2026 and 2025 was 2.83% and 2.73%, respectively, an increase of 10 basis points. The increase in net interest margin was primarily a result of a decrease in the cost of interest-bearing liabilities, which decreased 18 basis points for the three months ended March 31, 2026 when compared to the same period of 2025, as ODNB continued to reduce the cost of its deposits. The yield on interest-earning assets decreased 4 basis points to 5.57% for the three months ended March 31, 2026, compared to 5.61% for the same period of 2025 primarily due to higher average balances in cash and cash equivalents. ODNB’s cost of funds decreased 27 basis points to 3.45% for the three months ended March 31, 2026, from 3.72% for the same period in 2025, which was primarily attributable to the repricing of interest-bearing deposits to lower interest rates during the first quarter of 2026.
Provision for Credit Losses
ODNB recorded a $572 thousand recovery of provision for credit losses in the first quarter of 2026 compared to $20 thousand in the first quarter of 2025. First quarter recovery of provision for credit losses included approximately $50 thousand associated with unfunded commitments. The ACL for loans declined to $12.3 million, or 0.92% of gross loans, at March 31, 2026 from $12.8 million, or 0.95%, at December 31, 2025. ODNB had no charge-offs and recorded recoveries of $3 thousand during the first quarter of 2026. The first quarter 2026 recovery of provision for credit losses was primarily attributable to lower period-end loan balances resulting from loan payoffs that exceeded new loan fundings during the quarter.
Noninterest Income
The following table provides detail for noninterest income for the three months ended March 31, 2026 and 2025.
Dollars in thousands	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Service charges and other service fees	$173	$197	$(24)	(12.2)%
Gain on sale of loans, net	3	12	(9)	(75.0)%
Bank-owned life insurance income	272	194	78	40.2%
Wealth-management income	432	159	273	171.7%
Other income	194	77	117	151.9%
Total noninterest income	$1,074	$639	$435	68.1%
Noninterest income increased $435 thousand, or 68.1%, to $1.1 million for the three months ended March 31, 2026, compared with the same period in 2025. Wealth management fee income increased $273 thousand, reflecting continued growth of the division. Bank-owned life insurance (“BOLI”) income increased $78 thousand due to the purchase of additional BOLI during the quarter. Other income increased $117 thousand, primarily due to the recognition of transition income related to wealth management and income from the Company’s equity investment in Frost & Conn. These increases were partially offset by lower service charges on deposit accounts and lower gains on sales of mortgage loans.
Noninterest Expense
The following table reflects the components of noninterest expense for the three months ended March 31, 2026 and 2025.

Dollars in thousands	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Salaries and employee benefits	$5,052	$4,445	$607	13.7%
Occupancy and equipment	563	496	67	13.5%
Professional services	171	191	(20)	(10.5)%
Data processing	657	631	26	4.1%
Franchise taxes	458	375	83	22.1%
FDIC assessment	146	327	(181)	(55.4)%
Other operating expense	725	663	62	9.4%
Total noninterest expense	$7,772	$7,128	$644	9.0%
Noninterest expense increased $644 thousand, or 9.0%, to $7.8 million for the three months ended March 31, 2026, compared with the same period in 2025. The increase was primarily driven by a $607 thousand increase in salaries and employee benefits, including $382 thousand of wealth management commissions that were not incurred during the comparable prior-year period, as the wealth management division continued to expand.
Occupancy and equipment expense increased $67 thousand, reflecting ongoing investments in personnel and infrastructure. Higher franchise taxes, data processing expense, and other operating expenses were partially offset by a $181 thousand decrease in FDIC assessments and lower professional services expense. The decline in FDIC assessments primarily reflected a reduction in the assessment rate applicable to ODNB compared with the prior-year period.
Income Taxes
Income tax expense increased to $1.1 million for the three months ended March 31, 2026, from $556 thousand for the same period in 2025, primarily due to higher pretax income. The effective tax rate increased modestly to 22.3% for the first quarter of 2026 from 21.9% for the first quarter of 2025.
Discussion and Analysis of Financial Condition
Overview
At March 31, 2026, total assets were $1.62 billion, compared with $1.61 billion at December 31, 2025 and $1.39 billion at December 31, 2024. Loans, net of the allowance for credit losses, totaled $1.32 billion at March 31, 2026, compared with $1.33 billion at December 31, 2025 and $1.17 billion at December 31, 2024. Investment securities totaled $67.4 million at March 31, 2026, compared with $62.9 million at December 31, 2025 and $71.2 million at December 31, 2024. The increase in total assets since December 31, 2024 was primarily driven by loan growth, while first quarter 2026 activity reflected higher liquidity, investment securities, and BOLI balances that partially offset a decline in loans from December 31, 2025 to March 31, 2026.
Total deposits increased to $1.32 billion at March 31, 2026, from $1.31 billion at December 31, 2025 and $1.13 billion at December 31, 2024. Deposit growth since December 31, 2024 was broad-based across all major deposit categories, while growth during the first quarter of 2026 reflected increases in interest-bearing demand deposits and money market and savings accounts, partially offset by declines in noninterest-bearing demand deposits and time deposits.
ODNBank utilizes funding sources, such as Federal Home Loan Bank (“FHLB”) advances and subordinated debt, to supplement deposit growth and support balance sheet management. FHLB advances totaled $95.0 million at March 31, 2026, December 31, 2025, and December 31, 2024. Subordinated debt, net of unamortized issuance costs, totaled $48.4 million at March 31, 2026 and December 31, 2025, compared with $23.4 million at December 31, 2024, reflecting the new issuance of $25.0 million in subordinated notes during 2025.

Loans, Net
The following table reflects the components of the loan portfolio at the dates presented.
Dollars in thousands	March 31, 2026		December 31, 2025		December 31, 2024
	Balance	Percentage of Porfolio	Balance	Percentage of Porfolio	Balance	Percentage of Porfolio
Commercial real estate	$620,045	46.6%	$629,727	46.8%	$539,170	45.6%
Residential real estate	336,166	25.3%	334,838	24.9%	284,822	24.1%
Construction and land development	138,488	10.4%	148,380	11.0%	177,053	15.0%
Commercial and industrial	233,127	17.5%	232,118	17.2%	179,543	15.2%
Consumer and other	1,537	0.1%	1,144	0.1%	1,258	0.1%
Total loans	1,329,363	100.0%	1,346,207	100.0%	1,181,846	100.0%
Net deferred fees and costs	1,291		1,271		1,003
Total loans	$1,330,654		$1,347,478		$1,182,849
Loans, net of deferred fees and costs, totaled $1.33 billion at March 31, 2026, compared with $1.35 billion at December 31, 2025 and $1.18 billion at December 31, 2024.
Loans, net of deferred fees and costs, decreased $16.8 million, or 1.3%, at March 31, 2026 from December 31, 2025, primarily due to elevated loan payoff activity. Commercial real estate loans decreased $9.7 million, or 1.5%, to $620.0 million, while construction and land development loans decreased $9.9 million, or 6.7%, to $138.5 million. Residential real estate loans increased $1.3 million, or 0.4%, to $336.2 million, and commercial and industrial loans increased $1.0 million, or 0.4%, to $233.1 million. Commercial real estate loans remained the largest component of the portfolio at 46.6% of total loans at March 31, 2026, compared with 46.8% at December 31, 2025. Construction and land development loans represented 10.4% of total loans at March 31, 2026, compared with 11.0% at December 31, 2025, while residential real estate and commercial and industrial loans represented 25.3% and 17.5% of total loans, respectively, at March 31, 2026.
Loans, net of deferred fees and costs, increased significantly during 2025, driven primarily by growth in commercial real estate, commercial and industrial, and residential real estate lending. Commercial real estate loans increased $90.6 million, or 16.8%, to $629.7 million at December 31, 2025 from $539.2 million at December 31, 2024 and increased as a percentage of total loans to 46.8% from 45.6%. Residential real estate loans increased $50.0 million, or 17.6%, to $334.8 million and represented 24.9% of total loans at December 31, 2025, compared with 24.1% at December 31, 2024. Commercial and industrial loans increased $52.6 million, or 29.3%, to $232.1 million and increased to 17.2% of total loans at December 31, 2025 from 15.2% at December 31, 2024. These increases were partially offset by a $28.7 million, or 16.2%, decrease in construction and land development loans to $148.4 million, reducing their share of the portfolio to 11.0% from 15.0%. The decline in construction and land development loans primarily reflected project completions, loan repayments, and the conversion of construction loans into permanent financing.
The following table sets forth the repricing characteristics and sensitivity to interest rate changes to the outstanding principal balance of our loan portfolio at March 31, 2026.

Dollars in thousands	One Year or Less	Between One and Five Years	Between Five and Fifteen Years	After Fifteen Years	Total
Commercial real estate	$136,188	$381,193	$102,146	$518	$620,045
Residential real estate	36,916	60,324	25,406	213,520	336,166
Construction and land development	82,525	54,351	1,612	—	138,488
Commercial and industrial	149,169	70,267	13,691	—	233,127
Consumer and other	1,537	—	—	—	1,537
Total	406,335	566,135	142,855	214,038	1,329,363
Fixed – rate loans	$119,929	$452,298	$138,356	$49,506	$760,089
Floating – rate loans	286,406	113,838	4,500	164,530	569,274
Total	$406,335	$566,136	$142,856	$214,036	$1,329,363
Asset Quality
Nonperforming loans, defined as nonaccrual loans and loans contractually past due 90 days or more and still accruing, generally reflect borrower-specific financial difficulties rather than broader economic or industry trends. Management evaluates these credits individually, considering repayment ability and collateral values, to determine the appropriate ACL. Accordingly, nonperforming loans are not considered indicative of loss trends within the overall loan portfolio.
At March 31, 2026, nonaccrual loans were $13.5 million compared to $13.7 million at December 31, 2025 and $0 at December 31, 2024. Nonaccrual loans consisted of two commercial real estate relationships secured by mixed-use and multifamily properties in the Washington, D.C. metropolitan area that were placed on nonaccrual status during the second quarter of 2025. The balances declined modestly from December 31, 2025 to March 31, 2026 due to payments from these borrowers.
At March 31, 2026, loans 30-89 days past due and accruing totaled $130 thousand, while loans 90 days or more past due and still accruing totaled $4.4 million. Loans 90 days or more past due consisted of a residential real estate relationship secured by a completed speculative home, which was listed for sale. Subsequently, the loan was paid in full during the second quarter of 2026. ODNB had no loans past due as of December 31, 2025 and 2024.
The following table provides additional information on ODNB’s asset quality at the dates presented.
Dollars in thousands	March 31, 2026	December 31, 2025	December 31, 2024
Nonperforming assets:
Nonaccrual loans, gross	$13,513	$13,663	$—
Loans contractually past due 90 days or more and still accruing	4,438	—	—
Total nonperforming loans (NPLs)	$17,951	$13,663	$—
Total nonperforming assets (NPAs)	$17,951	$13,663	$—
NPLs to Total Assets	1.11%	0.84%	N/A
NPAs to Total Assets	1.11%	0.84%	N/A
Allowance for credit losses on loans/NPLs	0.68%	0.94%	N/A
For each of ODNB’s criticized assets, management individually evaluates each loan, generally through the performance of a collateral analysis to determine the amount of allowance required. As a result, the reserve for individually assessed loans totaled $1.8 million at March 31, 2026 and December 31, 2025, compared with no allowance allocated to individually assessed loans at December 31, 2024. ODNB’s ratio of nonperforming loans to total assets was 1.11% and 0.84% at March 31, 2026 and December 31, 2025, respectively. ODNB had no other real estate owned as of March 31, 2026, December 31, 2025 or December 31,

2024. There was one loan modified for borrowers who were experiencing financial difficulty during quarter ended March 31, 2026 and the year ended December 31, 2025 and 2024 with an amortized cost basis of $12.0 million.
Special mention loans have potential weaknesses that warrant management’s close attention; however, borrowers generally continue to perform in accordance with contractual terms, and these loans are typically well secured and not individually evaluated for the ACL. At March 31, 2026, special mention loans totaled $38.5 million, compared with $37.0 million at December 31, 2025. The increase primarily reflected the downgrade of sixteen loans (four borrower relationships) to special mention status, partially offset by the payoff of one special mention loan. The downgraded loans consisted of commercial and industrial, 1 – 4 family construction, 1 – 4 family residential mortgage, and other real estate loans located in Pennsylvania, Delaware, and Virginia. At December 31, 2025, special mention loans totaled $37.0 million, compared with $47.6 million at December 31, 2024. The decrease primarily reflected the upgrade of three loans, partially offset by the downgrade of six loans to special mention status. The downgraded loans consisted of commercial and industrial and real estate loans, including 1 – 4 family and multifamily loans located in Virginia, Pennsylvania, and Washington, D.C. Management continues to closely monitor borrower performance, collateral values, payment status, and resolution strategies and believes the identified weaknesses can be satisfactorily resolved.
Substandard loans are inadequately protected by the current net worth and repayment capacity of the borrower and may not be fully secured by the underlying collateral. These loans are individually evaluated to determine the appropriate ACL. At March 31, 2026, substandard loans totaled $37.6 million, compared with $34.9 million at December 31, 2025. The increase primarily reflected the downgrade of four loans to substandard status, partially offset by the upgrade of one substandard loan. The downgraded loans consisted of one commercial and industrial loan, two 1-4 family residential real estate loans, and one multifamily loan located in Pennsylvania and Washington, D.C. Specific reserves associated with individually assessed loans totaled $1.8 million at both March 31, 2026 and December 31, 2025 and were established to address collateral shortfalls identified through individual loan analyses. At December 31, 2025, substandard loans totaled $34.9 million, compared with $16.8 million at December 31, 2024. The increase primarily reflected the downgrade of seven loans to substandard status, partially offset by the upgrade of four loans and the payoff of two loans. The downgraded loans consisted of two commercial and industrial loans, two multifamily loans, two 1 – 4 family residential real estate loans, and one owner-occupied mixed-use commercial real estate loan located in Virginia and Washington, D.C. Management continues to closely monitor borrower performance, collateral values, repayment trends, and resolution strategies and believes the ACL is adequate to address the risks inherent in these relationships.
ODNB recorded net recoveries of $3 thousand for the three months ended March 31, 2026, compared with net charge-offs of $365 thousand and $26 thousand for the years ended December 31, 2025 and 2024, respectively. Net charge-offs represented 0.03% of average loans in 2025, compared with 0.00% in 2024. The 2025 net charge-offs were attributable to two commercial real estate relationships secured by multifamily and mixed-use properties in Washington, D.C. The charge-offs were driven by borrower-specific circumstances, and management does not believe these charge-offs are indicative of broader credit quality deterioration or systemic weakness within the loan portfolio. The following tables present net charge-off activity for the periods presented.

	March 31, 2026		December 31, 2025		December 31, 2024
Dollars in thousands	Net (charge-offs) recoveries	Percentage of net charge-offs to average loans outstanding during the quarter	Net (charge-offs) recoveries	Percentage of net charge-offs to average loans outstanding during the quarter	Net (charge-offs) recoveries	Percentage of net charge-offs to average loans outstanding during the quarter
Commercial real estate	$—	—%	$(418)	(0.03)%	$—	—%
Residential real estate	1	—%	41	—%	(38)	—%
Construction and land development	—	—%	—	—%	—	—%
Commercial and industrial	2	—%	12	—%	12	—%
Consumer and other	—	—%	—	—%	—	—%
Total	3		(365)		(26)
Average loans outstanding during the period	$1,351,003		$1,256,860		$1,106,136
The following tables present additional information pertaining to allocation of the ACL on loans by loan type and the percentage of the loan type to the total loan portfolio for the periods and at the dates presented. The allocation of the ACL on loans to a category of loans is not necessarily indicative of future losses or charge-offs, and does not restrict the use of the allowance to any specific category of loans.
	March 31, 2026		December 31, 2025		December 31, 2024
Dollars in thousands	Allocation Amount	Allocation Percentage	Allocation Amount	Allocation Percentage	Allocation Amount	Allocation Percentage
Commercial real estate	$4,567	37.18%	$4,926	38.45%	$4,254	36.29%
Residential real estate	2,323	18.91%	2,348	18.33%	2,172	18.53%
Construction and land development	591	4.81%	658	5.14%	1,758	15.00%
Commercial and industrial	4,792	39.01%	4,866	37.99%	3,526	30.08%
Consumer and other	12	0.10%	12	0.09%	12	0.10%
Total allowance for credit losses	12,285	100.00%	$12,810	100.00%	11,722	100.00%
Investment Securities
ODNB’s investment securities portfolio is used as a source of income and liquidity. The investment portfolio consists of available-for-sale and held-to-maturity securities. Available-for-sale securities are those securities that it intends to hold for an indefinite period of time, but not necessarily until maturity. These securities are carried at fair value and may be sold as part of an asset/liability strategy, liquidity management, or regulatory capital management. Held-to-maturity securities are those securities that ODNB has the intent and ability to hold to maturity and are carried at amortized cost.
The fair value of available-for-sale securities was $52.2 million at March 31, 2026, an increase of $4.5 million, or 9.4%, from $47.7 million at December 31, 2025, primarily due to new purchases of $5.5 million partially offset by principal repayments of $861 thousand, and an increase in the market value of the investment securities portfolio totaling $103 thousand, pretax at March 31, 2026. The fair value of available-for sale securities was $47.7 million at December 31, 2025, a decrease of $1.3 million, or 2.7%, from $49.0 million at December 31, 2024, primarily due to principal repayments of $3.9 million, partially offset by an increase in the market value of the investment securities portfolio totaling $2.7 million at December 31, 2025.
Held-to-maturity securities at March 31, 2026, December 31, 2025 and 2024 totaled $15.2 million, $15.2 million and $22.2 million, respectively. The decline in held-to-maturity securities of $7.0 million from December 31, 2024 to 2025 was due to calls and maturities during the year.

At March 31, 2026, December 31, 2025 and 2024, the majority of the securities portfolio consisted of securities rated AA- or higher by a nationally recognized rating agency. Securities which carry an AA- or higher rating are considered high quality and present a low level of credit risk. All of ODNB’s mortgage-backed securities are guaranteed by either the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association. The effective duration of the investment securities portfolio is 4.82 years, which is within the industry average. As of December 31, 2025 and 2024, there were no investment securities pledged.
In accordance with ASC 326, ODNB completes periodic assessments on at least a quarterly basis to determine if credit deterioration exists within its investment securities portfolio and if an ACL would be required as of a valuation date. As a result of the assessment performed as of March 31, 2026, the investment securities with unrealized losses are a result of pricing changes due to recent rising interest rate conditions in the current market environment and not a result of credit deterioration. Contractual cash flows for agency-backed portfolios are guaranteed and funded by the U.S. government. Municipal securities have third party protective elements and there are no negative indications that the contractual cash flows will not be received when due. ODNB does not intend to sell nor does it believe it will be required to sell any of its investment securities portfolio prior to the recovery of the amortized cost as of the valuation date. As such, no allowance for credit losses was recognized for the investment securities portfolio as of March 31, 2026.
ODNB holds restricted equity securities in the Federal Reserve Bank, FHLB, Community Bankers’ Bank and Atlantic Community Bankers Bank. The following table presents the carrying value of these restricted equity securities at March 31, 2026 and December 31, 2025 and 2024.
Dollars in thousands	March 31, 2026	December 31, 2025	December 31, 2024
Federal Reserve Bank	$5,316	$4,617	$4,394
Federal Home Loan Bank	5,737	5,579	5,434
Community Bankers Bank	92	92	92
Atlantic Community Bankers Bank	100	100	100
Total	$11,245	$10,388	$10,020
The following table presents the weighted average yields(1) of ODNB’s investment portfolio for each of the maturity ranges at March 31, 2026, December 31, 2025 and December 31, 2024.
	At March 31, 2026
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total
Available-for-sale
U.S. Government agencies	—%	1.54%	2.03%	—%	1.69%
SBA loan pools	—%	—%	—%	4.22%	4.22%
Municipal securities, taxable	2.27%	1.68%	2.18%	—%	1.82%
Corporate bonds	—%	—%	3.87%	—%	3.87%
Mortgage-backed securities	—%	1.58%	3.33%	2.33%	2.42%
Total available-for-sale	2.27%	1.59%	2.73%	2.36%	2.23%
Held-to-maturity
U.S. Government agencies	3.03%	3.00%	2.35%	—%	2.98%
Municipal securities, taxable	—%	2.55%	2.75%	—%	2.62%
Total held-for-maturity	3.03%	2.92%	2.61%	—%	2.92%
Total investment securities	2.96%	2.13%	2.71%	2.36%	2.78%

	At December 31, 2025
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total
Available-for-sale
U.S. Government agencies	—%	1.53%	1.80%	—%	1.62%
SBA loan pools	—%	—%	—%	4.71%	4.71%
Municipal securities, taxable	2.27%	1.59%	2.20%	—%	1.82%
Corporate bonds	—%	—%	3.87%	—%	3.87%
Mortgage-backed securities	—%	1.69%	2.74%	2.11%	2.13%
Total available-for-sale	2.27%	1.58%	2.20%	2.14%	2.01%
Held-to-maturity
U.S. Government agencies	3.10%	2.98%	2.35%	—%	2.98%
Municipal securities, taxable	—%	2.55%	2.75%	—%	2.62%
Total held-for-maturity	3.10%	2.92%	2.61%	—%	2.92%
Total investment securities	2.99%	2.26%	2.12%	1.88%	2.22%
	At December 31, 2024
	Within One Year	One to Five Years	Five to Ten Years	Over Ten Years	Total
Available-for-sale
U.S. Government agencies	—%	1.39%	1.79%	—%	1.60%
SBA loan pools	—%	—%	—%	5.47%	5.47%
Municipal securities, taxable	—%	1.88%	1.72%	2.40%	1.82%
Corporate bonds	—%	—%	—%	5.47%	5.47%
Mortgage-backed securities	—%	1.52%	2.85%	2.10%	2.12%
Total available-for-sale	—%	1.50%	2.02%	2.15%	2.02%
Held-to-maturity
U.S. Government agencies	2.73%	3.05%	2.35%	—%	2.98%
Municipal securities, taxable	—%	3.41%	2.54%	—%	2.62%
Total held-for-maturity	2.73%	3.22%	2.51%	—%	3.08%
Total investment securities	2.73%	2.63%	2.12%	2.15%	2.32%

(1)
Weighted average yields are based on interest income earned during the period divided by the average amortized cost of the underlying securities and are weighted by the carrying value of each security. There were no tax-exempt securities during the periods presented, yields are reported on actual basis.

Deposits and Other Borrowed Funds
The following table sets forth the average balances of deposits and the percentage of each category to total average deposits for the three months ended March 31, 2026 and years ended December 31, 2025 and December 31, 2024.

Dollars in thousands	March 31, 2026		December 31, 2025		December 31, 2024
Noninterest-bearing demand	$264,226	20.3%	$239,445	20.05%	$220,078	21.2%
Interest-bearing deposits
NOW and interest-bearing demand	344,050	26.4%	292,762	24.52%	245,594	23.6%
Money market and savings	320,456	24.6%	276,865	23.18%	275,995	26.5%
Time deposits	185,059	14.2%	168,328	14.10%	105,100	10.1%
Brokered deposits	187,418	14.4%	216,805	18.15%	193,707	18.6%
Total deposits	$1,301,209	100.00%	$1,194,205	100.00%	$1,040,474	100.00%
Total deposits increased $6.5 million, or 0.5%, to $1.32 billion at March 31, 2026 from $1.31 billion at December 31, 2025. At December 31, 2025, total deposits increased $184.9 million, or 16.4% from December 31, 2024. Noninterest-bearing deposits were 20.9%, 21.5% and 21.1% of total deposits at March 31, 2026, December 31, 2025 and December 31, 2024, respectively.
Core deposits, which exclude brokered deposits, were $1.01 billion at March 31, 2026 and $1.0 billion at December 31, 2025. At December 31, 2025, core deposits decreased $21.2 million, or 2.09% from December 31, 2024.
Brokered deposits were $184.9 million at March 31, 2026, compared to $180.0 million at December 31, 2025, an increase of $4.9 million, or 2.75%. The increase during the first quarter of 2026 primarily reflected funding needs associated with loan growth early in the quarter. The weighted average rate on brokered deposits was 3.88% at March 31, 2026. At December 31, 2025, brokered deposits decreased $51.9 million from December 31, 2024, as strong deposit growth throughout 2025 enhanced liquidity and reduced ODNB’s reliance on brokered funding.
ODNBank is a member of the IntraFi Network, which enables it to offer Insured Cash Sweep (“ICS”) and Certificate of Deposit Account Registry Service (“CDARS”) products to customers seeking expanded FDIC insurance coverage. Through these programs, customer deposits are allocated among participating institutions in amounts below FDIC insurance limits while remaining part of ODNBank’s core deposit base. ICS reciprocal deposits totaled $309.1 million, $299.8 million, and $239.8 million at March 31, 2026, December 31, 2025, and December 31, 2024, respectively. ODNBank had no CDARS reciprocal deposits during the periods presented.
As of March 31, 2026, the estimated amount of total uninsured deposits (excluding collateralized deposits) was $450.9 million, or 34.1%, of total deposits. At December 31, 2025 and December 31, 2024, uninsured deposits totaled $517.3 million, or 39.3% of total deposits and $405.5 million, or 35.8% of total deposits, respectively. The estimate of uninsured deposits generally represents the portion of deposit accounts that exceed the FDIC insurance limit of $250 thousand and is calculated based on the same methodologies and assumptions used for purposes of ODNBank’s regulatory reporting requirements.
The following table reports maturities of the estimated amount of uninsured certificates of deposit at March 31, 2026.
Three months or less	$4,232
Over three months through six months	10,047
Over six months through twelve months	3,234
Over twelve months	103
Total time deposits	$17,616
Total borrowings were $95.0 million at March 31, 2026, December 31, 2025 and December 31, 2024, consisting entirely of FHLB advances. The weighted average rate on these advances was 3.83%. No federal funds purchased were outstanding at March 31, 2026 December 31, 2025 or December 31, 2024. Subordinated debt, net of unamortized issuance costs, totaled $48.4 million at March 31, 2026 and December 31, 2025, respectively. Subordinated debt, net of unamortized issuance costs, totaled $23.4 million at December 31, 2024. In December 2025, ODNB issued $25.0 million of fixed-to-floating rate subordinated notes through a private placement.
Capital Resources
Capital adequacy is an important measure of financial stability and performance. ODNB’s objectives are to maintain a level of capitalization that is sufficient to sustain asset growth and promote depositor and investor confidence.
Regulatory agencies measure capital adequacy utilizing a formula that takes into account the individual risk profile of the financial institution. The minimum capital requirements for ODNBank are: (i) Common Equity Tier 1 (“CET1”) capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total risk-based capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. Additionally, a capital conservation buffer requirement of 2.5% of risk-weighted assets is designed to absorb losses during periods of economic stress and is applicable to ODNBank’s CET1 capital, Tier 1 capital and total capital ratios. Including the conservation buffer, ODNBan’s minimum capital ratios are as follows: 7.00% for CET1; 8.50% for Tier 1 capital; and 10.50% for total capital. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the minimum plus the conservation buffer will face constraints on dividends, equity repurchases, and compensation.
ODNBank met all applicable regulatory capital requirements and was considered well capitalized at March 31, 2026, December 31, 2025 and December 31, 2024.
Shareholders’ equity at March 31, 2026 was $148.9 million, an increase of $3.7 million or 2.5%, compared to $145.2 million at December 31, 2025. Net income recorded for the quarter ended March 31, 2026 contributed $3.0 million to the increase in shareholders’ equity. Accumulated other comprehensive loss increased $82 thousand for the quarter ended March 31, 2026, primarily as a result of the decrease in the market value of the investment securities portfolio. Shareholders’ equity increased $11.9 million or 8.93% at December 31, 2025, compared to December 31, 2024. Net income recorded for the year ended December 31, 2025 contributed $8.9 million to the increase in shareholders’ equity. Accumulated other comprehensive loss decreased $2.1 million for the year ended December 31, 2025, primarily as a result of the increase in the market value of the investment securities portfolio.
Total shareholders’ equity to total assets at March 31, 2026, December 31, 2025 and December 31, 2024 were 9.18%, 9.01% and 9.61%, respectively.
Liquidity
Liquidity is ODNB’s ability to meet the demand for funds of both depositors and borrowers. Primary sources of liquidity include customer deposits, principal and interest payments on loans and securities, cash and interest-bearing deposits, unencumbered investment securities, borrowing capacity with the FHLB, federal-funds lines with correspondent banks, and, at the parent-company level, cash on hand and dividends from ODNBank, subject to regulatory restrictions. See “Regulation and Supervision — Payment of Dividends and Other Restrictions.” The objective of ODNB’s liquidity management program is to ensure that there are sufficient resources to meet the demands of its depositors and borrowers. Stable core deposits and a strong capital position provide the base for ODNB’s liquidity position.
In addition to deposits, ODNB maintains access to wholesale funding sources, including brokered deposits, the federal funds market, and borrowing capacity with the FHLB secured by pledged collateral. These diversified funding sources reduce reliance on any single funding channel and enhance overall liquidity flexibility.
Liquid assets, which include cash and due from banks, federal funds sold and unencumbered investment securities, totaled $236.9 million at March 31, 2026, or 14.6% of total assets, an increase from $218.3 million, or 13.5% of total assets, at December 31, 2025. Liquidity increased $54.4 million, or 33.2% at December 31, 2025 compared to December 31, 2024.

At March 31, 2026, ODNB had $75.0 million of unsecured lines of credit with correspondent banks, with no outstanding balance. In addition, ODNBank had $309.1 million remaining credit availability with the FHLB at March 31, 2026. ODNBank has pledged a portion of its commercial real estate, multi-family and residential loan portfolio to the FHLB to obtain a letters of credit to secure public funds in addition to the collateral in use for FHLB advances.
ODNB maintains a formal liquidity management and contingency funding program that includes liquidity forecasting, stress testing, and established liquidity buffer guidelines. Management believes available funding sources are sufficient to meet current liquidity needs; however, liquidity may be adversely affected by market disruptions, unexpected deposit outflows, or other events that limit access to funding sources.
Off-Balance-Sheet Arrangements and Commitments
In the normal course of business, ODNB enters into off-balance sheet arrangements, including commitments to extend credit and standby letters of credit, to meet the financing needs of its customers. These arrangements are subject to the same underwriting standards and credit policies as funded loans, and collateral may be required based on management’s evaluation of the borrower’s creditworthiness. Because many commitments expire without being drawn, total commitments do not necessarily represent future cash requirements. Other than these commitments, ODNB did not have any off-balance sheet arrangements that were reasonably likely to have a material effect on its financial condition, results of operations, liquidity, capital expenditures, or capital resources.
At March 31, 2026 and December 31, 2025 and 2024, unused commitments to fund loans and lines of credit totaled $352.6 million, $336.8 million and $313.7 million, respectively. Commercial and standby letters of credit totaled $6.3 million at March 31, 2026, $6.2 million at December 31, 2025 and $11.3 million at December 31, 2024. ODNB records a reserve for unfunded commitments based on an estimate of future draws and applying its expected loss rates on those draws. At March 31, 2026, December 31, 2025 and December 31, 2024, the reserve for unfunded commitments totaled $398 thousand, $442 thousand and $653 thousand, respectively.

MANAGEMENT OF THE CONTINUING CORPORATION
Executive Officers of the Continuing Corporation Following the Merger
Mark S. Merrill, age 49, will serve as the Chief Executive Officer of both the continuing corporation and the continuing bank, as well as the President of the continuing bank, after the closing. Mr. Merrill currently serves as the Chairman of the ODNB Board and Chief Executive Officer of ODNB and ODNBank. Mr. Merrill joined ODNBank as Executive Vice President in December 2015, and was promoted to President and CEO in June 2016. In July 2019, he was elected Chairman of the Board and continues to serve as CEO. In 2014, Mr. Merrill served as Executive Vice President, Finance of Eagle Bancorp, Inc., a publicly-traded bank holding company based in Bethesda, Maryland, and its wholly-owned subsidiary, EagleBank. Prior to that, from February 2012 until its sale in February 2014, he served as Executive Vice President and Chief Financial Officer of Virginia Commerce Bancorp, Inc., a $2.7 billion asset publicly-traded bank holding company based in Arlington, Virginia, and its wholly-owned subsidiary, Virginia Commerce Bank. From March 2009 until its sale in February 2012, Mr. Merrill served as Executive Vice President and Chief Financial Officer of Tower Bancorp, Inc., a $2.7 billion asset publicly-traded bank holding company based in Harrisburg, Pennsylvania, and its wholly-owned subsidiary Graystone Tower Bank. Prior to the merger of Tower Bancorp, Inc. with Graystone Financial Corp., Mr. Merrill served as Executive Vice President and Chief Financial Officer of Graystone Financial Corp. and Graystone Bank from July 2008 to March 2009, and served as Senior Vice President and Chief Financial Officer from July 2007 to June 2008. Mr. Merrill began his career with PricewaterhouseCoopers in 1999 and has been a Certified Public Accountant (inactive) since 2001. He holds a B.S. degree in Accounting from Elizabethtown College. Mr. Merrill has been a director of ODNB since 2016.
John (Jack) M. Infield, age 77, will serve as President of the continuing corporation after the closing. Mr. Infield currently serves as the President of ODNB, ODNBank and Centre 1st Bank, a division of ODNBank, which opened a full-service branch office in State College, Pennsylvania in May 2019. Mr. Infield joined ODNBank in 2016 as Executive Vice President for Strategy. Prior to joining ODNB, Mr. Infield served as Regional President for PNC Bank and, prior to his time at PNC Bank, served as a Regional President for Graystone Tower Bank and its successor Susquehanna Bank. Mr. Infield has held leadership roles with the United Way and Chamber of Business and Industry in Centre County as well as Centre County YMCA Board, Penn State Renaissance Fund, Centre County Industrial Development Authority (past Board President), Centre County Child Advocacy Center (founder and past Board President), Centre County Community Foundation, JB Griffin Memorial Foundation, and Tides of Centre County. He is a Distinguished Alumni of State College High School and Recipient of the Joseph and Suzanne Paterno Good Scout Award for Community Service. Mr. Infield holds a B.S. Degree from Lock Haven University and an M.S. Degree from The Pennsylvania State University. Mr. Infield has been a director of ODNB since 2019.
Jennifer Kim, age 50, will serve as Executive Vice President, Treasurer of the continuing corporation and Executive Vice President, Chief Financial Officer of the continuing bank after closing. Ms. Kim currently serves as Executive Vice President, Treasurer of ODNB and Executive Vice President, Chief Financial Officer of ODNBank. Ms. Kim is responsible for overseeing all aspects of ODNB’s finance and accounting functions, including financial and regulatory reporting, accounting operations, budgeting, and financial forecasting for the organization. Prior to joining ODNBank in 2017, Ms. Kim served as Controller for two community banks in the greater Washington, D.C. metropolitan area, and was responsible for all aspects of accounting and regulatory reporting overseeing general accounting functions. She also has experience in public accounting, working for a firm that specialized in external audits for community banks. Ms. Kim received her Bachelor of Science in Business Administration, majoring in accounting, at the University of Central Florida, Orlando, Florida. In addition, she is a graduate of the Virginia Bankers Association School of Bank Management, Charlottesville, Virginia.
Kevin Albrigo, age 52, will serve as Senior Executive Vice President, Chief Revenue Officer of the continuing bank after the closing. Mr. Albrigo currently serves as Senior Executive Vice President, Chief Revenue Officer of ODNBank. He joined ODNBank in November 2016, to serve as Executive Vice President, Lending, and was promoted to Senior Executive Vice President, Chief Revenue Officer in July 2019. As Senior Executive Vice President, Mr. Albrigo is responsible for leading efforts with executive management to develop and implement appropriate revenue solutions, focusing on commercial real estate, healthcare and professional services, non-profits and associations. He manages a team of industry leaders maximizing portfolio growth and profitability through effectively planning, developing, and implementing the organization’s lending strategies. Prior to joining ODNB, Mr. Albrigo served as the Managing Director at SunTrust Private Wealth Management, where he led multiple teams across the Mid-Atlantic region focused on delivering tailored wealth and financial services for physicians and their practices. A community bank veteran, Mr. Albrigo began his banking career in 1996 in the management trainee program at First Virginia Bank. Following various leadership roles in retail banking and consumer and commercial lending, Mr. Albrigo left First Virginia in 2003 (shortly after the BB&T acquisition) to join Arlington based Virginia Commerce Bank. As Senior Vice President in the Alexandria and Vienna lending teams, Mr. Albrigo developed a focus in healthcare banking providing high-quality loan portfolio growth as the bank reached milestone achievements exceeding $1 billion and then $2 billion in total assets. In 2010, Mr. Albrigo joined WashingtonFirst Bank to establish and lead its HealthCare division, where he rapidly expanded the bank’s loan portfolio through concierge-style service within healthcare, real estate, and private banking. During his six years with WashingtonFirst Bank, Mr. Albrigo served on the bank’s credit quality review teams supporting the acquisitions of Alliance Bankshares and Millennium Bank, NA propelling the bank above $1 billion in total assets. A graduate of Villanova University in Philadelphia, Pennsylvania, Mr. Albrigo earned his Bachelor of Science degree in Business Administration. He is a registered investment professional, and has completed the Virginia Banker’s Association School of Bank Management at the University of Virginia, Darden School of Business.
Penny Bladich, age 51, will serve as Senior Executive Vice President, Chief Lending Officer of the continuing bank after closing. Ms. Bladich currently serves as Senior Executive Vice President, Chief Lending Officer of ODNBank. She is responsible for overseeing all aspects of commercial lending, while working with a team of seasoned bankers to grow and manage ODNBank’s commercial loan relationships. Prior to joining ODNB in 2017, Ms. Bladich served as Senior Vice President and Market Executive for Cardinal Bank, where she was responsible for the business development efforts of a team of commercial lenders, business development officers and branch managers, while managing a sizable commercial loan portfolio. Prior to joining Cardinal in 2008, Ms. Bladich’s banking career has included positions as a Vice President and Commercial Lender for BB&T and a Vice President and Commercial Real Estate Lender for TIB Bank. Before entering the banking industry, she worked for a leading global alternative investment management firm with a focus on high-net-worth families and for one of Florida’s largest privately-owned development companies. Committed to the community, Ms. Bladich currently serves on the Board of Directors for the PGA Reach Middle Atlantic Section and is the Immediate Past Board Chair for Medical Care for Children Partnership Foundation (MCCP). Additionally, she is active in various chambers, networking and civic organizations in the Northern Virginia and D.C. Metro region. Ms. Bladich holds a Bachelor’s of Science in Marketing from the Lutgert College of Business at Florida Gulf Coast University, is a graduate of The Virginia Banker’s Association School of Bank Management at the University of Virginia, Darden School of Business and Leadership Fairfax, Class of 2012.
Board of Directors of the Continuing Corporation Following the Merger
The merger agreement provides for certain arrangements related to the boards of directors of the continuing corporation and the continuing bank after the merger. As required by the merger agreement, on or prior to the effective time, ODNB will take all necessary actions to cause the number of directors that will comprise the full board of directors of the continuing corporation at the effective time to be seventeen, consisting of ten members of the ODNB board of directors as of immediately prior to the effective time, to be designated by ODNB (after consultation with NACB) prior to the effective time, and seven members of the NACB or NCBank boards of directors, in each case as of immediately prior to the effective time, to be designated by NACB (after consultation with ODNB) prior to the effective time. Pursuant to the merger agreement, Richard B. Anderson, Jr. will serve as the non-executive Chairman of the board of directors of the continuing corporation and the continuing bank, respectively, subject to obtaining any required prior approval or consent by any governmental entity, for a period of not less than two years following the closing date. As a result, Mr. Anderson will be appointed as one of the seven NACB continuing directors of the continuing corporation and the continuing bank.

Further, on or prior to the effective time, NACB, as the sole shareholder of NCBank, and the NCBank board of directors will take all necessary actions to cause the number of directors that will comprise the full board of directors of the continuing bank at the effective time to be seventeen, consisting of ten members of the ODNB board of directors as of immediately prior to the effective time, to be designated by ODNB (after consultation with NACB) prior to the effective time, and seven members of the NACB or NCBank boards of directors, in each case as of immediately prior to the effective time, to be designated by NACB (after consultation with ODNB) prior to the effective time.
Current Members of ODNB’s Board of Directors
The following information sets forth the names, ages, principal occupation and business experience for all of ODNB’s current directors, as well as the particular experience, qualifications, attributes or skills that led the ODNB board to conclude that each should serve as a director.
Mark S. Merrill, see above under the section entitled “— Executive Officers of the Continuing Corporation Following the Merger” for information related to Mr. Merrill.
James Abdo, 65, is the President and CEO of Abdo Development, a leading Washington, D.C. developer specializing in urban communities and adaptive re-use of historic preservation, primarily in the Washington metro area and throughout Northern Virginia. Abdo Development has received critical acclaim from within the community and the press for its responsible approach to development and is considered a leader in the renewal of Washington’s historic districts. Mr. Abdo has over twenty-five years’ experience in all aspects of design/build in both commercial and residential construction. He has been named CEO of the year by SmartCEO Magazine, honored by Partners for Livable Communities, named Washingtonian of the Year by Washingtonian Magazine and was selected as the regional winner of the Ernst and Young’s “Entrepreneur of the Year” award. Mr. Abdo was recognized for his leadership in D.C. economic development with the DCBIA Building Industry Achievement Award and served for twelve years on the Washington Convention Center Authority Board. Mr. Abdo served on the Bank of Georgetown Board and its Loan Committee for eight years until its 2016 merger with United Bank. Mr. Abdo is active in the local business community and philanthropy, as he currently serves on the board of American Near East Refugee Aid (Anera), is an Honorary Trustee of Arena Stage and is a member of the Federal City Council. Mr. Abdo earned his B.A. in History and Sociology from The College of Wooster. Mr. Abdo has been an ODNB director since 2019.
Brian Athey, 50, is the Founder and President of Congressional Capital, LLC, which is a real estate lending company that provides short term, commercial loans in D.C., Maryland and Virginia. Mr. Athey is also the Founder and President of Congressional Properties, Inc., which develops multi-family and commercial properties in the Washington area. In addition, Mr. Athey is an owner of Allied Title & Escrow, a title company with offices in Virginia, Maryland, D.C., North Carolina, Florida and Texas. Mr. Athey received his B.A. with Distinction from the University of Virginia in 1999 and received his J.D. from the William and Mary School of Law in 2003. After graduating from law school, Mr. Athey clerked for the Honorable Claude M. Hilton, then the Chief Judge for the United States District Court for the Eastern District of Virginia. Mr. Athey practiced law at Reed Smith, LLP from 2004 through 2006. In 2006, Mr. Athey left Reed Smith, LLP to focus on the management of his family real estate assets and to work as a Washington, D.C. area advisor to a large real estate private equity fund. In 2008, Mr. Athey joined Webster Book, LLP, where he was a trial lawyer with particular focus on real estate litigation and federal court litigation. While practicing law at Webster Book, LLP, Mr. Athey managed his family real estate assets, before founding Congressional Capital in January of 2011. Mr. Athey has been an ODNB director since 2018.
Jennifer Bognet, 58, serves on the board of directors of Bognet Construction Associates, Inc., a commercial general contractor in the Washington metropolitan region, specializing in large tenant interior and base building projects. In that role, Ms. Bognet works closely with the Bognet executive team on corporate strategy and community relations. During her tenure as Executive Vice President, she cultivated talent and promoted from within to build an outstanding executive team, and she was instrumental in expanding a small family-owned business into a premier firm that builds award-winning projects for the region’s most notable organizations. In 2021, she was involved in the implementation of a new employee stock ownership structure, a natural evolution of Bognet’s culture of entrepreneurship and collaboration. Prior to joining Bognet Construction, Ms. Bognet worked in the software industry in both sales and systems engineering for Oracle

Corporation and Marriott International. She has held leadership positions in many commercial real estate industry organizations and philanthropies including The Greater Washington Board of Trade, Commercial Real Estate Women, Tysons Partnership, Leadership Greater Washington, Georgetown Lombardi Comprehensive Cancer Center Lombardi Women, and Women Giving Back. Additionally, she was recognized as Commercial Real Estate Women DC’s 2022 Leader of Impact, Washington Business Journal’s, Women Who Mean Business Class of 2014, Bisnow Commercial Real Estate Power Woman in 2014, and Bisnow Commercial Real Estate Woman of Influence in 2017. Ms. Bognet received her B.S. in Business Management from The Pennsylvania State University, an M.S. in Information Systems from George Mason University, and an Executive Education from Harvard Business School. Ms. Bognet has been an ODNB director since 2019.
Joseph J. DiPasquale, 57, is a partner at Fox Rothschild LLP, where his practice focuses on corporate restructuring, complex bankruptcy, debtor/creditor rights, corporate transactions, and commercial litigation. He has extensive experience working with clients in a wide range of industries, including health care, hospitality, energy, real estate, retail, distribution, manufacturing, and finance. For more than three decades, Mr. DiPasquale has built a strong record of success serving as lead counsel, trusted advisor, strategist, and fiduciary in high-stakes insolvencies. He represents debtors, creditors’ committees, Chapter 11 and 7 trustees, receivers, assignees, equity holders, secured creditors, private equity/hedge funds, and other parties. From 2009 to 2014, Mr. DiPasquale served on the board of directors of Team Capital Bank (TCB) and chaired the bank’s risk committee. He was involved in the June 2014 merger of TCB into Provident Financial Services (Provident Bank), a publicly traded company. Mr. DiPasquale also served as a director on the board of Cornerstone Family Programs & Morristown Neighborhood House. He previously served on the board of directors of the New Jersey Friends of Roger Williams School of Law Foundation as well as the fundraising committee of the Community FoodBank of New Jersey. Mr. DiPasquale received his B.A. from Muhlenberg College, and his J.D. from Widener University Commonwealth Law School. After completing law school, Mr. DiPasquale served as the law clerk for the Hon. William F. Tuohey of the U.S. Bankruptcy Court for the District of New Jersey. Mr. DiPasquale has been an ODNB director since 2019.
Charlene Friedman, 78, is the Chief Financial Officer of the Friedman Real Estate Group located in State College Pennsylvania. Her company manages an impressive portfolio of over 140 properties which includes hotel, retail, commercial and residential units. Ms. Friedman holds several professional designations to include a Certified Commercial Investment Member (CCIM) and Certified Property Manager (CPM). Additionally, Ms. Friedman remains active in a number of Central Pennsylvania business organizations including the Centre County and Pennsylvania Associations of Realtors, the Downtown State College Partnership, the Institute of Real Estate Management, and the Commercial Investment Real Estate Institute. She has been recognized numerous times as one of Pennsylvania’s “Best 50 Women in Business,” and has served as an adjunct professor at the Pennsylvania State University teaching Real Estate Administration & Management. Ms. Friedman received her B.S. Degree in Education from Seton Hall University and has completed post-graduate studies in Disadvantaged Youth/Psychology at the University of Oregon, as well as Accounting from The Pennsylvania State University. Ms. Friedman has been an ODNB director since 2023.
Ambrish Gupta, 68, is a recognized, Board-certified physician with decades of experience in the healthcare industry, and currently serves as the President and Physician of Medical Associates of Northern Virginia. He is also an active real estate investor and developer in the Greater Washington, D.C. market, and has served appointments as Clinical Assistant Professor at George Washington University and Virginia Commonwealth University. Dr. Gupta also has a broad range of board and governance experience ranging from service on various medical boards, serving on the advisory board for a regional community bank, and as a former director of a $700 million asset bank and holding company in the Mid-Atlantic region. Dr. Gupta has been an ODNB director since 2018.
Robert C. Hubbell, 68, formerly served as Principal and President for Brookfield Residential. Mr. Hubbell is also an investor in multi-family residential housing projects and owner of three golf clubs in the Northern Virginia area. He is a member of the Northern Virginia Building Industry Association (NVBIA) and the leader of the Building Leaders Group made up of the executives of the top 20 public and private builders in the Washington metropolitan area. He sits on the Board of the Lisa Sechrist Memorial Foundation that provides scholarship funds for women in higher education. He also currently serves on the Advisory Board of the Land Development Design Initiative (LDDI) at Virginia Tech. Mr. Hubbell has been an ODNB director since 2021.
John (Jack) M. Infield, see above under the section entitled “— Executive Officers of the Continuing Corporation Following the Merger” for information related to Mr. Infield.
David W. Levy, 69, is the former Managing Director at Pickwick Capital Partners, a position he held from 2012 to 2025. Before that, he served as Vice Chairman of Investment Banking and Co-Head of the Financial Institutions Group at Cowen & Company from 2009 to 2010 and served as Senior Managing Director at Bear Stearns from 2005 to 2008. Before Bear Stearns, Mr. Levy spent over 23 years at Citigroup Global Markets as a Managing Director and Head of the Bank and Financial Services Group, and Salomon Brothers Inc. as a Managing Director and Co-Head of the Financial Institutions Department. Mr. Levy also presently serves on the Board of Directors of FirstSun Capital Bancorp, a bank holding company with approximately $15.7 billion in assets. Mr. Levy attended The Wharton School of the University of Pennsylvania where he earned a B.S. in Economics in addition to an M.B.A. in Finance. Mr. Levy has been an ODNB director since 2013.
Alfred H. Moses, 97, is the Vice Chairman and Co-Founder of IntraFi, the largest provider of deposit allocation services to U.S. banks, Co-Founder Emeritus of Promontory Financial Group, a leading global financial services risk management and regulatory compliance firm, and Senior Counsel in Covington & Burling LLP’s Washington, D.C. office. He is also currently a member of the Diplomatic Council on Energy Security (SAFE), chair of UN Watch, chair of the American Jewish Committee’s National Advisory Council, honorary chair of ANU, the Museum of the Jewish People in Israel, chair of the Banneker Bound Foundation, and a member of the International Board of Atidim, the Council on Foreign Relations and the Metropolitan Club. His distinguished career in public service includes serving the Carter administration as Special Advisor and Special Counsel to the President, as well as the Clinton administration as Ambassador to Romania and Special Presidential Envoy for the Cyprus Conflict. Mr. Moses worked over two decades to free Jews and others in Communist Romania, for which he was honored in 2002 as the only American to be awarded Romania’s Marc Cruce medal. He is a published author who has written and lectured extensively on banking, legal, international relations and social issues. A U.S. Navy veteran, Mr. Moses served as an active duty intelligence officer and on the staff of the Chief of Naval Operations. He received his B.A. degree with Highest Distinction from Dartmouth College, did graduate work at the Princeton Woodrow Wilson School of Public and International Affairs, and received his J.D. from Georgetown University Law School. Mr. Moses was an editor of the Law Journal and has been awarded honorary degrees by leading universities in this country and Europe. Mr. Moses has been an ODNB director since 2019.
Mayur Patel, 51, is a co-founder of Laughner Patel Developers (“LPD”). LPD specializes in the development of medical and healthcare facilities. The company provides real estate development services including site-search, design, development and construction of healthcare projects. Prior to founding LPD, Mr. Patel served as general counsel to Hersha Hospitality Trust, a publicly traded hospitality real estate investment trust. Mr. Patel also serves as a Commissioner with the Pennsylvania Human Relations Commission and serves on the boards of AAA of Central Pennsylvania and Harrisburg University. Mr. Patel graduated from Randolph Macon College in Ashland, VA with B.A. in International Relations and Political Science, and he earned his J.D. degree from the Villanova University School of Law. Mr. Patel has been an ODNB director since 2018.
Robert E. Poole, Jr., 75, is CEO of S&A Homes, a home building and land development company, Allied Mechanical and Electrical, a commercial and residential HVAC company, Space Mart Development Company, LP, a self-storage developer, and Poole Anderson Construction, a construction management design/build and general contracting firm. Mr. Poole develops and invests in various areas of real estate including apartments, self-storage facilities, and retail centers. Mr. Poole earned his B.S. degree in Accounting at The Pennsylvania State University in 1972 and an M.B.A. from Fairleigh Dickinson. Mr. Poole was recognized with Penn State’s Alumni Fellow Award in 2001 and the Distinguished Alumni Award in 2006. He served on the Executive Committee of the Greater Penn State 21st Century campaign, was Chair of the Leadership Gifts Committee of For the Future: The Campaign for Penn State Students and was on the Executive Committee of the Penn State Grand Destiny Campaign. Mr. Poole is Chair of the Schreyer Honors College Advisory Board and serves as an Emeritus member of the Board of Visitors for the Smeal College of

Business. Active in business and community affairs, Mr. Poole’s past activities have included serving on the boards of several public bank and bank holding companies including: United Federal Bank, Waypoint Financial Corp., Tower Bancorp, Inc., and Susquehanna Bancshares, Inc. Mr. Poole has also dedicated his time to improving the accessibility and quality of healthcare in Pennsylvania. Since 2005, Mr. Poole has been a member of the Geisinger Health Board of Directors. Mr. Poole has been an ODNB director since 2018.
William G. Reilly, 63, is currently the CEO of Champion Title, Sterling, Virginia, a title insurance, and real estate settlements company. Mr. Reilly also is the managing member of Navy Federal Title, Prestige Title, PSR Title, Tandem Title, CWC Title, MBC Title, HRC Title, Fortified Title, Washington Metro Title, Pantheon Title, DFH Title, and ACM Title. Mr. Reilly is an experienced bank director, and was a founding board member of Reston, Virginia-based WashingtonFirst Bank, and its parent company WashingtonFirst Bankshares, Inc., from 2004 until its sale to Sandy Spring Bancorp, Inc. in 2017. He is currently on the board of ICARE, a program which provides ICARE services for special needs adults. Before he was a former board member of the Melanoma Research Foundation, as well as managing member of D.C. Wings of Hope. Mr. Reilly received his B.S. in Business Administration from Roanoke College. Mr. Reilly has been an ODNB director since 2021.
William H. Shawn, 78, is an established lawyer with a distinguished background working in business and law. He has been Co-Managing Partner of ShawnCoulson International Lawyers, based in Washington, D.C. since 1986. Mr. Shawn has deep experience representing clients with a specific emphasis in ethics, intellectual property, antitrust, transactions, and regulatory affairs. Mr. Shawn is also an owner and founder of the Exclusive Automotive Group of Northern Virginia automobile dealerships, a partner in SilverArrow Americas, an international private equity company, a member of District of Columbia Bar Association, and served as an adjunct professor and an emeritus member of the Dean’s Board of Advisors at his alma mater, The George Washington University Law School. He also earned a B.A. from The George Washington University’s Elliott School of International Affairs. Mr. Shawn has been an ODNB director since 2018.
Board Composition
ODNB’s board of directors currently consists of fifteen directors. As discussed above, pursuant to the merger agreement, as of the effective time, the board of directors of the continuing corporation will be expanded to seventeen directors, consisting of ten ODNB continuing directors and seven NACB continuing directors. Approval of the ODNB articles amendment proposal is required for this board expansion to take effect. ODNB’s articles of incorporation currently limit the board’s ability to increase the number of directors between shareholder meetings, and without removal of that restriction, the board cannot be properly constituted at closing in the manner required by the merger agreement. The ODNB articles amendment proposal removes this limitation and replaces it with a restated provision that retains the existing five-to-twenty-five director range and the annual election of directors, but eliminates the interim increase restriction so that the board of directors of the surviving corporation may be expanded to seventeen directors as described above upon consummation of the merger.
Pursuant to the merger agreement, Richard B. Anderson, Jr. will serve as the non-executive Chairman of the board of directors of the continuing corporation and the continuing bank, respectively, subject to obtaining any required prior approval or consent by any governmental entity, for a period of not less than two years following the closing date. As a result, Mr. Anderson will be appointed as one of the seven NACB continuing directors of the continuing corporation and the continuing bank.
At the first two annual meetings of shareholders following the effective time, the continuing corporation shall nominate and recommend each ODNB continuing director and each NACB continuing director for reelection to the board of directors and the continuing corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the board of directors that its shareholders vote to reelect each ODNB continuing director and each NACB continuing director.
From and after the effective time until the date of the continuing corporation’s or the continuing bank’s 2028 annual meeting of shareholders, as applicable, no vacancy on the board of directors created by the cessation of service of a director shall be filled by the board of directors and the board of directors shall not nominate any individual to fill such vacancy, unless (i) such individual would be an independent director of the continuing corporation or continuing bank, as applicable (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of an ODNB continuing director or an ODNBank continuing director, not less than a majority of the ODNB continuing directors or the ODNBank continuing directors, respectively, have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (iii) in the case of a vacancy created by the cessation of services of an NACB continuing director or an NCBank continuing director, not less than a majority of the NACB continuing directors or the NCBank continuing directors, respectively, have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy. However, any appointment, nomination and recommendation must be made in accordance with the continuing corporation’s or continuing bank’s corporate governance guidelines, applicable law and the rules of any securities exchange on which the continuing corporation’s securities are listed.
Board Leadership Structure
Pursuant to the merger agreement, the continuing corporation will have a non-executive Chairman of the Board and a separate Chief Executive Officer, with each role held by a different individual. Each of the board of directors of ODNB and NACB believes that separating the roles of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure for the continuing corporation upon consummation of the merger. This structure allows the Chief Executive Officer to focus on the day-to-day management of the continuing corporation’s business and operations, while the Chairman of the Board is able to focus on board leadership, governance matters, and facilitating communication between the board and senior management.
Pursuant to the merger agreement, Richard B. Anderson, Jr. will serve as the non-executive Chairman of the board of directors of the continuing corporation and the continuing bank, respectively, subject to obtaining any required prior approval or consent by any governmental entity, for a period of not less than two years following the closing date.
The non-executive Chairman of the Board of the continuing corporation will preside over meetings of the full board of directors, including executive sessions of the non-management and independent directors. Each of the board of directors of ODNB and NACB believes that having a non-executive Chairman of the Board of the continuing corporation provides effective independent oversight of management, promotes accountability, and enhances the board’s ability to fulfill its oversight responsibilities on behalf of the continuing corporation’s shareholders.
Each of the board of directors of ODNB and NACB recognizes that different board leadership structures may be appropriate for different companies at different times, and that the appropriate leadership structure of the continuing corporation may evolve over time as circumstances change. Accordingly, the board of directors of the continuing corporation will periodically review its leadership structure to evaluate whether such structure continues to serve the best interests of the continuing corporation and its shareholders.
Risk Oversight
Upon consummation of the merger, one of the primary functions of the board of directors of the continuing corporation will be informed oversight of the continuing corporation’s risk management processes. The board of directors of the continuing corporation does not anticipate establishing a standing risk management committee. Instead, the board intends to administer this oversight function directly, both through the full board and through its various committees, each of which will address risks inherent in its respective area of oversight. For example, the audit committee of the continuing corporation will be responsible for overseeing risks associated with financial reporting, operational, privacy and cybersecurity, competition, legal, regulatory and compliance matters; the compensation committee will be responsible for overseeing risks associated with the continuing corporation’s compensation policies and programs; and the nominating and corporate governance committee will oversee risks associated with board composition, corporate governance practices, and succession planning, among others. Following consummation of the merger, the board of directors of the continuing corporation also expects to oversee risks associated with the integration of NACB into ODNB, including operational, systems, and personnel-related integration risks.

Each standing committee will report to the full board on risk matters within its area of oversight as appropriate, ensuring that the full board remains informed of the continuing corporation’s overall risk profile. The full board will also receive regular reports from management regarding the continuing corporation’s material risks, including operational, financial, legal, regulatory, and strategic risks, and will have direct access to members of senior management responsible for risk management functions. While the board of directors of the continuing corporation will be responsible for risk oversight, management of the continuing corporation will be primarily responsible for identifying, assessing, and managing the risks facing the continuing corporation on a day-to-day basis.
Director Independence
The continuing corporation’s board of directors will be subject to the director independence requirements of Nasdaq. Under the Nasdaq rules, a director qualifies as “independent” only if the board affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The continuing corporation board will undertake a review of its composition, the composition of its committees and the independence of its directors and consider whether any director has a material relationship with the continuing corporation that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The board of directors of the continuing corporation will be comprised of a majority of directors that qualify as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the continuing corporation board will consider the relationships that each non-employee director has with the continuing corporation and all other facts and circumstances the continuing corporation board deemed relevant in determining their independence, including the director’s beneficial ownership of the common stock of the continuing company.
To the extent applicable, the continuing corporation will comply with Nasdaq’s phase-in rules with respect to board committee composition and will take all necessary steps to satisfy applicable Nasdaq independence requirements within the timeframes prescribed by Nasdaq.
Board Committees
Following consummation of the merger, the board of directors of the continuing corporation will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee will operate pursuant to a written charter adopted by the continuing corporation board, which will set forth the committee’s purpose, composition requirements, and responsibilities. Each committee will be composed entirely of directors who satisfy the applicable independence requirements of Nasdaq and, where applicable, the SEC. The board of directors may, from time to time, establish additional committees as it deems necessary or appropriate. Following the effective time, copies of the continuing corporation’s committee charters will be posted on its website, https://www.odnb.bank/About-Us/Investor-Relations (as such website may be updated by the continuing corporation), as required by applicable SEC and the Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
The primary purpose of the audit committee of the continuing corporation will be to discharge the responsibilities of the continuing corporation with respect to the continuing corporation’s accounting, financial, and other reporting and internal control practices and to oversee its independent registered accounting firm. Specific responsibilities of the audit committee are anticipated to include, among other things:
•
the appointment, compensation, retention and oversight of the work of any independent registered accounting firm;

•
establishing procedures for the receipt, retention and treatment of complaints received by the continuing corporation regarding accounting, internal accounting controls or auditing matters;

•
oversight of the continuing corporation’s internal audit function;

•
monitoring the continuing corporation’s financial reporting process and reviewing the Company’s required regulatory filings;

•
reviewing with management and the independent registered accounting firm the adequacy of internal controls; and

•
reviewing the continuing corporation’s Code of Ethics.

Each member of the audit committee will satisfy the applicable independence requirements of Nasdaq and the SEC. Each member of the continuing corporation’s audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules. In making this determination, the continuing corporation board will examine each audit committee member’s formal education and previous and current experience in financial and accounting roles. At least one member of the audit committee will qualify as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K and the applicable Nasdaq listing rules.
Compensation Committee
The primary purpose of the compensation committee of the continuing corporation will be to aid the board in meeting its overall responsibilities with regard to the oversight, compliance and determination of executive compensation, including assisting the board with respect to the continuing corporation’s compensation programs applicable to directors and executive officers of the continuing corporation. The specific responsibilities of the compensation committee of the continuing corporation are anticipated to include, among other things:
•
determining, or recommending to the board for determination, the compensation of the continuing corporation’s Chief Executive Officer and other executive officers;

•
reviewing and approving employment agreements and any severance arrangements for the continuing corporation’s Chief Executive Officer and other executive officers;

•
reviewing and approving the overall executive compensation philosophy of the continuing corporation;

•
assisting in the development of executive succession plans;

•
reviewing the continuing corporation’s executive compensation programs;

•
reviewing and overseeing the administration of the continuing corporation’s incentive and other employee benefit plans; and

•
reviewing and recommending to the board the compensation of non-management members of the board of directors.

Each member of the compensation committee will satisfy the applicable independence requirements of Nasdaq and the SEC.
Nominating and Corporate Governance Committee
The specific responsibilities of the nominating and corporate governance committee of the continuing corporation are anticipated to include, among other things:
•
reviewing and making recommendations regarding the board’s structure, size and composition;

•
identifying individuals qualified to become board members, consistent with any criteria approved by the board, and recommending nominees to stand for election as directors;

•
making recommendations on board committee assignments, committee responsibilities and the selection of their chairs; and

•
overseeing the evaluation of the performance of the board and its committees.

Each member of the nominating and corporate governance committee will satisfy the applicable independence requirements of Nasdaq and the SEC.
Compensation Committee Interlocks
None of the individuals who will serve as members of the compensation committee of the continuing corporation’s board of directors following consummation of the merger has served as an officer or employee of the continuing corporation or any of its subsidiaries. Following consummation of the merger, none of the continuing corporation’s executive officers is expected to serve as a member of the board of directors or compensation committee of any other company that has an executive officer serving on the continuing corporation’s board of directors or compensation committee.
Code of Ethics
The continuing corporation board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of the continuing corporation’s Code of Business Conduct and Ethics will be posted on the continuing corporation’s website at
https://www.odnb.bank/About-Us/Investor-Relations (as such website may be updated by the continuing corporation). Information contained on or accessible through the continuing corporation’s website is not a part of this joint proxy statement/prospectus, and the inclusion of the continuing corporation’s website address in this joint proxy statement/prospectus is an inactive textual reference only. The continuing corporation intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Ethics on its website rather than by filing a Current Report on Form 8-K.
Certain Relationships and Related Transactions
ODNB has procedures in place to identify, review, approve and disclose, if necessary, transactions between ODNB or ODNBank and their executive officers and directors, immediate family members of executive officers and directors, entities directly or indirectly controlled by a director or executive officer, and persons known by ODNB to be a beneficial owners of more than 5% of the ODNB common stock. As part of management’s related party transaction monitoring, each director and executive officer completes a questionnaire on an annual basis that is designed to elicit information about any potential related party transactions.
ODNBank entered into a letter of intent and preconstruction agreement with 1752 North Atherton Street Associates, LP (1752 NAS”) for the design and construction of a commercial building at 1752 North Atherton Street, State College, Pennsylvania, which will include an ODNBank branch and the headquarters of Centre 1st Bank, a division of ODNBank. 1752 NAS is a related interest of Robert Poole, who is a director of ODNB and ODNBank. As of the date of this joint proxy statement/prospectus, ODNBank has paid $760 thousand to 1752 NAS in connection with the architectural, design, engineering and other costs 1752 NAS has incurred in connection with the proposed design and construction of the commercial building.
ODNB and ODNBank, during the normal course of business, have made loans and provided other banking services to the directors and executive officers of ODNB, including their family members and businesses and professional organizations with which they are associated, and management expects that ODNB and ODNBank will continue to engage in such banking transactions in the future. Such loans and other banking services were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and banking services with persons not related to ODNB or ODNBank, and did not involve more than the normal risk of collectability or present other features unfavorable to ODNB or ODNBank.
On March 31, 2026, $76.8 million of loans were outstanding to individuals who are executive officers, directors or affiliates of the Company. None of such loans were classified as substandard, doubtful or loss.

DIRECTOR AND EXECUTIVE COMPENSATION
Director Compensation
Non-employee directors who attend at least 75% of all regular ODNB board meetings are entitled to receive an annual cash retainer of $20,000 and an annual vested stock award with an intended grant date value of $15,000 (other than Mr. Shawn, who in 2025 received an annual cash retainer of $35,000 and no stock award).
The Chair of the Loan Committee is entitled to an additional $5,000 annual cash retainer, and the chairs of each other standing committee are entitled to an additional $2,500 annual cash retainer. Loan Committee members are entitled to an additional $10,000 cash payment, and members of each other standing committee are entitled to an additional $7,500 cash payment for each committee served. Mr. Poole received an additional $11,500 annual cash retainer for his role as Lead Independent Director of the Board of Directors.
On January 1, 2025, each non-employee director also received a one-time restricted stock award with an intended grant date value of $15,000, in recognition of their contributions to the strategic initiatives of the Company. These restricted stock awards vested on December 31, 2025.
The following table summarizes compensation earned by ODNB’s non-employee directors for the year ended December 31, 2025.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3)(4) ($)	All Other Compensation ($)	Total ($)
James Abdo	30,000	30,006	—	60,006
Brian Athey	37,500	30,006	—	67,506
Jennifer Bognet	37,500	30,006	—	67,506
Joseph J. DiPasquale	27,500	30,006	—	57,506
Charlene Friedman	28,750	30,006	—	58,756
Ambrish Gupta	37,500	30,006	—	67,506
Robert C. Hubbell	27,500	30,006	—	57,506
David W. Levy	37,500	30,006	—	67,506
Alfred H. Moses	35,000	30,006	—	65,006
Mayur Patel	42,500	30,006	—	72,506
Robert E. Poole, Jr.	49,000	30,006	—	79,006
William G. Reilly	30,000	30,006	—	60,006
William H. Shawn	52,503	15,003	—	67,506

(1)
Messrs. Merrill and Infield do not receive additional compensation for their service as directors of ODNB. Their compensation as named executive officers of ODNB is reflected in the Summary Compensation Table below.

(2)
The amounts reported reflect the grant date fair value of stock awards made during 2025, as computed in accordance with FASB ASC Topic 718. See Note 12 in our financial statements attached hereto as Annex F for a description of how we compute the grant date fair value of equity-based compensation.

(3)
The amounts in this column reflect the combined value of the annual vested stock award and the one-time restricted stock award granted during 2025.

(4)
At December 31, 2025, non-employee directors held no unvested shares.

Executive Compensation
The primary objective of ODNB’s executive officer compensation program is to attract and retain highly skilled and motivated executive officers that significantly contribute to ODNB’s success. The executive officers are expected to manage ODNB to promote its growth and profitability, minimize risk, and advance the interests of its shareholders. As such, ODNB’s compensation program is designed to provide levels of compensation that reflect the executive’s role in the organization and reward the individual’s performance within the context of ODNB’s performance.
The compensation committee of the ODNB board (the “Compensation Committee”) believes that evaluating performance in this manner aligns the interests of ODNB’s executive officers with the achievement of long-term sustainable financial performance and resulting increases in shareholder value. The Compensation Committee also believes that ODNB’s compensation program contributes to achieving these results.
The principal elements of ODNB’s executive compensation program are annual base salary and incentive compensation, including short-term incentive compensation through an annual non-equity incentive plan and long-term incentives through the grant of restricted stock and stock option awards and book value appreciation rights.
ODNB views the principal elements of its executive compensation as related, but distinct, and aims to deliver competitive annual total compensation opportunities to ODNB’s executive officers commensurate with individual and company performance. ODNB determines the appropriate level for each compensation element based, in part, but not exclusively, on its view of internal equity and consistency, performance, the competitive landscape and other information it deems relevant. ODNB believes that the grant of equity-based awards and book value appreciation rights are a motivator in attracting and retaining executives over the long-term, and that salary and cash bonuses through its annual non-equity incentive compensation plan are important considerations in the short-term.
Annually, the Compensation Committee performs a strategic review of ODNB’s executive officers’ total compensation. Through this review, the Compensation Committee determines whether ODNB adequately compensates its executive officers for both individual and organizational results, relative to external compensation benchmarks. The Compensation Committee considers ODNB’s internal objectives (financial and non-financial), the individual executive’s contribution to company objectives, external peer compensation levels and peer performance in making annual compensation decisions for ODNB’s executive officers. The Compensation Committee also engages an independent third-party compensation consultant from time to time, to help ensure that ODNB’s executive compensation practices align with general peer compensation approaches. The Compensation Committee also receives annual assessments prepared by the Chief Executive Officer regarding the performance of each named executive officer (“NEO”), other than the Chief Executive Officer.
The Compensation Committee also regularly reviews ODNB’s compensation policies to identify any practice that might expose ODNB to unacceptable risk. At the present time, the Compensation Committee believes that ODNB’s current executive compensation program is not likely to have a material adverse effect on ODNB.
Summary Compensation Table
The following table sets forth an overview of the compensation for Mark S. Merrill, Chairman and Chief Executive Officer of ODNB, John (Jack) M. Infield, President of ODNB, and Kevin Albrigo, Senior Executive Vice President, Chief Revenue Officer of ODNBank, who collectively constitute ODNB’s NEOs for the year ended December 31, 2025.

The current compensation of the NEOs is not necessarily indicative of how ODNB will compensate its NEOs in the future. Evaluation and changes, as needed, are made to ODNB’s compensation structure to ensure compensation packages remain competitive and align with ODNB’s compensation philosophy.
Name & Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Mark S.Merrill Chairman & Chief Executive Officer	2025	635,000	998,387	39,329	1,672,716
John (Jack) M. Infield President	2025	407,500	622,617	19,402	1,049,519
Kevin Albrigo Senior Executive Vice President, Chief Revenue Officer	2025	405,000	350,000	17,922	772,922

(1)
Amounts shown in this column reflect annual incentives earned during 2025 under the ODNB Senior Executive Incentive Plan and, for Messrs. Merrill and Infield respectively, $379,262 and $247,617 in payments under the ODNB Amended and Restated 2020 Book Value Appreciation Rights Plan.

(2)
These amounts reflect the following items: (i) for Mr. Merrill, $2,065 in personal use of a company car, $28,680 in country club dues and initiation fees, $7,000 in matching contributions under ODNB’s 401(k) plan and $1,584 for executive life insurance provided through the ODNB Split Dollar Life Insurance Plan; (ii) for Mr. Infield, $10,217 in country club dues, $5,552 in matching contributions under ODNB’s 401(k) plan and $3,633 for executive life insurance provided through the ODNB Split Dollar Life Insurance Plan; and (iii) for Mr. Albrigo, $3,098 in personal use of a company car, $7,800 in country club dues , $5,008 in matching contributions under ODNB’s 401(k) plan and $2,016 for executive life insurance provided through the ODNB Split Dollar Life Insurance Plan. The value of the executive life insurance coverage was determined based on the rates specified in IRS Table 2001.

Elements of Compensation
Base Salary
ODNB generally sets annual base salaries for its executive officers based on the executive’s experience, individual performance for the prior year, and ODNB’s and ODNBank’s prior year financial results. ODNB also considers comparative peer salary data and believes that base salaries are set at levels that enable ODNB to hire and retain individuals in the banking and financial services industry who can drive achievement of ODNB’s overall objectives.
ODNB’s compensation committee generally reviews executive salaries at the beginning of each calendar year, with new salaries generally taking effect in January for NEOs.
Incentive Compensation
Short-Term Incentive Compensation
Messrs. Merrill, Infield and Albrigo each participated in the ODNB Senior Executive Incentive Plan (the “SEIP”) during 2025. Under the SEIP, participating executives may earn annual cash incentive compensation upon the achievement of short-term strategic and financial performance goals set by the Compensation Committee. The achievement of these performance goals is intended to contribute to the creation of long-term shareholder value.
Under the SEIP, the Compensation Committee defines performance measures, goals and weightings for each participating executive at the beginning of each year with input from ODNB’s Chief Executive Officer. Each goal, other than corporate / company leadership performance, is based on quantifiable objectives consisting of threshold, target, target plus and cap levels of achievement.

The performance measures support ODNB’s strategic plan and create executive accountability by ensuring rewards are tied to ODNB’s financial and strategic success. The Compensation Committee and the ODNB board have the discretion to reduce incentive payments on an individual or group basis by as much as 100% if they determine that excessive risk has been taken to achieve goals.
The award opportunities are calculated as a percentage of the participating executive’s base salary. For 2025, each of ODNB’s NEOs had a target opportunity and cap under the SEIP equal to 50% and 100% of his base salary, respectively. The performance measures and weightings applicable to ODNB’s NEOs for 2025 are summarized in the table below:
2025 Performance Measure	Mark S. Merrill	John (Jack) M. Infield	Kevin Albrigo
Adjusted Pre-Tax Income	60%	50%	20%
Net Interest Margin	10%	10%	0%
Loan Growth	0%	0%	10%
Deposit Growth	10%	20%	20%
Adjusted Net Revenue	0%	0%	40%
Corporate / Company Leadership Performance	20%	20%	10%
TOTAL	100%	100%	100%
For each financial measure, the target achievement level was set at the budgeted amount in the 2025 Financial Plan and Budget approved by the ODNB board. Accordingly, the target achievement levels were intended to correspond to the attainment of expected results, which the Compensation Committee believed would require high performance by ODNB’s management team. The attainment of target-plus and cap level achievement levels represented highly challenging “stretch” goals. Payout of any amount under the 2025 SEIP required achievement of at least 70% of the pre-tax income goal.
The amounts earned by ODNB’s NEOs under the SEIP for 2025 were $619,125 for Mr. Merrill (98% of base salary), $375,000 for Mr. Infield (92% of base salary), and $350,000 for Mr. Albrigo (86% of base salary). These amounts are included as part of the total amount shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Long-Term Incentive Compensation
ODNB maintains the ODNB Amended and Restated 2020 Book Value Appreciation Rights Plan (the “BVAR” Plan). The BVAR Plan is intended to provide key employees of ODNB with an incentive to increase the value of ODNB.
Under the BVAR Plan, each BVAR unit entitles its holder to payment of an amount equal to the increase, if any, of the tangible book value per share of ODNB’s common stock (excluding changes in accumulated other comprehensive gain / loss) from the date of the award to the date of vesting; provided the increase in book value is at least 10% from the value on the date of the award. BVAR units vest on the fifth anniversary date of the award (or, if sooner, upon (i) termination of the grantee’s employment due to death or disability, or (ii) upon a change in control of ODNB), provided the participant remains employed by ODNB through the date of vesting. Payment in respect of vested BVAR units is made automatically following the vesting date. Up to 500,000 BVAR units may be issued under the BVAR Plan.
During 2025, 200,000 BVAR units vested and payment was made in respect of those units. Specifically, Mr. Merrill vested in 121,000 BVAR units and Mr. Infield vested in 79,000 BVAR units in October 2025. In each case, the increase in tangible book value per share as calculated per the Plan document was $3.13 per unit, resulting in a cash payment of $379,262 to Mr. Merrill and $247,617 to Mr. Infield. These amounts are included as part of the total amount shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
Mr. Albrigo vested in 20,000 BVAR units in January 2026. The increase in tangible book value per share as calculated per the Plan document was $3.44, resulting in a cash payment to Mr. Albrigo of $68,878 for these units in January 2026. This amount will be reported in ODNB’s Summary Compensation Table next year, as part of Mr. Albrigo’s 2026 compensation, if he continues to be an NEO at that time.

In March 2022, the following BVAR units were awarded to ODNB’s NEOs under the BVAR Plan: 25,000 for Mr. Merrill, 15,000 for Mr. Infield, and 5,000 for Mr. Albrigo. The starting tangible book value per share as calculated per the Plan document was $10.72 per unit on the date of these awards. These units remain outstanding and are scheduled to vest in March 2027.
In March 2026, the following BVAR units were awarded to ODNB’s NEOs under the BVAR Plan: 100,000 for Mr. Merrill, 25,000 for Mr. Infield, and 25,000 for Mr. Albrigo. The starting tangible book value per share as calculated per the Plan document was $13.12 per unit on the date of these awards. For these units, the increase in tangible book value required for payout was changed from at least 10% to at least 20%. These units remain outstanding and are scheduled to vest in March 2031.
There are 40,000 BVAR units available for future awards under the BVAR Plan. However, at this time, the Compensation Committee does not anticipate awarding additional BVAR units. Instead, the Compensation Committee expects to deliver future long-term incentive compensation primarily in the form of equity-based awards.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding stock options and stock awards held by the NEOs as of December 31, 2025.
Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Mark S. Merrill	8,000	—	10.00	5/25/2027	7,200(2)	94,176
	12,000	—	10.00	5/25/2027	—	—
	10,000	—	10.00	1/25/2028	—	—
	30,000	—	11.25	10/25/2028	—	—
	40,000	—	11.25	5/30/2029	—	—
	171,428	28,572(3)	13.00	1/1/2030	—	—
	20,000	40,000(4)	11.00	5/1/2034	—	—
John (Jack) M. Infield	24,000	—	10.00	5/25/2027	6,000(2)	78,480
	7,000	—	10.00	1/25/2028	—	—
	16,000	—	11.25	10/25/2028	—	—
	20,000	—	11.25	5/30/2029	—	—
	100,000	—	13.00	1/1/2030	—	—
	10,000	40,000(4)	11.00	5/1/2034	—	—
Kevin Albrigo	24,000	—	10.00	5/25/2027	3,000(2)	39,240
	7,000	—	10.00	1/25/2028	—	—
	16,000	—	11.25	10/25/2028	—	—
	20,000	—	11.25	5/30/2029	—	—
	80,000	20,000(3)	13.00	12/31/2031	—	—
	6,000	24,000(4)	11.00	5/1/2034	—	—

(1)
Market value of shares or units is calculated on the basis of $13.08 per share, the amount determined by ODNB’s board to represent the per share fair market value of ODNB’s common stock as of December 31, 2025.

(2)
These stock awards are scheduled to vest in three equal installments, on September 29th of each of 2026, 2027 and 2028, subject generally to the continued employment of the grantee through the applicable vesting date.

(3)
These stock options are scheduled to vest and become exercisable on December 31, 2026, subject generally to the continued employment of the grantee through the vesting date.

(4)
These stock options are scheduled to vest and become exercisable in four equal installments, on May 1st of each of 2026, 2027, 2028 and 2029, subject generally to the continued employment of the grantee through the applicable vesting date.

Other Compensation & Benefits
Equity-Based Compensation
ODNB maintains the ODNB Financial Corporation Amended and Restated 2014 Stock Plan (“Stock Plan”). The Stock Plan is intended to provide key employees, non-employee directors and qualified key advisors with an incentive to increase the value of the Company.
Under the Stock Plan, up to 1,756,000 shares of common stock may be issued for awards of stock options, restricted stock and restricted stock units. Options granted under the plan expire no more than 10 years from date of grant. Option exercise prices under the plan shall be set at the date of grant, but shall not be less than 100% of fair market value on the date of grant. As of December 31, 2025, 152,774 shares remained available for grant under the Stock Plan.
ODNB does not have a policy regarding the timing for grant of equity-based awards, but grants restricted stock and stock options from time to time in the discretion of the Compensation Committee.
401(k) Plan
In addition, ODNB maintains, and the NEOs participate in, a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis and under which ODNB makes employer matching contributions. ODNB matches 50% of the first 4% of participant contributions (up to a maximum matching contribution of $7,000 for 2025 and $7,200 for 2026), and participants are always fully vested in those matching contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code.
ODNB does not maintain any defined benefit pension plans or non-qualified deferred compensation plans.
Other Benefits
ODNB currently provides welfare benefits that are available to all of its employees, including its NEOs, including health, dental, life, vision, group-term life insurance and disability insurance.
The Company provides just a few executive-level benefits and perquisites, which for the NEOs are limited to the use of a company car, country club dues (and where applicable, country club initiation fees), and executive life insurance.
Executive life insurance is provided pursuant to the ODNB Split Dollar Life Insurance Plan. Under this plan, if a participating officer dies while employed, the officer’s designated beneficiary will receive a death benefit ($800,000 for Messrs. Merrill and Albrigo, and $100,000 for Mr. Infield).
Employment Agreements
The following provides a summary description of the existing employment agreements ODNB and ODNBank currently have with the NEOs. As further described below, Mr. Infield has entered into a new employment agreement with the company in connection with his assumption of the role of President at ODNB upon the closing of the merger, and the agreement will become effective at that time.

Employment Agreement with Mr. Merrill
ODNBank and Mr. Merrill entered into an employment agreement dated as of June 14, 2016, which was subsequently amended by a First Amendment to Employment Agreement dated November 4, 2016, a Second Amendment to Employment Agreement dated April 21, 2017, and a Third Amended and Restated Employment Agreement dated October 25, 2018, pursuant to which Mr. Merrill served as the President and Chief Executive Officer (“CEO”) of ODNBank. Effective July 1, 2022, ODNBank and ODNB completed a reorganization pursuant to which ODNBank became a wholly-owned subsidiary of ODNB. Mr. Merrill, ODNB, and ODNBank entered into a Fourth Amended and Restated Employment Agreement dated as of July 1, 2022 pursuant to which Mr. Merrill serves as the CEO of both ODNB and ODNBank. Mr. Merrill’s employment agreement had an initial term of three years, which renews annually for successive one year terms unless his employment is earlier terminated in accordance with the provisions of the agreement, or Mr. Merrill provides written notice to ODNB and ODNBank, not less than 60 days prior to the anniversary date of the agreement, of his desire to terminate the agreement upon the expiration of the term. At all times during the term of his agreement, the agreement provides that Mr. Merrill shall serve as a member of the boards of directors of both ODNB and ODNBank.
Under the agreement, Mr. Merrill receives an annual base salary, which is currently $690,000 and may receive an annual bonus in such amount and such form as may be approved by the employer’s board of directors or its compensation committee. Mr. Merrill is entitled to participate in the company’s benefit plans generally available to other executive officers, the use of a company car, and reimbursement for initiation, monthly membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within ODNB’s market area.
In the event of a termination of the agreement by ODNB or ODNBank without “cause” during the term, by non-renewal by ODNB and ODNBank, or by Mr. Merrill for “good reason” (as such terms are defined in the agreement), in addition to any accrued compensation, and subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with restrictive covenants, Mr. Merrill would be entitled to receive: (i) an amount equal to 2.99 times the sum of (a) his then annual base salary and (b) the highest bonus and other cash or equity discretionary and incentive compensation earned by him with respect to one of the three calendar years immediately preceding his termination, payable in equal installments over a period of 12 months; (ii) full vesting of all unvested restricted stock and stock option awards, including any awards issued pursuant to the BVAR Plan; and (iii) continued participation, for a period of 36 months, in the life, disability, medical/health insurance and other health and welfare benefits in effect on the date of his termination or, if he is not eligible for continued participation in such benefit plans, a dollar amount equal to the premiums or contributions that would have been paid on his behalf had he remained eligible to receive such benefits, and, (iv) if permitted under the applicable plan, the retirement benefits he would have been entitled to had his employment continued through the end of the then-current term (the “Merrill Severance Compensation”).
In addition to any accrued compensation, Mr. Merrill will also be entitled to receive the Merrill Severance Compensation in the event of a (i) termination of the agreement by ODNB or ODNBank without “cause” or by nonrenewal, or (ii) a termination of the agreement by Mr. Merrill with or without “good reason,” in each case within 12 months following a “change in control” (as such term is defined in the agreement).
Pursuant to the agreement, if amounts payable to Mr. Merrill in connection with a change in control result in excess parachute payments under Code Section 280G and the corresponding imposition of an excise tax under Code Section 4999, Mr. Merrill will be entitled to receive an additional payment in an amount such that, after the payment of all federal and state income and excise taxes, Mr. Merrill will be in the same after-tax position as if no excise tax had been imposed.
Mr. Merrill’s agreement contains indefinite non-disclosure restrictions and post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of one year following his cessation of employment, Mr. Merrill is generally prohibited from performing duties that are the same or substantially similar to those provided for ODNB and ODNBank as an officer, director, employee or partner of a business that is the same or substantially similar to ODNB and ODNBank, and is headquartered within a 50-mile radius of ODNB’s headquarters and the office at which Mr. Merrill spent the majority of his time. Mr. Merrill has also agreed that, during such period, he will not, directly or indirectly, solicit the customers or employees of ODNB or ODNBank. In the event Mr. Merrill breaches his restrictive covenants, then Mr. Merrill’s right to the Merrill Severance Compensation, if and to the extent not yet paid, shall immediately cease and terminate. The noncompetition and nonsolicitation covenants will not apply if Mr. Merrill voluntarily resigns from the company in the thirteenth month following a change in control and does not receive any severance.
Employment Agreement with Mr. Infield
Mr. Infield and ODNBank entered into an employment agreement dated as of October 25, 2018 pursuant to which Mr. Infield served as the President of Centre 1st Bank, a division of ODNBank, and Senior Executive Vice President of ODNBank. Effective July 1, 2022, ODNBank and ODNB completed a reorganization pursuant to which ODNBank became a wholly-owned subsidiary of ODNB. Mr. Infield, ODNB and ODNBank entered into a First Amended and Restated Employment Agreement dated July 1, 2022, pursuant to which Mr. Infield serves as the President of Centre 1st Bank (a division of ODNBank), ODNB and ODNBank.
Mr. Infield’s employment agreement had an initial term of two years, which renews annually for successive one year terms unless his employment is earlier terminated in accordance with the provisions of the agreement, or Mr. Infield provides written notice to ODNB and ODNBank, not less than 60 days prior to the anniversary date of the agreement, of his desire to terminate the agreement upon the expiration of the term. The agreement provides that Mr. Infield shall serve as a member of the boards of directors of both ODNB and ODNBank.
Under the agreement, Mr. Infield receives an annual base salary, which is currently $420,500, and may receive an annual bonus in such amount and such form as may be approved by the employer’s board of directors or its compensation committee. Mr. Infield is entitled to participate in the company’s benefit plans generally available to other executive officers, the use of a company car, and subject to approval of the Compensation Committee, reimbursement for membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within ODNB’s market area.
In the event of a termination of the agreement by ODNB or ODNBank without “cause” during the term, by non-renewal by ODNB and ODNBank, or by Mr. Infield for “good reason” (as such terms are defined in the agreement), in addition to any accrued compensation, and subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with restrictive covenants, Mr. Infield would be entitled to receive: (i) an amount equal to 2.5 times the sum of (a) his then annual base salary and (b) the cash bonus earned by Mr. Infield in the calendar year immediately preceding the year of termination, payable in equal installments over a period of 12 months; (ii) full vesting of all unvested restricted stock and stock option awards, including any awards issued pursuant to the BVAR Plan; and (iii) continued participation, for a period of 30 months, in the life, disability, medical/health insurance and other health and welfare benefits in effect on the date of his termination or, if he is not eligible for continued participation in such benefit plans, a dollar amount equal to the premiums or contributions that would have been paid on his behalf had he remained eligible to receive such benefits, and, (iv) if permitted under the applicable plan, the retirement benefits he would have been entitled to had his employment continued through the end of the then-current term (the “Infield Severance Compensation”).
In addition to any accrued compensation, Mr. Infield will also be entitled to receive the Infield Severance Compensation in the event of (i) a termination of the agreement by ODNB or ODNBank without “cause” or by nonrenewal, or (ii) a termination of the agreement by Mr. Infield with or without “good reason,” in each case within 12 months following a “change in control” (as such term is defined in the agreement).
Pursuant to the agreement, if amounts payable to Mr. Infield in connection with a change in control result in excess parachute payments under Code Section 280G and the corresponding imposition of an excise tax under Code Section 4999, then such amounts shall be reduced to the extent necessary to ensure that no excise tax shall apply.
Mr. Infield’s agreement contains indefinite non-disclosure restrictions and post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of two years following his cessation of employment, Mr. Infield is generally prohibited from performing duties that are the same or substantially similar to those provided for ODNB and ODNBank as an officer, director, employee or partner of a business that is the same or substantially similar to ODNB and ODNBank and is headquartered within a 50-mile radius of ODNB’s headquarters and the office at which Mr. Infield spent the majority of his time. Mr. Infield has also agreed that, during such period, he will not, directly or indirectly, solicit the customers or employees of ODNB or ODNBank. In the event Mr. Infield breaches his restrictive covenants, then Mr. Infield’s right to the Infield Severance Compensation, if and to the extent not yet paid, shall immediately cease and terminate. The noncompetition and nonsolicitation covenants will not apply if Mr. Infield voluntarily resigns from the company in the thirteenth month following a change in control and does not receive any severance.
On July 29, 2026, ODNB and ODNBank entered into an amended and restated agreement with Mr. Infield, which will become effective upon the closing of the merger. That agreement is summarized below under the heading “Post-Closing Employment Agreement and Compensation Arrangement for Mr. Infield.”
Employment Agreement with Mr. Albrigo
Mr. Albrigo and ODNBank entered into an employment agreement dated as of October 25, 2018 pursuant to which Mr. Albrigo served as the Executive Vice President and Chief Lending Officer of ODNBank. Effective July 1, 2022, ODNBank and ODNB completed a reorganization pursuant to which ODNBank became a wholly-owned subsidiary of ODNB. Mr. Albrigo and ODNBank entered into a First Amended and Restated Employment Agreement dated July 1, 2022, pursuant to which Mr. Albrigo serves as the Senior Executive Vice President and Chief Revenue Officer of ODNBank.
Mr. Albrigo’s employment agreement had an initial term of two years, which renews annually for successive one year terms unless his employment is earlier terminated in accordance with the provisions of the agreement, or Mr. Albrigo provides written notice to ODNBank, not less than 60 days prior to the anniversary date of the agreement, of his desire to terminate the agreement upon the expiration of the term.
Under the agreement, Mr. Albrigo receives an annual base salary, which is currently $420,000, and may receive an annual bonus in such amount and such form as may be approved by the employer’s board of directors or its compensation committee. Mr. Albrigo is entitled to participate in ODNBank’s benefit plans generally available to other executive officers, the use of a company car, and subject to approval of the Compensation Committee, reimbursement for membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within ODNBank’s market area.
In the event of a termination of the agreement by ODNBank without “cause” during the term, by non-renewal by ODNBank, or by Mr. Albrigo for “good reason” (as such terms are defined in the agreement), in addition to any accrued compensation, and subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with restrictive covenants, Mr. Albrigo would be entitled to receive: (i) an amount equal to 2 times the sum of (a) his then annual base salary and (b) the cash bonus earned by Mr. Albrigo in the calendar year immediately preceding the year of termination, payable in equal installments over a period of 12 months; (ii) full vesting of all unvested restricted stock and stock option awards, including any awards issued pursuant to the BVAR Plan; and (iii) continued participation, for a period of 24 months, in the life, disability, medical/health insurance and other health and welfare benefits in effect on the date of his termination or, if he is not eligible for continued participation in such benefit plans, a dollar amount equal to the premiums or contributions that would have been paid on his behalf had he remained eligible to receive such benefits, and, (iv) if permitted under the applicable plan, the retirement benefits he would have been entitled to had his employment continued through the end of the then-current term (the “Albrigo Severance Compensation”).
In addition to any accrued compensation, Mr. Albrigo will also be entitled to receive the Albrigo Severance Compensation in the event of a (i) termination of the agreement by ODNBank without “cause” or by nonrenewal, or (ii) a termination of the agreement by Mr. Albrigo with or without “good reason,” in each case within 12 months following a “change in control” (as such term is defined in the agreement).

Pursuant to the agreement, if amounts payable to Mr. Albrigo in connection with a change in control result in excess parachute payments under Code Section 280G and the corresponding imposition of an excise tax under Code Section 4999, then such amounts shall be reduced to the extent necessary to ensure that no excise tax shall apply.
Mr. Albrigo’s agreement contains indefinite non-disclosure restrictions and post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of one year following his cessation of employment, Mr. Albrigo is generally prohibited from performing duties that are the same or substantially similar to those provided for ODNBank as an officer, director, employee or partner of a business that is the same or substantially similar to ODNBank, and is headquartered within a 50-mile radius of ODNBank’s headquarters and the office at which Mr. Albrigo spent the majority of his time. Mr. Albrigo has also agreed that, during such period, he will not, directly or indirectly, solicit the customers or employees of ODNBank. In the event Mr. Albrigo breaches his restrictive covenants, then Mr. Albrigo’s right to the Albrigo Severance Compensation, if and to the extent not yet paid, shall immediately cease and terminate. The noncompetition and nonsolicitation covenants will not apply if Mr. Albrigo voluntarily resigns from the company in the thirteenth month following a change in control and does not receive any severance.
Executive Compensation After the Merger
Following the merger, decisions on the executive compensation program will be made by the compensation committee of the continuing corporation. In anticipation of the continuing corporation’s listing on Nasdaq, an independent compensation consultant will be engaged to review (and, where necessary, assist in the update of) the continuing corporation’s executive compensation program. However, it is expected that the continuing corporation’s executive compensation program will be consistent with ODNB’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of shareholder value, while enabling the continuing corporation to attract, motivate and retain individuals who contribute to the company’s long-term success.
Post-Closing Employment Agreement and Compensation Arrangement for Mr. Infield
Employment Agreement
ODNB, ODNBank and Mr. Infield have entered into a Second Amended and Restated Employment Agreement, which will supersede and replace Mr. Infield’s existing employment agreement effective as of, and contingent upon, the closing of the merger.
Pursuant to this replacement employment agreement, upon the closing of the merger, Mr. Infield will serve as President of the continuing corporation and Executive Vice President of the continuing bank, reporting to the CEO, for a term of one year. The agreement will not by its terms renew after the one-year period, but there is nothing in the agreement that mandates or prohibits continuation of Mr. Infield’s employment following expiration of the term. Mr. Infield will also continue to serve on the boards of directors of the continuing corporation and the continuing bank. Mr. Infield will receive a salary of $300,000 and may be entitled to earn incentive compensation from time to time on the terms approved by the employer’s board of directors or its compensation committee. Mr. Infield will generally be entitled to participate in the benefit plans offered to other executive officers, reimbursement for monthly membership fees, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within the continuing corporation’s market area (subject to the approval of the Compensation Committee), and the use of a company car.
The agreement provides that, in the event of a termination of the agreement by the continuing corporation (i) without “cause” during the term or (ii) by Mr. Infield for “good reason” (as such terms are defined in the agreement), in addition to any accrued compensation, and subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with restrictive covenants, Mr. Infield would be entitled to receive: (i) an amount equal to the remaining base salary that Mr. Infield would have been entitled to receive had he remained employed through the one year term of his employment agreement, or, if such termination occurs within 12 months following a “change in control” (as such term is defined in the agreement), an amount equal to 2.5 times his then annual base salary, in either case paid over the 12-month period following the termination; (ii) full vesting of all unvested time-based restricted stock and time-based stock option awards, including any awards issued pursuant to the BVAR Plan; (iii) continued participation, for a period of 18 months, in the life, disability, medical/health insurance and other health and welfare benefits in effect on the date of his termination or, if he is not eligible for continued participation in such benefit plans, a dollar amount equal to the premiums or contributions that would have been paid on his behalf had he remained eligible to receive such benefits, and (iv) if permitted under the applicable plan and applicable law, the retirement benefits he would have been entitled to had his employment continued through the end of the employment term.
Pursuant to the agreement, if amounts payable to Mr. Infield in connection with a change in control result in excess parachute payments under Code Section 280G and the corresponding imposition of an excise tax under Code Section 4999, then such amounts shall be reduced to the extent necessary to ensure that no excise tax shall apply.
Mr. Infield’s replacement agreement contains indefinite non-disclosure restrictions and post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of two years following his cessation of employment, Mr. Infield would generally be prohibited from performing duties that are the same as or substantially similar to those provided for the continuing corporation or continuing bank as an officer, director, employee or partner of a business that is the same as or substantially similar to the continuing corporation or the continuing bank, within a 50-mile radius of the continuing corporation or continuing bank’s headquarters or any office of the continuing bank in Centre County, Pennsylvania. Mr. Infield has also agreed that, during such period, he will not, directly or indirectly, solicit the customers or employees of the continuing corporation or the continuing bank. The agreement provides that in the event Mr. Infield breaches his restrictive covenants, his right to the severance benefits described above, if, and to the extent not yet paid, shall immediately cease and terminate. Separately and additionally, in connection with recent updates to Virginia law, in exchange for Mr. Infield’s agreement to the noncompetition and nonsolicitation restrictions, the agreement provides for a severance benefit equal to 30 days of Mr. Infield’s then current base salary if Mr. Infield’s employment is terminated without cause during the term, neither the continuing corporation nor the continuing bank offer Mr. Infield employment immediately following the term, or Mr. Infield continues in employment after the end of the term and his employment is then terminated without cause. This additional 30 day severance is not subject to a release.
Incentive Compensation Agreement
ODNBank and Mr. Infield have also entered into an incentive compensation arrangement, which will be effective as of, and contingent upon, the closing of the merger. For each calendar year following the merger during which Mr. Infield remains employed in any capacity, Mr. Infield will be eligible to receive an annual incentive award. The award will be determined by the employer’s board of directors or its compensation committee in its discretion during the first quarter of the following calendar year, provided that Mr. Infield’s revenue generation, individual performance, and the CEO’s input will be considered. Unless otherwise determined by the employer’s board of directors or its compensation committee, the annual award will be capped at $300,000. Each annual award will vest in three substantially equal annual installments on the first three anniversaries of the award approval date, subject to continued employment. Unvested awards will accelerate and vest in full upon termination of service due to death or disability and will be forfeited upon termination for any other reason. Vested amounts are payable within 30 days of each vesting date.

DESCRIPTION OF ODNB CAPITAL STOCK
The following summary description of the material features of the capital stock of ODNB is qualified in its entirety by reference to the applicable provisions of the VSCA and by ODNB’s articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement to which this joint proxy statement/prospectus forms a part. For more information regarding the rights of holders of ODNB common stock, see the section entitled “Comparison of Shareholder Rights.”
As a result of the merger, NACB shareholders who receive shares of ODNB common stock in the merger will become shareholders of ODNB, and their rights will be governed by Virginia law and the articles of incorporation and bylaws of ODNB, each as amended from time to time. Please read the applicable provisions of the VSCA, ODNB’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety.
Overview
ODNB is currently authorized to issue 21,000,000 shares of capital stock, of which 20,000,000 shares are common stock, par value $0.25 per share, and 1,000,0000 are undesignated preferred stock, par value $5.00 per share. The following summary describes the material terms of the ODNB’s capital stock.
Common Stock
As of March 31, 2026, there were 11,456,755 shares of common stock outstanding. In addition, options to purchase an aggregate of 1,296,018 shares of common stock were outstanding to previous and current directors and current employees, of which 1,040,069 were exercisable, and awards for 290,555 shares of restricted stock were outstanding, of which 15,060 have been vested. The stock options outstanding have an average exercise price of $11.88 and expire 10 years from the date of grant.
Holders of ODNB common stock are entitled to one vote per share on all matters submitted to shareholders.
There are no preemptive rights to purchase additional shares of any class of the capital stock. Holders of ODNB common stock have no conversion or redemption rights. The shares of ODNB common stock to be issued in connection with the merger will be, when issued, fully paid and non-assessable.
Except as otherwise required by law, the vote of a majority of the outstanding shares is required to approve matters presented to shareholders, other than the election of directors.
Transfer Agent.
The Transfer Agent for ODNB common stock is Broadridge Financial Solutions, Inc.
Limitations on Payment of Dividends.
Holders of ODNB common stock are entitled to receive dividends when and as declared by the ODNB board out of funds legally available therefor. ODNB’s ability to pay dividends will be dependent upon ODNB’s earnings and financial condition and certain legal requirements. Upon the liquidation, dissolution or winding up of ODNB, whether voluntary or involuntary, holders of ODNB common stock are entitled to share ratably, after satisfaction in full of all liabilities, and payment or setting aside of the full amount of the liquidation preference, if any, of any class or series of shares ranking senior to the common stock, in all remaining assets of ODNB available for distribution.
Preferred Stock
The ODNB board may, from time to time, by action of a majority, authorize the issuance of shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the ODNB board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend, or other special rights or powers, and the limitations, qualifications, and restrictions of such shares of preferred stock. No shares of preferred stock are currently outstanding.
The existence of shares of authorized undesignated preferred stock would enable ODNB to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives ODNB flexibility in that it would allow ODNB to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock.
The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.
Provisions of the VSCA, Our Articles of Incorporation and Bylaws Having Potential Anti-Takeover Effects
The VSCA contains certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of ODNB. These provisions, the Affiliated Transactions Statute (Sections 13.1-725 through 13.1-727.1 of the VSCA) and the Control Share Acquisitions Statute (Sections 13.1-728.1 through 13.1-728.9 of the VSCA), may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the ODNB board (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders and could potentially adversely affect the market price of our common stock.
The following briefly summarizes protective provisions provided by the Affiliated Transactions Statute and the Control Share Acquisition Statute. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to the statutory provisions contained in the VSCA.
The Affiliated Transactions Statute contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of 10 percent or more of any class of a corporation’s outstanding voting shares. The “determination date” is the date on which a person first became an interested shareholder. During the three years following the interested shareholder’s determination date, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the disinterested directors (those directors who were directors before the interested shareholder’s determination date or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the interested shareholder’s determination date, the corporation may engage in an affiliated transaction with the interested shareholder if:
•
the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•
the affiliated transaction has been approved by a majority of the disinterested directors; or

•
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia public corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and shares held by officers and employee directors of the corporation; or

•
subject to certain other exceptions, where such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws provide that the Control Share Acquisitions Statute does not apply to the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the Control Share Acquisition Statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
The Control Share Acquisitions Statute is only applicable to Virginia public corporations that have more than 300 shareholders of record. The Affiliated Transactions Statute applies to all Virginia corporations without regard to the number of shareholders. Corporations may provide in their articles of incorporation or bylaws to opt out of the Control Share Acquisitions Statute; however, any amendment to the articles of incorporation or bylaws to opt out of the Affiliated Transactions Statute is not effective for 18 months following its adoption. ODNB has not opted out of either the Affiliated Transactions Statute or the Control Share Acquisitions Statute.

COMPARISON OF SHAREHOLDER RIGHTS
ODNB is a Virginia corporation subject to the provisions of the VSCA. NACB is a Maryland corporation subject to the provisions of the MGCL. The rights of shareholders of ODNB and NACB are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, NACB shareholders will become shareholders of ODNB and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of ODNB and will be governed by the VSCA.
The following is a summary of certain material differences between (i) the current rights of ODNB shareholders under the ODNB articles of incorporation, the ODNB bylaws and the VSCA and (ii) the current rights of NACB shareholders under the NACB articles of incorporation, the NACB bylaws and the MGCL.
The following summary is not a complete statement of the rights of common shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to ODNB’s and NACB’s governing documents and to the provisions of the VSCA and MGCL.
	NACB	ODNB
Authorized Capital Stock	NACB’s authorized capital stock consists of 3,250,000 shares of capital stock, consisting of 3,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share, and the aggregate par value of all shares of all classes of stock is $32,500. As of the date of this joint proxy statement/prospectus, there were 1,152,388 shares of common stock outstanding and no shares of preferred stock outstanding.	ODNB’s authorized capital stock consists of 21,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $0.25 per share, and 1,000,000 shares of undesignated preferred stock, par value $5.00 per share. As of the date of this joint proxy statement/prospectus, there were 11,457,305 shares of common stock outstanding and no shares of preferred stock outstanding.
Voting	NACB’s articles of incorporation provide that, except as otherwise provided therein (or in any resolution or resolutions adopted by the NACB board pursuant thereto), the exclusive voting power shall be vested in the common stock, with each holder thereof being entitled to one vote for each share of common stock standing in the holder’s name on the books of NACB. NACB shareholders do not have cumulative voting rights in the election of directors, as expressly provided in Article IV of NACB’s articles of incorporation.	ODNB’s articles of incorporation provide that, except to the extent to which the board of directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in its common stock, and that each share of common stock is entitled to one vote at a meeting of shareholders. ODNB shareholders do not have cumulative voting rights in the election of directors.
Size of Board of Directors	The MGCL provides that a corporation shall have a board of directors consisting of one or more members, with the number specified in or fixed in accordance with the charter or bylaws of the corporation.	The VSCA provides that a board of directors shall consist of one or more individuals, with the exact number or range of number of directors to be specified in or fixed in accordance with the articles of incorporation or bylaws.

	NACB	ODNB
NACB’s articles of incorporation and bylaws provide that the number of directors constituting the entire board is seven, consisting of not less than five nor more than fifteen directors, as from time to time determined by a majority of the votes to which all stockholders are at the time entitled. The NACB board may, in any year between annual meetings of stockholders, increase the number of directors by no more than one and appoint a director to fill the vacancy thereby created, but in no event shall the number of directors exceed fifteen.
ODNB’s articles provide that the number of directors shall be no less than five nor more than twenty-five, and that the exact number of directors shall be fixed from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting. The board of directors may not increase the number of directors between meetings of shareholders to a number which: (i) exceeds by more than two the number of directors last elected by shareholders where the number was 15 or less; or (ii) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number exceed 25.
Pursuant to the merger agreement, on or prior to the effective time, ODNB will take all necessary actions to cause the number of directors that will comprise the full board of directors of the continuing corporation at the effective time to be seventeen, consisting of ten ODNB continuing directors and seven NACB continuing directors. Approval of the ODNB articles amendment proposal is required for this board expansion to take effect.

Classes of Directors	NACB has a single class of directors, with each director elected annually by stockholders for a term of one year to serve until their successors are elected and qualified. NACB’s articles of incorporation provide that directors shall be elected by a plurality of votes cast in the election of directors, for which purpose unvoted shares and abstentions shall not be counted.	ODNB has a single class of directors, with each director elected annually by shareholders for a term of one year to serve until their successors are elected and qualified.
Removal of Directors	NACB’s articles of incorporation provide that any director (including persons elected by directors to fill vacancies) may be removed from office without cause by an affirmative vote of not less than sixty-six and two-thirds percent (66.67%) of the total votes eligible to
The VSCA allows shareholders to remove directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause.
ODNB’s articles state that shareholders of the corporation may

	NACB	ODNB
	be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. A director may be removed for cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal exists only if the director whose removal is proposed has been either: (i) declared of unsound mind by an order of a court of competent jurisdiction; (ii) convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction; or (iii) deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to NACB. At least thirty days prior to any such meeting, written notice shall be sent to the director whose removal will be considered.	remove a director for cause or for failure to fulfill one of the affirmative requirements for qualification, by the vote of holders of at least two-thirds of each class of the outstanding voting stock entitled to vote, at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her.
Filling Vacancies on the Board of Directors
NACB’s articles of incorporation provide that the NACB board may, in any year between annual meetings of stockholders, increase the number of directors by no more than one and appoint a director to fill the vacancy thereby created. NACB’s bylaws further provide that when any vacancy occurs among the directors, the remaining members of the NACB board, in accordance with the MGCL, may appoint a director to fill such vacancy at any regular meeting of the NACB board, or at a special meeting called for that purpose.
Under the MGCL, unless the charter or bylaws provide otherwise, a majority of the remaining directors, even if fewer than a quorum, may fill a vacancy on the board of directors that results from any cause except an increase in the number of directors.
A majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors.

ODNB’s bylaws provide that any vacancy occurring in the board of directors may be filled by a majority of the remaining members of the board of directors at any regular or special meeting of the board of directors, or by shareholders at a special meeting called for that purpose.
Pursuant to the merger agreement and subject to approval of the ODNB articles amendment proposal, from and after the effective time until the date of the continuing corporation’s 2028 annual meeting of shareholders, as applicable, no vacancy on the board of directors created by the cessation of service of a director shall be filled by the board of directors and the board of directors shall not nominate any individual to fill such vacancy, unless (i) such individual would be an independent director of the continuing corporation (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of an ODNB

	NACB	ODNB
continuing director, not less than a majority of the ODNB continuing directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (iii) in the case of a vacancy created by the cessation of services of an NACB continuing director, not less than a majority of the NACB continuing directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy.
Control Share Acquisition Provisions
NACB has expressly opted out of the Maryland Control Share Acquisition Act (§§ 3-701 to 3-710 of the MGCL) pursuant to Article XIII of its bylaws. Accordingly, none of the shares of capital stock of NACB acquired or owned by any of NACB’s existing or future stockholders shall be subject to the provisions of the Maryland Control Share Acquisition Act.
Under the Maryland Control Share Acquisition Act (to the extent applicable to corporations that have not opted out), voting rights of shares of stock of a Maryland corporation acquired by an acquiring person or other entity at ownership levels of 10%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied, unless conferred by a special stockholder vote. Maryland corporations may opt out of the Control Share Acquisition Act by a provision in their charter or bylaws, which NACB has done in its bylaws.

Under the VSCA’s control share acquisitions statute (Va. Code § 13.1-728.1 et seq.), voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•
among other exceptions, unless such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the

	NACB	ODNB

corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.” The provisions of the control share acquisition statute are only applicable to public corporations that have more than 300 shareholders.
Corporations may provide in their articles of incorporation or bylaws to opt-out of the control share acquisition statute, but ODNB has not done so.

Combinations and Transactions with Interested Shareholders
The Maryland Business Combination Act (§§ 3-601 to 3-604 of the MGCL) governs “business combinations” between a Maryland corporation and an “interested stockholder.” An interested stockholder is generally defined as any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock. Under the MGCL, a Maryland corporation may not engage in a business combination (including mergers, consolidations, share exchanges, asset transfers, issuances or reclassifications of equity securities, and certain other transactions) with an interested stockholder or any affiliate of an interested stockholder for a period of five years following the most recent date on which the interested stockholder became an interested stockholder, unless the business combination is approved or exempted prior to the stockholder becoming an interested stockholder by the board of directors of the corporation.
After the five-year period, a business combination between a Maryland corporation and an interested stockholder must be recommended by the board of directors and
The affiliated transaction statute of the VSCA (Va. Code § 13.1-725 et seq.) contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of 2/3 of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among

	NACB	ODNB

approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
NACB’s articles of incorporation do not contain an express provision opting out of the Maryland Business Combination Act. Accordingly, the provisions of the MGCL apply.

other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
•
the transaction is approved by the holders of 2/3 of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•
the affiliated transaction has been approved by a majority of the disinterested directors; or

•
subject to certain additional requirements, the holders of each class or series of voting shares in the affiliated transaction will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

A corporation may elect to opt out of the affiliated transactions statute by adopting a provision in its articles of incorporation or bylaws, but ODNB has not done so. Further, the affiliated transactions statute does not apply to any corporation that has fewer than 300 shareholders of record (unless the reduction in the number of shareholders is the result of action by an interested shareholder).

Calling Special Meetings of Shareholders	NACB’s bylaws provide that special meetings of the stockholders for any purpose or purposes may be called at any time by a majority of the NACB board, or by the Chief Executive Officer upon the written request of any three or more stockholders owning, in the aggregate, not less than 25% of the	Virginia law provides that a corporation shall hold a special meeting of shareholders on the call of the chair of the board, the president, the board of directors, or any person or persons authorized to do so by the corporation’s articles of incorporation or bylaws.

	NACB	ODNB
	stock of NACB. Such written request must state the purpose or purposes of the meeting and the matters proposed to be acted on, and must be delivered to the corporate headquarters of NACB, addressed to the Chief Executive Officer. The Chief Executive Officer shall inform the requesting stockholders of the reasonably estimated costs of preparing and mailing a notice of the meeting, and, upon payment of such costs, shall notify each stockholder entitled to notice of the meeting.	ODNB’s bylaws narrow this statutory default and provide that special meetings of the shareholders may be called by the board of directors by a vote of board members, or by the board upon a written request of any twenty-five or more shareholders owning, in the aggregate, not less than fifty percent of the stock of ODNB.
Quorum for Shareholder Meetings
NACB’s bylaws provide that, unless otherwise provided in the NACB articles of incorporation, a majority of the outstanding shares of NACB entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall initially be present or represented, the stockholders initially present or represented may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum.
Under the MGCL, once a share is represented as present at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment unless a new record date is set for the adjournment.

ODNB’s bylaws provide that a majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. Less than a quorum may adjourn any meeting from time to time, and the meeting may be held, as adjourned, without further notice.
Under the VSCA, once a share is represented as present at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjournment of that meeting.

Notice of Shareholder Meetings	NACB’s bylaws require written or printed notice stating the place, day, and hour of a meeting of stockholders, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be given either personally, by mail, or by electronic transmission, not less than	ODNB’s bylaws require written notice stating the place, day, and hour of a meeting of shareholders, and in the case of a special meeting, the purpose for which the meeting is called. Such notice shall be given not less than ten days nor more than sixty days before the date of the meeting by mail to each shareholder

	NACB	ODNB
ten days nor more than ninety days before the date of the meeting to each stockholder of record entitled to vote at such meeting and to each other stockholder entitled to notice of the meeting. If mailed, such notice shall be deemed to have been given when deposited in the United States mail addressed to the stockholder at his or her address as it appears on the stock transfer books of NACB as of the record date, with postage prepaid. If delivered by electronic transmission, such notice shall be deemed to have been given when transmitted to any address or number of the stockholder at which the stockholder receives electronic transmissions as it appears on the stock transfer books as of the record date.
of record entitled to vote at such meeting. Such notice shall be deemed to have been given when deposited in the United States mail addressed to the shareholder at his or her address as it appears on the books of the Corporation, with postage prepaid.
Under the VSCA, notice of a shareholders’ meeting to act on an amendment of the articles of incorporation, a plan of merger, share exchange, domestication, or conversion, certain sales of assets, or the dissolution of the corporation shall be given not fewer than 25 nor more than 60 days before the meeting date.
Any notice to shareholders given by ODNB, under any provision of Virginia law or ODNB’s articles of incorporation or bylaws, shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to ODNB.

Advance Notice of Shareholder Nominations	NACB’s bylaws provide that nominations for the election of directors, other than those made by or on behalf of the NACB board or a committee thereof, must be made in writing and delivered to the Chief Executive Officer not later than fourteen days nor more than fifty days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to stockholders, such nominations shall be mailed or delivered to the Chief Executive Officer not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Each such notice of nomination must set forth: (a) the name, address, and social security number of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of	Nominations for director other than those made by or on behalf of existing management must be made in writing and delivered or mailed to the President of ODNB not less than fourteen days nor more than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The required notification must contain: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares that will be voted for each proposed nominee; (d) the name and residence address of the notifying

	NACB	ODNB
	shares of capital stock of NACB that will be voted for each proposed nominee; (d) the name and residence address of the notifying stockholder; and (e) the number of shares of capital stock of NACB beneficially owned or directly or indirectly controlled by the notifying stockholder and each proposed nominee. For purposes of the foregoing, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Nominations not made in accordance with these requirements may, in the discretion of the chair of the meeting, be disregarded, and votes cast for such nominee may be disregarded by the inspectors of election.	shareholder; and (e) the number of shares owned by the notifying shareholder.
Limitation of Personal Liability of Directors and Officers
NACB’s articles of incorporation provide that, to the fullest extent permissible under Maryland law, a director or officer of NACB shall not be liable to NACB or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer or director. NACB’s bylaws incorporate this provision by reference.
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation or its stockholders for money damages, except to the extent: (i) the person actually received an improper benefit or profit in money, property, or services; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
ODNB’s articles of incorporation adopt the full extent of this statutory protection, providing that

	NACB	ODNB
to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer shall not be personally liable to ODNB or its shareholders for monetary damages. This elimination of liability does not apply if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.
Indemnification of Directors and Officers	NACB’s articles of incorporation provide that any person, his or her heirs, executors, or administrators, shall be indemnified or reimbursed by NACB to the fullest extent permissible under Maryland law for reasonable expenses actually incurred or liability incurred in connection with any action, suit, or proceeding, civil or criminal, to which he, she, or they shall be made a party by reason of his or her being or having been a director, officer, or employee of NACB or of any firm, corporation, or organization which he or she served in any such capacity at the request of NACB; provided, however, that no person shall be so indemnified or reimbursed (i) in relation to any matter as to which he or she shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts in the performance of his or her duties to NACB; or (ii) in relation to any matter which has been made the subject of a compromise settlement, except with the approval of a court of competent jurisdiction, the holders of a majority of the outstanding shares of NACB, or the NACB board acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors.	ODNB’s articles of incorporation provide that: (a) for any administrative proceeding or civil action initiated by a federal banking agency, ODNB shall make indemnification payments to institution-affiliated parties that are reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and the implementing regulations adopted thereunder; and (b) for proceedings not initiated by a federal banking agency, ODNB shall indemnify institution-affiliated parties (as defined at 12 U.S.C. § 1813(u)) for damages and expenses, including the advancement of expenses and legal fees, in accordance with and to the full extent permitted by the VSCA.

	NACB	ODNB

NACB’s articles of incorporation further provide that NACB shall advance all expenses necessary for the director, officer, or employee to defend a lawsuit to the fullest extent permissible under Maryland law. NACB is also authorized to purchase insurance for the purpose of indemnifying, reimbursing, or advancing expenses to its directors, officers, and other employees to the extent such indemnification, reimbursement, or advancement of expenses is allowed under the NACB articles of incorporation. These indemnification rights are not exclusive of other rights to which such persons may be entitled as a matter of law.
NACB’s Bylaws incorporate the foregoing indemnification provisions by reference and make them a part of the bylaws with the same effect as if they were expressly set forth therein.

Appraisal or Dissenters’ Rights	The MGCL provides appraisal rights to stockholders of a Maryland corporation in connection with certain transactions, including mergers and consolidations. Under the MGCL, stockholders who comply with applicable statutory procedures are entitled to demand and receive payment of the fair value of their shares in connection with a merger or consolidation. However, appraisal rights are generally not available under the MGCL with respect to shares of a class or series of stock if, on the record date for determining stockholders entitled to vote on the transaction, any shares of the class or series of the stock are listed on a national securities exchange. This “market out” exception does not apply if: (i) the stock is required to be converted into or exchanged for anything of value other than (a) stock of the surviving corporation, stock of any other corporation, or depositary receipts for any such stock; (b) cash in lieu of
The VSCA provides appraisal rights to shareholders of a Virginia corporation in certain circumstances, including upon consummation of a merger to which the corporation is a party if shareholder approval is required for the merger under the VSCA. The VSCA further provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:
•
the articles of incorporation provide for appraisal rights regardless of an available exception;

•
in the case of a merger or share exchange, shareholders are

	NACB	ODNB

fractional shares or fractional depositary receipts for any such stock; or (c) any combination of the foregoing; (ii) the directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5% or more of the outstanding voting stock of the corporation at any time within the one-year period ending on the voting date; and (iii) in connection with the transaction, and within that one-year period, stock held by those insiders will be or was converted into or exchanged for stock of a person or affiliate who was a party to the transaction on terms not available to all holders of stock of the same class or series (unless held under a board-approved compensatory plan).
NACB’s articles of incorporation and bylaws do not contain any provisions expanding or restricting the appraisal rights available under the MGCL.

required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or
•
the merger is an “affiliated transaction,” as described in the section above entitled “— Combinations and Transactions with Interested Shareholders” and it has not been approved by a majority of the disinterested directors.

Dividends
NACB’s articles of incorporation provide that holders of common stock shall be entitled to such dividends as may be declared by the NACB board out of funds lawfully available therefor, subject to any rights and preferences of any class of stock having preference over the common stock. NACB’s bylaws further provide that the NACB board may, at any regular or special meeting, declare dividends on NACB’s outstanding capital stock, and that dividends may be paid in cash, in property, or in NACB’s own stock. NACB’s articles of incorporation also authorize the NACB board to fix by resolution the full authority permitted by law with respect to preferred stock, including dividend terms of any series thereof.
Under the MGCL, a Maryland corporation may pay dividends or make other distributions to its stockholders, provided that the corporation is not insolvent and will not be rendered insolvent by the

The VSCA generally permits corporations to make shareholder distributions, provided that the distribution would not make the corporation unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy any shareholders who have preferential rights superior to those receiving the dividend.
Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of ODNB’s common stock at the time outstanding shall be entitled to receive dividends at such times and in such amounts as the board of directors may deem advisable.

	NACB	ODNB
	distribution, and the net assets of the corporation will not be less than zero after the distribution.	ODNB’s articles of incorporation provide that the board of directors may, in its sole discretion and without further action by shareholders, direct the issuance of preferred stock in one or more series, with such preferences, voting powers, conversion rights, qualifications, and special or relative rights and privileges as the board of directors may determine, including dividend terms. The specific dividend rights of any series of preferred stock will be as determined by the board of directors at the time of issuance.
Amendments to Articles and Certain Transactions
NACB’s articles of incorporation provide that, except for Section A of Article III (which may be amended by the NACB Board alone), no amendment, addition, alteration, change, or repeal of the NACB articles of incorporation shall be made unless it is approved by the affirmative vote of stockholders owning at least a majority of the outstanding common stock at any regular or special meeting of the stockholders.
NACB’s articles of incorporation further provide that no proposed transaction resulting in a business combination shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of sixty-six and two-thirds percent (66.67%) of the shares of the capital stock of NACB entitled to vote thereon; provided, however, that if any such action has been approved prior to the stockholder vote by a majority of the NACB board, the affirmative vote of the holders of record of a majority of the shares of the capital stock of NACB entitled to vote on such matters shall be required.
The MGCL provides that most amendments to a corporation’s charter must be approved by the board of directors and, unless the charter provides otherwise, by the affirmative vote of at least

ODNB’s articles of incorporation provide that, unless otherwise specified in the articles or required by law, shareholders owning a majority voting interest in the outstanding voting stock must approve all matters requiring shareholder action, including amendments to the articles of incorporation, and each shareholder is entitled to one vote per share.
The VSCA provides the default approval standard for fundamental transactions. Under the VSCA, a plan of merger, share exchange, sale of all or substantially all of the corporation’s assets other than in the regular course of business, or a plan of dissolution must be approved by the board of directors and submitted to shareholders for approval. Shareholder approval requires the affirmative vote of a majority of all votes entitled to be cast on the transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of that voting group is present. ODNB’s articles of incorporation and bylaws do not impose any heightened or differentiated approval standard for such transactions beyond the VSCA default.

	NACB	ODNB
two-thirds of all votes entitled to be cast on the matter by each class of stock entitled to vote thereon.
Amendments to Bylaws	NACB’s articles of incorporation provide that the board of directors or stockholders may adopt, alter, amend, or repeal the NACB bylaws. Such action by the NACB board requires the affirmative vote of a majority of the directors then in office at any regular or special meeting of the NACB board. Such action by the stockholders requires the affirmative vote of the stockholders owning at least a majority of the outstanding common stock at any regular or special meeting of the stockholders. NACB’s bylaws incorporate this provision by reference and further provide that a copy of the bylaws, with all amendments thereto, shall at all times be kept in a convenient place at an office of NACB and shall be open for inspection to all stockholders.	ODNB’s bylaws state that the bylaws may be amended or altered at any meeting of the board of directors by affirmative vote of a majority of the number of directors then fixed, unless proscribed by law or the articles of incorporation. ODNB’s articles of incorporation do not address amending the bylaws.
Action by Written Consent of Shareholders
NACB’s bylaws expressly provide that any action required or permitted to be taken by the stockholders of NACB must be effected at a duly called annual or special meeting of stockholders of NACB and may not be effected by any consent in writing by such stockholders (subject to the rights of holders of any series of preferred stock with respect to such series). Accordingly, NACB stockholders may not act by written consent in lieu of a meeting.
Under the MGCL, the default rule permits stockholder action by unanimous written consent in lieu of a meeting, unless the charter or bylaws provide otherwise. NACB’s bylaws have eliminated the right of stockholders to act by written consent entirely, except for holders of any series of preferred stock with respect to such series.

The VSCA provides that any action required or permitted to be taken at a shareholder’s meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action.
The VSCA also provides for shareholder action without a meeting by less than unanimous written consent if the corporation’s articles of incorporation authorize action by less than unanimous written consent. Neither ODNB’s articles of incorporation nor its bylaws authorize action by less than unanimous written consent, and neither document otherwise addresses shareholder action without a meeting. Accordingly, the VSCA’s default of unanimous written consent applies.

Shareholder Rights Plan	NACB’s articles of incorporation and bylaws do not address or establish a stockholder rights plan.	ODNB’s articles of incorporation and bylaws do not address or establish a shareholders’ rights plan.

	NACB	ODNB
Forum Selection Bylaw	NACB’s articles of incorporation and bylaws do not currently designate an exclusive forum for actions and proceedings that may be initiated by NACB’s stockholders. Under the MGCL, Maryland courts have generally upheld forum selection provisions in corporate charters and bylaws as a valid exercise of the board’s authority to manage the corporation’s affairs.	ODNB’s articles of incorporation and bylaws do not currently designate an exclusive forum for actions and proceedings that may be initiated by ODNB’s shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ODNB
The following table sets forth certain information as of June 30, 2026, concerning the number and percentage of shares of ODNB common stock beneficially owned by each of ODNB’s directors and executive officers, by ODNB’s directors and executive officers as a group and by each beneficial owner known to ODNB to own more than 5.0% of ODNB’s common stock, based on information available to ODNB. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares is pledged as security. Percentage ownership is calculated based on 11,456,755 outstanding shares of ODNB common stock as of July 29, 2026. Unless otherwise noted, the business address of each of the officers and directors listed below is 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182.
Name	Number of ODNB Shares Owned(1)	Percentage of Shares Outstanding(2)
James Abdo	61,378(3)	*
Kevin Albrigo	174,786(4)	1.53%
Brian Athey	42,170(5)	*
Jennifer Bognet	60,694(6)	*
Joseph DiPasquale	46.727(7)	*
Charlene Friedman	98,795	*
Ambrish Gupta	910,526(8)	7.95%
Robert Hubbell	64,180(9)	*
John Infield	237,361(10)	2.07%
David Levy	47,186(11)	*
Mark Merrill	431,919(12)	3.77%
Alfred Moses	526,426(13)	4.59%
Mayur Patel	65,697(14)	*
Robert Poole, Jr.	205,997(15)	1.80%
William Reilly	150,379(16)	1.31%
William Shawn	37,229(17)	*
All directors and executive officers as a group (18 persons)	3,246,543	28.34%
>5% Shareholders:
Jeanne Petrucci	829,602(18)	7.24%

*
Percentage of ownership is less than 1% of ODNB’s outstanding shares of common stock.

(1)
Calculated in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)
Calculated based on 11,456,755 shares of ODNB common stock outstanding as of June 30, 2026, and adding the number of shares of common stock underlying options or warrants that such shareholder is considered to beneficially own.

(3)
Includes 4,360 shares issuable from options exercisable within 60 days of June 30, 2026; and 11,269 shares issuable from warrants exercisable within 60 days.

(4)
Includes 159,000 shares issuable from options exercisable within 60 days of June 30, 2026.

(5)
Includes 5,000 shares owned by a trust; and 11,510 shares issuable from options exercisable within 60 days of June 30, 2026.

(6)
Includes 29,982 shares owned by a limited partnership; 4,630 shares issuable from options exercisable within 60 days of June 30, 2026; and 11,269 shares issuable from warrants exercisable within 60 days.

(7)
Includes 33,148 shares jointly owned with Mr. DiPasquale’s spouse; and 8,764 shares issuable from options exercisable within 60 days of June 30, 2026.

(8)
Includes 133,000 shares jointly owned with Mr. Gupta’s spouse; 736,660 shares owned by Medical Associates of Northern Virginia, for which Mr. Gupta serves as trustee; 21,000 shares owned by the Ambrish and Jyotsna Gupta Foundation, for which Mr. Gupta serves as trustee; and 11,889 shares issuable from options exercisable within 60 days of June 30, 2026.

(9)
Includes 64,180 shares jointly owned with Mr. Hubbell’s spouse.

(10)
Includes 13,647 shares jointly owned with Mr. Infield’s spouse; and 187,000 shares issuable from options exercisable within 60 days of June 30, 2026.

(11)
Includes 21,053 shares issuable from options exercisable within 60 days of June 30, 2026.

(12)
Includes 13,637 shares jointly owned with Mr. Merrill’s spouse; and 311,429 shares issuable from options exercisable within 60 days of June 30, 2026.

(13)
Includes 334,758 shares owned by a trust, for which Mr. Moses serves as trustee; 185,200 shares owned by another trust, for which Mr. Moses serves as trustee; and 6,468 shares issuable from options exercisable within 60 days of June 30, 2026.

(14)
Includes 52,961 shares jointly owned with Mr. Patel’s spouse; and 13,006 shares issuable from options exercisable within 60 days of June 30, 2026.

(15)
Includes 11,264 shares issuable from options exercisable within 60 days of June 30, 2026.

(16)
Includes 150,739 shares jointly owned with Mr. Reilly’s spouse.

(17)
Includes 12,514 shares issuable from options exercisable within 60 days of June 30, 2026.

(18)
Includes 223,291 shares owned by a limited liability company; 377,776 shares owned by a trust, for which Mrs. Petrucci serve as trustee; and 174,091 shares owned by Mrs. Petrucci’s spouse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NACB
The following table sets forth certain information as of June 30, 2026, concerning the number and percentage of shares of NACB common stock beneficially owned by each of NACB’s directors, by certain NACB executive officers and by NACB’s directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares is pledged as security. Percentage ownership is calculated based on 1,152,388 outstanding shares of NACB common stock as of June 30, 2026. Unless otherwise noted, the business address of each of the officers and directors listed below is 316 Pennsylvania Ave., SE, Washington, D.C. 20003.
Name	Number of NACB Shares Owned(1)	Percentage of Shares Outstanding
Richard B. Anderson, Jr.	12,684	1.10%
Damian G. Didden	7,604	*
R. Andrew Didden, Jr.	114,005(2)	9.89%
Robert B. Donohoe, Jr.	12,048(2)	1.05%
William T. Pedas	61,437(2)	5.33%
Harold C. Rauner	3,040	*
Dennis T. Scurletis	3,400	*
James M. Olevson	6,719	*
William D. Bauder	500	*
All directors and executive officers as a group (14 persons)	227,207(3)	19.72%

*
Percentage of ownership is less than 1% of NACB’s outstanding shares of common stock.

(1)
Calculated in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)
Includes shares held by affiliated corporations, close relatives and dependent children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Damian G. Didden, 64 shares; Mr. R. Andrew Didden, Jr., 66,528 shares; Mr. Donohoe, 11,144 shares; and Mr. Pedas, 60,687 shares.

(3)
Includes 3,928 shares of unvested restricted stock, subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the NACB special meeting.

The following table sets forth certain information as of June 30, 2026, concerning the number and percentage of shares of NACB common stock beneficially owned by each beneficial owner known to NACB to own more than 5.0% of NACB’s common stock, based on information available to NACB. Percentage ownership is calculated based on 1,152,388 outstanding shares of NACB common stock as of June 30, 2026.
Name	Number of NACB Shares Owned(1)	Percentage of Shares Outstanding
Hingham Unpledged Securities Corporation 55 Main Street Hingham, Massachusetts 02043	115,018	9.98%

(1)
Calculated in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

LEGAL MATTERS
The validity of the ODNB common stock to be issued upon completion of the merger will be passed upon for ODNB by Troutman Pepper Locke LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for ODNB by Troutman Pepper Locke LLP, and for NACB by Williams Mullen. Please see the section entitled “Material U.S. Federal Income Tax Consequences.”
EXPERTS
The consolidated financial statements of ODNB Financial Corporation and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, are included in this joint proxy statement/prospectus in reliance upon the reports of Elliott Davis, PLLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of National Capital Bancorp, Inc. and its subsidiary as of December 31, 2025 and 2024, and for the years then ended, have been audited by Forvis Mazars, LLP, independent auditors, as set forth in their report thereon, and included in this registration statement on Form S-4. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
ODNB
ODNB held its 2026 annual meeting of shareholders on May 28, 2026. ODNB anticipates holding its 2027 annual meeting of shareholders on May 27, 2027 (the “2027 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at the 2027 annual meeting must be submitted to ODNB or the continuing corporation, as applicable, as set forth below.
In order for a shareholder proposal for the 2027 annual meeting to be eligible for inclusion in the continuing corporation’s proxy statement pursuant to SEC Rule 14a-8, the continuing corporation must have received the proposal and supporting statements at its principal executive offices no later than December 25, 2026, unless the date of the continuing corporation’s 2027 annual meeting is changed by more than thirty days from April 24, 2026, the one-year anniversary of ODNB’s 2026 annual meeting of shareholders. In such a case, the proposal must be received a reasonable time before the continuing corporation begins to print and mail its proxy materials. A shareholder of the continuing corporation must provide its proposal to the continuing corporation in writing, and it must comply with the requirements of SEC Rule 14a-8 and the Bylaws of the continuing corporation, which will be effective upon the closing of the merger. Any such proposal should be sent to the continuing corporation at National Capital Bancorp, Inc., 8607 Westwood Center Drive, Suite 440, Tysons Corner, Virginia 22182, Attention: Corporate Secretary. In the event that the merger is not completed before the 2027 annual meeting, SEC Rule 14a-8 will not apply to ODNB, and shareholders may not submit proposals for inclusion in ODNB’s proxy statement.
In addition, ODNB’s Bylaws, which will be the bylaws of the surviving corporation as amended and restated as set forth in Exhibit F to the merger agreement, provide notice procedures for shareholders to nominate a person as a director to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be made in writing and delivered or mailed to the president of ODNB at the principal executive offices of ODNB not later than fourteen days nor earlier than fifty days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of ODNB no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Thus, for the 2027 annual meeting, notice of a nomination must be received by the president of ODNB no earlier than April 7, 2027 and no later than May 13, 2027. Nominations also must satisfy other requirements set forth in ODNB’s Bylaws. If any stockholder nomination is not made in compliance with the foregoing procedures, the chairperson of the meeting may declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

NACB
NACB held its 2026 annual meeting of shareholders on April 29, 2026. Upon the completion of the merger, NACB will be merged with and into ODNB and, consequently, will no longer hold annual meetings of NACB shareholders. In addition, if the merger is completed, NACB shareholders who elect to receive stock consideration will become shareholders of the continuing corporation. NACB does not anticipate holding a 2027 annual meeting of NACB shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame, or at all, NACB will hold an annual meeting in 2027. Any shareholder nominations or proposals for other business intended to be presented at NACB’s next annual meeting must be submitted to NACB as set forth below.
If NACB holds a 2027 annual meeting of shareholders and any shareholder intends to propose a matter for consideration (other than a director nomination) at such meeting, the shareholder must give timely notice in writing to the Chief Executive Officer of NACB. To be timely, a shareholder’s notice must be delivered to or mailed and received at the corporate headquarters of NACB not less than 30 nor more than 90 days before the date of such annual meeting of shareholders; provided, however, that if less than 30 days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received by the Chief Executive Officer not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier.
NACB’s bylaws prescribe the procedure, including notice requirements, that a shareholder must follow to nominate a person to the NACB board of directors. Such nominations by a shareholder must be made in writing and delivered to the Chief Executive Officer of NACB not later than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the Chief Executive Officer not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
ODNB FINANCIAL CORPORATION
and
NATIONAL CAPITAL BANCORP, INC.

Dated as of June 15, 2026

A-i

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS
Section
ACL	3.25(j)
Acquisition Proposal	6.12(a)
affiliate	9.6
Agreement	Preamble
Bank Merger Agreement	Preamble
Bank Merger Certificate	1.12
Bank Merger	Preamble
Bank Reports	3.5
BHC Act	3.1(a)
BOLI	3.26(b)
business day	9.6
Capitalization Date	3.2(a)
CARES Act	3.10(r)
Cash Consideration	1.5(a)(i)
Cash Election	1.5(a)(i)
Cash Election Number	2.1(b)(i)
Cash Election Shares	2.2(a)
Cash Only Election Shares	2.2(a)
Certificates of Merger	1.3
Change in Bank Control Act	3.4
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Preamble
Confidentiality Agreement	6.2(b)
Continuing Employees	6.6(a)
D.A. Davidson	4.7
DIF	3.1(b)
DOL	3.11(b)
Dissenting Shares	2.5
Effective Time	1.3
Election	2.2(a)
Election Deadline	2.2(d)
Election Period	2.2(c)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
Exchange Act	3.1(a)
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	1.5(b)(i)

A-v

Section
FDIC	3.1(b)
Federal Reserve Board	3.4
FINRA	3.27(b)
Form of Election	2.2(b)
GAAP	3.1(a)
Governmental Entity	3.4
Holder	2.2
Intended Tax Treatment	Preamble
Intellectual Property	3.19(a)
IRS	3.11(b)
Joint Proxy Statement	3.4
knowledge	9.6
Laws	3.12
Liens	3.2(b)
Litigation	6.10
Loan Participation	3.25(c)
Loans	3.25(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Maximum Cash Shares Per Holder	2.1(b)(ii)
Maximum Cash Conversion Number	2.1(a)
MD OFR	3.4
Merger	Preamble
Merger Consideration	1.5(b)(ii)
MGCL	1.1
Minimum Cash Shares	2.1(b)(ii)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
National Bank Act	3.4
NCB	Preamble
NCB Articles	3.1(a)
NCB Benefit Plans	3.11(a)
NCB Board Recommendation	6.4(b)
NCB Bylaws	3.1(a)
NCB Common Stock	1.5(a)
NCB Continuing Director	6.11(a)
NCB Contract	3.13(a)
NCB Disclosure Schedule	Article III
NCB Equity Awards	1.6(a)
NCB ERISA Affiliate	3.11(a)
NCB Financial Statements	3.6(b)
NCB Indemnified Parties	6.7(a)

A-vi

Section
NCB Insiders	6.18
NCB Leased Real Property	3.18(b)
NCB Meeting	6.4(a)
NCB Owned Properties	3.18(a)
NCB Preferred Stock	3.2(a)
NCB PTO Policies	6.6(j)
NCB Qualified Plans	3.11(d)
NCB Real Estate Leases	3.18(b)
NCB Regulatory Agreement	3.14
NCB Restricted Stock Award	1.6(a)
NCB Securities	3.2(a)
NCB Subsidiary	3.1(c)
NCB Subsidiary Securities	3.2(b)
NCB Support Agreements	Preamble
NCB Systems	3.19(b)
NCBank	Preamble
NCBank Continuing Director	6.11(b)
NCBank Articles	3.1(a)
NCBank Bylaws	3.1(a)
New Certificates	2.3
New Plans	6.6(g)
Non-Election Shares	1.5(a)(iii)
OCC	3.4
ODNB	Preamble
ODNB Articles	1.7
ODNB Articles Amendment	1.7
ODNB Benefit Plans	4.11(a)
ODNB Board Recommendation	6.4(b)
ODNB Bylaws	1.8
ODNB Common Stock	1.5(a)
ODNB Continuing Director	6.11(a)
ODNB Contract	4.13(a)
ODNB Disclosure Schedule	3.4
ODNB Equity Awards	4.2(a)
ODNB ERISA Affiliate	4.11(a)
ODNB Financial Statements	4.6(b)
ODNB Leased Real Property	4.18(b)
ODNB Meeting	6.4(a)
ODNB Owned Properties	4.18(a)
ODNB Preferred Stock	4.2(a)
ODNB PTO Policy	6.6(j)
ODNB Real Estate Leases	4.18(b)
ODNB Regulatory Agreement	4.14

A-vii

Section
ODNB Restricted Stock Award	4.2(a)
ODNB Securities	4.2(a)
ODNB Stock Options	4.2(a)
ODNB Stock Plan	4.2(a)
ODNB Subsidiary	4.1(c)
ODNB Subsidiary Securities	4.2(b)
ODNB Support Agreements	Preamble
ODNB Systems	4.19(b)
ODNBank	Preamble
ODNBank Continuing Director	6.11(b)
Old Certificate	1.5(c)
ordinary course	9.6
ordinary course of business	9.6
OREO	3.25
PBGC	3.11(b)
Per Share Cash Consideration	1.5(b)(iii)
Permitted Encumbrances	3.18(a)
person	9.6
Piper Sandler	3.7
Plan of Merger	1.1
Premium Cap	6.7(b)
Proration Mechanism	2.1(b)(ii)
PTO	6.6(j)
Recommendation Change	6.4(b)
Regulatory Agencies	3.5
Representatives	6.12(a)
Requisite NCB Vote	3.3(a)
Requisite ODNB Vote	4.3(a)
Requisite Regulatory Approvals	6.1(b)
Restrictive Covenants	3.11(1)
S-4	3.4
Sarbanes-Oxley Act	3.6(d)
SCC	1.3
SDAT	1.3
SEC	3.4
Securities Act	3.4
Significant Subsidiaries	3.1(a)
Single Employer Plan	3.11(f)
Stock Consideration	1.5(a)(ii)
Stock Election	1.5(a)(ii)
Stock Election Shares	2.2(a)
Stock Exchange	3.4
Stock Only Election Shares	2.2(a)

A-viii

Section
Subsidiary	3.1(a)
Superior Proposal	6.12(a)
Surviving Bank	Preamble
Surviving Corporation	Preamble
Takeover Statutes	3.21
Tax	3.10(p)
Tax Return	3.10(q)
Taxes	3.10(p)
Terminated 401(k) Plan	6.6(h)
Termination Date	8.1(c)
Termination Fee	8.2(b)
VA BFI	3.4
VSCA	1.1

A-ix

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2026 (this “Agreement”), by and between ODNB Financial Corporation, a Virginia corporation (“ODNB”), and National Capital Bancorp, Inc., a Maryland corporation (“NCB”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of ODNB and NCB have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which NCB will, subject to the terms and conditions set forth herein, merge with and into ODNB (the “Merger”), so that ODNB is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, immediately following the consummation of the Merger, Old Dominion National Bank, a national bank and wholly-owned direct Subsidiary of ODNB (“ODNBank”), will merge with and into The National Capital Bank of Washington, a national bank and wholly-owned direct Subsidiary of NCB (“NCBank”), so that NCBank is the surviving entity (the “Surviving Bank”) and is a wholly-owned direct Subsidiary of ODNB (the “Bank Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between ODNBank and NCBank, and substantially in the form attached hereto as Exhibit D (the “Bank Merger Agreement”);
WHEREAS, the Board of Directors of ODNB has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the ODNB Articles Amendment (as defined herein), are in the best interests of ODNB and its shareholders, and declared that this Agreement is advisable, and (ii) adopted this Agreement and the ODNB Articles Amendment and approved the execution, delivery and performance by ODNB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the ODNB Articles Amendment;
WHEREAS, the Board of Directors of NCB has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of NCB and its shareholders, and declared that this Agreement is advisable, and (ii) adopted this Agreement and approved the execution, delivery and performance by NCB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, in the case of ODNB, the Board of Directors of ODNB has directed that this Agreement and the ODNB Articles Amendment be submitted to a vote of its shareholders for approval and has recommended that its shareholders approve this Agreement and the ODNB Articles Amendment and, in the case of NCB, the Board of Directors of NCB has directed that this Agreement be submitted to a vote of its shareholders for approval and has recommended that its shareholders approve this Agreement;
WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”) and this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations for purposes of Sections 354 and 361 of the Code (and any comparable provisions of state law) for federal and applicable state income tax purposes;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for ODNB to enter into this Agreement, all of the directors of NCB have entered into separate Voting and Support Agreements with ODNB, substantially in the form attached hereto as Exhibit B (collectively, the “NCB Support Agreements”) in connection with the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for NCB to enter into this Agreement, all of the directors of ODNB have entered into separate Voting and Support Agreements with NCB, substantially in the form attached hereto as Exhibit C (collectively, the “ODNB Support Agreements”) in connection with the Merger and the ODNB Articles Amendment; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time, NCB shall merge with and into ODNB, with ODNB surviving the Merger as the Surviving Corporation, pursuant to the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”). ODNB shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of NCB shall terminate. The Merger will have the effects set forth in Section 13.1-721 of the VSCA and Section 3-114 of the MGCL as applicable.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by ODNB and NCB. The date on which Closing occurs is referred to as the “Closing Date”.
1.3   Effective Time.   The Merger shall become effective as set forth in the articles of merger to be filed with the Virginia State Corporation Commission (the “SCC”) and the articles of merger to be filed with the Maryland State Department of Assessments and Taxation (“SDAT”), respectively, on or (if agreed by ODNB and NCB) prior to the Closing Date (the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the VSCA, MGCL and applicable law, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the VSCA, MGCL and this Agreement.
1.5   Conversion of NCB Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of ODNB, NCB or the holder of any securities of ODNB or NCB:
(a)   Subject to Section 2.3 and Section 2.4, each share of the common stock, par value $0.01 per share, of NCB (the “NCB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of NCB Common Stock owned by NCB as treasury shares or owned by ODNB or NCB (in each case other than shares of NCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by NCB or ODNB in respect of debts previously contracted) and Dissenting Shares (as defined herein), shall be converted into the right to receive the following, without interest:
(i)   For each share of NCB Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2, an amount in cash equal to the Per Share Cash Consideration (as defined herein) (the “Cash Consideration”);
(ii)   For each share of NCB Common Stock with respect to which an election to receive ODNB Common Stock (a “Stock Election”) has been effectively made and not revoked, a number of shares of common stock, $0.25 par value, of ODNB (the “ODNB Common Stock”), equal to the Exchange Ratio (as defined herein) (the “Stock Consideration”); and

(iii)   For each share of NCB Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the right to receive the Stock Consideration.
(b)   For purposes of this Agreement, the following terms shall have the following meanings:
(i)   The “Exchange Ratio” means 5.239 shares of ODNB Common Stock.
(ii)   The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.
(iii)   The “Per Share Cash Consideration” means $83.00.
(c)   All of the shares of NCB Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of NCB Common Stock) previously representing any such shares of NCB Common Stock shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration which the holder thereof shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), (ii) cash in lieu of fractional shares which the holder thereof shall have become entitled to receive pursuant to this Section 1.5 and Section 2.4(e), and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive pursuant to Section 2.4, in each case, without any interest thereon; provided, however, that any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.5. If, prior to the Effective Time, the outstanding shares of ODNB Common Stock or NCB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give ODNB and the holders of NCB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit NCB or ODNB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(d)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of NCB Common Stock owned by NCB as treasury shares or owned by NCB or ODNB (in each case other than shares of NCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by NCB or ODNB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.
1.6   Treatment of NCB Equity Awards.
(a)   At or immediately prior to the Effective Time, each restricted stock award with respect to shares of NCB Common Stock under any compensatory equity plan or agreement maintained by NCB or otherwise that is outstanding immediately prior to the Effective Time (each, an “NCB Restricted Stock Award” and sometimes referred to herein as “NCB Equity Awards”) shall automatically and without any required action on the part of the holder thereof, by virtue of the Merger, accelerate in full and fully vest (subject to applicable Taxes required to be withheld, if any, with respect to such vesting) and shall be converted into, and become exchanged for Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of NCB Common Stock in accordance with Section 1.5(a).
(b)   At or prior to the Effective Time, NCB, the Board of Directors of NCB or the compensation committee of the Board of Directors of NCB, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the NCB Equity Awards consistent with the provisions of this Section 1.6.

1.7   Articles of Incorporation of Surviving Corporation.   Subject to the provisions of this Agreement and the receipt of the Requisite ODNB Vote, at the Effective Time, the Articles of Incorporation of ODNB (the “ODNB Articles”), as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit E attached hereto (the “ODNB Articles Amendment”), and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.8   Bylaws of Surviving Corporation.   At the Effective Time, the Bylaws of ODNB (the “ODNB Bylaws”), as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit F attached hereto, and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9   Directors and Executive Officers of Surviving Corporation.   Following the Effective Time, the directors of the Surviving Corporation shall be as set forth in Section 6.11 of this Agreement with such individuals to serve until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office. The executive officers of ODNB as of immediately prior to the Effective Time shall be the executive officers of the Surviving Corporation, except as set forth in Section 6.11.
1.10   Tax Consequences.   It is intended that the Merger shall qualify for the Intended Tax Treatment, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for the purposes of Sections 354 and 361 of the Code (and any comparable provisions of state law) for U.S. federal and applicable state income tax purposes. ODNB and NCB shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law. Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the S-4 (as defined herein) and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Intended Tax Treatment.
1.11   ODNB Stock.   At and after the Effective Time, each share of ODNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of ODNB Common Stock and shall not be affected by the Merger.
1.12   Bank Merger.   Immediately following the consummation of the Merger, ODNBank and NCBank will consummate the Bank Merger under which ODNBank will merge with and into NCBank pursuant to the Bank Merger Agreement. NCBank shall be the surviving bank in the Bank Merger, and the separate corporate existence of ODNBank shall cease. The Bank Merger shall become effective immediately after the effective time of the Merger. Prior to the Effective Time, NCB shall cause NCBank, and ODNB shall cause ODNBank, to execute such documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) at the time specified in the foregoing sentence.
ARTICLE II
EXCHANGE OF SHARES
2.1   Proration.
(a)   Notwithstanding any other provisions contained in this Agreement, the total number of shares of NCB Common Stock (including shares subject to NCB Restricted Stock Awards and the Dissenting Shares, but excluding the shares of NCB Common Stock to be cancelled as provided in Section 1.5(d)) to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to no more than the product (rounded down to the nearest whole share) obtained by multiplying (i) 0.1 by (ii) the total number of shares of NCB Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the shares of NCB Common Stock to be cancelled as provided in Section 1.5(d), shares subject to NCB Restricted Stock Awards and the Dissenting Shares) (the “Maximum Cash Conversion Number”). All other shares of NCB Common Stock entitled to receive the Merger Consideration pursuant to Section 1.5(a) (including shares subject to NCB Restricted Stock Awards, but excluding the shares of NCB Common Stock to be cancelled as provided in Section 1.5(d) and the Dissenting Shares) shall be converted into the right to receive the Stock Consideration.
(b)   Promptly (and in any event no later than five (5) business days) after the Effective Time, ODNB shall cause the Exchange Agent to effect the allocation among holders of NCB Common Stock and NCB Restricted Stock Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:
(i)   If the aggregate number of shares of NCB Common Stock (including shares subject to NCB Restricted Stock Awards) with respect to which Cash Elections shall have been made (the “Cash Election Number”) plus the Dissenting Shares is no more than the Maximum Cash Conversion Number, then all Cash Election Shares (as defined herein) shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares (as defined herein) and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration; and
(ii)   If the Dissenting Shares exceeds the Maximum Cash Conversion Number, then all Stock Election Shares, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration. If the Dissenting Shares is less than the Maximum Cash Conversion Number but the Cash Election Number plus the Dissenting Shares exceeds the Maximum Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and (B) all Cash Election Shares of each holder thereof (except, as applicable, the Minimum Cash Shares, up to the Maximum Cash Conversion Number less the Dissenting Shares) shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Conversion Number less the Dissenting Shares and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration (the “Proration Mechanism”); provided, however, that, notwithstanding the foregoing, the shares of holders of one hundred (100) or fewer shares of NCB Common Stock who have elected solely the Cash Consideration (the “Minimum Cash Shares”) shall not be subject to the Proration Mechanism to the extent that all such Minimum Cash Shares are less than the Maximum Cash Conversion Number; and provided, further, that the maximum number of shares of NCB Common Stock for which any holder may elect Cash Consideration shall be 12,048 shares (the “Maximum Cash Shares Per Holder”) and any shares of a holder for which Cash Consideration was elected in excess of the Maximum Cash Shares Per Holder shall be deemed to be shares for which Stock Consideration was elected. The deemed election with respect to any shares for which a Cash Election is made in excess of the Maximum Cash Shares Per Holder shall be resolved prior to the Proration Mechanism.
2.2   Election Procedures.   Each holder of record of shares of NCB Common Stock and NCB Restricted Stock Awards to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Section 1.5(a) (a “Holder”) shall have the right, subject to the limitations set forth in this Article 2 and except as otherwise may be agreed by such Holder and ODNB, to submit an election in accordance with the following procedures:
(a)   Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) to receive (i) Cash Consideration for all shares of NCB Common Stock owned by such Holder (or subject to such NCB Restricted Stock Awards) (the “Cash Only Election Shares”); (ii) Stock Consideration for all shares of NCB Common Stock owned by such Holder (or subject to such NCB Restricted Stock Awards) (the “Stock Only Election Shares”); or

(iii) ten percent (10%) Cash Consideration and ninety percent (90%) Stock Consideration for all shares of NCB Common Stock owned by such Holder (or subject to such NCB Restricted Stock Awards) (such shares receiving the Cash Consideration together with the Cash Only Election Shares, the “Cash Election Shares”, and such shares receiving the Stock Consideration together with the Stock Only Election Shares, the “Stock Election Shares”).
(b)   ODNB shall prepare a form reasonably acceptable to NCB, including appropriate and customary transmittal materials in such form as prepared by ODNB and reasonably acceptable to NCB (the “Form of Election”), so as to permit Holders to exercise their right to make an Election, and shall make such form available to NCB for review not less than five (5) business days prior to its first distribution to Holders.
(c)   ODNB (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline (as defined herein) to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder or holder of NCB Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.
(d)   Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.
(e)   Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of NCB Common Stock or any shares subject to NCB Restricted Stock Awards (none of ODNB, NCB nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the applicable shares of NCB Common Stock or any shares subject to NCB Restricted Stock Awards shall, for purposes hereof, be deemed to be Non-Election Shares.
(f)   Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.
(g)   Subject to the terms of this Agreement and the Form of Election, ODNB, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein.
2.3   ODNB to Make Merger Consideration Available.   At or prior to the Effective Time, ODNB shall deposit, or shall cause to be deposited, with a bank or trust company designated by ODNB and reasonably acceptable to NCB (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (a) certificates or, at ODNB’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing shares of ODNB Common

Stock sufficient to deliver the aggregate Stock Consideration to be issued pursuant to Section 1.5(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable pursuant to Section 1.5(a) and (ii) cash in lieu of any fractional shares to be paid pursuant to Section 2.4(e) (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ODNB; provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to ODNB.
2.4   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of NCB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Article I and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration and any cash in lieu of fractional shares which the shares of NCB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of NCB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (x) (i) that number of whole shares of ODNB Common Stock representing the Stock Consideration which such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 1.5(a) and (ii) a check or other method of cash payment representing the amount of (A) the Cash Consideration which such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 1.5(a), (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.4(e) and (C) any dividends or distributions which such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Stock Consideration, the Cash Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by Section 2.2 and this Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.
(b)   No dividends or other distributions declared with respect to ODNB Common Stock shall be paid to the Holder of any unsurrendered Old Certificate until the Holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration that the shares of NCB Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any share of ODNB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of ODNB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of NCB of the shares of NCB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to in respect of such Old Certificates, as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no fractional shares of ODNB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to ODNB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ODNB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of NCB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $16.24 by (ii) the fraction of a share (after taking into account all shares of NCB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of ODNB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of NCB Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of NCB Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the applicable Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the ODNB Common Stock deliverable in respect of each former share of NCB Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of ODNB, NCB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of NCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of NCB Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g)   The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of ODNB Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of NCB Common Stock or NCB Restricted Stock Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of NCB Common Stock or NCB Restricted Stock Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to this Agreement.
2.5   Appraisal Rights.   Shares of NCB Common Stock outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 3-202 of the MGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 3-203 of the MGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the MGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 3-202 of the MGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the MGCL, such holder’s shares of NCB Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.4(g)), and such shares shall not be deemed to be Dissenting Shares. Unless this Agreement is terminated pursuant to Article VIII, ODNB shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, provided that such direction or participation may not result in a binding obligation on the part of NCB that is effective prior to the Effective Time. After the Effective Time, ODNB shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, NCB shall not, without the prior written consent of ODNB (not to be unreasonably withheld, conditioned or delayed), settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NCB
Except as disclosed in the disclosure schedule delivered by NCB to ODNB concurrently herewith (the “NCB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the NCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NCB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on NCB, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, NCB hereby represents and warrants to ODNB as follows:
3.1   Corporate Organization.
(a)   NCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). NCBank is a nationally chartered banking association duly organized and validly existing under the laws of the United States of America. Each of NCB and NCBank has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. NCB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NCB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to ODNB, NCB or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism or cyberattacks not specifically targeting ODNB or NCB or their respective Subsidiaries or vendors) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates or international tariffs) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required to be taken or omitted by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, or (G) the expenses incurred by NCB or ODNB in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies of a similar size in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Neither NCB nor any of its Subsidiaries is in violation of any provision of their respective articles of incorporation, bylaws or other similar or comparable governing instruments, as applicable. True and complete copies of the articles of incorporation of NCB (the “NCB Articles”), the bylaws of NCB (the “NCB Bylaws”), the articles of association of NCBank (the “NCBank Articles”) and the bylaws of NCBank (the “NCBank Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by NCB to ODNB.
(b)   The deposit accounts of NCBank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of NCB other than NCBank that have or are required to have deposit insurance.
(c)   Each Subsidiary of NCB (a “NCB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing unless the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of NCB or any Subsidiary of NCB to pay dividends or distributions except, in the case of NCB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 3.1(c) of the NCB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of NCB as of the date hereof. True and complete copies of the organizational documents of each NCB Subsidiary as in effect as of the date of this Agreement have previously been made available by NCB to ODNB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of NCB other than the NCB Subsidiaries.
3.2   Capitalization.
(a)   The authorized capital stock of NCB consists of 3,000,000 shares of NCB Common Stock and 250,000 shares of preferred stock, par value $0.01 per share (the “NCB Preferred Stock”). As of June 12, 2026 (the “Capitalization Date”), there were (i) 1,152,388 shares of NCB Common Stock issued and outstanding, (ii) 3,970 shares of NCB Common Stock held in treasury, (iii) 3,928 shares of NCB Common Stock outstanding in respect of NCB Restricted Stock Awards, (iv) no shares of NCB Preferred Stock outstanding, and (v) no other shares of capital stock or other voting securities or equity interests of NCB issued, reserved for issuance or outstanding. Each NCB Equity Award has been granted in compliance in all material respects with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable award agreements and other applicable contracts have been complied with in all material respects. All of the issued and outstanding shares of NCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NCB may vote. Except as set forth on Section 3.2(a) of the NCB Disclosure Schedule, no trust preferred or subordinated debt securities of NCB are issued or outstanding. Other than the NCB Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other voting or equity securities of or ownership interest in NCB, or contracts, commitments, understandings or arrangements by which NCB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in NCB, or that otherwise obligate NCB or any NCB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “NCB Securities”). No NCB Subsidiary owns any capital stock of NCB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which NCB or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of NCB Common Stock, other than the NCB Support Agreements, capital stock or other voting or equity securities or ownership interests of NCB or granting any shareholder or other person any registration rights. Section 3.2(a) of the NCB Disclosure Schedule sets forth a true, correct and complete list of all NCB Equity Awards issued and outstanding specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such NCB Equity Award, (C) grant date of each such NCB Equity Award, and (D) vesting schedule for each such NCB Equity Award. Other than the NCB Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of NCB or any of its Subsidiaries) are outstanding. Within five (5) days prior to the Closing Date, NCB will provide ODNB with a revised version of Section 3.2(a) of the NCB Disclosure Schedule, updated as of the most recent practicable date.
(b)   NCB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the NCB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any NCB Subsidiary, or contracts, commitments, understandings or arrangements by which any NCB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such NCB Subsidiary, or otherwise obligating NCB or any NCB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “NCB Subsidiary Securities”). There are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of the NCB Subsidiaries. The authorized capital stock of NCBank consists of 1,000,000 shares of common stock, par value $1.25 per share, of which, as of the date of this Agreement, 100 were issued and outstanding. All of the issued and outstanding capital stock of NCBank is, and as of immediately prior to the Effective Time will be, owned by NCB.
3.3   Authority; No Violation.
(a)   NCB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of NCB. The Board of Directors of NCB, acting unanimously, has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of NCB and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) has directed that this Agreement (including the Plan of Merger) and the transactions contemplated hereby be submitted to NCB’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of NCB approve this Agreement and the transactions contemplated hereby and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of this Agreement by holders of a majority of the outstanding shares of NCB Common Stock at a meeting of the shareholders of NCB at which a quorum exists (the “Requisite NCB Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of NCBank and the approval of the Bank Merger Agreement by NCB as the sole shareholder of NCBank, and (iii) if applicable, the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of NCB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NCB and (assuming due authorization, execution and delivery by ODNB) constitutes a valid and binding obligation of NCB, enforceable against NCB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by NCB nor the consummation by NCB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by NCB with any of the terms or provisions hereof, will (i) violate any provision of the NCB Articles, the NCB Bylaws, the NCBank Articles or the NCBank Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any other NCB Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NCB.
(c)   The Board of Directors of NCBank has approved the Bank Merger Agreement. NCB, as the sole shareholder of NCBank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by NCBank and (assuming due authorization, execution and delivery by ODNBank) constitutes a valid and binding obligation of NCBank, enforceable against NCBank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices or the seeking of waivers therefrom, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, (ii) the Office of the Comptroller of the Currency (the “OCC”) under the National Bank Act, 12 U.S.C. § 1 et seq. (the “National Bank Act”) or the Change in Bank Control Act, 12 U.S.C. § 1817(j) (the “Change in Bank Control Act”), (iii) the Virginia Bureau of Financial Institutions (the “VA BFI”), (iv) the Maryland Office of Financial Regulation (the “MD OFR”), and (v) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the NCB Disclosure Schedule or Section 4.4 of the disclosure schedule delivered by ODNB to NCB concurrently herewith (the “ODNB Disclosure Schedule”), and approval of such applications, filings and notices or the receipt of waivers therefrom, (b) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of NCB’s shareholders and ODNB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by ODNB in connection with the transactions contemplated by this Agreement (including any pre-effective or post-effective amendments or supplements thereto, the “S-4”) and the declaration of effectiveness of the S-4 under the Securities Act of 1933, as amended (the “Securities Act”) and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) the filing of the Certificates of Merger with the SCC pursuant to the VSCA and with the SDAT pursuant to the MGCL, as applicable, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law, (d) the filing of articles of amendment with the SCC pursuant to the VSCA to effect the ODNB Articles Amendment, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ODNB Common Stock pursuant to this Agreement, and (f) such filings with and approvals of The Nasdaq Stock Exchange or The New York Stock Exchange (either such exchange, a “Stock Exchange”) to permit the ODNB Common Stock to be listed on a Stock Exchange, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by NCB of this Agreement, (ii) the consummation by NCB of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by NCBank of the Bank Merger Agreement or (iv) the consummation by NCBank of the Bank Merger. As of the date hereof, to the knowledge of NCB, there is no reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5   Bank Reports.   NCB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file (or furnish, as applicable) since January 1, 2023 with, as applicable, (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization ((i) – (v), collectively with the OCC and SEC, “Regulatory Agencies”), including, without limitation, any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NCB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all Laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of NCB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NCB, investigation into the business or operations of NCB or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NCB or any of its Subsidiaries, and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of NCB or any of its Subsidiaries since January 1, 2023, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB.
3.6   Financial Statements.
(a)   NCB has delivered or otherwise made available to ODNB a copy of each and any registration statement, offering circular, private placement memorandum, report, tender offer statement or statement of offer to redeem, proxy statement or information statement, or similar document under the Securities Act, the Exchange Act, and state securities and “Blue Sky” laws filed, used or circulated by it or NCBank with respect to periods since January 1, 2023, through the date of this Agreement.
(b)   NCB has made available to ODNB copies of (i) audited consolidated balance sheets of NCB as of December 31, 2025, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes to the financial statements and (ii) unaudited consolidated balance sheets and related consolidated statements of income as of and for the three months ended March 31, 2026 (collectively, the “NCB Financial Statements”). NCB will make available to ODNB, as soon as reasonably practicable following the preparation thereof, unaudited consolidated balance sheets and related consolidated statements of income for each subsequent calendar quarter and audited consolidated balance sheets and related consolidated statements of income for each subsequently completed calendar year. The NCB Financial Statements fairly present (or, in the case of financial statements for quarterly or annual periods prepared and delivered to ODNB after the date of this Agreement, will fairly present) the consolidated financial position of NCB and its Subsidiaries, at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. The books and records of NCB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The financial statements of NCBank included in the consolidated reports of condition and income (call reports) of NCBank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto. Since January 1, 2023, no independent public accounting firm of NCB has resigned (or informed NCB that it intends to resign) or been dismissed as independent public accountants of NCB as a result of or in connection with any disagreements with NCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, neither NCB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against in NCB’s Bank Reports or the NCB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(d)   The records, systems, controls, data and information of NCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NCB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB. NCB and each of its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to it or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the properties and assets of it and any of its Subsidiaries is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. Nothing contained in this Section 3.6(d) shall be construed as a representation or warranty that NCB’s or its Subsidiaries’ internal accounting controls are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).
(e)   Since January 1, 2023, (i) neither NCB nor any of its Subsidiaries, nor, to the knowledge of NCB, any director, officer, auditor, accountant or representative of NCB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NCB or any of its Subsidiaries, whether or not employed by NCB or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by NCB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of NCB or any committee thereof or, to the knowledge of NCB, to any director or officer of NCB or any NCB Subsidiary.
3.7   Broker’s Fees.   With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither NCB nor any NCB Subsidiary nor any of their respective officers or directors on behalf of NCB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. NCB has disclosed to ODNB as of the date hereof the aggregate fees provided for in connection with the engagement by NCB of Piper Sandler related to the Merger and the other transactions contemplated hereunder.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB.
(b)   Since December 31, 2025 and until the date of this Agreement, NCB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9   Legal Proceedings.
(a)   Except as set forth in Section 3.9(a) of the NCB Disclosure Schedule, neither NCB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to NCB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NCB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NCB, any of its Subsidiaries or the assets of NCB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to NCB and its Subsidiaries, taken as a whole.
3.10   Taxes and Tax Returns.
(a)   Each of NCB and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all income and other material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects. Neither NCB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).
(b)   All material Taxes of NCB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the NCB Financial Statements (including the related notes, where applicable). Each of NCB and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person. Each of NCB and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where NCB or any of its Subsidiaries does not file Tax Returns that NCB or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)   There are no Liens for Taxes on any of the assets of NCB or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither NCB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of NCB and its Subsidiaries or the assets of NCB and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established. Neither NCB nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
(f)   Neither NCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made prior to the Closing or (iii) prepaid amount or deferred revenue received prior to the Closing.
(g)   Neither NCB nor any of its Subsidiaries is required to make any adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Entity requesting permission for any changes in any of accounting methods of NCB or any of its Subsidiaries for Tax purposes.
(h)   Neither NCB nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.
(i)   Neither NCB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NCB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither NCB nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which NCB was the common parent) or (ii) any liability for the Taxes of any person (other than NCB or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(j)   Neither NCB nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(k)   Neither NCB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)   Neither NCB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(m)   Neither NCB nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4
(n)   Each of NCB and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(o)   Neither NCB nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of any applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.
(p)   As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax, charge, levy or like assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
(q)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity, and also including any statements furnished, or required to be furnished, to a person for whom such a Tax Return is supplied, or required to be supplied, to a Governmental Entity.
(r)   Neither NCB nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under both (a) Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and (b) Section 2301 of the CARES Act, or (iii) sought or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of the NCB Disclosure Schedule sets forth a true, correct and complete list of all NCB Benefit Plans. For purposes hereof, “NCB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which NCB, any of its Subsidiaries or any trade or business, whether or not incorporated, that together with NCB or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “NCB ERISA Affiliate”) is a party, or that are sponsored, maintained, contributed to or may be required to be contributed to by NCB or any of its Subsidiaries or any NCB ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of NCB or any of its Subsidiaries or any NCB ERISA Affiliate, or as to which NCB or any of its Subsidiaries or any NCB ERISA Affiliates has or may have any current or future obligation or liability.
(b)   NCB has made available to ODNB true, correct and complete copies of the following documents with respect to each NCB Benefit Plan, to the extent applicable, (i) all plans and trust agreements (and any amendments thereto), (ii) all summary plan descriptions and all summaries of material modifications, (iii) where any NCB Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination or opinion letter, if any, (vi) the most recently prepared actuarial report (if applicable) for each of the last three (3) years, (vii) non-discrimination tests for the last three (3) plan years, and (viii) copies of substantive notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).
(c)   Each NCB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither NCB nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any NCB Benefit Plan.
(d)   Each NCB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “NCB Qualified Plans”) is so qualified and has received a favorable determination letter or opinion letter from the IRS to that effect, which letter has not been revoked (nor has revocation been threatened) and may be relied upon, and, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any NCB Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. Except as set forth in Section 3.11(d) of NCB Disclosure Schedule, no trust funding any NCB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)   Each NCB Benefit Plan that is subject to Section 409A of the Code has been administered and documented in material compliance with the requirements of Section 409A of the Code.
(f)   None of NCB, its Subsidiaries nor any NCB ERISA Affiliate sponsors, maintains, contributes to, or is obligated to contribute to (or has at any time sponsored, maintained, contributed to or been obligated to contribute to), or has any current or contingent liability with respect to any (i) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) plan subject to Section 413(c) of the Code (a “Multiple Employer Plan”) or (iii) plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (a “Single Employer Plan”).
(g)   None of NCB, its Subsidiaries nor any NCB ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(h)   All contributions required to be made to any NCB Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any NCB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of NCB.
(i)   There are no pending or threatened claims (other than uncontested claims for benefits expected to be approved in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to NCB’s knowledge, no set of circumstances exists that could give rise to a claim, lawsuit or arbitration, against NCB Benefit Plans, any fiduciaries thereof with respect to their duties to NCB Benefit Plans or the assets of any of the trusts under any of NCB Benefit Plans that could reasonably be expected to result in any material liability of NCB or any of its Subsidiaries.
(j)   To the knowledge of NCB, none of NCB and its Subsidiaries nor any NCB ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of NCB Benefit Plans or their related trusts, NCB, any of its Subsidiaries, any NCB ERISA Affiliate or any person that NCB or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. NCB has not incurred any material liability under Section 4980H of the Code and its governing regulations and no event has occurred and no circumstance exists or has existed that would reasonably be expected to give rise to the incurrence of such liability.
(k)   Except as set forth in Section 3.11(k) of the NCB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) (i) result in the vesting, exercisability, acceleration, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of NCB or any of its Subsidiaries, or (ii) result in any limitation on the right of NCB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any NCB Benefit Plan or related trust.
(l)   No amount paid or payable (whether in cash, in property, in the form of benefits, or otherwise) by NCB, its Subsidiaries or the NCB ERISA Affiliates in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(m)   Neither NCB nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require NCB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(n)   No NCB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(o)   None of NCB, its Subsidiaries nor the NCB ERISA Affiliates have failed to comply with ERISA Sections 601 and 608 and Code Section 4980B. NCB, its Subsidiaries, and the NCB ERISA Affiliates have for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).
(p)   NCB and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification, and collective bargaining. There are no pending or, to NCB’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against NCB or any of its Subsidiaries, or any strikes or other material labor disputes against NCB or any of its Subsidiaries. Neither NCB nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of NCB or any of its Subsidiaries and, to the knowledge of NCB, there are no organizing efforts by any union or other group seeking to represent any employees of NCB or any of its Subsidiaries and no employees of NCB or any of its Subsidiaries are represented by any labor organization.
(q)   To the knowledge of NCB, no current or former employee or independent contractor of NCB or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) NCB or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for NCB or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(r)   Except as set forth in Section 3.11(r) of the NCB Disclosure Schedule, employment of each employee and the engagement of each independent contractor by NCB or any of its Subsidiaries is terminable at will by NCB or its Subsidiaries without (i) any penalty, liability or severance obligation and (ii) prior consent by any Governmental Entity. It has paid, or has properly accrued no later than the Closing Date, all accrued salaries, wages, bonuses, commissions, overtime and incentives due to be paid or properly accrued on or before the Closing Date.
(s)   To NCB’s knowledge and to the extent it is permitted by law to ascertain, all of its employees are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. NCB has completed a Form I-9 (Employment Eligibility Verification) for each employee for which one is required by applicable law and each such Form I-9 has since been updated as required by applicable law and is correct and complete in all material respects as of the date hereof.
(t)   Neither NCB nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of NCB or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of NCB or any of its Subsidiaries. To the knowledge of NCB, since January 1, 2023, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of NCB or any of its Subsidiaries.
3.12   Compliance with Applicable Law.   NCB and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NCB, and, to the knowledge of NCB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. NCB has not elected to be treated as a financial holding company under the BHC Act and NCB and each of its Subsidiaries other than NCBank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NCB, NCB and each of its Subsidiaries have complied with and are not in default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to NCB or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement

Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other Law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. NCBank has a Community Reinvestment Act rating of “satisfactory” or better, and does not anticipate that a current “satisfactory” or better rating will be reduced. Without limitation, none of NCB or any of its Subsidiaries, or to the knowledge of NCB, no director, officer, employee, agent or other person acting on behalf of NCB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of NCB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NCB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of NCB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of NCB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NCB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NCB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NCB: (i) NCB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of NCB, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of the NCB Disclosure Schedule, as of the date hereof, neither NCB nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by NCB or a Subsidiary without the payment of severance;
(ii)   that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ODNB, NCB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(iv)   that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by NCB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;
(v)   with or to a labor union or guild (including any collective bargaining agreement);
(vi)   any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vii)   that relates to the incurrence of indebtedness by NCB or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(viii)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of NCB or its Subsidiaries;
(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by NCB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)   that includes an indemnification obligation of NCB or any of its Subsidiaries with a maximum potential liability in excess of $50,000; or
(xi)   that involves aggregate payments or receipts by or to NCB or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by NCB or any Subsidiary of NCB of any material penalty.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) whether or not set forth in NCB Disclosure Schedule, is referred to herein as a “NCB Contract”, and neither NCB nor any of its Subsidiaries knows of, or has received notice of, any material violation of any NCB Contract by any of the parties thereto.
(b)   NCB has made available to ODNB a true, correct and complete copy of each written NCB Contract and each written amendment to any NCB Contract. Section 3.13(b) of NCB Disclosure Schedule sets forth a true, correct and complete description of any oral NCB Contract and any oral amendment to any NCB Contract.
(c)   Each NCB Contract is valid and binding on NCB or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NCB. Each NCB Contract is enforceable against NCB or the applicable Subsidiary and, to the knowledge of NCB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). NCB and each of its Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each NCB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NCB. To the knowledge of NCB, each third-party counterparty to each NCB Contract has complied with and performed all obligations required to be complied with and performed by it to date under such NCB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NCB. Neither NCB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any NCB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of NCB or any of its Subsidiaries, or to the knowledge of NCB, any other party thereto, of or under any such NCB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NCB. Neither NCB nor any Subsidiary of NCB has received or delivered any notice of cancellation or termination of any NCB Contract.
3.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither NCB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the NCB Disclosure Schedule, a “NCB Regulatory Agreement”), nor has NCB or any of its Subsidiaries been advised in writing, or to NCB’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NCB Regulatory Agreement, nor does NCB believe that any such NCB Regulatory Agreement is likely to be initiated, ordered or requested. NCB and its Subsidiaries are in compliance in all material respects with each NCB Regulatory Agreement to which it is a party or is subject. NCB and its Subsidiaries have not received any notice from any Governmental Entity indicating that NCB or its Subsidiaries is not in compliance in any material respect with any NCB Regulatory Agreement.
3.15   Risk Management Instruments.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of NCB, any of its Subsidiaries or for the account of a customer of NCB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of NCB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) NCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to NCB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, NCB and its Subsidiaries are in compliance, and have complied since January 1, 2023, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of NCB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on NCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against NCB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB. To the knowledge of NCB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB. NCB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB.
3.17   Investment Securities and Commodities.
(a)   Each of NCB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to NCB on a consolidated basis, free and clear of any Liens, except as set forth in the NCB Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of NCB or its Subsidiaries. Such securities and commodities are valued on the books of NCB in accordance with GAAP in all material respects.
(b)   NCB and its Subsidiaries and their respective businesses, to the extent applicable, employ investment, securities, commodities, risk management and other policies, practices and procedures that NCB believes are prudent and reasonable in the context of such businesses, and NCB and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, NCB has made available to ODNB the material terms of such policies, practices and procedures.
3.18   Real Property.
(a)   Section 3.18(a) of NCB Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by NCB and its Subsidiaries (collectively, “NCB Owned Properties”). NCB has good and marketable title to all NCB Owned Property, except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2, free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”)).
(b)   Section 3.18(b) of NCB Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which NCB or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by NCB or any of its Subsidiaries on the date hereof (collectively, the “NCB Leased Real Property”), whether in NCB’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “NCB Real Estate Leases”). NCB or its Subsidiaries has valid leasehold interests in the NCB Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each NCB Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of NCB, the lessor, and (ii) enforceable against NCB or the applicable Subsidiary and, to the knowledge of NCB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). NCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each NCB Real Estate Lease, and to the knowledge of NCB, each counterparty to each NCB Real Estate Lease has in all material respects performed all obligations required to be performed by it under such NCB Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NCB or any of its Subsidiaries under any NCB Real Estate Lease. NCB has made available to ODNB a true, correct and complete copy of each written NCB Real Estate Lease and each written amendment to any NCB Real Estate Lease.
(c)   Neither NCB nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any NCB Owned Property or NCB Leased Real Property. There are no pending or, to the knowledge of NCB, threatened condemnation proceedings against the NCB Owned Property or NCB Leased Real Property.
3.19   Intellectual Property; Company Systems.
(a)   Section 3.19(a) of the NCB Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of any and all registered Intellectual Property owned (or purported to be owned) by NCB and each of its Subsidiaries as of the date hereof. NCB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, (i) (x) to the knowledge of NCB, the use of any Intellectual Property by NCB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which NCB or any NCB Subsidiary acquired the right to use any Intellectual Property, and (y) to the knowledge of NCB, no person has asserted in writing to NCB that NCB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging or, to the knowledge of NCB, infringing on or otherwise violating, any right of NCB or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to NCB or its Subsidiaries, and (iii) neither NCB nor any NCB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by NCB or any NCB Subsidiary, and NCB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by NCB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by NCB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, social media accounts and handles, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any and all renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including process, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writing and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any and all renewals or extensions thereof; and any and all similar intellectual property or proprietary rights throughout the world.
(b)   The computer, information technology and data processing systems, facilities and services used by NCB or any NCB Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “NCB Systems”), are reasonably sufficient for the conduct of the respective businesses of NCB and NCB Subsidiaries as currently conducted and NCB Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of NCB and NCB Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NCB, to the knowledge of NCB, since January 1, 2023, no third party has gained unauthorized access to any NCB Systems owned or controlled by NCB or any of NCB Subsidiaries. NCB and NCB Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect NCB Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of NCB and NCB Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of NCB and NCB Subsidiaries.
(c)   Each of NCB and NCB Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Since January 1, 2023, neither NCB nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of) any Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i) – (iii) (inclusive).
3.20   Related Party Transactions.   Except as set forth in Section 3.20 of the NCB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby) (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of NCB and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of NCB made available to ODNB and (z) benefits due under any NCB Benefit Plan), between or among (a) NCB or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NCB or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NCB Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.
3.21   State Takeover Laws.   NCB has taken all action necessary, if any, to exempt this Agreement, the Bank Merger Agreement, the NCB Support Agreements, the Merger, the Bank Merger and any other transactions contemplated by this Agreement, from the requirements of any potentially applicable takeover laws of any state, including any “moratorium,” “fair price,” “business combination, “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of the NCB Articles and the NCB Bylaws (collectively, with any similar provisions of the ODNB Articles or the ODNB Bylaws, “Takeover Statutes”).
3.22   Reorganization.   Neither NCB nor any of its Subsidiaries have taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment, (ii) the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) counsel from providing the tax opinions required pursuant to Sections 7.2 and 7.3.
3.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of NCB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of NCB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   NCB Information.   The information relating to NCB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4 that is provided by NCB or its representatives for inclusion in the Joint Proxy Statement and the S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.25   Loan Portfolio.
(a)   As of the date hereof, except as set forth in Section 3.25(a) of the NCB Disclosure Schedule, neither NCB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note, borrowing arrangement or other extension of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which NCB or any Subsidiary of NCB is a creditor, which as of March 31, 2026 was over ninety (90) days or more delinquent in payment of principal or interest or in default of any other material provisions, and (ii) Loans with any director, executive officer or principal shareholder (as such terms are defined in Regulation O), or any five percent (5%) or greater shareholder of NCB or any of its Subsidiaries, or to the knowledge of NCB, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the NCB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of NCB and its Subsidiaries that, as of March 31, 2026, were classified by NCB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, (B) all of the Loans of NCB or its Subsidiaries for which a specific reserve allocation existed in connection therewith as of March 31, 2026, and (C) all of the Loans of NCB or its Subsidiaries that, as of March 31, 2026, had a total outstanding balance and/or unfunded commitment of $600,000 or more and that, as of such date, (I) reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (II) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (III) where a specific reserve allocation exists in connection therewith.
(b)   Section 3.25(b) of the NCB Disclosure Schedule identifies each asset of NCB or any of its Subsidiaries that as of March 31, 2026, was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2026, as well as any assets classified as OREO between December 31, 2025 and March 31, 2026 and any OREO sold between December 31, 2025 and March 31, 2026.
(c)   Section 3.25(c) of the NCB Disclosure Schedule sets forth a true, correct and complete list, as of March 31, 2026, of each Loan of NCB or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.
(d)   Except as set forth in Section 3.25(d) of the NCB Disclosure Schedule, (i) there is no material modification or amendment, oral or written, of a Loan that is not reflected on the records of NCB or its Subsidiaries, (ii) all currently outstanding Loans are owned by it free and clear of any Liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (iii) no claims of defense as to the enforcement of any Loan with an outstanding balance of $150,000 or more have been asserted in writing against NCB or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any proceeding, and to NCB’s knowledge, there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any proceeding, and (iv) no Loans owned by NCB or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.
(e)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, each Loan of NCB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of NCB and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(f)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on NCB, each outstanding Loan of NCB or any of its Subsidiaries (including

Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of NCB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(g)   None of the agreements pursuant to which NCB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(h)   There are no outstanding Loans made by NCB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of NCB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(i)   Neither NCB nor any of its Subsidiaries is now nor has it ever been since January 1, 2023 subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(j)   The allowance for credit losses (“ACL”) reflected in the financial statements of NCB and its Subsidiaries was, of the date of each of the financial statements, in compliance with NCB’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate as of the date thereof.
(k)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB, as to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to NCB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by NCB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.
(l)   Section 3.25(l) of the NCB Disclosure Schedule sets forth all residential mortgage or commercial Loans originated on or after January 1, 2025 by NCB or any NCB Subsidiary (i) that were sold in the secondary mortgage market and have been repurchased by NCB or any NCB Subsidiary, (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked NCB or any NCB Subsidiary to purchase back (but have not been purchased back), or (iii) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from NCB or any NCB Subsidiary, or have notified NCB or any NCB Subsidiary of an intent to request indemnification, in connection with such Loans.
(m)   Neither NCB nor any of its Subsidiaries is now or has it ever been since January 1, 2025, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26   Insurance.
(a)   (i) NCB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of NCB reasonably has determined to be prudent and consistent with industry practice, and NCB and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of the NCB Disclosure Schedule, and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of NCB and its Subsidiaries, NCB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by NCB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (v) neither NCB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
(b)   Section 3.26(b) of the NCB Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by NCBank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in NCB Financial Statements in accordance with GAAP.
3.27   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No NCB Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No NCB Subsidiary is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA. No employee of a Subsidiary of NCB is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
3.28   Deposits.   Except as set forth in Section 3.28 of the NCB Disclosure Schedule, as of the date hereof none of NCB’s deposits or deposits of any of its Subsidiaries are (i) “brokered” deposits or (ii) are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of NCB or any of its Subsidiaries.
3.29   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by NCB in this Article III, neither NCB nor any other person makes any express or implied representation or warranty with respect to NCB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NCB nor any other person makes or has made any representation or warranty to ODNB or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to NCB, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by NCB in this Article III, oral or written information presented to ODNB or any of its affiliates or representatives in the course of their due diligence investigation of NCB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   NCB acknowledges and agrees that neither ODNB nor any other person has made or is making any express or implied representation or warranty with respect to ODNB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ODNB
Except as disclosed in the ODNB Disclosure Schedule; provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the ODNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by

ODNB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on ODNB, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (i) any other section of this Article IV specifically referenced or cross-referenced and (ii) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, ODNB hereby represents and warrants to NCB as follows:
4.1   Corporate Organization.
(a)   ODNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a bank holding company duly registered under the BHC Act. ODNBank is a nationally chartered banking association duly organized and validly existing under the laws of the United States of America. Each of ODNB and ODNBank has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. ODNB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ODNB. Neither ODNB nor any of its Subsidiaries is in violation of any provision of their respective articles of incorporation, bylaws or other similar or comparable governing instruments, as applicable. True and complete copies of the ODNB Articles and the ODNB Bylaws as in effect as of the date of this Agreement, have previously been made available by ODNB to NCB.
(b)   The deposit accounts of ODNBank are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of ODNB other than ODNBank that have or are required to have deposit insurance.
(c)   Each Subsidiary of ODNB (an “ODNB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing unless the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of ODNB or any Subsidiary of ODNB to pay dividends or distributions except, in the case of ODNB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 4.1(c) of the ODNB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of ODNB as of the date hereof. True and complete copies of the organizational documents of each ODNB Subsidiary as in effect as of the date of this Agreement have previously been made available by ODNB to NCB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of ODNB other than the ODNB Subsidiaries.
4.2   Capitalization.
(a)   The authorized capital stock of ODNB consists of 20,000,000 shares of ODNB Common Stock and 1,000,000 shares of preferred stock, par value $5.00 per share (the “ODNB Preferred Stock”). As of the Capitalization Date, there are (i) 11,456,755 shares of ODNB Common Stock issued and outstanding, (ii) no shares of ODNB Common Stock held in treasury, (iii) 1,756,000 shares of ODNB Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of ODNB Common Stock granted under the ODNB Stock Plan (“ODNB Stock Options”), (iv) 1,589,446 shares of ODNB Common Stock outstanding in respect of restricted stock awards in respect of a share of ODNB Common Stock under the ODNB Stock Plans (each an “ODNB Restricted Stock Award” and together with ODNB Stock Options, the “ODNB Equity Awards”), (v) no shares of ODNB Preferred Stock outstanding, (vi) 155,516 shares of ODNB Common Stock reserved for issuance pursuant to ODNB’s outstanding warrants and (vii) no other shares of capital stock or other voting securities or equity interests of ODNB issued, reserved for issuance or outstanding. As used herein, the “ODNB Stock Plan” means the ODNB Financial Corporation Amended and Restated 2014 Stock Plan. Each ODNB Equity Award has been granted in compliance in all material respects with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable ODNB Stock Plan and other applicable contracts have been complied with in all material respects. All of the issued and outstanding shares of ODNB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of ODNB may vote. Except as set forth on Section 4.2(a) of the ODNB Disclosure Schedule, no trust preferred or subordinated debt securities of ODNB are issued or outstanding. Other than ODNB Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other voting or equity securities of or ownership interest in ODNB, or contracts, commitments, understandings or arrangements by which ODNB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in ODNB, or that otherwise obligate ODNB or any ODNB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “ODNB Securities”). No ODNB Subsidiary owns any capital stock of ODNB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which ODNB or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of ODNB Common Stock, other than the ODNB Support Agreements, capital stock or other voting or equity securities or ownership interests of ODNB or granting any shareholder or other person any registration rights.
(b)   ODNB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the ODNB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any ODNB Subsidiary, or contracts, commitments, understandings or arrangements by which any ODNB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such ODNB Subsidiary, or otherwise obligating ODNB or any ODNB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “ODNB Subsidiary Securities”). There are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of the ODNB Subsidiaries. The authorized capital stock of ODNBank consists of 5,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 10 were issued and outstanding. All of the issued and outstanding capital stock of ODNBank is, and as of immediately prior to the Effective Time will be, owned by ODNB.
4.3   Authority; No Violation.
(a)   ODNB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger and the ODNB Articles Amendment) have been duly and validly approved by the Board of Directors of ODNB. The Board of Directors of ODNB has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of ODNB and its shareholders, (ii) adopted, approved and declared advisable the ODNB Articles Amendment, this Agreement and the transactions contemplated hereby (including the Merger and the ODNB Articles Amendment), (iii) has directed that this Agreement (including the Plan of Merger), the ODNB Articles Amendment and the transactions contemplated hereby be submitted to ODNB’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of ODNB approve the ODNB Articles Amendment, this Agreement and the transactions contemplated hereby and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of this Agreement and the ODNB Articles Amendment by holders of a majority of all the votes entitled to be cast by the holders of outstanding ODNB Common Stock at a meeting of the shareholders of ODNB at which a quorum exists (the “Requisite ODNB Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of ODNBank, as applicable, and the approval of the Bank Merger Agreement by ODNB as the sole shareholder of ODNBank and (iii) the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of ODNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ODNB and (assuming due authorization, execution and delivery by NCB) constitutes a valid and binding obligation of ODNB, enforceable against ODNB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of ODNB Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite ODNB Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of ODNB will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by ODNB, nor the consummation by ODNB of the transactions contemplated hereby (including the Merger, the Bank Merger and the ODNB Articles Amendment), nor compliance by ODNB with any of the terms or provisions hereof, will (i) violate any provision of the ODNB Articles, the ODNB Bylaws, the articles of association of ODNBank or the bylaws of ODNBank or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any other ODNB Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ODNB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ODNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ODNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ODNB.
(c)   The Board of Directors of ODNBank has approved the Bank Merger Agreement. ODNB, as the sole shareholder of ODNBank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by ODNBank and (assuming due authorization, execution and delivery by NCBank) constitutes a valid and binding obligation of ODNBank, enforceable against ODNBank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, or the seeking of waivers therefrom, as applicable, with (i) the Federal Reserve Board under the

BHC Act, (ii) the OCC under the National Bank Act or the Change in Bank Control Act, (iii) the VA BFI, (iv) the MD OFR, and (v) any state banking, securities or insurance regulatory authorities listed on Section 4.4 of the ODNB Disclosure Schedule or Section 3.4 of the NCB Disclosure Schedule and approval of such applications, filings and notices or the receipt of waivers therefrom, (b) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus and the declaration of effectiveness of the S-4 under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) the filing of the Certificates of Merger with the SCC pursuant to the VSCA and with the SDAT pursuant to the MGCL, as applicable, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law, (d) the filing of articles of amendment with the SCC pursuant to the VSCA to effect the ODNB Articles Amendment, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ODNB Common Stock pursuant to this Agreement, and (f) such filings with and approvals of a Stock Exchange to permit the ODNB Common Stock to be listed on such Stock Exchange, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by ODNB of this Agreement, (ii) the consummation by ODNB of the Merger and the other transactions contemplated hereby, including the ODNB Articles Amendment, (iii) the execution and delivery by ODNBank of the Bank Merger Agreement or (iv) the consummation by ODNBank of the Bank Merger. As of the date hereof, to the knowledge of ODNB, there is no reason why the necessary regulatory approvals and consents will not be received in order to permit (i) consummation of the Merger, the Bank Merger and the ODNB Articles Amendment on a timely basis, and (ii) the ODNB Common Stock to be listed on a Stock Exchange.
4.5   Bank Reports.   ODNB and each of its Subsidiaries have timely filed (or furnished) all ODNB Bank Reports that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including, without limitation, any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ODNB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all Laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of ODNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of ODNB, investigation into the business or operations of ODNB or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of ODNB or any of its Subsidiaries and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of ODNB or any of its Subsidiaries since January 1, 2023, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB.
4.6   Financial Statements.
(a)   ODNB has delivered or otherwise made available to NCB a copy of each and any registration statement, offering circular, private placement memorandum, report, tender offer statement or statement of offer to redeem, proxy statement or information statement, or similar document under the Securities Act, the Exchange Act, and state securities and “Blue Sky” laws filed, used or circulated by it or ODNBank with respect to periods since January 1, 2023, through the date of this Agreement.
(b)   ODNB has made available to NCB copies of (i) audited consolidated balance sheets of ODNB as of December 31, 2025, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes to the financial statements and (ii) unaudited consolidated balance sheets and related consolidated statements of income as of and for the three months ended March 31, 2026 (collectively, the “ODNB Financial Statements”). ODNB will make available to NCB, as soon as reasonably practicable following the preparation thereof, unaudited consolidated balance sheets and related consolidated statements of income for each subsequent calendar quarter and audited consolidated balance sheets and related consolidated statements of income for each subsequently completed calendar year. The ODNB Financial Statements fairly present (or, in the case of financial statements for quarterly or annual periods prepared and delivered to NCB after the date of this Agreement, will fairly present) the consolidated financial position of ODNB and its Subsidiaries, at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments. The books and records of ODNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The financial statements of ODNBank included in the consolidated reports of condition and income (call reports) of ODNBank complied, as of their respective dates of filing with the OCC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto. Since January 1, 2023, no independent public accounting firm of ODNB has resigned (or informed ODNB that it intends to resign) or been dismissed as independent public accountants of ODNB as a result of or in connection with any disagreements with ODNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, neither ODNB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against in ODNB’s Bank Reports or the ODNB Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(d)   The records, systems, controls, data and information of ODNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ODNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB. ODNB and each of its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to it or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the properties and assets of it and any of its Subsidiaries is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. Nothing contained in this Section 4.6(d) shall be construed as a representation or warranty that ODNB’s or its Subsidiaries’ internal accounting controls are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.
(e)   Since January 1, 2023, (i) neither ODNB nor any of its Subsidiaries, nor, to the knowledge of ODNB, any director, officer, auditor, accountant or representative of ODNB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of ODNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ODNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing ODNB or any of its Subsidiaries, whether or not employed by ODNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by ODNB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of ODNB or any committee thereof or, to the knowledge of ODNB, to any director or officer of ODNB or any ODNB Subsidiary.
4.7   Broker’s Fees.   With the exception of the engagement of D.A. Davidson & Co. (“D.A. Davidson”), neither ODNB nor any ODNB Subsidiary nor any of their respective officers or directors on behalf of ODNB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. ODNB has disclosed to NCB as of the date hereof the aggregate fees provided for in connection with the engagement by ODNB of D.A. Davidson related to the Merger and the other transactions contemplated hereunder.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB.
(b)   Since December 31, 2025 and until the date of this Agreement, ODNB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal Proceedings.
(a)   Except as set forth in Section 4.9(a) of the ODNB Disclosure Schedule, neither ODNB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to ODNB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ODNB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon ODNB, any of its Subsidiaries or the assets of ODNB or any of its Subsidiaries (or that, upon consummation of the Merger of the Bank Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to ODNB and its Subsidiaries, taken as a whole.
4.10   Taxes and Tax Returns.
(a)   Each of ODNB and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all income and other material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects. Neither ODNB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).
(b)   All material Taxes of ODNB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the ODNB Financial Statements (including the related notes, where applicable). Each of ODNB and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person. Each of ODNB and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where ODNB or any of its Subsidiaries does not file Tax Returns that ODNB or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)   There are no Liens for Taxes on any of the assets of ODNB or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither ODNB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of ODNB and its Subsidiaries or the assets of ODNB and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established. Neither ODNB nor any of its Subsidiaries has granted any waiver of any United States federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
(f)   Neither ODNB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made prior to the Closing or (iii) prepaid amount or deferred revenue received prior to the Closing.
(g)   Neither ODNB nor any of its Subsidiaries is required to make any adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Entity requesting permission for any changes in any of accounting methods of ODNB or any of its Subsidiaries for Tax purposes.
(h)   Neither ODNB nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years.
(i)   Neither ODNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among ODNB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither ODNB nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which ODNB was the common parent) or (ii) any liability for the Taxes of any person (other than ODNB or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(j)   Neither ODNB nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(k)   Neither ODNB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(l)   Neither ODNB nor any of its Subsidiaries has participated in any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4.
(m)   Each of ODNB and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(n)   Neither ODNB nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.
(o)   Neither ODNB nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under both (a) Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and (b) Section 2301 of the CARES Act, or (iii) sought or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
4.11   Employees and Employee Benefit Plans.
(a)   For purposes of this Agreement, “ODNB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which ODNB, any of its Subsidiaries, or any trade or business, whether or not incorporated, that together with ODNB or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ODNB ERISA Affiliate”) is a party, or that are sponsored, maintained, contributed to or may be required to be contributed to by ODNB or any of its Subsidiaries or any ODNB ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of ODNB, any of its Subsidiaries or any ODNB ERISA Affiliate, or as to which ODNB or any of its Subsidiaries has or may have any current or future obligation.
(b)   ODNB has made available to NCB true, correct, and complete copies of each material ODNB Benefit Plan.
(c)   Each ODNB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code.
(d)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) (i) result in the vesting, exercisability, acceleration, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of ODNB or any of its Subsidiaries, or (ii) result in any limitation on the right of ODNB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any ODNB Benefit Plan or related trust.
4.12   Compliance with Applicable Law.   ODNB and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ODNB, and, to the knowledge of ODNB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ODNB, ODNB and each of its Subsidiaries have complied with and are not in default or violation under any applicable Laws of any Governmental Entity relating to ODNB or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other Law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Title 6.2 of the Code of Virginia and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. ODNBank has a Community Reinvestment Act rating of “satisfactory” or better, and does not anticipate that a current “satisfactory” or better rating will be reduced. Without limitation, none of ODNB or any of its Subsidiaries, or to the knowledge of ODNB, no director, officer, employee, agent or other person acting on behalf of ODNB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of ODNB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of ODNB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of ODNB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of ODNB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for ODNB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for ODNB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ODNB: (i) ODNB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of ODNB, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.13   Certain Contracts.
(a)   Except as set forth in Section 4.13(a) of the ODNB Disclosure Schedule, as of the date hereof, neither ODNB nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii)   that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from ODNB, NCB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)   that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by ODNB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;
(iv)   with or to a labor union or guild (including any collective bargaining agreement);
(v)   any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by ODNB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice); or
(vii)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of ODNB or its Subsidiaries.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in the ODNB Disclosure Schedule, is referred to herein as an “ODNB Contract”, and neither ODNB nor any of its Subsidiaries knows of, or has received notice of, any material violation of any ODNB Contract by any of the parties thereto.
(b)   ODNB has made available to NCB a true, correct and complete copy of each written ODNB Contract and each written amendment to any ODNB Contract. Section 4.13(b) of the ODNB Disclosure Schedule sets forth a true, correct and complete description of any oral ODNB Contract and any oral amendment to any ODNB Contract.
(c)   Each ODNB Contract is valid and binding on ODNB or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ODNB. Each ODNB Contract is enforceable against ODNB or the applicable Subsidiary and, to the knowledge of ODNB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). ODNB and each of its Subsidiaries have complied with and performed all obligations required to be complied with or performed by any of them to date under each ODNB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ODNB. To the knowledge of ODNB, each third-party counterparty to each ODNB Contract has complied with and performed all obligations required to be complied with and performed by it to date under such ODNB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ODNB. Neither ODNB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any ODNB Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of ODNB or any of its Subsidiaries, or to the knowledge of ODNB, any other party thereto, of or under any such ODNB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ODNB. Neither ODNB nor any Subsidiary of ODNB has received or delivered any notice of cancellation or termination of any ODNB Contract.
4.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither ODNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the ODNB Disclosure Schedule, an “ODNB Regulatory Agreement”), nor has ODNB or any of its Subsidiaries been advised in writing, or to ODNB’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such ODNB Regulatory Agreement, nor does ODNB believe that any such ODNB Regulatory

Agreement is likely to be initiated, ordered or requested. ODNB and its Subsidiaries are in compliance in all material respects with each ODNB Regulatory Agreement to which it is a party or is subject. ODNB and its Subsidiaries have not received any notice from any Governmental Entity indicating that ODNB or its Subsidiaries is not in compliance in any material respect with any ODNB Regulatory Agreement.
4.15   Risk Management Instruments.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of ODNB, any of its Subsidiaries or for the account of a customer of ODNB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of ODNB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) ODNB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to ODNB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, ODNB and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of ODNB any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on ODNB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against ODNB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB. To the knowledge of ODNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB. ODNB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB.
4.17   Investment Securities and Commodities
(a)   Each of ODNB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to ODNB on a consolidated basis, free and clear of any Liens, except as set forth in the ODNB Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of ODNB or its Subsidiaries. Such securities and commodities are valued on the books of ODNB in accordance with GAAP in all material respects.
(b)   ODNB and its Subsidiaries and their respective businesses, to the extent applicable, employ investment, securities, commodities, risk management and other policies, practices and procedures that ODNB believes are prudent and reasonable in the context of such businesses, and ODNB and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, ODNB has made available to NCB the material terms of such policies, practices and procedures.
4.18   Real Property.
(a)   ODNB has good and marketable title to all the real property owned by ODNB and its Subsidiaries (collectively, “ODNB Owned Properties”), except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.3, free and clear of all Liens (except Permitted Encumbrances).
(b)   ODNB or its Subsidiaries have valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which

ODNB or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by ODNB or any of its Subsidiaries on the date hereof (collectively, the “ODNB Leased Real Property”), whether in ODNB’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “ODNB Real Estate Leases”), free and clear of all Liens, except Permitted Encumbrances. Each ODNB Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of ODNB, the lessor, and (ii) enforceable against ODNB or the applicable Subsidiary and, to the knowledge of ODNB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). ODNB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each ODNB Real Estate Lease, and to the knowledge of ODNB, each counterparty to each ODNB Real Estate Lease has in all material respects performed all obligations required to be performed by it under such ODNB Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of ODNB or any of its Subsidiaries under any ODNB Real Estate Lease. ODNB has made available to NCB a true, correct and complete copy of each written ODNB Real Estate Lease and each written amendment to any ODNB Real Estate Lease.
(c)   Neither ODNB nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any ODNB Owned Property or ODNB Leased Real Property. There are no pending or, to the knowledge of ODNB, threatened condemnation proceedings against the ODNB Owned Property or ODNB Leased Real Property.
4.19   Intellectual Property; Company Systems.
(a)   ODNB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, (i) (x) to the knowledge of ODNB, the use of any Intellectual Property by ODNB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which ODNB or any ODNB Subsidiary acquired the right to use any Intellectual Property, and (y) to the knowledge of ODNB, no person has asserted in writing to ODNB that ODNB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging or, to the knowledge of ODNB, infringing on or otherwise violating, any right of ODNB or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to ODNB or its Subsidiaries, and (iii) neither ODNB nor any ODNB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by ODNB or any ODNB Subsidiary, and ODNB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by ODNB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by ODNB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.
(b)   The computer, information technology and data processing systems, facilities and services used by ODNB or any ODNB Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “ODNB Systems”), are reasonably sufficient for the conduct of the respective businesses of ODNB and ODNB Subsidiaries as currently conducted and the ODNB Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of ODNB and ODNB Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ODNB. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ODNB, to the knowledge of ODNB, since January 1, 2023, no third party has gained unauthorized access to any ODNB Systems owned or controlled by ODNB or any of ODNB Subsidiaries. ODNB and ODNB Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect ODNB Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of ODNB and ODNB Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of ODNB and ODNB Subsidiaries.
(c)   Each of ODNB and ODNB Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Since January 1, 2023, neither ODNB nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of) any Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i) – (iii) (inclusive).
4.20   Related Party Transactions.   Except as set forth in Section 4.20 of the ODNB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby) (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of ODNB and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of ODNB made available to NCB and (z) benefits due under any ODNB Benefit Plan), between or among (a) ODNB or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of ODNB or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding ODNB Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.
4.21   State Takeover Laws.   ODNB has taken all action necessary, if any, to exempt this Agreement, the Bank Merger Agreement, the ODNB Support Agreements, the Merger, the Bank Merger and any other transactions contemplated by this Agreement from Takeover Statutes. With respect to the transactions contemplated hereby, no holder of the capital stock of ODNB is entitled to exercise any appraisal rights under the VSCA or any successor statute, or any similar dissenter’s or appraisal rights.
4.22   Reorganization.   Neither ODNB nor any of its Subsidiaries have taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment, (ii) the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) counsel from providing the tax opinions required pursuant to Sections 7.2 and 7.3.
4.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of ODNB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of D.A. Davidson to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to ODNB. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24   ODNB Information.   The information relating to ODNB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to ODNB and its Subsidiaries that is provided by ODNB or its representatives for inclusion in the Joint Proxy Statement and the S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to NCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to NCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.25   Loan Portfolio.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, each Loan of ODNB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of ODNB and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on ODNB, each outstanding Loan of ODNB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of ODNB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c)   None of the agreements pursuant to which ODNB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)   There are no outstanding Loans made by ODNB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of ODNB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(e)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, neither ODNB nor any of its Subsidiaries is now nor has it ever been since January 1, 2023 subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(f)   The ACL reflected in the financial statements of ODNB and its Subsidiaries was, of the date of each of the financial statements, in compliance with ODNB’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate as of the date thereof.
(g)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ODNB, as to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to ODNB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by ODNB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.
(h)   Section 4.25(h) of the ODNB Disclosure Schedule sets forth all residential mortgage or commercial Loans originated on or after January 1, 2025 by ODNB or any ODNB Subsidiary (i) that were sold in the secondary mortgage market and have been repurchased by ODNB or any ODNB Subsidiary, (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked ODNB or any ODNB Subsidiary to purchase back (but have not been purchased back), or (iii) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from ODNB or any ODNB Subsidiary, or have notified ODNB or any ODNB Subsidiary of an intent to request indemnification, in connection with such Loans.
(i)   Neither ODNB nor any of its Subsidiaries is now or has it ever been since January 1, 2025, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.26   Insurance.
(a)   (i) ODNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of ODNB reasonably has determined to be prudent and consistent with industry practice, and ODNB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of ODNB and its Subsidiaries, ODNB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by ODNB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (v) neither ODNB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
(b)   The value of all BOLI owned by ODNBank or its Subsidiaries is and has been fairly and accurately reflected in the most recent balance sheet included in the ODNB Financial Statements in accordance with GAAP.
4.27   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No ODNB Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No ODNB Subsidiary is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA. No employee of a Subsidiary of ODNB is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
4.28   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by ODNB in this Article IV, neither ODNB nor any other person makes any express or implied representation or warranty with respect to ODNB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ODNB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither ODNB nor any other person makes or has made any representation or warranty to ODNB or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to ODNB, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by ODNB in this Article IV, oral or written information presented to ODNB or any of its affiliates or representatives in the course of their due diligence investigation of ODNB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   ODNB acknowledges and agrees that neither NCB nor any other person has made or is making any express or implied representation or warranty with respect to NCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in either of the NCB Disclosure Schedule or the ODNB Disclosure Schedule), required by law or as consented to in writing by NCB or ODNB, as the case may be (such consent not to be unreasonably withheld, conditioned or delayed), each of NCB and ODNB shall, and shall cause their respective Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with Governmental Entities), and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either NCB or ODNB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2   NCB Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the NCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, NCB shall not, and NCB shall not permit any of its Subsidiaries to, without the prior written consent of ODNB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of NCB or any of its wholly-owned Subsidiaries to NCB or any of its wholly-owned Subsidiaries), material obligation or liability (whether absolute or contingent, excluding suits instituted against NCB), increase brokered deposits to more than 15% of total deposits, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any NCB Securities or NCB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends by NCB at a rate not in excess of $0.26 per share of NCB Common Stock, (B) dividends paid by any of the Subsidiaries of NCB to NCB or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of NCB Common Stock for withholding Taxes incurred in connection with the vesting or settlement of NCB Equity Awards, in each case, outstanding as of the date hereof and in accordance with past practice and the terms of the applicable award agreements;

(iii)   grant any stock options, stock appreciation rights, warrants, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of NCB or any of its Subsidiaries, except, in each case, in accordance with past practice; or
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any NCB Securities or NCB Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any NCB Securities or NCB Subsidiary Securities, except pursuant to the vesting or settlement of NCB Equity Awards outstanding as of the date hereof and in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) sales and dispositions of immaterial properties or assets in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the NCB Disclosure Schedule;
(d)   except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of NCB;
(e)   in each case except for transactions in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any NCB Contract (or any contract entered into after the date hereof that would be a NCB Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to NCB, or enter into any contract that would constitute a NCB Contract if it were in effect on the date of this Agreement;
(f)   purchase any bank-owned life insurance;
(g)   except as required under the terms of any NCB Benefit Plan existing as of the date hereof or as set forth on Section 5.2(g) of the NCB Disclosure Schedule, (i) enter into or adopt any plan, policy, arrangement or agreement that would be a NCB Benefit Plan if in effect on the date hereof, (ii) amend, terminate or otherwise modify (whether in writing or orally) any NCB Benefit Plan, except to comply with applicable law, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business that is consistent with past practice and that do not exceed, with respect to any individual, five percent (5%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses to be awarded with respect to NCB’s or any of its Subsidiaries’ 2026 fiscal year in accordance with the terms set forth in Section 5.2(g) of the NCB Disclosure Schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, except as provided in Section 5.2(g) of the NCB Disclosure Schedule, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, transaction bonus, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.2(g) of the NCB Disclosure Schedule, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $125,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $125,000 or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of the NCB or any of its Subsidiaries;
(h)   settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;
(i)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment, (ii) the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) counsel from providing the tax opinions required pursuant to Section 7.2(c) and Section 7.3(c);
(j)   amend the NCB Articles, NCB Bylaws or comparable governing documents of its Significant Subsidiaries;
(k)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(l)   implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;
(m)   enter into any new line of business;
(n)   (i) make, renew, restructure, purchase or otherwise modify (X) any non-pass rated Loan or troubled Loan other than in the ordinary course of business consistent with past practice and the internal policies of NCB and NCBank as of the date of this Agreement, or (Y) any other Loan other than Loans that are made, renewed, restructured or otherwise modified in the ordinary course of business consistent with past practice (excluding Loan Participations) or Loans that were previously acquired in the ordinary course of business consistent with past practice, in each case originated in compliance with NCB’s and NCBank’s loan policies and procedures as of the date this Agreement and that have (A) in the case of unsecured Loans, a principal balance not in excess of $500,000, (B) in the case of secured Loans, a principal balance not in excess of $3,000,000 and (C) total exposure to the borrower and its affiliates not in excess of $5,000,000; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) purchase or otherwise acquire any Loans from unaffiliated third parties (including any Loan Participations), except for acquisitions in satisfaction of debts previously contracted in good faith. In the event that ODNB’s prior written consent is required pursuant to clause (i) above, ODNB shall use its commercially reasonable efforts to provide such consent within two (2) business days of any written request by NCB, and if ODNB does not respond to a request for consent pursuant to this Section 5.2(n) within two (2) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent (provided that if ODNB reasonably requests additional information from NCB during such two (2)-business day period, such period shall be tolled and a new two (2)-business day period shall apply upon ODNB’s receipt of the requested information from NCB);
(o)   take any action that is intended or expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(p)   merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(q)   make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof), except proportionally in response to changes in interest rates or other market conditions, or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;
(r)   make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $50,000 individually or $250,000 in the aggregate;
(s)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, or enter into any closing agreement with respect to any material Tax;
(t)   except as set forth on Section 5.2(t) of the NCB Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(u)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(v)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   ODNB Forbearances.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the ODNB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, ODNB shall not, and ODNB shall not permit any of its Subsidiaries to, without the prior written consent of NCB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of ODNB or any of its wholly-owned Subsidiaries to ODNB or any of its wholly-owned Subsidiaries), material obligation or liability (whether absolute or contingent, excluding suits instituted against ODNB), increase brokered deposits to more than 15% of total deposits, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(i)   adjust, split, combine or reclassify any ODNB Common Stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the Subsidiaries of ODNB to ODNB or any of its wholly-owned Subsidiaries or (B) the acceptance of shares of ODNB Common Stock as payment for the exercise price of stock options or warrants, or for withholding Taxes incurred in connection with the exercise of stock options or warrants, or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;
(iii)   grant any stock options, stock appreciation rights, warrants, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of ODNB or any of its Subsidiaries, except, in each case, in accordance with past practice; or
(iv)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any ODNB Securities or ODNB Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any ODNB Securities or ODNB Subsidiary Securities, except pursuant to the vesting or settlement of ODNB Equity Awards outstanding as of the date hereof and in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) sales and dispositions of immaterial properties or assets in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of ODNB;
(e)   settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or to the receipt of regulatory approvals for the transactions contemplated hereby on a timely basis;
(f)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede (i) the Merger from qualifying for the Intended Tax Treatment, (ii) the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) counsel from providing the tax opinions required pursuant to Section 7.2(c) and Section 7.3(c);
(g)   amend the ODNB Articles, ODNB Bylaws or comparable governing documents of its Significant Subsidiaries in any manner that would materially and adversely affect the holders of ODNB Common Stock or the holders of NCB Common Stock relative to other holders of ODNB Common Stock;
(h)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(i)   implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(j)   take any action that is intended or expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(k)   merge or consolidate itself or any of its Significant Subsidiaries with any other financial institution, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(l)   make any material changes in policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans;
(m)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, or enter into any closing agreement with respect to any material Tax;
(n)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(o)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   As soon as reasonably practicable after the date of this Agreement, NCB and ODNB shall prepare and file with the SEC the Joint Proxy Statement and ODNB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within ninety (90) days of the date of this Agreement. Each of ODNB and NCB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and ODNB and NCB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders, as applicable. ODNB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NCB shall furnish all information concerning NCB and the holders of NCB Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of the regulatory applications to the Federal Reserve Board, the OCC, the VA BFI and the MD OFR, use their reasonable best efforts to make such filings within seventy-five (75) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. ODNB and NCB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to NCB or ODNB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the OCC, the VA BFI and the MD OFR and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
(c)   Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require ODNB or NCB or any of their respective Subsidiaries, and neither ODNB nor NCB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)   To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, ODNB and NCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of ODNB, NCB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, ODNB and NCB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, each of ODNB and NCB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of ODNB and NCB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that ODNB or NCB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither ODNB nor NCB nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of ODNB’s or NCB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of ODNB and NCB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Nondisclosure and Confidentiality Agreement, dated December 5, 2025, by and between ODNB and NCB, as amended, restated or otherwise modified (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.
6.3   Non-Control.   Nothing contained in this Agreement shall give either ODNB or NCB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of ODNB and NCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4   Shareholder Approvals.
(a)   Each of NCB and ODNB shall call, give notice of, convene and hold a meeting of its shareholders, respectively (the “NCB Meeting” and the “ODNB Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of NCB, the Requisite NCB Vote and, in the case of ODNB, the Requisite ODNB Vote, respectively, required in connection with this Agreement, the Merger and the ODNB Articles Amendment, in the case of ODNB, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of NCB and ODNB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of NCB and ODNB, as applicable.
(b)   Subject to Section 6.4(c), each of ODNB and NCB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of ODNB and the shareholders of NCB, respectively, the Requisite ODNB Vote and the Requisite NCB Vote, respectively, including by communicating to the respective shareholders of ODNB and shareholders of NCB its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of ODNB, the shareholders of ODNB approve the ODNB Articles Amendment, this Agreement and the transactions contemplated hereby (the “ODNB Board Recommendation”) and, in the case of NCB, that the shareholders of NCB approve this Agreement and the transactions contemplated hereby (the “NCB Board Recommendation”). Subject to Section 6.4(c), each of ODNB and NCB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the ODNB Board Recommendation, in the case of ODNB, or the NCB Board Recommendation, in the case of NCB, (ii) fail to make the ODNB Board Recommendation, in the case of ODNB, or the NCB Board Recommendation, in the case of NCB, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the ODNB Board Recommendation, in the case of ODNB, or the NCB Board Recommendation, in the case of NCB, in each case within ten (10) business days (or such fewer number of days as remains prior to the ODNB Meeting or the NCB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of ODNB or NCB, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the ODNB Board Recommendation or the NCB Board Recommendation, as applicable, such Board of Directors may, in the case of ODNB, prior to the receipt of the Requisite ODNB Vote submit the Agreement to its shareholders, and in the case of NCB, prior to the receipt of the Requisite NCB Vote, submit this Agreement to its shareholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement and, in the case of ODNB, the ODNB Articles Amendment, as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.12, and (ii) such Board of Directors (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, the party taking such action has considered and negotiated (and has caused its representatives to consider and negotiate) with the other party in good faith (to the extent that such other party desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party (if applicable) and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the ODNB Board Recommendation or NCB Board Recommendation, as the case may be, and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).
(d)   Subject to applicable law, ODNB or NCB shall adjourn or postpone the ODNB Meeting or the NCB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of ODNB Common Stock or NCB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting ODNB or NCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite ODNB Vote or the Requisite NCB Vote, and subject to the terms and conditions of this Agreement, ODNB or NCB, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite ODNB Vote or the Requisite NCB Vote, respectively; provided, however, that neither ODNB nor NCB shall be required to adjourn or postpone the ODNB Meeting or the NCB Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the NCB Meeting shall be convened and this Agreement shall be submitted to the shareholders of NCB at the NCB Meeting and (y) the ODNB Meeting shall be convened and the Agreement shall be submitted to the shareholders of ODNB at the ODNB Meeting, and nothing contained herein shall be deemed to relieve either ODNB or NCB of such obligation.
6.5   Legal Conditions to Merger.   Subject in all respects to Section 6.1(c) of this Agreement, each of ODNB and NCB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by ODNB or NCB or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.6   Employee Matters.
(a)   During the period commencing on the Closing Date and ending on the first anniversary thereof, ODNB shall or shall cause the Surviving Corporation to provide the employees of NCB and its Subsidiaries who continue to be employed by ODNB or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by the Surviving Corporation or its Subsidiaries, with base salaries or base wage rates (as applicable) that are no less than the base salaries or base wage rates provided by NCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(b)   During the period commencing on the Closing Date and ending on the first anniversary thereof, ODNB shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with cash-based annual incentive bonus opportunities (excluding change in control, transaction, retention or other special or non-recurring opportunities, and excluding long-term incentive bonus opportunities) that are substantially comparable in the aggregate to the cash-based annual incentive bonus opportunities (excluding change in control, transaction, retention or other non-recurring opportunities, and excluding long-term incentive bonus opportunities) provided to similarly situated employees of ODNB and its Subsidiaries.
(c)   Except as otherwise set forth in this Section 6.6, during the period commencing on the Closing Date and ending on the first anniversary thereof, ODNB shall or shall cause the Surviving Corporation to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with other employee benefits (excluding change in control, transaction, retention or other non-recurring opportunities, and excluding bespoke arrangements between a particular employee and ODNB or its Subsidiaries) that are substantially similar in the aggregate to the employee benefits (excluding change in control, transaction, retention or other special or non-recurring opportunities and excluding bespoke arrangements between a particular employee and ODNB or its Subsidiaries) provided to similarly situated employees of ODNB and its Subsidiaries.
(d)   During the period commencing on the Closing Date and ending on the last day of the plan year of NCB’s group health plan during which the Closing Date occurs, ODNB shall or shall cause the Surviving Corporation to provide the Continuing Employees who were covered under the NCB group health plan immediately prior to the Closing Date, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with health insurance coverage either under ODNB’s group health insurance plans as available to similarly situated employees of ODNB or by continuing NCB group health insurance plans so that no such Continuing Employee incurs a gap in coverage; provided that, such coverage provided by ODNB or the Surviving Corporation will include “in network” coverage for the geographic locations covered by the NCB group health insurance plans and shall maintain the same percentage of premiums in effect and payable by each such Continuing Employee immediately prior to the Closing Date, provided that the overall cost to ODNB of maintaining the same percentage of premiums for each such Continuing Employee is reasonably similar to the cost incurred by ODNB to pay the employer portion of premiums under its group health plan for similarly situated employees.
(e)   NCB shall be authorized to make retention bonus awards from the applicable retention bonus pools described in Section 6.6(e) of the NCB Disclosure Schedule up to the amounts set forth in Section 6.6(e) of the NCB Disclosure Schedule. The retention bonus pools shall be dedicated to certain employees of NCB or its Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees and specific terms of such retention bonuses to be determined by mutual consent of (x) the Chief Executive Officer of NCB and (y) the Chairman and Chief Executive Officer of ODNB.
(f)   Subject to the restrictions listed and described in Section 6.6(f) of the NCB Disclosure Schedule, ODNB shall, by operation of law, assume all existing employment and change in control agreements as set forth in Section 6.6(f) of the NCB Disclosure Schedule at the Effective Time, subject to the terms and provisions of the applicable agreements.
(g)   With respect to any employee benefit plans of ODNB or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), ODNB shall or shall cause the Surviving Corporation to use commercially reasonable best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous NCB Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a NCB Benefit Plan (to the same extent that such credit was given under the analogous NCB Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with NCB and its Subsidiaries (and their respective predecessors, if applicable) in any New Plan for purposes of vesting credit (but not benefit accrual) to the same extent that such service was taken into account under the analogous NCB Benefit Plan (if there was an analogous NCB Benefit Plan) prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (C) to any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for the purposes of any equity-based compensation plan or arrangement or deferred compensation plan or arrangement.
(h)   Unless ODNB determines in its discretion that NCBank shall not terminate its 401(k) Plan and communicates such determination to NCB in writing at least ten (10) days prior to the Closing, then effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Merger, NCB shall terminate the NCBank 401(k) Plan (the “Terminated 401(k) Plan”). NCB shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Terminated 401(k) Plan effective as of the Closing Date. The Surviving Corporation shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Closing Date, all employee and employer contributions to the Terminated 401(k) Plan on behalf of each Continuing Employee in respect of all periods of service ending on or prior to the Closing Date. Prior to the Effective Time, NCB shall provide ODNB with resolutions adopted by NCB’s Board of Directors terminating the Terminated 401(k) Plan, the form and substance of which shall be subject to the prior written approval of ODNB, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plans, to the extent permitted by ODNB’s plans as then in effect after reasonable efforts by ODNB, ODNB shall permit or cause its Subsidiaries to permit the Continuing Employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the Terminated Plans, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by ODNB or its Subsidiaries.
(i)   Prior to the Closing Date, NCB shall take, and shall cause its Subsidiaries to take, all actions reasonably and timely requested in writing by ODNB that are reasonably necessary or appropriate, conditioned on the occurrence of the Effective Time, to (i) cause one or more NCB Benefit Plans to terminate as of a date on, before or after the Effective Time (as determined by ODNB in its discretion), (ii) cause benefit accruals and entitlements under any NCB Benefit Plan to cease as of the Effective Time, or as of the date preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any NCB Benefit Plan for such period as may be reasonably requested by ODNB and/or (iv) facilitate the merger of any NCB Benefit Plan into any ODNB Benefit Plan in accordance with applicable law. All resolutions, amendments, notices, or other documents issued, adopted or executed in connection with the implementation of this Section shall be subject to ODNB’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(j)   As of the Effective Time, ODNB shall (i) honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of NCB and its Subsidiaries (the “NCB PTO Policies”) (including any PTO carried over from a prior year in accordance with the NCB PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of ODNB (“ODNB PTO Policy”) in the same manner as provided to similarly situated employees of ODNB or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with NCB and its Subsidiaries for purposes of determining PTO under the ODNB PTO Policy.
(k)   For each eligible full-time Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments and (i) who is not offered employment or retained in employment as of immediately following the Effective Time, or (ii) whose employment is terminated by the Surviving Corporation without cause on or within one (1) year following the Closing Date, ODNB shall or shall cause the Surviving Corporation to provide severance benefits on the terms provided in Section 6.6(k) of the ODNB Disclosure Schedule.
(l)   During the period commencing on the Closing Date and ending on the first anniversary thereof, ODNB shall or shall cause the Surviving Corporation or any of its Subsidiaries to maintain the BOLI policies of NCB and its Subsidiaries and the related split dollar life insurance plans for the Continuing Employees who are participating thereunder, in each case as set forth on Section 6.6(l) of the NCB Disclosure Schedule and as in effect at the Effective Time.
(m)   Prior to making any written communications to any service provider of NCB or any of its Subsidiaries pertaining to compensation or benefits plans following the Effective Time, NCB or any of its Subsidiaries shall provide ODNB with a copy of the intended communication, and ODNB shall have a reasonable period of time to review and comment on the communication, and NCB or any of its Subsidiaries shall give reasonable and good faith consideration to any comments made by ODNB with respect thereto.
(n)   Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of NCB or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, NCB, ODNB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, NCB, ODNB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of NCB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any NCB Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular NCB Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 6.6(n), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of NCB or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by NCB pursuant to the NCB Articles, NCB Bylaws, the governing or organizational documents of any Subsidiary of NCB, any indemnification agreements in existence as of the date hereof that have been disclosed in Section 6.7(a) of the NCB Disclosure Schedule or the MGCL, each present and former director or officer of NCB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “NCB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of NCB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the NCB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such NCB Indemnified Party is not entitled to indemnification.
(b)   ODNB shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy providing coverage at least as favorable as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by NCB from insurance carriers with comparable credit ratings, covering, without limitation, the Merger and the Bank Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the current annual premium paid as of the date hereof by NCB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then ODNB shall cause to be maintained policies of insurance which, in ODNB’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.
(c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each NCB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Corporation under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect the NCB Indemnified Parties or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected NCB Indemnified Party or affected person.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of ODNB, on the one hand, and a Subsidiary of NCB, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by ODNB.
6.9   Advice of Changes.   ODNB and NCB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Litigation.   Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either ODNB, NCB, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.
6.11   Corporate Governance.
(a)   Prior to the Effective Time, ODNB shall take all actions necessary to adopt the amendments to the ODNB Articles substantially in the form set forth in Exhibit E and the amendments to the ODNB Bylaws substantially in the form set forth in Exhibit F, in each case, effective as of the Effective Time. On or prior to the Effective Time, the Board of Directors of ODNB shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be fixed at such number, not to exceed seventeen (17), consisting of (i) ten (10) members of the Board of Directors of ODNB as of immediately prior to the Effective Time, to be designated by ODNB (after consultation with NCB) prior to the Effective Time (“ODNB Continuing Directors”), and (ii) seven (7) members of the Board of Directors of NCB or members of the Board of Directors of NCBank, in each case as of immediately prior to the Effective Time, to be designated by NCB (after consultation with ODNB) prior to the Effective Time (“NCB Continuing Directors”). Without limiting the effect of the foregoing, prior to the Closing Date, (i) ODNB will take all actions necessary to cause and accept the resignations of all current directors of ODNB, other than the ODNB Continuing Directors, and (ii) NCB will take all actions necessary to cause and accept the resignations of all current directors of NCB, other than the NCB Continuing Directors.
(b)   Prior to the effective time of the Bank Merger, NCBank shall take all actions necessary to adopt the amendments to the NCBank Articles substantially in the form set forth in Exhibit G and the amendments to the NCBank Bylaws substantially in the form set forth in Exhibit H, in each case, effective as of the effective time of the Bank Merger. On or prior to the effective time of the Bank Merger, NCB, as the sole shareholder of NCBank, and the NCBank Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Bank at the effective time of the Bank Merger to be fixed at such number, not to exceed seventeen (17), consisting of (i) ten (10) members of the Board of Directors of ODNB as of immediately prior to the Effective Time, to be designated by ODNB (after consultation with NCB) prior to the effective time of the Bank Merger (“ODNBank Continuing Directors”), and seven (7) members of the Board of Directors of NCB or members of the Board of Directors of NCBank, in each case as of immediately prior to the Effective Time, to be designated by NCB (after consultation with ODNB) prior to the effective time of the Bank Merger (“NCBank Continuing Directors”). Without limiting the effect of the foregoing, prior to the Closing Date, (i) ODNB will take all actions necessary to cause and accept the resignations of all current directors of ODNBank, other than the ODNBank Continuing Directors, and (ii) NCB will take all actions necessary to cause and accept the resignations of all current directors of NCBank, other than the NCBank Continuing Directors.
(c)   Effective as of the Effective Time, Mr. Richard Anderson will serve as the non-executive Chairman of the Board of Directors of the Surviving Corporation and the Board of Directors of the Surviving Bank, subject to obtaining any required prior approval or consent by any Governmental Entity, for a period of not less than two years following the Closing Date. Mr. Mark Merrill will serve as the Chief Executive Officer of both the Surviving Corporation and the Surviving Bank following the Closing Date. Mr. Jack Infield will serve as President of the Surviving Corporation following the Closing Date.
6.12   Acquisition Proposals.
(a)   Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives), except to notify a person that has made or, to the knowledge of such party, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.12(a), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite NCB Vote, in the case of NCB, or the Requisite ODNB Vote, in the case of ODNB, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.12, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than the parties to this Agreement and their Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, with respect to ODNB or NCB, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party. As used in this Agreement, “Superior Proposal” means, with respect to ODNB or NCB, as applicable, any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that a party’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of such party’s common stock or all, or substantially all, of the assets of such party; (y) would result in a transaction that (i) involves consideration to the holders of the shares of such party’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of such party’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the stockholders of such party than the Merger and the other transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.
(b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13   Public Announcements.   ODNB and NCB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by ODNB and NCB. Thereafter, ODNB and NCB shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, in each case, except in respect of any press release or public disclosure (i) required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) the content and messaging of which is substantially similar to public disclosure previously made by ODNB or NCB either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.13.
6.14   Change of Method.   NCB and ODNB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of NCB and ODNB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable (including, without limitation, to ensure that the Merger qualifies for the Intended Tax Treatment); provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the Merger Consideration, (b) adversely affect the Tax treatment of holders of NCB Common Stock or ODNB Common Stock pursuant to this Agreement, (c) adversely affect the ability of the Merger to qualify for the Intended Tax Treatment of NCB or ODNB, (d) result in the Bank Merger occurring prior to the Merger, or (e) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.15   Restructuring Efforts.   If either NCB or ODNB shall have failed to obtain the Requisite NCB Vote or the Requisite ODNB Vote at the duly convened NCB Meeting or ODNB Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of NCB as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its shareholders for approval.
6.16   Takeover Statutes.   None of NCB, ODNB or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the NCB Support Agreements, the ODNB Support Agreements, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17   Operating Functions.   To the extent permitted by Law and upon ODNB’s request, NCB shall (and shall cause the NCB Subsidiaries to) regularly discuss and reasonably cooperate with ODNB and ODNBank in connection with (a) planning for the efficient and orderly combination of NCB and ODNB (including the combination of NCBank and ODNBank) and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as ODNB may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.
6.18   Exemption from Liability under Section 16(b).   ODNB and NCB agree that, in order to most effectively compensate and retain NCB Insiders, both prior to and after the Effective Time, it is desirable that NCB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of NCB Common Stock into shares of ODNB Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. NCB shall deliver to ODNB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of NCB (the “NCB Insiders”), and the Board of Directors of ODNB and of NCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of NCB) any dispositions of NCB Common Stock by the NCB Insiders, and (in the case of ODNB) any acquisitions of ODNB Common Stock or ODNB Equity Awards by any NCB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19   Certain Tax Matters.
(a)   Each of ODNB and NCB shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Each of ODNB and NCB will, and will cause their respective affiliates to, maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto in a manner consistent with the Intended Tax Treatment (and comparable provisions of any applicable state or local law).
(b)   Neither ODNB, nor any corporation related to ODNB, has acquired (or has any plan or intention to acquire prior to the Merger) any shares of NCB Common Stock during the five-year period prior to the Merger. For purposes of this Section 6.19(b), “related” shall mean any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty (50%) of the value of all classes of stock is or was owned directly or indirectly by ODNB.

6.20   Assumption of Debt Obligations.   At the Effective Time, ODNB shall assume the due and punctual payment of the principal of, and any premium and interest on, NCB’s 3.750% Fixed to Floating Rate Subordinated Notes Due May 15, 2031, and the due and punctual performance of all covenants and conditions thereof on the part of NCB to be performed or observed.
6.21   Stock Exchange Listing.   ODNB shall use its reasonable best efforts to cause shares of ODNB Common Stock, including the shares of ODNB Common Stock to be issued in the Merger, to be approved for listing on a Stock Exchange, subject in the case of the shares to be issued in the Merger to official notice of issuance, at the Effective Time.
6.22   Dividends.   As soon as practicable after the Effective Time, the Board of Directors of the Surviving Corporation shall approve a quarterly dividend policy providing for the payment of dividends on the common stock of the Surviving Corporation at a rate of at least $0.20 per share per year; provided, however, that such approval shall be subject to applicable Laws, any required approvals or non-objections from Regulatory Agencies, and the good faith exercise by the Board of Directors of the Surviving Corporation of its fiduciary duties.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   The Requisite ODNB Vote and the Requisite NCB Vote shall have been obtained.
(b)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(c)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)   Stock Exchange Listing.   The shares of ODNB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on a Stock Exchange, subject to official notice of issuance; provided that if (i) ODNB is not in breach of Section 6.21 and (ii) shares of ODNB Common Stock, including the shares issuable pursuant to this Agreement, have not be authorized for listing on a Stock Exchange for any reason within thirty (30) days of the date that both conditions precedent set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled, this condition shall be satisfied if such shares of ODNB Common Stock shall have been authorized for quotation on an OTC Market as of the closing date.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of ODNB.   The obligations of ODNB to effect the Merger are also subject to the satisfaction or waiver by ODNB at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of NCB set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of NCB set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of NCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NCB or the Surviving Corporation. ODNB shall have received a certificate dated as of the Closing Date signed on behalf of NCB by the Chief Executive Officer and the Chief Financial Officer of NCB to the foregoing effect.
(b)   Performance of Obligations of NCB.   NCB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and ODNB shall have received a certificate dated as of the Closing Date signed on behalf of NCB by the Chief Executive Officer and the Chief Financial Officer of NCB to such effect.
(c)   Federal Tax Opinion.   ODNB shall have received the opinion of Troutman Pepper Locke LLP (or, if Troutman Pepper Locke LLP is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm), in form and substance reasonably satisfactory to ODNB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, will qualify for the Intended Tax Treatment. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ODNB and NCB, reasonably satisfactory in form and substance to such counsel.
(d)   Plan Termination.   NCB shall deliver to ODNB evidence of the termination of the NCBank 401(k) Plan contemplated by Section 6.6(h) hereof.
(e)   Dissenting Shares.   No more than fifteen percent (15%) of the issued and outstanding shares of NCB Common Stock shall be Dissenting Shares.
7.3   Conditions to Obligations of NCB.   The obligation of NCB to effect the Merger is also subject to the satisfaction or waiver by NCB at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of ODNB set forth in Sections 4.2(a), 4.7, 4.8(a) and 4.21 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of ODNB set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of ODNB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on ODNB. NCB shall have received a certificate dated as of the Closing Date signed on behalf of ODNB by the Chief Executive Officer and the Chief Financial Officer of ODNB to the foregoing effect.
(b)   Performance of Obligations of ODNB.   ODNB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and NCB shall have received a certificate dated as of the Closing Date signed on behalf of ODNB by the Chief Executive Officer and the Chief Financial Officer of ODNB to such effect.
(c)   Federal Tax Opinion.   NCB shall have received the opinion of Williams Mullen (or, if Williams Mullen is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm), in form and substance reasonably satisfactory to NCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, will qualify for the Intended Tax Treatment. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ODNB and NCB, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite ODNB Vote or the Requisite NCB Vote:
(a)   by mutual written consent of ODNB and NCB;
(b)   by either ODNB or NCB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either ODNB or NCB if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date(s) shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)   by either ODNB or NCB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of NCB, in the case of a termination by ODNB, or ODNB, in the case of a termination by NCB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by ODNB, or Section 7.3, in the case of a termination by NCB, and which is not cured within forty-five (45) days following written notice to NCB, in the case of a termination by

ODNB, or ODNB, in the case of a termination by NCB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by NCB prior to such time as the Requisite ODNB Vote is obtained, if (i) ODNB or the Board of Directors of ODNB shall have made a Recommendation Change or (ii) ODNB or the Board of Directors of ODNB shall have breached its obligations under Section 6.4 or 6.12 in any material respect; or
(f)   by ODNB prior to such time as the Requisite NCB Vote is obtained, if (i) NCB or the Board of Directors of NCB shall have made a Recommendation Change or (ii) NCB or the Board of Directors of NCB shall have breached its obligations under Section 6.4 or 6.12 in any material respect.
(g)   by ODNB or NCB, following the ODNB Meeting (including any adjournments or postponements thereof), if ODNB (i) has not breached any of its obligations under Section 6.4 or Section 6.12 in any material respect, and (ii) failed to obtain the Requisite ODNB Vote at the ODNB Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or
(h)   by ODNB or NCB, following the NCB Meeting (including any adjournments or postponements thereof), if NCB (i) has not breached any of its obligations under Section 6.4 or Section 6.12 in any material respect, and (ii) failed to obtain the Requisite NCB Vote at the NCB Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.
The party desiring to terminate this Agreement pursuant to clauses (b) through (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either ODNB or NCB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of ODNB, NCB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2 (Access to Information; Confidentiality), Section 6.13 (Public Announcements) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither ODNB or NCB shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of NCB or shall have been made directly to the shareholders of NCB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the NCB Meeting) an Acquisition Proposal, in each case with respect to NCB and (A) (x) thereafter this Agreement is terminated by either ODNB or NCB pursuant to Section 8.1(c) without the Requisite NCB Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by ODNB pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by NCB, or (z) this Agreement is terminated by either ODNB or NCB pursuant to Section 8.1(h) and (B) prior to the date that is twelve (12) months after the date of such termination, NCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then NCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay ODNB, by wire transfer of same-day funds, a fee equal to $4,410,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(ii)   In the event that this Agreement is terminated by ODNB pursuant to Section 8.1(f), then NCB shall pay ODNB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of ODNB or shall have been made directly to the shareholders of ODNB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the ODNB Meeting) an Acquisition Proposal, in each case with respect to ODNB, and (A) (x) thereafter this Agreement is terminated by either ODNB or NCB pursuant to Section 8.1(c) without the Requisite ODNB Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by NCB pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by ODNB, or (z) this Agreement is terminated by either ODNB or NCB pursuant to Section 8.1(g) and (B) prior to the date that is twelve (12) months after the date of such termination, ODNB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then ODNB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NCB, by wire transfer of same-day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.
(ii)   In the event that this Agreement is terminated by NCB pursuant to Section 8.1(e), then ODNB shall pay NCB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.
(e)   Each of ODNB and NCB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if ODNB or NCB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if ODNB or NCB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by NCB and ODNB pursuant to Sections 8.2(b) and 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite ODNB Vote or the Requisite NCB Vote; provided, that after the receipt of the Requisite ODNB Vote or the Requisite NCB Vote, there may not be, without further approval of the shareholders of ODNB or the shareholders of NCB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of ODNB, in the case of NCB, or NCB, in the case of ODNB, (b) waive any inaccuracies in the representations and warranties of ODNB, in the case of NCB, or NCB, in the case of ODNB, contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite ODNB Vote or the Requisite NCB Vote, there may not be, without further approval of the shareholders of ODNB or the shareholders of NCB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as set forth in Section 9.4 of the NCB Disclosure Schedule or otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs, fees and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated hereby shall be borne equally by ODNB and NCB.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (with confirmation) or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)
if to ODNB, to:

ODNB Financial Corporation
8607 Westwood Center Drive, Suite 440
Tysons Corner, VA 22182
Attention:
Mark S. Merrill, Chairman and Chief Executive Officer

Email:
mmerrill@odnb.bank

With copies (which shall not constitute notice) to:
Troutman Pepper Locke LLP
401 9th Street, N.W., Suite 1000
Washington, DC 20004
Attention:
Gregory F. Parisi
Adrianna C. ScheerCook

Email:
gregory.parisi@troutman.com
adrianna.scheercook@troutman.com

(b)   if to NCB, to:
National Capital Bancorp, Inc.
316 Pennsylvania Ave., SE
Washington, DC 20003
Attention:
Richard B. Anderson, Chairman and Chief Executive Officer

Email:
randy.anderson@nationalcapitalbank.bank

(c)
With copies (which shall not constitute notice) to:

Williams Mullen
200 South 10th Street, Suite 1600
Richmond, VA 23219
Attention:
Scott H. Richter
Benjamin A. McCall

Email:
srichter@williamsmullen.com
bmccall@williamsmullen.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of NCB means the actual knowledge of any of the officers of NCB listed on Section 9.6 of the NCB Disclosure Schedule, and the “knowledge” of ODNB means the actual knowledge of any of the officers of ODNB listed on Section 9.6 of the ODNB Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Virginia or the State of Maryland are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives or included in the virtual data room of a party at least one (1) day prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. The NCB Disclosure Schedule and the ODNB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of NCB shall be subject to the laws of the State of Maryland).
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of NCB, in the case of ODNB, or ODNB, in the case of NCB. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) or 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, ODNB and NCB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
ODNB Financial Corporation
By:	/s/ Mark S. Merrill Name: Mark S. Merrill
Title: Chairman and Chief Executive Officer
NATIONAL CAPITAL BANCORP, INC.
By:	/s Richard B. Anderson Name: Richard B. Anderson
Title: Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
[Plan of Merger]

PLAN OF MERGER
BETWEEN
ODNB FINANCIAL CORPORATION
AND
NATIONAL CAPITAL BANCORP, INC.
Pursuant to this Plan of Merger (“Plan of Merger”), National Capital Bancorp, Inc., a Maryland corporation (“NCB”), shall merge with and into ODNB Financial Corporation, a Virginia corporation (“ODNB”).
Article 1
Terms of the Merger
Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of June 15, 2026, by and between ODNB and NCB (the “Agreement”), at the Effective Time (as defined herein), NCB shall be merged with and into ODNB (the “Merger”) in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), the Maryland General Corporation Law (the “MGCL”) and applicable law, and with the effect set forth in the applicable provisions of the VSCA, the MGCL and applicable law. The separate corporate existence of NCB thereupon shall cease, and ODNB shall be the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”). The Merger shall become effective on such date and time as specified in the filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including the Plan of Merger, with the Virginia State Corporation Commission (“VSCC”) and in the filed articles of merger with the Maryland State Department of Assessments & Taxation (the “SDAT”) or at such later time as shall be provided by applicable law (the “Effective Time”).
Article 2
Merger Consideration; Exchange Procedures
2.1
Conversion of NCB Common Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of ODNB, NCB or the holder of any securities of ODNB or NCB:
(a)   Subject to Sections 2.3 and 2.4, each share of the common stock, par value $0.01 per share, of NCB (the “NCB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of NCB Common Stock owned by NCB as treasury shares or owned by ODNB or NCB (in each case other than shares of NCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by NCB or ODNB in respect of debts previously contracted) and Dissenting Shares shall be converted into the right to receive the following, without interest:
(i)   For each share of NCB Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2, an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);
(ii)   For each share of NCB Common Stock with respect to which an election to receive ODNB Common Stock (a “Stock Election”) has been effectively made and not revoked, a number of shares of common stock, $0.25 par value, of ODNB (the “ODNB Common Stock”), equal to the Exchange Ratio (the “Stock Consideration”); and
(iii)   For each share of NCB Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Non-Election Shares), the right to receive the Stock Consideration.
(b)   For purposes of this Plan of Merger, the following terms shall have the following meanings:
(i)   The “Exchange Ratio” means 5.239 shares of ODNB Common Stock.

(ii)   The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.
(iii)   The “Per Share Cash Consideration” means $83.00.
(c)   All of the shares of NCB Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of NCB Common Stock) previously representing any such shares of NCB Common Stock shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration which the holder thereof shall have become entitled to receive in accordance with, and subject to, this Section 2.1, (ii) cash in lieu of fractional shares which the holder thereof shall have become entitled to receive pursuant to this Section 2.1 and Section 2.4(e), and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive pursuant to Section 2.4, in each case, without any interest thereon; provided, however, that any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.8. If, prior to the Effective Time, the outstanding shares of ODNB Common Stock or NCB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give ODNB and the holders of NCB Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event; provided that nothing contained in this sentence shall be construed to permit NCB or ODNB to take any action with respect to its securities or otherwise that is prohibited by the terms of the Agreement.
(d)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of NCB Common Stock owned by NCB as treasury shares or owned by NCB or ODNB (in each case other than shares of NCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by NCB or ODNB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.
2.2
ODNB Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of ODNB, NCB or the holder of any securities of ODNB or NCB, each share of ODNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of ODNB Common Stock and shall not be affected by the Merger; it being understood that upon the Effective Time, the ODNB Common Stock, including the shares issued to former holders of NCB Common Stock, shall be the common stock of the Surviving Corporation.
2.3
Proration.

(a)   Notwithstanding any other provisions contained in this Plan of Merger, the total number of shares of NCB Common Stock (including shares subject to NCB Restricted Stock Awards (as defined herein) and the Dissenting Shares, but excluding the shares of NCB Common Stock to be cancelled as provided in Section 2.1(d)) to be entitled to receive the Cash Consideration pursuant to Section 2.1(a) shall be equal to no more than the product (rounded down to the nearest whole share) obtained by multiplying (i) 0.1 by (ii) the total number of shares of NCB Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the shares of NCB Common Stock to be cancelled as provided in Section 2.1(d), shares subject to NCB Restricted Stock Awards and the Dissenting Shares) (the “Maximum Cash Conversion Number”). All other shares of NCB Common Stock entitled to receive the Merger Consideration pursuant to Section 2.1(a) (including shares subject to NCB Restricted Stock Awards, but excluding the shares of NCB Common Stock to be cancelled as provided in Section 2.1(d) and the Dissenting Shares) shall be converted into the right to receive the Stock Consideration.
(b)   Promptly (and in any event no later than five (5) business days) after the Effective Time, ODNB shall cause the Exchange Agent to effect the allocation among holders of NCB Common Stock and NCB Restricted Stock Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:
(i)   If the aggregate number of shares of NCB Common Stock (including shares subject to NCB Restricted Stock Awards) with respect to which Cash Elections shall have been made (the “Cash Election Number”) plus the Dissenting Shares is no more than the Maximum Cash Conversion Number, then all Cash Election Shares (as defined herein) shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares (as defined herein) and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration; and
(ii)   If the Dissenting Shares exceeds the Maximum Cash Conversion Number, then all Stock Election Shares, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration. If the Dissenting Shares is less than the Maximum Cash Conversion Number but the Cash Election Number plus the Dissenting Shares exceeds the Maximum Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and (B) all Cash Election Shares of each holder thereof (except, as applicable, the Minimum Cash Shares, up to the Maximum Cash Conversion Number less the Dissenting Shares) shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Conversion Number less the Dissenting Shares and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.3(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration (the “Proration Mechanism”); provided, however, that, notwithstanding the foregoing, the shares of holders of one hundred (100) or fewer shares of NCB Common Stock who have elected solely the Cash Consideration (the “Minimum Cash Shares”) shall not be subject to the Proration Mechanism to the extent that all such Minimum Cash Shares are less than the Maximum Cash Conversion Number; and provided, further, that the maximum number of shares of NCB Common Stock for which any holder may elect Cash Consideration shall be 12,048 shares (the “Maximum Cash Shares Per Holder”) and any shares of a holder for which Cash Consideration was elected in excess of the Maximum Cash Shares Per Holder shall be deemed to be shares for which Stock Consideration was elected (the “Maximum Cash Shares”). The deemed election with respect to any shares for which a Cash Election is made in excess of the Maximum Cash Shares Per Holder shall be resolved prior to the Proration Mechanism.
2.4
Election Procedures.

Each holder of record of shares of NCB Common Stock and NCB Restricted Stock Awards to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Section 2.1(a) (a “Holder”) shall have the right, subject to the limitations set forth in this Article 2 and except as otherwise may be agreed by such Holder and ODNB, to submit an election in accordance with the following procedures:
(a)   Each Holder may specify in a request made in accordance with the provisions of this Section 2.4 (herein called an “Election”) to receive (i) Cash Consideration for all shares of NCB Common Stock owned by such Holder (or subject to such NCB Restricted Stock Awards) (the “Cash Only Election Shares”); (ii) Stock Consideration for all shares of NCB Common Stock owned by such Holder (or subject to such NCB Restricted Stock Awards) (the “Stock Only Election Shares”); or (iii) ten percent (10%) Cash Consideration and ninety percent (90%) Stock Consideration for all shares of NCB Common Stock owned by such Holder (or subject to such NCB Restricted Stock Awards) (such shares receiving the Cash Consideration together with the Cash Only Election Shares, the “Cash

Election Shares”, and such shares receiving the Stock Consideration together with the Stock Only Election Shares, the “Stock Election Shares”).
(b)   ODNB shall prepare a form reasonably acceptable to NCB, including appropriate and customary transmittal materials in such form as prepared by ODNB and reasonably acceptable to NCB (the “Form of Election”), so as to permit Holders to exercise their right to make an Election, and shall make such form available to NCB for review not less than five (5) business days prior to its first distribution to Holders.
(c)   ODNB (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline (as defined herein) to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder or holder of NCB Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.
(d)   Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.
(e)   Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of NCB Common Stock or any shares subject to NCB Restricted Stock Awards (none of ODNB, NCB nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the applicable shares of NCB Common Stock or any shares subject to NCB Restricted Stock shall, for purposes hereof, be deemed to be Non-Election Shares.
(f)   Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.
(g)   Subject to the terms of this Plan of Merger and the Form of Election, ODNB, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein..
2.5
ODNB to Make Merger Consideration Available.

At or prior to the Effective Time, ODNB shall deposit, or shall cause to be deposited, with a bank or trust company designated by ODNB and reasonably acceptable to NCB (the “Exchange Agent”), for exchange in accordance with this Article 2 for the benefit of the holders of Old Certificates, (a) certificates or, at ODNB’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing shares of ODNB Common Stock sufficient to deliver the aggregate Stock

Consideration to be issued pursuant to Section 2.1(a) and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable pursuant to Section 2.1(a) and (ii) cash in lieu of any fractional shares to be paid pursuant to Section 2.6(e) (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ODNB; provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to ODNB.
2.6
Exchange of Shares.

As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of NCB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Section 2.1 and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration and any cash in lieu of fractional shares which the shares of NCB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.6(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.3, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of NCB Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (x) (i) that number of whole shares of ODNB Common Stock representing the Stock Consideration which such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.1(a) and (ii) a check or other method of cash payment representing the amount of (A) the cash Consideration which such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.1(a), (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of this Section 2.6 and (C) any dividends or distributions which such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.6(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Stock Consideration, the Cash Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by Section 2.4 and this Section 2.6, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.6.
(e)   No dividends or other distributions declared with respect to ODNB Common Stock shall be paid to the Holder of any unsurrendered Old Certificate until the Holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration that the shares of NCB Common Stock represented by such Old Certificate have been converted into the right to receive.
(f)   If any share of ODNB Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes (as defined in the Agreement) required by reason of the issuance of the shares of ODNB Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(g)   After the Effective Time, there shall be no transfers on the stock transfer books of NCB of the shares of NCB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to in respect of such Old Certificates, as provided in this Article II.
(h)   Notwithstanding anything to the contrary contained herein, no fractional shares of ODNB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to ODNB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ODNB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of NCB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $16.24 by (ii) the fraction of a share (after taking into account all shares of NCB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of ODNB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(a). The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(i)   Any portion of the Exchange Fund that remains unclaimed by the holders of NCB Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of NCB Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the applicable Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the ODNB Common Stock deliverable in respect of each former share of NCB Common Stock such holder holds as determined pursuant to the Agreement and this Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, none of ODNB, NCB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of NCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of NCB Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity (as defined in the Agreement) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(j)   The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of ODNB Common Stock, cash dividends or distributions payable pursuant to this Section 2.6 or any other amounts otherwise payable pursuant to the Agreement and this Plan of Merger to any holder of NCB Common Stock or NCB Restricted Stock Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code (as defined in the Agreement) or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of NCB Common Stock or NCB Restricted Stock Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.
(k)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to the Agreement and this Plan of Merger.
2.7
Treatment of NCB Equity Awards.

At or immediately prior to the Effective Time, each restricted stock award with respect to shares of NCB Common Stock under any compensatory equity plan or agreement maintained by NCB or otherwise that is outstanding immediately prior to the Effective Time (each, an “NCB Restricted Stock Award”) shall automatically and without any required action on the part of the holder thereof, by virtue of the Merger, accelerate in full and fully vest (subject to applicable Taxes required to be withheld, if any, with respect to such vesting) and shall be converted into and become exchanged for Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of NCB Common Stock in accordance with Section 2.1.
2.8
Appraisal Rights.

Shares of NCB Common Stock outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 3-202 of the MGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 3-203 of the MGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the MGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 3-202 of the MGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the MGCL, such holder’s shares of NCB Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(g)), and such shares shall not be deemed to be Dissenting Shares. Unless the Agreement is terminated pursuant to Article VIII, ODNB shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, provided that such direction or participation may not result in a binding obligation on the part of NCB that is effective prior to the Effective Time. After the Effective Time, ODNB shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, NCB shall not, without the prior written consent of ODNB (not to be unreasonably withheld, conditioned or delayed), settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
Article 3
Articles of Incorporation and Bylaws of ODNB
Subject to the provisions of the Agreement and this Plan of Merger and the receipt of the Requisite ODNB Vote, at the Effective Time, the Articles of Incorporation of ODNB, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit E to the Agreement, and as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
At the Effective Time, the Bylaws of ODNB, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit F to the Agreement, and as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
Article 4
Conditions Precedent
The obligations of ODNB and NCB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

Article 5
Amendment
Subject to compliance with applicable law and the terms and conditions of the Agreement, this Plan of Merger may be amended by the Board of Directors of ODNB and NCB at any time prior to the Effective Time, whether before or after receipt of the Requisite NCB Vote (as defined in the Agreement) or the Requisite ODNB Vote (as defined in the Agreement); provided, however, that after the Requisite NCB Vote (as defined in the Agreement) or the Requisite ODNB Vote (as defined in the Agreement) has been obtained, there may not be, without further approval of the holders of NCB Common Stock or ODNB Common Stock, respectively, an amendment to this Plan of Merger that requires further approval of such shareholders under applicable law.
Article 6
Abandonment
At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Board of Directors of ODNB and NCB. Written notice of such abandonment shall be filed with the VSCC and the SDAT prior to the Effective Time.

Exhibit B
[Form of NCB Support Agreement]

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of June 15, 2026 (this “Agreement”), is by and between ODNB Financial Corporation (“ODNB”), and the undersigned shareholder (the “Shareholder”) of National Capital Bancorp, Inc., a Maryland corporation (“NCB”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, ODNB and NCB are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) NCB will merge with and into ODNB (the “Merger”), with ODNB as the surviving corporation, and (b) at the Effective Time, the shares of common stock, par value $0.01 per share, of NCB (“NCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right and power to vote, the number of shares of NCB Common Stock set forth below the Shareholder’s signature on the signature page hereto (such shares of NCB Common Stock, together with any other shares of capital stock of NCB subsequently acquired by the Shareholder during the term of this Agreement and over which the Shareholder has the sole right to dispose of and has the sole right and power to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by NCB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of NCB subsequently acquired by the Shareholder during the term of this Agreement, “Shares” shall not include any such shares of capital stock of NCB beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities);
WHEREAS, receiving the Requisite NCB Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as a condition and an inducement for ODNB to enter into the Merger Agreement and incur the obligations set forth therein, ODNB has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of NCB enter into separate, substantially identical voting and support agreements with ODNB.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the Merger Consideration set forth in Article II of the Merger Agreement), the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
Section 1.   Agreement to Vote; Restrictions on Voting and Transfers.
(a)   Agreement to Vote the Shares.   Until the Termination Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of NCB’s shareholders, however called, and on every action or approval by written consent of the shareholders of NCB with respect to any of the following matters, the Shareholder will:
(i)   appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and
(ii)   vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the NCB Meeting, if (x) as of the time for which the NCB Meeting is originally scheduled, there are insufficient shares of NCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the NCB Meeting or (y) on the date of the NCB Meeting, NCB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite NCB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of NCB by the Board of Directors of NCB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the NCB Articles and NCB Bylaws), or any other action, in each case of this clause (C) that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal, in each case of this clause (D) that would reasonably be expected to (x) result in a breach of any representation, warranty, covenant, agreement or other obligation of NCB in the Merger Agreement in any material respect or in any representation or warranty of NCB in the Merger Agreement becoming untrue or incorrect in any material respect or (y) prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement.
(b)   Restrictions on Transfers and Dispositions.   Until the earlier of the receipt of the Requisite NCB Vote or the Termination Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien, (aa) that is a withholding of NCB Common Stock in connection with the vesting of any NCB Restricted Stock Award held by Shareholder (each, a “Permitted Transfer”); provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Permitted Transfer, such Permitted Transferee shall be required to duly execute and deliver to ODNB a joinder to this Agreement (in form and substance reasonably satisfactory to ODNB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void.
(c)   Transfer of Voting Rights.   Until the earlier of the receipt of the Requisite NCB Vote or the Termination Time, the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.
(d)   Acquired Shares.   Any Shares or other voting securities of NCB with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of NCB, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.
(e)   No Inconsistent Agreements.   Until the Termination Time, the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.

Section 2.   Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to ODNB as follows:
(i)   Power and Authority; Consents.   The Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and fully understands the terms herein. No filing with, no permit, authorization, consent or approval of, any Governmental Entity, and no other action is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by ODNB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares pursuant to, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s properties or assets are bound, or any Law to which the Shareholder or the Shareholder’s property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to ODNB in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not and will not become during the term of this Agreement, and no controlled affiliate of the Shareholder is or will become during the term of this Agreement, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted and will not appoint or grant a proxy or power of attorney to any person with respect to any Shares, except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of NCB at the request of NCB’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of NCB’s shareholders.
(v)   Ownership of Shares.   Except for (x) restrictions in favor of ODNB pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). Except for (i) the Shares and (ii) shares of NCB Common Stock subject to outstanding

NCB Restricted Stock Awards (which shares, if any, are set forth on the signature page hereto), Shareholder is not the record or beneficial owner of any other shares of NCB Common Stock or rights to acquire NCB Common Stock and for which Shareholder has the sole right to dispose of and the sole right and power to vote (other than any securities beneficially owned by the Shareholder as trustee or fiduciary). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act. The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.
(vi)   Legal Actions.   There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by ODNB of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.
(vii)   Reliance.   The Shareholder understands that ODNB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.
(b)   Support Covenants.
(i)   From the date hereof until the Termination Time, the Shareholder shall not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer.
(ii)   Until the earlier of the receipt of the Requisite NCB Vote or the Termination Time, the Shareholder shall promptly notify ODNB of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.
(iii)   The Shareholder authorizes ODNB and NCB to publish and disclose in any (A) announcement, filing, press release or other disclosure in connection with the Merger and (B) periodic report, proxy statement, prospectus or any other filing with any Governmental Entity filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares, obligations and agreements herein and such other information required in connection with such disclosure. The Shareholder will not make any public statement to the effect that the Shareholder does not, or that other shareholders of NCB should not, support the Merger Agreement or the transactions contemplated thereby.
(iv)   The Shareholder shall comply with Section 6.12 of the Merger Agreement. Section 6.12 of the Merger Agreement is incorporated by reference herein mutatis mutandis.
(v)   If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.
(c)   Fiduciary Duties.   The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director or officer of NCB (or a Subsidiary of NCB).
Section 3.   Further Assurances.   At the request of ODNB and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.

Section 4.   Termination.   This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that (i) this Section 4 and Section 5 shall survive the Termination Time and (ii) no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.
Section 5.   Miscellaneous.
(a)   Expenses.   All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with confirmation) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).
(c)   Amendments, Waivers.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, remedy or privilege provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall operate as a waiver by such party of its right to exercise any such or other right, power, remedy or privilege or to demand such compliance.
(d)   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except ODNB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of ODNB (provided that ODNB shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
(e)   Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.
(g)   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(i)   Specific Performance; Remedies Cumulative.   Each party agrees that (A) ODNB would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for ODNB with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which ODNB may be entitled at law, in equity, contract or tort or otherwise, ODNB shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to ODNB seeking an injunction or the granting of any such remedies on the basis that ODNB has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.
(j)   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.
(k)   Submission to Jurisdiction.   Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).
(l)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).
(m)   Waiver of Appraisal Rights.   To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.

(n)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(o)   Interpretation.   Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”
(p)   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
ODNB Financial Corporation
By:	Name: Mark S. Merrill
Title: Chairman and Chief Executive Officer

ODNB Financial Corporation
8607 Westwood Center Drive
Suite 440
Tysons Corner, VA 22182
Attention: Mark S. Merrill, Chairman and Chief Executive Officer
Email: mmerrill@odnb.bank
With copies to:
Troutman Pepper Locke LLP
401 9th Street, N.W.
Suite 1000
Washington, DC 20004
Attention:
Greg Parisi
Adrianna ScheerCook

Email: gregory.parisi@troutman.com adrianna.scheercook@troutman.com
[Signature Page to Voting and Support Agreement]

SHAREHOLDER
By:	Name:
Title:
Number of shares of NCB Common Stock
Stock:
Address:

Email:
With copies to: Williams Mullen [insert address] Attention: [ ]
Email: [ ]
[Signature Page to Voting and Support Agreement]

Exhibit C
[Form of ODNB Support Agreement]

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of June 15, 2026 (this “Agreement”), is by and between National Capital Bancorp, Inc. (“NCB”), and the undersigned shareholder (the “Shareholder”) of ODNB Financial Corporation, a Virginia corporation (“ODNB”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, NCB and ODNB are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) NCB will merge with and into ODNB (the “Merger”), with ODNB as the surviving corporation, and (b) at the Effective Time, the shares of common stock, par value $0.01 per share, of NCB (“NCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right and power to vote, the number of shares of common stock, par value $0.25 per share, of ODNB (“ODNB Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such shares of ODNB Common Stock, together with any other shares of capital stock of ODNB subsequently acquired by the Shareholder during the term of this Agreement and over which the Shareholder has the sole right to dispose of and has the sole right and power to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by ODNB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of ODNB subsequently acquired by the Shareholder during the term of this Agreement, “Shares” shall not include any such shares of capital stock of ODNB beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities);
WHEREAS, receiving the Requisite ODNB Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as a condition and an inducement for NCB to enter into the Merger Agreement and incur the obligations set forth therein, NCB has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of ODNB enter into separate, substantially identical voting and support agreements with NCB.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the Merger Consideration set forth in Article II of the Merger Agreement), the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
Section 1.   Agreement to Vote; Restrictions on Voting and Transfers.
(a)   Agreement to Vote the Shares.   Until the Termination Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of ODNB’s shareholders, however called, and on every action or approval by written consent of the shareholders of ODNB with respect to any of the following matters, the Shareholder will:
(i)   appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and
(ii)   vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the approval of the ODNB Articles Amendment and (II) the adjournment or postponement of the ODNB Meeting, if (x) as of the time for which the ODNB Meeting is originally scheduled, there are insufficient shares of ODNB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ODNB Meeting or (y) on the date of the ODNB Meeting, ODNB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite ODNB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of ODNB by the Board of Directors of ODNB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the ODNB Articles and ODNB Bylaws), or any other action, in each case of this clause (C) that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement, including the Merger and the ODNB Articles Amendment and (D) against any action, agreement, transaction or proposal, in each case of this clause (D) that would reasonably be expected to (x) result in a breach of any representation, warranty, covenant, agreement or other obligation of ODNB in the Merger Agreement in any material respect or in any representation or warranty of ODNB in the Merger Agreement becoming untrue or incorrect in any material respect or (y) prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement, including the Merger and the ODNB Articles Amendment.
(b)   Restrictions on Transfers and Dispositions.   Until the earlier of the receipt of the Requisite ODNB Vote or the Termination Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien, (aa) to net settle the Shareholder’s ODNB Stock Options to pay the exercise price thereof and satisfy any Tax withholding obligations, and (bb) that is a withholding of ODNB Common Stock in connection with the vesting of any ODNB Restricted Stock Award held by Shareholder (each, a “Permitted Transfer”); provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Permitted Transfer, such Permitted Transferee shall be required to duly execute and deliver to NCB a joinder to this Agreement (in form and substance reasonably satisfactory to NCB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void.
(c)   Transfer of Voting Rights.   Until the earlier of the receipt of the Requisite ODNB Vote or the Termination Time, the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.
(d)   Acquired Shares.   Any Shares or other voting securities of ODNB with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of ODNB, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.

(e)   No Inconsistent Agreements.   Until the Termination Time, the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.
Section 2.   Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to NCB as follows:
(i)   Power and Authority; Consents.   The Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and fully understands the terms herein. No filing with, no permit, authorization, consent or approval of, any Governmental Entity, and no other action is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by NCB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares pursuant to, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s properties or assets are bound, or any Law to which the Shareholder or the Shareholder’s property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to NCB in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not and will not become during the term of this Agreement, and no controlled affiliate of the Shareholder is or will become during the term of this Agreement, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted and will not appoint or grant a proxy or power of attorney to any person with respect to any Shares, except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of ODNB at the request of ODNB’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of ODNB’s shareholders.
(v)   Ownership of Shares.   Except for (x) restrictions in favor of NCB pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns , beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). Except for (i) the Shares, (ii) shares of ODNB Common Stock subject to outstanding ODNB Stock Options (which shares, if any, are set forth on the signature page hereto), (iii) shares of ODNB Common Stock subject to outstanding ODNB Restricted Stock Awards (which shares, if any, are set forth on the signature page hereto), Shareholder is not the record or beneficial owner of any other shares of ODNB Common Stock or rights to acquire ODNB Common Stock and for which Shareholder has the sole right to dispose of and the sole right and power to vote (other than any securities beneficially owned by the Shareholder as trustee or fiduciary). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act. The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.
(vi)   Legal Actions.   There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by NCB of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.
(vii)   Reliance.   The Shareholder understands that NCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.
(b)   Support Covenants.
(i)   From the date hereof until the Termination Time, the Shareholder shall not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer.
(ii)   Until the earlier of the receipt of the Requisite ODNB Vote or the Termination Time, the Shareholder shall promptly notify NCB of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.
(iii)   The Shareholder authorizes NCB and ODNB to publish and disclose in any (A) announcement, filing, press release or other disclosure in connection with the Merger and (B) periodic report, proxy statement, prospectus or any other filing with any Governmental Entity filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares, obligations and agreements herein and such other information required in connection with such disclosure. The Shareholder will not make any public statement to the effect that the Shareholder does not, or that other shareholders of ODNB should not, support the Merger Agreement or the transactions contemplated thereby.
(iv)   The Shareholder shall comply with Section 6.12 of the Merger Agreement. Section 6.12 of the Merger Agreement is incorporated by reference herein mutatis mutandis.
(v)   If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

(c)   Fiduciary Duties.   The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director or officer of ODNB (or a Subsidiary of ODNB).
Section 3.   Further Assurances.   At the request of NCB and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
Section 4.   Termination.   This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that (i) this Section 4 and Section 5 shall survive the Termination Time and (ii) no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.
Section 5.   Miscellaneous.
(a)   Expenses.   All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with confirmation) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).
(c)   Amendments, Waivers.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, remedy or privilege provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall operate as a waiver by such party of its right to exercise any such or other right, power, remedy or privilege or to demand such compliance.
(d)   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except NCB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of NCB (provided that NCB shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
(e)   Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.
(g)   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(i)   Specific Performance; Remedies Cumulative.   Each party agrees that (A) NCB would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for NCB with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which NCB may be entitled at law, in equity, contract or tort or otherwise, NCB shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to NCB seeking an injunction or the granting of any such remedies on the basis that NCB has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.
(j)   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.
(k)   Submission to Jurisdiction.   Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).
(l)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS

OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).
(m)   Waiver of Appraisal Rights.   To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.
(n)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(o)   Interpretation.   Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”
(p)   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
NATIONAL CAPITAL BANCORP, INC.
By:	Name: Richard B. (Randy) Anderson, Jr.
Title: Chief Executive Officer
National Capital Bancorp, Inc.
[insert address]
Attention: Richard B. (Randy) Anderson, Chief Executive Officer
Email: Randy.Anderson@nationalcapitalbank.bank
With copies to:
Williams Mullen
[insert address]
Attention: [ ]
Email: [ ]
[Signature Page to Voting and Support Agreement]

SHAREHOLDER
By:	Name:
Title:
Number of shares of ODNB Common Stock
Stock:
Address:

Email:
With copies to: Troutman Pepper Locke LLP 401 9th Street, N.W., Suite 1000 Washington, DC 20004 Attention: Gregory F. Parisi Adrianna C. ScheerCook
Email: gregory.parisi@troutman.com adrianna.scheercook@troutman.com
[Signature Page to Voting and Support Agreement]

Exhibit D
[Form of Bank Merger Agreement]

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
OLD DOMINION NATIONAL BANK
AND
THE NATIONAL CAPITAL BANK OF WASHINGTON
This Agreement and Plan of Merger (this “Agreement”), dated as of June 15, 2026, is made by and between Old Dominion National Bank, a national banking association (“ODNBank”) headquartered in Charlottesville, Virginia, and The National Capital Bank of Washington, a national banking association (“NCBank”) headquartered in Washington, D.C. ODNBank and NCBank are each sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”
WHEREAS, ODNB Financial Corporation, a Virginia corporation (“ODNB”), is the owner of all of the outstanding capital stock of ODNBank as of the date hereof;
WHEREAS, National Capital Bancorp, Inc., a Maryland corporation (“NCB”), is the owner of all of the outstanding capital stock of NCBank as of the date hereof;
WHEREAS, ODNB and NCB have entered into an Agreement and Plan of Merger, dated as of June 15, 2026 (the “Merger Agreement”), whereby, on the terms and subject to the conditions set forth therein, NCB will merge with and into ODNB, with ODNB being the surviving corporation (the “Merger”);
WHEREAS, immediately following the consummation of the Merger, ODNB will be the direct owner of all of the outstanding capital stock of both of ODNBank and NCBank;
WHEREAS, immediately following the consummation of the Merger, on the terms and subject to the conditions contained in this Agreement and in accordance with applicable law, the Parties intend to, and ODNB and NCB intend that such Parties, effect the merger of ODNBank with and into NCBank (the “Bank Merger”), with NCBank continuing as the surviving entity (the “Resulting Institution”);
WHEREAS, for United States federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations for purposes of Sections 354 and 361 of the Code (and any comparable provisions of state law) for federal and applicable state income tax purposes;
WHEREAS, the Parties’ respective boards of directors have approved this Agreement and the Bank Merger by a vote of at least a majority of the entire board of each such Party; and
WHEREAS, ODNB and NCB, as the sole stockholders of each of ODNBank and NCBank, respectively, have each approved, ratified and confirmed this Agreement and the Bank Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
(l)   The Bank Merger.   Subject to the terms and conditions of the Merger Agreement and this Agreement, at the Effective Time (as defined below), and in accordance with the provisions of, and with the effects provided in, applicable law, (a) the Bank Merger shall occur, (b) the separate existence of ODNBank shall cease and (c) NCBank shall continue (i) as the Resulting Institution and (ii) its existence as a national banking association. The name of the Resulting Institution shall be “The National Capital Bank of Washington” following the Effective Time.
(m)   Closing.   The closing of the Bank Merger will take place promptly following the Merger or at such other time and date as specified by the Parties, but in no case prior to the Merger or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.

(n)   Filings; Effective Time.   Prior to the Effective Time, ODNBank and NCBank shall execute such documents, instruments and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof. On the terms and subject to the conditions set forth in this Agreement and in accordance with applicable law, the Bank Merger shall be effective at such time specified in the certification issued by the OCC (the “Bank Merger Notice”) (such date and time, the “Effective Time”).
(o)   Effect of the Bank Merger.   At and after the Effective Time, the Bank Merger shall have the effects provided in this Agreement and the provisions of applicable law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of ODNBank and NCBank shall vest in the Resulting Institution, and all debts, liabilities and duties of ODNBank and NCBank shall become the debts, liabilities and duties of the Resulting Institution. The home office of the Resulting Institution shall be 316 Pennsylvania Ave., SE, Washington, D.C. 20003.
(p)   Business of the Resulting Institution.   At the Effective Time, the Resulting Institution shall be considered the same business and corporate entity as ODNBank and NCBank with all the rights, powers and duties of each of ODNBank and NCBank; provided, however, that the Resulting Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Resulting Institution by the National Bank Act and the rules and regulations promulgated thereunder.
(q)   Conditions Precedent.   The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
(a)
The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

(b)
All required federal and state regulatory approvals shall have been obtained with respect to the Bank Merger, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall remain in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.

(c)
No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

(r)   Covenants.   From the date of this Agreement to the Effective Time, ODNBank and NCBank agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, ODNBank and NCBank shall proceed expeditiously and in accordance with Section 6.1 of the Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with all required federal and state regulatory agencies.
(s)   Termination.   This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the Parties. Notwithstanding the approval of this Agreement by the sole stockholder of ODNBank or the sole stockholder of NCBank, this Agreement will terminate automatically and the Bank Merger shall be abandoned at any time prior to the Effective Time if the Merger Agreement is terminated in accordance with its terms. In the event of termination of this Agreement as provided in this Section 8, this Agreement shall forthwith become void and have no effect.

(t)   Articles of Association and Bylaws.   At the Effective Time, the national bank charter of NCBank, as in effect immediately prior to the Effective Time, shall be the national bank charter of the Resulting Institution until thereafter amended in accordance with its respective terms and applicable law. Subject to the provisions of the Merger Agreement and this Agreement, at the Effective Time, the articles of association of NCBank (the “NCBank Articles”), as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit G to the Merger Agreement, and as so amended shall be the articles of association of the Resulting Institution until thereafter amended in accordance with applicable law. Subject to the provisions of the Merger Agreement and this Agreement, at the Effective Time, the bylaws of NCBank (the “NCBank Bylaws”), as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit H to the Merger Agreement, and as so amended shall be the bylaws of the Resulting Institution until thereafter amended in accordance with applicable law.
(u)   Directors and Officers.   Prior to the Effective Time, NCBank shall take all actions necessary to adopt the amendments to the NCBank Articles substantially in the form set forth in Exhibit G to the Merger Agreement and the amendments to the NCBank Bylaws substantially in the form set forth in Exhibit H, in each case, effective immediately prior to the Effective Time. On or prior to the Effective Time, NCB, as the sole shareholder of NCBank, and the NCBank Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Resulting Institution at the Effective Time to be fixed at such number, not to exceed seventeen (17), consisting of ten (10) members of the Board of Directors of ODNB as of immediately prior to the Effective Time (the “ODNBank Continuing Directors”), to be designated by ODNB (after consultation with NCB) prior to the Effective Time, and seven (7) members of the Board of Directors of NCB or members of the Board of Directors of NCBank, in each case as of immediately prior to the Effective Time, to be designated by NCB (after consultation with ODNB) prior to the Effective Time (the “NCBank Continuing Directors”). Without limiting the effect of the foregoing, prior to the Closing Date (as defined in the Merger Agreement), (i) ODNB will take all actions necessary to cause and accept the resignations of all current directors of ODNBank, other than the ODNBank Continuing Directors, and (ii) NCB will take all actions necessary to cause and accept the resignations of all current directors of NCBank, other than the NCBank Continuing Directors. The officers of ODNBank and NCBank immediately prior to the Effective Time shall constitute the officers of the Resulting Institution, subject to Section 6.11 of the Merger Agreement, except that Mark Merrill shall be the President and Chief Executive Officer of the Resulting Institution. All officers of the Resulting Institution shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the Resulting Institution or an appropriately authorized committee thereof.
(v)   Effect on Capital Stock of ODNBank.   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Bank Merger and without any action on the part of ODNBank, NCBank or ODNB (then, the direct sole stockholder of both ODNBank and NCBank), all of the capital stock of ODNBank issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. At and after the Effective Time, certificates evidencing shares of ODNBank capital stock shall not evidence any interest in ODNBank or the Resulting Institution. The stock transfer books of ODNBank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of ODNBank capital stock shall be recorded therein. ODNB hereby waives any dissenters’ rights that it may have pursuant to the Virginia Stock Corporation Act by virtue of ODNB’s ownership of all the shares of capital stock of ODNBank.
(w)   Effect on Capital Stock of NCBank.   Each share of NCBank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, fully paid and nonassessable capital stock of the Resulting Institution. From and after the Effective Time, each certificate, if any, evidencing ownership of shares of the capital stock of NCBank issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Resulting Institution. No additional shares of NCBank common stock will be issued pursuant to the Merger Agreement
(x)   Further Assurances.   On and after the date of this Agreement and until the Effective Time, each Party will (a) execute and deliver all such further instruments and papers, (b) provide such records and information and (c) take such further action, in each case, as may be necessary, appropriate or advisable to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.
(y)   Assignment.   Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties, without the prior written consent of the other Party, and any attempted assignment in contravention of this Section 14 shall be null and void.
(z)   Authorization; Binding Effect.   Each of the Parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party to this Agreement, constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(aa)   Nonsurvival of Agreements.   None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
(bb)   Entire Agreement.   This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein.
(cc)   Amendments and Waivers.   This Agreement may not be amended except in a writing duly executed by the Parties. No provision of this Agreement may be waived, unless in a writing duly executed by the Party against whom enforcement of such waiver is sought.
(dd)   Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
(ee)   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.
(ff)   Governing Law; Waiver of Jury Trial.   Except as otherwise expressly provided herein, including with respect to the applicability of the Maryland General Corporation Law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of laws. EACH OF THE PARTIES WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(gg)   Headings; Interpretation.   Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Any gender includes other genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(hh)   Mutual Drafting.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
OLD DOMINION NATIONAL BANK
By:	Name: Mark S. Merrill
Title: Chairman and Chief Executive Officer

THE NATIONAL CAPITAL BANK OF WASHINGTON
By:	Name: James M. Olevson
Title: President and Chief Executive Officer

Exhibit E
Form of Amendment of ODNB Articles of Incorporation
The Articles of the Surviving Corporation shall be amended by changing the name of the Surviving Corporation to “National Capital Bancorp, Inc.” and by amending and restating Article VI, Section B.1 as set forth below.
B.   Number of Directors; Term.
1.   The Board of Directors of this Corporation shall consist of not less than five nor more than twenty-five persons. The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Directors shall be elected for terms of one year and until their successors are elected and qualified.

Exhibit F
Form of Amendment of ODNB Bylaws
The Bylaws of the Surviving Corporation shall be amended by changing the name of the Surviving Corporation to “National Capital Bancorp, Inc.” and by adding a new Section 2.9 to Article II as set forth below.
Section 2.9.   Board Composition.   Effective as of the Effective Time (as defined herein), and notwithstanding any other provision of these Bylaws that may be to the contrary, the Board of Directors of the Corporation shall be fixed at seventeen (17) directors, of which ten (10) shall be members of the Board of Directors of the Corporation immediately prior to the Effective Time, and seven (7) shall be members of the Board of Directors of National Capital Bancorp, Inc. (“NCB”) or the Board of Directors of The National Capital Bank of Washington (“NCBank”), in each case immediately prior to the Effective Time. For the purposes of these Bylaws, the term “Effective Time” shall have the same meaning as defined in the Agreement and Plan of Merger, dated as of June 15, 2026, between the Corporation and NCB, as the same may be amended from time to time (the “Merger Agreement”).
At the first two annual meetings of shareholders following the Effective Time, the Corporation shall nominate and recommend each ODNB Continuing Director and each NCB Continuing Director for reelection to the Board of Directors and the Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors that its shareholders vote to reelect reach ODNB Continuing Director and each NCB Continuing Director to the Board of Directors.
From and after the Effective Time until the date of the Corporation’s 2028 annual meeting of shareholders (the “Expiration Date”): no vacancy on the Board of Directors created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a ODNB Continuing Director, not less than a majority of the ODNB Continuing Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a NCB Continuing Director, not less than a majority of the NCB Continuing Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy. Notwithstanding the foregoing, any appointment, nomination and recommendation pursuant to this Section 2.9 shall be made in accordance with the Corporation’s corporate governance guidelines, applicable law and the rules of any securities exchange on which the Corporation’s securities are then listed.
For purposes of this Section 2.9, the terms “ODNB Continuing Directors” and “NCB Continuing Directors” shall mean, respectively, the initial directors of the Corporation and NCB who were selected to be directors of the Corporation by the Corporation or NCB, as applicable, as of the Effective Time, pursuant to Section 6.11 of the Merger Agreement, and any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Section 2.9.
From and after the Effective Time through the Expiration Date, the provisions of this Section 2.9 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 2.9 may be adopted, only by an affirmative vote of a majority of the ODNB Continuing Directors and a majority of the NCB Continuing Directors. This Section 2.9 will automatically terminate and be deemed repealed as of the Expiration Date without any further action by the Board of Directors of the Corporation.

Exhibit G
Form of Amendment of NCBank Articles of Association
The Articles of the Surviving Bank shall be amended by amending and restating Article THIRD as set forth below.
THIRD.   The Board of Directors of this Association shall consist of not less than five nor more than twenty-five persons. The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board of Directors, or by a majority of the votes to which all of its shareholders are at the time entitled. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business.

Exhibit H
Form of Amendment of NCBank Bylaws
The Bylaws of the Surviving Bank shall be amended by amending and restating Section 2.5 to Article II and adding a new Section 2.9 to Article II, in each case as set forth below.
Section 2.5.   Number.   The Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of the shareholders at any meeting thereof.
Section 2.9.   Board Composition.   Effective as of the effective time of the Bank Merger (as defined herein), and notwithstanding any other provision of these bylaws that may be to the contrary, the Board of Directors of the Bank shall be fixed at seventeen (17) directors, of which ten (10) shall be members of the Board of Directors of Old Dominion National Bank (“ODNBank”) immediately prior to the Effective Time (as defined herein), and seven (7) shall be members of the Board of Directors of National Capital Bancorp, Inc. (“NCB”) or the Board of Directors of The National Capital Bank of Washington (“NCBank”), in each case immediately prior to the Effective Time. For purposes of these Bylaws, the terms “Bank Merger”, “Effective Time” and “Continuing Corporation” shall have the same meanings as defined in the Agreement and Plan of Merger, dated as of June 15, 2026, between the Corporation and NCB, as the same may be amended from time to time (the “Merger Agreement”).
At the first two annual meetings of shareholders following the effective time of the Bank Merger, the Board of Directors of the Bank and the Surviving Corporation, as the sole shareholder of the Bank, shall nominate and reelect, respectively, each ODNBank Continuing Director and each NCBank Continuing Director to the Board of Directors of the Bank, and the Bank’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Bank that the Surviving Corporation, as the sole shareholder of the Bank, vote to reelect each ODNBank Continuing Director and each NCBank Continuing Director to the Board of Directors of the Bank.
From and after the effective time of the Bank Merger until the date of the Bank’s 2028 annual meeting of shareholders (the “Expiration Date”): no vacancy on the Board of Directors created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Bank (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a ODNBank Continuing Director, not less than a majority of the ODNBank Continuing Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a NCBank Continuing Director, not less than a majority of the NCBank Continuing Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy. Notwithstanding the foregoing, any appointment, nomination and recommendation pursuant to this Section 2.9 shall be made in accordance with the Bank’s corporate governance guidelines, applicable law and the rules of any securities exchange on which securities of the Surviving Corporation, as the sole shareholder of the Bank, are then listed.
For purposes of this Section 2.9, the terms “ODNBank Continuing Directors” and “NCBank Continuing Directors” shall mean, respectively, the initial directors of the ODNBank and either NCB or NCBank who were selected to be directors of the Bank by ODNBank or NCBank, as applicable, as of the effective time of the Bank Merger, pursuant to Section 6.11 of the Merger Agreement, and any directors of the Bank who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Section 2.9.
From and affect the effective of the Bank Merger through the Expiration Date, the provisions of this Section 2.9 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 2.9 may be adopted, only by an affirmative vote of a majority of the ODNBank Continuing Directors and a majority of the NCBank Continuing Directors. This Section 2.9 will automatically terminate and be deemed repealed as of the Expiration Date without any further action by the Board of Directors of the Bank.

Annex B
Execution Version
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of June 15, 2026 (this “Agreement”), is by and between National Capital Bancorp, Inc. (“NCB”), and the undersigned shareholder (the “Shareholder”) of ODNB Financial Corporation, a Virginia corporation (“ODNB”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, NCB and ODNB are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) NCB will merge with and into ODNB (the “Merger”), with ODNB as the surviving corporation, and (b) at the Effective Time, the shares of common stock, par value $0.01 per share, of NCB (“NCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right and power to vote, the number of shares of common stock, par value $0.25 per share, of ODNB (“ODNB Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such shares of ODNB Common Stock, together with any other shares of capital stock of ODNB subsequently acquired by the Shareholder during the term of this Agreement and over which the Shareholder has the sole right to dispose of and has the sole right and power to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by ODNB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of ODNB subsequently acquired by the Shareholder during the term of this Agreement, “Shares” shall not include any such shares of capital stock of ODNB beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities);
WHEREAS, receiving the Requisite ODNB Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as a condition and an inducement for NCB to enter into the Merger Agreement and incur the obligations set forth therein, NCB has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of ODNB enter into separate, substantially identical voting and support agreements with NCB.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the Merger Consideration set forth in Article II of the Merger Agreement), the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
Section 1.   Agreement to Vote; Restrictions on Voting and Transfers.
(a)   Agreement to Vote the Shares.   Until the Termination Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of ODNB’s shareholders, however called, and on every action or approval by written consent of the shareholders of ODNB with respect to any of the following matters, the Shareholder will:
(i)   appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii)   vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the approval of the ODNB Articles Amendment and (II) the adjournment or postponement of the ODNB Meeting, if (x) as of the time for which the ODNB Meeting is originally scheduled, there are insufficient shares of ODNB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ODNB Meeting or (y) on the date of the ODNB Meeting, ODNB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite ODNB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of ODNB by the Board of Directors of ODNB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the ODNB Articles and ODNB Bylaws), or any other action, in each case of this clause (C) that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement, including the Merger and the ODNB Articles Amendment and (D) against any action, agreement, transaction or proposal, in each case of this clause (D) that would reasonably be expected to (x) result in a breach of any representation, warranty, covenant, agreement or other obligation of ODNB in the Merger Agreement in any material respect or in any representation or warranty of ODNB in the Merger Agreement becoming untrue or incorrect in any material respect or (y) prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement, including the Merger and the ODNB Articles Amendment.
(b)   Restrictions on Transfers and Dispositions.   Until the earlier of the receipt of the Requisite ODNB Vote or the Termination Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien, (aa) to net settle the Shareholder’s ODNB Stock Options to pay the exercise price thereof and satisfy any Tax withholding obligations, and (bb) that is a withholding of ODNB Common Stock in connection with the vesting of any ODNB Restricted Stock Award held by Shareholder (each, a “Permitted Transfer”); provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Permitted Transfer, such Permitted Transferee shall be required to duly execute and deliver to NCB a joinder to this Agreement (in form and substance reasonably satisfactory to NCB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void.
(c)   Transfer of Voting Rights.   Until the earlier of the receipt of the Requisite ODNB Vote or the Termination Time, the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.
(d)   Acquired Shares.   Any Shares or other voting securities of ODNB with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of ODNB, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.
(e)   No Inconsistent Agreements.   Until the Termination Time, the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.
Section 2.   Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to NCB as follows:
(i)   Power and Authority; Consents.   The Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and fully understands the terms herein. No filing with, no permit, authorization, consent or approval of, any Governmental Entity, and no other action is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by NCB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares pursuant to, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s properties or assets are bound, or any Law to which the Shareholder or the Shareholder’s property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to NCB in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not and will not become during the term of this Agreement, and no controlled affiliate of the Shareholder is or will become during the term of this Agreement, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted and will not appoint or grant a proxy or power of attorney to any person with respect to any Shares, except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of ODNB at the request of ODNB’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of ODNB’s shareholders.
(v)   Ownership of Shares.   Except for (x) restrictions in favor of NCB pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). Except for (i) the Shares, (ii) shares of ODNB Common Stock subject to outstanding ODNB Stock Options (which shares, if any, are set forth on the signature page hereto), (iii) shares of ODNB Common Stock subject to outstanding ODNB Restricted Stock Awards (which shares, if any, are set forth on the signature page hereto), Shareholder is not the record or beneficial owner of any other shares of ODNB Common Stock or rights to acquire ODNB Common Stock and for which Shareholder has the sole right to dispose of and the sole right and power to vote (other than any securities beneficially owned by the Shareholder as trustee or fiduciary). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act. The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.
(vi)   Legal Actions.   There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by NCB of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.
(vii)   Reliance.   The Shareholder understands that NCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.
(b)   Support Covenants.
(i)   From the date hereof until the Termination Time, the Shareholder shall not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer.
(ii)   Until the earlier of the receipt of the Requisite ODNB Vote or the Termination Time, the Shareholder shall promptly notify NCB of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.
(iii)   The Shareholder authorizes NCB and ODNB to publish and disclose in any (A) announcement, filing, press release or other disclosure in connection with the Merger and (B) periodic report, proxy statement, prospectus or any other filing with any Governmental Entity filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares, obligations and agreements herein and such other information required in connection with such disclosure. The Shareholder will not make any public statement to the effect that the Shareholder does not, or that other shareholders of ODNB should not, support the Merger Agreement or the transactions contemplated thereby.
(iv)   The Shareholder shall comply with Section 6.12 of the Merger Agreement. Section 6.12 of the Merger Agreement is incorporated by reference herein mutatis mutandis.

(v)   If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.
(c)   Fiduciary Duties.   The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director or officer of ODNB (or a Subsidiary of ODNB).
Section 3.   Further Assurances.   At the request of NCB and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
Section 4.   Termination.   This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that (i) this Section 4 and Section 5 shall survive the Termination Time and (ii) no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.
Section 5.   Miscellaneous.
(a)   Expenses.   All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with confirmation) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).
(c)   Amendments, Waivers.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, remedy or privilege provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall operate as a waiver by such party of its right to exercise any such or other right, power, remedy or privilege or to demand such compliance.
(d)   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except NCB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of NCB (provided that NCB shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
(e)   Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency,

partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.
(g)   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(i)   Specific Performance; Remedies Cumulative.   Each party agrees that (A) NCB would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for NCB with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which NCB may be entitled at law, in equity, contract or tort or otherwise, NCB shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to NCB seeking an injunction or the granting of any such remedies on the basis that NCB has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.
(j)   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.
(k)   Submission to Jurisdiction.   Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).
(l)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).
(m)   Waiver of Appraisal Rights.   To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.
(n)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(o)   Interpretation.   Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”
(p)   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
NATIONAL CAPITAL BANCORP, INC.
By:

Name:
Richard B. (Randy) Anderson, Jr.

Title:
Chief Executive Officer

National Capital Bancorp, Inc.
[insert address]
Attention: Richard B. (Randy) Anderson, Chief Executive Officer
Email: Randy.Anderson@nationalcapitalbank.bank
With copies to:
Williams Mullen
[insert address]
Attention: [      ]
Email: [      ]
[Signature Page to Voting and Support Agreement]

SHAREHOLDER
By:

Name:
Title:
Number of shares of ODNB Common Stock
Stock:
Address:

Email:
With copies to:
Troutman Pepper Locke LLP 401 9th Street, N.W., Suite 1000 Washington, DC 20004
Attention: Gregory F. Parisi Adrianna C. ScheerCook
Email: gregory.parisi@troutman.com adrianna.scheercook@troutman.com
[Signature Page to Voting and Support Agreement]

Annex C
Execution Version
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of June 15, 2026 (this “Agreement”), is by and between ODNB Financial Corporation (“ODNB”), and the undersigned shareholder (the “Shareholder”) of National Capital Bancorp, Inc., a Maryland corporation (“NCB”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, ODNB and NCB are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) NCB will merge with and into ODNB (the “Merger”), with ODNB as the surviving corporation, and (b) at the Effective Time, the shares of common stock, par value $0.01 per share, of NCB (“NCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right and power to vote, the number of shares of NCB Common Stock set forth below the Shareholder’s signature on the signature page hereto (such shares of NCB Common Stock, together with any other shares of capital stock of NCB subsequently acquired by the Shareholder during the term of this Agreement and over which the Shareholder has the sole right to dispose of and has the sole right and power to vote, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by NCB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of NCB subsequently acquired by the Shareholder during the term of this Agreement, “Shares” shall not include any such shares of capital stock of NCB beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect and nothing herein shall limit or affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities);
WHEREAS, receiving the Requisite NCB Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as a condition and an inducement for ODNB to enter into the Merger Agreement and incur the obligations set forth therein, ODNB has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of NCB enter into separate, substantially identical voting and support agreements with ODNB.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the Merger Consideration set forth in Article II of the Merger Agreement), the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
Section 1.   Agreement to Vote; Restrictions on Voting and Transfers.
(a)   Agreement to Vote the Shares.   Until the Termination Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of NCB’s shareholders, however called, and on every action or approval by written consent of the shareholders of NCB with respect to any of the following matters, the Shareholder will:
(i)   appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii)   vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the NCB Meeting, if (x) as of the time for which the NCB Meeting is originally scheduled, there are insufficient shares of NCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the NCB Meeting or (y) on the date of the NCB Meeting, NCB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite NCB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of NCB by the Board of Directors of NCB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the NCB Articles and NCB Bylaws), or any other action, in each case of this clause (C) that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal, in each case of this clause (D) that would reasonably be expected to (x) result in a breach of any representation, warranty, covenant, agreement or other obligation of NCB in the Merger Agreement in any material respect or in any representation or warranty of NCB in the Merger Agreement becoming untrue or incorrect in any material respect or (y) prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement.
(b)   Restrictions on Transfers and Dispositions.   Until the earlier of the receipt of the Requisite NCB Vote or the Termination Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien, (aa) that is a withholding of NCB Common Stock in connection with the vesting of any NCB Restricted Stock Award held by Shareholder (each, a “Permitted Transfer”); provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Permitted Transfer, such Permitted Transferee shall be required to duly execute and deliver to ODNB a joinder to this Agreement (in form and substance reasonably satisfactory to ODNB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void.
(c)   Transfer of Voting Rights.   Until the earlier of the receipt of the Requisite NCB Vote or the Termination Time, the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.
(d)   Acquired Shares.   Any Shares or other voting securities of NCB with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of NCB, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.

(e)   No Inconsistent Agreements.   Until the Termination Time, the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.
Section 2.   Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to ODNB as follows:
(i)   Power and Authority; Consents.   The Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and fully understands the terms herein. No filing with, no permit, authorization, consent or approval of, any Governmental Entity, and no other action is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by ODNB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares pursuant to, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s properties or assets are bound, or any Law to which the Shareholder or the Shareholder’s property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to ODNB in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not and will not become during the term of this Agreement, and no controlled affiliate of the Shareholder is or will become during the term of this Agreement, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted and will not appoint or grant a proxy or power of attorney to any person with respect to any Shares, except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of NCB at the request of NCB’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of NCB’s shareholders.
(v)   Ownership of Shares.   Except for (x) restrictions in favor of ODNB pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). Except for (i) the Shares and (ii) shares of NCB Common Stock subject to outstanding NCB Restricted Stock Awards (which shares, if any, are set forth on the signature page hereto), Shareholder is not the record or beneficial owner of any other shares of NCB Common Stock or rights to acquire NCB Common Stock and for which Shareholder has the sole right to dispose of and the sole right and power to vote (other than any securities beneficially owned by the Shareholder as trustee or fiduciary). For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act. The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.
(vi)   Legal Actions.   There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by ODNB of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.
(vii)   Reliance.   The Shareholder understands that ODNB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.
(b)   Support Covenants.
(i)   From the date hereof until the Termination Time, the Shareholder shall not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer.
(ii)   Until the earlier of the receipt of the Requisite NCB Vote or the Termination Time, the Shareholder shall promptly notify ODNB of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.
(iii)   The Shareholder authorizes ODNB and NCB to publish and disclose in any (A) announcement, filing, press release or other disclosure in connection with the Merger and (B) periodic report, proxy statement, prospectus or any other filing with any Governmental Entity filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares, obligations and agreements herein and such other information required in connection with such disclosure. The Shareholder will not make any public statement to the effect that the Shareholder does not, or that other shareholders of NCB should not, support the Merger Agreement or the transactions contemplated thereby.
(iv)   The Shareholder shall comply with Section 6.12 of the Merger Agreement. Section 6.12 of the Merger Agreement is incorporated by reference herein mutatis mutandis.
(v)   If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

(c)   Fiduciary Duties.   The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director or officer of NCB (or a Subsidiary of NCB).
Section 3.   Further Assurances.   At the request of ODNB and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
Section 4.   Termination.   This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that (i) this Section 4 and Section 5 shall survive the Termination Time and (ii) no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.
Section 5.   Miscellaneous.
(a)   Expenses.   All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with confirmation) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).
(c)   Amendments, Waivers.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, remedy or privilege provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall operate as a waiver by such party of its right to exercise any such or other right, power, remedy or privilege or to demand such compliance.
(d)   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except ODNB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of ODNB (provided that ODNB shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
(e)   Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.
(g)   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties relating to the subject matter hereof and supersede all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(i)   Specific Performance; Remedies Cumulative.   Each party agrees that (A) ODNB would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for ODNB with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which ODNB may be entitled at law, in equity, contract or tort or otherwise, ODNB shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to ODNB seeking an injunction or the granting of any such remedies on the basis that ODNB has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.
(j)   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.
(k)   Submission to Jurisdiction.   Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Virginia (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).
(l)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS

OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).
(m)   Waiver of Appraisal Rights.   To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.
(n)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(o)   Interpretation.   Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”
(p)   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
ODNB Financial Corporation
By:	Name: Mark S. Merrill
Title: Chairman and Chief Executive Officer

ODNB Financial Corporation
8607 Westwood Center Drive
Suite 440
Tysons Corner, VA 22182
Attention: Mark S. Merrill, Chairman and Chief
Executive Officer
Email: mmerrill@odnb.bank
With copies to:
Troutman Pepper Locke LLP
401 9th Street, N.W.
Suite 1000
Washington, DC 20004
Attention:
Greg Parisi
Adrianna ScheerCook

Email: gregory.parisi@troutman.com adrianna.scheercook@troutman.com
[Signature Page to Voting and Support Agreement]

SHAREHOLDER
By:	Name:
Title:
Number of shares of NCB Common Stock
Stock:
Address:
Email:
With copies to: Williams Mullen [insert address] Attention: [ ]
Email: [ ]
[Signature Page to Voting and Support Agreement]

Annex D
June 12, 2026
Board of Directors
ODNB Financial Corporation
8607 Westwood Center Drive, Suite 440
Tysons Corner, VA 22182
Members of the Board:
We understand that ODNB Financial Corporation, a Virginia corporation (“ODNB”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with National Capital Bancorp, Inc., a Maryland corporation (“NCB”), pursuant to which, among other things, NCB will merge with and into ODNB (the “Merger”), so that ODNB is the surviving corporation, and each issued and outstanding share of the common stock, par value $0.01 per share, of NCB (“NCB Common Stock”), except for shares of NCB Common Stock to be cancelled for no consideration in accordance with the Agreement and Dissenting Shares, will be converted into the right to receive, subject to the election, proration and reallocation procedures described in the Agreement (as to which procedures we express no opinion), either (i) an amount in cash equal to $83.00 (the “Cash Consideration”), (ii) 5.239 shares of common stock, $0.25 par value, of ODNB (“ODNB Common Stock”) (such 5.239 shares, the “Stock Consideration”), or (iii) a combination of 10% Cash Consideration and 90% Stock Consideration (the aggregate Cash Consideration and the aggregate Stock Consideration, collectively, to be paid for shares of NCB Common Stock, the aggregate “Merger Consideration”). The Agreement provides that the total number of shares of NCB Common Stock to be entitled to receive the Cash Consideration shall be equal to no more than 10% of the total number of shares of NCB Common Stock issued and outstanding immediately prior to the Effective Time. The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to ODNB of the aggregate Merger Consideration in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft dated June 11, 2026 of the Agreement;

(ii)
certain financial statements and other historical financial and business information about ODNB and NCB made available to us from published sources and/or from the internal records of ODNB and NCB that we deemed relevant;

(iii)
certain financial projections for ODNB for the years ended December 31, 2026 and December 31, 2027 prepared by senior management of ODNB, and an estimated long-term growth rate for the years thereafter provided by ODNB, in each case as discussed with senior management of ODNB and as approved for our use by ODNB;

(iv)
certain financial projections for NCB for the years ended December 31, 2026, December 31, 2027 and December 31, 2028 prepared by senior management of NCB, and an estimated long-term growth rate for the years thereafter provided by ODNB, in each case as discussed with senior management of NCB and senior management of ODNB and as approved for our use by ODNB;

(v)
a comparison of the financial and operating performance of ODNB and NCB with publicly available information concerning certain other companies that we deemed relevant;

(vi)
a comparison of the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions that we deemed relevant;

(vii)
a comparison of the current and historical market prices and trading activity of NCB Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(viii)
the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, potential cost savings, and other financial and accounting considerations in connection with the Merger, in each case as prepared by or at the direction of senior management of ODNB and as approved for our use by ODNB;

(ix)
the implied valuations derived by discounting future cash flows and a terminal value of each of NCB, ODNB and ODNB on a pro forma basis based upon the financial projections and estimates for ODNB and NCB referred to above at discount rates that we deemed appropriate; and

(x)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with the respective senior managements and other representatives and advisors of ODNB and NCB concerning the business, financial condition, results of operations and prospects of ODNB and NCB.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of senior management of ODNB and senior management of NCB that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ODNB or NCB. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of ODNB or NCB, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in ODNB’s or NCB’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the transaction costs, potential cost savings, and other financial and accounting considerations in connection with the Merger) provided to or otherwise reviewed by or for or discussed with us, we have been advised by senior management of ODNB and senior management of NCB, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of ODNB and senior management of NCB as to the future financial performance of ODNB and NCB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of senior management of ODNB and senior management of NCB that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for credit losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ODNB or NCB or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to ODNB or NCB. We have assumed, with your consent, that the respective allowances for credit losses for both ODNB and NCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of ODNB’s or NCB’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of ODNB or NCB. We did not make an independent evaluation of the quality of ODNB’s or NCB’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of ODNB or NCB.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on ODNB or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated June 11, 2026, reviewed by us. In addition, we have assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that there will be no adjustment to the Stock Consideration or the Cash Consideration.
We have assumed in all respects material to our analysis that ODNB and NCB will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of ODNB and NCB or any other entity.
Our opinion is limited to the fairness, from a financial point of view, to ODNB of the aggregate Merger Consideration to be paid for shares of NCB Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger, the form of the aggregate Merger Consideration (including, without limitation the allocation thereof between cash and ODNB Common Stock), the relative fairness of the Cash Consideration and the Stock Consideration or the listing of ODNB on a national stock exchange) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by ODNB to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the aggregate Merger Consideration, or with respect to the fairness of any such compensation.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that ODNB obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of ODNB Common Stock when issued in the Merger, the prices at which NCB Common Stock will trade following announcement of the Merger or at any future time or the prices at which ODNB Common Stock will trade following consummation of the Merger or at any future time.
We have not evaluated the solvency or fair value of ODNB or NCB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ODNB or NCB. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of ODNB or NCB or the ability of ODNB or NCB to pay their respective obligations when they come due.
We have acted as ODNB’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, ODNB has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have provided any investment banking services to ODNB or NCB. Neither we nor our affiliates have had any other material commercial relations with ODNB or NCB during the two years preceding the date of this letter.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of NCB for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to ODNB or NCB in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is for the information of the Board of Directors of ODNB (in its capacity as such) in connection with its consideration of the Merger.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration in the proposed Merger is fair, from a financial point of view, to ODNB.
Very truly yours,
/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

Annex E
June 14, 2026
Board of Directors
National Capital Bancorp, Inc.
316 Pennsylvania Avenue, SE, Suite 402
Washington, DC 20003
Ladies and Gentlemen:
National Capital Bancorp, Inc. (“NCB”) and ODNB Financial Corporation (“ODNB”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which NCB will, on the terms and subject to the conditions set forth in the Agreement, merge with and into ODNB with ODNB as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of NCB Common Stock (except for certain shares excluded in the Agreement) shall be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, at the election of the holder thereof: (i) for each share of NCB Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made, an amount in cash equal to $83.00 (the “Cash Consideration”); (ii) for each share of NCB Common Stock with respect to which an election to receive ODNB Common Stock (a “Stock Election”) has been effectively made, 5.239 shares of ODNB Common Stock (the “Stock Consideration”); and (iii) for each share of NCB Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made, the right to receive the Stock Consideration. The Agreement provides, generally, that the total number of shares of NCB Common Stock entitled to receive the Cash Consideration shall be equal to no more 10% of the total number of shares of NCB Common Stock issued and outstanding immediately prior to the Effective Time (the “Maximum Cash Conversion Number”), and if more than 10% of shares of NCB Common Stock issued and outstanding immediately prior to the Effective Time make a Cash Election, the amount of Cash Consideration shall be subject to the Proration Mechanism; provided, however, notwithstanding the foregoing, the shares of holders of one hundred (100) or fewer shares of NCB Common Stock who have elected solely the Cash Consideration (the “Minimum Cash Shares”) shall not be subject to the Proration Mechanism to the extent that all such Minimum Cash Shares are less than the Maximum Cash Conversion Number; provided, further, that the maximum number of shares of NCB Common Stock for which any holder may elect Cash Consideration shall be 12,048 shares (the “Maximum Cash Shares Per Holder”) and any shares of a holder for which Cash Consideration was elected in excess of the Maximum Cash Shares Per Holder shall be deemed to be shares for which Stock Consideration was elected. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration.” For purposes of our analysis we assumed, at your direction and with your consent, that the aggregate Cash Consideration will be equal to the Maximum Cash Conversion Number. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of NCB Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 10, 2026; (ii) certain publicly available financial statements and other historical financial information of NCB and its banking subsidiary, The National Capital Bank of Washington, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ODNB and its banking subsidiary, Old Dominion National Bank, that we deemed relevant; (iv) certain internal financial projections for NCB for the years ending December 31, 2026 through December 31, 2028, with long-term annual balance sheet and net income growth rates for the years ending December 31, 2029 and December 31, 2030, and estimated dividends per share for NCB for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of NCB; (v) certain internal financial projections for ODNB for the years ending December 31, 2026 and December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NCB; (vi) the relative contributions of assets, liabilities, equity and earnings of NCB and ODNB to the combined entity as well as certain social considerations in connection with the Merger (vii) the pro forma financial impact of the Merger on ODNB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain assumptions related to the initiation of payment of quarterly dividends and the listing of the ODNB Common Stock on NASDAQ or NYSE and associated expenses, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NCB; (viii) the publicly reported historical price and trading activity for NCB Common Stock, including a comparison of certain stock trading information for NCB Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for NCB and ODNB with similar financial institutions for which information is publicly available; (x) the financial and non-financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of NCB and its representatives the business, financial condition, results of operations and prospects of NCB and held similar discussions with certain members of the senior management of ODNB and its representatives regarding the business, financial condition, results of operations and prospects of ODNB.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by NCB, ODNB or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of NCB and ODNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NCB or ODNB, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of NCB or ODNB. We did not make an independent evaluation of the adequacy of the allowance for credit losses of NCB or ODNB, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to NCB or ODNB. We have assumed, with your consent, that the respective allowances for credit losses for both NCB and ODNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for NCB for the years ending December 31, 2026 through December 31, 2028, with long-term annual balance sheet and net income growth rates for the years ending December 31, 2029 and December 31, 2030, and estimated dividends per share for NCB for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management of NCB. In addition, Piper Sandler used certain internal financial projections for ODNB for the years ending December 31, 2026 and December 31, 2027, as well as estimated long-term annual balance sheet and net income growth rates for the years ending December 31, 2028 through December 31, 2030, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NCB. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain assumptions related to the initiation of payment of quarterly dividends and the listing of the ODNB Common Stock on NASDAQ or NYSE and associated expenses, as provided by the senior management of ODNB and confirmed for use in Piper Sandler’s analyses by the senior management of NCB. With respect to the foregoing information, the senior management of NCB confirmed to us that such information reflected the best currently available projections, estimates and judgements of senior management as to the future financial performance of NCB and ODNB, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in NCB’s or ODNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that NCB and ODNB will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on NCB, ODNB, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that NCB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of NCB Common Stock at any time or what the value of ODNB Common Stock will be once it is actually received by the holders of NCB Common Stock.
We have acted as NCB’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler on the day of closing of the Merger. NCB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to NCB in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to ODNB in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to NCB, ODNB and their respective affiliates. We may also actively trade the equity and debt securities of NCB, ODNB and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of NCB in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of NCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of NCB Common Stock and does not address the underlying business decision of NCB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for NCB or the effect of any other transaction in which NCB might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of NCB, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of NCB Common Stock from a financial point of view.
Very truly yours,
/s/ Piper Sandler & Co.

Annex F
Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of ODNB Financial Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of ODNB Financial Corporation and its subsidiary (the Company) as of December 31, 2025 and 2024, the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Elliott Davis, PLLC
We have served as the Company’s auditor since 2021.
Raleigh, North Carolina
July 30, 2026

ODNB FINANCIAL CORPORATION
Consolidated Balance Sheets
At December 31, 2025 and 2024
($ in thousands, except share data)
	2025	2024
ASSETS
Cash and due from banks	$118,489	$46,173
Federal funds sold	36,831	46,404
Cash and cash equivalents	155,320	92,577
Investment securities available-for-sale, at fair value	47,713	49,047
Investment securities held-to-maturity, at amortized cost	15,217	22,183
Restricted equity securities, at cost	10,388	10,020
Loans held for sale	1,010	709
Gross loans	1,347,478	1,182,849
Allowance for credit losses	(12,810)	(11,722)
Loans, net of allowance for credit losses	1,334,668	1,171,127
Property and equipment, net	2,298	1,269
Accrued interest receivable	5,592	5,376
Bank owned life insurance	25,220	24,394
Right-of-use asset	3,192	2,438
Deferred tax asset, net	4,292	4,651
Other assets	6,685	2,700
Total assets	$1,611,595	$1,386,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing demand	$281,781	$238,000
NOW and interest-bearing demand	337,966	277,106
Money market and savings	308,811	274,779
Time deposits	381,881	335,694
Total deposits	1,310,439	1,125,579
Federal Home Loan Bank advances	95,000	95,000
Subordinated debt, net	48,379	23,425
Accrued interest payable	2,562	1,915
Lease liability	3,301	2,536
Other liabilities	6,736	4,761
Total liabilities	1,466,417	1,253,216
COMMITMENTS AND CONTINGENCIES – SEE NOTE 14
Stockholders’ equity
Preferred stock, $5 par value; 1,000,000 shares authorized;	—	—
Common stock, $0.25 par value; 20,000,000 shares authorized; 11,456,755 and 11,428,765 shares issued and outstanding, respectively	2,864	2,857
Additional paid-in capital	139,334	138,476
Retained earnings (deficit)	6,329	(2,602)
Accumulated other comprehensive loss	(3,349)	(5,456)
Total stockholders’ equity	145,178	133,275
Total liabilities and stockholders’ equity	$1,611,595	$1,386,491
See accompanying notes to the consolidated financial statements.

ODNB FINANCIAL CORPORATION
Consolidated Statements of Income and Comprehensive Income
For the years ended December 31, 2025 and 2024
($ in thousands, except per share data)
	2025	2024
Interest and dividend income
Loans and fees on loans	$74,257	$64,310
Interest bearing deposits and federal funds sold	3,624	3,921
Investment securities, taxable	1,663	1,849
Dividend income	659	651
Total interest and dividend income	80,203	70,731
Interest expense
Deposits	35,014	33,029
Federal Home Loan Bank advances and other borrowings	3,704	3,745
Subordinated debt	1,644	1,574
Total interest expense	40,362	38,348
Net interest income	39,841	32,383
Provision for credit losses	1,242	832
Net interest income after provision for credit losses	38,599	31,551
Non-interest income
Service charges on deposit accounts and other service charges	844	675
Gain on sale of loans, net	88	60
Bank owned life insurance income	826	770
Wealth management fees	1,226	—
Other income	600	141
Total non-interest income	3,584	1,646
Non-interest expense
Salaries and employee benefits	18,944	16,623
Occupancy and equipment	2,193	2,009
Professional services	684	1,375
Data processing	2,318	2,192
Franchise taxes	1,499	1,312
FDIC assessment	1,186	1,032
Other operating expense	3,960	4,143
Total non-interest expense	30,784	28,686
Pre-tax income	11,399	4,511
Income tax expense	2,468	843
Net income	$8,931	$3,668
Comprehensive income
Unrealized gain on available-for-sale securities:
Unrealized gain during the period	$2,668	$515
Tax effect	(561)	(108)
Other comprehensive income, net of tax	2,107	407
Comprehensive income	$11,038	$4,075
Basic income per share	$0.78	$0.32
Diluted income per share	$0.77	$0.32
Weighted average shares outstanding, basic	11,446,968	11,423,522
Weighted average shares outstanding, diluted	11,531,491	11,445,755
See accompanying notes to the consolidated financial statements.

ODNB FINANCIAL CORPORATION
Consolidated Statements of Changes in Stockholders’ Equity
For the years ended December 31, 2025 and 2024
($ in thousands, except per share data)
	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance, December 31, 2023	11,420,613	$2,855	$137,710	$(6,270)	$(5,863)	$128,432
Net income	—	—	—	3,668	—	3,668
Other comprehensive income	—	—	—	—	407	407
Stock option expense	—	—	418	—	—	418
Issuance of restricted stock	18,674	5	(5)	—	—	—
Restricted stock expense	—	—	467	—	—	467
Issuance of common stock	1,067	—	11	—	—	11
Restricted stock surrender for tax withholdings upon vesting	(11,589)	(3)	(125)	—	—	(128)
Balance, December 31, 2024	11,428,765	$2,857	$138,476	$(2,602)	$(5,456)	$133,275
Net income	—	—	—	8,931	—	8,931
Other comprehensive income	—	—	—	—	2,107	2,107
Stock option expense	—	—	343	—	—	343
Issuance of restricted stock	31,763	8	(8)	—	—	—
Restricted stock expense	—	—	571	—	—	571
Restricted stock surrender for tax withholdings upon vesting	(3,773)	(1)	(48)	—	—	(49)
Balance, December 31, 2025	11,456,755	$2,864	$139,334	$6,329	$(3,349)	$145,178
See accompanying notes to the consolidated financial statements.

ODNB FINANCIAL CORPORATION
Consolidated Statements of Cash Flows
For the years ended December 31, 2025 and 2024
($ in thousands)
	2025	2024
Cash Flows from Operating Activities
Net income	$8,931	$3,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion/amortization, net	1,449	1,132
Deferred fees and costs	(268)	(393)
Provision for credit losses	1,242	832
Stock compensation expense	914	885
Gain on sale of loans	(88)	(60)
Origination of loans held for sale	(7,901)	(8,115)
Proceeds from sale of loans	7,688	8,128
Bank owned life insurance income	(826)	(770)
Increase in accrued interest receivable	(216)	(576)
Deferred taxes	(201)	(178)
(Increase) decrease in other assets	(3,985)	(190)
Increase in accrued interest payable	647	130
Repayment of lease liability	(844)	(702)
Increase in other liabilities	2,186	259
Net cash provided by operating activities	8,728	4,050
Cash Flows from Investing Activities
Repayments of available-for-sale securities	3,946	4,246
Calls and maturities of held-for-maturity securities	7,000	1,500
Net increase in loans	(164,727)	(138,822)
Purchases of restricted securities	(368)	(229)
Purchases of property and equipment	(1,679)	(456)
Proceeds from sale of property and equipment	152	—
Net cash used in investing activities	(155,676)	(133,761)
Cash Flows from Financing Activities
Net increase in deposits	184,860	141,411
Restricted stock surrender for tax withholdings upon vesting	(49)	(128)
Stock options exercised	—	11
Repayments of FHLB borrowings	—	(5,000)
Proceeds from issuance of subordinated debt, net	24,880	—
Net cash provided by financing activities	209,691	136,294
Net increase in cash and cash equivalents	62,743	6,583
Cash and cash equivalents, beginning of year	92,577	85,993
Cash and cash equivalents, end of year	$155,320	$92,577
Supplemental Cash Flow Information
Interest paid	$39,715	$38,218
Income taxes paid	$2,024	$741
Supplemental Non-Cash Disclosures
Right of use assets obtained in exchange for new operating lease liabilities	$1,609	$52
See accompanying notes to the consolidated financial statements.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 1.   Nature of Business
ODNB Financial Corporation (the “Company”) is a Virginia corporation formed in April 2022 for the purpose of acquiring all of the issued and outstanding stock of Old Dominion National Bank (the “Bank”) in a holding company reorganization. The acquisition was completed effective July 1, 2022 and the Company became a registered financial holding company under federal law. The Company is headquartered in Tysons Corner, Virginia and its principal activity is the ownership and management of its wholly owned subsidiary, Old Dominion National Bank (the “Bank”). The Company is regulated by the supervision of the Board of Governors of the Federal Reserve System.
The Bank was organized as a national banking association and commenced operations on July 23, 2007. The Bank serves markets in the Washington, D.C. metro area, with its executive headquarters in Tysons Corner, Virginia. The Bank serves the Washington, D.C. metro area from its full service branches in Tysons Corner and Leesburg, Virginia, as well as communities in Central Virginia from its Charlottesville and Scottsville branches and in Southeast Florida from its Boca Raton branch. Centre1st Bank, a wholly owned division of the Bank, serves Pennsylvania and New Jersey markets from its full service branch in State College, Pennsylvania. ODNB Wealth Management, a wholly owned division of the Bank, serves clients from its office in Haverford, Pennsylvania.
As a national chartered bank, which is a member of the Federal Reserve System, the Bank is subject to regulation by the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), and the Federal Reserve Board.
Note 2.   Basis of Presentation and Summary of Significant Accounting Policies
The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry. The following is a description of the more significant policies:
Principles of Consolidation
The consolidated financial statements include the accounts of ODNB Financial Corporation and its wholly-owned subsidiary, Old Dominion National Bank. All significant intercompany transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and deferred tax valuation allowance.
Cash and Cash Equivalents
The Company defines cash and cash equivalents as cash on hand, due from banks (including cash items in process of collection), interest bearing deposits with banks, and federal funds sold. All amounts are readily convertible to cash and have maturities less than 90 days. Interest income is recorded as interest bearing deposits and federal funds sold.
Investment Securities
Investment securities are classified as available-for-sale, held-to-maturity or trading securities. Securities classified as available-for-sale are reported at fair value, with unrealized gains or losses, net of deferred taxes,

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
included in accumulated other comprehensive income in stockholders’ equity. Securities for which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost, net of purchase premiums and discounts. Securities classified as trading are purchased with the principal intent of being sold in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. The Company does not hold a trading securities portfolio.
The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method through the earliest of the call date, where applicable, or the investment’s maturity date. Interest is accrued on the amortized cost. Accrued interest receivable related to investment securities totaled $243 thousand and $281 thousand at December 31, 2025 and 2024, respectively and was reported in accrued interest receivable on the consolidated balance sheets.
Allowance for Credit Losses — Available-for-Sale Securities
For available-for-sale securities, management evaluates all investments in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the security, or it is more likely than not that the Company will be required to sell the security, the security is written down to fair value, and the entire loss is recorded in earnings.
If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected is compared to the amortized cost basis of the security and any excess is recorded as an allowance for credit loss, limited to the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income.
Changes in the allowance for credit loss are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit loss when management believes an available-for-sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2025 and 2024, there were no allowance for credit loss related to the available-for-sale portfolio.
Allowance for Credit Losses — Held-to-Maturity Securities
Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type.
The estimate of expected credit losses is primarily based on the ratings assigned to the securities by debt rating agencies. Management classifies the held-to-maturity portfolio into the following major security types: U.S. government agencies or municipal securities.
All the U.S. government agencies are issued by government-sponsored enterprises and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. The municipal securities are also highly rated by major rating agencies and have experienced no history of credit losses. As a result, no allowance for credit losses were recorded on held-to-maturity securities at December 31, 2025 and 2024.
Restricted Equity Securities
Restricted equity securities include stock with the Federal Reserve Bank, the Federal Home Loan Bank, CBB Financial Corporation and Atlantic Community Bancshares. These investments are carried at

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
cost, classified as restricted equity securities, and periodically evaluated for impairment based on ultimate recovery of par value. Any cash or stock dividends are reported in income.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost. Amortized cost is the principal balance outstanding, net of deferred fees and costs. Accrued interest receivable related to loans totaled $5.2 million and $5.0 million at December 31, 2025 and 2024, respectively and was reported in accrued interest receivable on the consolidated balance sheets. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using methods that approximate a level yield without anticipating prepayments.
The accrual of interest is generally discontinued when a loan becomes 90 days past due and is not well collateralized and in the process of collection, or when management believes, after considering economic and business conditions and collection efforts, that the principal or interest will not be collectible in the normal course of business. Past due status is based on contractual terms of the loan. A loan is past due when a scheduled payment has not been received 30 days after the contractual due date.
All accrued interest is reversed against interest income when a loan is placed on nonaccrual status. Interest received on such loans is accounted for using the cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, there is a sustained period of repayment performance, and future payments are reasonably assured.
Allowance for Credit Losses — Loans
The allowance for credit losses is a valuation account that is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the collectability of a loan balance is not probable. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. Accrued interest receivable as of December 31, 2025 and 2024 was $5.6 million and $5.4 million, respectively.
The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The methodologies used to calculate the allowance for credit losses are the average charge-off method for pass credits and the discounted cash flow (“DCF”) method for non-pass performing loans.
The Company estimates the collective allowance for pass-rated loan pools using the average charge-off method, which incorporates peer historical loss experience adjusted for economic forecasts and qualitative risk factors.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
The peer group is selected based on characteristics management considers relevant to the Company and its loan portfolio, including asset size, geographic markets, portfolio composition, lending activities, and credit-risk characteristics. Management periodically evaluates the composition of the peer group and the continued relevance of the historical period used in the calculation.
The average historical net charge-off rate is applied within the model to the amortized cost basis of the applicable loan pool and incorporates the estimated contractual lives of the loans, adjusted for expected prepayments, to estimate lifetime expected credit losses.
Historical peer loss information is adjusted to reflect differences between the conditions that existed during the historical loss period and the conditions expected to exist during the lives of the loans. These adjustments incorporate current portfolio conditions and reasonable and supportable economic forecasts. The Company has determined that a one-year reasonable and supportable forecast period is appropriate based on the availability and reliability of economic forecast information and the increased uncertainty associated with projections beyond that period. For periods beyond the one-year reasonable and supportable forecast period, the model immediately reverts to historical loss information. The economic variables incorporated into the calculation are selected through regression analysis and a model-selection process based on their historical relationship to credit losses within the applicable portfolio segments.
The Company utilizes the DCF methodology to calculate the reserve for non-pass performing portfolio segments. Non-pass loans that are not collateral dependent are evaluated collectively using the DCF method while collateral dependent non-pass loans are individually evaluated. Within the quantitative portion of the calculation, the Company projects future principal and interest cash flows, discounts those cash flows at the effective interest rate, and deducts the present value of expected cash flows from the outstanding balance to arrive at the expected credit losses.
Management believes that a forecast period of one year is reasonable and supportable given the source of the projected economic data, and the likelihood of deviance of actual results from said projection outside of the one year period given existing fiscal and monetary policy, the level of volatility present in the current economic climate and any potential for unforeseen events, resulting in a lower level of confidence placed upon the accuracy of results outside of the determined forecasted period. The economic factors that are incorporated into the calculation were selected after a thorough regression analysis and model selection process.
The Company has identified the following portfolio segments for the calculation of the allowance for credit losses:
•
Commercial real estate including owner and non-owner occupied and multifamily

•
Residential real estate including single family 1st and 2nd deed of trust and Home Equity Line of Credit

•
Construction and land development and farmland

•
Commercial and industrial

•
Consumer and other

The allowance for credit losses also includes qualitative adjustments for factors not fully reflected in historical loss experience, including management expertise, loan review results, portfolio trends, growth, concentrations, collateral values, and economic conditions. These adjustments may increase or decrease reserve levels and are reviewed and approved quarterly by the CECL Subcommittee.
Loans that do not share risk characteristics are evaluated on an individual basis. When the borrower is experiencing financial difficulty and repayment is expected to be provided through operation or sale of the

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusted for selling costs as appropriate.
The allowance for credit losses decreased from the prior year despite the strong loan growth, primarily due to a shorter remaining contractual life of the portfolio and changes in loan mix. These factors reduced the expected credit loss estimate and more than offset the impact of higher loan balances.
Allowance for Credit Losses — Unfunded Commitments
Financial instruments include off-balance sheet credit instruments, such as commitments to fund loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.
The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Company’s income statements. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s consolidated balance sheets.
Property and Equipment
Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 1 to 10 years. Leasehold improvements are being amortized over the lesser of estimated useful lives or term of the lease, including extensions, of 3 to 10 years.
Bank Owned Life Insurance
The Company has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement.
Income Taxes
Provision for income taxes is based on amounts reported in the statements of income and comprehensive income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Tax positions are analyzed in accordance with generally accepted accounting principles. Interest recognized as a result of the analysis of tax positions would be classified as interest expense. Penalties would be classified as non-interest expense.
Marketing Expense
Marketing expenses are recognized as incurred. Total marketing expenses amounted to $63 thousand and $61 thousand as of December 31, 2025 and 2024, respectively.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets have been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Stock-Based Compensation
Compensation cost is recognized for stock options and restricted stock awards issued to employee and non-employee directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is used to estimate the fair value of stock options, while the stock price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation expense is recognized over the required service period, generally the vesting period. Forfeitures are recognized as they occur.
Basic and Diluted Earnings per Share
Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.
The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.
Comprehensive Income
Comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investment by distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. Other comprehensive income consisted of unrealized gains and losses on securities available-for-sale, net of tax.
Fair Value of Financial Instruments
Generally accepted accounting principles (“GAAP”) define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its financial instruments based on the fair value hierarchy established by GAAP, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Segment Reporting
The Company has one operating segment, the Bank, and has determined that it meets the aggregation criteria of ASC 280 Segment Reporting, as its current operating model is structured whereby all product offerings are managed through similar processes and platforms that are collectively reviewed by the Company’s Chief Executive Officer and Chief Financial Officer, who have been identified as the chief operating decision makers (“CODMs”).

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
The CODMs regularly assess performance of the aggregated single operating and reporting segment and decide how to allocate resources based on net income calculated on the same basis as is reported in the Company’s consolidated statements of income and comprehensive income. The CODMs are also regularly provided with expense information at a level consistent with that disclosed in the Company’s statements of income and comprehensive income.
Reclassifications
Certain 2024 balances have been reclassified to conform to the 2025 consolidated financial statement presentation, including retrospective presentation. These reclassifications had no impact on net income or stockholders’ equity.
Accounting Standards Adopted in 2025
On January 1, 2025, the Company adopted Accounting Standards Update (“ASU”) 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Among its provisions, the standard requires that a public entity disclose more detailed information in their reconciliation of their statutory tax rate to their effective tax rate. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements
In November 2024, the FASB amended the Income Statement — Reporting Comprehensive Income topic in the Accounting Standards Codification to require public companies to disclose, in interim and annual reporting periods, additional information about certain expenses in the notes to financial statements. The amendments are effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. In January 2025, the FASB amended the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The Company does not expect these amendments to have a material effect on its financial statements.
In November 2025, the FASB amended the Financial Instruments — Credit Losses topic in the Accounting Standards Codification to expand the population of acquired financial assets subject to the gross-up approach. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company does not expect these amendments to have a material effect on its financial statements.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 3.   Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of investment securities available-for-sale and held-to-maturity as of December 31, 2025 and 2024 are summarized as follows (in thousands):
December 31, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government agencies	$11,078	$—	$(722)	$10,356
SBA loan pools	357	1	(1)	357
Municipal securities, taxable	5,144	—	(430)	4,714
Corporate bonds	1,500	—	(139)	1,361
Mortgage-backed securities	33,873	7	(2,955)	30,925
Total available-for-sale	$51,952	$8	$(4,247)	$47,713
Held-to-maturity
U.S. Government agencies	$12,527	$—	$(170)	$12,357
Municipal securities, taxable	2,690	—	(212)	2,478
Total held-to-maturity	$15,217	$—	$(382)	$14,835
December 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government agencies	$11,072	$—	$(1,295)	$9,777
SBA loan pools	410	1	(1)	410
Municipal securities, taxable	5,155	—	(701)	4,454
Corporate bonds	1,500	—	(157)	1,343
Mortgage-backed securities	37,817	—	(4,754)	33,063
Total available-for-sale	$55,954	$1	$(6,908)	$49,047
Held-to-maturity
U.S. Government agencies	$19,507	$—	$(533)	$18,974
Municipal securities, taxable	2,676	—	(355)	2,321
Total held-to-maturity	$22,183	$—	$(888)	$21,295
As of December 31, 2025 and 2024, there were no sales of available-for-sale or held-to-maturity securities.
As of December 31, 2025 and 2024, there were no allowance for credit losses on available-for-sale or held-to-maturity securities.
As of December 31, 2025 and 2024, there were no investment securities pledged.
The following table summarizes the unrealized loss positions of securities available-for-sale for which an allowance for credit losses has not been recorded aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2025 and 2024 (in thousands):

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
	Less than 12 Months			More than 12 Months			Total
December 31, 2025	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available-for-sale
U.S. Government agencies	—	$—	$—	18	$10,356	$(722)	18	$10,356	$(722)
SBA loan pools	—	—	—	1	218	(1)	1	218	(1)
Municipal securities, taxable	—	—	—	10	4,714	(430)	10	4,714	(430)
Corporate bonds	—	—	—	1	1,361	(139)	1	1,361	(139)
Mortgage-backed securities	—	—	—	68	30,576	(2,955)	68	30,576	(2,955)
Total available-for-sale	—	$—	$—	98	$47,225	$(4,247)	98	$47,225	$(4,247)
	Less than 12 Months			More than 12 Months			Total
December 31, 2024	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available-for-sale
U.S. Government agencies	—	$—	$—	18	$9,777	$(1,295)	18	$9,777	$(1,295)
SBA loan pools	1	230	(1)	—	—	—	1	230	(1)
Municipal securities, taxable	—	—	—	10	4,454	(701)	10	4,454	(701)
Corporate bonds	—	—	—	1	1,343	(157)	1	1,343	(157)
Mortgage-backed securities	—	—	—	69	33,063	(4,754)	69	33,063	(4,754)
Total available-for-sale	1	$230	$(1)	98	$48,637	$(6,907)	99	$48,867	$(6,908)
Unrealized losses on corporate bonds have not been recognized into income because the issuer bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer continues to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bond approach maturity.
At December 31, 2025, 98 available-for-sale securities with a fair value of $47.2 million had gross unrealized losses of $4.2 million. At December 31, 2024, 99 available-for-sale securities with a fair value of $48.9 million had gross unrealized losses of $6.9 million. The unrealized losses are primarily attributable to fluctuations in interest rates. As of December 31, 2025, management does not have the intent to sell any of the securities classified as available-for-sale and management believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.
The following table presents the amortized cost and fair value of securities as of December 31, 2025 by contractual maturity (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.
	Available-for-sale		Held-to-maturity
December 31, 2025	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than 1 year	$445	$440	$2,994	$2,987
After 1 year – 5 years	10,359	9,705	10,768	10,542
After 5 years – 10 years	6,918	6,286	1,455	1,306
After 10 years	357	357	—	—
Mortgage-backed securities	33,873	30,925	—	—
	$51,952	$47,713	$15,217	$14,835

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
At December 31, 2025, the Company had no securities held-to-maturity that were past due 30 days or more as to principal or interest payments. The Company had no securities held-to-maturity classified as nonaccrual for the year ended December 31, 2025 and 2024.
Note 4.   Loans
The Company’s loan portfolio is segmented to an appropriate level of disaggregation to allow management to monitor the performance of the borrowers and measure credit risk. Segments are based on the underlying collateral types. For disclosure purposes, the Company does not differentiate between segments and classes. Loans secured by real estate may be made for commercial or consumer purposes.
Loans classified by collateral type as of December 31, 2025 and 2024 are as follows (in thousands):
	2025	2024
Commercial real estate	$629,727	$539,170
Residential real estate	334,838	284,822
Construction and land development	148,380	177,053
Commercial and industrial	232,118	179,543
Consumer and other	1,144	1,258
Total loans, gross	1,346,207	1,181,846
Unearned deferred fees and costs	1,271	1,003
Allowance for credit losses	(12,810)	(11,722)
Total loans, net	$1,334,668	$1,171,127
The following tables summarize the past due loans by category as of December 31, 2025 and 2024 (in thousands):
December 31, 2025	Current	30 – 89 Days Past Due	Past Due 90 Days or More and Still Accruing	Nonaccrual	Total Loans
Commercial real estate	$616,064	$—	$—	$13,663	$629,727
Residential real estate	334,838	—	—	—	334,838
Construction and land development	148,380	—	—	—	148,380
Commercial and industrial	232,118	—	—	—	232,118
Consumer and other	1,144	—	—	—	1,144
Total	$1,332,544	$—	$—	$13,663	$1,346,207
December 31, 2024	Current	30 – 89 Days Past Due	Past Due 90 Days or More and Still Accruing	Nonaccrual	Total Loans
Commercial real estate	$539,170	$—	$—	$—	$539,170
Residential real estate	284,822	—	—	—	284,822
Construction and land development	177,053	—	—	—	177,053
Commercial and industrial	178,563	980	—	—	179,543
Consumer and other	1,258	—	—	—	1,258
Total	$1,180,866	$980	$—	$—	$1,181,846
The Company categorizes loans receivable into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience,

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans receivable as to credit risk. The Company uses the following definitions for risk ratings:
Pass — Loans in this category are considered to have a low likelihood of loss based on relevant information analyzed about the ability of the borrowers to service their debt and other factors.
Special Mention — Loans in this category are currently protected but are potentially weak, including adverse trends that warrant more than the normal level of supervision. If not adequately checked and corrected, special mention loans have the potential to weaken and result in inadequate protection of the Company’s credit position at some future date.
Substandard — A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt with the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful — Loans classified doubtful have all the weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make collection or liquidation in full based on current existing facts, conditions, and values highly questionable and improbable. Because of the high probability of loss, nonaccrual accounting treatment is required for doubtful loans.
Loss — Loans classified loss are considered uncollectible. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer charging-off the loan even though partial recovery may be possible in the future.
The following table presents the risk category of loans by credit quality indicators by year of origination as of December 31, 2025 and 2024 (in thousands):
Balance as of December 31, 2025	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term	Total
	2025	2024	2023	2022	2021	Prior
Commercial real estate:
Pass	$69,488	$58,953	$67,453	$173,534	$76,255	$133,104	$20,451	$—	$599,238
Special Mention	—	—	—	1,186	5,499	—	—	—	6,685
Substandard	—	—	—	19,342	2,245	—	2,217	—	23,804
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Commercial real estate	$69,488	$58,953	$67,453	$194,062	$83,999	$133,104	$22,668	$—	$629,727
Current Period Gross Write-Offs	$418	$—	$—	$—	$—	$—	$—	$—	$418
Residential Real Estate:
Pass	$60,126	$47,788	$61,640	$54,151	$31,466	$40,035	$29,819	$—	$325,025
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	4,925	—	4,438	—	—	450	—	9,813
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Residential real estate	$60,126	$52,713	$61,640	$58,589	$31,466	$40,035	$30,269	$—	$334,838
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Balance as of December 31, 2025	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term	Total
	2025	2024	2023	2022	2021	Prior
Construction and land development:
Pass	$49,525	$50,880	$14,660	$3,836	$2,210	$2,916	$4,572	$—	$128,599
Special Mention	—	—	3,173	8,778	—	7,830	—	—	19,781
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Construction and land development	$49,525	$50,880	$17,833	$12,614	$2,210	$10,746	$4,572	$—	$148,380
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial and industrial:
Pass	$37,344	$17,202	$9,929	$7,759	$2,978	$4,601	$140,439	$—	$220,252
Special Mention	—	145	—	—	—	—	10,427	—	10,572
Substandard	—	161	—	—	—	—	1,133	—	1,294
Doubtful	—	—	—	—	—	—	—	—	—
Loss
Total Commercial and industrial	$37,344	$17,508	$9,929	$7,759	$2,978	$4,601	$151,999	$—	$232,118
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer and other:
Pass	$—	$—	$—	$—	$—	$—	$1,144	$—	$1,144
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Consumer and other	$—	$—	$—	$—	$—	$—	$1,144	$—	$1,144
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total:
Pass	$216,483	$174,823	$153,682	$239,280	$112,909	$180,656	$196,425	$—	$1,274,258
Special Mention	—	145	3,173	9,964	5,499	7,830	10,427	—	37,038
Substandard	—	5,086	—	23,780	2,245	—	3,800	—	34,911
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total loans	$216,483	$180,054	$156,855	$273,024	$120,653	$188,486	$210,652	$—	$1,346,207
Current Period Gross Write-Offs	$418	$—	$—	$—	$—	$—	$—	$—	$418

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term
Balance as of December 31, 2024	2024	2023	2022	2021	2020	Prior			Total
Commercial real estate:
Pass	$55,173	$46,524	$150,884	$73,815	$51,433	$96,622	$15,933	$—	$490,384
Special Mention	—	—	—	17,776	3,957	12,442	—	—	34,175
Substandard	—	—	—	12,453	—	2,158	—	—	14,611
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Commercial real estate	$55,173	$46,524	$150,884	$104,044	$55,390	$111,222	$15,933	$—	$539,170
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate:
Pass	$67,345	$74,821	$52,856	$33,560	$13,214	$23,296	$19,280	$—	$284,372
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	450	—	450
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Residential real estate	$67,345	$74,821	$52,856	$33,560	$13,214	$23,296	$19,730	$—	$284,822
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction and land development:
Pass	$42,456	$49,117	$58,627	$5,300	$775	$8,781	$778	$—	$165,834
Special Mention	—	—	11,219	—	—	—	—	—	11,219
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Construction and land development	$42,456	$49,117	$69,846	$5,300	$775	$8,781	$778	$—	$177,053
Current Period Gross Write-Offs	$77	$—	$—	$—	$—	$—	$—	$—	$77
Commercial and industrial:
Pass	$19,118	$27,653	$15,458	$6,916	$1,738	$8,249	$96,508	$—	$175,640
Special Mention	198	—	—	—	—	—	1,970	—	2,168
Substandard	—	—	498	748	—	—	489	—	1,735
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total Commercial and industrial	$19,316	$27,653	$15,956	$7,664	$1,738	$8,249	$98,967	$—	$179,543

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term
Balance as of December 31, 2024	2024	2023	2022	2021	2020	Prior			Total
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer and other:
Pass	$—	$—	$—	$—	$—	$—	$1,258	$—	$1,258
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Consumer and other	$—	$—	$—	$—	$—	$—	$1,258	$—	$1,258
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total:
Pass	$184,092	$198,115	$277,825	$119,591	$67,160	$136,948	$133,757	$—	$1,117,488
Special Mention	198	—	11,219	17,776	3,957	12,442	1,970	—	47,562
Substandard	—	—	498	13,201	—	2,158	939	—	16,796
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total loans	$184,290	$198,115	$289,542	$150,568	$71,117	$151,548	$136,666	$—	$1,181,846
Current Period Gross Write-Offs	$77	$—	$—	$—	$—	$—	$—	$—	$77

At December 31, 2025, there were two nonaccrual commercial real estate loans totaling $13.7 million with an allowance of $1.8 million. At December 31, 2024, the Company did not have any nonaccrual loans.
The following table represents the accrued interest receivables written off by reversing interest income during the years ended December 31, 2025 and 2024 (in thousands):
	December 31,
	2025	2024
Commercial real estate	$427	$—
Residential real estate	—	5
Construction and land development	—	—
Commercial and industrial	—	—
Consumer and other	—	—
Total	$427	$5
The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral-dependent loans.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Commercial real estate loans secured by nonfarm nonresidential real estate can be owner or non-owner occupied. Commercial real estate loans generally have greater credit risk as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Multi-family and non-owner occupied share similar characteristics as repayment is based on occupancy levels and cash flows. Owner-occupied nonfarm, nonresidential real estate is dependent on the successful operation of the borrower’s business. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities and other commercial and industrial properties occupied by operating companies. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.
Loans secured by farmland and 1 – 4 family residential properties have risks depending on the underlying purpose. Loans for consumer purposes are dependent on the credit worthiness of the individual borrower. Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage. Home equity lines of credit are generally secured by second mortgages on residential real estate property. Loans for a commercial purpose may be dependent on the borrower’s ability to generate a sufficient level of occupancy to produce sufficient rental income or may be dependent on the successful operation of the borrower’s business.
Construction and land development loans generally carry greater credit risk as payment expectations are dependent upon the successful and timely completion of the construction, sales of the subject property and the operation of the related business. As a result, such loans may be subject to a greater extent of adverse conditions in the real estate market and in the general economy.
Commercial loans may be secured or unsecured. Collateral often includes accounts receivable, inventory and equipment. Repayment is dependent on the successful operation of the borrower’s business and is often susceptible to higher risk during an economic downturn. Commercial loans generally have greater credit risk compared to residential real estate and consumer loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.
Consumer loans may be secured or unsecured. Collateral may include autos, cash or marketable securities. Such loans generally have smaller balances and are dependent on the credit worthiness of the borrower and their personal financial stability.
The following table summarizes the amortized cost of collateral dependent loans of December 31, 2025 and 2024 (in thousands):
	December 31,
	2025	2024
Commercial real estate	$18,588	$503
Residential real estate	—	—
Construction and land development	4,438	—
Commercial and industrial	—	—
Consumer and other	—	—
Total	$23,026	$503

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 5.   Allowance for Credit Losses
The following table summarizes the activity related to the allowance for credit losses for the year ended December 31, 2025 and 2024 (in thousands):
December 31, 2025	Beginning Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending Balance
Commercial real estate	$4,254	$(418)	$—	$1,090	$4,926
Residential real estate	2,172	—	41	135	2,348
Construction and land development	1,758	—	—	(1,100)	658
Commercial and industrial	3,526	—	12	1,328	4,866
Consumer and other	12	—	—	—	12
Total	$11,722	$(418)	$53	$1,453	$12,810
December 31, 2024	Beginning Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending Balance
Commercial real estate	$3,941	$—	$—	$313	$4,254
Residential real estate	1,948	(77)	39	262	2,172
Construction and land development	1,573	—	—	185	1,758
Commercial and industrial	2,932	—	12	582	3,526
Consumer and other	11	—	—	1	12
Total	$10,405	$(77)	$51	$1,343	$11,722
The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. The Company uses a probability of default/loss given default model to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.
In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, other concessions such as principal forgiveness or an interest rate reduction may be granted.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
The amortized cost basis of loan modifications made to borrowers experiencing financial difficulties during the year ended December 31, 2025 and 2024 are as follows (in thousands):
December 31, 2025	Amortized Cost Basis	% of Total Class of Financing Receivable	Financial Effect
Commercial real estate	$11,950	1.90%	Extended interest only period for 3 months to March 31, 2026; maturity December 30, 2026
Total	$11,950
December 31, 2024	Amortized Cost Basis	% of Total Class of Financing Receivable	Financial Effect
Commercial real estate	$11,950	2.22%	Extended maturity for 12 months; Changed rate from 5 year U.S. Treasury plus 3% to 4% fixed.
Total	$11,950
As of December 31, 2025 and 2024, there was one loan modification and this loan was current.
The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e., the commitment cannot be cancelled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans, and are discussed in Note 2. The allowance for credit losses for unfunded loan commitments of $442 thousand and $653 thousand at December 31, 2025 and 2024, respectively, is separately classified on the balance sheet within Other Liabilities.
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the years ended December 31, 2025 and 2024 (in thousands).
	2025	2024
Beginning balance	$653	$1,164
Recovery of unfunded commitments	(211)	(511)
Ending balance	$442	$653

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 6.   Property and Equipment
Components of property and equipment and total accumulated depreciation at December 31, 2025 and 2024 are as follows (in thousands):
	2025	2024
Buildings and improvements	$1,418	$1,418
Furniture and equipment	5,061	3,558
Property and equipment, total	6,479	4,976
Less accumulated depreciation	(4,181)	(3,707)
Property and equipment, net of depreciation	$2,298	$1,269
Depreciation expenses were $498 thousand and $337 thousand for the years ended December 31, 2025 and 2024, respectively.
Leases
Lease liabilities represent the Company’s obligation to make lease payments and are presented at each reporting date as the net present value of the remaining contractual cash flows. Cash flows are discounted at the Company’s incremental borrowing rate in effect at the commencement date of the lease. The incremental borrowing rate was equal to the rate of borrowing from the FHLB that aligned with the term of the lease contract. Right-of-use assets represent the Company’s right to use the underlying asset for the lease term and are calculated as the sum of the lease liability and if applicable, prepaid rent, initial direct costs, and any incentives received from the lessor. The Company’s long-term lease agreements are classified as operating leases. Certain of these leases offer the option to extend the lease term and the Company has included such extensions in its calculation of the lease liabilities to the extent the options are reasonably assured of being exercised. The lease agreements do not provide for residual value guarantees and have no restrictions or covenants that would impact dividends or require incurring additional financial obligations. The weighted-average remaining lease term was 4.53 years and the weighted-average discount rate was 3.17%. During the years ended December 31, 2025 and 2024, the Company recognized lease expense of $1.2 million, respectively.
The Company has operating leases for all of its administrative offices and branches in Virginia, Pennsylvania, and Florida. In addition, the Company has an ATM location in the District of Columbia. Pursuant to the terms of the lease agreements in effect at December 31, 2025, the scheduled future minimum non-cancellable lease payments are as follows (in thousands):
2026	$1,150
2027	1,022
2028	558
2029	230
2030	236
Thereafter	532
Total undiscounted cashflows	3,728
Discount	(427)
Lease liabilities	$3,301

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 7.   Deposits
Time deposits and their remaining maturities at December 31, 2025 are as follows (in thousands):
	Less than $250,000	$250,000 or More	Total
2026	$59,811	$228,915	$288,726
2027	6,415	13,399	19,814
2028	387	21,788	22,175
2029	420	50,534	50,954
2030	212	—	212
Thereafter	—	—	—
	$67,245	$314,636	$381,881
Interest expense on such deposits totaled $15.4 million and $12.5 million for the years ended December 31, 2025 and 2024, respectively.
Brokered deposits totaled $194.8 million and $231.8 million at December 31, 2025 and 2024, respectively.
As of December 31, 2025 and 2024, there were no deposits held representing 5% or more of total deposits to a single account holder.
Deposit accounts in an overdraft position totaled approximately $144 thousand and $58 thousand as of December 31, 2025 and 2024, respectively.
Note 8.   Liquidity and Borrowings
The Company has established credit facilities to provide additional liquidity if and as needed. At December 31, 2025, these consist of unsecured lines of credit with correspondent banks totaling $75.0 million. These facilities may be cancelled by the lender upon notice. No amounts were outstanding under these lines as of December 31, 2025 and 2024.
The Company is a member of the Federal Home Loan Bank of Atlanta and as a member, has the ability to borrow for longer terms on a secured basis an amount not to exceed 25% of its total assets. The amount of credit available to the Company at December 31, 2025 was $264.8 million. As of December 31, 2025, the Company pledged real estate secured loans with a collateral value of approximately $263.8 million. In 2023, the Company took out six fixed interest rate advances with a term of 5 years. The interest rates range from 3.70% – 4.02%. Federal Home Loan Bank advances as of December 31, 2025 and 2024 were $95.0 million. The $95.0 million outstanding as of December 31, 2025 will mature in 2028 and has a weighted average rate of 3.83%.
Note 9.   Subordinated Notes
On December 19, 2025, the Company completed the issuance of $25.0 million in aggregate principal amount of fixed-to-floating rate subordinated note in a private placement transaction. The net proceeds from the offering will be used for general corporate purposes, including to support lending and investment activities, growth and potential acquisitions. The notes have a maturity date of December 19, 2035 and have an annual fixed interest rate of 7.25%, payable semi-annually in arrears, for the first five years and will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate (“SOFR”) plus 383 basis points, payable quarterly in arrears. Beginning on December 19, 2030, the note may be redeemed, in whole or in part, at the Company’s option. Total issuance costs amounted to $120 thousand, which will be amortized over the note maturity date.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
On September 15, 2022, the Company completed the issuance of $24.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes in a private placement transaction to various accredited investors. The net proceeds from the offering will be used for general corporate purposes, including to support lending and investment activities, growth and potential acquisitions. The notes have a maturity date of September 15, 2032 and have an annual fixed interest rate of 6.25%, payable semi-annually in arrears, for the first five years and will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate (“SOFR”) plus 305 basis points, payable quarterly in arrears. Beginning on September 15, 2027, the notes may be redeemed, in whole or in part, at the Company’s option. Total issuance costs amounted to $723 thousand, which will be amortized over the note maturity date.
Note 10.   Fair Value of Financial Instruments
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other assets at fair value on a nonrecurring basis, such as loans held for sale, land held for investment and certain other assets. The nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.
Fair Value Hierarchy
The Company groups assets and liabilities at fair values in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1
Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2).
The Company’s investment securities are primarily valued using fair value measurements that are considered to be Level 2. The Company has contracted with a third-party portfolio accounting service vendor for valuation of its securities portfolio.
Loans
Loans are individually evaluated when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
not be collected when due. The measurement of loss associated with individually evaluated loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Individually evaluated loans allocated to the Allowance for Credit Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for credit losses on the Consolidated Statements of Income and Comprehensive Income.
Other Real Estate Owned
Other real estate owned, which is a non-financial asset, is adjusted to fair value upon transfer of the loans to foreclosed assets. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. At December 31, 2025 and 2024, the Company had no foreclosed real estate assets.
When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.
The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis (in thousands):
December 31, 2025	Total	Level 1	Level 2	Level 3
Financial Assets – Recurring
U.S. Government Agencies	$10,356	$—	$10,356	$—
SBA loan pools	357	—	357	—
Municipal securities, taxable	4,714	—	4,714	—
Corporate bonds	1,361	—	1,361	—
Mortgage-backed securities	30,925	—	30,925	—
Total assets at fair value	$47,713	$—	$47,713	$—

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
December 31, 2024	Total	Level 1	Level 2	Level 3
Financial Assets – Recurring
U.S. Government Agencies	$9,777	$—	$9,777	$—
SBA loan pools	410	—	410	—
Municipal securities, taxable	4,454	—	4,454	—
Corporate bonds	1,343	—	1,343	—
Mortgage-backed securities	33,063	—	33,063	—
Total assets at fair value	$49,047	$—	$49,047	$—
The table below presents the recorded amount of assets and liabilities measured at fair value on a non-recurring basis (in thousands):
December 31, 2025	Total	Level 1	Level 2	Level 3
Financial Assets – Non-Recurring
Loans held for sale	$1,010	$—	$—	$1,010
Individually Evaluated Loans	21,312	—	—	21,312
Total assets at fair value	$22,322	$—	$—	$22,322
December 31, 2024	Total	Level 1	Level 2	Level 3
Financial Assets – Non-Recurring
Loans held for sale	$709	$—	$709	$—
Total assets at fair value	$709	$—	$709	$—
For Level 3 assets measured at fair value on a recurring or non-recurring basis as of December 31, 2025 and 2024, the significant unobservable inputs used in the fair value measurements were as follows:
December 31, 2025	Fair Value at 12/31/2025	Valuation Techniques	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually Evaluated Loans	$21,312	Appraised Value	Discounts to reflect current market conditions, ultimate collectability, and estimated cost to sell	0 – 12.5%

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
December 31, 2024	Fair Value at 12/31/2024	Valuation Techniques	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually Evaluated Loans	$—	Appraised Value	Discounts to reflect current market conditions, ultimate collectability, and estimated cost to sell	0 – 12.5%
There were no liabilities measured at fair value on a non-recurring basis at December 31, 2025 and 2024.
FASB ASC 825, Financial Instruments, requires disclosure about fair value of financial instruments, including those financial assets and financial liabilities that are not required to be measured and reported at fair value on a recurring or nonrecurring basis. ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. Additionally, in accordance with ASU 2016-01, the Company uses the exit price notion, rather than the entry price notion, in calculating the fair values of financial instruments not measured at fair value on a recurring basis.
The following tables reflect the carrying amounts and estimated fair values of the Company’s financial instruments whether or not recognized on the Consolidated Balance Sheets at fair value ($ in thousands).
		Fair Value Measurments at December 31, 2025 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$155,320	$155,320	$—	$—	$155,320
Investment securities:
Held-to-maturity	15,217	—	14,835	—	14,835
Loans, net	1,334,668	—	—	1,318,318	1,318,318
Financial Liabilities:
Time Deposits	381,881	—	382,516	—	382,516
FHLB borrowings	95,000	—	95,463	—	95,463
Subordinated debt	48,379	—	48,311	—	48,311

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
		Fair Value Measurments at December 31, 2024 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$92,577	$92,577	$—	$—	$92,577
Investment securities:
Held-to-maturity	22,183	—	21,295	—	21,295
Loans, net	1,171,127	—	—	1,144,293	1,144,293
Financial Liabilities:
Time Deposits	335,694	—	331,487	—	331,487
FHLB borrowings	95,000	—	92,624	—	92,624
Subordinated debt	23,425	—	23,474	—	23,474
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on-balance sheet and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred income taxes and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
The above information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. There were no changes in methodologies or transfers between levels at December 31, 2025 from December 31, 2024.
Note 11.   Earnings per Share
Basic and diluted net income per share for the years ended December 31, 2025 and 2024 are as follows ($ in thousands except per share data):
	2025	2024
Basic
Net income	$8,931	$3,668
Weighted average common shares outstanding	11,446,968	11,423,522
Basic income per share	$0.78	$0.32

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
	2025	2024
Diluted
Net income	$8,931	$3,668
Weighted average common shares outstanding for basic earnings per share	11,446,968	11,423,522
Dilutive stock options	84,523	22,233
Weighted average common shares and dilutive stock options	11,531,491	11,445,755
Diluted income per share	$0.77	$0.32
As of December 31, 2025, the Company had 1,298,218 stock options issued and outstanding, of which 611,983 stock options were anti-dilutive. As of December 31, 2024, the Company had 1,309,608 stock options issued and outstanding, of which 848,783 stock options were anti-dilutive. The Company had 56,580 warrants outstanding which were all anti-dilutive as of December 31, 2025 and 2024.
Note 12.   Employee Benefit Plans
Defined Contribution Plan
The Company has a defined contribution plan that covers all qualified employees. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. During 2025, the Company matched 50% up to 4% of each employee’s contribution. For the years ended December 31, 2025 and 2024, the Company’s expense relating to the plan was $195 thousand and $181 thousand, respectively.
Stock Option Plan
In 2014, the Company’s stockholders approved and adopted the Old Dominion National Bank 2014 Stock Option Plan (“Stock Option Plan”). Under the Stock Option Plan, up to 1.5 million shares could be issued. On October 27, 2016, the Company’s stockholders approved an amendment to the Company’s Stock Option Plan, increasing the shares that could be issued under the plan to 8.3 million. On June 28, 2018 and 2019, the Company’s stockholders approved an amendment to the Company’s Stock Option Plan, increasing the shares that could be issued under the plan to 17.2 million and 34.4 million, respectively. However, after the 1 for 25 reverse stock split approved by stockholders on June 28, 2019, the shares that could be issued under the plan were 1,376,000. On May 26, 2022, the Company’s stockholders approved an amendment to the Company’s Stock Option Plan, increasing the shares that could be issued under the plan to 1,756,000. Options granted under the plan expire no more than 10 years from date of grant. Option exercise prices under the plan are governed by the Stock Option Plan document and shall be set at the date of grant but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under the plan, option vesting will be determined by the option agreements.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Changes in the stock options outstanding under the plan for the years ended December 31, 2025 and 2024 are summarized as follows:
	Year Ended December 31,
	2025		2024
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	1,309,608	$12.00	1,102,891	$12.20
Granted	1,000	13.08	221,000	11.00
Forfeitures	(12,390)	12.03	(13,216)	12.26
Exercised	—	—	(1,067)	10.00
Outstanding at end of year	1,298,218	$12.00	1,309,608	$12.00
Exercisable options at end of year	1,032,519	$11.88	919,808	$11.83
Options outstanding and exercisable at December 31, 2025 and 2024 were as follows:
Year Ended December 31, 2025
Total Options Outstanding			Total Exercisable Options
Exercise Price	Options Outstanding	Weighted Avg Contractual Life	Exercise Price	Options Outstanding	Weighted Avg Contractual Life
$10.00	208,473	1.76	$10.00	208,473	1.76
$11.00	233,400	8.30	$11.00	52,800	7.96
$11.25	244,362	3.06	$11.25	244,362	3.06
$13.00	610,983	5.28	$13.00	526,884	5.27
$13.08	1,000	9.75	$13.08	—	—
	1,298,218	4.84		1,032,519	4.17
Year Ended December 31, 2024
Total Options Outstanding			Total Exercisable Options
Exercise Price	Options Outstanding	Weighted Avg Contractual Life	Exercise Price	Options Outstanding	Weighted Avg Contractual Life
$10.00	213,103	2.76	$10.00	213,103	2.76
$11.00	233,400	9.30	$11.00	5,800	8.96
$11.25	247,722	4.05	$11.25	247,722	4.05
$13.00	612,983	6.28	$13.00	450,783	6.25
$16.25	2,400	0.83	$16.25	2,400	0.83
	1,309,608	5.82		919,808	4.85
All outstanding stock options either vest immediately or between three to seven years. The Company recognized $343 thousand and $418 thousand of stock-based compensation during the years ended December 31, 2025 and 2024, respectively. The remaining unamortized expense as of December 31, 2025 was $671 thousand which will be recognized over five years.
The fair value of options granted was determined using the following weighted average assumptions as of grant date.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
	2025	2024
Risk-free interest rate	2.08%	2.08%
Expected term	7 years	7 years
Expected stock price volatility	15.86%	15.86%
Dividend yield	—	—
Restricted Stock
The Stock Option Plan permits the granting of restricted stock awards. The following table summarizes the restricted stock activity for the years ended December 31, 2025 and 2024:
December 31, 2025	Number of Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Balance, beginning of period	266,338	$12.21
Granted	31,763	13.08
Forfeited	(3,773)	11.62
Balance, end of period	294,328	$12.31
December 31, 2024	Number of Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Balance, beginning of period	259,253	$12.14
Granted	18,674	12.66
Forfeited	(11,589)	11.28
Balance, end of period	266,338	$12.21
All restricted stock awards are included in the total outstanding shares and vest immediately or between one and five years. Total expense related to restricted stock for 2025 and 2024 was $571 thousand and $467 thousand, respectively.
The following table summarizes the unvested stock activity for the years ended December 31, 2025 and 2024:
December 31, 2025	Unvested Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Balance, beginning of period	52,360	$11.26
Vested	(14,580)	11.57
Balance, end of period	37,780	$11.18
December 31, 2024	Unvested Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Balance, beginning of period	85,716	$11.41
Vested	(33,356)	11.39
Balance, end of period	52,360	$11.26
The remaining unamortized expense as of December 31, 2025 was $359 thousand which will be recognized over three years.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Book Value Appreciation Rights Plan
In 2020, the Board of Directors approved the Old Dominion National Bank 2020 Book Value Appreciation Rights Plan (the “BVAR Plan”). The BVAR Plan is designed to provide key employees of the Company and its affiliates with an incentive to increase the value of the Company with their efforts, initiative and skills.
Under the BVAR Plan, participants receiving an award are entitled, upon the occurrence of a triggering event defined in the BVAR Plan, to payment of an amount equal to the increase, if any, of the book value per share of the Company’s common stock from the date of the award to the date of the triggering event, multiplied by the number of vested BVAR Units; provided that the increase in book value is at least 10% from the value on the date of the award. The Board has authorized a total of 500,000 BVAR Units in the aggregate under the BVAR Plan. As of December 31, 2025 and 2024, there were 90,000 Units and 290,000 Units outstanding. During 2025, 200,000 Units vested and were paid to the participants. No Units were vested as of December 31, 2024. Total expense related to the BVAR Plan for 2025 and 2024 was $219 thousand and $117 thousand, respectively.
Note 13.   Income Taxes
Current and Deferred Income Tax Components
The Company files income tax returns in the U.S. federal jurisdiction, Maryland, the District of Columbia and Florida.
The components of income tax expense for the years ended December 31, 2025 and 2024 are as follows:
	2025	2024
Current income tax expense:
Federal income tax	$2,450	$926
State income tax	219	95
Total current income tax expense	2,669	1,021
Deferred income tax benefit:
Federal income tax benefit	(178)	(42)
State income tax benefit	(23)	(136)
Total deferred income tax benefit	(201)	(178)
Total income tax expense	$2,468	$843
Income taxes paid:
Federal	$1,928	$580
Maryland	$57	161
Other*	$39	—
Total taxes paid	$2,024	$741

*
Jurisdiction below the 5 percent of total income taxes paid threshold for the period presented

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Rate Reconciliation
A reconciliation of the statutory income tax to income tax expense included in the Consolidated Statement of Income for the years ended December 31, 2025 and 2024 are as follows:
	2025		2024
	Amount	Percent	Amount	Percent
Tax expense at statutory rate	$2,394	21.00%	$947	20.99%
Differences resulting from:
Bank Owned Life Insurance income	(174)	(1.53)%	(162)	(3.59)%
Stock option expense	34	0.30%	32	0.71%
Nondeductible expenses	95	0.83%	81	1.80%
Other	119	1.04%	(55)	(1.22)%
Reported income tax expense and effective tax rate	$2,468	21.65%	$843	18.69%
Deferred Income Tax Analysis
The Company has net operating loss carryforwards of approximately $1.1 million for federal income tax purposes to offset future taxable income. These net operating loss carryforwards will begin to expire in 2027. Due to the changes in control during 2013, 2016 and 2018, utilization of the Company’s remaining federal net operating loss carryforwards are limited annually under Section 382 of the Internal Revenue Code at $98 thousand per year. The Company is no longer subject to federal income tax examinations by tax authorities for years before 2022. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with applicable regulations.
The significant components of net deferred tax assets (all Federal and in thousands) at December 31, 2025 and 2024 is summarized as follows:
	2025	2024
Deferred tax assets
Allowance for credit losses	$2,955	$2,753
Stock-based compensation	398	368
Net operating losses	241	263
Nonaccrual interest	95	—
Other	150	239
Pre-opening expense	28	31
Unrealized loss on available-for-sale-securities	890	1,450
Deferred tax asset	4,757	5,104
Deferred tax liabilities
Depreciation	182	230
Deferred loan fees	283	223
Deferred tax liability	465	453
Net deferred tax asset	$4,292	$4,651

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 14.   Commitments and Contingencies
Litigation
In the normal course of business, the Company may be involved in various legal proceedings. The Company was not involved in any material litigation at December 31, 2025.
As of December 31, 2024, certain legal proceedings involving us are described below.
On July 13, 2023, a former customer of the Bank, (“the Plaintiff”), filed a lawsuit against the Bank in the U.S. District Court for the Eastern District of Virginia. In the lawsuit, the Plaintiff alleged that five (5) separate transactions totaling $1.5 million were processed from his account during February 2023 without his authorization. The Bank contended that it acted in good faith and in accordance with all applicable legal requirements, including the provisions of the various account agreements with the Plaintiff, and thus was not liable for the loss.
In August 2024, the parties reached a settlement and the Bank agreed to pay the Plaintiff $1.2 million in exchange for a release of all claims related to the Plaintiff’s account at the Bank and the alleged fraudulent transactions. The settlement is included in other operating expense for the year ended December 31, 2024 in the Consolidated Statements of Income and Comprehensive Income.
Financial Instruments with Off-Balance-Sheet Risk
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.
A summary of the Company’s commitments at December 31, 2025 and 2024 are as follows (in thousands):
	2025	2024
Commitments to extend credit	$336,803	$313,746
Standby and commercial letters of credit	6,157	11,287
	$342,960	$325,033
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company or third party to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit by the Company is essentially the same as that involved in extending loan facilities to customers. Collateral held

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
varies as specified above and is required in instances which the Company or third party deems necessary. At December 31, 2025 and 2024, the Company had standby letters of credit issued by the Federal Home Loan Bank of Atlanta totaling $93.0 million and $48.6 million, respectively.
Concentrations of Credit Risk
Substantially all of the Company’s loans and commitments to extend credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4.
The Company from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally-insured limits. This credit risk is evaluated and monitored by the Company through financial analysis of each institution.
Note 15.   Regulatory Matters
Capital Requirements
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
The federal regulatory capital rules apply to all depository institutions as well as to financial holding companies with consolidated assets of $3 billion or more. However, the regulatory capital requirements generally do not apply on a consolidated basis to a bank holding company with total consolidated assets of less than $3 billion unless the holding company: (1) is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (2) conducts significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; or (3) has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the Securities and Exchange Commission. The Federal Reserve may apply the regulatory capital standards at its discretion to any financial holding company, regardless of asset size, if such action is warranted for supervisory purposes.
Because the Company has total consolidated assets of less than $3 billion and does not engage in activities that would trigger application of the federal regulatory capital rules, it is not at present subject to consolidated capital requirements under such rules.
The Basel III Capital Rules, a comprehensive capital framework for U.S. banking organizations, became effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer as of December 31, 2025 and 2024 was 2.50%. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total capital, Common Equity Tier 1 capital, and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2025, the Bank meets all capital adequacy requirements to which it is subject.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
The Bank’s actual capital amounts and ratios are as follows (in thousands):
	Actual		Minimum Capital Requirements		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2025
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$188,310	13.61%	$62,247	4.50%	$89,912	6.50%
Total Capital (to Risk-Weighted Assets)	$201,562	14.57%	$110,661	8.00%	$138,326	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$188,310	13.61%	$82,995	6.00%	$110,661	8.00%
Tier 1 Capital (to Average Assets)	$188,310	12.18%	$61,820	4.00%	$77,275	5.00%
December 31, 2024
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$153,854	12.67%	$54,635	4.50%	$78,918	6.50%
Total Capital (to Risk-Weighted Assets)	$166,229	13.69%	$97,130	8.00%	$121,412	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$153,854	12.67%	$72,847	6.00%	$97,130	8.00%
Tier 1 Capital (to Average Assets)	$153,854	11.15%	$55,192	4.00%	$68,990	5.00%
Dividends
The Company may pay dividends from dividends received from the Bank. The Company currently has sufficient net income and retained earnings to pay dividends. The Company did not pay dividends during the year ended December 31, 2025 and 2024.
Note 16.   Transactions with Related Parties
In the ordinary course of business, loans are made to directors, principal officers, their immediate families, significant stockholders, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Company and which did not present more than the normal risk of collectability or other unfavorable terms.
At December 31, 2025 and 2024, the amounts of such loans were as follows (in thousands):
	December 31,
	2025	2024
Beginning balance	$56,896	$67,520
Loan additions	9,182	652
Repayments	(5,821)	(11,276)
Ending balance	$60,257	$56,896
Deposit balances of officers and directors and their affiliated interests totaled approximately $22.9 million and $35.4 million at December 31, 2025 and 2024, respectively.
The Company leases its State College, Pennsylvania branch and ATM location in the District of Columbia from related parties. Total lease expense as of December 31, 2025 and 2024 for these locations totaled $154 thousand and $152 thousand, respectively.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 17.   Revenue Recognition
Most revenue associated with the Company’s financial instruments, including interest income and gains/losses on investment securities are outside the scope of ASC Topic 606, “Revenue from Contracts with Customers.” The Company’s services that fall within the scope of Topic 606 are presented within non-interest income and are recognized as revenue as the Company satisfies its obligation to the customer. A description of the Company’s primary revenue streams accounted for under Topic 606 are as follows:
•
Service Charges on Deposit Accounts: The Company earns fees from its deposit customers for overdraft, account maintenance services, ATM, wire transfer services and interchange fees. Overdraft fees are recognized when the overdraft occurs. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. ATM and wire service charges are recognized in income at the time the Company’s performance obligation is satisfied.

•
The Company earns interchange fees from debit cardholder transactions conducted through various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services.

•
Other Service Charges and Fees: The Company earns fees from its customers for transaction-based services. Such services include fees or commissions on loan insurance, check products, and safe deposit box. In each case, these service charges and fees are recognized in income at the time or within the same period that the Company’s performance obligation is satisfied.

•
Wealth Management Fees: The Company earns wealth management fees from its contracts with brokerage customers to manage assets for investment, and/or transact on their accounts. These fees are primarily earned over time as the Company provides the contracted monthly or quarterly services and are generally assessed on a tiered scale of the market value of assets under management (AUM) at month-end. Fees that are transaction-based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e. trade date.

The following table presents non-interest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2025 and 2024:
	2025	2024
Non-interest Income
Service charges on deposit accounts	$702	$469
Other service charge and fees	142	206
Wealth management fees	1,226	—
Non-interest income (in-scope of Topic 606)	$2,070	$675
Non-interest income (out-of-scope of Topic 606)	1,514	971
Total non-interest income	$3,584	$1,646

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
Note 18.   Parent Company Condensed Financial Information
BALANCE SHEETS
At December 31, 2025 and 2024
($ in thousands)
	2025	2024
ASSETS
Cash	$7,319	$7,044
Investment in bank subsidiary	184,962	148,398
Other assets	1,721	1,653
Total assets	$194,002	$157,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
Subordinated debt, net	$48,379	$23,425
Other liabilites	445	395
Total liabilities	48,824	23,820
Stockholders’ equity	145,178	133,275
Total liabilities and stockholders’ equity	$194,002	$157,095
STATEMENTS OF INCOME
For the years ended December 31, 2025 and 2024
($ in thousands)
	2025	2024
INCOME
Interest bearing deposits	$—	$2
Distribution from equity membership	113	100
Total income	$113	$102
EXPENSES
Subordinated debt interest expense	1,644	1,574
Non-interest expenses	584	319
Total expenses	2,228	1,893
Income tax benefit	(454)	(353)
Loss before equity in undistributed earnings from bank subsidiary	(1,661)	(1,438)
Undistributed earnings from bank subsidiary	10,592	5,106
Net income	$8,931	$3,668

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2025 and 2024
($ in thousands)
	2025	2024
Cash Flows from Operating Activities
Net income	$8,931	$3,668
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of bank subsidiary	(10,592)	(5,106)
Amortization from subordinated debt, net	74	74
Decrease (increase) in other assets	(68)	43
Increase in other liabilities	50	20
Net cash used in operating activities	(1,605)	(1,301)
Cash Flows from Investing Activities
Equity contribution to bank subsidiary	(23,000)	—
Net cash used in investing activities	(23,000)	—
Cash Flows from Financing Activities
Proceeds from subordinated debt, net	24,880	—
Net cash provided by financing activities	24,880	—
Net (decrease) increase in cash and cash equivalents	275	(1,301)
Cash and cash equivalents, beginning of year	7,044	8,345
Cash and cash equivalents, end of year	$7,319	$7,044
Note 19.   Subsequent Events
The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.
The Company has evaluated events and transactions for potential recognition or disclosure through July 30, 2026, the date on which these financial statements were issued.
On June 15, 2026, the Company entered into a definitive merger agreement with National Capital Bancorp, Inc. Under the agreement, National Capital Bancorp, Inc. will merge with and into the Company, with the Company surviving the merger, and Old Dominion National Bank will merge with and into The National Capital Bank of Washington, with The National Capital Bank of Washington surviving as the wholly owned bank subsidiary of the combined company.
Under the terms of the definitive merger agreement, which was unanimously approved by the boards of directors of both companies, holders of NACB common stock will have the right to elect to receive: (a) 100% stock at an exchange ratio of 5.2390 shares of common stock of ODNB for each share of NACB, (b) 100% cash at $83.00 per share, or (c) a mixture of 90% stock and 10% cash. The cash portion of the merger consideration will not exceed 10% of the total merger consideration, will not exceed $1.0 million (12,048 shares) per NACB shareholder, and will be subject to certain proration procedures.
The transaction is subject to customary closing conditions, including receipt of required regulatory and shareholder approvals, and is expected to close in the fourth quarter of 2026.

ODNB FINANCIAL CORPORATION
Notes to Consolidated Financial Statements
At or for the years ended December 31, 2025 and 2024
In 2026, the Company identified 39 loans 18 relationships totaling $43.8 million of loans that warranted downgrades from Pass to a non-Pass category. Of these loans, 26 loans totaling $27.7 million moved to Special Mention and 13 loans totaling $16.1million moved to Substandard. These downgrades were identified in the normal course of business.

Consolidated Balance Sheets
At March 31, 2026 (Unaudited) and December 31, 2025 (Audited)
($ in thousands, except share data)
	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$89,992	$118,489
Federal funds sold	79,500	36,831
Cash and cash equivalents	169,492	155,320
Investment securities available-for-sale, at fair value	52,196	47,713
Investment securities held-to-maturity, at amortized cost	15,225	15,217
Restricted equity securities, at cost	11,245	10,388
Loans held for sale	799	1,010
Gross loans	1,330,654	1,347,478
Allowance for credit losses	(12,285)	(12,810)
Loans, net of allowance for credit losses	1,318,369	1,334,668
Property and equipment, net	2,236	2,298
Accrued interest receivable	5,633	5,592
Bank owned life insurance	32,585	25,220
Right-of-use asset	2,959	3,192
Deferred tax asset, net	4,314	4,292
Other assets	6,928	6,685
Total assets	$1,621,981	$1,611,595
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing demand	$274,982	$281,781
NOW and interest-bearing demand	352,943	337,966
Money market and savings	322,092	308,811
Time deposits	366,917	381,881
Total deposits	1,316,934	1,310,439
Federal Home Loan Bank advances	95,000	95,000
Subordinated debt, net	48,372	48,379
Accrued interest payable	2,071	2,562
Lease liability	3,070	3,301
Other liabilities	7,662	6,736
Total liabilities	1,473,109	1,466,417
COMMITMENTS AND CONTINGENCIES – SEE NOTE 8
Stockholders’ equity
Preferred stock, $5 par value; 1,000,000 shares authorized;	—	—
Common stock, $0.25 par value; 20,000,000 shares authorized; 11,456,755 shares issued and outstanding, respectively	2,864	2,864
Additional paid-in capital	139,429	139,334
Retained earnings	10,010	6,329
Accumulated other comprehensive loss	(3,431)	(3,349)
Total stockholders’ equity	148,872	145,178
Total liabilities and stockholders’ equity	$1,621,981	$1,611,595
See accompanying notes to the consolidated financial statements.

Consolidated Statements of Income and Comprehensive Income
For the three months ended March 31, 2026 and 2025 (Unaudited)
($ in thousands, except per share data)
	Three months ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Interest and dividend income
Loans and fees on loans	$19,709	$17,419
Interest bearing deposits and federal funds sold	1,157	599
Investment securities, taxable	387	445
Dividend income	166	164
Total interest and dividend income	21,419	18,627
Interest expense
Deposits	8,811	8,277
Federal Home Loan Bank advances	909	913
Subordinated debt	836	394
Total interest expense	10,556	9,584
Net interest income	10,863	9,043
Provision (recovery) for credit losses	(572)	20
Net interest income after provision for credit losses	11,435	9,023
Non-interest income
Service charges on deposit accounts and other service charges	173	197
Gain on sale of loans, net	3	12
Bank owned life insurance income	272	194
Wealth management fees	432	159
Other income	194	77
Total non-interest income	1,074	639
Non-interest expense
Salaries and employee benefits	5,052	4,445
Occupancy and equipment	563	496
Professional services	171	191
Data processing	657	631
Franchise taxes	458	375
FDIC assessment	146	327
Other operating expense	725	663
Total non-interest expense	7,772	7,128
Pre-tax income	4,737	2,534
Income tax expense	1,056	556
Net income	$3,681	$1,978
Comprehensive income
Unrealized loss on available-for-sale securities:
Unrealized loss during the period	$(103)	$1,060
Tax effect	21	193
Other comprehensive loss, net of tax	(82)	(867)
Comprehensive income	$3,599	$1,111
Basic income per share	$0.32	$0.17
Diluted income per share	$0.32	$0.17
Weighted average shares outstanding, basic	11,456,755	11,446,764
Weighted average shares outstanding, diluted	11,544,005	11,531,603
See accompanying notes to the consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
For the three months ended March 31, 2026 (Unaudited) and
Year Ended December 31, 2025 (Audited)
($ in thousands, except per share data)
	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance, December 31, 2024	11,428,765	$2,857	$138,476	$(2,602)	$(5,456)	$133,275
Net income	—	—	—	1,978	—	1,978
Other comprehensive income	—	—	—	—	867	867
Stock option expense	—	—	86	—	—	86
Issuance of restricted stock	17,999	4	(4)	—	—	—
Restricted stock expense	—	—	98	—	—	98
Balance, March 31, 2025	11,446,764	$2,861	$138,656	$(624)	$(4,589)	$136,304
Balance, December 31, 2025	11,456,755	$2,864	$139,334	$6,329	$(3,349)	$145,178
Net income	—	—	—	3,681	—	3,681
Other comprehensive loss	—	—	—	—	(82)	(82)
Stock option expense	—	—	81	—	—	81
Restricted stock expense	—	—	14	—	—	14
Balance, March 31, 2026	11,456,755	$2,864	$139,429	$10,010	$(3,431)	$148,872
See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows
For the three months ended March 31, 2026 and 2025 (Unaudited)
($ in thousands)
	Three months ended March 31,
	2026	2025
Cash Flows from Operating Activities
Net income	$3,681	$1,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and accretion/amortization, net	372	308
Deferred fees and costs	(21)	(53)
(Recovery) provision for credit losses	(572)	20
Stock compensation expense	95	184
Gain on sale of loans	(3)	(12)
Origination of loans held for sale	(1,839)	(2,119)
Proceeds from sale of loans	2,053	2,154
Bank owned life insurance income	(272)	(194)
Increase in accrued interest receivable	(41)	(181)
Deferred taxes	(22)	231
Increase in other assets	(243)	(3,054)
Decrease in accrued interest payable	(491)	(62)
Repayment of lease liability	(231)	(197)
Increase in other liabilities	926	547
Net cash provided by operating activities	3,392	(450)
Cash Flows from Investing Activities
Purchases of available-for-sale securities	(5,459)	—
Repayments of available-for-sale securities	861	864
Calls and maturities of held-for-maturity securities	—	1,000
Net decrease (increase) in loans	16,891	(43,774)
Purchases of restricted securities	(857)	(197)
Purchases of property and equipment	(58)	(137)
Purchases of bank owned life insurance	(7,093)	—
Net cash provided by (used in) investing activities	4,285	(42,244)
Cash Flows from Financing Activities
Net increase in deposits	6,495	52,361
Net cash provided by financing activities	6,495	52,361
Net increase in cash and cash equivalents	14,172	9,667
Cash and cash equivalents, beginning of year	155,320	92,577
Cash and cash equivalents, end of year	$169,492	$102,244
Supplemental Cash Flow Information
Interest paid	$9,302	$8,339
Income taxes paid	$61	$19
See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
Note 1.   Nature of Business
ODNB Financial Corporation (the “Company”) is a Virginia corporation formed in April 2022 for the purpose of acquiring all of the issued and outstanding stock of Old Dominion National Bank (the “Bank”) in a holding company reorganization. The acquisition was completed effective July 1, 2022 and the Company became a registered financial holding company under federal law. The Company is headquartered in Tysons Corner, Virginia and its principal activity is the ownership and management of its wholly owned subsidiary, Old Dominion National Bank (the “Bank”). The Company is regulated by the supervision of the Board of Governors of the Federal Reserve System.
The Bank was organized as a national banking association and commenced operations on July 23, 2007. The Bank serves markets in the Washington, D.C. metro area, with its executive headquarters in Tysons Corner, Virginia. The Bank serves the Washington, D.C. metro area from its full service branches in Tysons Corner and Leesburg, Virginia, as well as communities in Central Virginia from its Charlottesville and Scottsville branches and in Southeast Florida from its Boca Raton branch. Centre1st Bank, a wholly owned division of the Bank, serves Pennsylvania and New Jersey markets from its full service branch in State College, Pennsylvania. ODNB Wealth Management, a wholly owned division of the Bank, serves clients from its office in Haverford, Pennsylvania.
As a national chartered bank, which is a member of the Federal Reserve System, the Bank is subject to regulation by the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), and the Federal Reserve Board.
Note 2.   Basis of Presentation and Summary of Significant Accounting Policies
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the applicable rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, considered necessary to fairly present the financial position of the Company as of March 31, 2026, and the results of its operations and cash flows for the three months ended March 31, 2026 and 2025.
The condensed consolidated balance sheet as of December 31, 2025 has been derived from the Company’s audited consolidated financial statements as of that date. Certain information and footnote disclosures normally included in complete annual consolidated financial statements have been condensed or omitted. Accordingly, the accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2025.
The accounting policies applied in preparing the accompanying unaudited condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements for the year ended December 31, 2025, except as described under “Recently Issued Accounting Standards” below. There were no material changes to the Company’s significant accounting policies during the three months ended March 31, 2026.
The results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results that may be expected for any future interim period or for the year ending December 31, 2026.

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change include the determination of the allowance for credit losses and the valuation allowance for deferred tax assets.
Reclassifications
Certain prior-period amounts have been reclassified to conform to the current-period presentation. These reclassifications had no effect on previously reported net income or total stockholders’ equity.
Emerging Growth Company
The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and has elected to use the extended transition period available to emerging growth companies for complying with new or revised accounting standards. Under this election, when a new or revised accounting standard applies to companies that are not issuers and provides a later effective date for those companies, the Company may defer adoption until that later effective date. The election affects the timing of adoption and does not permit the Company to apply accounting requirements that are available only to nonpublic entities. As a result, the Company’s financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting standards using the effective dates applicable to other public business entities. That treatment is consistent with the SEC’s guidance: the extended-transition election changes effective dates, not the scope of accounting requirements. For each applicable pending standard, an EGC should disclose both the non-EGC adoption date and the date on which the EGC expects to adopt, assuming it remains eligible.
Segment Reporting
The Company has one operating segment, the Bank, and has determined that it meets the aggregation criteria of ASC 280 Segment Reporting, as its current operating model is structured whereby all product offerings are managed through similar processes and platforms that are collectively reviewed by the Company’s Chief Executive Officer and Chief Financial Officer, who have been identified as the chief operating decision makers (“CODMs”).
The CODMs regularly assesses performance of the aggregated single operating and reporting segment and decide how to allocate resources based on net income calculated on the same basis as is reported in the Company’s consolidated statements of income and comprehensive income. The CODMs are also regularly provided with expense information at a level consistent with that disclosed in the Company’s statements of income and comprehensive income.
Recent Adopted Accounting Pronouncements
In December 2023, the FASB amended ASU 2023-09-ASC 740, Income Taxes, the Income Taxes topic in the Accounting Standards Codification to improve the transparency of income tax disclosures. The amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company adopted this new standard on January 1, 2026.
Recent Issued But Not Yet Effective Accounting Pronouncements
In November 2025, the FASB amended the Financial Instruments — Credit Losses topic in the Accounting Standards Codification to expand the population of acquired financial assets subject to the

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
gross-up approach. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is still evaluating the impact of this amendment but does not expect it to have a material effect on the Company’s consolidated financial statements.
Note 3.   Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of investment securities available-for-sale and held-to-maturity as of March 31, 2026 and December 31, 2025 are summarized as follows (in thousands):
March 31, 2026	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government agencies	$11,079	$—	$(732)	$10,347
SBA loan pools	352	1	—	353
Municipal securities, taxable	5,141	—	(433)	4,708
Corporate bonds	1,500	—	(124)	1,376
Mortgage-backed securities	38,466	5	(3,059)	35,412
Total available-for-sale	$56,538	$6	$(4,348)	$52,196
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
U.S. Government agencies	$12,532	$—	$(193)	$12,339
Municipal securities, taxable	2,693	—	(227)	2,466
Total held-to-maturity	$15,225	$—	$(420)	$14,805
December 31, 2025	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government agencies	$11,078	$—	$(722)	$10,356
SBA loan pools	357	1	(1)	357
Municipal securities, taxable	5,144	—	(430)	4,714
Corporate bonds	1,500	—	(139)	1,361
Mortgage-backed securities	33,873	7	(2,955)	30,925
Total available-for-sale	$51,952	$8	$(4,247)	$47,713

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
U.S. Government agencies	$12,527	$—	$(170)	$12,357
Municipal securities, taxable	2,690	—	(212)	2,478
Total held-to-maturity	$15,217	$—	$(382)	$14,835
As of March 31, 2026 and December 31, 2025, there were no sales of available-for-sale or held-to-maturity securities.
As of March 31, 2026 and December 31, 2025, there was no allowance for credit losses on available-for-sale or held-to-maturity securities.
As of March 31, 2026 and December 31, 2025, there were no investment securities pledged.
The following table summarizes the unrealized loss positions of securities available-for-sale for which an allowance for credit losses has not been recorded aggregated by category and length of time that securities have been in a continuous unrealized loss position at March 31, 2026 and December 31, 2025 (in thousands):
March 31, 2026	Less than 12 Months			More than 12 Months			Total
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available-for-sale
U.S. Government agencies	—	$—	$—	18	$10,347	$(732)	18	$10,347	$(732)
Municipal securities, taxable	—	—	—	10	4,708	(433)	10	4,708	(433)
Corporate bonds	—	—	—	1	1,376	(124)	1	1,376	(124)
Mortgage-backed securities	5	6,032	(82)	68	29,284	(2,977)	73	35,316	(3,059)
Total available-for-sale	5	$6,032	$(82)	97	$45,715	$(4,266)	102	$51,747	$(4,348)
December 31, 2025	Less than 12 Months			More than 12 Months			Total
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available-for-sale
U.S. Government agencies	—	$—	$—	18	$10,356	$(722)	18	$10,356	$(722)
SBA loan pools	—	—	—	1	218	(1)	1	218	(1)
Municipal securities, taxable	—	—	—	10	4,714	(430)	10	4,714	(430)
Corporate bonds	—	—	—	1	1,361	(139)	1	1,361	(139)
Mortgage-backed securities	—	—	—	68	30,576	(2,955)	68	30,576	(2,955)
Total available-for-sale	—	$—	$—	98	$47,225	$(4,247)	98	$47,225	$(4,247)
Unrealized losses on corporate bonds have not been recognized into income because the issuer bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer continues to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bond approach maturity.
At March 31, 2026, 102 available-for-sale securities with a fair value of $51.7 million had gross unrealized losses of $4.3 million. At December 31, 2025, 98 available-for-sale securities with a fair value of $47.2 million

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
had gross unrealized losses of $4.2 million. The unrealized losses are primarily attributable to changes in interest rates. As of March 31, 2026, management does not have the intent to sell any of the securities classified as available-for-sale and management believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost.
The following table presents the amortized cost and fair value of securities as of March 31, 2026 by contractual maturity (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.
March 31, 2026	Available-for-sale
	Amortized Cost	Fair Value
Less than 1 year	$445	$441
After 1 year – 5 years	11,367	10,614
After 5 years – 10 years	5,908	5,376
After 10 years	352	353
Mortgage-backed securities	38,466	35,412
	$56,538	$52,196
At March 31, 2026 and December 31, 2025, the Company had no securities held-to-maturity that were past due 30 days or more as to principal or interest payments. The Company had no securities held-to-maturity classified as nonaccrual for the three months ended March 31, 2026 and year ended December 31, 2025.
Note 4.   Loans
The Company’s loan portfolio is segmented to an appropriate level of disaggregation to allow management to monitor the performance of the borrowers and measure credit risk. Segments are based on the underlying collateral types. For disclosure purposes, the Company does not differentiate between segments and classes. Loans secured by real estate may be made for commercial or consumer purposes.
Loans classified by collateral type as of March 31, 2026 and December 31, 2025 are as follows (in thousands):
	March 31, 2026	December 31, 2025
Commercial real estate	$620,045	$629,727
Residential real estate	336,166	334,838
Construction and land development	138,488	148,380
Commercial and industrial	233,127	232,118
Consumer and other	1,537	1,144
Total loans, gross	1,329,363	1,346,207
Unearned deferred fees and costs	1,291	1,271
Allowance for credit losses	(12,285)	(12,810)
Total loans, net	$1,318,369	$1,334,668
The following tables summarize the past due loans by category as of March 31, 2026 and December 31, 2025 (in thousands):

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
March 31, 2026	Current	30 – 89 Days Past Due	Past Due 90 Days or More and Still Accruing	Nonaccrual	Total Loans
Commercial real estate	$606,532	$—	$—	$13,513	$620,045
Residential real estate	331,598	130	4,438	—	336,166
Construction and land development	138,488	—	—	—	138,488
Commercial and industrial	233,127	—	—	—	233,127
Consumer and other	1,537	—	—	—	1,537
Total	$1,311,282	$130	$4,438	$13,513	$1,329,363
December 31, 2025	Current	30 – 89 Days Past Due	Past Due 90 Days or More and Still Accruing	Nonaccrual	Total Loans
Commercial real estate	$616,064	$—	$—	$13,663	$629,727
Residential real estate	334,838	—	—	—	334,838
Construction and land development	148,380	—	—	—	148,380
Commercial and industrial	232,118	—	—	—	232,118
Consumer and other	1,144	—	—	—	1,144
Total	$1,332,544	$—	$—	$13,663	$1,346,207
The Company categorizes loans receivable into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans receivable as to credit risk. The Company uses the following definitions for risk ratings:
Pass — Loans in this category are considered to have a low likelihood of loss based on relevant information analyzed about the ability of the borrowers to service their debt and other factors.
Special Mention — Loans in this category are currently protected but are potentially weak, including adverse trends that warrant more than the normal level of supervision. If not adequately checked and corrected, special mention loans have the potential to weaken and result in inadequate protection of the Company’s credit position at some future date.
Substandard — A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt with the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful — Loans classified doubtful have all the weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make collection or liquidation in full based on current existing facts, conditions, and values highly questionable and improbable. Because of the high probability of loss, nonaccrual accounting treatment is required for doubtful loans.
Loss — Loans classified loss are considered uncollectible. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer charging-off the loan even though partial recovery may be possible in the future.

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
The following tables present the Company’s recorded investment in loans by loan segment, by credit quality indicator, and by loan origination year as of March 31, 2026 and December 31, 2025 (in thousands):
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term	Total
Balance as of March 31, 2026	2026	2025	2024	2023	2022	Prior
Commercial real estate:
Pass	$13,062	$67,828	$65,232	$64,172	$156,440	$207,776	$13,739	$—	$588,249
Special Mention	—	—	—	1,230	1,462	5,466	—	—	8,158
Substandard	—	—	—	—	7,924	15,714	—	—	23,638
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Commercial real estate	$13,062	$67,828	$65,232	$65,402	$165,826	$228,956	$13,739	$—	$620,045
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate:
Pass	$7,934	$58,488	$47,252	$59,957	$53,263	$70,488	$27,876	$—	$325,258
Special Mention	—	—	123	83	180	—	296	—	682
Substandard	—	—	4,990	—	4,786	—	450	—	10,226
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Residential real estate	$7,934	$58,488	$52,365	$60,040	$58,229	$70,488	$28,622	$—	$336,166
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction and land development:
Pass	$5,515	$56,285	$36,768	$12,596	$4,587	$4,552	$750	$—	$121,053
Special Mention	—	570	—	5,811	8,808	—	—	—	15,189
Substandard	—	—	—	2,246		—	—	—	2,246
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Construction and land development	$5,515	$56,855	$36,768	$20,653	$13,395	$4,552	$750	$—	$138,488
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial and industrial:
Pass	$2,189	$41,859	$16,902	$11,841	$7,978	$9,021	$127,346	$—	$217,136
Special Mention	—	—	112	—	—	—	14,359	—	14,471
Substandard	—	—	152	—	—	—	1,368	—	1,520
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Commercial and industrial	$2,189	$41,859	$17,166	$11,841	$7,978	$9,021	$143,073	$—	$233,127
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term	Total
Balance as of March 31, 2026	2026	2025	2024	2023	2022	Prior
Consumer and other:
Pass	$—	$—	$—	$—	$—	$—	$1,537	$—	$1,537
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Consumer and other	$—	$—	$—	$—	$—	$—	$1,537	$—	$1,537
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total:
Pass	$28,700	$224,460	$166,154	$148,566	$222,268	$291,837	$171,248	$—	$1,253,233
Special Mention	—	570	235	7,124	10,450	5,466	14,655	—	38,500
Substandard	—	—	5,142	2,246	12,710	15,714	1,818	—	37,630
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total loans	$28,700	$225,030	$171,531	$157,936	$245,428	$313,018	$187,721	$—	$1,329,363
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term	Total
Balance as of December 31, 2025	2025	2024	2023	2022	2021	Prior
Commercial real estate:
Pass	$69,488	$58,953	$67,453	$173,534	$76,255	$133,104	$20,451	$—	$599,238
Special Mention	—	—	—	1,186	5,499	—	—	—	6,685
Substandard	—	—	—	19,342	2,245	—	2,217	—	23,804
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Commercial real estate	$69,488	$58,953	$67,453	$194,062	$83,999	$133,104	$22,668	$—	$629,727
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate:
Pass	$60,126	$47,788	$61,640	$54,151	$31,466	$40,035	$29,819	$—	$325,025
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	4,925	—	4,438	—	—	450	—	9,813
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Residential real estate	$60,126	$52,713	$61,640	$58,589	$31,466	$40,035	$30,269	$—	$334,838
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
	Term Loans Amortized Cost Basis by Origination Year						Revolving Loans	Revolving Loans Converted to Term	Total
Balance as of December 31, 2025	2025	2024	2023	2022	2021	Prior
Construction and land development:
Pass	$49,525	$50,880	$14,660	$3,836	$2,210	$2,916	$4,572	$—	$128,599
Special Mention	—	—	3,173	8,778	—	7,830	—	—	19,781
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Construction and land development	$49,525	$50,880	$17,833	$12,614	$2,210	$10,746	$4,572	$—	$148,380
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial and industrial:
Pass	$37,344	$17,202	$9,929	$7,759	$2,978	$4,601	$140,439	$—	$220,252
Special Mention	—	145	—	—	—	—	10,427	—	10,572
Substandard	—	161	—	—	—	—	1,133	—	1,294
Doubtful	—	—	—	—	—	—	—	—	—
Loss
Total Commercial and industrial	$37,344	$17,508	$9,929	$7,759	$2,978	$4,601	$151,999	$—	$232,118
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Consumer and other:
Pass	$—	$—	$—	$—	$—	$—	$1,144	$—	$1,144
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total Consumer and other	$—	$—	$—	$—	$—	$—	$1,144	$—	$1,144
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total:
Pass	$216,483	$174,823	$153,682	$239,280	$112,909	$180,656	$196,425	$—	$1,274,258
Special Mention	—	145	3,173	9,964	5,499	7,830	10,427	—	37,038
Substandard	—	5,086	—	23,780	2,245	—	3,800	—	34,911
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total loans	$216,483	$180,054	$156,855	$273,024	$120,653	$188,486	$210,652	$—	$1,346,207
Current Period Gross Write-Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
At March 31, 2026 and December 31, 2025, there were two nonaccrual commercial real estate loans totaling $13.5 million and $13.7 million with an allowance of $1.8 million, respectively.
The following table represents the accrued interest receivables written off by reversing interest income during the three months ended March 31, 2026 and 2025 (in thousands):
	Three months ended March 31,
	2026	2025
Commercial real estate	$147	$—
Residential real estate	—	—
Construction and land development	—	—
Commercial and industrial	—	—
Consumer and other	—	—
Total	$147	$—
The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral-dependent loans.
Commercial real estate loans secured by nonfarm nonresidential real estate can be owner or non-owner occupied. Commercial real estate loans generally have greater credit risk as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Multi-family and non-owner occupied share similar characteristics as repayment is based on occupancy levels and cash flows. Owner-occupied nonfarm, nonresidential real estate is dependent on the successful operation of the borrower’s business. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities and other commercial and industrial properties occupied by operating companies. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.
Loans secured by farmland and 1-4 family residential properties have risks depending on the underlying purpose. Loans for consumer purposes are dependent on the credit worthiness of the individual borrower. Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage. Home equity lines of credit are generally secured by second mortgages on residential real estate property. Loans for a commercial purpose may be dependent on the borrower’s ability to generate a sufficient level of occupancy to produce sufficient rental income or may be dependent on the successful operation of the borrower’s business.
Construction and land development loans generally carry greater credit risk as payment expectations are dependent upon the successful and timely completion of the construction, sales of the subject property and the operation of the related business. As a result, such loans may be subject to a greater extent of adverse conditions in the real estate market and in the general economy.
Commercial loans may be secured or unsecured. Collateral often includes accounts receivable, inventory and equipment. Repayment is dependent on the successful operation of the borrower’s business and is often susceptible to higher risk during an economic downturn. Commercial loans generally have greater credit risk compared to residential real estate and consumer loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.
Consumer loans may be secured or unsecured. Collateral may include autos, cash or marketable securities. Such loans generally have smaller balances and are dependent on the credit worthiness of the borrower and their personal financial stability.

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
The following table summarizes the amortized cost of collateral dependent loans of March 31, 2026 and December 31, 2025 (in thousands):
	March 31, 2026	December 31, 2025
Commercial real estate	$22,876	$18,588
Residential real estate	—	—
Construction and land development	—	4,438
Commercial and industrial	—	—
Consumer and other	—	—
Total	$22,876	$23,026
Note 5.   Allowance for Credit Losses
The following table summarizes the activity related to the allowance for credit losses for the three months ended March 31, 2026 and 2025 (in thousands):
March 31, 2026	Beginning Balance	Charge-offs	Recoveries	Recovery for Credit Losses	Ending Balance
Commercial real estate	$4,926	$—	$—	$(359)	$4,567
Residential real estate	2,348	—	1	(26)	2,323
Construction and land development	658	—	—	(67)	591
Commercial and industrial	4,866	—	2	(76)	4,792
Consumer and other	12	—	—	—	12
Total	$12,810	$—	$3	$(528)	$12,285
December 31, 2025	Beginning Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending Balance
Commercial real estate	$4,254	$(418)	$—	$1,090	$4,926
Residential real estate	2,172	—	41	135	2,348
Construction and land development	1,758	—	—	(1,100)	658
Commercial and industrial	3,526	—	12	1,328	4,866
Consumer and other	12	—	—	—	12
Total	$11,722	$(418)	$53	$1,453	$12,810
The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. The Company uses a probability of default/loss given default model to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore,

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.
In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, other concessions such as principal forgiveness or an interest rate reduction may be granted.
The amortized cost basis of loan modifications made to borrowers experiencing financial difficulties during the three months ended March 31, 2026 and 2025 are as follows (in thousands):
March 31, 2026	Amortized Cost Basis	% of Total Class of Financing Receivable	Financial Effect
Commercial real estate	$11,950	1.93%	Extended interest only period for 3 months to June 30, 2026; maturity December 30, 2026
Total	$11,950
December 31, 2025	Amortized Cost Basis	% of Total Class of Financing Receivable	Financial Effect
Commercial real estate	$11,950	1.90%	Extended interest only period for 3 months to March 31, 2026; maturity December 30, 2026
Total	$11,950
As of March 31, 2026 and 2025, there was only one loan modification and this loan was current.
The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable (i.e., the commitment cannot be cancelled at any time). The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans, and are discussed in Note 2.
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the three months ended March 31, 2026 and 2025 (in thousands).
	Three months ended March 31,
	2026	2025
Beginning balance	$442	$653
Recovery of unfunded commitments	(44)	(169)
Ending balance	$398	$484
Note 6.   Fair Value of Financial Instruments
The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record other assets at fair value on a nonrecurring basis, such as loans held for sale, land held for investment and certain other assets. The nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
Fair Value Hierarchy
The Company groups assets and liabilities at fair values in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1
Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2).
The Company’s investment securities are primarily valued using fair value measurements that are considered to be Level 2. The Company has contracted with a third-party portfolio accounting service vendor for valuation of its securities portfolio.
Loans
Loans are individually evaluated when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected when due. The measurement of loss associated with individually evaluated loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Individually evaluated loans allocated to the Allowance for Credit Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for credit losses on the Consolidated Statements of Income and Comprehensive Income.

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis (in thousands):
March 31, 2026	Total	Level 1	Level 2	Level 3
Financial Assets – Recurring
U.S. Government Agencies	$10,347	$—	$10,347	$—
SBA loan pools	353	—	353	—
Municipal securities, taxable	4,708	—	4,708	—
Corporate bonds	1,376	—	1,376	—
Mortgage-backed securities	35,412	—	35,412	—
Total assets at fair value	$52,196	$—	$52,196	$—
December 31, 2025	Total	Level 1	Level 2	Level 3
Financial Assets – Recurring
U.S. Government Agencies	$10,356	$—	$10,356	$—
SBA loan pools	357	—	357	—
Municipal securities, taxable	4,714	—	4,714	—
Corporate bonds	1,361	—	1,361	—
Mortgage-backed securities	30,925	—	30,925	—
Total assets at fair value	$47,713	$—	$47,713	$—
The table below presents the recorded amount of assets and liabilities measured at fair value on a non-recurring basis (in thousands):
March 31, 2026	Total	Level 1	Level 2	Level 3
Financial Assets – Non-Recurring
Loans held for sale	$799	$—	$799	$—
Individually Evaluated Loans	21,077	—	—	21,077
Total assets at fair value	$21,876	$—	$799	$21,077
December 31, 2025	Total	Level 1	Level 2	Level 3
Financial Assets – Non-Recurring
Loans held for sale	$1,010	$—	$1,010	$—
Individually Evaluated Loans	21,312	—	—	21,312
Total assets at fair value	$21,312	$—	$1,010	$21,312

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
For Level 3 assets measured at fair value on a recurring or non-recurring basis as of March 31, 2026 and December 31, 2025, the significant unobservable inputs used in the fair value measurements were as follows:
March 31, 2026	Fair Value at 3/31/26	Valuation Techniques	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually Evaluated Loans	$21,077	Appraised Value	Discounts to reflect current market conditions, ultimate collectability, and estimated cost to sell	0 – 12.5%
December 31, 2025	Fair Value at 12/31/25	Valuation Techniques	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually Evaluated Loans	$21,312	Appraised Value	Discounts to reflect current market conditions, ultimate collectability, and estimated cost to sell	0 – 12.5%
There were no liabilities measured at fair value on a non-recurring basis at March 31, 2026 and December 31, 2025.
The carrying amounts and estimated fair value of financial instruments not carried at fair value at March 31, 2026 and December 31, 2025 are as follows:
	Carrying Value	Fair Value Measurements at March 31, 2026 Using
		Quoted Prices in Active Markets (Level 1)	Significant observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$169,492	$169,492			$169,492
Investment securities:
Held-to-maturity	15,225	—	14,805	—	14,805
Loans, net	1,318,369	—	—	1,303,024	1,303,024
Financial Liabilities:
Time deposits	366,917	—	366,635	—	366,635
FHLB borrowings	95,000	—	94,831	—	94,831
Subordinated debt	48,372	—	48,648	—	48,648

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
	Carrying Value	Fair Value Measurements at December 31, 2025 Using
		Quoted Prices in Active Markets (Level 1)	Significant observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$155,320	$155,320	$—	$—	$155,320
Investment securities:
Held-to-maturity	15,217	—	14,835	—	14,835
Loans, net	1,334,668	—	—	1,318,318	1,318,318
Financial Liabilities:
Time deposits	381,881	—	382,516	—	382,516
FHLB borrowings	95,000	—	95,463	—	95,463
Subordinated debt	48,379	—	48,311	—	48,311
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on-balance sheet and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred income taxes and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
The above information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. There were no changes in methodologies or transfers between levels at March 31, 2026 from December 31, 2025.
Note 7.   Earnings per Share
Basic and diluted net income per share for the three months ended March 31, 2026 and 2025 are as follows ($ in thousands except per share data):
	Three months ended March 31,
	2026	2025
Basic
Net income	$3,681	$1,978
Weighted average common shares outstanding	11,456,755	11,446,764
Basic income per share	$0.32	$0.17

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
	Three months ended March 31,
	2026	2025
Diluted
Net income	$3,681	$1,978
Weighted average common shares outstanding for basic earnings per share	11,456,755	11,446,764
Dilutive stock options	87,250	84,839
Weighted average common shares and dilutive stock options	11,544,005	11,531,603
Diluted income per share	$0.32	$0.17
As of March 31, 2026, the Company had 1,296,018 stock options issued and outstanding, of which 609,783 stock options were anti-dilutive. As of March 31, 2025, the Company had 1,309,208 stock options issued and outstanding, of which 614,983 stock options were anti-dilutive.
The Company had 56,580 warrants outstanding which were all anti-dilutive as of March 31, 2026 and 2025.
Note 8.   Commitments and Contingencies
Litigation
In the normal course of business, the Company may be involved in various legal proceedings. The Company was not involved in any material litigation at March 31, 2026 and December 31, 2025.
Financial Instruments with Off-Balance-Sheet Risk
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.
A summary of the Company’s commitments at March 31, 2026 and December 31, 2025 are as follows (in thousands):
	Three months ended March 31,
	2026	2025
Commitments to extend credit	$352,560	$336,803
Standby and commercial letters of credit	6,339	6,157
Total	$358,899	$342,960
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company or third party to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit by the Company is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company or third party deems necessary. At March 31, 2026 and December 31, 2025, the Company had standby letters of credit issued by the Federal Home Loan Bank of Atlanta totaling $78.9 million and $93.0 million, respectively.
Concentrations of Credit Risk
Substantially all of the Company’s loans and commitments to extend credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4.
The Company from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally-insured limits. This credit risk is evaluated and monitored by the Company through financial analysis of each institution.
Note 9.   Regulatory Matters
Capital Requirements
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
The federal regulatory capital rules apply to all depository institutions as well as to financial holding companies with consolidated assets of $3 billion or more. However, the regulatory capital requirements generally do not apply on a consolidated basis to a bank holding company with total consolidated assets of less than $3 billion unless the holding company: (1) is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (2) conducts significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; or (3) has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the Securities and Exchange Commission. The Federal Reserve may apply the regulatory capital standards at its discretion to any financial holding company, regardless of asset size, if such action is warranted for supervisory purposes.
Because the Company has total consolidated assets of less than $3 billion and does not engage in activities that would trigger application of the federal regulatory capital rules, it is not at present subject to consolidated capital requirements under such rules.
The Basel III Capital Rules, a comprehensive capital framework for U.S. banking organizations, became effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Under the Basel III rules, the Company must hold a capital conservation buffer above the

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
adequately capitalized risk-based capital ratios. The capital conservation buffer as of March 31, 2026 and December 31, 2025 was 2.50%, respectively. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total capital, Common Equity Tier 1 capital, and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2026, the Bank meets all capital adequacy requirements to which it is subject.
The Bank’s actual capital amounts and ratios are as follows (in thousands):
	Actual		Minimum Capital Requirements		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2026
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$192,710	14.08%	$61,591	4.50%	$88,965	6.50%
Total Capital (to Risk-Weighted Assets)	$205,393	15.01%	$109,495	8.00%	$136,869	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$192,710	14.08%	$82,121	6.00%	$109,495	8.00%
Tier 1 Capital (to Average Assets)	$192,710	12.02%	$64,140	4.00%	$80,175	5.00%
December 31, 2025
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$188,310	13.61%	$62,247	4.50%	$89,912	6.50%
Total Capital (to Risk-Weighted Assets)	$201,562	14.57%	$110,661	8.00%	$138,326	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$188,310	13.61%	$82,995	6.00%	$110,661	8.00%
Tier 1 Capital (to Average Assets)	$188,310	12.18%	$61,820	4.00%	$77,275	5.00%
Dividends
The Company may pay dividends from dividends received from the Bank. The Company currently has sufficient net income and retained earnings to pay dividends. The Company did not pay dividends during the three months ended March 31, 2026 and 2025.
Note 10.   Subsequent Events
The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.
On June 15, 2026, the Company entered into a definitive merger agreement with National Capital Bancorp, Inc. Under the agreement, National Capital Bancorp, Inc. will merge with and into the Company, with the Company surviving the merger, and Old Dominion National Bank will merge with and into The

Notes to Consolidated Financial Statements (Unaudited)
As of March 31, 2026 and December 31, 2025, and for the
Three months ended March 31, 2026 and 2025
National Capital Bank of Washington, with The National Capital Bank of Washington surviving as the wholly owned bank subsidiary of the combined company.
Under the terms of the definitive merger agreement, which was unanimously approved by the boards of directors of both companies, holders of NACB common stock will have the right to elect to receive: (a) 100% stock at an exchange ratio of 5.2390 shares of common stock of ODNB for each share of NACB, (b) 100% cash at $83.00 per share, or (c) a mixture of 90% stock and 10% cash. The cash portion of the merger consideration will not exceed 10% of the total merger consideration, will not exceed $1.0 million (12,048 shares) per NACB shareholder, and will be subject to certain proration procedures.
The transaction is subject to customary closing conditions, including receipt of required regulatory and shareholder approvals, and is expected to close in the fourth quarter of 2026. The transaction itself has not been recognized in the accompanying March 31, 2026 unaudited consolidated financial statements.

Annex G
Forvis Mazars, LLP 1410 Spring Hill Road, Suite 500 Tysons, VA 22102 P 703.970.0400 | F 703.970.0401 forvismazars.us
Independent Auditor’s Report
Board of Directors
National Capital Bancorp, Inc.
Washington, D.C.
Opinion
We have audited the consolidated financial statements of National Capital Bancorp, Inc. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited

In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Tysons, Virginia
February 26, 2026

CONSOLIDATED BALANCE SHEETS
December 31, 2025 and 2024
	2025	2024
Assets
Cash and due from banks	$2,166,108	$2,152,904
Interest-bearing deposits	79,078,783	42,772,578
Total cash and cash equivalents	81,244,891	44,925,482
Investment securities:
Available-for-sale, at fair value	57,306,800	61,579,371
Held-to-maturity, (fair value of $50,184,063 and $52,152,805, net of allowance for credit losses of $5,000 and $5,000, as of December 31, 2025 and December 31, 2024, respectively)	57,935,727	62,435,861
Restricted stock, at cost	863,500	1,283,000
Total investment securities	116,106,027	125,298,232
Loans held for sale	—	—
Loans receivable, net of allowance for credit losses of $6,575,000 and $6,125,000 at December 31, 2025 and 2024, respectively	535,302,863	513,026,912
Bank premises and equipment, net	6,290,235	6,294,705
Bank-owned life insurance	15,118,230	14,758,892
Deferred income taxes	4,404,561	5,146,443
Accrued interest and other assets	5,284,050	4,890,181
Total Assets	$763,750,857	$714,340,846
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing	$174,086,673	$172,759,412
Interest-bearing	504,105,305	455,445,688
Total deposits	678,191,978	628,205,100
FHLB borrowings	—	9,000,000
Subordinated debt, net of unamortized debt issuance cost of $156,710 and $211,483 at December 31, 2025 and 2024, respectively	13,843,290	13,788,517
Accrued interest and other liabilities	4,059,029	4,138,446
Total Liabilities	696,094,297	655,132,063
Commitments and contingent liabilities	—	—
Shareholders’ Equity:
Common stock, $0.01 par value per share: 3,000,000 shares authorized, 1,151,020 and 1,148,112 issued and outstanding at December 31, 2025 and 2024, respectively	11,510	11,481
Additional paid-in capital	1,742,026	1,657,349
Retained earnings	73,018,505	66,951,013
Accumulated other comprehensive income (loss)	(7,115,481)	(9,411,060)
Total Shareholders’ Equity	67,656,560	59,208,783
Total Liabilities and Shareholders’ Equity	$763,750,857	$714,340,846
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2025 and 2024
	2025	2024
Interest Income:
Loans, including fees	$30,370,405	$29,023,775
Investment securities	2,610,089	2,814,681
Interest-bearing deposits	1,767,397	2,354,396
Total interest income	34,747,891	34,192,852
Interest Expense:
Deposits	9,134,466	9,498,935
Borrowings	607,730	2,103,899
Total interest expense	9,742,196	11,602,834
Net interest income	25,005,695	22,590,018
Provision for (recovery of) credit losses	1,862,680	536,508
Net interest income after provision for (recovery of) credit losses	23,143,015	22,053,510
Noninterest Income:
Service charges on deposit accounts	278,177	268,340
Other service charges and fees	444,554	308,817
Rental income	1,525,275	1,487,759
Asset management fees	2,370,863	2,122,715
Net gain (loss) on sale of securities	—	—
Net gain on sale of loans	68,986	79,989
Net gain (loss) on sale of assets	(1,293)	2,200
Bank owned life insurance income	359,337	356,464
Other income	151,711	165,907
Total noninterest income	5,197,610	4,792,191
Noninterest Expense:
Salaries and employee benefits expense	12,183,688	11,759,367
Occupancy expense	1,508,787	1,473,824
Equipment expense	419,507	433,605
Professional fees	1,259,715	1,189,108
FDIC assessments	335,000	331,000
Data processing expense	1,704,954	1,655,105
Insurance expense	147,814	152,037
Other expense	1,345,995	1,264,594
Total noninterest expense	18,905,460	18,258,640
Income before income taxes	9,435,165	8,587,061
Provision for Income Taxes	2,401,774	2,205,822
Net income	$7,033,391	$6,381,239
Basic and Diluted Earnings Per Share of Common Stock	$6.12	$5.55
Average Shares Outstanding	1,150,076	1,150,675
Cash Dividends Declared Per Share of Common Stock	$0.84	$0.66
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2025 and 2024
	2025	2024
Net Income	$7,033,391	$6,381,239
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	2,814,286	37,859
Tax effect	(751,937)	18,166
Reclassification adjustment for net loss (gains) included in income	—	—
Tax effect	—	—
Amortization of unrealized loss on securities transferred to held-to-maturity	317,789	330,582
Tax effect	(84,559)	(80,624)
Total other comprehensive income (loss)	2,295,579	305,983
Total Comprehensive Income (Loss)	$9,328,970	$6,687,222
Years Ended December 31, 2025 and 2024
	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balances, January 1, 2024	1,150,408	$11,504	$1,569,715	$61,505,528	$(9,717,043)	$53,369,704
Net income	—	—	—	6,381,239	—	6,381,239
Other comprehensive income (loss), net of tax	—	—	—	—	305,983	305,983
Stock-based compensation	1,500	15	87,605	—	—	87,620
Repurchase of common stock	(3,796)	(38)	29	(176,634)	—	(176,643)
Cash dividends declared ($0.66 per share)	—	—	—	(759,120)	—	(759,120)
Balances, December 31, 2024	1,148,112	$11,481	$1,657,349	$66,951,013	$(9,411,060)	$59,208,783
Net income	—	—	—	7,033,391	—	7,033,391
Other comprehensive income (loss), net of tax	—	—	—	—	2,295,579	2,295,579
Stock-based compensation	2,908	29	84,677	—	—	84,706
Repurchase of common stock	—	—	—	—	—	—
Cash dividends declared ($0.84 per share)	—	—	—	(965,899)	—	(965,899)
Balances, December 31, 2025	1,151,020	$11,510	$1,742,026	$73,018,505	$(7,115,481)	$67,656,560
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2025 and 2024
	2025	2024
Cash Flows From Operating Activities:
Net income	$7,033,391	$6,381,239
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	617,638	677,740
Provision for (recovery of) credit losses	1,862,680	536,508
Accretion and amortization on investments, net	875,247	923,811
Amortization of debt issuance cost	54,772	54,772
Deferred income tax	(94,614)	(439,184)
Realized (gain) loss on sales of available-for-sale securities	—	—
Net gain (loss) on sale of assets	1,293	(2,200)
Gain on sale of loans	(68,986)	(79,989)
Loans originated for sale	(750,000)	(379,627)
Proceeds from loans originated for sale	818,986	1,245,616
Stock-based compensation expense	108,646	100,767
Increase in cash surrender value of BOLI	(359,337)	(356,464)
Net change in:
Accrued interest and other assets	(393,869)	506,862
Accrued interest and other liabilities	(133,357)	981,807
Net cash from operating activities	9,572,490	10,151,658
Cash Flows From Investing Activities:
Loan (originations) and principal payments, net	(18,525,106)	(27,563,820)
Loan participations purchased, net of repurchases and payments	(8,307,377)	2,430,063
Loan participations sold, net of repurchases and payments	2,723,851	2,947,400
Activity in available-for-sale securities:
Purchases	—	(891,228)
Sales, maturities, paydowns, and calls	6,495,780	5,748,553
Activity in held-to-maturity securities:
Purchases	—	—
Maturities, paydowns, and calls	4,533,753	4,720,441
Net change in restricted stock	419,500	338,700
Proceeds from sale of other assets	—	2,200
Purchase of premises and equipment	(614,461)	(310,655)
Net cash from investing activities	(13,274,060)	(12,578,345)
Cash Flows From Financing Activities:
Increase (decrease) in demand deposits and savings accounts	33,701,128	14,274,051
Increase (decrease) in time deposits	16,285,750	33,281,792
Repayment of FHLB borrowings, net	(9,000,000)	(8,000,000)
Repayment of FRB borrowings	—	(35,000,000)
Common stock repurchases	—	(176,643)
Dividends paid	(965,899)	(759,120)
Net cash from financing activities	40,020,979	3,620,080
Increase (Decrease) in Cash and Cash Equivalents	36,319,409	1,193,392
Cash and Cash Equivalents, Beginning of Year	44,925,482	43,732,090
Cash and Cash Equivalents, End of Year	$81,244,891	$44,925,482
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$9,740,526	$11,587,648
Taxes	$3,021,431	$2,236,100
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Nature of Banking Activities and Significant Accounting Policies
Nature of Operations:   National Capital Bancorp, Inc. (the “Company”) is a holding company with corporate headquarters in Washington, D.C. The Company is the parent company of its wholly owned subsidiary, The National Capital Bank of Washington (the “Bank”), which operates under a national bank charter and provides full banking services principally to customers in the Washington, D.C. metropolitan area. As a national bank, the Bank is subject to regulations of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC).
The Consolidated Financial Statements include the accounts of National Capital Bancorp, Inc. and its wholly owned subsidiary. All significant intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of the Company, including retrospective presentation, conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.
Use of Estimates:   In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans.
Cash and Cash Equivalents:   For purposes of the statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less and include cash and due from banks and federal funds sold. There were no minimum reserve requirements with the Federal Reserve Bank at December 31, 2025 and 2024. In addition, the Company maintains cash balances in other correspondent banks that may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.
Investment Securities:   Investment securities are segregated into the following three categories: trading, held-to-maturity (HTM), and available-for-sale (AFS). Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Unrealized gains and losses on trading securities are included in earnings. As of December 31, 2025 and 2024, the Company did not hold any trading securities.
Debt securities classified as held-to-maturity are accounted for at amortized cost and require the Company to have both the positive intent and ability to hold these securities to maturity. Transfer of debt securities into the held-to-maturity classification from the available-for -sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is reported in accumulated other comprehensive income (loss) and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining contractual lives of the securities. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale and are carried at fair value. Unrealized gains and losses on available-for-sale debt securities are reported, net of taxes, in accumulated other comprehensive income (loss) until realized. Realized gains or losses on the sale of debt securities are reported in earnings and are determined using the adjusted cost of the specific security sold. Interest income is accrued on the investment’s face value. Purchase premium and discounts are recognized in interest income using the interest method over the term of the securities.
For the impairment of investment securities, see “Allowance for Credit Losses — Available-for-sale debt securities” and “Allowance for Credit Losses — Held-to-maturity debt securities” below.
Due to the nature and restrictions placed on the Company’s investment in common stock of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank of Atlanta, these securities are classified as restricted stock and carried at cost.
Loans held for sale:   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance and charged to income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Nature of Banking Activities and Significant Accounting Policies (continued)
Loans:   Loans are reported at their recorded investment, which is the principal amount outstanding, as adjusted for net deferred fees or cost of loan originations. The balance of the allowance for credit losses is netted against the recorded investment in loans on the consolidated balance sheet. Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield on the related loans using the interest method. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on all classes of loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal in accordance with the loan’s contractual terms, or when a loan becomes contractually past due by ninety days or more with respect to principal or interest.
All interest accrued but not collected for loans placed on nonaccrual or charged off is reversed against interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest. Loans are considered past due when the borrower is not current with their payments in accordance with the contractual terms of their loan agreement.
Allowance for Credit Losses:   On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The CECL methodology requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost are presented at the net amount expected to be collected by using an allowance for credit losses.
The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023 using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. At adoption, the after-tax impact to retained earnings was a reduction of $352,633 based on our evaluation as of that date. This adjustment consisted of increases to the allowance for credit losses on loans of $100,688, to the allowance for unfunded loan commitments of $375,000, and to the allowance for held-to-maturity securities of $5,000.
The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.
The following table presents a breakdown of the current provision for credit losses included in the consolidated statements of income for the applicable periods:
	2025	2024
Provision for (recovery of) credit losses – loans	$1,832,680	$691,508
Provision for (recovery of) credit losses – unfunded commitments	30,000	(155,000)
Provision for (recovery of) credit losses – HTM securities	—	—
	$1,862,680	$536,508
Allowance for Credit Losses — Loans:   The allowance for credit losses (ACL) is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Nature of Banking Activities and Significant Accounting Policies (continued)
loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.
The allowance for credit losses represents management’s estimate of expected lifetime credit losses in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company has segmented the portfolio based on regulatory call report codes and calculates the allowance for credit losses for each using a Weighted Average Remaining Maturity (WARM) methodology. Due to the fact that very limited internal loss history exists to generate statistical significance, management determined it was most prudent to rely on peer data when deriving its best estimate of expected losses. The WARM methodology is applied at a loan-level over the remaining contractual maturity, adjusted for estimated prepayments. Qualitative adjustments are separately added to each of the loan segments and include both regression-based forward-looking adjustments and management-determined custom qualitative factors as prescribed in ASC 326. The forward-looking adjustments typically revert back to historical loss rates on a straight-line basis after 12 – 18 months.
Loans that do not share risk characteristics are evaluated on an individual basis. The individual reserve component relates to loans that have shown substantial credit deterioration as measured by risk rating and/or delinquency status. In addition, the Company has elected the practical expedient that would include loans for individual assessment consideration if the repayment of the loan is expected substantially through the operation or sale of collateral because the borrower is experiencing financial difficulty. Where the source of repayment is the sale of collateral, the ACL is based on the fair value of the underlying collateral, less selling costs, compared to the amortized cost basis of the loan. If the ACL is based on the operation of the collateral, the reserve is calculated based on the fair value of the collateral calculated as the present value of expected cash flows from the operation of the collateral, compared to the amortized cost basis. If the Company determines that the value of the underlying collateral in a collateral dependent loan is less than the recorded investment in the loan, the Company charges off the deficiency if it is determined that such amount is deemed to be a confirmed loss.
As part of the Company’s estimation process, management will continue to assess the reasonableness of the data, assumptions, and model methodology utilized to derive its allowance for credit losses.
Allowance for Credit Losses — Unfunded Commitments:   Financial instruments include off-balance sheet credit instruments such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The Company records a reserve for unfunded commitments on off-balance sheet credit exposures through a charge to provision for credit loss expense in its consolidated statements of income. The reserve for unfunded commitments is estimated by call report code segmentation as of the valuation date using the same methodologies as portfolio loans taking utilization rates into consideration. The allowance for unfunded commitments is reflected in accrued interest and other liabilities on the Company’s consolidated balance sheet.
Allowance for Credit Losses — Available-for-sale debt securities:   For AFS securities, the Company evaluates the fair value and credit quality of its AFS securities on at least a quarterly basis. In the event the fair value of a security falls below its amortized cost basis, the security will be evaluated to determine whether the decline in value was caused by changes in market interest rates or security credit quality. The primary indicators of credit quality for the Company’s AFS portfolio are security type and credit rating, which is influenced by a number of security-specific factors that may include obligor cash flow, geography, seniority, and others. There is currently no ACL recorded against any securities in the Company’s AFS securities portfolio at December 31, 2025 or 2024. See Note 2 — Investment Securities for additional information on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Nature of Banking Activities and Significant Accounting Policies (continued)
the Company’s ACL analysis. If unrealized losses are related to credit quality, the Company estimates the credit-related loss by evaluating the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis of the security and a credit loss exists, an ACL shall be recorded for the credit loss, limited by the amount that the fair value is less than amortized cost basis.
Allowance for Credit Losses — Held-to-maturity debt securities:   The Company estimates expected credit losses on held-to-maturity securities on an individual basis based on a Probability of Default/Loss Given Default (“PD/LGD”) methodology primarily using security-level credit ratings. The primary indicators of credit quality for the Company’s held-to-maturity portfolio are security type and credit rating, which are influenced by a number of factors including obligor cash flow, geography, seniority, among other factors. The Company’s held-to-maturity securities with credit risk are municipal bonds. All other held-to-maturity securities are covered by the explicit or implied guarantee of the United States government or one of its agencies and do not have an ACL assigned to them.
Changes in the allowance for credit loss are recorded as provision for (or recovery of) credit losses in the consolidated statements of income. Refer to Note 2 — Investment Securities for further discussion.
Company Premises and Equipment:   Land is carried at cost. Property and equipment are stated at cost, less accumulated depreciation, which is computed on the straight-line method over the estimated useful lives of the assets, which range between 3 and 45 years.
Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of premises and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in noninterest income and noninterest expenses, respectively.
Foreclosed Assets:   Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. As of and during the years ended December 31, 2025 and 2024, the Company did not have any foreclosed assets.
Bank-Owned Life Insurance:   The Company has purchased life insurance policies on certain officers. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Interest Rate Swap Derivatives:   The Company uses derivatives primarily to manage risk associated with changing interest rates. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company recognizes derivative financial instruments at fair value as either other assets or other liabilities in the balance sheets. The effective portion of the gain or loss on the Company’s cash flow hedges is reported as a component of other comprehensive income, net of deferred income taxes, and is reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. There are no cash flow hedges outstanding as of December 31, 2025 and 2024.
Earnings Per Share of Common Stock:   The Company has a simple capital structure, with no common stock equivalents, such as stock options or warrants. Earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the year. The participating unvested restricted stock awards are included in the calculated weighted average number of common shares outstanding. In 2024, the Company implemented a 4:1 stock split,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Nature of Banking Activities and Significant Accounting Policies (continued)
distributed in the form of a stock dividend, which resulted in the issuance of three new shares for each outstanding share of the Company’s common stock. Earnings per share, dividends per share, average shares outstanding and other per share information have been adjusted to reflect the stock dividend.
Asset Management Fees:   The Company earns wealth management fees from advisory services with wealth management clients to manage assets for investment and/or transact on their accounts. The fees are primarily earned over time as the Company provides the advisory services and are generally assessed based on a tiered scale of the market value of the assets under management.
Income Taxes:   The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that the Company would be able to realize their deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company’s deferred tax assets are fully realizable after considering the four sources of taxable income under ASC 740-10-30-18.
Advertising Costs:   Advertising costs are expensed as incurred. Advertising costs were $92,473 and $103,063 for the years ended December 31, 2025 and 2024, respectively.
Transfers of Financial Assets:   Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Rental Income:   Rental income is recognized when earned in accordance with the terms of the respective leases on a straight-line basis for the period of occupancy using the average monthly rental. Accordingly, rental income is recognized over the terms of the respective leases.
Comprehensive Income:   Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, on securities transferred to held-to-maturity along with related amortization, and on cash flow hedges; all which are collectively recognized as a separate component of shareholders’ equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Nature of Banking Activities and Significant Accounting Policies (continued)
Stock-based compensation plan:   The Company maintains a stock-based compensation plan, as described more fully in Note 9, which provides for grants of restricted stock. The plan has been presented to and approved by the Bank’s board of directors. Compensation cost for stock-based awards is measured at fair value on the date of grant and recognized over the service period for awards expected to vest. Such value is recognized as expense over the service period. Any adjustment due to the forfeiture of stock-based awards will be recorded as a cumulative adjustment in the period the awards are forfeited.
Reclassifications:   Certain 2024 balances have been reclassified to conform to the 2025 consolidated financial statement presentation, including retrospective presentation. These reclassifications had no impact on net income or stockholders’ equity.
Accounting Standards Adopted in 2025
ASU 2023-09:   On January 1, 2025, the Company adopted Accounting Standards Update (“ASU”) 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Among its provisions, the standard requires that a public entity disclose more detailed information in their reconciliation of their statutory tax rate to their effective tax rate. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements. Refer to Note 12 — Income Taxes for disclosures.
Recent Accounting Pronouncements:
Other accounting standards that have been issued by the FASB or other standards-setting bodies are not currently expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Note 2.   Investment Securities
Investment securities are summarized as follows at December 31:
	2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
Available-for-sale:
Mortgage-backed securities	$44,326,966	$—	$(5,526,272)	$38,800,694
State & political subdivision obligations	12,908,416	—	$(1,231,753)	11,676,663
Corporate	7,550,000	—	$(720,557)	6,829,443
Total securities available-for-sale	$64,785,382	$—	$(7,478,582)	$57,306,800
Held to maturity:
U.S. Treasury & agency obligations	$1,000,000	$—	$(15,310)	$984,690
Mortgage-backed securities	44,280,411	—	(6,422,370)	37,858,041
State & political subdivision obligations	12,660,316	—	(1,318,984)	11,341,332
Total securities held to maturity	$57,940,727	$—	$(7,756,664)	$50,184,063
Allowance for credit losses	(5,000)
Total held-to-maturity securities, net of ACL	$57,935,727
Restricted stock, at cost	$863,500	$—	$—	$863,500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2.   Investment Securities (continued)
	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
Available-for-sale:
Mortgage-backed securities	$51,096,151	$—	$(7,968,598)	$43,127,553
State & political subdivision obligations	13,226,089	—	$(1,379,371)	11,846,718
Corporate	7,550,000	—	$(944,900)	6,605,100
Total securities available-for-sale	$71,872,240	$—	$(10,292,869)	$61,579,371
Held to maturity:
U.S. Treasury & agency obligations	$1,000,000	$—	$(45,190)	$954,810
Mortgage-backed securities	48,646,104	—	(8,704,979)	39,941,125
State & political subdivision obligations	12,794,757	—	(1,537,887)	11,256,870
Total securities held to maturity	$62,440,861	$—	$(10,288,056)	$52,152,805
Allowance for credit losses	(5,000)
Total held-to-maturity securities, net of ACL	$62,435,861
Restricted stock, at cost	$1,283,000	$—	$—	$1,283,000
During the first quarter of 2022, the Company transferred investment securities with a carrying value of $79.2 million, including an unrealized loss of $3.8 million, from available-for-sale to held-to-maturity and began classifying certain newly purchased debt securities as held-to-maturity, as it has the intent and ability to hold these securities to maturity. The unrealized loss at the time of transfer is being amortized over the remaining lives of the securities. There were no gains of losses recognized as a result of this transfer.
Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position follows at December 31:
	2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Available-for-sale:
Mortgage-backed securities	$888,512	$(1,202)	$37,912,182	$(5,525,070)	$38,800,694	$(5,526,272)
State & political subdivision obligations	—	—	11,676,663	(1,231,753)	11,676,663	(1,231,753)
Corporate	—	—	6,829,443	(720,557)	6,829,443	(720,557)
Total available-for-sale	$888,512	$(1,202)	$56,418,288	$(7,477,380)	$57,306,800	$(7,478,582)
Held to maturity:
U.S. Treasury & agency obligations	$—	$—	$984,690	$(15,310)	$984,690	$(15,310)
Mortgage-backed securities	—	—	37,858,041	(6,422,370)	37,858,041	(6,422,370)
State & political subdivision obligations	—	—	11,341,332	(1,318,984)	11,341,332	(1,318,984)
Total held to maturity	$—	$—	$50,184,063	$(7,756,664)	$50,184,063	$(7,756,664)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2.   Investment Securities (continued)
	2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Available-for-sale:
Mortgage-backed securities	$857,339	$(34,208)	$42,270,214	$(7,934,390)	$43,127,553	$(7,968,598)
State & political subdivision obligations	—	—	11,846,718	(1,379,371)	11,846,718	(1,379,371)
Corporate	—	—	6,605,100	(944,900)	6,605,100	(944,900)
Total available-for-sale	$857,339	$(34,208)	$60,722,032	$(10,258,661)	$61,579,371	$(10,292,869)
Held to maturity:
U.S. Treasury & agency obligations	$—	$—	$954,810	$(45,190)	$954,810	$(45,190)
Mortgage-backed securities	—	—	39,941,125	(8,704,979)	39,941,125	(8,704,979)
State & political subdivision obligations	—	—	11,256,870	(1,537,887)	11,256,870	(1,537,887)
Total held to maturity	$—	$—	$52,152,805	$(10,288,056)	$52,152,805	$(10,288,056)
At December 31, 2025, 89 AFS securities with a fair value of $57,306,800 had gross unrealized losses of $7,478,582. At December 31, 2024, 89 AFS securities with a fair value of $61,579,371 had gross unrealized losses of $10,292,869. All of the Company’s mortgage-backed securities were issued by U.S. government-sponsored entities and agencies. As of December 31, 2025 and 2024, the Company’s unrealized losses in debt securities are related to interest rate fluctuations. Since the Company does not intend to sell any of the investments before recovery of its amortized cost basis and has the ability and intent to hold these investments to maturity, there is currently no ACL recorded against any securities in the Company’s AFS securities portfolio at December 31, 2025 and 2024.
The Company estimates expected credit losses on held-to-maturity securities on an individual basis based on a Probability of Default/Loss Given Default (“PD/LGD”) methodology primarily using security-level credit ratings. The Company’s only held-to-maturity securities with credit risk are municipal bonds. 100% of the Company’s HTM municipal securities were rated AAA/AA/A at December 31, 2025 and 2024. All other held-to-maturity securities are covered by the explicit or implied guarantee of the United States government or one of its agencies. The Company’s HTM securities ACL was $5,000 at December 31, 2025 and 2024.
The amortized cost and estimated fair value of debt securities at December 31, 2025, by contractual maturity are shown in the table that follows. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2.   Investment Securities (continued)
	Amortized Cost	Fair Value
Available-for-sale:
Due less than one year	$—	$—
Due after one year through five years	500,000	448,810
Due after five years through ten years	7,050,000	6,380,633
Due after ten years	12,908,416	11,676,663
Mortgage-backed securities	44,326,966	38,800,694
Total available-for-sale	$64,785,382	$57,306,800
Held to maturity:
Due less than one year	$—	$—
Due after one year through five years	1,000,000	984,690
Due after five years through ten years	—	—
Due after ten years	12,660,316	11,341,332
Mortgage-backed securities	44,280,411	37,858,041
Total held to maturity	$57,940,727	$50,184,063
Investment securities with an amortized cost of $103,721,066 and $28,030,341 and fair market value of $95,994,677 and $24,341,843, were pledged as collateral for borrowings or for other purposes as required or permitted by law at December 31, 2025 and 2024, respectively.
For the years ended December 31, 2025 and 2024 there were no sales of securities available-for-sale.
Note 3.   Loans Receivable
Loans receivable consisted of the following at December 31:
	2025	2024
Real estate loans:
Residential real estate	$170,811,140	$176,616,449
Commercial real estate	266,201,665	233,353,792
Commercial construction	71,884,854	69,350,126
Commercial	33,731,042	40,815,408
Consumer	138,748	64,135
	542,767,449	520,199,911
Net deferred loan costs (fees)	(889,586)	(1,047,999)
Allowance for credit losses	(6,575,000)	(6,125,000)
Total	$535,302,863	$513,026,912
The Company is principally engaged in banking in the Washington, D.C. metropolitan area. The Company primarily originates commercial and residential loans, the majority of which are secured by real estate. Although the Company has a diversified portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of the Washington, D.C. metropolitan area.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3.   Loans Receivable (continued)
A summary of transactions in the allowance for credit losses is as follows for the years ended December 31, 2025 and 2024:
	Real Estate			Commercial	Consumer	Total
	Residential	Commercial	Construction
Allowance for Credit Losses:
Balance, December 31, 2024	$2,327,555	$2,152,798	$1,057,700	$585,073	$1,874	$6,125,000
Loans charged off	(1,282,680)	—	(100,000)	—	—	(1,382,680)
Recoveries	—	—	—	—	—	—
Net loans charged off	(1,282,680)	—	(100,000)	—	—	(1,382,680)
Provision for (recovery of) credit losses	1,356,061	406,328	254,644	(185,729)	1,376	1,832,680
Balance, December 31, 2025	$2,400,936	$2,559,126	$1,212,344	$399,344	$3,250	$6,575,000
Ending balance: individually evaluated allowance	$433,158	$215,000	$525,000	$36,710	$—	$1,209,868
Ending balance: collectively evaluated allowance	$1,967,778	$2,344,126	$687,344	$362,634	$3,250	$5,365,132
Loans Receivable:
Balance, December 31, 2025	$170,811,140	$266,201,665	$71,884,854	$33,731,042	$138,748	$542,767,449
Ending balance: individually evaluated loans	$5,950,896	$1,560,000	$6,150,000	$166,232	$—	$13,827,128
Ending balance: collectively evaluated loans	$164,860,244	$264,641,665	$65,734,854	$33,564,810	$138,748	$528,940,321
Ending balance: non-accrual loans with no ACL	$—	$—	$—	$—	$—	$—
Ending balance: non-accrual loans with an ACL	$5,950,896	$1,560,000	$6,150,000	$166,232	$—	$13,827,128
	Real Estate			Commercial	Consumer	Total
	Residential	Commercial	Construction
Allowance for Credit Losses:
Balance, December 31, 2023	$2,039,659	$2,200,714	$646,569	$561,186	$1,872	$5,450,000
Loans charged off	—	(16,508)	—	—	—	(16,508)
Recoveries	—	—	—	—	—	—
Net loans charged off	—	(16,508)	—	—	—	(16,508)
Provision for (recovery of) credit losses	287,896	(31,408)	411,131	23,887	2	691,508
Balance, December 31, 2024	$2,327,555	$2,152,798	$1,057,700	$585,073	$1,874	$6,125,000
Ending balance: individually evaluated allowance	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated allowance	$2,327,555	$2,152,798	$1,057,700	$585,073	$1,874	$6,125,000
Loans Receivable:
Balance, December 31, 2024	$176,616,449	$233,353,792	$69,350,126	$40,815,408	$64,135	$520,199,911

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3.   Loans Receivable (continued)
	Real Estate			Commercial	Consumer	Total
	Residential	Commercial	Construction
Ending balance: individually evaluated loans	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated loans	$176,616,449	$233,353,792	$69,350,126	$40,815,408	$64,135	$520,199,911
Ending balance: non-accrual loans with no ACL	$—	$—	$—	$—	$—	$—
Ending balance: non-accrual loans with an ACL	$—	$—	$—	$—	$—	$—

All individually evaluated loans were considered collateral-dependent as of December 31, 2025. There were no individually evaluated loans or collateral-dependent loans as of December 31, 2024.
Management evaluates the credit quality of all loans based on an internal grading system that estimates the capability of the borrower to repay the contractual terms of their loan agreement as scheduled or at all. The Company’s internal risk grading is based on experiences with similarly graded loans. Management analyzes risk grades on an ongoing basis. In addition, risk grades are validated by an independent loan review performed on an annual basis.
The Company’s internally assigned grades are as follows:
•
Pass — Loans are supported by adequate financial statements, adequately secured by collateral and borrower demonstrates the ability to repay from normal business operations; includes Watch rated loans.

•
Special Mention — Loans with no immediate problem, but trends exist with the borrower or the borrower’s industry that warrant close watch. This category also includes loans that are currently performing but have experienced problems in the past.

•
Substandard — Loans meeting any of the following conditions: (1) Loans where problems have arisen with the current net worth and/or paying capacity of the borrower, or the collateral pledged, if any, to cause the Company to further protect its position; (2) Loans having a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; (3) Loans having the distinct possibility that the Company will sustain some loss if the deficiencies are not satisfactorily corrected.

•
Doubtful — Loans classified as doubtful have all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and therefore improbable.

•
Loss — Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though full or partial recovery may be affected in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3.   Loans Receivable (continued)
The following table represents the credit quality of loan by class at December 31, 2025 and 2024:
	Term Loans Amortized Cost Basis by Origination Year
Balance at December 31, 2025	2025	2024	2023	2022	2021	Prior	Revolving	Total
Residential real estate:
Pass	$10,068,106	$12,419,664	$23,587,686	$14,574,449	$17,187,918	$71,390,139	$15,632,282	$164,860,244
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	5,950,896	—	—	—	—	5,950,896
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total residential real estate	$10,068,106	$12,419,664	$29,538,582	$14,574,449	$17,187,918	$71,390,139	$15,632,282	$170,811,140
Current period charge-offs	$—	$—	$1,282,680	$—	$—	$—	$—	$1,282,680
Commercial real estate:
Pass	$55,993,840	$9,232,840	$33,577,032	$40,518,517	$23,204,921	$98,210,229	$802,708	$261,540,086
Special Mention	—	—	—	—	—	3,101,579	—	3,101,579
Substandard	—	1,560,000	—	—	—	—	—	1,560,000
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial real estate	$55,993,840	$10,792,840	$33,577,032	$40,518,517	$23,204,921	$101,311,808	$802,708	$266,201,665
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Construction real estate:
Pass	$31,958,975	$15,245,166	$17,056,551	$—	$—	$—	$—	$64,260,692
Special Mention	—	—	1,474,163	—	—	—	—	1,474,163
Substandard	—	6,150,000	—	—	—	—	—	6,150,000
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total construction real estate	$31,958,975	$21,395,166	$18,530,713	$—	$—	$—	$—	$71,884,854
Current period charge-offs	$—	$100,000	$—	$—	$—	$—	$—	$100,000
Commercial:
Pass	$3,517,074	$1,770,952	$2,106,913	$3,882,477	$406,539	$1,258,629	$20,532,818	$33,475,401
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	16,066	—	—	—	—	239,576	255,641
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial	$3,517,074	$1,787,017	$2,106,913	$3,882,477	$406,539	$1,258,629	$20,772,393	$33,731,042
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer:
Pass	$84,960	$—	$—	$—	$—	$—	$53,788	$138,748
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total consumer	$84,960	$—	$—	$—	$—	$—	$53,788	$138,748
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Total Loans:
Pass	$101,622,955	$38,668,621	$76,328,181	$58,975,443	$40,799,378	$170,858,997	$37,021,596	$524,275,170
Special Mention	—	—	1,474,163	—	—	3,101,579	—	4,575,742
Substandard	—	7,726,066	5,950,896	—	—	—	239,576	13,916,537
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total loans	$101,622,955	$46,394,687	$83,753,240	$58,975,443	$40,799,378	$173,960,576	$37,261,171	$542,767,449
Current period charge-offs	$—	$100,000	$1,282,680	$—	$—	$—	$—	$1,382,680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3.   Loans Receivable (continued)
	Term Loans Amortized Cost Basis by Origination Year
Balance at December 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving	Total
Residential real estate:
Pass	$12,211,117	$25,182,949	$16,387,838	$19,152,886	$23,336,270	$55,205,435	$18,177,291	$169,653,785
Special Mention	—	6,962,664	—	—	—	—	—	6,962,664
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total residential real estate	$12,211,117	$32,145,613	$16,387,838	$19,152,886	$23,336,270	$55,205,435	$18,177,291	$176,616,449
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial real estate:
Pass	$9,914,936	$35,572,237	$39,140,167	$24,166,514	$27,218,113	$89,688,509	$1,281,299	$226,981,775
Special Mention	—	—	—	—	—	3,188,806	—	3,188,806
Substandard	—	—	—	3,183,211	—	—	—	3,183,211
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial real estate	$9,914,936	$35,572,237	$39,140,167	$27,349,725	$27,218,113	$92,877,315	$1,281,299	$233,353,792
Current period charge-offs	$—	$—	$—	$—	$—	$16,508	$—	$16,508
Construction real estate:
Pass	$27,797,153	$30,074,279	$9,293,492	$—	$—	$563,190	$1,622,012	$69,350,126
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total construction real estate	$27,797,153	$30,074,279	$9,293,492	$—	$—	$563,190	$1,622,012	$69,350,126
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Commercial:
Pass	$4,146,165	$7,883,276	$5,390,096	$636,405	$80,449	$641,945	$22,037,071	$40,815,408
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial	$4,146,165	$7,883,276	$5,390,096	$636,405	$80,449	$641,945	$22,037,071	$40,815,408
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer:
Pass	$9,269	$—	$—	$—	$—	$—	$54,866	$64,135
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total consumer	$9,269	$—	$—	$—	$—	$—	$54,866	$64,135
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Total Loans:
Pass	$54,078,640	$98,712,742	$70,211,593	$43,955,805	$50,634,833	$146,099,079	$43,172,538	$506,865,230
Special Mention	—	6,962,664	—	—	—	3,188,806	—	10,151,470
Substandard	—	—	—	3,183,211	—	—	—	3,183,211
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total loans	$54,078,640	$105,675,406	$70,211,593	$47,139,015	$50,634,833	$149,287,885	$43,172,538	$520,199,911
Current period charge-offs	$—	$—	$—	$—	$—	$16,508	$—	$16,508

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3.   Loans Receivable (continued)
Past due loans based on contractual payment status, including loans on nonaccrual status, presented by class before unearned fees were as follows as of December 31, 2025 and 2024:
December 31, 2025	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Recorded Investments > 90 Days Accruing	Non-Accrual Loans
Real estate loans:
Residential real estate	$—	$—	$4,718,389	$4,718,389	$166,092,751	$170,811,140	$—	$5,950,896
Commercial real estate	—	—	1,560,000	1,560,000	264,641,665	266,201,665	—	1,560,000
Commercial construction	—	—	—	—	71,884,854	71,884,854	—	6,150,000
Commercial	—	—	150,166	150,166	33,580,876	33,731,042	—	166,232
Consumer	—	—	—	—	138,748	138,748	—	—
Total	$—	$—	$6,428,555	$6,428,555	$536,338,894	$542,767,449	$—	$13,827,128
December 31, 2024	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Recorded Investments > 90 Days Accruing	Non-Accrual Loans
Real estate loans:
Residential real estate	$1,493,623	$—	$—	$1,493,623	$175,122,826	$176,616,449	$—	$—
Commercial real estate	—	—	3,183,211	3,183,211	230,170,581	233,353,792	3,183,211	—
Commercial construction	—	—	—	—	69,350,126	69,350,126	—	—
Commercial	—	—	—	—	40,815,408	40,815,408	—	—
Consumer	—	—	—	—	64,135	64,135	—	—
Total	$1,493,623	$—	$3,183,211	$4,676,834	$515,523,077	$520,199,911	$3,183,211	$—
Loans greater than 90 days past due and still accruing at December 31, 2024 consisted of one loan which was well-secured and in the process of collection at year-end and was subsequently fully paid off, including interest, in early January 2025.
The Company recognized $0 of interest income on non-accrual loans during the years ended December 31, 2025 and 2024.
There were no loans designated as modifications for borrowers who were experiencing financial difficulty for the years ended December 31, 2025 and 2024.
Note 4.   Premises and Equipment
Premises and equipment are comprised of the following at December 31:
	2025	2024
Land and buildings	$11,813,687	$11,748,996
Furniture and equipment	3,351,889	2,829,355
	15,165,576	14,578,350
Accumulated depreciation	(8,875,341)	(8,283,645)
Premises and equipment, net	$6,290,235	$6,294,705
Depreciation expense	$617,638	$677,740

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 5.   Leases
A lease is defined as a contract that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. The right-of-use asset and lease liability are included in accrued interest and other assets and accrued interest and other liabilities, respectively, in the Company’s consolidated balance sheets as of December 31, 2025 and 2024.
Lease liabilities represent the Company’s obligation to make lease payments and are presented as the net present value of the remaining contractual cash flows. Cash flows are discounted at the Company’s incremental borrowing rate in effect at the later of the adoption date or commencement date of the lease. Right-of-use assets represent the Company’s right to use the underlying asset for the lease term and are calculated as the sum of the lease liability and if applicable, prepaid rent, initial direct costs and any incentives received from the lessor.
The Company’s long-term lease agreements are classified as operating leases. Certain of these leases offer the option to extend the lease term and the Company has included such extensions in its calculation of the lease liabilities to the extent the options are reasonably assured of being exercised. The lease agreements do not provide for residual value guarantees and have no restrictions or covenants that would impact dividends or require incurring additional financial obligations.
The following tables present information about the Company’s leases, as of and for years ended December 31:
	2025	2024
Lease liabilities	$112,858	$241,080
Right-of-use assets	112,858	241,080
Weighted average remaining lease term (in years)	0.96	1.89
Weighted average discount rate	3.47%	3.36%
Lease cost:
Operating lease cost	$134,423	$133,274
Short-term lease cost	7,969	—
Total lease cost	$142,392	$133,274
Cash paid for amounts included in the measurement of lease liabilities	$134,423	$133,274
A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total of operating lease liabilities as of December 31, 2025 is as follows:
Lease payments due:
2026	$101,653
2027	13,395
2028	—
2029	—
2030	—
Thereafter	—
Total undiscounted cash flows	$115,048
Discount	(2,190)
Lease liabilities	$112,858
The Company owns but does not fully occupy its main office building at 316 Pennsylvania Avenue, SE, Washington, D.C. To generate additional cash flow, as a lessor, the Company has various lease agreements to utilize the remaining available office space within its main office building. The leases were determined to be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 5.   Leases (continued)
operating leases and typically range from three to five years although a few of the smaller leases operate under shorter terms. The leases may contain renewal options for the tenant at pre-determined rates or fair market value rates at the time of renewal. The Company recognized rental income related to operating lease payments of $1,168,072 and $1,165,457 for the years ended December 31, 2025 and 2024, respectively, and are reported as rental income in the Company’s consolidated statements of income.
The following table sets forth the undiscounted cash flows for future minimum base rents to be received by the Company for leases in effect at December 31, 2025:
Lease payments due:
2026	$1,252,035
2027	449,337
2028	287,122
2029	294,292
2030	224,844
Thereafter	—
Total	$2,507,630
Note 6.   Affordable Housing Project Tax Credit Partnership
During 2018, the Company made an equity investment in a limited partnership that sponsors affordable housing projects utilizing the Low Income Housing Tax Credit (“LIHTC”) pursuant to Section 42 of the Internal Revenue Code. The purpose of this type of investment is to achieve a satisfactory return on capital, and to assist in achieving goals associated with the Community Reinvestment Act. The Company is a limited partner in the LIHTC limited partnership, which is managed by an unrelated third-party general partner who exercises significant control over the affairs of the limited partnership. The Company has determined that it is not the primary beneficiary of the LIHTC partnership. The Company accounts for its affordable housing tax credit investments using the proportional amortization method. LIHTC partnership amortization, net of tax credits recognized related to these investments during the years ended December 31, 2025 and 2024 were $2,951 and $5,312, respectively and included in income tax expense in the consolidated statements of income.
The Company’s net carrying value in affordable housing tax credit investment was $318,653 and $392,965 as of December 31, 2025 and 2024, respectively and is included in accrued interest and other assets in the consolidated balance sheets. The Company has unfunded commitments of $29,000 and $ 44,000 as of December 31, 2025 and 2024, respectively, and is included in accrued interest and other liabilities in the consolidated balance sheets and expected to be funded as follows:
2026	$14,000
2027	1,000
2028	14,000
2029	—
2030	—
Thereafter	—
$29,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 7.   Deposits
Deposits as of December 31, are summarized as follows:
	2025		2024
	Balance	Weighted Average Interest Rate %	Balance	Weighted Average Interest Rate %
Non-interest-bearing	$174,086,673	—	$172,759,412	—
Interest-bearing:
Interest checking	86,179,945	0.36	78,509,504	0.05
Money market accounts	261,724,224	1.76	235,715,008	1.97
Savings accounts	19,235,743	0.05	20,541,533	0.05
Certificates of deposit:
Less than $250,000	51,707,476	3.37	47,089,030	3.72
$250,000 or more	85,257,916	3.52	73,590,612	3.95
Total interest-bearing	504,105,305		455,445,688
Total deposits	$678,191,978		$628,205,100
At December 31, 2025, the scheduled maturities of certificates of deposit are as follows:
2026	$134,845,502
2027	1,837,722
2028	282,168
$136,965,392
Note 8.   Borrowings
The Company utilizes advances from the Federal Home Loan Bank of Atlanta (FHLB) as a source of funding and interest rate risk management. At December 31, 2025, the Company had no outstanding balances with the FHLB. At December 31, 2024, the Company had outstanding balances of $9,000,000 consisting of overnight borrowings based on an overnight funding rate of 4.57%. Any outstanding advances from the FHLB are secured by certain qualifying loans of $234,877,043 at December 31, 2025 along with certain pledged securities with an amortized cost of $102,096,911 and a fair market value of $94,476,389 at December 31, 2025. Additional available borrowing capacity based on collateral value amounted to $221,244,168 as of December 31, 2025.
On March 12, 2023, the Federal Reserve Bank of Richmond (“Reserve Bank”) made available the Bank Term Funding Program (“BTFP”), which enhances the ability of banks to borrow against the par value of certain high-quality, unencumbered investments. The Company began utilization of this program in September 2023 and on December 28, 2023, the Company obtained a $35,000,000 BTFP advance to secure lower funding costs relative to other wholesale funding sources. The BTFP advance carried a fixed rate of 4.83% and was fully repaid on November 21, 2024. The Company also has access to the Federal Reserve Bank of Richmond’s discount window. At December 31, 2025, the Company had pledged as collateral, for the Reserve Bank discount window, investment securities with an amortized cost and fair value of $1,624,155 and $1,518,288, respectively.
At December 31, 2025, the Company had unsecured lines of credit available totaling $26,000,000 with other financial institutions. The interest rate on these agreements is equal to the prevailing federal funds rate. There were no outstanding balances at December 31, 2025 and 2024.
On May 11, 2021, the Company completed an offering of $14,000,000 aggregate principal amount Fixed to Floating Rate Subordinated Notes due in 2031. The notes bear a fixed interest rate of 3.75% per

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 8.   Borrowings (continued)
year through May 14, 2026. Beginning May 15, 2026, the interest rate will become a floating rate equal to three-month term SOFR plus 305 basis points through the remaining maturity or early redemption date of the notes. The interest will be paid in arrears semi-annually during the fixed rate period and quarterly during the floating rate period. The Company incurred $410,794 of debt issuance costs which are being amortized through the contractual life of the debt.
Note 9.   Employee Benefit Plans
Employee Savings Plan:   The Company has a defined contribution plan that covers substantially all of the Company’s full-time employees. Participants can contribute up to 15%, or the maximum amount allowable by law, of their annual compensation and receive a dollar-for-dollar matching employer contribution of up to 4% of their annual compensation. Related expenses were $339,875 and $283,136 for the years ended December 31, 2025 and 2024, respectively.
Stock-based Compensation:   The Company has stock-based incentive arrangements to attract and retain key personnel. Each stock-based award is governed by a separate agreement, subject to approval by the Bank’s board of directors. As of December 31, 2025, all awards consisted of restricted stock which vest ratably over a three-year period. Compensation expense for these awards is recognized over the vesting period.
Stock-based compensation expense included in the consolidated statements of income totaled $108,646 and $100,767 for the years ended December 31, 2025 and 2024, respectively. Unrecognized compensation cost expected to be recognized over the remainder of the vesting period totaled $218,795 at December 31, 2025. The weighted average period remaining to vesting is 13 months at December 31, 2025.
The following table summarizes the unvested restricted stock awards activity during the years ended December 31, 2025 and 2024:
	Year Ended December 31, 2025		Year Ended December 31, 2024
	Number of Shares	Average Grant Date Fair Value	Number of Shares	Average Grant Date Fair Value
Nonvested at beginning of year	3,644	$43.00	4,080	$43.81
Granted	3,250	71.60	2,200	42.34
Vested	(2,084)	43.74	(2,240)	43.90
Forfeited	—	—	(396)	43.06
Nonvested at end of year	4,810	$62.00	3,644	$43.00
Note 10.   Shareholders’ Equity
The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s retained net income, as defined, for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can distribute as dividends, without the approval of the Office of the Comptroller of the Currency, up to $15,011,027 as of December 31, 2025. Dividends paid by the Bank to the Company are the only significant source of funding for dividends paid by the Company to its shareholders.
In February of 2025, the Company’s Board of Directors approved a share repurchase program of up to $600,000, allowing for purchases from time to time, in open market or private transactions with a program expiration date of February 28, 2026. During the year ended December 31, 2025, the Company did not repurchase any shares.
In April of 2024, the Company’s Board of Directors approved a share repurchase program of up to $300,000, allowing for purchases from time to time, in open market or private transactions with a program expiration date of February 28, 2025. During the year ended December 31, 2024, the Company repurchased $176,643 of common stock consisting of 3,796 shares at an average share price of $46.53.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 11.   Regulatory Matters
Federal bank regulators have issued substantially similar guidelines requiring banks and bank holding companies to maintain capital at certain levels. In addition, regulators may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Failure to meet minimum capital requirements can trigger certain mandatory and discretionary actions by regulators that could have a direct material effect on the Company’s financial condition and results of operations.
The FRB and the Office of the Comptroller of the Currency have adopted rules to implement the Basel III capital framework as outlined by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Basel III Capital Rules”). The Basel III Capital Rules require banks and bank holding companies to comply with certain minimum capital ratios, plus a “capital conservation buffer,” which is designed to absorb losses during periods of economic stress and is applicable to all ratios except the leverage capital ratio.
The Company meets the eligibility criteria of a small bank holding company in accordance with the FRB’s Small Bank Holding Company Policy Statement (the “SBHC Policy Statement”). Under the SBHC Policy Statement, qualifying bank holding companies, such as the Company, have additional flexibility in the amount of debt they can issue and are also exempt from the Basel III Capital Rules. The SBHC Policy Statement does not apply to the Bank, and the Bank must comply with the Basel III Capital Rules. The Bank must also comply with the capital requirements set forth in the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act. The minimum capital ratios for the Bank to be considered “well capitalized” are set forth in the table below.
Management believes that as of December 31, 2025, the Company and Bank meet all capital adequacy requirements to which they are subject. At December 31, 2025 and 2024, the most recent regulatory notifications categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s required and actual capital amounts and ratios are set forth in the following table as of December 31, 2025 and 2024:
	Actual		For Capital Adequacy Purposes(1)		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025:
Common Equity Tier 1 [to Risk Weighted Assets]	$85,348,000	15.70%	$38,055,700	>7.00%	$35,337,400	>6.5%
Total Capital [to Risk Weighted Assets]	92,138,000	16.95%	57,083,600	>10.50%	54,365,300	>10%
Tier 1 Capital [to Risk Weighted Assets]	85,348,000	15.70%	46,210,500	>8.50%	43,492,200	>8%
Tier 1 Capital [to Average Assets]	85,348,000	11.34%	30,096,500	>4.00%	37,620,700	>5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 11.   Regulatory Matters (continued)
	Actual		For Capital Adequacy Purposes(1)		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2024:
Common Equity Tier 1 [to Risk Weighted Assets]	$79,718,000	15.73%	$35,475,300	>7.00%	$32,941,400	>6.5%
Total Capital [to Risk Weighted Assets]	86,028,000	16.98%	53,213,000	>10.50%	50,679,000	>10%
Tier 1 Capital [to Risk Weighted Assets]	79,718,000	15.73%	43,077,200	>8.50%	40,543,200	>8%
Tier 1 Capital [to Average Assets]	79,718,000	10.98%	29,042,700	>4.00%	36,303,400	>5%

(1)
The December 31, 2025 and 2024 amounts, except for the Tier 1 leverage ratio, include a transition capital conservation buffer of 2.500%

Note 12.   Income Taxes
The Company files income tax returns in the U.S. federal jurisdiction, the District of Columbia and Maryland. With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years prior to 2022.
The provision for income taxes and income taxes paid consists of the following for the years ended December 31:
	2025	2024
Current income tax expense:
Federal income tax	$1,790,301	$1,928,273
Local income tax	706,087	716,733
Total current income tax expense	2,496,388	2,645,006
Deferred income tax expense (benefit):
Federal income tax (benefit)	$(62,544)	$(334,170)
Local income tax expense (benefit)	(32,070)	(105,014)
Total deferred income tax expense (benefit)	(94,614)	(439,184)
Total income tax expense	$2,401,774	$2,205,822
Taxes paid:
Federal	$2,090,000	$1,500,000
District of Columbia	876,000	702,000
Other states	55,431	34,100
Total taxes paid	$3,021,431	$2,236,100
A reconciliation of the statutory income tax to the income tax expense included in the consolidated financial statements is as follows for the years ended December 31:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 12.   Income Taxes (continued)
	Year Ended December 31, 2025		Year Ended December 31, 2024
	Amount	Percent	Amount	Percent
Tax expense at statutory rate	$1,981,385	21.0	$1,803,283	21.0
Differences resulting from:
State and local income tax, net of federal tax effect	530,890	5.6	482,768	5.6
Bank-owned life insurance	(75,461)	(0.8)	(74,858)	(0.9)
Nondeductible expenditures	22,999	0.2	22,164	0.3
Tax exempt income	(31,273)	(0.3)	(28,108)	(0.3)
Affordable Housing tax credits, net of amortization	2,951	0.0	5,312	0.1
Revaluation of deferred tax assets	(1,753)	(0.0)	(18,434)	(0.2)
Other	(27,964)	(0.3)	13,695	0.2
Provision for income taxes and effective tax rate	$2,401,774	25.5	$2,205,822	25.7
The tax effects of items comprising the Company’s net deferred tax assets (liabilities) at December 31 are as follows:
	2025	2024
Deferred tax assets:
Allowance for credit losses	$1,820,195	$1,690,134
Stock based compensation	22,518	17,814
Deferred loan fees	255,614	296,052
Deferred compensation	345,782	337,462
Lease liability	30,254	64,573
Organization formation costs	27,758	30,419
Total deferred tax assets	2,502,121	2,436,454
Deferred tax liabilities:
Accumulated depreciation	(566,959)	(556,759)
Affordable Housing Tax Credit Partnership	(97,750)	(95,353)
Deferred lease income	(9,047)	(16,272)
Right of Use Asset	(30,254)	(64,573)
Total deferred tax liabilities	(704,010)	(732,957)
Unrealized (gain) loss on available-for-sale securities	2,005,008	2,756,945
Unrealized (gain) loss on held-to-maturity securities	601,442	686,001
Net deferred tax assets	$4,404,561	$5,146,443
Note 13.   Fair Value Measurements
The Company follows authoritative accounting guidance to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The guidance clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The guidance provides key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13.   Fair Value Measurements (continued)
Authoritative accounting guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:
Level 1 —
Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2 —
Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 —
Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:
Securities available-for-sale:   Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).
Interest rate swap agreements:   Interest rate swap agreements are measured by alternative pricing sources with reasonable levels of price transparency in markets that are not active. Based on the complex nature of interest rate swap agreements, the markets these instruments trade in are not as efficient and are less liquid than that of the more mature Level 1 markets. These markets do however have comparable, observable inputs in which an alternative pricing source values these assets in order to arrive at a fair market value. These characteristics classify interest rate swap agreements as Level 2.
The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024:
		Fair Value Measurements at December 31, 2025 Using
Description	Fair Value as of December 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
Mortgage-backed securities	$38,800,694	$—	$38,800,694	$—
State & political subdivision obligations	11,676,663	—	11,676,663	—
Corporate	6,829,443	—	6,829,443	—
Interest rate swap agreements	713,536	—	713,536	—
Liabilities:
Interest rate swap agreements	$713,536	$—	$713,536	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13.   Fair Value Measurements (continued)
		Fair Value Measurements at December 31, 2024 Using
Description	Fair Value as of December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
Mortgage-backed securities	$43,127,553	$—	$43,127,553	$—
State & political subdivision obligations	11,846,718	—	11,846,718	—
Corporate	6,605,100	—	6,605,100	—
Interest rate swap agreements	281,409	—	281,409	—
Liabilities:
Interest rate swap agreements	$281,409	$—	$281,409	$—
Certain financial and nonfinancial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.
The following describes the valuation techniques used by the Company to measure certain financial and nonfinancial assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:
Loans:   The fair value of individually assessed loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those individually assessed loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. In accordance with ASC 820, individually assessed loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.
Foreclosed Assets:   Foreclosed assets fair value measurements are the same as individually assessed loans which are described above. The Company had no foreclosed assets at December 31, 2025 and 2024.
The table below presents assets measured at fair value on a nonrecurring basis as of December 31, 2025:
		Fair Value Measurements at December 31, 2025 Using
Description	Fair Value as of December 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Individually assessed loans:
Residential real estate	$5,517,738	$—	$—	$5,517,738
Commercial real estate	1,345,000	—	—	1,345,000
Commercial construction real estate	5,625,000	—	—	5,625,000
Commercial	129,522	—	—	129,522

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13.   Fair Value Measurements (continued)
There were no assets measured at fair value on a nonrecurring basis as of December 31, 2024.
The following table presents quantitative information about Level 3 Fair Value Measurements for assets measured at fair value on a non-recurring basis as of December 31, 2025:
Level 3 Fair Value Measurement	Valuation Technique	Unobservable Input	Amount
Individually assessed loans	Discounted appraised value	Selling expenses	7 – 10%
	Discounted appraised value	Liquidity	5 – 20%
Authoritative accounting guidance requires disclosures of the estimated fair values of financial instruments, which is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. The assumptions used by management are more fully detailed below. It should be noted that different assumptions could significantly affect these estimates and the net realizable values could be materially different from the estimates presented below.
The fair value estimates presented are based on pertinent information available as of December 31, 2025 and 2024. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
The Company had determined the fair value of its financial instruments using the following assumptions:
Cash and Cash Equivalents, Accrued Interest Receivable and Payable — The fair value of cash and cash equivalents and accrued interest receivable and payable was estimated to equal the carrying value due to the short-term nature of these financial instruments.
Investment Securities — The fair value of securities was estimated based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The carrying value of restricted stock approximates fair value based on the redemption provisions of the respective entity.
Loans — The loan portfolio is valued using an exit price notion. The present value of cash flows projection is established for each loan in the portfolio projecting contractual payments, default adjusted payments, cash flows in the event of default (including deferred timing of recoveries), and pre-payments. These expected cash flows are then discounted to present value using the note interest rate and an established market rate which, if different from the note rate, allows the Company to isolate the amount above or below par a potential acquirer would pay to acquire the Company’s portfolio.
Bank-Owned Life Insurance — Bank-owned life insurance represents insurance policies on officers of the Company. The cash value of these policies are estimates using information provided by insurance carriers. These policies are carried at their cash surrender value, which approximates the fair value.
Interest rate swap agreements — Interest rate swap agreements are measured by alternative pricing sources with reasonable levels of price transparency in markets that are not active. These markets do however have comparable, observable inputs in which an alternative pricing source values these assets in order to arrive at a fair market value.
Deposits — The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting estimated future cash flows using current rates on time deposits with similar maturities.
Short-Term Borrowings — The carrying amounts of borrowing under repurchase agreements, and other short-term borrowings maturing within ninety days, approximate their fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13.   Fair Value Measurements (continued)
Other Borrowings — The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.
Subordinated Debt — The fair value is estimated by discounting future cash flows using current rates on similar borrowings.
Off-Balance-Sheet-Instruments — The estimated fair value of fee income on letters of credit at December 31, 2025 and 2024 was insignificant. Loan commitments on which the committed interest rate is less than the current market rate were also insignificant at December 31, 2025 and 2024.
		Fair Value Measurements at December 31, 2025 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$81,244,891	$81,244,891	$—	$—	$81,244,891
Investment securities:
Available-for-sale	57,306,800	—	57,306,800	—	57,306,800
Held-to-maturity	57,935,727	—	50,184,063	—	50,184,063
Loans, net	535,302,863	—	—	523,265,863	523,265,863
Bank-owned life insurance	15,118,230	—	15,118,230	—	15,118,230
Accrued interest receivable	2,544,406	—	2,544,406	—	2,544,406
Interest rate swap agreements	713,536	—	713,536	—	713,536
Financial Liabilities:
Deposits	678,191,978	—	678,510,320	—	678,510,320
FHLB borrowings	—	—	—	—	—
Subordinated debt	13,843,290	—	13,689,966	—	13,689,966
Accrued interest payable	240,047	—	240,047	—	240,047
Interest rate swap agreements	713,536	—	713,536	—	713,536
		Fair Value Measurements at December 31, 2024 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$44,925,482	$44,925,482	$—	$—	$44,925,482
Investment securities:
Available-for-sale	61,579,371	—	61,579,371	—	61,579,371
Held-to-maturity	62,435,861	—	52,152,805	—	52,152,805
Loans, net	513,026,912	—	—	490,624,912	490,624,912
Bank-owned life insurance	14,758,892	—	14,758,892	—	14,758,892
Accrued interest receivable	2,454,156	—	2,454,156	—	2,454,156
Interest rate swap agreements	281,409	—	281,409	—	281,409
Financial Liabilities:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13.   Fair Value Measurements (continued)
		Fair Value Measurements at December 31, 2024 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Fair Value
Deposits	628,205,100	—	628,401,217	—	628,401,217
FHLB borrowings	9,000,000	—	9,000,000	—	9,000,000
Subordinated debt	13,788,517	—	12,863,659	—	12,863,659
Accrued interest payable	238,377	—	238,377	—	238,377
Interest rate swap agreements	281,409	—	281,409	—	281,409
Note 14.   Financial Instruments with Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit, commitments under credit line arrangements, and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial and standby letters of credit is represented by the contractual amount of those obligations. The Company uses the same policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
The contract amounts of these financial instruments at December 31 are as follows:
	2025	2024
Commitments to extend credit – other loans	$100,953,909	$93,661,242
Commercial and standby letters of credit	4,290,152	4,876,672
	$105,244,061	$98,537,914
Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include inventory, real estate, equipment, securities, cash, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting these commitments. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. At December 31, 2025 and 2024, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 14.   Financial Instruments with Off-Balance Sheet Risk (continued)
The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The Company records a reserve for unfunded commitments on off-balance sheet credit exposures through a charge to provision for credit loss expense in its consolidated statements of income. The allowance for unfunded commitments is reflected in accrued interest and other liabilities on the Company’s consolidated balance sheet.
The following table presents the balance and activity in the allowance for credit losses for unfunded commitments for the years ended December 31, 2025 and 2024:
Total Allowance for Credit Losses- Unfunded Commitments
Balance, December 31, 2023	$335,000
Provision for (recovery of ) credit losses	(155,000)
Balance, December 31, 2024	$180,000
Provision for (recovery of ) credit losses	30,000
Balance, December 31, 2025	$210,000
Note 15.   Interest Rate Swap Derivatives
The Company enters into interest rate swaps (“swaps”) with loan customers to provide a facility to mitigate the fluctuations in the variable rate on the respective loans. These swaps are matched in exact offsetting terms to swaps that the Company enters into with highly-rated third party financial institutions. These back-to-back swap agreements are free-standing derivatives and are recorded at fair value in the Company’s balance sheets (asset positions are included in other assets and liability positions are included in other liabilities). The Company’s swaps qualify as derivatives, but are not designated as hedging instruments, thus any net gain or loss resulting from changes in the fair value is recognized in other non-interest income. As of December 31, 2025, the Company entered into eleven interest rate swap agreements which are collateralized by $1,050,000 in cash.
The notional amount and fair value of the Company’s derivative financial instruments as of December 31, 2025 and 2024 were as follows:
	December 31, 2025
	Number of Contracts	Notional Amount	Fair Value
Interest Rate Swap Agreements:
Receive Fixed/Pay Variable Swaps	11	$49,119,237	$713,536
Pay Fixed/Receive Variable Swaps	11	49,119,237	(713,536)
	December 31, 2024
	Number of Contracts	Notional Amount	Fair Value
Interest Rate Swap Agreements:
Receive Fixed/Pay Variable Swaps	7	$19,625,347	$65,988
Pay Fixed/Receive Variable Swaps	7	19,625,347	(65,988)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16.   Accumulated Other Comprehensive Income (Loss)
Changes in accumulated other comprehensive income (AOCI) for the years ended December 31, 2025 and 2024 are shown in the following table. The Company has two components of AOCI, which are available-for-sale securities and securities transferred to held-to-maturity, for the years ended December 31, 2025 and 2024. All amounts in table are shown net of tax.
	2025
	Available-for- Sale Securities	Securities Transferred from Available-for-sale to Held-to-maturity	Total
Balance, beginning of period	$(7,535,922)	$(1,875,138)	$(9,411,060)
Net unrealized gains (losses) during period	2,062,349		2,062,349
Net reclassification adjustment for losses (gains) realized in income	—		—
Net amortization on securities transferred to held-to- maturity		233,230	233,230
Other comprehensive income (loss), net of tax	2,062,349	233,230	2,295,579
Balance, end of period	$(5,473,573)	$(1,641,908)	$(7,115,481)
	2024
	Available-for- Sale Securities	Securities Transferred from Available-for-sale to Held-to-maturity	Total
Balance, beginning of period	$(7,591,947)	$(2,125,096)	$(9,717,043)
Net unrealized gains (losses) during period	56,025		56,025
Net reclassification adjustment for losses (gains) realized in income	—		—
Net amortization on securities transferred to held-to-maturity		249,958	249,958
Other comprehensive income (loss), net of tax	56,025	249,958	305,983
Balance, end of period	$(7,535,922)	$(1,875,138)	$(9,411,060)
The following table presents information related to reclassifications from accumulated other comprehensive income.
	Amount Reclassified from AOCI into Income		Affected Line Item in the Statements of Income
	For the Year Ended December 31,
	2025	2024
Details about AOCI:
Net gain (loss) on sale of securities	$—	$—	Net gain (loss) on sale of securities
Amortization of unrealized loss on securities transferred to held-to-maturity	317,789	330,582	Interest income: Investment securities
Income tax benefit (expense)	84,559	80,624	Provision for Income Taxes
Total	$(233,230)	$(249,958)	Net income

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 17.   Segment Reporting
Operating segments are components of a business about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. While the chief operating decision maker, the Bank’s President and Chief Executive Officer, monitors the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. The chief operating decision maker uses consolidated net income to assess performance by comparing to and monitoring against budget and prior year results.
The following table presents segment information for the periods presented herein:
	2025	2024
Interest Income	$34,747,891	$34,192,852
Interest Expense	9,742,196	11,602,834
Segment net interest income	25,005,695	22,590,018
Noninterest Income	5,197,610	4,792,191
Segment net interest income and noninterest income	30,203,305	27,382,209
Provision for (recovery of) credit losses	1,862,680	536,508
Noninterest Expense:
Salaries and employee benefits expense	12,183,688	11,759,367
Occupancy and equipment expense	1,928,294	1,907,429
Professional fees	1,259,715	1,189,108
Data processing expense	1,704,954	1,655,105
Other segment expense	1,828,809	1,747,631
Segment noninterest expense	18,905,460	18,258,640
Segment income before income taxes	9,435,165	8,587,061
Provision for income taxes	2,401,774	2,205,822
Segment and consolidated net income	$7,033,391	$6,381,239
Segment assets represent total assets as presented in the Company’s consolidated balance sheets as of December 31, 2025 and 2024.
Note 18.   Commitments and Contingencies
In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.
Note 19.   Related Party Transactions
In the normal course of banking business, loans are made to executive officers and directors and certain affiliated entities of such directors and executive officers. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features. At December 31, 2025 and 2024, these loans totaled $8,783,000 and $4,986,000, respectively.
In addition, the Company held deposits of $2,198,000 and $3,613,000 from officers and directors at December 31, 2025 and 2024, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 19.   Related Party Transactions (continued)
In 2014, the Company entered into an agreement with a management service company that is owned by one of the directors. The management service company is paid an amount equal to the greater of (i) two and one-half percent (2.5%) of rent collected on behalf of the Company or (ii) three thousand dollars ($3,000) per month. The agreement was amended on December 20, 2023 with a change in the monthly management fee to $2,500 per month. The fees paid to the management service company for the year ended December 31, 2025 and 2024 were $30,000 and $30,000, respectively.
Note 20.   Concentrations of Credit
All of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market area. The concentrations of credit by type of loan are set forth in Note 3. Commercial and standby letters of credit were granted primarily to commercial borrowers.
Note 21.   Subsequent Events
The Company evaluated subsequent events that have occurred after the balance sheet date, but before the consolidated financial statements are issued. There are two types of subsequent events (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing consolidated financial statements, and (2) nonrecognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.
Subsequent events have been considered through February 26, 2026, the date consolidated financial statements were available to be issued. Based on the evaluation, the Company did not identify any recognized or nonrecognized subsequent events that would have required adjustment to or disclosure in the audited consolidated financial statements.

National Capital Bancorp, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)
	March 31, 2026	December 31, 2025
Assets		*
Cash and due from banks	$2,016	$2,166
Interest-bearing deposits	64,377	79,079
Total cash and cash equivalents	66,393	81,245
Investment securities:
Available-for-sale, at fair value	55,881	57,307
Held-to-maturity, (fair value of $49,767 and $50,184, net of allowance for credit losses of $5 and $5, as of March 31, 2026 and December 31, 2025, respectively)	57,908	57,936
Restricted stock, at cost	898	863
Total investment securities	114,687	116,106
Loans receivable, net of allowance for credit losses of $6,125 and $6,575 at March 31, 2026 and December 31, 2025, respectively	524,072	535,303
Bank premises and equipment, net	6,466	6,290
Bank-owned life insurance	14,912	15,118
Accrued interest receivable	2,339	2,544
Deferred income taxes	4,398	4,405
Other assets	2,079	2,740
Total Assets	$735,346	$763,751
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing	$175,070	$174,087
Interest-bearing	475,593	504,105
Total deposits	650,663	678,192
Subordinated debt, net of unamortized debt issuance cost of $143 and $157 at March 31, 2026 and December 31, 2025, respectively	13,857	13,843
Accrued interest and other liabilities	2,292	4,059
Total Liabilities	666,812	696,094
Commitments and contingent liabilities	—	—
Shareholders’ Equity:
Common stock, $0.01 par value per share: 3,000,000 shares authorized, 1,152,388 and 1,151,020 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	12	12
Additional paid-in capital	1,789	1,742
Retained earnings	73,830	73,018
Accumulated other comprehensive income (loss)	(7,097)	(7,115)
Total Shareholders’ Equity	68,534	67,657
Total Liabilities and Shareholders’ Equity	$735,346	$763,751

*
Derived from audited consolidated financial statements.

See Notes to Consolidated Financial Statements.

National Capital Bancorp, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)
(Unaudited)
	Three months ended March 31,
	2026	2025
Interest Income:
Loans, including fees	$7,414	$7,443
Investment securities	615	675
Interest-bearing deposits	653	309
Total interest income	8,682	8,427
Interest Expense:
Deposits	2,238	2,188
Borrowings	145	160
Total interest expense	2,383	2,348
Net interest income	6,299	6,079
Provision for (recovery of) credit losses	1,799	65
Net interest income after provision for (recovery of) credit losses	4,500	6,014
Noninterest Income:
Service charges on deposit accounts	69	72
Other service charges and fees	64	43
Rental income	380	334
Asset management fees	683	580
Bank owned life insurance income	470	88
Other income	30	39
Total noninterest income	1,696	1,156
Noninterest Expense:
Salaries and employee benefits expense	3,254	3,117
Occupancy expense	391	411
Equipment expense	74	133
Professional fees	268	367
FDIC assessments	96	90
Data processing expense	443	423
Insurance expense	36	38
Other expense	356	336
Total noninterest expense	4,918	4,915
Income before income taxes	1,278	2,255
Provision for Income Taxes	225	582
Net income	$1,053	$1,673
Basic and Diluted Earnings Per Share of Common Stock	$0.92	$1.46
Average Shares Outstanding	1,150,809	1,148,218
Cash Dividends Declared Per Share of Common Stock	0.21	0.16
See Notes to Consolidated Financial Statements.

National Capital Bancorp, Inc.
Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)
	Three months ended March 31,
	2026	2025
Net Income	$1,053	$1,673
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	(49)	774
Tax effect	13	(207)
Amortization of unrealized loss on securities transferred to held-to-maturity	75	78
Tax effect	(20)	(21)
Total other comprehensive income (loss)	19	624
Total Comprehensive Income (Loss)	$1,072	$2,297
See Notes to Consolidated Financial Statements.

National Capital Bancorp, Inc.
Consolidated Statements of Changes in Shareholders’ Equity
For the Three Months Ended March 31, 2026 and 2025
In thousands, except share and per share data)
(Unaudited)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balances, December 31, 2024	1,148,112	$11	$1,657	$66,951	$(9,411)	$59,209
Net income	—	—	—	1,673	—	1,673
Other comprehensive income (loss), net of tax	—	—	—	—	623	623
Stock-based compensation	1,900	1	22	—	—	23
Cash dividends declared ($0.16 per share)	—	—	—	(241)	—	(241)
Balances, March 31, 2025	1,150,012	$12	$1,679	$68,383	$(8,788)	$61,287
Balances, December 31, 2025	1,151,020	12	1,742	73,019	(7,115)	$67,658
Net income	—	—	—	1,053	—	1,053
Other comprehensive income (loss), net of tax	—	—	—	—	19	19
Stock-based compensation	1,368	—	47	—	—	47
Cash dividends declared ($0.21 per share)	—	—	—	(242)	—	(242)
Balances, March 31, 2026	1,152,388	$12	$1,789	$73,830	$(7,096)	$68,534
See Notes to Consolidated Financial Statements.

National Capital Bancorp, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended March 31,
	2026	2025
Cash Flows From Operating Activities:
Net income	$1,053	$1,673
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	152	161
Provision for (recovery of) credit losses	1,799	65
Accretion and amortization on investments, net	209	217
Amortization of debt issuance cost	14	14
Realized (gain) loss on settlement of BOLI	(384)	—
Increase in cash surrender value of BOLI	(88)	(88)
Stock-based compensation expense	47	23
Net change in:
Accrued interest and other assets	865	(65)
Accrued interest and other liabilities	(1,767)	(12)
Net cash from operating activities	1,900	1,988
Cash Flows From Investing Activities:
Loan (originations) and principal payments, net	10,089	(6,950)
Loan participations purchased, net of repurchases and payments	905	5,419
Loan participations sold, net of repurchases and payments	(1,563)	(406)
Activity in available-for-sale securities:
Sales, maturities, paydowns, and calls	1,237	1,215
Activity in held-to-maturity securities:
Purchases	(1,021)	—
Maturities, paydowns, and calls	1,054	1,044
Net change in restricted stock	(34)	(435)
Settlement of bank-owned life insurance	679	—
Purchase of premises and equipment	(328)	(61)
Net cash from investing activities	11,018	(174)
Cash Flows From Financing Activities:
Increase (decrease) in demand deposits and savings accounts	(20,852)	(22,407)
Increase (decrease) in time deposits	(6,676)	13,757
Repayment of FHLB borrowings, net	—	9,000
Dividends paid	(242)	(241)
Net cash from financing activities	(27,770)	109
Increase (Decrease) in Cash and Cash Equivalents	(14,852)	1,923
Cash and Cash Equivalents, Beginning of Year	81,245	44,925
Cash and Cash Equivalents, End of Year	$66,393	$46,848
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$2,241	$2,195
Taxes	$635	$—
See Notes to Consolidated Financial Statements.

Note 1.   Nature of Banking Activities and Significant Accounting Policies
Nature of Operations:   National Capital Bancorp, Inc. (the Company) is a holding company with corporate headquarters in Washington, D.C. The Company is the parent company of its wholly owned subsidiary, The National Capital Bank of Washington (the Bank), which operates under a national bank charter and provides full banking services principally to customers in the Washington, D.C. metropolitan area. As a national bank, the Bank is subject to regulations of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC).
The Consolidated Financial Statements include the accounts of National Capital Bancorp, Inc. and its wholly owned subsidiary. All significant intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of the Company, including retrospective presentation, conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.
Use of Estimates:   In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses on loans.
Cash and Cash Equivalents:   For purposes of the statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less and include cash and due from banks and federal funds sold. There were no minimum reserve requirements with the Federal Reserve Bank of Richmond (FRB) at March 31, 2026 and December 31, 2025. In addition, the Company maintains cash balances in other correspondent banks that may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.
Investment Securities:   Investment securities are segregated into the following three categories: trading, held-to-maturity (HTM), and available-for-sale (AFS). Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Unrealized gains and losses on trading securities are included in earnings. As of March 31, 2026 and December 31, 2025, the Company did not hold any trading securities.
Debt securities classified as held-to-maturity are accounted for at amortized cost and require the Company to have both the positive intent and ability to hold these securities to maturity. Transfer of debt securities into the held-to-maturity classification from the available-for-sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is reported in accumulated other comprehensive income (loss) and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining contractual lives of the securities. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale and are carried at fair value. Unrealized gains and losses on available-for-sale debt securities are reported, net of taxes, in accumulated other comprehensive income (loss) until realized. Realized gains or losses on the sale of debt securities are reported in earnings and are determined using the adjusted cost of the specific security sold. Interest income is accrued on the investment’s face value. Purchase premium and discounts are recognized in interest income using the interest method over the term of the securities.
For the impairment of investment securities, see “Allowance for Credit Losses — Available-for-sale debt securities” and “Allowance for Credit Losses — Held-to-maturity debt securities” below.
Due to the nature and restrictions placed on the Company’s investment in common stock of the FRB and the Federal Home Loan Bank of Atlanta (FHLB), these securities are classified as restricted stock and carried at cost.
Loans held for sale:   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance and charged to income. There were no loans held for sale at either March 31, 2026 or December 31, 2025.

Loans:   Loans are reported at their recorded investment, which is the principal amount outstanding, as adjusted for net deferred fees or cost of loan originations. The balance of the allowance for credit losses is netted against the recorded investment in loans on the consolidated balance sheet. Interest income is accrued on the unpaid principal balance. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield on the related loans using the interest method. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on all classes of loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal in accordance with the loan’s contractual terms, or when a loan becomes contractually past due by ninety days or more with respect to principal or interest.
All interest accrued but not collected for loans placed on nonaccrual or charged off is reversed against interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest. Loans are considered past due when the borrower is not current with their payments in accordance with the contractual terms of their loan agreement.
Allowance for Credit Losses:   On January 1, 2023, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The CECL methodology requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost are presented at the net amount expected to be collected by using an allowance for credit losses.
The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.
The following table presents a breakdown of the current provision for credit losses included in the consolidated statements of income for the applicable periods:
(Dollars in thousands)	2026	2025
Provision for (recovery of) credit losses – loans	$1,799	$65
Provision for (recovery of) credit losses – unfunded commitments	—	—
Provision for (recovery of) credit losses – HTM securities	—	—
	$1,799	$65
Allowance for Credit Losses — Loans:   The allowance for credit losses (ACL) is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.
The ACL represents management’s estimate of expected lifetime credit losses in loans as of the balance sheet date. The ACL is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company has segmented the portfolio based on regulatory call report codes and calculates the allowance for credit losses for each using a Weighted Average Remaining Maturity (WARM) methodology. Due to the fact that very limited internal loss history exists to generate statistical significance, management determined it was most prudent to rely on peer data when deriving its best estimate of expected losses. The WARM methodology is applied at a loan-level over the remaining contractual maturity, adjusted for estimated prepayments. Qualitative adjustments are separately added to each of the loan segments and include both regression-based forward-looking adjustments and management-determined custom qualitative factors as prescribed in ASC 326. The forward-looking adjustments typically revert back to historical loss rates on a straight-line basis after 12-18 months.
Loans that do not share risk characteristics are evaluated on an individual basis. The individual reserve component relates to loans that have shown substantial credit deterioration as measured by risk rating and/or delinquency status. In addition, the Company has elected the practical expedient that would include loans for individual assessment consideration if the repayment of the loan is expected substantially through the operation or sale of collateral because the borrower is experiencing financial difficulty. Where the source of repayment is the sale of collateral, the ACL is based on the fair value of the underlying collateral, less selling costs, compared to the amortized cost basis of the loan. If the ACL is based on the operation of the collateral, the reserve is calculated based on the fair value of the collateral calculated as the present value of expected cash flows from the operation of the collateral, compared to the amortized cost basis. If the Company determines that the value of the underlying collateral in a collateral dependent loan is less than the recorded investment in the loan, the Company charges off the deficiency if it is determined that such amount is deemed to be a confirmed loss.
As part of the Company’s estimation process, management will continue to assess the reasonableness of the data, assumptions, and model methodology utilized to derive its allowance for credit losses.
Allowance for Credit Losses — Unfunded Commitments:   Financial instruments include off-balance sheet credit instruments such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The Company records a reserve for unfunded commitments on off-balance sheet credit exposures through a charge to provision for credit loss expense in its consolidated statements of income. The reserve for unfunded commitments is estimated by call report code segmentation as of the valuation date using the same methodologies as portfolio loans taking utilization rates into consideration. The allowance for unfunded commitments is reflected in accrued interest and other liabilities on the Company’s consolidated balance sheet.
Allowance for Credit Losses — Available-for-sale debt securities:   For AFS securities, the Company evaluates the fair value and credit quality of its AFS securities on at least a quarterly basis. In the event the fair value of a security falls below its amortized cost basis, the security will be evaluated to determine whether the decline in value was caused by changes in market interest rates or security credit quality. The primary indicators of credit quality for the Company’s AFS portfolio are security type and credit rating, which is influenced by a number of security-specific factors that may include obligor cash flow, geography, seniority, and others. There is currently no ACL recorded against any securities in the Company’s AFS securities portfolio at March 31, 2026 or December 31, 2025. See Note 2 — Investment Securities for additional information on the Company’s ACL analysis. If unrealized losses are related to credit quality, the Company estimates the credit-related loss by evaluating the present value of cash flows expected to be collected from the security with the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis of the security and a credit loss exists, an ACL shall be recorded for the credit loss, limited by the amount that the fair value is less than amortized cost basis.
Allowance for Credit Losses — Held-to-maturity debt securities:   The Company estimates expected credit losses on held-to-maturity securities on an individual basis based on a Probability of Default/Loss Given Default (PD/LGD) methodology primarily using security-level credit ratings. The primary indicators of credit quality for the Company’s held-to-maturity portfolio are security type and credit rating, which are influenced by a number of factors including obligor cash flow, geography, seniority, among other factors. The Company’s held-to-maturity securities with credit risk are municipal bonds. All other held-to-maturity securities are covered by the explicit or implied guarantee of the United States government or one of its agencies and do not have an ACL assigned to them.

Changes in the ACL are recorded as provision for (or recovery of) credit losses in the consolidated statements of income. Refer to Note 2 — Investment Securities for further discussion.
Company Premises and Equipment:   Land is carried at cost. Property and equipment are stated at cost, less accumulated depreciation, which is computed on the straight-line method over the estimated useful lives of the assets, which range between 3 and 45 years.
Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of premises and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in noninterest income and noninterest expenses, respectively.
Foreclosed Assets:   Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. As of and during the quarter ended March 31, 2026 and year ended December 31, 2025, the Company did not have any foreclosed assets.
Bank-Owned Life Insurance:   The Company has purchased life insurance policies on certain officers. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Interest Rate Swap Derivatives:   The Company uses derivatives primarily to manage risk associated with changing interest rates. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company recognizes derivative financial instruments at fair value as either other assets or other liabilities in the balance sheets. The effective portion of the gain or loss on the Company’s cash flow hedges is reported as a component of other comprehensive income, net of deferred income taxes, and is reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. There are no cash flow hedges outstanding as of March 31, 2026 and December 31, 2025.
Earnings Per Share of Common Stock:   The Company has a simple capital structure, with no common stock equivalents, such as stock options or warrants. Earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the year. The participating unvested restricted stock awards are included in the calculated weighted average number of common shares outstanding.
Asset Management Fees:   The Company earns wealth management fees from advisory services with wealth management clients to manage assets for investment and/or transact on their accounts. The fees are primarily earned over time as the Company provides the advisory services and are generally assessed based on a tiered scale of the market value of the assets under management.
Income Taxes:   The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that the Company would be able to realize their deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740 on the basis of a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company’s deferred tax assets are fully realizable after considering the four sources of taxable income under ASC 740-10-30-18.
Advertising Costs:   Advertising costs are expensed as incurred. Advertising costs were $22 thousand and $40 thousand for the three months ended March 31, 2026 and 2025, respectively.
Transfers of Financial Assets:   Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Rental Income:   Rental income is recognized when earned in accordance with the terms of the respective leases on a straight-line basis for the period of occupancy using the average monthly rental. Accordingly, rental income is recognized over the terms of the respective leases.
Comprehensive Income:   Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, on securities transferred to held-to-maturity along with related amortization, and on cash flow hedges; all which are collectively recognized as a separate component of shareholders’ equity.
Stock-based compensation plan:   The Company maintains a stock-based compensation plan, as described more fully in Note 7, which provides for grants of restricted stock. The plan has been presented to and approved by the Bank’s board of directors. Compensation cost for stock-based awards is measured at fair value on the date of grant and recognized over the service period for awards expected to vest. Such value is recognized as expense over the service period. Any adjustment due to the forfeiture of stock-based awards will be recorded as a cumulative adjustment in the period the awards are forfeited.
Accounting Standards Adopted in 2025
ASU 2023-09:   On January 1, 2025, the Company adopted ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. Among its provisions, the standard requires that a public entity disclose more detailed information in their reconciliation of their statutory tax rate to their effective tax rate. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements:
ASU 2024-03:   “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” ASU 2024-03 introduces new requirements to disclose additional information about certain types of expenses, including employee compensation, depreciation, intangible asset amortization, and selling expenses. ASU 2024-03 is effective for the Company as of January 1, 2027. The Company is currently evaluating the impact of the incremental disclosures that will be required under the standard.
ASU 2025-06, “Intangibles — Goodwill and Other -Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software.” The ASU updates accounting for internal-use software by shifting from a stage-based model to a principles-based approach aligned with modern development. Key provisions include new capitalization criteria based on authorization, funding commitment, and probable completion, removal of development stages, integrated website guidance, and enhanced disclosures. ASU 2025-06 is effective for the Company as of January 1, 2027. The Company is currently evaluating the provisions of the amendments and the impact on its future consolidated statements and disclosures.
ASU 2025-08, “Financial Instruments — Credit Losses (Topic 326): Purchased Loans.” The ASU updates the accounting for purchased loans under ASC 326. The amendments expand the population of loans subject to the “gross-up” accounting model by eliminating the former distinction between purchased credit -deteriorated (“PCD”) and non-PCD loans. Under the new guidance, entities will apply a single model for purchased loans by recognizing an allowance for credit losses and adjusting the amortized cost basis for the associated noncredit discount at acquisition. ASU 2025 -08 is effective for the Company as of January 1, 2027. The Company is currently evaluating the provisions of the amendments and the impact on its future consolidated statements and disclosures.
Note 2.   Investment Securities
Investment securities are summarized as follows at March 31, 2026 and December 31, 2025:
(Dollars in thousands)	March 31, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
Available-for-sale:
Mortgage-backed securities	$43,030	$—	$(5,605)	$37,425
State & political subdivision obligations	12,828	—	(1,212)	11,616
Corporate	7,550	—	(710)	6,840
Total securities available-for-sale	$63,408	$—	$(7,527)	$55,881
Held to maturity:
U.S. Treasury & agency obligations	$1,000	$—	$(17)	$983
Mortgage-backed securities	44,286	—	(6,608)	37,678
State & political subdivision obligations	12,627	—	(1,521)	11,106
Total securities held to maturity	$57,913	$—	$(8,146)	$49,767
Allowance for credit losses	(5)
Total held-to-maturity securities, net of ACL	$57,908
Restricted stock, at cost	$898	$—	$—	$898
(Dollars in thousands)	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities:
Available-for-sale:
Mortgage-backed securities	$44,328	$—	$(5,526)	$38,802
State & political subdivision obligations	12,908	—	(1,232)	11,676
Corporate	7,550	—	(721)	6,829
Total securities available-for-sale	$64,786	$—	$(7,479)	$57,307
Held to maturity:
U.S. Treasury & agency obligations	$1,000	$—	$(15)	$985

(Dollars in thousands)	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	44,281	—	(6,423)	37,858
State & political subdivision obligations	12,660	—	(1,319)	11,341
Total securities held to maturity	$57,941	$—	$(7,757)	$50,184
Allowance for credit losses	(5)
Total held-to-maturity securities, net of ACL	$57,936
Restricted stock, at cost	$863	$—	$—	$863

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position follows at March 31, 2026 and December 31, 2025:
(Dollars in thousands)	March 31, 2026
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Available-for-sale:
Mortgage-backed securities	$889	$(7)	$36,536	$(5,598)	$37,425	$(5,605)
State & political subdivision obligations	—	—	11,616	(1,212)	11,616	(1,212)
Corporate	—	—	6,840	(710)	6,840	(710)
Total available-for-sale	$889	$(7)	$54,992	$(7,520)	$55,881	$(7,527)
Held to maturity:
U.S. Treasury & agency obligations	$—	$—	$983	$(17)	$983	$(17)
Mortgage-backed securities	—	—	37,678	(6,608)	37,678	(6,608)
State & political subdivision obligations	—	—	11,106	(1,521)	11,106	(1,521)
Total held to maturity	$—	$—	$49,767	$(8,146)	$49,767	$(8,146)
(Dollars in thousands)	December 31, 2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities:
Available-for-sale:
Mortgage-backed securities	$889	$(1)	$37,912	$(5,525)	$38,801	$(5,526)
State & political subdivision obligations	—	—	11,677	(1,232)	11,677	(1,232)
Corporate	—	—	6,829	(721)	6,829	(721)
Total available-for-sale	$889	$(1)	$56,418	$(7,478)	$57,307	$(7,479)
Held to maturity:
U.S. Treasury & agency obligations	$—	$—	$985	$(15)	$985	$(15)
Mortgage-backed securities	—	—	37,858	(6,423)	37,858	(6,423)
State & political subdivision obligations	—	—	11,341	(1,319)	11,341	(1,319)
Total held to maturity	$—	$—	$50,184	$(7,757)	$50,184	$(7,757)
At March 31, 2026, 89 AFS securities with a fair value of $55.9 million had gross unrealized losses of $7.5 million. At December 31, 2025, 89 AFS securities with a fair value of $57.3 million had gross unrealized losses of $7.5 million. All of the Company’s mortgage-backed securities were issued by U.S. government-sponsored entities and agencies. As of March 31, 2026 and December 31, 2025, the Company’s unrealized losses in debt securities are related to interest rate fluctuations. Since the Company does not intend to sell any of the investments before recovery of its amortized cost basis and has the ability and intent to hold these investments to maturity, there is currently no ACL recorded against any securities in the Company’s AFS securities portfolio at March 31, 2026 and December 31, 2025.
The Company estimates expected credit losses on held-to-maturity securities on an individual basis based on a PD/LGD methodology primarily using security-level credit ratings. The Company’s only held-to-maturity securities with credit risk are municipal bonds. All but one of the Company’s HTM municipal securities were rated AAA/AA/A at March 31, 2026 and December 31, 2025 with the one rated below this being fully insured by Assured Guaranty Municipal, which is AA rated. All other held-to-maturity securities are covered by the explicit or implied guarantee of the United States government or one of its agencies. The Company’s HTM securities ACL was $5 thousand at March 31, 2026 and December 31, 2025.
The amortized cost and estimated fair value of debt securities at March 31, 2026, by contractual maturity are shown in the table that follows. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.
(Dollars in thousands)	Amortized Cost	Fair Value
Available-for-sale:
Due less than one year	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	7,550	6,840
Due after ten years	12,828	11,616
Mortgage-backed securities	43,030	37,425
Total available-for-sale	$63,408	$55,881
Held to maturity:
Due less than one year	$—	$—
Due after one year through five years	1,000	983
Due after five years through ten years	—	—
Due after ten years	12,627	11,106
Mortgage-backed securities	44,286	37,678
Total held to maturity	$57,913	$49,767
Investment securities with an amortized cost of $99.6 million and $103.7 million and fair market value of $91.6 million and $96.0 million, were pledged as collateral for borrowings or for other purposes as required or permitted by law at March 31, 2026 and December 31, 2025, respectively.
For the three months ended March 31, 2026 and 2025 there were no sales of securities available-for-sale.

Note 3.   Loans Receivable
Loans receivable consisted of the following at March 31, 2026 and December 31, 2025:
(Dollars in thousands)	March 31, 2026	December 31, 2025
Real estate loans:
Residential real estate	$163,867	$170,811
Commercial real estate	255,000	266,202
Commercial construction	73,992	71,885
Commercial	38,029	33,731
Consumer	84	138
	530,972	542,767
Net deferred loan costs (fees)	(775)	(889)
Allowance for credit losses	(6,125)	(6,575)
Total	$524,072	$535,303
The Company is principally engaged in banking in the Washington, D.C. metropolitan area. The Company primarily originates commercial and residential loans, the majority of which are secured by real estate. Although the Company has a diversified portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of the Washington, D.C. metropolitan area.
A summary of transactions in the allowance for credit losses is as follows for the three months ended March 31, 2026 and 2025:
	Real Estate
(Dollars in thousands)	Residential	Commercial	Construction	Commercial	Consumer	Total
Allowance for Credit Losses:
Balance, December 31, 2025	$2,401	$2,559	$1,212	$400	$3	$6,575
Loans charged off	(1,774)	—	(475)	—	—	(2,249)
Recoveries	—	—	—	—	—	—
Net loans charged off	(1,774)	—	(475)	—	—	(2,249)
Provision for (recovery of) credit losses	1,415	(49)	398	36	(1)	1,799
Balance, March 31, 2026	$2,042	$2,510	$1,135	$436	$2	$6,125
Ending balance: individually evaluated allowance	$66	$245	$536	$37	$—	$884
Ending balance: collectively evaluated allowance	$1,976	$2,265	$599	$399	$2	$5,241
Loans Receivable:
Balance, March 31, 2026	$163,867	$255,000	$73,992	$38,029	$84	$530,972
Ending balance: individually evaluated loans	$4,249	$1,560	$5,924	$141	$—	$11,874
Ending balance: collectively evaluated loans	$159,618	$253,440	$68,068	$37,888	$84	$519,098
Ending balance: non-accrual loans with no ACL	$—	$—	$—	$—	$—	$—
Ending balance: non-accrual loans with an ACL	$4,249	$1,560	$5,924	$141	$—	$11,874

	Real Estate
(Dollars in thousands)	Residential	Commercial	Construction	Commercial	Consumer	Total
Allowance for Credit Losses:
Balance, December 31, 2024	$2,327	$2,153	$1,058	$585	$2	$6,125
Loans charged off	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Net loans charged off	—	—	—	—	—	—
Provision for (recovery of) credit losses	424	(135)	(304)	79	1	65
Balance, March 31, 2025	$2,751	$2,018	$754	$664	$3	$6,190
Ending balance: individually evaluated allowance	$729	$—	$—	$—	$—	$729
Ending balance: collectively evaluated allowance	$2,022	$2,018	$754	$664	$3	$5,461
Loans Receivable:
Balance, March 31, 2025	$179,398	$231,383	$63,358	$47,653	$252	$522,044
Ending balance: individually evaluated loans	$6,951	$—	$—	$—	$—	$6,951
Ending balance: collectively evaluated loans	$172,447	$231,383	$63,358	$47,653	$252	$515,093
Ending balance: non-accrual loans with no ACL	$—	$—	$—	$—	$—	$—
Ending balance: non-accrual loans with an ACL	$4,168	$—	$—	$—	$—	$4,168
All individually evaluated loans were considered collateral-dependent as of March 31, 2026 and December 31, 2025. Four of the loans are Community Reinvestment Act-eligible multifamily loans, which participate in the Housing Voucher Program established by the District of Columbia Housing Authority, while the fifth loan is a Washington D.C. multifamily construction and development loan. All five loans have been individually evaluated for specific reserves using recent appraisals. The loans are carried at fair value based on current values determined by either independent appraisals or internal evaluations, adjusted for selling costs or other amounts to be deducted when estimating expected net sales proceeds.
The following table presents the amortized cost basis of collateral-dependent loans as of March 31, 2026 and December 31, 2025.
(Dollars in thousands)	March 31, 2026		December 31, 2025
	Real Estate Secured	Non Real Estate Secured	Real Estate Secured	Non Real Estate Secured
Real estate loans:
Residential real estate	$4,249	$—	$5,951	$—
Commercial real estate	1,560	—	1,560	—
Commercial construction	5,924	—	6,150	—
Commercial	—	141	—	166
Consumer	—	—	—	—
	$11,733	$141	$13,661	$166
A loan is collateral dependent when the borrower is experiencing financial difficulty and repayment of the loan is dependent on the sale or operation of the underlying collateral.

Management evaluates the credit quality of all loans based on an internal grading system that estimates the capability of the borrower to repay the contractual terms of their loan agreement as scheduled or at all. The Company’s internal risk grading is based on experiences with similarly graded loans. Management analyzes risk grades on an ongoing basis. In addition, risk grades are validated by an independent loan review performed on an annual basis.
The Company’s internally assigned grades are as follows:
•
Pass — Loans are supported by adequate financial statements, adequately secured by collateral and borrower demonstrates the ability to repay from normal business operations; includes Watch rated loans.

•
Special Mention — Loans with no immediate problem, but trends exist with the borrower or the borrower’s industry that warrant close watch. This category also includes loans that are currently performing but have experienced problems in the past.

•
Substandard — Loans meeting any of the following conditions: (1) Loans where problems have arisen with the current net worth and/or paying capacity of the borrower, or the collateral pledged, if any, to cause the Company to further protect its position; (2) Loans having a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; (3) Loans having the distinct possibility that the Company will sustain some loss if the deficiencies are not satisfactorily corrected.

•
Doubtful — Loans classified as doubtful have all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and therefore improbable.

•
Loss — Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though full or partial recovery may be affected in the future.

The following table represents the credit quality of loans by class at March 31, 2026 and December 31, 2025:
	Term Loans Amortized Cost Basis by Origination Year
(Dollars in thousands)	2026	2025	2024	2023	2022	Prior	Revolving	Total
Balance at March 31, 2026
Residential real estate:
Pass	$—	$8,745	$11,898	$23,831	$14,481	$84,586	$16,076	$159,617
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	4,249	—	—	—	4,249
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total residential real estate	$—	$8,745	$11,898	$28,080	$14,481	$84,586	$16,076	$163,866
Current period charge-offs	$—	$—	$—	$1,774	$—	$—	$—	$1,774
Commercial real estate:
Pass	$—	$56,554	$9,201	$32,419	$32,780	$121,633	$853	$253,440
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	1,560	—	—	—	—	1,560
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial real estate	$—	$56,554	$10,761	$32,419	$32,780	$121,633	$853	$255,000
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
(Dollars in thousands)	2026	2025	2024	2023	2022	Prior	Revolving	Total
Construction real estate:
Pass	$2,615	$34,897	$12,696	$17,860	$—	$—	$—	$68,068
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	4,924	1,000	—	—	—	5,924
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total construction real estate	$2,615	$34,897	$17,620	$18,860	$—	$—	$—	$73,992
Current period charge-offs	$—	$—	$—	$475	$—	$—	$—	$475
Commercial:
Pass	$112	$3,422	$1,668	$1,870	$3,634	$1,238	$25,944	$37,888
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	16	—	—	—	126	142
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial	$112	$3,422	$1,684	$1,870	$3,634	$1,238	$26,070	$38,030
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer:
Pass	$42	$—	$—	$—	$—	$—	$42	$84
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total consumer	$42	$—	$—	$—	$—	$—	$42	$84
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Total Loans:
Pass	$2,769	$103,618	$35,463	$75,980	$50,895	$207,457	$42,915	$519,097
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	6,500	5,249	—	—	126	11,875
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total loans	$2,769	$103,618	$41,963	$81,229	$50,895	$207,457	$43,041	$530,972
Current period charge-offs	$—	$—	$—	$2,249	$—	$—	$—	$2,249

	Term Loans Amortized Cost Basis by Origination Year
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving	Total
Balance at December 31, 2025
Residential real estate:
Pass	$10,068	$12,420	$23,588	$14,574	$17,188	$71,390	$15,632	$164,860
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	5,951	—	—	—	—	5,951
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total residential real estate	$10,068	$12,420	$29,539	$14,574	$17,188	$71,390	$15,632	$170,811
Current period charge-offs	$—	$—	$1,283	$—	$—	$—	$—	$1,283
Commercial real estate:
Pass	$55,994	$9,233	$33,576	$40,519	$23,204	$98,210	$804	$261,540
Special Mention	—	—	—	—	—	3,102	—	3,102
Substandard	—	1,560	—	—	—	—	—	1,560
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial real estate	$55,994	$10,793	$33,576	$40,519	$23,204	$101,312	$804	$266,202
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Construction real estate:
Pass	$31,959	$15,245	$17,057	$—	$—	$—	$—	$64,261
Special Mention	—	—	1,474	—	—	—	—	1,474
Substandard	—	6,150	—	—	—	—	—	6,150
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total construction real estate	$31,959	$21,395	$18,531	$—	$—	$—	$—	$71,885
Current period charge-offs	$—	$100	$—	$—	$—	$—	$—	$100
Commercial:
Pass	$3,517	$1,771	$2,107	$3,882	$407	$1,259	$20,532	$33,475
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	16	—	—	—	—	240	256
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total commercial	$3,517	$1,787	$2,107	$3,882	$407	$1,259	$20,772	$33,731
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—
Consumer:
Pass	$85	$—	$—	$—	$—	$—	$53	$138
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total consumer	$85	$—	$—	$—	$—	$—	$53	$138
Current period charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans Amortized Cost Basis by Origination Year
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving	Total
Total Loans:
Pass	$101,623	$38,669	$76,328	$58,975	$40,799	$170,859	$37,021	$524,274
Special Mention	—	—	1,474	—	—	3,102	—	4,576
Substandard	—	7,726	5,951	—	—	—	240	13,917
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total loans	$101,623	$46,395	$83,753	$58,975	$40,799	$173,961	$37,261	$542,767
Current period charge-offs	$—	$100	$1,283	$—	$—	$—	$—	$1,383

Past due loans based on contractual payment status, including loans on nonaccrual status, presented by class before unearned fees were as follows as of March 31, 2026 and December 31, 2025:
(Dollars in thousands) March 31, 2026	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Recorded Investments > 90 Days Accruing	Non- Accrual Loans
Real estate loans:
Residential real estate	$—	$—	$4,249	$4,249	$159,618	$163,867	$—	$4,249
Commercial real estate	—	—	1,560	1,560	253,440	255,000	—	1,560
Commercial construction	—	—	5,924	5,924	68,068	73,992	—	5,924
Commercial	—	—	141	141	37,888	38,029	—	141
Consumer	—	—	—	—	84	84	—	—
Total	$—	$—	$11,874	$11,874	$519,098	$530,972	$—	$11,874
December 31, 2025	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Total Loans	Recorded Investments > 90 Days Accruing	Non- Accrual Loans
Real estate loans:
Residential real estate	$—	$—	$4,718	$4,718	$166,093	$170,811	$—	$5,951
Commercial real estate	—	—	1,560	1,560	264,642	266,202	—	1,560
Commercial construction	—	—	—	—	71,885	71,885	—	6,150
Commercial	—	—	150	150	33,581	33,731	—	166
Consumer	—	—	—	—	138	138	—	—
Total	$—	$—	$6,428	$6,428	$536,339	$542,767	$—	$13,827
The Company recognized $0 of interest income on non-accrual loans during the quarter ended March 31, 2026 and year ended December 31, 2025.
There were no loans designated as modifications for borrowers who were experiencing financial difficulty for the three months ended March 31, 2026 and March 31, 2025.
Note 4.   Leases
A lease is defined as a contract that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. The right-of-use asset and lease liability are included in other assets and accrued interest and other liabilities, respectively, in the Company’s consolidated balance sheets as of March 31, 2026 and December 31, 2025.
Lease liabilities represent the Company’s obligation to make lease payments and are presented as the net present value of the remaining contractual cash flows. Cash flows are discounted at the Company’s incremental borrowing rate in effect at the later of the adoption date or commencement date of the lease. Right-of-use assets represent the Company’s right to use the underlying asset for the lease term and are calculated as the sum of the lease liability and if applicable, prepaid rent, initial direct costs and any incentives received from the lessor.
The Company’s long-term lease agreements are classified as operating leases. Certain of these leases offer the option to extend the lease term and the Company has included such extensions in its calculation of the lease liabilities to the extent the options are reasonably assured of being exercised. The lease agreements do not provide for residual value guarantees and have no restrictions or covenants that would impact dividends or require incurring additional financial obligations.
The following tables present information about the Company’s leases, as of and for the three months ended March 31, 2026 and 2025, respectively:
	Three Months Ended
(Dollars in thousands)	March 31, 2026	March 31, 2025
Lease liabilities	$80	$210
Right-of-use assets	80	210
Weighted average remaining lease term (in years)	0.76	1.65
Weighted average discount rate	3.56%	3.47%
Lease cost:
Operating lease cost	$34	$33
Short-term lease cost	2	2
Total lease cost	$36	$35
Cash paid for amounts included in the measurement of lease liabilities	$34	$33
A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total of operating lease liabilities as of March 31, 2026 is as follows:
(Dollars in thousands)
Lease payments due:
2026	$68
2027	13
2028	—
2029	—
2030	—
Thereafter	—
Total undiscounted cash flows	$81
Discount	(1)
Lease liabilities	$80
The Company owns but does not fully occupy its main office building at 316 Pennsylvania Avenue, SE, Washington, D.C. To generate additional cash flow, as a lessor, the Company has various lease agreements to utilize the remaining available office space within its main office building. The leases were determined to be operating leases and typically range from three to five years although a few of the smaller leases operate under shorter terms. The leases may contain renewal options for the tenant at pre-determined rates or fair market value rates at the time of renewal. The Company recognized rental income related to operating lease payments of $292 thousand and $250 thousand for the three months ended March 31, 2026 and 2025, respectively, and are reported as rental income in the Company’s consolidated statements of income.

The following table sets forth the undiscounted cash flows for future minimum base rents to be received by the Company for leases in effect at March 31, 2026:
(Dollars in thousands)	Total by Year
Lease payments due:
2026	$942
2027	449
2028	287
2029	294
2030	225
Thereafter	—
Total	$2,197
Note 5.   Deposits
Deposits as of March 31, 2026 and December 31, 2025, are summarized as follows:
(Dollars in thousands)	March 31, 2026		December 31, 2025
	Balance	Weighted Average Interest Rate %	Balance	Weighted Average Interest Rate %
Non-interest-bearing	$175,070	—	$174,087	—
Interest-bearing:
Interest checking	83,702	0.08	86,180	0.36
Money market accounts	242,289	1.75	261,724	1.76
Savings accounts	19,313	0.05	19,236	0.05
Certificates of deposit:	—		—
Less than $250,000	54,687	3.05	51,707	3.37
$250,000 or more	75,602	3.31	85,258	3.52
Total interest-bearing	475,593		504,105
Total deposits	$650,663		$678,192
At March 31, 2026, the scheduled maturities of certificates of deposit are as follows:
(Dollars in thousands)	Maturities by Year
2026	$123,473
2027	6,319
2028	497
$130,289
Note 6.   Borrowings
The Company utilizes advances from the FHLB as a source of funding and interest rate risk management. At March 31, 2026 and December 31, 2025, the Company had no outstanding balances with the FHLB. Any outstanding advances from the FHLB are secured by certain qualifying loans of $239.8 million at March 31, 2026 along with certain pledged securities with an amortized cost of $104.5 million and a fair market value of $90.2 million at March 31, 2026. Additional available borrowing capacity based on collateral value amounted to $223.8 million as of March 31, 2026.
The Company also has access to the FRB’s discount window. At March 31, 2026, the Company had pledged as collateral, for the FRB discount window, investment securities with an amortized cost and fair value of $1.6 million and $1.5 million, respectively.

At March 31, 2026, the Company had unsecured lines of credit available totaling $26 million with other financial institutions. The interest rate on these agreements is equal to the prevailing federal funds rate. There were no outstanding balances at March 31, 2026 and December 31, 2025.
On May 11, 2021, the Company completed an offering of $14 million aggregate principal amount Fixed to Floating Rate Subordinated Notes due in 2031. The notes bear a fixed interest rate of 3.75% per year through May 14, 2026. Beginning May 15, 2026, the interest rate will become a floating rate equal to three-month term SOFR plus 305 basis points through the remaining maturity or early redemption date of the notes. The interest will be paid in arrears semi-annually during the fixed rate period and quarterly during the floating rate period. The Company incurred $411 thousand of debt issuance costs which are being amortized through the contractual life of the debt.
Note 7.   Employee Benefit Plans
Employee Savings Plan:   The Company has a defined contribution plan that covers substantially all of the Company’s full-time employees. Participants can contribute up to 15%, or the maximum amount allowable by law, of their annual compensation and receive a dollar-for-dollar matching employer contribution of up to 4% of their annual compensation. Related expenses were $130 thousand and $130 thousand for the three months ended March 31, 2026 and 2025, respectively.
Stock-based Compensation:   The Company has stock-based incentive arrangements to attract and retain key personnel. Each stock-based award is governed by a separate agreement, subject to approval by the Bank’s board of directors. As of March 31, 2026, all awards consisted of restricted stock which vest ratably over a three-year period. Compensation expense for these awards is recognized over the vesting period.
Stock-based compensation expense included in the consolidated statements of income totaled $47 thousand and $23 thousand for the three months ended March 31, 2026 and 2025, respectively. Unrecognized compensation cost expected to be recognized over the remainder of the vesting period totaled $265 thousand at March 31, 2026. The weighted average period remaining to vesting is approximately 19 months at March 31, 2026.
The following table summarizes the unvested restricted stock awards activity during the three months ended March 31, 2026 and the year ended December 31, 2025:
	Three Months Ended March 31, 2026		Year Ended December 31, 2025
	Number of Shares	Average Grant Date Fair Value	Number of Shares	Average Grant Date Fair Value
Nonvested at beginning of period	4,810	$62.00	3,644	$43.00
Granted	1,700	66.49	3,250	71.60
Vested	(1,850)	54.59	(2,084)	43.74
Forfeited	(332)	59.00	—	—
Nonvested at end of period	4,328	$67.16	4,810	$62.00
Note 8.   Shareholders’ Equity
The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the bank’s retained net income, as defined, for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can distribute as dividends, without the approval of the Office of the Comptroller of the Currency, up to $11.8 million as of March 31, 2026. Dividends paid by the Bank to the Company are the only significant source of funding for dividends paid by the Company to its shareholders.
In February of 2026, the Company’s Board of Directors approved a share repurchase program of up to $900 thousand, allowing for purchases from time to time, in open market or private transactions with a program expiration date of February 28, 2027. During the three months ended March 31, 2026, the Company did not repurchase any shares.

In February of 2025, the Company’s Board of Directors approved a share repurchase program of up to $600 thousand, allowing for purchases from time to time, in open market or private transactions with a program expiration date of February 28, 2026. During the three months ended March 31, 2025, the Company did not repurchase any shares.
Note 9.   Regulatory Matters
Federal bank regulators have issued substantially similar guidelines requiring banks and bank holding companies to maintain capital at certain levels. In addition, regulators may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Failure to meet minimum capital requirements can trigger certain mandatory and discretionary actions by regulators that could have a direct material effect on the Company’s financial condition and results of operations.
The FRB and the Office of the Comptroller of the Currency have adopted rules to implement the Basel III capital framework as outlined by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Basel III Capital Rules). The Basel III Capital Rules require banks and bank holding companies to comply with certain minimum capital ratios, plus a “capital conservation buffer,” which is designed to absorb losses during periods of economic stress and is applicable to all ratios except the leverage capital ratio.
The Company meets the eligibility criteria of a small bank holding company in accordance with the FRB’s Small Bank Holding Company Policy Statement (the SBHC Policy Statement). Under the SBHC Policy Statement, qualifying bank holding companies, such as the Company, have additional flexibility in the amount of debt they can issue and are also exempt from the Basel III Capital Rules. The SBHC Policy Statement does not apply to the Bank, and the Bank must comply with the Basel III Capital Rules. The Bank must also comply with the capital requirements set forth in the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act. The minimum capital ratios for the Bank to be considered “well capitalized” are set forth in the table below.
Management believes that as of March 31, 2026, the Company and Bank meet all capital adequacy requirements to which they are subject. At March 31, 2026 and December 31, 2025, the most recent regulatory notifications categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s required and actual capital amounts and ratios are set forth in the following table as of March 31, 2026 and December 31, 2025:
(Dollars in thousands)	Actual		For Capital Adequacy Purposes(1)		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2026:
Common Equity Tier 1 [to Risk Weighted Assets]	$85,932	16.28%	$36,948	>7.00%	$34,309	>6.5%
Total Capital [to Risk Weighted Assets]	92,272	17.48%	55,422	>10.50%	52,783	>10%
Tier 1 Capital [to Risk Weighted Assets]	85,932	16.28%	44,865	>8.50%	42,226	>8%
Tier 1 Capital [to Average Assets]	85,932	11.34%	30,310	>4.00%	37,887	>5%

	Actual		For Capital Adequacy Purposes(1)		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025:
Common Equity Tier 1 [to Risk Weighted Assets]	$85,348	15.70%	$38,056	>7.00%	$35,337	>6.5%
Total Capital [to Risk Weighted Assets]	92,138	16.95%	57,084	>10.50%	54,365	>10%
Tier 1 Capital [to Risk Weighted Assets]	85,348	15.70%	46,211	>8.50%	43,492	>8%
Tier 1 Capital [to Average Assets]	85,348	11.34%	30,097	>4.00%	37,621	>5%

(1)
The March 31, 2026 and December 31, 2025 amounts, except for the Tier 1 leverage ratio, include a transition capital conservation buffer of 2.500%

Note 10.   Earnings per Common Share
Earnings per common share is calculated in accordance with ASC 260 — Earnings Per Share, which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.
Under the two-class method, basic earnings per common share is computed by dividing net earnings allocated to common stock by the weighted-average number of voting common shares outstanding during the applicable period, excluding outstanding participating securities. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock compensation using the treasury stock method.
The following table summarizes the computation of earnings per share for the three months ended March 31, 2026 and 2025.
	Three months ended March 31,
	2026	2025
Earnings per common share – basic:
Income available to common shareholders (in thousands):
Net Income	$1,053	$1,673
Weighted average shares outstanding:
Common shares outstanding, including unvested restricted stock	1,150,809	1,148,218
Earnings per common share – basic	$0.92	$1.46
Earnings per common share – diluted:
Income available to common shareholders (in thousands):
Net Income	$1,053	$1,673
Less: Income attributable to unvested restricted stock awards	(4)	(8)
Net income available to common shareholders	$1,049	$1,665
Weighted average shares outstanding:
Common shares outstanding, including unvested restricted stock	1,150,809	1,148,218
Less: Unvested restricted stock	(4,328)	(5,460)
Weighted-average common shares outstanding – diluted	1,146,481	1,142,758
Earnings per common share – diluted	$0.92	$1.46

Note 11.   Fair Value Measurements
The Company follows authoritative accounting guidance to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The guidance clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The guidance provides key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.
Authoritative accounting guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:
Level 1 —
Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2 —
Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 —
Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:
Securities available-for-sale:   Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).
Interest rate swap agreements:   Interest rate swap agreements are measured by alternative pricing sources with reasonable levels of price transparency in markets that are not active. Based on the complex nature of interest rate swap agreements, the markets these instruments trade in are not as efficient and are less liquid than that of the more mature Level 1 markets. These markets do however have comparable, observable inputs in which an alternative pricing source values these assets in order to arrive at a fair market value. These characteristics classify interest rate swap agreements as Level 2.
The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025:
(Dollars in thousands)		Fair Value Measurements at March 31, 2026 Using
Description	Fair Value as of March 31, 2026	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
Mortgage-backed securities	$37,425	$—	$37,425	$—
State & political subdivision obligations	11,616	—	11,616	—
Corporate	6,840	—	6,840	—
Interest rate swap agreements	326	—	326	—
Liabilities:
Interest rate swap agreements	$326	$—	$326	$—

Description		Fair Value Measurements at December 31, 2025 Using
	Fair Value as of December 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S treasury & agency obligations
Mortgage-backed securities	$38,801	$—	$38,801	$—
State & political subdivision obligations	11,677	—	11,677	—
Corporate	6,829	—	50,477	—
Interest rate swap agreements	714	—	714	—
	—	—	—	—
Liabilities:
Interest rate swap agreements	$714	$—	$714	$—
Certain financial and nonfinancial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.
The following describes the valuation techniques used by the Company to measure certain financial and nonfinancial assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:
Loans:   The fair value of individually assessed loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those individually assessed loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. In accordance with ASC 820, individually assessed loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.
Foreclosed Assets:   Foreclosed assets fair value measurements are the same as individually assessed loans which are described above. The Company had no foreclosed assets at March 31, 2026 and December 31, 2025.
The table below presents assets measured at fair value on a nonrecurring basis as of March 31, 2026 and December 31, 2025:
		Fair Value Measurements at March 31, 2026 Using
Description	Fair Value as of March 31, 2026	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Individually assessed loans:
Residential real estate	$4,183	$—	$—	$4,183
Commercial real estate	1,315	—	—	1,315
Commercial construction real estate	5,388	—	—	5,388
Commercial	104	—	—	104

		Fair Value Measurements at December 31, 2025 Using
Description	Fair Value as of December 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Individually assessed loans:
Residential real estate	$5,518	$—	$—	$5,518
Commercial real estate	1,345	—	—	1,345
Commercial construction real estate	5,625	—	—	5,625
Commercial	130	—	—	130
The following table presents quantitative information about Level 3 Fair Value Measurements for assets measured at fair value on a non-recurring basis as of March 31, 2026:
Level 3 Fair Value Measurement	Valuation Technique	Unobservable Input	Amount
Individually assessed loans	Discounted appraised value	Selling expenses Liquidity	5 – 10% 2 – 20%
Authoritative accounting guidance requires disclosures of the estimated fair values of financial instruments, which is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. The assumptions used by management are more fully detailed below. It should be noted that different assumptions could significantly affect these estimates and the net realizable values could be materially different from the estimates presented below.
The fair value estimates presented are based on pertinent information available as of March 31, 2026 and December 31, 2025. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
The Company had determined the fair value of its financial instruments using the following assumptions:
Cash and Cash Equivalents, Accrued Interest Receivable and Payable — The fair value of cash and cash equivalents and accrued interest receivable and payable was estimated to equal the carrying value due to the short-term nature of these financial instruments.
Investment Securities — The fair value of securities was estimated based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The carrying value of restricted stock approximates fair value based on the redemption provisions of the respective entity.
Loans — The loan portfolio is valued using an exit price notion. The present value of cash flows projection is established for each loan in the portfolio projecting contractual payments, default adjusted payments, cash flows in the event of default (including deferred timing of recoveries), and pre-payments. These expected cash flows are then discounted to present value using the note interest rate and an established market rate which, if different from the note rate, allows the Company to isolate the amount above or below par a potential acquirer would pay to acquire the Company’s portfolio.
Bank-Owned Life Insurance — Bank-owned life insurance represents insurance policies on officers of the Company. The cash value of these policies are estimates using information provided by insurance carriers. These policies are carried at their cash surrender value, which approximates the fair value.
Interest rate swap agreements — Interest rate swap agreements are measured by alternative pricing sources with reasonable levels of price transparency in markets that are not active. These markets do however have comparable, observable inputs in which an alternative pricing source values these assets in order to arrive at a fair market value.

Deposits — The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting estimated future cash flows using current rates on time deposits with similar maturities.
Short-Term Borrowings — The carrying amounts of borrowing under repurchase agreements, and other short-term borrowings maturing within ninety days, approximate their fair values.
Other Borrowings — The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.
Subordinated Debt — The fair value is estimated by discounting future cash flows using current rates on similar borrowings.
Off-Balance-Sheet-Instruments — The estimated fair value of fee income on letters of credit at March 31, 2026 and December 31, 2025 was insignificant. Loan commitments on which the committed interest rate is less than the current market rate were also insignificant at March 31, 2026 and December 31, 2025.
(Dollars in thousands)		Fair Value Measurements at March 31, 2026 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$66,393	$66,393	$—	$—	$66,393
Investment securities:
Available-for-sale	55,881	—	55,881	—	55,881
Held-to-maturity	57,908	—	49,767	—	49,767
Loans, net	524,072	—	—	511,352	511,352
Bank-owned life insurance	14,912	—	14,912	—	14,912
Accrued interest receivable	2,339	—	2,339	—	2,339
Interest rate swap agreements	326	—	326	—	326
Financial Liabilities:
Deposits	650,663	—	650,841	—	650,841
FHLB borrowings	—	—	—	—	—
Subordinated debt	13,857	—	13,806	—	13,806
Accrued interest payable	385	—	385	—	385
Interest rate swap agreements	326	—	326	—	326
		Fair Value Measurements at December 31, 2025 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Fair Value
Financial Assets:
Cash and cash equivalents	$81,245	$81,245	$—	$—	$81,245
Investment securities:
Available-for-sale	57,307	—	57,307	—	57,307
Held-to-maturity	57,936	—	50,184	—	50,184
Loans, net	535,303	—	—	523,266	523,266
Bank-owned life insurance	15,118	—	15,118	—	15,118

		Fair Value Measurements at December 31, 2025 Using
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Fair Value
Accrued interest receivable	2,544	—	2,544	—	2,544
Interest rate swap agreements	714	—	714	—	714
Financial Liabilities:
Deposits	678,192	—	678,510	—	678,510
FHLB borrowings	—	—	—	—	—
Subordinated debt	13,843	—	13,690	—	13,690
Accrued interest payable	240	—	240	—	240
Interest rate swap agreements	714	—	714	—	714
Note 12.   Financial Instruments with Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit, commitments under credit line arrangements, and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial and standby letters of credit is represented by the contractual amount of those obligations. The Company uses the same policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
The contract amounts of these financial instruments at March 31, 2026 and December 31, 2025 are as follows:
(Dollars in thousands)	March 31, 2026	December 31, 2025
Commitments to extend credit – other loans	$96,835	$100,954
Commercial and standby letters of credit	3,003	4,290
	$99,838	$105,244
Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include inventory, real estate, equipment, securities, cash, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting these commitments. In the event the customer does not perform in accordance with the terms of the agreement with the third-party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. At March 31, 2026 and December 31, 2025, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The Company records a reserve for unfunded commitments on off-balance sheet credit exposures through a charge to provision for credit loss expense in its consolidated statements of income. The allowance for unfunded commitments is reflected in accrued interest and other liabilities on the Company’s consolidated balance sheet.
The following table presents the balance and activity in the allowance for credit losses for unfunded commitments for the three months ended March 31, 2026 and 2025:
(Dollars in thousands)	Total Allowance for Credit Losses – Unfunded Commitments
Balance, December 31, 2024	$180
Provision for (recovery of ) credit losses	—
Balance, March 31, 2025	$180
Balance, December 31, 2025	$210
Provision for (recovery of ) credit losses	—
Balance, March 31, 2026	$210
Note 13.   Interest Rate Swap Derivatives
The Company enters into interest rate swaps (swaps) with loan customers to provide a facility to mitigate the fluctuations in the variable rate on the respective loans. These swaps are matched in exact offsetting terms to swaps that the Company enters into with highly-rated third party financial institutions. These back-to-back swap agreements are free-standing derivatives and are recorded at fair value in the Company’s balance sheets (asset positions are included in other assets and liability positions are included in other liabilities). The Company’s swaps qualify as derivatives, but are not designated as hedging instruments, thus any net gain or loss resulting from changes in the fair value is recognized in other non-interest income. As of March 31, 2026, the Company entered into eleven interest rate swap agreements which are collateralized by $1.1 million in cash.
The notional amount and fair value of the Company’s derivative financial instruments as of March 31, 2026 and December 31, 2025 were as follows:
	March 31, 2026
(Dollars in thousands)	Number of Contracts	Notional Amount	Fair Value
Interest Rate Swap Agreements:
Receive Fixed/Pay Variable Swaps	9	$37,816	$326
Pay Fixed/Receive Variable Swaps	9	37,816	(326)
	December 31, 2025
	Number of Contracts	Notional Amount	Fair Value
Interest Rate Swap Agreements:
Receive Fixed/Pay Variable Swaps	11	$49,119	$714
Pay Fixed/Receive Variable Swaps	11	49,119	(714)
Note 14.   Accumulated Other Comprehensive Income (Loss)
Changes in accumulated other comprehensive income (AOCI) for the periods ended March 31, 2026 and December 31, 2025 are shown in the following table. The Company has two components of AOCI, which are available-for-sale securities and securities transferred to held-to-maturity, for the three months ended March 31, 2026 and 2025. All amounts in table are shown net of tax.

	March 31, 2026
(Dollars in thousands)	Available-for- Sale Securities	Securities Transferred from Available-for-sale to Held-to-maturity	Total
Balance, beginning of period	$(5,474)	$(1,642)	$(7,116)
Net unrealized gains (losses) during period	(36)		(36)
Net reclassification adjustment for losses (gains) realized in income	—		—
Net amortization on securities transferred to held-to-maturity		54	54
Other comprehensive income (loss), net of tax	(36)	54	18
Balance, end of period	$(5,510)	$(1,588)	$(7,098)
	March 31, 2025
(Dollars in thousands)	Available-for- Sale Securities	Securities Transferred from Available-for-sale to Held-to-maturity	Total
Balance, beginning of period	$(7,536)	$(1,875)	$(9,411)
Net unrealized gains (losses) during period	567		567
Net reclassification adjustment for losses (gains) realized in income	—		—
Net amortization on securities transferred to held-to-maturity		57	57
Other comprehensive income (loss), net of tax	567	57	624
Balance, end of period	$(6,969)	$(1,818)	$(8,787)
The following table presents information related to reclassifications from accumulated other comprehensive income.
(Dollars in thousands)	Amount Reclassified from AOCI into Income		Affected Line Item in the Statements of Income
	For the 3 Months Ended March 31,
	2026	2025
Details about AOCI:
Net gain (loss) on sale of securities	$—	$—	Net gain (loss) on sale of securities
Amortization of unrealized loss on securities transferred to held-to-maturity	74	78	Interest income: Investment securities
Income tax benefit (expense)	20	21	Provision for Income Taxes
Total	$(54)	$(57)	Net income
Note 15.   Segment Reporting
Operating segments are components of a business about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. While the chief operating decision maker, the Bank’s President and Chief Executive Officer, monitors the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. The chief operating decision maker uses consolidated net income to assess performance by comparing to and monitoring against budget and prior period results.

The following table presents segment information for the periods presented herein:
(Dollars in thousands)	Three months ended
	March 31,
	2026	2025
Interest Income	$8,682	$8,427
Interest Expense	2,383	2,348
Segment net interest income	6,299	6,079
Noninterest Income	1,696	1,156
Segment net interest income and noninterest income	7,995	7,235
Provision for (recovery of) credit losses	1,799	65
Noninterest Expense:
Salaries and employee benefits expense	3,254	3,117
Occupancy and equipment expense	465	544
Professional fees	268	367
Data processing expense	443	423
Other segment expense	488	464
Segment noninterest expense	4,918	4,915
Segment income before income taxes	1,278	2,255
Provision for income taxes	225	582
Segment and consolidated net income	$1,053	$1,673
Segment assets represent total assets as presented in the Company’s consolidated balance sheets and were $735.3 million and $716.8 million as of March 31, 2026 and 2025, respectively.
Note 16.   Commitments and Contingencies
In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.
Note 17.   Subsequent Events
The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.
On June 15, 2026, the Company entered into a definitive merger agreement with ODNB Financial Corporation (ODNB). Under the agreement, the Company will merge with and into ODNB, with ODNB surviving the merger, and Old Dominion National Bank will merge with and into the Bank, with the Bank surviving as the wholly owned bank subsidiary of the combined company.
Under the terms of the definitive merger agreement, which was unanimously approved by the boards of directors of both companies, holders of the Company’s common stock will have the right to elect to receive: (a) 100% stock at an exchange ratio of 5.2390 shares of common stock of ODNB for each share of the Company, (b) 100% cash at $83.00 per share, or (c) a mixture of 90% stock and 10% cash. The cash portion of the merger consideration will not exceed 10% of the total merger consideration, will not exceed $1.0 million (12,048 shares) per shareholder of the Company, and will be subject to certain proration procedures.

The transaction is subject to customary closing conditions, including receipt of required regulatory and shareholder approvals, and is expected to close in the fourth quarter of 2026. The transaction itself has not been recognized in the accompanying March 31, 2026 unaudited consolidated financial statements.

Annex H
Maryland General Corporation Law, Title 3, Subtitle 2 — Rights of Objection Stockholders
§ 3-201. Definitions
(a)
In this subtitle the following words have the meanings indicated.

(b)
“Affiliate” has the meaning stated in § 3-601 of this title.

(c)
“Associate” has the meaning stated in § 3-601 of this title.

(d)
“Beneficial owner”, when used with respect to any voting stock, means a person that:

(1)
Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2)
Individually or with any of its affiliates or associates, has:

(i)
The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii)
Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3)
Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e)
“Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f)
(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2)
“Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g)
“Voting stock” has the meaning stated in § 3-601 of this title.

§ 3-202. Fair value, right to from successors
(a)
Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1)
The corporation consolidates or merges with another corporation;

(2)
The stockholder’s stock is to be acquired in a share exchange;

(3)
The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4)
The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5)
The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6)
The corporation is converted in accordance with § 3-901 of this title.

(b)
(1) Fair value is determined as of the close of business:

(i)
With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii)
With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2)
Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3)
In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c)
Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1)
Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i)
With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii)
With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2)
The stock is that of the successor in a merger, unless:

(i)
The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii)
The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3)
The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4)
The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5)
The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19401 and the value placed on the stock in the transaction is its net asset value.

(d)
With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1)
In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i)
Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii)
Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii)
Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2)
The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i)
The day the stockholders voted on the transaction objected to; or

(ii)
With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

(3)
Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e)
If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Duties of objecting stockholders
(a)
A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1)
Shall file with the corporation a written objection to the proposed transaction:

(i)
With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii)
With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2)
May not vote in favor of the transaction; and

(3)
Shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment:

(i)
Within 20 days after the Department accepts the articles for record; or

(ii)
Within 20 days after consummation of the transfer or transaction with respect to:

1.
A transfer of assets in a manner requiring stockholder approval under § 3-105 of this title; or

2.
A transaction that is governed by § 3-603(b) of this title or exempted by § 3-603(b) of this title, for which no articles are required to be filed with the Department.

(b)
A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand
A stockholder who demands payment for his stock under this subtitle:
(1)
Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and
(2)
Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Consent to demand withdrawal
A demand for payment may be withdrawn only with the consent of the successor.
§ 3-206. Restoration of stockholder rights
(a)
The rights of a stockholder who demands payment are restored in full, if:

(1)
The demand for payment is withdrawn;

(2)
A petition for an appraisal is not filed within the time required by this subtitle;

(3)
A court determines that the stockholder is not entitled to relief; or

(4)
The transaction objected to is abandoned or rescinded.

(b)
The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Successor’s duty, notice and offer
(a)
(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2)
The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i)
A balance sheet as of a date not more than six months before the date of the offer;

(ii)
A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii)
Any other information the successor considers pertinent.

(b)
The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal
(a)
Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)
(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2)
Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Submission of certificate for notation
(a)
At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
(b)
If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Report of appraisers
(a)
If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b)
Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c)
The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)
(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2)
Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Court order upon appraisers report
(a)
The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1)
Confirms, modifies, or rejects it; and

(2)
If appropriate, sets the time for payment to the stockholder.

(b)
(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2)
If the appraisers’ report is rejected, the court may:

(i)
Determine the fair value of the stock and enter judgment for the stockholder; or

(ii)
Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)
(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2)
The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)
The price which the successor offered for the stock;

(ii)
The financial statements and other information furnished to the stockholder; and

(iii)
Any other circumstances it considers relevant.

(d)
(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers,

shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
(i)
The price which the successor offered for the stock;

(ii)
The financial statements and other information furnished to the stockholder; and

(iii)
Any other circumstances it considers relevant.

(2)
Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i)
The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii)
The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e)
The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock to successor
The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
(1)
The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2)
Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor
(a)
A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b)
After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c)
Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

Annex I
Form of Proposed Amendment of ODNB Articles of Incorporation
The Articles of the Surviving Corporation shall be amended by changing the name of the Surviving Corporation to “National Capital Bancorp, Inc.” and by amending and restating Article VI, Section B.1 as set forth below.
B.   Number of Directors; Term.
1.   The Board of Directors of this Corporation shall consist of not less than five nor more than twenty-five persons. The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Directors shall be elected for terms of one year and until their successors are elected and qualified.

I-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
ODNB Financial Corporation (“ODNB”) is a bank holding company incorporated under the laws of the Commonwealth of Virginia. The following is a summary of the provisions of ODNB’s articles of incorporation, ODNB’s bylaws, and the Virginia Stock Corporation Act (the “VSCA”) relating to the indemnification of directors and officers, and is qualified in its entirety by reference to such documents and applicable law. Copies of ODNB’s articles of incorporation and bylaws are filed as exhibits to this registration statement.
ODNB’s articles of incorporation provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of ODNB will not be personally liable to ODNB or its shareholders for monetary damages. The VSCA provides that the liability of a director or officer in a proceeding brought by or in the right of shareholders, or on behalf of shareholders, may be eliminated, except that the liability of a director or officer may not be eliminated if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any state or federal securities law, including any claim of unlawful insider trading or manipulation of the market for any security.
Because ODNB is a bank holding company, its articles of incorporation specifically address indemnification in the context of administrative proceedings or civil actions initiated by a federal banking agency. ODNB’s articles of incorporation provide that ODNB shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 U.S.C. § 1813(u), for any administrative proceeding or civil action initiated by a federal banking agency, to the extent that such payments are reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and the implementing regulations thereunder.
ODNB’s articles of incorporation further provide that ODNB shall indemnify an institution-affiliated party, as defined at 12 U.S.C. § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the VSCA. The VSCA provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The VSCA further provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) the director conducted himself or herself in good faith; (ii) he or she believed (a) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation and (b) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification may be made if: (x) the proceeding was by or in the right of the corporation and the director is adjudged liable to the corporation; or (y) in any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director is adjudged liable to the corporation for the receipt of an improper personal benefit.
ODNB’s articles of incorporation authorize ODNB to purchase and maintain insurance on behalf of institution-affiliated parties in connection with the foregoing indemnities and limitations on liability. ODNB has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.
These provisions do not limit or eliminate the rights of ODNB or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. Furthermore, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The rights of indemnification provided in ODNB’s articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors, or otherwise.

Item 21.   Exhibits and Financial Statement Schedules.
Exhibit Index
Exhibit No.	Description
2.1*+	Agreement and Plan of Merger, dated as of June 15, 2026, by and between ODNB Financial Corporation and National Capital Bancorp, Inc. (included as Annex A to the joint proxy statement/prospectus included in this registration statement).
3.1*	Articles of Incorporation of ODNB Financial Corporation.
3.2*	Bylaws of ODNB Financial Corporation.
4.1**	Specimen certificate of ODNB Financial Corporation common stock.
5.1*	Opinion of Troutman Pepper Locke LLP regarding the legality of the securities being registered.
8.1*	Opinion of Troutman Pepper Locke LLP regarding certain tax matters.
8.2*	Opinion of Williams Mullen regarding certain tax matters.
10.1*	Fourth Amended and Restated Employment Agreement, dated July 1, 2022, by and between Old Dominion National Bank, ODNB Financial Corporation and Mark S. Merrill
10.2*	First Amended and Restated Employment Agreement, dated July 1, 2022, by and between Old Dominion National Bank, ODNB Financial Corporation and John (Jack) M. Infield
10.3*	First Amended and Restated Employment Agreement, dated July 1, 2022, by and between Old Dominion National Bank and Kevin Albrigo
10.4*	First Amended and Restated Employment Agreement, dated July 1, 2022, by and between Old Dominion National Bank and Penny Bladich
10.5*	Second Amended and Restated Employment Agreement, dated July 29, 2026, by and between Old Dominion National Bank and John (Jack) M. Infield, contingent upon and effective as of the closing of the merger
10.6*	Old Dominion National Bank Incentive Compensation Agreement, dated July 29, 2026, by and between Old Dominion National Bank and John (Jack) M. Infield
10.7*	ODNB Financial Corporation Amended and Restated 2014 Stock Plan
10.8*	ODNB Financial Corporation Amended and Restated 2020 Book Value Appreciation Rights Plan
21.1*	Subsidiaries of ODNB Financial Corporation.
23.1*	Consent of Elliott Davis, PLLC.
23.2*	Consent of Forvis Mazars, LLP.
23.3*	Consent of Troutman Pepper Locke LLP (included as part of Exhibit 5.1).
23.4*	Consent of Troutman Pepper Locke LLP (included as part of Exhibit 8.1).
23.5*	Consent of Williams Mullen (included as part of Exhibit 8.2).
24.1*	Powers of Attorney (included on the signature page hereto).
99.1*	Consent of D.A. Davidson.
99.2*	Consent of Piper Sandler.
99.3*	Consent of Richard B. Anderson, Jr. to be Named as a Director.
99.4**	Form of proxy card of ODNB Financial Corporation.
99.5**	Form of proxy card of National Capital Bancorp, Inc.
107*	Filing Fee Table

*
Filed herewith.

**
To be filed by amendment.

+
Certain schedules and attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Such schedules and attachments are described in the Agreement and Plan of Merger. ODNB Financial Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or attachment upon request.

Item 22.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(c)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on July 31, 2026.
ODNB FINANCIAL CORPORATION
By:
/s/ Mark S. Merrill

Mark S. Merrill
Chairman and Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers, has made, constituted, and appointed, and does hereby make, constitute, and appoint Mark S. Merrill and Richard Horn, each of them (with full power to each of them to act alone), with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Mark S. Merrill Mark S. Merrill	Chairman and Chief Executive Officer (Principal Executive Officer)	July 31, 2026
/s/ Jennifer Kim Jennifer Kim	Executive Vice President, Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 31, 2026
/s/ John (Jack) M. Infield John (Jack) M. Infield	President and Director	July 31, 2026
/s/ Jim Abdo Jim Abdo	Director	July 31, 2026
/s/ Brian Athey Brian Athey	Director	July 31, 2026
/s/ Jennifer Bognet Jennifer Bognet	Director	July 31, 2026

Signature	Title	Date
/s/ Joseph J. DiPasquale Joseph J. DiPasquale	Director	July 31, 2026
Charlene Friedman	Director	July 31, 2026
/s/ Ambrish Gupta Ambrish Gupta	Director	July 31, 2026
Robert C. Hubbell	Director	July 31, 2026
/s/ David W. Levy David W. Levy	Director	July 31, 2026
/s/ Alfred H. Moses Alfred H. Moses	Director	July 31, 2026
/s/ Mayur N. Patel Mayur N. Patel	Director	July 31, 2026
/s/ Robert E. Poole, Jr. Robert E. Poole, Jr.	Director	July 31, 2026
/s/ William G. Reilly William G. Reilly	Director	July 31, 2026
/s/ William H. Shawn William H. Shawn	Director	July 31, 2026